As filed with the Securities and Exchange Commission on April 17, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEXION U.S. FINANCE CORP.

(Exact name of registrant as specified in charter)

Delaware	2821	20-1362484
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

180 East Broad Street

Columbus, Ohio 43215

(614) 225-4000

HEXION NOVA SCOTIA FINANCE, ULC

(Exact name of registrant as specified in charter)

Nova Scotia, Canada	2821	None
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

180 East Broad Street

Columbus, Ohio 43215

(614) 225-4000

GUARANTORS LISTED ON SCHEDULE A HERETO

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Ellen German Berndt, Esq.

Hexion U.S. Finance Corp.

180 East Broad Street

Columbus, Ohio 43215

(614) 225-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:

William B. Kuesel, Esq.

O’Melveny & Myers LLP

7 Times Square

New York, New York 10036

(212) 326-2000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Second-Priority Senior Secured Floating Rate Notes Due 2014	$200,000,000	100%	$200,000,000	$ 6,140.00
9 3/4% Second-Priority Senior Secured Notes Due 2014	$625,000,000	100%	$625,000,000	$19,187.50
Guarantees of Second-Priority Senior Secured Floating Rate Notes Due 2014				(3)
Guarantees of 9 3/4% Second-Priority Senior Secured Notes Due 2014				(3)

(1)	The registration fee has been calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. The proposed maximum offering price is estimated solely for purpose of calculating the registration fee.
(2)	Paid by wire transfer.
(3)	Pursuant to Rule 457(n), no additional registration fee is payable with respect to the guarantees.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

Guarantor	State or Other Jurisdiction of Incorporation or Organization	Address of Registrants’ Principal Executive Offices	I.R.S. Employer Identification Number
Hexion Specialty Chemicals, Inc.	New Jersey	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	13-0511250
Borden Chemical Investments, Inc.	Delaware	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	51-0370359
Borden Chemical Foundry, LLC	Delaware	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	31-1766429
HSC Capital Corporation	Delaware	1600 Smith St., 24th Floor Houston, TX 77002 (832) 366-2300	76-0660306
Lawter International Inc.	Delaware	1600 Smith St., 24th Floor Houston, TX 77002 (832) 366-2300	36-1370818
Borden Chemical International, Inc.	Delaware	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	20-2833048
Oilfield Technology Group, Inc.	Delaware	15115 Park Row, Ste. 110 Houston, TX 77084 (218) 646-2800	20-2873694
Hexion CI Holding Company (China) LLC	Delaware	180 E. Broad St., Columbus, OH 43215 (614) 225-4000	20-3907441

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to completion, dated April 17, 2007

PROSPECTUS

Offer to Exchange

$200,000,000 aggregate principal amount of the Registrants’ Second-Priority Senior Secured Floating Rate Notes Due 2014 and the guarantees thereof, which have been registered under the Securities Act of 1933 for $200,000,000 aggregate principal amount of the Registrants’ outstanding Second-Priority Senior Secured Floating Rate Notes Due 2014 and the guarantees thereof.

$625,000,000 aggregate principal amount of the Registrants’ 9 3/4% Second-Priority Senior Secured Notes Due 2014 and the guarantees thereof, which have been registered under the Securities Act of 1933 for $625,000,000 aggregate principal amount of the Registrants’ outstanding 9 3/4% Second-Priority Senior Secured Notes Due 2014 and the guarantees thereof.

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to (i) $200,000,000 aggregate principal amount of our registered Second-Priority Senior Secured Floating Rate Notes Due 2014 and the guarantees thereof, which we refer to as the new floating rate notes, for a like principal amount of our outstanding Second-Priority Senior Secured Floating Rate Notes Due 2014 and the guarantees thereof, which we refer to as the old floating rate notes and (ii) $625,000,000 aggregate principal amount of our registered 9 3/4% Second-Priority Senior Secured Notes Due 2014 and the guarantees thereof, which we refer to as our new fixed rate notes, for a like principal amount of our outstanding 9 3/4% Second-Priority Senior Secured Notes Due 2014 and the guarantees thereof, which we refer to as our old fixed rate notes. We refer to the old floating rate notes and the old fixed rate notes collectively as the old notes. We refer to the new floating rate notes and the new fixed rate notes collectively as the exchange notes. We refer to the old notes and the exchange notes collectively as the notes. The terms of the exchange notes and the guarantees thereof are identical to the terms of the applicable old notes and the guarantees thereof in all material respects, except for the elimination of some transfer restrictions, registration rights and additional interest provisions relating to the applicable old notes. Each of the notes are irrevocably and unconditionally guaranteed by Hexion Specialty Chemicals, Inc. and certain of its domestic subsidiaries which guarantee its obligations under the senior secured credit facilities.

We will exchange any and all old notes that are validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on                     , 2007, unless extended.

We have not applied, and do not intend to apply, for listing the notes on any national securities exchange or automated quotation system.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “ Risk Factors” beginning on page 28 of this prospectus for a discussion of certain risks that you should consider before participating in this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2007.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the Securities and Exchange Commission, or the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

The notes may not be offered or sold in or into the United Kingdom by means of any document except in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995. All applicable provisions of the Financial Services and Markets Act 2000 must be complied with in respect of anything done in relation to the notes in, from or otherwise involving or having an effect in the United Kingdom.

The notes have not been and will not be qualified under the securities laws of any province or territory of Canada. The notes are not being offered or sold, directly or indirectly, in Canada or to or for the account of any resident of Canada in contravention of the securities laws of any province or territory thereof.

Until                     , 2007 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus.

i

PROSPECTUS SUMMARY

This summary highlights information about Hexion Specialty Chemicals, Inc. and the notes contained elsewhere in this prospectus. It is not complete and may not contain all the information that may be important to you. You should carefully read the entire prospectus before making an investment decision, especially the information presented under the heading “Risk Factors.” In this prospectus, except as otherwise indicated herein, or as the context may otherwise require (i) all references to “Hexion,” “the Company,” “we,” “us” and “our” refer to Hexion Specialty Chemicals, Inc. and its subsidiaries, (ii) all references to “Borden Chemical” refer to Borden Chemical, Inc. and its subsidiaries prior to the Hexion Formation (as defined in “—The Prior Transactions, The Hexion Formation, The Hexion Refinancings and The Hexion Recapitalization”), (iii) all references to “Issuers” refer to Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC, the co-issuers of the notes, and their successors, each of which are wholly owned subsidiaries of Hexion Specialty Chemicals, Inc., (iv) all references to “Resolution Performance” refer to Resolution Performance Products Inc. and its subsidiaries prior to the Hexion Formation, provided that with respect to financial data, all references to “Resolution Performance” refer to Resolution Performance Products LLC, a former wholly-owned operating subsidiary of Resolution Performance Products, Inc., and its subsidiaries, (v) all references to “Resolution Specialty” refer to Resolution Specialty Materials Inc. and its subsidiaries prior to the Hexion Formation and (vi) all references to “Bakelite” refer to Bakelite Aktiengesellschaft and its subsidiaries prior to the Bakelite Transaction.

Overview

We are a New Jersey corporation with predecessors dating back to 1899 and are the world’s largest producer of thermosetting resins, or thermosets. Thermosets are a critical ingredient in virtually all paints, coatings, glues and other adhesives produced for consumer or industrial uses. We provide a broad array of thermosets and associated technologies, and have leading market positions in each of the key markets that we serve. Our breadth of related products provides our operations, technology and commercial service organizations with competitive advantages, while our scale provides us with significant efficiencies in our cost structure, allowing us to compete effectively throughout the value chain. Our value-added, technical service-oriented business model enables us to effectively participate in high-end specialty markets, while our scale enables us to capture value from higher volume applications.

Thermosets are developed to meet the performance characteristics required for each specific end use product. The type of thermoset used, and how it is formulated, applied and cured, determines its key attributes, such as durability, gloss, heat resistance, adhesion, or strength of the final product. We have the broadest range of thermoset resin technologies in our industry, with world class research, applications development and technical service capabilities. Our thermosets are sold under a variety of well-recognized brand names including BORDEN® (phenolic and amino resins), EPIKOTE® (epoxy resins), EPIKURE® (epoxy curatives), BAKELITE (phenolic and epoxy resins), LAWTER™ (inks) and CARDURA® (high-end automotive coatings).

Our products are used in thousands of applications and are sold into diverse markets, such as forest products, architectural and industrial paints, packaging, consumer products and automotive coatings, as well as higher growth markets, such as composites, UV cured coatings and electrical laminates. We have a history of product innovation and success in introducing new products to new markets, as evidenced by more than 1,700 patents, the majority of which relate to the development of new products and processes for manufacturing.

As of December 31, 2006, we had 104 production sites around the world. Through our worldwide network of strategically located production facilities, we serve more than 11,000 customers in over 100 countries. We believe that our global scale provides us with significant advantages over many of our competitors. Where it is advantageous, we are able to internally produce strategic raw materials, providing us with a lower cost operating structure and security of supply. Where we are integrated downstream into product formulations, our technical know-how and market presence captures additional value. Our position in certain additives, complementary materials and services further enables us to leverage our core thermoset technologies and provide our customers a broad range of product solutions. As a result of our focus on innovation and a high level of technical service, we have cultivated long-standing customer relationships. Our global customers include leading companies in their respective industries, such as 3M, Ainsworth, Ashland Chemical, BASF, Bayer, DuPont, GE, Halliburton, Honeywell, Huntsman, Louisiana Pacific, Owens Corning, PPG Industries, Sumitomo, Sun Chemicals, Valspar and Weyerhaeuser.

Our Business

Our business is organized based on the products that we offer and the markets that we serve. At December 31, 2006, we had four reportable segments: Epoxy and Phenolic Resins, Formaldehyde and Forest Products Resins, Coatings and Inks, and Performance Products. The thermosets produced in each of our reportable segments are used in two primary applications: adhesive & structural and coating. The table below illustrates our pro forma net sales to external customers for the year ended December 31, 2006 segregated by our two primary applications as well as the major products, major industry sectors served, major end-use markets and key differentiating characteristics relative to each primary application.

	Adhesive & Structural	Coating
2006 Pro Forma Net Sales	$3.8 billion	$1.5 billion

Major Products	• Formaldehyde based resins and intermediates • Epoxy resins and intermediates • Composite resins • Phenolic encapsulated substrates • Molding compounds	• Epoxy coating resins • Polyester resins • Alkyd resins • Acrylic resins • Ink resins and additives • Versatic acids and derivatives

Major Industry Sectors Served

•   Wood products and furniture

•   Transportation and industrial

•   Electrical equipment and appliances

•   Electronic products

•   Oil and gas field support

•   Marine and recreational (boats, RVs)

•   Chemical manufacturing

• Home building and maintenance • Transportation and industrial • Electrical equipment and appliances • Furniture • Printing • Chemical manufacturing

Major End-Use Markets	• Plywood, particleboard, OSB, MDF • Carbon and glass fiber composites • Automotive friction materials • Furniture • Construction • Electrical laminates • Foundry • Oil and gas field proppants	• Decorative paints • Auto coatings • Marine and industrial coatings • Construction and maintenance coatings • Printing inks • Specialty coatings

Key Characteristics of Resins	• Strength • Adhesion • Resistance (heat, water, electricity)	• Durability • Gloss and color retention • Resistance (water, UV, corrosion, temperature) • Strength

Adhesive & Structural Products and Market Applications

We are a leading global supplier of thermosets used in adhesive and structural applications. These products are used in a variety of end-markets including residential, commercial and industrial construction and repair/remodeling, furniture manufacture, automotive, oil and gas, chemicals and electronics. In 2006, sales of products used in adhesive & structural applications contributed approximately $3.8 billion to our total pro forma net sales. Our key products serving adhesive & structural applications include:

•

Formaldehyde Based Resins and Intermediates. We are the world’s largest producer of formaldehyde, a key building block used to manufacture thousands of products with a 15% global market share. We internally consume the majority of our formaldehyde production, giving us a significant competitive advantage versus our non-integrated competitors. In addition, we are the leading producer of formaldehyde-based resins for the North American forest products industry with a 40% market share by volume and also hold significant positions in Europe, Latin America and Australia. Our forest products resins are used in a wide range of applications in the construction, remodeling and furniture industries.

•

Epoxy Resins and Intermediates. We are the world’s largest supplier of epoxy resins, with a 34% global market share. Epoxy resins are the fundamental building blocks of many types of materials and are often used in the automotive, aerospace and electronics industries due to their unparalleled strength and durability. We also provide a variety of complementary products such as epoxy modifiers, curing agents, reactive diluents and specialty liquids. In addition, we are a major producer of bisphenol-A (“BPA”) and epichlorohydrin (“ECH”), key precursors in the manufacture of epoxy resins. We internally consume the majority of our BPA, and virtually all of our ECH, giving us a significant competitive advantage versus our non-integrated competitors.

•

Composite Resins. We are a leading producer of resins that are used in composites. Composites are a fast-growing class of materials that are used in a wide variety of applications ranging from airframes and windmill blades to golf clubs. We supply composite epoxy resins to fabricators in the aerospace, sporting goods and pipe markets with a 44% market share in the United States and a 44% market share in Europe. Our leadership position in epoxy resins, along with our technology and service expertise, enables us to selectively forward integrate into custom formulations for specialty composites, such as turbine blades that are used in the wind energy market. In addition to epoxy, we manufacture composite resins from unsaturated polyester resins (“UPR”), which are generally combined with fiberglass to produce cost-effective finished structural parts for applications ranging from boat hulls and recreational vehicles to bathroom fixtures.

•

Phenolic Encapsulated Substrates. We are a leading producer of phenolic encapsulated sand and ceramic substrates that are used in oil field services and foundry applications. Our highly specialized compounds are designed to perform well under extreme conditions, such as intense heat, high-stress and corrosive environments, that characterize the oil and gas drilling and foundry industries. In the oil field services industry we have a 42% global market share in resin encapsulated proppants, used to enhance oil and gas recovery rates and extend well life. We are also the leading producer by volume of foundry resins in North America with a 48% market share. Our foundry resin systems are used by major automotive and industrial companies for precision engine block casting, transmissions, and brake and drive train components. In addition to encapsulated substrates, we provide phenolic resin systems and ancillary products used to produce finished metal castings.

•

Molding Compounds. We are the leading producer of molding compounds (“MC”) in Europe, with an estimated market share of 64%. We formulate and produce a wide range of phenolic, polyester and epoxy molding compounds that are used to manufacture components requiring heat stability, electrical insulation, fire resistance and durability. Applications range from automotive underhood components to appliance knobs and cookware handles.

Coating Products and Market Applications

We are also a leading global supplier of resins used in surface coating applications. Our coating products are used by customers in a variety of end-markets including architectural coatings, civil engineering, electronics, automotive and a wide variety of applications in the industrial and consumer markets. In 2006, sales of products used in coating applications contributed approximately $1.5 billion to our total pro forma net sales. Our key products serving coating applications include:

•

Epoxy Coating Resins. In addition to adhesive uses, epoxy resins are used for a variety of high-end coating applications that require the superior strength and durability of epoxy, such as protective coatings for industrial and domestic flooring, pipe, marine and construction applications, and appliance and automotive coatings. We also leverage our resin and additives position to supply custom resins to specialty coatings formulators.

•

Polyester Resins. We are a leading supplier of polyester coatings resins in North America with a market share of 10% and are also a major producer of powder coatings in Europe with a market share of 10%. We provide liquid and powder custom polyester resins to customers for use in industrial coatings that require specific properties, such as gloss and color retention, resistance to corrosion and flexibility. Polyester coatings are typically used in transportation, automotive, machinery, appliances and metal office furniture.

•

Alkyd Resins. We hold a leading position in alkyd resins in North America with a market share of 31%. We provide alkyd resins to customers who manufacture professional grade paints and coatings. Alkyd resins are formulated and engineered according to customer specifications, and can be modified with other raw materials to improve performance. Applications include industrial coatings (protective coatings used on machinery, metal coil, equipment, tools and furniture), special purpose coatings (highway-striping paints, automotive refinish coatings and industrial maintenance coatings) and decorative paints (house paint and deck stains). Our alkyd resins business shares an integrated production platform with our polyester resins business, which enables flexible sourcing, plant production balancing and improved economies of scale.

•

Acrylic Resins. We are a supplier of solvent and water-based acrylic resins in North America and Europe. Acrylic resins are used in interior trim paints and exterior applications where weathering protection, color and gloss retention are critical. In addition, we produce a wide range of specialty acrylic resins for marine and maintenance paints, and automotive topcoats. We are also a low-cost producer of acrylic monomer, the key raw material in our acrylic resins. This ability to internally produce key raw materials gives us a cost advantage over our competitors and ensures us adequate supply.

•

Ink Resins and Additives. We are the world’s largest producer of ink resins and associated products, with a market share of 16%. Ink resins are used to apply ink to a variety of different substrates, including paper, cardboard, metal foil and plastic. We provide resins, liquid components and additives, sold primarily under the globally recognized Lawter™ brand name, to customers who formulate inks for a variety of substrates and printing processes. Our products offer performance enhancements such as durability, printability, substrate application, drying speed and security. Typical end-use applications include brochures, newspapers, magazines, food packages, beverage cans and flexible packaging. We are also a provider of formulated UV-cure coatings and inks.

•

Versatic Acids and Derivatives. We are the world’s largest producer of versatic acids and derivatives, with a market share of 77%. Versatic acids and derivatives are specialty monomers that provide significant performance advantages for finished coatings, including superior adhesion, flexibility and ease of application. Our products include basic versatic acids and derivatives sold under the Versatic, VEOVA® and CARDURA® names. Applications for versatic acids include decorative, automotive and protective coatings as well as other uses, such as pharmaceuticals and personal care products. We manufacture versatic acids and derivatives using our integrated manufacturing sites and our internally produced ECH.

Competitive Strengths

We are one of the leading specialty chemical companies in the world based on the following competitive strengths:

World’s Largest Thermoset Resins Producer. We are the world’s largest producer of thermoset resins with leading positions across various end-markets and geographies. Our global scale and breadth of product line provide us with significant advantages over many of our competitors.

Unique Selling Proposition. The majority of our customers require solutions that are tailored to their individual production needs and require a high degree of technical service and customized product formulations. Our diverse thermoset product offering allows us to leverage related technologies across geographies, customers and end-markets in order to provide a broad range of product and technical service solutions. As a result of our focus on developing innovative products with a high level of technical service and our “Total Systems Approach,” whereby we sell multiple components of a coating or adhesive resin system, we have cultivated stable, longstanding customer relationships. Our top ten customers have been using our products and services for an average of 27 years.

Global Infrastructure. We develop, manufacture and sell our products around the world. We believe our global scope and our ability to internally produce key raw materials give us an advantage compared with many of our smaller competitors. We believe that we are well positioned in higher growth regions and will continue to grow internationally by expanding our product sales to our multi-national customers and by entering new markets. We also have opportunities to increase sales of products by introducing them to new geographies; for example, we plan to introduce several resin products developed for the European market to our customer base in North America.

Low Cost Position. We support our leading global market presence with our strategically located, low cost manufacturing presence. Our low cost position is the result of our 104 production and manufacturing facilities strategically located throughout the world and our selectively integrated supply position in critical intermediate materials. We consume large amounts of our internally produced formaldehyde, BPA and ECH, and our polyester and alkyd resins businesses share an integrated production platform with each other. Our ability to internally produce key raw materials provides us a significant cost advantage over our competitors, allowing us to eliminate certain finishing steps, reduce logistical costs, ensure reliable long-term supply of critical raw materials and improve our production scheduling and capacity utilization rates. Furthermore, our large market position and scale in each of our key product markets provides us with significant purchasing and manufacturing efficiencies. We are North America’s lowest cost producer of formaldehyde and formaldehyde-based resins. In addition, we operate two of the three largest epoxy resins manufacturing facilities in the world, including the world’s only continuous-flow manufacturing process facility.

Well Positioned in Diverse End-Markets and Higher Growth Sectors. We have a diversified revenue and customer base in a variety of end-markets and geographies. Our products are used in a broad range of applications and are sold into stable markets such as those for forest products, architectural coatings, industrial coatings and automotive coatings, as well as higher growth markets such as composites, UV resins and electrical laminates. We have a strong position in products such as composites which benefit from favorable product substitution demand dynamics as they replace traditional materials (i.e., wood and metal) in aerospace, automotive, recreational and sporting goods applications. In addition, no single customer accounted for more than 3% of our total annual sales in 2006.

Strong Free Cash Flow. We expect to generate strong free cash flow (cash flow from operating activities less anticipated capital expenditures) due to our favorable operating characteristics and the nature of the industry in which we operate. This strength is due in large part to our size and position within the thermoset resins industry, and the industry leading cost structure we have in place. Our products are generally less capital intensive to manufacture than many other products in the chemical industry and, as a result, we have relatively low maintenance capital and working capital requirements. Additionally, management is currently targeting $175 million in synergies from the Hexion Formation. During the year ended December 31, 2006, we achieved synergies of $50 million and cumulative synergy cost savings from the Hexion Formation through December 31, 2006 of $70 million. We expect that all of these factors will enable us to generate strong free cash flow, which we anticipate will be available to reduce indebtedness or for other strategic purposes.

Strong Management Team. We believe that we have a world-class management team led by Craig O. Morrison, our President and Chief Executive Officer, and William H. Carter, our Chief Financial Officer. Marvin O. Schlanger, former Chief Executive Officer of Arco Chemical and Resolution Performance, with over 30 years of chemical industry experience is our Vice Chairman. Our management team has demonstrated expertise in growing our businesses organically, integrating acquisitions and executing on significant cost cutting programs.

Strategy

We are focused on increasing revenues, cash flows and profitability. We believe we can achieve these related goals through the following strategies:

Utilize Our Integrated Platform Across Product Offerings. As the world’s largest producer of thermoset resins, we have an opportunity to provide our customers with a broad range of resins products on a global basis. We believe this provides us the opportunity to become a global, comprehensive solutions provider to our customers rather than simply offering a particular product, selling in a single geography or competing on price. We will also be able to offer a more diverse product line to all of our customers, utilizing the existing product lines of each of our acquired businesses. We believe we have substantial opportunities through global product line management to capitalize on these capabilities in order to increase our sales volumes and margins.

Develop and Market New Products. We will continue to expand our product offerings through internal innovation, joint research and development initiatives with our customers and research partnership formations. In 2006, we incurred approximately $69 million in research and development expenses, which represented approximately 1.3% of our net sales during that period. We will continue to implement a systematic approach to new product development and have identified promising new technologies that have begun to yield significant results.

Expand Our Global Reach In Faster Growing Regions. We will continue to grow internationally by expanding our product sales to our multi-national customers outside of North America and Western Europe. Specifically, we are focused on growing our business in the Asia-Pacific, Eastern Europe and Latin American markets, where the usage of our products is increasing. Furthermore, by combining sales and distribution infrastructures, we expect to accelerate the penetration of our high-end, value-added products into new markets, thus further leveraging our research and applications efforts.

Increase Margins Through Focus On Operational Excellence. We believe that through the combination of four standalone global resin companies, there will continue to be opportunities to extract substantial cost savings in the near future. Management is currently targeting $175 million in synergies from the Hexion Formation. During the year ended December 31, 2006, we achieved synergies of $50 million and cumulative synergy cost savings from the Hexion Formation through December 31, 2006 of $70 million.

Risk Factors

Despite our competitive strengths discussed elsewhere in this prospectus, investing in our notes involves substantial risk. In addition, our ability to execute our strategy is subject to certain risks. The risks described under the heading “Risk Factors” immediately following this summary may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. You should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors.”

The Prior Transactions, The Hexion Formation, The Hexion Refinancings and The Hexion Recapitalization

The Hexion Recapitalization. On November 3, 2006, we amended our May 2006 senior secured credit facilities (as defined under “—The Hexion Refinancings”) pursuant to an amendment and restatement of the credit agreement governing the credit facilities. We refer to these amended and restated senior secured credit facilities (including the revolving credit facility, as amended) as the “senior secured credit facilities” in this prospectus. Our senior secured credit facilities are described under the heading “Description of Other Indebtedness—First-Priority Lien Obligations—Senior Secured Credit Facilities.” The amended and restated credit agreement provides that our then current seven-year $1,625 million term loan facility remains outstanding, and also provides for an additional $375 million seven-year term loan facility, with the term of such facility beginning in May 2006. The amended and restated credit agreement also provides that our then current seven-year $50 million synthetic letter of credit facility remains outstanding, with the term of such facility beginning in May 2006. We continue to have access to the $225 million revolving credit facility.

In addition, we, through our wholly owned finance subsidiaries, Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC, sold the old notes being offered for exchange pursuant to this prospectus.

In connection with these transactions, we also accepted for purchase and paid for all of our outstanding August 2004 notes (as defined under “—The Borden Transaction”) and May 2005 notes (as defined under “—The Bakelite Transaction”). In addition, we used $500 million of the proceeds to fund a common stock dividend to our shareholder. As a result of these transactions and the Hexion Refinancings described below, we recognized a loss on the extinguishment of debt of approximately $121 million in 2006, consisting of redemption costs net of debt premiums and the write-off of deferred financing costs, and incurred additional financing costs of approximately $38 million. The financing costs are deferred on our balance sheet and will be amortized over the life of the related debt.

As a result of our debt refinancing in November 2006, we entered into an additional interest rate swap in January 2007, with an initial notional amount of $300 million which, combined with the swaps entered into in the Hexion Refinancings, will effectively maintain a fixed interest rate on between 60% and 70% of our total debt. This swap becomes effective in 2008.

We refer to the borrowing under our senior secured credit facilities, the original issuance of the notes and the application of the net proceeds therefrom for the repayment of existing debt, repurchases and redemptions of the August 2004 notes and May 2005 notes and the payment of a dividend on our common stock as described elsewhere in this prospectus as the “Hexion Recapitalization.”

The Hexion Refinancings. In May 2006, we amended and restated our senior secured credit facilities. We refer to these senior secured credit facilities as the “May 2006 senior secured credit facilities” in this prospectus. Upon entering into these May 2006 senior secured credit facilities, we repaid all amounts outstanding under our May 2005 term loan and synthetic letter of credit facilities. In addition, we repurchased or redeemed all of our outstanding 8% Senior Secured Notes, 9 1/2% Senior Second Secured Notes, 13 1/2% Senior Subordinated Notes and Series A Preferred Stock. On May 10, 2006, we entered into interest rate swap arrangements of $1 billion, which we refer to as the “swap.” The swap is a three-year arrangement designed to offset cash flow variability associated with interest rate fluctuations on our variable rate debt. The initial aggregate notional amount of the swap is $1 billion, which amortizes on a quarterly basis based on expected payments on our term loan in order to maintain a targeted fixed to variable debt ratio. We refer to the swap, the refinancing and the repurchases and redemptions of notes and preferred stock as the “Hexion Refinancings.”

The Combinations. On May 31, 2005, Resolution Performance and Resolution Specialty were combined with and into Borden Chemical (the “Combinations”), all of which were controlled by Apollo Management, L.P. and its affiliates (“Apollo”). As of December 31, 2004, Apollo and its affiliated funds held approximately 98%, 72% and 95% of the then outstanding capital stock of Borden Chemical, Resolution Performance and Resolution Specialty, respectively. In connection with the Combinations, the minority interests in Resolution Performance and Resolution Specialty were eliminated. Upon the consummation of the Combinations, Borden Chemical changed its name to Hexion Specialty Chemicals, Inc. and BHI Acquisition LLC, Borden Chemical’s parent, changed its name to Hexion LLC. Apollo, through Hexion LLC, holds approximately 91.0% of the outstanding common stock of Hexion.

The Bakelite Transaction. On April 29, 2005, a subsidiary of Borden Chemical acquired Bakelite (the “Bakelite Acquisition”). Upon the consummation of the Bakelite Acquisition, Bakelite became an indirect, wholly-owned subsidiary of Hexion Specialty Chemicals Canada, Inc. (“Hexion Canada”). The Bakelite Acquisition was financed through a combination of available cash and borrowings under a bridge loan facility, which was refinanced with the proceeds of an offering of Second-Priority Senior Secured Floating Rate Notes (the “May 2005 notes”) and borrowings under our May 2005 senior secured credit facilities (collectively, the “Bakelite Financing”). The Bakelite Acquisition, the repayment or assumption of certain of Bakelite’s debt in connection therewith and the Bakelite Financing are collectively referred to in this prospectus as the “Bakelite Transaction.”

The Borden Transaction. On August 12, 2004, an affiliate of Apollo acquired all of the outstanding capital stock of Borden Chemical (the “Borden Acquisition”). The Borden Acquisition and the payment of transaction fees and expenses were financed by the net proceeds of the offerings by two finance subsidiaries of Borden Chemical (the “August 2004 note issuers”) of Second-Priority Senior Secured Floating Rate Notes and 9% Second-Priority Senior Secured Notes, and with certain equity contributions from Apollo. We refer to these Second-Priority Senior Secured Floating Rate Notes as the “August 2004 floating rate notes” and these 9% Second-Priority Senior Secured Notes as the “August 2004 fixed rate notes.” The August 2004 floating rate notes and the August 2004 fixed rate notes are collectively referred to as the “August 2004 notes.” The Borden Acquisition, the related offering of the August 2004 notes and the related transactions are collectively referred to in this prospectus as the “Borden Transaction.”

The Resolution Specialty Transaction. On August 2, 2004, Resolution Specialty, an affiliate of Apollo, acquired the resins, inks and monomers division (the “Resolution Specialty Acquisition”) of Eastman Chemical Company (“Eastman”). The Resolution Specialty Acquisition and the related transactions are collectively referred to in this prospectus as the “Resolution Specialty Transaction.”

The Resolution Performance Transaction. On November 14, 2000, an affiliate of Apollo acquired control of Resolution Performance in a recapitalization transaction (the “Resolution Performance Transaction”). Prior to the recapitalization, Resolution Performance was a wholly owned subsidiary of the Royal Dutch/Shell Group of Companies (“Shell”).

We refer to the Borden Transaction, the Resolution Performance Transaction and the Resolution Specialty Transaction collectively as the “Prior Transactions.” We refer to the borrowings under our May 2005 senior secured credit facilities, the issuance of our Series A Preferred Stock and the application of the net proceeds thereof, collectively, as the “Hexion Financings.” We refer to the Combinations, the Hexion Financings and the Bakelite Transaction as the “Hexion Formation.”

Ownership Structure

Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC are both direct wholly owned subsidiaries of Hexion. No separate financial information has been provided in this prospectus for Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC because (1) Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC have no independent operations other than acting as finance companies of Hexion, (2) Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC have no material assets, (3) Hexion and certain of its domestic subsidiaries will guarantee the notes. The indenture governing the notes will restrict the issuers of the notes from conducting any business operations other than those in connection with the issuance of the notes.

The following chart summarizes our corporate structure:

We are a New Jersey corporation, with predecessors dating back to 1899. Our principal executive offices are located at 180 East Broad Street, Columbus, Ohio 43215. Our telephone number is (614) 225-4000. We maintain a website at www.hexion.com where general information about our business is available. The information contained on our website is not a part of this prospectus.

Recent Developments

Acquisition of the Adhesives and Resins Business of Orica Limited

On February 1, 2007, we acquired (the “Orica A&R Acquisition”) the adhesives and resins (“A&R”) business of Orica Limited (“Orica”). This business manufactures formaldehyde and formaldehyde-based binding resins used primarily in the forest products industry. This business generated 2006 sales of approximately $85 million, and includes three manufacturing facilities in Australia and New Zealand. This acquisition is included in our Formaldehyde and Forest Products Resins segment.

Acquisition of the Global Ink and Adhesive Resins Business of Akzo Nobel

On June 1, 2006, we acquired the global ink and adhesive resins business of Akzo Nobel (the “Inks Acquisition”). This business manufactures resins that are used to manufacture inks for commercial printing and packaging, digital inks for laser and photocopying printing, and pressure sensitive adhesives that are used in tape and labeling applications. This business generated 2005 sales of approximately $215 million, and includes ten manufacturing facilities in Europe, North America, Argentina, Asia and New Zealand. This acquisition is in our Coatings and Inks segment.

Acquisition of Decorative Coatings and Adhesives Business Unit of The Rhodia Group

On January 31, 2006, we acquired the decorative coatings and adhesives business unit of The Rhodia Group (the “Coatings Acquisition”). This business generated 2005 sales of approximately $200 million, and includes eight manufacturing facilities in Europe, Australia, Thailand and Brazil. This acquisition is in our Coatings and Inks segment.

Divestiture of Alba Adesivos

On March 31, 2006, we sold Alba Adesivos, our branded consumer adhesives company based in Boituva, Brazil (the “Brazilian Consumer Divestiture”). This business generated 2005 sales of $38 million and was included in our Formaldehyde and Forest Product Resins segment.

Divestiture of Taro Plast

On August 1, 2006, we sold our Italian-based engineering thermoplastics business, Taro Plast, S.p.A. (“Taro Plast”) which was acquired in the Bakelite Transaction (the “Thermoplastics Divestiture”). This business generated 2005 sales of $28 million and is presented as a discontinued operation in our consolidated financial statements and was included in our Epoxy and Phenolic Resins segment.

Our Equity Sponsor

Apollo, our principal equity sponsor, was founded in 1990 and is among the most active and successful private investment firms in the world in terms of both number of investment transactions completed and aggregate dollars invested. Since its inception, Apollo has managed the investment of an aggregate of approximately $20 billion in capital, including more than $14 billion invested in leveraged buyouts, in a wide variety of industries, both in the United States and internationally. Companies owned or controlled by Apollo or in which Apollo or its affiliates have a significant equity investment include, among others, Affinion, AMC Entertainment, Berry Plastics, Covalence Specialty Materials, Goodman Global, Rexnord, Intelsat, Metals USA, Momentive Performance Materials and Verso Paper.

Summary of the Terms of the Exchange Offer

In connection with the closing of the Hexion Recapitalization, we entered into a registration rights agreement (as more fully described below) with the initial purchasers of the old notes. You are entitled to exchange in the exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except that:

•	the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the exchange notes are not entitled to registration rights which are applicable to the old notes under the registration rights agreement; and

•	our obligation to pay additional interest on the old notes due to the failure to consummate the exchange offer by a prior date does not apply to the exchange notes.

The Exchange Offer

We are offering to exchange up to $200,000,000 aggregate principal amount of our registered Second-Priority Senior Secured Floating Rate Notes Due 2014 and the guarantees thereof, for a like principal amount of our Second-Priority Senior Secured Floating Rate Notes Due 2014 and the guarantees thereof, and $625,000,000 aggregate principal amount of our registered 9 3/4% Second-Priority Senior Secured Notes Due 2014 and the guarantees thereof, for a like principal amount of our registered 9 3/4% Second-Priority Senior Secured Notes Due 2014 and the guarantees thereof, which in each case were issued on November 3, 2006. Old notes may be exchanged only in integral multiples of $1,000.

Resales

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

•	are acquiring the exchange notes in the ordinary course of business; and

•

have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in, a distribution of the exchange notes.

In addition, each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activity must also acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For more information, see “Plan of Distribution.”

Any holder of old notes, including any broker-dealer, who

•	is our affiliate,

•	does not acquire the exchange notes in the ordinary course of its business, or

•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the Commission expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date; Withdrawal of Tenders

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2007, or such later date and time to which we extend it. We do not currently intend to extend the expiration date. A tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. For more information, see “The Exchange Offer—Certain Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes

If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

•

you are not our “affiliate” as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Guaranteed Delivery Procedures

If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Old Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated to pay additional interest as described in the registration rights agreement. If you are a holder of old notes and do not tender your old notes in the exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Consequences of Failure to Exchange

All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

Material Tax Consequences	The exchange of old notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. For more information, see “Material Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.

Registration Rights Agreement

We entered into a registration rights agreement with the initial purchasers of the notes on November 3, 2006. The registration rights agreement requires us to file this exchange offer registration statement and contains customary provisions with respect to registration procedures, indemnity and contribution rights. See “Description of the Notes—Registered Exchange Offer; Registration Rights.”

Exchange Agent

Wilmington Trust Company is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

Summary of the Terms of the Exchange Notes

The following summary highlights all material information contained elsewhere in this prospectus but does not contain all the information that you should consider before participating in the exchange offer. We urge you to read this entire prospectus, including the “Risk Factors” section and the consolidated financial statements and related notes.

Co-Issuers	Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC.

Exchange Notes Offered

New Floating Rate Notes	$200,000,000 aggregate principal amount of Second-Priority Senior Secured Floating Rate Notes Due 2014.

New Fixed Rate Notes	$625,000,000 aggregate principal amount of 9 3/4% Second-Priority Senior Secured Notes Due 2014.

Maturity Date

New Floating Rate Notes	The new floating rate notes will mature on November 15, 2014.

New Fixed Rate Notes	The new fixed rate notes will mature on November 15, 2014.

Interest

New Floating Rate Notes	The new floating rate notes will bear interest at a floating rate based on the London Interbank Rate payable quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year.

New Fixed Rate Notes	The new fixed rate notes will bear interest at a rate per annum equal to 9 3/4%, payable semi-annually in arrears, on May 15 and November 15 of each year.

Guarantees

The exchange notes, like the old notes, will be guaranteed, jointly and severally, irrevocably and unconditionally, on a senior secured basis, by Hexion and certain of its existing and future domestic subsidiaries that guarantee our obligations under our senior secured credit facilities. See “Description of the Notes—Guarantees.”

Ranking	The exchange notes, like the old notes, and the guarantees will be senior secured obligations. The exchange notes, like the old notes, and the guarantees will rank:

•	equally with all of our and our guarantors’ existing and future senior indebtedness, including the debt under our senior secured credit facilities and the guarantees thereof;

•

junior in priority as to collateral with respect to our and our guarantors’ obligations under our senior secured credit facilities and any other future obligations secured by a first-priority lien on the collateral; and

•	equal in priority as to collateral with respect to our and our guarantors’ obligations under any other future obligations secured by a second-priority lien on the collateral; and

•	senior to all of our and our guarantors’ existing and future subordinated indebtedness.

The exchange notes will also be effectively junior to the liabilities of the non-guarantor subsidiaries, which includes HAI, Bakelite and other foreign subsidiaries.

As of December 31, 2006:

•	Hexion and its subsidiaries had approximately $3.4 billion aggregate principal amount of senior indebtedness (including the notes and the guarantees) outstanding;

•	Hexion’s non-guarantor subsidiaries, including HAI, had approximately $342 million of total indebtedness, excluding intercompany liabilities of non-guarantor subsidiaries.

See “Description of the Notes—Ranking” and “Use of Proceeds.”

Optional Redemption

New Floating Rate Notes

We may redeem some or all of the new floating rate notes at any time on or after November 15, 2008 at the respective redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

In addition, on or before November 15, 2008, we may redeem up to 35% of the aggregate principal amount of the new floating rate notes with the net proceeds of certain equity offerings.

We may also redeem all but not part of the new floating rate notes if there are specified changes in the tax laws at a redemption price equal to 100% of the aggregate principal amount of the new floating rate notes, plus accrued and unpaid interest to the date of redemption. See “Description of the Notes—Redemption for Changes in Withholding Taxes.”

New Fixed Rate Notes

We may redeem some or all of the new fixed rate notes at any time prior to November 15, 2010 at a price equal to 100% of the principal amount thereof, plus the make-whole premium described in this prospectus, plus accrued and unpaid interest to the date of redemption.

We may redeem some or all of the new fixed rate notes at any time on or after November 15, 2010 at the respective redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

In addition, on or before November 15, 2009, we may redeem up to 35% of the aggregate principal amount of the new fixed rate notes with the net proceeds of certain equity offerings.

We may also redeem all but not part of the new fixed rate notes if there are specified changes in the tax laws at a redemption price equal to 100% of the aggregate principal amount of the new fixed rate notes, plus accrued and unpaid interest to the date of redemption. See “Description of the Notes—Redemption for Changes in Withholding Taxes.”

Change of Control

If we experience a change of control, we will be required to make an offer to repurchase the exchange notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Collateral	The exchange notes, like the old notes, and the guarantees will be secured by second-priority liens on:

•

substantially all of our and each subsidiary guarantor’s tangible and intangible assets (including, but not limited to, accounts receivable, inventory, general intangibles and proceeds of the foregoing), except for those assets excluded as collateral under our senior secured credit facilities; and

•

all of our and each subsidiary guarantor’s capital stock of certain direct subsidiaries other than the capital stock which is prohibited from being pledged pursuant to the indentures governing our other outstanding debentures, provided that no more than 65% of the capital stock of first-tier foreign subsidiaries will be required to be pledged, including the capital stock of Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V. and Resolution Holdings B.V. through which substantially all of our foreign operations are conducted. See “Description of the Notes—Security for the Notes—Limitations on Stock Collateral.”

Notwithstanding the foregoing, the initial collateral securing the notes shall not include (A) any real estate or Principal Property (as such term is defined in the indentures governing certain of our existing debentures and means generally any manufacturing or processing plant or warehouse owned or leased by us or any of our subsidiaries and located within the United States), (B) any property or assets owned by any of our foreign subsidiaries and (C) any assets which, if included in the collateral, would require our existing debentures to be ratably secured with the notes pursuant to the terms of the indentures for such existing debentures (sometimes referred to in this prospectus as “excluded collateral”).

See “Risk Factors—Risks Related to an Investment in the Notes—Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.”

The book value of the assets of Hexion, including the assets of the domestic subsidiary guarantors, which are included in the collateral, was $1.4 billion as of December 31, 2006. We believe that certain of our foreign subsidiaries may have a value in excess of 20% of the principal amount of both series of notes; accordingly, our pledge of such stock as collateral for the notes will be limited to less than 20% of the applicable series of notes pursuant to collateral cut back provisions set forth in the indenture governing the notes. See “Description of the Notes—Security for the Notes—Limitations on Stock Collateral.”

Intercreditor Agreement

Pursuant to an amended and restated intercreditor agreement, the liens securing the notes will be expressly second in priority to all liens that secure our senior secured credit facilities and future indebtedness permitted to be incurred and secured by a first-priority lien in accordance with the terms of the indenture governing the notes. Pursuant to the amended and restated intercreditor agreement, the second-priority liens securing the notes may not be enforced at any time when the obligations secured by the first-priority lien are outstanding, subject to certain limited exceptions. Any release of all first-priority liens upon any collateral approved by holders of the first-priority liens shall also release the second-priority liens securing the notes, subject to certain exceptions. The holders of the first-priority liens will receive all proceeds from any realization on the collateral until the obligations secured by the first-priority liens are paid in full. See “Description of the Notes—Security for the Notes.”

Restrictive Covenants	The indenture that will govern the notes (the “Indenture”) contains covenants that, among other things, limits our ability and the ability of certain of our subsidiaries to:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	grant liens on assets;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make investments or acquisitions;

•	enter into sale/leaseback transactions;

•	incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us;

•	enter into transactions with our affiliates;

•	merge or consolidate with other companies or transfer all or substantially all of our assets; and

•	transfer or sell assets.

These covenants are subject to a number of important limitations and exceptions as described under “Description of Notes—Certain Covenants.”

Risk Factors

Investment in the notes involves substantial risks. See “Risk Factors” immediately following this summary for a discussion of certain risks relating to an investment in the notes.

Summary Historical and Pro Forma Financial and Other Data

The combination of Borden Chemical, Resolution Performance and Resolution Specialty has been treated, for accounting purposes, as a combination of entities under common control due to Apollo’s controlling interest in each of the companies. The audited consolidated financial statements presented herein reflect the results of operations of each company from the date such company was acquired by Apollo.

The following table summarizes certain historical financial and other data for Hexion. The summary historical financial and other data for Hexion as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 have been derived from the audited consolidated financial statements of Hexion, included elsewhere in this prospectus.

Our financial data for the year ended December 31, 2004 includes:

•	The results of operations of Resolution Performance for the full year ended December 31, 2004,

•	The results of operations of Resolution Specialty since the acquisition of Resolution Specialty by Apollo on August 2, 2004; and

•	The results of operations of Borden Chemical since the acquisition of Borden Chemical by Apollo on August 12, 2004.

Our financial data for the year ended December 31, 2005 includes:

•	The results of operations of the former Resolution Performance, Resolution Specialty and Borden Chemical for the full year ended December 31, 2005, and

•	The results of operations of Bakelite since the completion of the Bakelite Transaction on April 29, 2005.

Our financial data for the year ended December 31, 2006 includes:

•	The results of operations of the Coatings Acquisition and the Inks Acquisition since January 31, 2006 and June 1, 2006, the respective acquisition dates.

In addition, Taro Plast (which we acquired as part of the Bakelite Transaction) is reported as a discontinued operation in our financial statements for the years ended December 31, 2005 and 2006.

Accordingly, the results of operations of Hexion for periods prior to the Borden Acquisition, the Resolution Specialty Acquisition and the Bakelite Acquisition are not comparable to results for subsequent periods.

The summary unaudited pro forma financial data of Hexion gives effect, in the manner described under “Unaudited Pro Forma Financial Information,” to the Orica A&R Acquisition, the Hexion Refinancings and the Hexion Recapitalization including the application of the net proceeds to the Company therefrom. Our unaudited pro forma balance sheet as of December 31, 2006, gives pro forma effect only to the Orica A&R Acquisition, as if it had occurred on such date. Our unaudited pro forma statement of operations for the year ended December 31, 2006 gives pro forma effect to the Hexion Refinancings, the Hexion Recapitalization and the Orica A&R Acquisition, including the application of the net proceeds to the Company therefrom, as if it had occurred on January 1, 2006, as described under “Unaudited Pro Forma Financial Information”, but does not give effect to the Inks Acquisition, the Coatings Acquisition and the Brazilian Consumer Divestiture which are not considered significant under the provisions of Article 11-01(b) of Regulation S-X.

We have included pro forma data related to EBITDA and transaction costs, integration costs, non-cash charges and unusual items included in EBITDA for the year ended December 31, 2006 as we are required to measure compliance with the financial covenants in certain of our indentures based on Adjusted EBITDA for the most recent four quarter period.

The unaudited pro forma financial data for the year ended December 31, 2006 is presented for informational purposes only, and does not purport to represent what our results of operations would actually have been if the transactions had occurred on the dates indicated, nor does it purport to project our results of operations or financial condition that we may achieve in the future.

You should read this summary historical and pro forma financial and other data in conjunction with “Unaudited Pro Forma Financial Information,” “Selected Historical Financial and Other Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” together with all of the financial statements and related notes included elsewhere in this prospectus.

	Historical			Pro Forma
	Year Ended December 31,			Year Ended December 31,
	2004	2005	2006	2006
	(dollars in millions)
Statement of Operations
Net sales (1)	$2,019	$4,442	$5,205	$5,291
Cost of sales	1,785	3,781	4,485	4,560

Gross profit	234	661	720	731

Selling, general & administrative expense	163	391	384	390
Transaction costs	56	44	20	20
Integration costs	—	13	57	57
Other operating expense (income) (2)	6	5	(27)	(27)

Operating income	9	208	286	291

Interest expense, net	117	203	242	299
Loss on extinguishment of debt	—	17	121	52
Other non-operating expense, net	5	16	3	3

Loss from continuing operations before income tax, earnings from unconsolidated entities and minority interest	(113)	(28)	(80)	(63)
Income tax expense	—	48	14	14

Loss from continuing operations before earnings from unconsolidated entities and minority interest	(113)	(76)	(94)	(77)
Earnings for unconsolidated entities, net of taxes	—	2	3	3
Minority interest in net loss (income) of consolidated subsidiaries	8	(3)	(4)	(4)

Loss from continuing operations	(105)	(77)	(95)	(78)
Loss from discontinued operations (3)	—	(10)	(14)	—

Net loss	$(105)	$(87)	$(109)	$(78)
Accretion of redeemable preferred stock	—	30	33	—

Net loss available to common shareholders	$(105)	$(117)	$(142)	$(78)

Basic and Diluted Per Share Data
Loss from continuing operations	$(1.27)	$(1.30)	$(1.55)
Loss from discontinued operations	—	(0.11)	(0.17)

Net loss available to common shareholders	$(1.27)	$(1.41)	$(1.72)

Cash Flow Data
Cash flows (used in) from operating activities	$(32)	$171	$21	$—
Cash flows used in investing activities	(20)	(354)	(277)	—
Cash flows from financing activities	148	219	128	—
Depreciation and amortization	86	147	171	173
Capital expenditures	57	103	122	126

	Historical			Pro Forma
	Year Ended December 31,			Year Ended December 31,
	2004	2005	2006	2006
	(dollars in millions)

Other Financial Data
EBITDA (4)	$—	$—	$439	$460
Transaction costs, integration costs and non-cash charges included in EBITDA (5)	—	—	99	99
Unusual items included in EBITDA (6)	—	—	(14)	(28)
Balance Sheet Data (at end of period)
Cash and equivalents	$152	$183	$64	$64
Working capital (7)	433	467	367	367
Total assets	2,696	3,209	3,508	3,592
Total long-term debt	1,834	2,303	3,326	3,386
Total net debt (8)	1,698	2,158	3,328	3,392
Total liabilities and minority interest	3,005	3,769	4,922	5,006
Redeemable preferred stock	—	364	—	—
Total shareholder’s deficit	(309)	(924)	(1,414)	(1,414)

(1)	Net sales included in the consolidated statement of operations for the year ended December 31, 2004 is comprised of:

Year Ended December 31, 2004
(in millions)
Resolution Performance—For the year ended December 31, 2004	$996
Borden—For the period from August 12, 2004 to December 31, 2004	702
Resolution Specialty—For the period from August 2, 2004 to December 31, 2004	325
Eliminations	(4)

Total consolidated net sales for the year ended December 31, 2004	$2,019

(2)	Other operating (income) expense for the year ended December 31, 2006 includes net gains of $39 million recognized primarily on the Brazilian Consumer Divestiture.

(3)	Loss from discontinued operations for the year ended December 31, 2006 reflects the Thermoplastics Divestiture. Loss from discontinued operations for the year ended December 31, 2005 reflects litigation settlements related to previously divested businesses.

(4)	EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization and is used by management as a performance measure for certain performance-based cash bonus plans and measuring triggering events of certain performance-based stock options. We have presented EBITDA on a pro forma basis since management uses EBITDA as a benchmark for developing its ongoing performance measures for its cash bonus plans and certain performance-based stock option plans. We believe that pro forma EBITDA is more representative of our comparative performance since it gives the full year effect to the Orica A&R Acquisition whereas historical EBITDA gives effect to our acquisitions only as of the date we acquired such entity. We also believe that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry. EBITDA is not a recognized term under GAAP, should not be viewed in isolation and does not purport to be an alternative to net income (loss) as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. There are material limitations associated with making the adjustments to our earnings to calculate EBITDA and using this non-GAAP financial measure as compared to the most directly comparable U.S. GAAP financial measures. For instance, EBITDA does not include:

•	interest expense, and because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue;

•	depreciation and amortization expense, and because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue; and

•	tax expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate.

Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as capital expenditures, contractual commitments, interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures for other companies. Also the amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of Adjusted EBITDA used in our debt instruments, which further adjust for certain cash and non-cash charges and is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making acquisitions.

The following table is a reconciliation of pro forma net income (loss) to pro forma EBITDA for Hexion:

	Historical	Pro Forma
	Year Ended December 31, 2006	Year Ended December 31, 2006
	(dollars in millions)
Net loss	$(109)	$(78)
Interest expense, net (a)	242	299
Loss on extinguishment of debt	121	52
Income tax expense	14	14
Depreciation and amortization	171	173

EBITDA	$439	$460

(a)	Includes $9 million of amortization of deferred financing fees for the year ended December 31, 2006.

(5)	Transaction costs, integration costs and non-cash charges for Hexion are further detailed on the following table:

	Historical	Pro Forma
	Year Ended December 31, 2006	Year Ended December 31, 2006
	(dollars in millions)
Transaction costs (a)	$20	$20
Integration costs (b)	57	57
Non-cash charges (c)	22	22

	$99	$99

(a)	Represents the write-off of previously deferred accounting, legal and printing costs associated with the Company’s proposed IPO, of $15 million, and other transaction costs.

(b)	Primarily, represents redundancy and plant rationalization costs and incremental administrative costs from integration programs that resulted from the Hexion Formation and recent acquisitions, of which $20 million relates to the implementation of a single, company-wide, management information and accounting system.

(c)	Represents impairments of fixed assets of $12 million, non-cash stock based compensation of $6 million and net unrealized foreign currency exchange and derivative losses of $4 million.

(6)	Unusual items that do not relate to the core operations of Hexion are further detailed on the following table:

	Historical	Pro Forma
	Year Ended December 31, 2006	Year Ended December 31, 2006
	(in millions)
Gain on divestitures of businesses and assets	$(39)	$(39)
Purchase accounting effects/inventory step-up	3	3
Discontinued operations	14	—
Business realignments	(2)	(2)
Other (a)	10	10

Total unusual items	$(14)	$(28)

(a)	Includes the impact of the announced Alkyds Divesture, one-time benefit plan costs and management fees.

(7)	Working capital is defined here as current assets less current liabilities.

(8)	Net debt is defined as long-term debt plus short-term debt less cash and equivalents.

Covenant Compliance

Certain covenants contained in the credit agreement that governs our senior secured credit facilities and/or the indentures that govern the notes (i) require the maintenance of a senior secured debt to Adjusted EBITDA ratio and (ii) restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet such ratio and also a defined Adjusted EBITDA to Fixed Charges ratio. The covenant to incur additional indebtedness and the ability to make future acquisitions, requires an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0 to 1. Failure to comply with these covenants could limit our long-term growth prospects by hindering our ability to obtain future debt or grow through acquisitions.

Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash, non-recurring and realized or expected future cost savings directly related to prior acquisitions and the Hexion Formation. As we are highly leveraged, we believe that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about our ability to comply with our financial covenants and our ability to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under accounting principles generally accepted in the United States of America. Adjusted EBITDA should not be considered an alternative to operating income or net income as a measure of operating results or an alternative to cash provided by operations as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense. At December 31, 2006, we were in compliance with all of the financial covenants and restrictions that are contained in the indentures that govern our notes and all of our credit facilities.

See “Description of Other Indebtedness” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for further information on our indebtedness and covenants.

Pro Forma
Year Ended December 31, 2006
(Dollars in millions)
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(78)
Income tax expense	14
Interest expense, net	299
Loss on extinguishment of debt	52
Depreciation and amortization expense	173

EBITDA	460
Adjustments to EBITDA
Acquisitions EBITDA (1)	28
Transaction costs (2)	20
Integration costs (3)	57
Non-cash charges (4)	22
Unusual items:
Gains on divestiture of businesses and assets	(39)
Purchase accounting effects/inventory step-up	3
Business realignments	(2)
Other (5)	10

Total unusual items	(28)

In process Synergies (6)	105

Adjusted EBITDA	$664

Fixed charges (7)	$290

Ratio of Adjusted EBITDA to Fixed Charges (8)	2.29

(1)	Represents the incremental EBITDA impact from the Coatings Acquisition, the Inks Acquisition, two smaller acquisitions and the Orica A&R Acquisition which closed February 1, 2007, less EBITDA generated prior to the Brazilian Consumer Divestiture, as if they had taken place at the beginning of the period. Amounts are included in our calculation of Adjusted EBITDA as permitted by our indenture covenants.

(2)	Represents the write-off of deferred accounting, legal and printing costs associated with the Company’s proposed IPO, as well as other transaction costs.

(3)	Primarily represents redundancy and plant rationalization costs and incremental administrative costs associated with integration programs. Also, includes costs related to the implementation of a single, company-wide management information and accounting system.

(4)	Includes non-cash charges for impairments of fixed assets, stock-based compensation and net unrealized foreign currency exchange and derivative losses.

(5)	Includes the impact of the announced Alkyds Divestiture, one-time benefit plan costs and management fees.

(6)	Represents estimated net unrealized synergy savings resulting from the Hexion Formation.

(7)	The fixed charges reflect pro forma interest expense as if the Hexion Recapitalization and Orica A&R Acquisition, which occurred in November 2006 and February 2007, respectively, had taken place at the beginning of the period.

(8)	The Company is required to have an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1 to incur additional indebtedness under our indenture for the Second Priority Senior Secured Notes. As of December 31, 2006, the Company was able to satisfy this covenant and incur additional indebtedness under this indenture.

Ratio of Earnings to Fixed Charges

	Historical					Pro Forma
	Year Ended December 31,					Year Ended December 31,
	2002	2003	2004	2005	2006	2006
Ratio of earnings to fixed charges and preferred stock dividends (1)	—	—	—	—	—	—

(1)	Due to the net losses in the years 2002 to 2006, the ratio of earnings to fixed charges and preferred stock dividends was less than 1. Our earnings were insufficient to cover fixed charges and preferred stock dividend requirements by $25, $102, $113, $58 and $113 million for the years ended December 31, 2002, 2003, 2004, 2005 and 2006, respectively. The ratio of earnings to fixed charges was less than 1 for the year ended December 31, 2006, on a pro forma basis.

RISK FACTORS

Investing in the exchange notes in this exchange offer involves a high degree of risk. You should carefully consider the risks described below before participating in the exchange offer. Any of the following risks could materially adversely affect our business, financial condition or results of operations and prospects, which in turn could adversely affect our ability to pay the notes. In such case, you may lose all or part of your original investment.

Risks Related to an Investment in the Notes

We may not generate sufficient cash flows from operations to meet our debt service payments and our interest expense could increase if interest rates increase. In addition, our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry.

We are a highly leveraged company. As of December 31, 2006, we had $3,392 million of outstanding indebtedness. In 2007, based on the amount of indebtedness outstanding at December 31, 2006 as adjusted to reflect the issuance of debt in connection with the Orica A&R Acquisition, our cash debt service is expected to be approximately $360 million (including $70 million of short term maturities) based on current interest rates, of which $109 million represents debt service on fixed-rate obligations (including variable rate debt subject to interest rate swap agreements). We may not generate sufficient cash flow from operations to meet our debt service and other obligations. If we are unable to meet our expenses and debt service obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity capital. We may not be able to refinance any of our indebtedness, sell assets or raise equity capital on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity. An inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms would have a material adverse impact on our business, financial condition and results of operations.

Our interest expense could increase if interest rates increase because 37% of our outstanding borrowings at December 31, 2006, including the impact of outstanding interest rate swap agreements, are at variable interest rates. While we have interest rate swaps in place to hedge a portion of the risk, an increase of 1% in the interest rate payable on our variable rate indebtedness would increase our 2007 estimated debt service requirements by approximately $13 million.

Our substantial level of indebtedness could have other consequences on our financial position and results of operations, including:

•	it may limit our flexibility to plan for, or react to, changes in our operations or business;

•	we are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in our business or in the economy;

•	a substantial portion of our cash flow provided by operations will be used to repay our debt and will not be available for other purposes; and

•	it may restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities.

Despite our substantial indebtedness we may still be able to incur significantly more debt. This could intensify the risks described above.

The terms of the indenture governing our notes, our senior secured credit facilities and the instruments governing our other indebtedness contain restrictions on our ability to incur additional indebtedness. These restrictions are subject to a number of important qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we could incur significant additional indebtedness in the future, much of which could constitute first-priority obligations and all of which could constitute pari passu second-priority secured obligations. As of December 31, 2006, we had $189 million available for additional borrowing under our senior secured credit facilities, including the subfacility for letters of credit, and the covenants under our debt agreements would allow us to borrow a significant amount of additional indebtedness. The more we become leveraged, the more we, and in turn our security holders, become exposed to the risks described above under “—We may not generate sufficient cash flows from operations to meet our debt service payments and our interest expense could increase if interest rates increase. In addition, our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes.

Our earnings were insufficient to cover fixed charges and preferred stock dividend requirements by $113, $58, $113, $102 and $25 million for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, respectively. Our ability to make payments on our indebtedness, including the notes, depends on our ability to generate cash in the future. Our cash debt service for 2007, based on the amount of indebtedness outstanding at December 31, 2006 as adjusted to reflect the issuance of debt in connection with the Orica A&R Acquisition, is expected to be approximately $360 million (including $70 million of short term maturities) based on current interest rates, of which $109 million represents debt service on fixed-rate obligations (including variable rate debt subject to interest rate swap agreements). Accordingly, we will have to generate significant cash flows from operations to meet our debt service requirements. If we do not generate sufficient cash flow to meet our debt service and working capital requirements, we may need to seek additional financing or sell assets. This may make it more difficult for us to obtain financing on terms that are acceptable to us, or at all. Without this financing, we could be forced to sell assets to make up for any shortfall in our payment obligations under unfavorable circumstances. Furthermore, Apollo and its affiliates have no continuing obligation to provide us with debt or equity financing.

Our senior secured credit facilities, the indenture governing the notes and the instruments governing our other indebtedness, limit our ability to sell assets and also restrict the use of proceeds from that sale. Moreover, our senior secured credit facilities and certain other obligations are secured on a first-priority basis by certain of our assets, and the notes are secured on a second-priority basis by substantially the same assets, other than assets of our foreign subsidiaries. We may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations on the notes. Furthermore, a substantial portion of our assets are, and may continue to be, intangible assets. Therefore, it may be difficult for us to pay you in the event of an acceleration of the notes.

There may not be sufficient collateral to pay all or any of the notes.

Indebtedness under our senior secured credit facilities, the interest rate protection and other hedging agreements and the overdraft facility permitted thereunder, (referred to in these Risk Factors as the “First-Priority Lien Obligations”) are secured by a first-priority lien on substantially all tangible and intangible assets of Hexion and each subsidiary guarantor, except for certain excluded collateral (such as our Principal Properties). The notes are secured by a second-priority lien on only a portion of the assets that secure the First-Priority Lien Obligations. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or any future domestic subsidiary, the assets that are pledged as shared collateral securing the First-Priority Lien Obligations and the notes must be used first to pay the First-Priority Lien Obligations in full before making any payments on the notes.

At December 31, 2006, we had outstanding $3,392 million of outstanding indebtedness (including the notes and guarantees), and $2,018 million of First-Priority Lien Obligations. At December 31, 2006, borrowings of $189 million were unused and available under our senior secured credit facilities, all of which would constitute

First-Priority Lien Obligations if drawn. In addition to borrowings under our senior secured credit facilities, the indenture governing the notes allow a significant amount of other indebtedness and other obligations to be secured by a lien on the collateral securing the notes on a first-priority basis, and an unlimited amount of indebtedness secured by a lien on such collateral on an equal and ratable basis, provided that, in each case, such indebtedness or other obligation could be incurred under the debt incurrence covenants contained in the indenture governing the notes. Any additional obligations secured by a lien on the collateral securing the notes (whether senior to or equal with the second-priority lien of the notes) will adversely affect the relative position of the holders of the notes with respect to the collateral securing the notes.

Many of our assets, such as certain assets owned by our foreign subsidiaries, are not part of the collateral securing the notes, but do secure some First-Priority Lien Obligations. In addition, our foreign subsidiaries will be permitted to incur substantial indebtedness in compliance with the covenants under our senior secured credit facilities, the indenture governing the notes and the agreements governing our other indebtedness, most of which is permitted to be a First-Priority Lien Obligation. We are also permitted to transfer up to 5% of our total assets (as defined) from guarantors to non-guarantor subsidiaries, including non-U.S. subsidiaries. Upon such a transfer, those assets will be released automatically from the lien securing the notes. With respect to those assets that are not part of the collateral securing the notes but which secure other obligations, the notes will be effectively junior to these obligations to the extent of the value of such assets. There is no requirement that the holders of the First-Priority Lien Obligations first look to these excluded assets before foreclosing, selling or otherwise acting upon the collateral shared with the notes.

No appraisals of any collateral have been prepared in connection with the offering of the notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all, after first satisfying our obligations in full under the First-Priority Lien Obligations and any other obligations secured by a priority lien on the collateral.

Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

Additional indebtedness is secured by the collateral securing the notes.

There can be no assurance that the collateral securing the notes will be sufficient to pay all or any of the amounts due on the notes. As of December 31, 2006, we had outstanding $3,392 million of outstanding indebtedness (including the notes and the guarantees), and $2,018 million of First-Priority Lien Obligations. At December 31, 2006, borrowings of $189 million were unused and available under our senior secured credit facilities, all of which would constitute First-Priority Lien Obligations if drawn.

Our senior secured credit facilities constitutes First-Priority Lien Obligations under the indenture governing the notes. Accordingly, the notes will be effectively subordinated to these obligations to the extent of the collateral securing such obligations. We may incur additional First-Priority Lien Obligations in the future.

Holders of notes will not control decisions regarding collateral.

The holders of the First-Priority Lien Obligations control substantially all matters related to the collateral securing the First-Priority Lien Obligations and the notes. The holders of the First-Priority Lien Obligations may cause the collateral agent to dispose of, release or foreclose on, or take other actions with respect to the shared collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes. To the extent shared collateral is released from securing the First-Priority Lien Obligations, the second-priority liens securing the notes will also automatically be released. In addition, the security documents generally provide that, so long as the First-Priority Lien Obligations are in effect, the holders of the First-Priority Lien Obligations may change, waive, modify or vary the security documents without the consent of the holders of the notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the notes and not the other secured creditors in a like or similar manner. Except under limited circumstances, if at any time the First-Priority Lien Obligations cease to be in effect, the second-priority liens securing the notes will also be released and the notes will become unsecured senior obligations. See “Description of the Notes—Security for the Notes.”

Furthermore, the security documents generally allow us and our subsidiaries to remain in possession of, retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the collateral securing the notes. In addition, to the extent we sell any assets that constitute collateral, the proceeds from such sale will be subject to the second-priority lien securing the notes only to the extent such proceeds would otherwise constitute “collateral” securing the notes under the security documents. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the notes would be reduced and the notes would not be secured by such proceeds. For instance, if we sell any of our domestic assets which constitute collateral securing the notes and, with the proceeds from such sale, purchase assets in Europe which we transfer to one of our foreign subsidiaries, the holders of the notes would not receive a security interest in the assets purchased in Europe and transferred to our foreign subsidiary because the pool of assets which constitutes collateral securing the notes under the security documents excludes assets owned by our foreign subsidiaries.

The capital stock securing the notes will automatically be released from the second-priority lien and no longer be deemed to be collateral to the extent the pledge of such capital stock would require the filing of separate financial statements for any of our subsidiaries (other than Hexion Canada) with the SEC. As a result of any such release, the notes could be secured by less collateral than our first-priority indebtedness.

The indenture governing the notes and the security documents provide that, to the extent that separate financial statements of any of our subsidiaries (other than Hexion Canada) would be required by the rules of the SEC (or any other governmental agency) due to the fact that such subsidiary’s capital stock or other securities secure the notes, then such capital stock or other securities will automatically be deemed not to be part of the collateral securing the notes to the extent necessary to not be subject to such requirement. In such event, the security documents will be amended, without the consent of any holder of notes, to the extent necessary to release the second-priority liens on such capital stock or securities. As a result, holders of the notes could lose all or a portion of their security interest in the capital stock or other securities if any such rule becomes applicable. In addition, we believe that certain of our foreign subsidiaries may have a value in excess of 20% of the principal amount of both series of notes; accordingly, our pledge of such stock as collateral for the notes will be limited to less than 20% of the applicable series of notes. As a result of the foregoing, the notes could be secured by less collateral than our first-priority indebtedness.

Our ability to repay the notes depends upon the performance of Hexion and its subsidiaries and their ability to make payments or distributions.

The Issuers are finance subsidiaries of Hexion and do not have any material assets other than intercompany loans to Hexion and its subsidiaries. Therefore, the Issuers are entirely dependent on Hexion and its other subsidiaries for funds to satisfy their debt service requirements with respect to the notes.

A significant portion of Hexion’s assets are owned, and a significant percentage of Hexion’s net sales are earned, by its direct and indirect subsidiaries. Therefore, Hexion’s cash flows and its ability to service indebtedness, including its ability to transfer funds, directly or indirectly, to the Issuers or to honor its obligations under its guaranty of the notes, will be dependent upon cash dividends and distributions or other transfers from its subsidiaries. Payments to Hexion by its subsidiaries will be contingent upon the earnings of those subsidiaries.

Hexion’s subsidiaries are separate and distinct legal entities and, except for the Issuers and the existing and future subsidiaries that will guarantee the notes, they will not have any obligation, contingent or otherwise, to pay amounts due with respect to the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. In addition, certain of Hexion’s subsidiaries are subject to contractual limitations on their ability to pay dividends or otherwise distribute money to Hexion. If Hexion’s subsidiaries do not pay out dividends or make other distributions to Hexion, Hexion may not have sufficient cash to fulfill its obligations with respect to the notes.

The notes are effectively subordinated to all liabilities of our non-guarantor subsidiaries and structurally subordinated to claims of creditors of all of our foreign subsidiaries.

The notes are structurally subordinated to indebtedness and other liabilities of Hexion’s subsidiaries that are not the Issuers or guarantors of the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to Hexion or the Issuers.

The notes are not guaranteed by any of Hexion’s non-U.S. subsidiaries. Hexion’s non-U.S. subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that Hexion or the subsidiary guarantors have to receive any assets of any of the foreign subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

Federal and state statutes allow courts, under specific circumstances, to void notes, guarantees and security interests and require note holders to return payments received.

Hexion and certain of its existing domestic subsidiaries guaranteed the notes and certain of its future domestic subsidiaries may guarantee the notes. In addition, the guarantees are secured by certain collateral owned by the related guarantor. If any issuer or any guarantor becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law a court may void or otherwise decline to enforce the notes, the guaranty or the related security agreements, as the case may be. A court might do so if it found that when the applicable issuer issued the notes or the guarantor entered into its guaranty or, in some states, when payments became due under the notes, the guaranty or security agreements, such issuer or the guarantor received less than reasonably equivalent value or fair consideration and either:

•	was or was rendered insolvent;

•	was left with inadequate capital to conduct its business; or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.

The court might also void an issuance of notes, a guaranty or security agreements, without regard to the above factors, if the court found that the applicable issuer issued the notes or the guarantor entered into its guaranty or security agreements with actual intent to hinder, delay or defraud its creditors.

A court would likely find that an issuer or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or its guaranty and security agreements, respectively, if the issuer or the guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void an issuance of notes, a guaranty or the related security agreements, you would no longer have a claim against the issuer or the guarantor or, in the case of the security agreements, a claim with respect to the related collateral. Sufficient funds to repay the notes may not be available from other sources, including the remaining issuers or guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the issuer or the guarantor or with respect to the collateral.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, however, a court would consider an issuer or a guarantor insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

Each guaranty contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guaranty to be a fraudulent transfer. This provision may not be effective to protect the guaranties from being voided under fraudulent transfer law, or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guaranty worthless.

The terms of our senior secured credit facilities and other debt may restrict our current and future operations, in particular our ability to respond to changes in our business or to take certain actions.

Our senior secured credit facilities and other debt contain a number of restrictive covenants that can impose significant operating and financial restrictions on our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other distributions to our shareholders;

•	create or incur certain liens;

•	make certain loans, acquisitions, capital expenditures or investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, our senior secured credit facilities require us to not exceed a senior secured bank leverage ratio. As a result of these covenants and this ratio, we are limited in how we may conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. While we are currently in compliance with all of the terms of our outstanding indebtedness, including the financial covenants, a downturn in our business could cause us to fail to comply with the covenants in our senior secured credit facilities. A failure to comply with the covenants contained in our senior secured credit facilities or our other debt could result in default, which if not cured or waived, could have a material adverse affect on our business, financial condition and results of operations. In the event of any default under our senior secured credit facilities or our other debt, the lenders:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings that are outstanding, together with accrued and unpaid interest and fees, to be due and payable; or

•	require us to apply all of our available cash to repay these borrowings.

If the debt under our senior secured credit facilities or our other debt were to be accelerated, our assets may not be sufficient to repay such debt in full. Although we believe our assumptions are reasonable and correct and are consistent with the definition of Adjusted EBITDA under our senior secured credit facilities, investors should not place undue reliance on Adjusted EBITDA as an indicator of current and future performance. See “Description of Other Indebtedness.”

Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The security interest in the collateral securing the notes includes domestic assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. We are required by the Trust Indenture Act to inform the trustee of future acquisitions of property or rights that constitute collateral. However, there can be no assurance that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

The Issuers may not be able to repurchase the notes upon a change of control.

Specific kinds of change of control events of Hexion will be an event of default under the indenture governing the notes unless the Issuers make an offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest or by exercising their right to redeem such notes, in each case within 30 days of such change of control event. Similar change of control offer requirements are applicable to notes issued under certain of our other indentures. The Issuers will be dependent on Hexion and its subsidiaries for the funds necessary to cure the events of default caused by such change of control event. Hexion and its subsidiaries may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer or to redeem such notes. The occurrence of a change of control would also constitute an event of default under our senior secured credit facilities and could constitute an event of default under our other indebtedness. Our bank lenders may have the right to prohibit any such purchase or redemption, in which event we will seek to obtain waivers from the required lenders under our senior secured credit facilities and our other indebtedness, but may not be able to do so. See “Description of the Notes—Change of Control.”

Investors may not be able to determine when a change of control giving rise to their right to have the notes repurchased by the company has occurred following a sale of “substantially all” of the company’s assets.

Specific kinds of change of control events of Hexion require the Issuers to make an offer to repurchase all outstanding notes or exercise their right to redeem such notes. The definition of change of control includes a phrase relating to the sale, lease of transfer of “all or substantially all” the assets of Hexion and its subsidiaries taken as a whole. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of Hexion and its subsidiaries taken as a whole to another individual, group or entity may be uncertain.

The company can enter into transactions like recapitalizations, reorganizations and other highly leveraged transactions that do not constitute a change of control but that could adversely affect the holders of the notes.

The change of control repurchase provisions that require the Issuers to make an offer to repurchase all outstanding notes or exercise their right to redeem such notes are a result of negotiations among Hexion, the Issuers and the initial purchasers of the notes. Therefore, Hexion could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture governing the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Hexion’s capital structure or credit ratings.

If you do not properly tender your old notes, you will continue to hold unregistered old notes and be subject to the same limitations on your ability to transfer old notes.

We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you are eligible to participate in the exchange offer and do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the old notes. In addition:

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if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

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if you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

An active trading market may not develop for the exchange notes, in which case the trading market liquidity and the market price quoted for the exchange notes could be adversely affected.

The exchange notes are a new issue of securities with no established trading market and will not be listed on any securities exchange or automated dealer quotation system. The liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer would reduce liquidity and could lower the market price of those exchange notes.

Risks Relating to Our Business

Resolution Performance, Resolution Specialty, Borden Chemical and Bakelite have a limited history of working together as a single company. We have a history of losses and we may fail to achieve cost savings and synergies from the Hexion Formation.

Our limited operating history, and the challenge of integrating previously independent businesses, make evaluating our business and our future financial prospects difficult. Primarily as a result of transactions and integration activities, we had a net loss available to common shareholders of $142, $117 and $105 million for the years ended December 31, 2006, 2005 and 2004, respectively. Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expense and difficulties typically encountered by recently organized or combined entities. In addition, we may not successfully achieve the cost savings and synergies that we anticipate from integrating the legacy operations of Resolution Performance, Resolution Specialty, Borden Chemical and Bakelite. A significant element of our business strategy is to improve our operating efficiencies and reduce our operating costs. We are currently targeting $175 million in initial synergies from the Hexion Formation. During the year ended December 31, 2006 we achieved synergies of $50 million and cumulative synergy cost savings from the Hexion Formation through December 31, 2006 of $70 million. A variety of factors could cause us not to achieve our $175 million in expected cost savings by the end of 2008, or at all. In this case, our results of operations and profitability would be negatively impacted. Additional risk factors associated with our integration include:

•	delays in implementing more advanced worldwide IT systems;

•	higher than expected or unanticipated costs to implement the plan and to operate the business;

•	inadequate resources to implement the plan and to operate the business;

•	our inability to optimize manufacturing processes among the companies;

•	our inability to obtain lower raw material prices;

•	our inability to utilize new geographic distribution channels; and

•	our inability to reduce corporate and administrative expenses.

Demand for many of our products is cyclical and we may experience prolonged depressed market conditions for our products, which may decrease our sales and profitability.

Demand for our products depends, in part, on general economic conditions. A decline in economic conditions in the industries that our customers serve may have a material adverse effect on our business. Our products are used in industries, some of which are cyclical in nature, such as the new home construction, automotive, oil and gas, intermediate chemicals and electronics industries. We sell our products to manufacturers in those industries who incorporate them into their own products. Sales to the construction industry are driven by trends in commercial and residential construction, housing starts and trends in residential repair and remodeling. Consumer confidence, mortgage rates, credit standards and income levels play a significant role in driving demand in the residential construction, repair and remodeling sector. A drop in consumer confidence or an increase in mortgage rates, credit standards or unemployment could cause a slowdown in the construction industry, and in particular the residential construction, repair and remodeling industry. Our products are used in numerous applications in the automotive industry. As a result, the level of new automotive production both in North America and internationally impacts the demand for our resins, molding compounds and versatic acids. Sales of our phenolic encapsulated substrates is impacted by the level of international natural gas and oil drilling activity. Downturns in these industries could cause a material decrease in our sales and profitability.

We face competition from other chemical companies and substitute products, which could force us to lower our prices, which would adversely affect our profitability and financial condition.

The markets that we operate in are highly competitive, and this competition could harm our business, results of operations, cash flow and financial condition. Our competitors include major international producers as well as smaller regional competitors. We believe that the most significant competitive factor that impacts demand for our products is selling price, and we may be forced to lower our selling price based on our competitors’ pricing decisions, which would reduce our profitability. In addition, we face competition from a number of products that are potential substitutes for formaldehyde resins. Growth in substitute products for formaldehyde-based resins could adversely affect our market share, net sales and profit margins. Furthermore, the movement towards substitute products could be exacerbated as a result of The International Agency for Research on Cancer (“IARC”) 2004 reclassification of formaldehyde from a “probable human carcinogen” to “carcinogenic to humans” based on studies that have linked formaldehyde exposure to nasopharyngeal cancer, and a possible causal association between leukemia and occupational exposure to formaldehyde.

Additional trends include current and anticipated consolidation among our competitors and customers which may cause us to lose market share as well as put downward pressure on pricing. There is also a trend in the chemical industry toward relocating manufacturing facilities to lower-cost regions, such as Asia, which may permit some of our competitors to lower their costs and improve their competitive position.

Some of our competitors are larger, have greater financial resources and have less debt than we do. As a result, those competitors may be better able to withstand a change in conditions within our industry and in the economy as a whole. If we do not compete successfully, our business, operating margins, financial condition, cash flows and profitability could be adversely affected.

We rely significantly on raw materials to manufacture our products. An inadequate supply of raw materials or fluctuations in raw material costs could have an adverse impact on our business.

Raw material costs make up approximately 85% of our cost of sales. During the past three years, the prices of our raw materials have been volatile. Although many of our contracts include competitive price clauses that allow us to buy outside the contract if market pricing falls below contract pricing, and many other contracts have minimum-maximum monthly volume commitments that allow us to take advantage of spot pricing, we may not be able to purchase raw materials at market prices. In addition, some of our customer contracts include selling price provisions that are indexed to publicly available indices for these materials; however, we may not be able to pass on raw material price increases to our customers immediately, if at all. Due to differences in timing of the pricing trigger points between our sales and purchase contracts, there is often a “lead-lag” impact that can negatively impact our margins in the short term in periods of rising raw material prices and positively impact them in periods of falling raw material prices. Raw material prices may not decrease from their currently high levels or, if they do, we may not be able to capitalize on these reductions in a timely manner, if at all. Future raw material prices may be impacted by new laws or regulations, suppliers’ allocations to other purchasers, interruptions in production by suppliers, natural disasters and changes in exchange rates. For example, we were subject to increased raw material prices and fuel surcharges as a result of Hurricanes Katrina and Rita in 2005, which negatively impacted our results by $27 million. If the cost of raw materials increases significantly and we are unable to offset the increased costs with higher selling prices, our profitability will decline.

Our manufacturing operations require adequate supplies of raw materials on a timely basis. We rely on long-term agreements with key suppliers for most of our raw materials. The loss of a key source or a delay in shipments could have an adverse effect on our business. Raw material availability may be subject to curtailment or change due to, among other things, new laws or regulations, suppliers’ allocations to other purchasers, interruptions in production by suppliers and natural disasters. Should any of our suppliers fail to deliver raw materials to us or should any key long-term supply contracts be cancelled, we may be forced to purchase raw materials in the open market. As a result, we may not be able to purchase these materials or purchase them at prices that would allow us to remain competitive. For example, during the third quarter of 2006 we were placed on allocation for methanol, a raw material that is used in the production of formaldehyde and formaldehyde-derived products, due to two major methanol producers declaring force majeure. As a result of these raw material limitations, we allocated our available supply of formaldehyde and formaldehyde-derived products in North America among our customers during this force majeure period, which ended on October 2, 2006.

One supplier provides over 10% of certain raw material purchases that we make, and we could incur significant time and expense if we had to replace this supplier. In addition, several of our feedstocks at various facilities are transported through a pipeline from one supplier. If we were unable to receive these feedstocks through these pipeline arrangements, we may not be able to obtain them from other suppliers at competitive prices or in a timely manner.

Environmental obligations and liabilities could have a substantial negative impact on our financial condition, cash flows and profitability.

Our operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials and are subject to extensive environmental laws and regulations at the national, state, local and international level. These environmental laws and regulations include some that govern the discharge of pollutants into the air and water, the management and disposal of hazardous materials and wastes, the cleanup of contaminated sites, and occupational health and safety. We have incurred, and will continue to incur, significant costs and capital expenditures to comply with these laws and regulations. In 2006, we incurred related capital expenditures of $18 million to comply with environmental laws and regulations, and other environmental improvements. Violations of environmental laws or permits may result in restrictions being imposed on our operating activities or in our being subjected to substantial fines, penalties, criminal proceedings, third party property damage or personal injury claims or other costs. In addition, future developments or increasingly stringent regulations could require us to make additional unforeseen environmental expenditures.

Even if we fully comply with environmental laws, we are subject to liability associated with hazardous substances in soil, groundwater and elsewhere at a number of sites. These include sites that we formerly owned or operated, and sites where hazardous wastes and other substances from our current and former facilities and operations have been treated, stored or disposed of, as well as sites that we currently own or operate. Depending upon the circumstances, our liability may be joint and several, meaning that we may be held responsible for more than our proportionate share, or even all, of the liability involved. Environmental conditions at these sites can lead to claims against us for personal injury or wrongful death, property damages, and natural resource damage, as well as to claims and obligations for the investigation and cleanup of environmental conditions. The extent of any of these liabilities is difficult to predict.

We have been notified that we are or may be responsible for environmental remediation at a number of sites in the United States, Europe and South America. We are also performing a number of voluntary cleanups. The most significant site, making up approximately half of our remediation accrual, is a site formerly owned by us in Geismar, Louisiana. As the result of former, current or future operations, there may be additional environmental remediation or restoration liabilities or claims of personal injury by employees or members of the public due to exposure or alleged exposure to hazardous materials in connection with our operations, properties or products. Several sites, sold by us over 20 years ago, may have significant site closure or remediation costs. Actual costs at these sites, and our share, if any, are unknown to us at this time. In addition, we have been named in two tort actions relating to one of these sites. These environmental liabilities or obligations, or any that may arise or become known to us in the future, could have a material adverse effect on our financial condition, cash flows and profitability.

Because we manufacture and use materials that are known to be hazardous, we are subject to comprehensive product and manufacturing regulations, for which compliance can be costly and time consuming. In addition, our production facilities are subject to significant operating hazards which could cause personal injury and loss of life, severe damage to, or destruction of, property and equipment, and environmental contamination.

We produce hazardous chemicals that require care in handling and use that are subject to regulation by many U.S. and non-U.S. national, supra-national, state and local governmental authorities. In some circumstances, these authorities must approve our products and manufacturing processes and facilities before we may sell some of these chemicals. We are subject to ongoing reviews of our products and manufacturing processes. For example, formaldehyde is extensively regulated, and various public health agencies continue to evaluate it. In 2004, IARC reclassified formaldehyde as “carcinogenic to humans,” a higher classification than previous IARC evaluations. It is possible that this reclassification will lead to further governmental review of existing regulations and may result in additional costly requirements. In addition, Bisphenol A (“BPA”), which is used as an intermediate at our Deer Park, Texas and Pernis, the Netherlands manufacturing facilities, and is also sold directly to third parties, is currently under evaluation as an “endocrine disrupter.” Endocrine disrupters are chemicals that have been alleged to interact with the endocrine systems of humans and wildlife and disrupt their normal processes. As required by EU regulation 793/93/EC, BPA producers are conducting an extensive toxicology testing program of this chemical. In the event that BPA is further regulated, additional operating costs would be likely in order to meet more stringent regulation of this chemical.

To obtain regulatory approval of certain new products, we must, among other things, demonstrate to the relevant authority that the product is safe for its intended uses and that we are capable of manufacturing the product in compliance with current regulations. The process of seeking approvals can be costly, time consuming and subject to unanticipated and significant delays. Approvals may not be granted to us on a timely basis, or at all. Any delay in obtaining, or any failure to obtain or maintain, these approvals would adversely affect our ability to introduce new products and to generate revenue from those products. New laws and regulations may be introduced in the future that could result in additional compliance costs, seizures, confiscation, recall or monetary fines, any of which could prevent or inhibit the development, distribution or sale of our products. For example, we manufacture resin-coated sand. Because sand consists primarily of crystalline silica, potential silica exposure exists, which is a recognized health hazard. The Occupational Safety and Health Administration, or OSHA, will likely propose a comprehensive occupational health standard for crystalline silica in 2007 for lower permissible exposure limits, exposure monitoring, medical surveillance and worker training. We may incur substantial additional costs to comply with any new OSHA regulations. In addition, the European Commission has enacted a new regulatory system, known as Registration, Evaluation and Authorization of Chemicals, or REACH, which requires manufacturers, importers and consumers of certain chemicals to register these chemicals and evaluate their potential impacts on human health and the environment. Under REACH, significant market restrictions could be imposed on the current and future uses of chemical products that we use as raw materials or sell as finished products in the European Union. As the scope of this potential regulation is not yet known, we cannot predict future compliance costs, which could be significant. If we fail to comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, which would have an adverse effect on our financial condition, cash flows and profitability.

Our production facilities are subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products, including pipeline leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions and environmental hazards, such as spills, discharges or releases of toxic or hazardous substances and gases, storage tank leaks and remediation complications. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment, and environmental contamination and other environmental damage, and could have a material adverse effect on our financial condition. We may incur losses beyond the limits or coverage of our insurance policies for liabilities that are associated with environmental cleanup that may arise from these hazards. In addition, various kinds of insurance for companies in the chemical industry, such as coverage for silica claims, have not been available on commercially acceptable terms, or, in some cases, have been unavailable altogether. In the future, we may not be able to obtain coverage at current levels, and our premiums may increase significantly on coverage that we maintain.

We are subject to claims from our customers and their employees, environmental action groups and neighbors living near our production facilities.

We produce hazardous chemicals that require appropriate procedures and care to be used in handling or using them to manufacture other products. As a result of the hazardous nature of some of the products we use and produce, we may face claims relating to incidents that involve our customers’ improper handling, storage and use of our products. We have historically faced a substantial number of lawsuits, including class action lawsuits, that claim liability for death, injury or property damage caused by products that we manufacture or that contain our components. These lawsuits, and any future lawsuits, could result in substantial damage awards against us, which in turn could encourage additional lawsuits. In addition, the activities of environmental action groups could result in litigation or damage to our reputation.

The classification of formaldehyde as “carcinogenic to humans” by IARC could become the basis of product liability litigation, particularly if there would be any definitive studies that demonstrate a causal association with leukemia. In addition, in large part as the result of the bankruptcies of many producers of asbestos containing products, plaintiffs’ attorneys have increased their focus on peripheral defendants, including us, asserting that even products that contained small amounts of asbestos caused injury. Plaintiffs’ attorneys are also focusing on alleged harm caused by other products we have made or used, including silica-containing resin coated sands and vinyl chloride monomer, or VCM. For example, we have been named in four lawsuits claiming injuries related to benzene exposure even though benzene was not an ingredient in our products. While we cannot predict the outcome of pending suits and claims, we believe that we have adequate reserves to address currently pending litigation and adequate insurance to cover currently pending and foreseeable future claims. An unfavorable outcome in these litigation matters may cause our profitability, business, financial condition and reputation to decline.

Currency translation risk and currency transaction risk may negatively affect our sales and earnings, and could result in exchange losses.

We conduct our business and incur costs in the local currency of most of the countries in which we operate. In 2006, our sales outside the United States represented approximately 55% of our total sales. Our results of operations are reported in the relevant local currency and then translated to U.S. dollars at the applicable currency exchange rate for our financial statements. Changes in exchange rates between those foreign currencies and the U.S. dollar will affect our sales and earnings and may result in exchange translation losses. In addition to currency translation risks, we have currency transaction risk whenever one of our operating subsidiaries enters into either a purchase or a sales transaction using a different currency from the currency in which it receives revenues. We may engage in transactional exchange rate hedging activities to mitigate the impact of exchange rate fluctuations. However, the hedging transactions we enter into may not be effective or could result in foreign exchange hedging loss. The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted. Given the volatility of exchange rates, we may not be able to effectively manage our currency transaction and/or translation risks, and any volatility in currency exchange rates may have an adverse effect on our financial condition, cash flows and profitability.

We operate our business in countries that historically have been and may continue to be susceptible to recessions or currency devaluation, including Brazil and Malaysia. In addition, as we expand our business in emerging markets, particularly in China and Russia, the uncertain regulatory environment in these countries could have a negative impact on our operations there.

We rely on patents and confidentiality agreements to protect our intellectual property. Our failure to protect these intellectual property rights could adversely affect our future performance and growth.

Protection of our proprietary processes, methods and compounds, and other technology is important to our business. Failure to protect our existing intellectual property rights may result in the loss of valuable technologies or having to pay other companies for infringing on their intellectual property rights. We rely on patent, trade secret, trademark and copyright law as well as judicial enforcement to protect these technologies. The majority of our patents relate to developing new products and processes for manufacturing, and they expire at various times between 2007 and 2027. Some of our technologies are not covered by any patent or patent application. In addition, our patents could be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, pending patent applications may not result in an issued patent, or if patents are issued to us, these patents may not provide meaningful protection against competitors or against competitive technologies.

Our production processes and products are specialized. However, we could face patent infringement claims from our competitors or others alleging that our processes or products infringe on their proprietary technology. If we were subject to an infringement suit, we may be required to change our processes or products, or stop using certain technologies or producing the infringing product entirely. Even if we ultimately prevail in an infringement suit, the existence of the suit could cause our customers to seek other products that are not subject to infringement suits. Any infringement suit could result in significant legal costs and damages and impede our ability to produce key products, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some foreign countries. In some countries we do not apply for patent, trademark or copyright protection. We also rely on unpatented proprietary manufacturing expertise, continuing technological innovation and other trade secrets to develop and maintain our competitive position. While we generally enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements are limited in duration and could be breached, and may not provide meaningful protection of our trade secrets or proprietary manufacturing expertise. Adequate remedies may not be available if there is an unauthorized use or disclosure of our trade secrets and manufacturing expertise. In addition, others may obtain knowledge about our trade secrets through independent development or by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets and proprietary manufacturing expertise, methods and compounds could have an adverse effect on our business by jeopardizing critical intellectual property.

The Pension Benefit Guaranty Corporation has oversight for the funding of U.S. plans, and could require us to make significant contributions, or could terminate certain plans if we do not meet certain minimum funding requirements. Termination of these plans by the Pension Benefit Guaranty Corporation would increase our pension expense and could result in liens on material amounts of our assets.

On April 17, 2006, we notified the Pension Benefit Guaranty Corporation (“PBGC”) that a legacy Borden Chemical defined benefit pension plan (the “Borden Plan”) was underfunded by approximately $91 million on a termination basis. IRS regulations require us to increase our contributions to the Borden Plan to reduce this underfunding. We contributed $24 million to this plan during 2006. Based on current law, including the Pension Protection Act of 2006 (the “2006 PPA”) and plan provisions, we estimate that our total minimum funding required for the Borden Plan for the five years ended in 2011 will be approximately $43 million. However, our contributions during this period could exceed this projection, depending on the following factors:

•	the performance of the assets in the Borden Plan does not meet our expectations,

•	the PBGC requires additional contributions to the Borden Plan,

•	there are changes to IRS regulations or other applicable laws,

•	other actuarial assumptions, such as the discount rate, require modification.

The need to make these cash contributions may reduce the amount of cash that would be available to meet other obligations or the needs of our business. In addition, the PBGC could terminate the Borden Plan under a limited number of circumstances, including in the event the PBGC concludes that its risk may increase unreasonably if the Borden Plan continues. If the Borden Plan is terminated for any reason while it is underfunded, we could be required to make an immediate payment to the PBGC for all or a substantial portion of the underfunding as calculated by the PBGC using its own assumptions (which might result in a larger pension obligation than that based on the assumptions we have used to fund the Borden Plan). The PBGC could also assert a lien on a material amount of our assets.

We have a U.S. defined benefit plan that was converted to a cash balance plan prior to 2006. Under the 2006 PPA, cash balance plans are generally not considered to be discriminatory if certain requirements are met; however, plans converted prior to the effective date of the 2006 PPA, such as ours, are not grandfathered under the act. While there has not been any guidance issued regarding cash balance plans converted prior to the effective date of the 2006 PPA, it is possible that our cash balance plan may need to be modified for the period prior to 2006. Such a requirement may increase our obligations under the plan, but there is insufficient information at this time to assess the potential impact.

Our majority shareholder’s interests may conflict with or differ from our interests.

Apollo beneficially owns or controls over 90% of our common stock. In addition, representatives of Apollo have the ability to prevent any transaction that requires the approval of directors. As a result, Apollo has the ability to substantially influence all matters that require shareholder approval, including the election of our directors and the approval of significant corporate transactions such as mergers, tender offers and the sale of all or substantially all of our assets. The interests of Apollo and its affiliates could conflict with or differ from our interests. For example, the concentration of ownership held by Apollo could delay, defer or prevent a change of control of our company or impede a merger, takeover or other business combination which may otherwise be favorable for us. Apollo may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

A major failure of our information systems could harm business.

We depend on integrated information systems to process orders, respond to customer inquiries, manage inventory, purchase, sell and ship goods on a timely basis, maintain cost-efficient operations, prepare financial information and reports, and operate our website. We may experience operating problems with our information systems as a result of system failures, viruses, computer “hackers” or other causes. Any significant disruption or slowdown of our systems could cause orders to be lost or delayed and could damage our reputation with our customers or cause our customers to cancel orders, which could adversely affect our results of operations.

Our internal control over financial reporting may not be effective and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

We will be subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder (which we refer to as Section 404) as of December 31, 2007. Section 404 requires us to report on the design and effectiveness of our internal control over financial reporting. Our independent auditors will not be required to attest to our internal controls effectiveness until December 31, 2008. The ongoing integration activities, which include information system implementations, process changes and changes in roles and responsibilities, increase the risk of non-compliance. In the course of our ongoing Section 404 evaluation, we have identified areas of internal controls that need improvement. However, as the evaluation process is ongoing, we may identify additional areas that need improvement. We cannot be certain about the timing of completion of our evaluation, documentation, testing and any remediation actions or the impact of these actions on our operations. If our remediation actions are insufficient the chief financial officer or chief executive officer may conclude that our controls are ineffective for purposes of Section 404. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statement or our financial statements could change. In addition, we may be required to incur costs to improve our internal control system and hire additional personnel. This could negatively impact our results of operations.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” that involve risks and uncertainties. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information and, in particular, appear under the headings “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “foresees,” “likely,” “may,” “should,” “goal,” “target” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon information available to us on the date of this prospectus.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the matters discussed in this prospectus in the sections captioned “Prospectus Summary,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Such factors may include:

•	our ability to integrate Borden Chemical, Resolution Performance, Resolution Specialty, Bakelite and our subsequent acquisitions and achieve cost savings;

•	general economic and business conditions including those influenced by international and geopolitical events such as the wars in Iraq and Afghanistan and any future terrorist attacks;

•	industry trends;

•	the highly cyclical nature of the end-use markets in which we participate;

•	raw material costs and availability;

•	restrictions contained in our debt agreements;

•	our substantial leverage, including the inability to generate the necessary amount of cash to service our existing debt and the incurrence of substantial indebtedness in the future;

•	the possibility of liability for pollution and other damage that is not covered by insurance or that exceeds our insurance coverage;

•	increased competition in the markets in which we operate;

•	changes in demand for our products;

•	the loss of any of our major customers;

•	our dependence on a limited number of key executives who we may not be able to adequately replace if they leave our company;

•	changes in, or the failure or inability to comply with, government regulations, agricultural policy and environmental, health and safety requirements;

•	changes in pension fund investment performance, required pension contributions or assumptions relating to pension costs or expected return on plan assets;

•	changes in business strategy, development plans or cost savings plans;

•	the loss of any of our major suppliers or the bankruptcy or financial distress of our customers;

•	the ability to attain and maintain any price increases for our products;

•	foreign currency fluctuations and devaluations and political instability in our foreign markets;

•	the loss of our intellectual property rights;

•	availability, terms and deployment of capital; and

•	other factors over which we have little or no control, including events like hurricanes and other natural disasters, such as Hurricanes Katrina and Rita.

There may be other factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes industry data that we obtained from periodic industry publications and internal company surveys. This prospectus includes market share and industry data that we prepared primarily based on management’s knowledge of the industry and industry data. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable.

Unless otherwise noted, statements as to our market share and market position relative to our competitors are approximated and based on management estimates using the above-mentioned latest-available third-party data and internal analysis and estimates. The global thermoset resins market is approximately $34 billion in annual sales. We based our market estimates on the $19 billion market for the product areas of the global thermoset resins market upon which we focus.

We determined our market share and market positions utilizing periodic industry publications. If we were unable to obtain relevant periodic industry publications, we based our estimates on our knowledge of the size of our markets, our sales in each of these markets and publicly available information regarding our competitors, as well as internal estimates of competitors’ sales based on discussion with our sales force and other industry participants.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We have entered into a registration rights agreement with the initial purchasers of the old notes, in which we agreed to file a registration statement relating to an offer to exchange the old notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to file the registration statement with the SEC and to cause it to become effective under the Securities Act. The exchange notes will have terms substantially identical to the old notes except that the exchange notes will not contain terms with respect to transfer restrictions and registration rights and additional interest payable for the failure to consummate the exchange offer by the dates set forth in the registration rights agreement. Old notes in an aggregate principal amount of $825,000,000 consisting of $200,000,000 in an aggregate principal amount of Second-Priority Senior Secured Floating Rate Notes due 2014 and $625,000,000 in an aggregate principal amount of 9 3/4% Second-Priority Senior Secured Notes due 2014 were issued on November 3, 2006.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes and to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	the exchange offer is not permitted by applicable law or SEC policy;

•

prior to the consummation of the exchange offer, existing SEC interpretations are changed such that the debt securities received by the Holders in the exchange offer would not be transferable without restriction under the Securities Act;

•

if any initial purchaser so requests on or prior to the 60th day after consummation of the registered exchange offer with respect to the old notes not eligible to be exchanged for the exchange notes and held by it following the consummation of the exchange offer; or

•

if any holder that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered old notes and so requests on or prior to the 60th day after the consummation of the registered exchange offer.

Each holder of old notes that wishes to exchange such old notes for transferable exchange notes in the exchange offer will be required to make the following representations:

•	any exchange notes to be received by it will be acquired in the ordinary course of its business;

•

it has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution (within the meaning of Securities Act) of the exchange notes in violation of the Securities Act;

•

it is not our “affiliate,” as defined in Rule 405 under the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act; and

•

if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes and if such holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and such holder will acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes. We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resale of the exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to become effective, a registration statement. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding old notes. Consequently, both series of notes will be treated as a single class of debt securities under the indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $825,000,000 in an aggregate principal amount of the old notes consisting of $200,000,000 in an aggregate principal amount of Second-Priority Senior Secured Floating Rate Notes due 2014 and $625,000,000 in an aggregate principal amount of 9 3/4% Second-Priority Senior Secured Notes due 2014, are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the registration rights agreements, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain Conditions to the Exchange Offer.”

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration date; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time on                     , 2007, unless we extend it in our sole discretion.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes in connection with the extension of the exchange offer;

•

to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “—Certain Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•

subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change. If we terminate this exchange offer as provided in this prospectus before accepting any old notes for exchange or if we amend the terms of this exchange offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we will in all events comply with our obligation to make prompt payment for all old notes properly tendered and accepted for exchange in the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•

the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made:

•	the representations described under “—Purpose and Effect of the Exchange Offer”, “—Procedures for Tendering” and “Plan of Distribution”, and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving written notice of such extension to the registered holders of the old notes. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times except that all conditions to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. Any waiver by us will be made by written notice or public announcement to the registered holders of the notes.

In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering

Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive old notes along with the letter of transmittal; or

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or old notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of such book-entry confirmation;

•

such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date or termination of the exchange offer, as applicable.

In all cases, we will issue exchange notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of old notes will represent that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•

if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•

the holder is not our “affiliate”, as defined in Rule 405 of the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered;

•	stating that the tender is being made thereby; and

•

guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•

the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under “—Exchange Agent”; or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes; and

•	where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time prior to the expiration date.

Exchange agent

Wilmington Trust Company has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

For Delivery by Hand, Overnight Delivery,	By Facsimile Transmission
Registered or Certified Mail:	(for eligible institutions only):
Wilmington Trust Company Corporate Capital Markets 1100 North Market Street Rodney Square North Wilmington, Delaware 19890-1626 Attention: Alisha Clendaniel	(302) 636-4145 Attention: Exchanges To Confirm by Telephone or for Information Call: (302) 636-6470

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail, however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes under the exchange offer, including as a result of failing to timely deliver old notes to the exchange agent, together with all required documentation, including a properly completed and signed letter of transmittal, will remain subject to the restrictions on transfer of such old notes:

•

as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private offering of the old notes.

In addition, you will no longer have any registration rights or be entitled to additional interest with respect to the old notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness.

The net proceeds of the offering of the old notes was $819 million after deducting the initial purchasers’ discount and estimated fees and expenses. We used the net proceeds from the offering of the old notes together with borrowings under our senior secured credit facilities and available cash to repurchase all of our outstanding August 2004 notes and May 2005 notes and to fund a dividend on our common stock.

CAPITALIZATION

The following table sets forth our cash and equivalents and our capitalization as of December 31, 2006 on an actual consolidated basis for Hexion. You should read this table in conjunction with “Unaudited Pro Forma Financial Information,” “Selected Historical Financial and Other Information,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and all of the financial statements and the related notes included elsewhere in this prospectus.

	As of December 31, 2006
		Adjustments
	Actual	Orica A&R Acquisition	As Adjusted

Cash and equivalents	$64	$—	$64

Debt:
Senior credit facilities (including current maturities)	2,018	—	2,018
The notes	825	—	825
Senior unsecured debentures	440	—	440
Industrial revenue bonds	34	—	34
Other debt and capital leases	75	64	139

Total debt	$3,392	$64	$3,456

Shareholders’ Deficit:
Common stock, par value $0.01 per share: 300,000,000 shares authorized, 82,629,906 shares issued and outstanding	$1	$—	$1
Paid-in deficit	(17)	—	(17)
Treasury stock	(296)	—	(296)
Accumulated other comprehensive income	81	—	81
Accumulated deficit	(1,183)	—	(1,183)

Total common stock and other shareholders’ deficit	$(1,414)	$—	$(1,414)

Total capitalization	$1,978	$64	$2,042

UNAUDITED PRO FORMA FINANCIAL INFORMATION

We derived the unaudited pro forma financial data set forth below by the application of the pro forma adjustments to the historical audited consolidated financial statements of Hexion, appearing elsewhere in this prospectus.

The unaudited pro forma balance sheet as of December 31, 2006 gives pro forma effect only to the Orica A&R Acquisition, as if it had occurred on December 31, 2006.

The unaudited pro forma statement of operations for the year ended December 31, 2006, gives pro forma effect to the Hexion Refinancings, the Hexion Recapitalization and the Orica A&R Acquisition, including the application of the net proceeds to the Company therefrom, as if they occurred on January 1, 2006. The unaudited pro forma statement of operations does not give effect to the Inks Acquisition, the Coatings Acquisition and the Brazilian Consumer Divestiture, which are not considered significant per the provisions of Article 11-01(b) of Regulation S-X.

The pro forma adjustments for the Orica A&R Acquisition are based on preliminary estimates of the fair value of the consideration provided, estimates of the fair values of assets acquired and liabilities assumed and available information and assumptions. The final determination of fair value could result in changes to the pro forma adjustments and the pro forma data included herein. The Orica A&R Acquisition purchase agreement provides for a working capital adjustment to the purchase price that was estimated and paid at closing. Any final adjustment may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma combined financial statements, including the adjustment of goodwill.

The unaudited pro forma financial information is presented for informational purposes only, and does not purport to represent what our results of operations would actually have been if the transactions had occurred on the dates indicated, nor does it purport to project our results of operations or financial condition that we may achieve in the future.

You should read our unaudited pro forma financial information and the accompanying notes in conjunction with all of the historical financial statements and related notes included in this prospectus and other financial information appearing elsewhere in this prospectus, including information contained in “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

HEXION SPECIALTY CHEMICALS

Unaudited Pro Forma Balance Sheet

As of December 31, 2006

(dollars in millions)

		Orica A&R Acquisition
	Actual	Actual (1)	Adjustments (2)		Pro Forma
ASSETS
Current assets:
Cash and equivalents	$64	$—	$—		$64
Accounts receivable	763	11	—		774
Inventories	549	7	—		556
Other current assets	102	1	—		103

Total current assets	1,478	19	—		1,497
Property and equipment	1,551	21	3	(b)	1,575
Goodwill	193	—	26	(b)	219
Other intangible assets	179	1	13	(b)	193
Other assets	107	1	—		108

Total assets	$3,508	$42	$42		$3,592

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts and drafts payable	$616	$14	$—		$630
Debt payable within one year	66	—	4	(a)	70
Other current liabilities	429	1	—		430

Total current liabilities	1,111	15	4		1,130

Long-term liabilities
Long-term debt	3,326	—	60	(a)	3,386
Long-term pension obligations	197	—	—		197
Non-pension post-employment benefit obligation	26	—	—		26
Deferred income taxes	142	—	5	(b)	147
Other long-term liabilities	107	—	—		107

Total liabilities	4,909	15	69		4,993

Minority interest in consolidated subsidiaries	13	—	—		13
Shareholder’s (deficit) equity
Common stock and paid-in deficit	(16)	27	(27	)(c)	(16)
Treasury stock	(296)	—	—		(296)
Accumulated deficit and other	(1,102)	—	—		(1,102)

Shareholder’s (deficit) equity	(1,414)	27	(27)		(1,414)

Total liabilities and shareholder’s (deficit) equity	$3,508	$42	$42		$3,592

See Notes to Unaudited Pro Forma Balance Sheet

Notes to Unaudited Pro Forma Balance Sheet

(dollars in millions)

(1) The historical combined balance sheet from the Orica A&R Acquisition as of September 30, 2006 has been translated into U.S. dollars at the closing exchange rate on December 31, 2006 of 0.7881 U.S. dollars to one Australian dollar. The translations should not be construed as representations that the U.S. dollar amounts actually represent such Australian dollar amounts or could have been or will be converted into Australian dollars at the rate indicated or at all. Orica’s A&R business utilized a fiscal year which ended on September 30. The use of a balance sheet date which ends within 93 days of the respective Hexion date in preparation of the unaudited pro forma balance sheet is permitted by Rule 3A-02(b) of Regulation S-X.

Assets
Current assets
Accounts receivable	A$	14
Inventories		9
Other current assets		2

Total current assets		25
Property and equipment		27
Intangible assets, net		1
Other non-current assets		1

Total assets	A$	54

Liabilities and owner’s net investment
Current liabilities
Accounts and drafts payable	A$	17
Other current liabilities		2

Total current liabilities		19
Owner’s net investment		35

Total liabilities and owner’s net investment	A$	54

Owner’s net investment represents Orica’s historic equity (balance of assets and liabilities) in Orica’s A&R business.

(2) Reflects the issuance of additional debt to finance the Orica A&R Acquisition and the adjustments to the historical basis of the acquired assets:

(a)	Reflects the issuance of debt under a new five-year Australian Multi Currency Term/Working Capital Facility in connection with the Orica A&R Acquisition.

Debt issued	$64
Less: current portion	(4)

Net increase in long-term debt	$60

(b)	The Orica A&R Acquisition will be accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. An allocation of the purchase price to reflect the estimated fair values of certain of the assets and liabilities from the Orica A&R Acquisition has been reflected in the unaudited pro forma financial information.

Acquisition costs	$61
Acquisition related costs	3

Total cost of acquisition	64
Estimated fair value of net assets acquired	(38)

Goodwill	$26

The following table summarizes the adjustments to assets acquired and liabilities assumed through purchase accounting.

Property and equipment	$3
Goodwill	26
Other intangible assets	13
Deferred tax liability	(5)

For purposes of determining the deferred tax liability, the appropriate statutory tax rates of the respective jurisdictions to which the adjustments relate have been applied.

(c)	Reflects the elimination of owner’s net investment.

HEXION SPECIALTY CHEMICALS

Unaudited Pro Forma Statement of Operations

For the year ended December 31, 2006

(dollars in millions)

	Actual	Hexion Refinancings & Recapitalization		Orica A&R Acquisition			Pro Forma
	Hexion	Adjustments (1)		Actual (2)	Adjustments (3)
Net sales	$5,205	$—		$86	$—		$5,291
Cost of sales	4,485	—		75	—	(a)	4,560

Gross profit	720	—		11	—		731
Selling, general & administrative expense	384	—		5	1	(a)	390
Transaction costs	20	—		—	—		20
Integration costs	57	—		—	—		57
Other operating (income), net	(27)	—		—	—		(27)

Operating income (loss)	286	—		6	(1)		291

Interest expense	242	51	(a)	—	6	(b)	299
Loss on extinguishment of debt	121	(69	)(b)	—	—		52
Other non-operating expense, net	3	—		—	—		3

(Loss) income from continuing operations before income tax, earnings from unconsolidated entities and minority interest	(80)	18		6	(7)		(63)
Income tax expense (benefit)	14	—	(c)	2	(2	)(c)	14

(Loss) income from continuing operations before earnings from unconsolidated entities and minority interest	(94)	18		4	(5)		(77)
Earnings from unconsolidated entities	3	—		—	—		3
Minority interest in net (income) of consolidated subsidiaries	(4)	—		—	—		(4)

(Loss) income from continuing operations	(95)	18		4	(5)		(78)
Dividends on Series A Preferred Stock	(33)	33	(d)	—	—		—

Net (loss) income available to common shareholders before loss from discontinued operations and nonrecurring charges directly attributable to the transactions	$(128)	$51		$4	$(5)		$(78)

See Notes to Unaudited Pro Forma Statement of Operations

Notes to Unaudited Pro Forma Statement of Operations

(dollars in millions)

(1)	Reflects the following adjustments:

(a)	Represents the new debt issued and the effect of a full year of interest expense related to the debt outstanding as a result of the Hexion Recapitalization:

Year Ended December 31, 2006
Senior secured credit facilities	$156
Fixed rate notes	61
Floating rate notes	20
All other	48

Total cash interest	285
Amortization of debt issuance cost	8

Pro forma interest expense	293
Less historical interest	(242)

Net adjustment to interest expense	$51

The interest rates in effect at April 11, 2007, including the $1 billion notional amount swap, were used to compute pro forma adjustments to interest expense for newly issued variable rate debt, including the senior secured credit facilities and the floating rate notes. Each one-eighth point change in the assumed interest rates would result in $2 change in annual interest expense.

(b)	Reflects the adjustment to eliminate non-recurring charges directly attributable to the Hexion Recapitalization of approximately $69, consisting of debt redemption cost of $51, debt discount of $1, and the write-off of deferred debt issue cost of $17 related to existing debt repaid from the proceeds of the Hexion Recapitalization.

(c)	The appropriate tax rates of the respective tax jurisdictions to which adjustments relate have been applied. The Company’s effective tax rate in the United States is effectively zero due to the availability of unutilized NOLs and other tax attributes which are all fully reserved.

(d)	Reflects the elimination of accretion related to Series A Preferred Stock for the year ended December 31, 2006. The Series A Preferred Stock was redeemed in full for cash on May 12, 2006.

(2)	The Orica A&R Acquisition occurred on February 1, 2007. The historical data with respect to Orica’s A&R business, is presented in the unaudited pro forma statements of operations for the year ended December 31, 2006 and relates to the period from October 1, 2005 to September 30, 2006. Orica’s A&R business utilized a fiscal year which ended on September 30. The use of periods which end within 93 days of the respective Hexion period in the preparation of the pro forma statement of operations is permitted by Rule 3A-02b of Regulation S-X. The historical combined statement of operations of Orica’s A&R business for the year ended September 30, 2006 has been translated into U.S. dollars at the average exchange rate for the period of 0.7534 U.S. dollars to one Australian dollar, respectively. The translations should not be construed as representations that the U.S. dollar amounts actually represent such Australian dollar amounts or could have been or will be converted into Australian dollars at the rate indicated or at all. The historical combined statements of operations of Orica’s A&R business are as follows:

	Year Ended September 30, 2006
Net sales	A$	114
Cost of sales		99

Gross profit		15
Selling, general and administrative expense		6

Operating income		9
Income tax expense		3

Net income	A$	6

To conform the presentation of Orica A&R’s statement of operations with Hexion’s for the year ended December 31, 2006, Orica’s A&R business distribution expense of A $7 has been included in Cost of sales, and marketing expense of A $3 and research and development expense of A $1 have been included in Selling, general and administrative expense.

(3)	Reflects the following adjustments:

(a)	Reflects an adjustment to depreciation and amortization expense resulting from fair value adjustments to property and equipment and other intangible assets.

(b)	Reflects interest expense of $6 for the year ended December 31, 2006, related to the newly issued debt incurred to complete the acquisition. Interest rates in effect as of April 11, 2007 were used to compute the pro forma adjustment to interest expense.

(c)	The appropriate tax rates for the respective tax jurisdictions to which adjustments relate have been applied.

SELECTED HISTORICAL FINANCIAL AND OTHER INFORMATION

The combination of Borden Chemical, Resolution Performance and Resolution Specialty has been treated, for accounting purposes, as a combination of entities under common control due to Apollo’s controlling interest in each of the companies. The audited consolidated financial statements presented herein reflect the results of operations of each company from the date such company was acquired by Apollo.

The following table presents selected historical financial and other data for Hexion. The selected historical financial and other data for Hexion for the years ended December 31, 2004, 2005 and 2006 have been derived from the audited consolidated financial statements of Hexion, included elsewhere in this prospectus. The financial data of Hexion for the years ended December 31, 2003 and 2002 represent the operating results of Resolution Performance, not included herein, which reflect purchase accounting adjustments following the acquisition of Resolution Performance by Apollo on November 14, 2000.

Our financial data for the year ended December 31, 2004 includes:

•	The results of operations of Resolution Performance for the full year ended December 31, 2004,

•	The results of operations of Resolution Specialty since the acquisition of Resolution Specialty by Apollo on August 2, 2004; and

•	The results of operations of Borden Chemical since the acquisition of Borden Chemical by Apollo on August 12, 2004.

Our financial data for the year ended December 31, 2005 includes:

•	The results of operations of the former Resolution Performance, Resolution Specialty and Borden Chemical for the full year ended December 31, 2005, and

•	The results of operations of Bakelite since the completion of the Bakelite Transaction on April 29, 2005.

Our financial data for the year ended December 31, 2006 includes:

•	The results of operations of the Coatings Acquisition and the Inks Acquisition since January 31, 2006 and June 1, 2006, the respective acquisition dates.

In addition, Taro Plast (which we acquired as part of the Bakelite Transaction) is reported as a discontinued operation in our financial statements for the years ended December 31, 2005 and 2006.

Accordingly, the results of operations of Hexion for periods prior to the Borden Acquisition, the Resolution Specialty Acquisition and the Bakelite Acquisition are not comparable to results for subsequent periods.

You should read this data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and all the financial statements and the related notes included elsewhere in this prospectus.

	Year ended December 31,
	2002	2003	2004 (1)	2005 (2)	2006 (3)
	(dollars in millions, except per share data)
Statements of Operations:
Net sales	$740	$782	$2,019	$4,442	$5,205
Cost of sales	601	714	1,785	3,781	4,485

Gross profit	139	68	234	661	720

Selling, general & administrative expense	82	81	163	391	384
Transaction costs	—	—	56	44	20
Integration costs	—	—	—	13	57
Other operating (income) expense (4)	16	10	6	5	(27)

Operating income (loss)	41	(23)	9	208	286

Interest expense, net	65	77	117	203	242
Loss on extinguishment of debt	—	—	—	17	121
Other non-operating expense	—	—	5	16	3

Loss from continuing operations before income tax, earnings from unconsolidated entities and minority interest	(24)	(100)	(113)	(28)	(80)
Income tax expense (benefit)	(10)	(37)	—	48	14

Loss from continuing operations before earnings from unconsolidated entities and minority interest	(14)	(63)	(113)	(76)	(94)
Earnings from unconsolidated entities, net of taxes	—	—	—	2	3
Minority interest in net (income) loss of consolidated subsidiaries	3	13	8	(3)	(4)

Loss from continuing operations	(11)	(50)	(105)	(77)	(95)
Loss from discontinued operations (5)	—	—	—	(10)	(14)

Net loss	(11)	(50)	(105)	(87)	(109)
Redemption and accretion of redeemable preferred stock	—	—	—	30	33

Net loss available to common shareholders	$(11)	$(50)	$(105)	$(117)	$(142)

Basic and Diluted Per Share Data:
Loss from continuing operations	$(0.13)	$(0.61)	$(1.27)	$(1.30)	$(1.55)
Loss from discontinued operations (5)	—	—	—	(0.11)	(0.17)

Net loss available to common shareholders	$(0.13)	$(0.61)	$(1.27)	$(1.41)	$(1.72)

Cash Flow Data:
Cash flows (used in) from operating activities	$64	$(43)	$(32)	$171	$21
Cash flows (used in) from investing activities	(45)	7	(20)	(354)	(277)
Cash flows from (used in) financing activities	(21)	80	148	219	128

Balance Sheet Data (at end of period):
Cash and equivalents	$5	$49	$152	$183	$64
Working capital (6)	99	177	433	467	367
Total assets	1,179	1,191	2,696	3,209	3,508
Total long-term debt	567	675	1,834	2,303	3,326
Total net debt (7)	572	634	1,698	2,158	3,328
Total liabilities and minority interest	949	1,039	3,005	3,769	4,922
Redeemable preferred stock	—	—	—	364	—
Total shareholder’s (deficit) equity	230	152	(309)	(924)	(1,414)

Other Financial Data:
Ratio of earnings to fixed charges and preferred stock dividends (8)	—	—	—	—	—

(1)	Includes data for the Coatings Acquisition and the Inks Acquisition since January 31, 2006 and June 1, 2006, their respective dates of acquisition.

(2)	Includes data for Bakelite from its date of acquisition, April 29, 2005.
(3)	Includes data for Resolution Specialty from August 2, 2004 and for Borden Chemical from August 12, 2004, their respective dates of acquisition by Apollo.
(4)	Other operating (income) expense for the year ended December 31, 2006 includes net gains of $39 million recognized primarily on the Brazilian Consumer Divestiture.
(5)	Loss from discontinued operations for the year ended December 31, 2006 reflects the Thermoplastics Divestiture. Loss from discontinued operations for the year ended December 31, 2005 reflects litigation settlements related to previously divested businesses.
(6)	Working capital is defined as current assets less current liabilities.
(7)	Net debt is defined as long-term debt plus short-term debt less cash and equivalents.
(8)	Due to the net losses in the years 2002 to 2006, the ratio of earnings to fixed charges and preferred stock dividends was less than 1. Our earnings were insufficient to cover fixed charges and preferred stock dividend requirements by $25, $102, $113, $58 and $113 million for the years ended December 31, 2002, 2003, 2004, 2005 and 2006, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The purpose of the following discussion is to provide relevant information to investors who use our financial statements so they can assess our financial condition and results of operations by evaluating the amounts and certainty of cash flows from our operations and from outside sources. The three principal objectives of Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) are: to provide a narrative explanation of financial statements that enables investors to see our Company through the eyes of management; to enhance overall financial disclosure and provide the context within which financial information should be analyzed; and to provide information about the quality and potential variability of earnings and cash flows so that investors can judge the likelihood that past performance is indicative of future performance.

MD&A is presented in five sections: Business Overview and Outlook, Results of Operations, Liquidity and Capital Resources, Critical Accounting Policies and Estimates, and Recently Issued Accounting Standards. MD&A should be read in conjunction with our financial statements and the accompanying notes included elsewhere in this prospectus.

Business Overview and Outlook

We are the world’s largest producer of thermosetting resins, or thermosets. Thermosets are a critical ingredient in virtually all paints, coatings, glues and other adhesives produced for consumer or industrial uses. We provide a broad array of thermosets and associated technologies and have leading market positions in all of the key markets that we serve. The total global thermoset resins market is approximately $34 billion in annual sales, of which our primary markets represent approximately $19 billion in annual sales.

Our products are used in thousands of applications and are sold into diverse markets, such as forest products, architectural and industrial paints, packaging, consumer products and automotive coatings, as well as higher growth markets, such as composites, UV cured coatings and electrical laminates. Major industry sectors that we serve include industrial/marine, construction, consumer/durable goods, automotive, electronics, architectural, civil engineering, repair/remodeling, graphic arts, and oil and gas field support. Key drivers of our business include general economic and industrial growth, housing starts, auto build rates and active gas drilling rigs. As is true for many industries, our results are impacted by the effect on our customers of economic upturns or downturns, as well as the impact on our own costs to produce, sell and deliver our products. Our customers use most of our products in their production processes; therefore, factors that impact their industries could significantly affect our results.

As of December 31, 2006, we had 104 production sites around the world. Through our worldwide network of strategically located production facilities, we serve more than 11,000 customers in over 100 countries. Our global customers include leading companies in their respective industries, such as 3M, Ainsworth, Ashland Chemical, BASF, Bayer, DuPont, GE, Halliburton, Honeywell, Huntsman, Louisiana-Pacific, Owens Corning, PPG Industries, Sumitomo, Sun Chemicals, Valspar and Weyerhaeuser.

The chemical industry has been historically very competitive, and we expect this competitive environment to continue in the foreseeable future. We compete with companies of varying size, financial strength and availability of resources. Price, customer service and product performance are the primary factors that drive competition.

We believe that the Hexion Formation provides us with significant opportunities for growth through global product line management, as well as considerable opportunities to increase our operational efficiencies, reduce fixed costs, optimize manufacturing assets and improve capital spending efficiency. We are focused on increasing our revenues, cash flows and profitability. We believe we can achieve these goals through the following strategies:

•

Providing our customers with a broad range of resins products on a global basis as the world’s largest producer of thermosetting resins. We have the opportunity to become a global, comprehensive solutions provider to our customers rather than simply offering a particular product, selling in a single geography or competing on price.

•	Expanding our product offerings through internal innovation, joint research and development initiatives with our customers and research partnership formations.

•

Growing our business in the Asia-Pacific, Eastern Europe and Latin American markets, where the use of our products is increasing. We also expect to accelerate the penetration of our high-end, value-added products into new markets by combining sales and distribution infrastructures.

•	Continuing to improve our profitability by realizing cost savings opportunities as a result of the Hexion Formation.

Our business segments are based on the products that we offer and the markets that we serve. At December 31, 2006, we had four reportable segments: Epoxy and Phenolic Resins, Formaldehyde and Forest Products Resins, Coatings and Inks, and Performance Products. The major products of our reportable segments are as follows:

•	Epoxy and Phenolic Resins: epoxy resins and intermediates, molding compounds, versatic acids and derivatives, specialty phenolic resins and epoxy coating resins

•	Formaldehyde and Forest Products Resins: forest products resins and formaldehyde applications

•	Coatings and Inks: composite resins, polyester resins, acrylic resins, alkyd resins, and ink resins and additives

•	Performance Products: phenolic encapsulated substrates for oilfield and foundry applications

2006 Highlights

•

We made several strategic acquisitions during 2006 primarily in the Coatings and Inks segment. Specifically, the Coatings Acquisition and the Inks Acquisition, along with two smaller acquisitions, net of divestitures, contributed $331 million in incremental sales.

•

We amended and restated our senior secured credit facilities and repaid, repurchased or redeemed certain debt. We used $397 million of these proceeds to redeem our preferred stock and $480 million of these proceeds to fund a common stock dividend to our shareholders.

•

We realized $50 million of planned synergies in 2006 and are on pace to meet or exceed our planned $125 million of synergies by the end of 2007. In addition, we identified an additional $50 million of Phase II synergies.

•

Despite experiencing significant volatility in our raw material costs and finishing 2006 with phenol and methanol prices near record highs, we were able to pass along most of these increased costs in higher selling prices in many of our product lines.

•

Some of our key economic indicators, such as new housing and automotive builds, softened during 2006. However, due to our diversity of products we were able to maintain our overall volumes as a result of strong demand in our oilfield applications and our phenolic and epoxy specialty resins applications for the wind turbines, electronics and aeronautics end markets.

2007 Outlook

Our business is impacted by general economic and industrial growth, housing starts, automotive builds, oil and natural gas drilling activity and general industrial production. Our business has both geographic and end market diversity which reduces the impact of any one of these factors on our overall performance. We anticipate an increase in demand in 2007 in many of the markets that we serve in both industrialized and developing nations and we expect an upward trend in overall utilization rates for thermosetting resins. Specifically, we expect continued strength in North American oil and natural gas drilling activity, which would have a positive impact on our Performance Products segment’s volumes. In addition, we expect that epoxy demand will increase in 2007 due to market capacity constraints and strong sales in the electronics, wind turbines and aeronautics end markets. We expect these volume increases to be partially offset by lower volume expectations in several other key markets. We anticipate that continued softness in 2007 in North American automotive build rates will continue to place downward volume pressure on certain product lines that are included in our Epoxy and Phenolic Resins, Coatings and Inks and Performance Products segments. We also anticipate a continued trend in the first half of 2007 of lower housing starts in North America which would impact our 2007 volume primarily for our forest product resins, which is included in our Formaldehyde and Forest Product Resins segment, and our phenolic specialty resins, epoxy coating, polyester, alkyd and acrylic resin product lines, which are included in our Epoxy and Phenolic Resins and Coatings and Inks segments.

We expect that raw material cost volatility will likely continue through 2007 because of, among other things, volatility of key feedstock pricing. We anticipate that prices of our main raw materials will remain at or near their historical highs through much of 2007, but may begin to decline during the second half of 2007 or early 2008. In the second half of 2006, we were successful in raising prices across many of our product lines to recover higher raw material costs. We were able to mitigate raw material cost volatility by our monthly or quarterly pricing mechanisms and the value-added nature of many of our product lines. We will continue to focus on pricing in 2007 because we believe there are still opportunities in certain markets to pass through our raw material price increases.

We expect to generate higher free cash flow (which we define as cash flow from operating activities less anticipated capital expenditures) in 2007 due to improved sales volume and pricing, realizing planned synergies and lower one-time costs associated with the Hexion integration, and continued focus on reducing working capital. We plan to spend approximately $120 million on capital expenditures in 2007. We will continue to focus on reducing debt and the resulting cash paid for interest in 2007 through increased free cash flow.

Matters Impacting Comparability of Results

Our audited Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiaries in which minority shareholders hold no substantive participating rights, after eliminating intercompany accounts and transactions. Our share of the net earnings of our 20% to 50% owned companies, where we have the ability to exercise significant influence, but do not control, over operating and financial policies, are included in income on an equity basis. Investments in companies with ownership of less than 20% are carried at cost.

Resolution Performance, Borden Chemical and Resolution Specialty were considered entities under the common control of Apollo as defined in EITF 02-5 Definition of Common Control in Relation to FASB Statement of Financial Accounting Standards No. 141, “Business Combinations.” As a result of combining these entities, our financial statements are presented retroactively on a consolidated basis in a manner similar to a pooling of interests, and include the results of operations of each business only from the date of acquisition by Apollo.

Our financial data for the year ended December 31, 2004 includes:

•	The results of operations of Resolution Performance for the full year ended December 31, 2004;

•	The results of operations of Resolution Specialty since the acquisition of Resolution Specialty by Apollo on August 2, 2004; and

•	The results of operations of Borden Chemical since the acquisition of Borden Chemical by Apollo on August 12, 2004.

Our financial data for the year ended December 31, 2005 includes:

•	The results of operations of the former Resolution Performance, Resolution Specialty and Borden Chemical for the full year ended December 31, 2005, and

•	The results of operations of Bakelite since the completion of the Bakelite Transaction on April 29, 2005.

Our financial data for the year ended December 31, 2006 includes:

•	The results of operations of the Coatings Acquisition and the Inks Acquisition since January 31, 2006 and June 1, 2006, the respective acquisition dates.

Raw material costs make up approximately 85% of our cost of goods sold. The three largest raw materials that we use in our production processes are phenol, methanol and urea, which represent approximately half of our total raw material costs. Fluctuations in energy costs, such as volatility in the price of crude oil and related petrochemical products, as well as the cost of natural gas have caused significant volatility in our raw material costs. Compared to the average prices in 2005, the average prices of phenol, methanol, and urea in North America increased (decreased) by approximately 28%, 23% and (13)%, respectively, in 2006. In 2005 the average prices of phenol, methanol and urea increased by approximately 15%, 16% and 26%, respectively compared to the average prices in 2004. The majority of our methanol and urea purchases are made in North America. We purchase similar amounts of phenol for our North American and European businesses. European price increases in 2006 for phenol approximated 6%. To help mitigate this volatility, we have purchase and sale contracts with many of our vendors and customers that contain periodic price adjustment mechanisms. Due to differences in the timing of pricing mechanism trigger points between our sales and purchase contracts, there is often a lead-lag impact during which margins are negatively impacted in the short term when raw material prices increase and are positively impacted when raw material prices fall. During the year ended December 31, 2006, there was a $29 million negative lead-lag impact on operating income. In addition, passing through raw material price changes can result in significant variances in sales comparisons from year to year. In 2006 and 2005, we had a favorable impact on sales from passing through raw material price increases to our customers, as allowed by our customer contracts.

During the third quarter of fiscal 2006 we were placed on allocation for methanol, a raw material that is used in the production of formaldehyde and formaldehyde-derived products, because two major methanol producers declared force majeure. As a result of these raw material limitations, we allocated our available supply of formaldehyde and formaldehyde-derived products in North America among our customers during the force majeure period, which ended on October 2, 2006. This resulted in the loss of some sales volume in the fourth quarter in our Formaldehyde and Forest Product Resins segment.

Our 2005 results were impacted by Hurricanes Katrina and Rita. Approximately $27 million of lost sales as well as some incremental expenses associated with these hurricanes negatively impacted our operating income in the second half of 2005. These incremental expenses included higher costs for key raw materials, plant downtime, supply chain and other logistical disruptions, and dislocated employees.

Results of Operations

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in millions)

	2006	2005	2004
Net sales	$5,205	$4,442	$2,019
Cost of sales	4,485	3,781	1,785

Gross profit	720	661	234
Selling, general & administrative expense	384	391	163
Transaction costs	20	44	56
Integration costs	57	13	—
Other operating (income) loss, net	(27)	5	6

Operating income	286	208	9

Interest expense, net	242	203	117
Loss on extinguishment of debt	121	17	—
Other non-operating expense, net	3	16	5

Total non-operating expenses	366	236	122

Loss from continuing operations before income tax, earnings from unconsolidated entities and minority interest	(80)	(28)	(113)
Income tax expense	14	48	—

Loss from continuing operations before earnings from unconsolidated entities and minority interest	(94)	(76)	(113)
Earnings from unconsolidated entities, net of tax	3	2	—
Minority interest in net (income) loss of consolidated subsidiaries	(4)	(3)	8

Loss from continuing operations	(95)	(77)	(105)
Loss from discontinued operations	(14)	(10)	—

Net loss	$(109)	$(87)	$(105)

Sales

In 2006, our net sales increased by $763 million, or 17% compared with 2005. Acquisitions, net of divestitures added $559 million in incremental net sales and organic growth added $204 million. We were successful in driving volumes higher across several of our product lines, including epoxy resins and intermediates, phenolic specialty resins, oil field services and international forest product resins and formaldehyde, due to strong worldwide demand for these products. These volume increases were partially offset by lower volumes in our North American forest products resins, U.S. coating products and North American foundry products. These decreases were primarily driven by softer housing and automotive markets during the second half of 2006. We were also successful in passing through price increases to customers for many of our product lines in 2006, including our North American forest products resins, formaldehyde, foundry, oilfield, and coatings businesses, and our worldwide phenolic specialty resins businesses. In addition, a net favorable currency translation of $55 million contributed to the sales increase as a result of the strengthening of the Canadian dollar, Brazilian real and euro against the U.S. dollar.

In 2005, our net sales increased by $2,423 million, or 120% compared with 2004. The Borden Transaction, the Resolution Specialty Transaction and the Bakelite Transaction accounted for $2,169 million of this increase and organic growth added $254 million. Organic growth was primarily due to increased average selling prices, as the result of improved pricing, passing through higher raw material prices, and favorable product mix.

Gross Profit

In 2006, our gross profit increased by $59 million, or 9%, compared with 2005. The net impact of the acquisitions and divestiture added $66 million of incremental gross profit, while gross profit in our legacy businesses declined by $7 million. Synergies that we realized from the Hexion Formation positively impacted gross profit, however, the continued rise in raw material costs that could not be fully passed along to our customers, more than offset the synergies.

In 2005, our gross profit increased by $427 million, or 182%, compared with 2004. The impact of acquisitions added $308 million in incremental gross profit, while our legacy businesses generated a gross profit increase of $119 million. The impact of increased average selling prices and favorable product mix more than offset higher raw material prices and natural gas costs.

Operating Income

In 2006, our operating income increased $78 million compared with 2005. This improvement was driven in part by the improvement in gross profit discussed above, which generated an additional $59 million in operating income. In addition, Transaction costs fell by $24 million in 2006. In 2006, these costs were primarily from suspending an initial public offering; while in 2005, these costs were primarily from the Hexion Formation. Also contributing to the increase in operating income was a gain of $39 million from the Brazilian Consumer Divestiture. These increases were partially offset by higher Integration costs of $44 million. Integration costs primarily include redundancy and plant rationalization initiatives and incremental administrative costs from other integration programs, including the implementation of a single, company-wide, management information and accounting system. Selling, general and administrative expense decreased by $7 million primarily as a result of synergies from the Hexion Formation.

In 2005, our operating income increased $199 million compared with 2004. This improvement was primarily from the improvement in gross profit discussed above. Also contributing to this improvement was a $12 million reduction in Transaction costs. Transaction costs in 2005 were from the Hexion Formation, while costs in 2004 were from the Borden Transaction and the Resolution Specialty Transaction. Offsetting lower Transaction costs was an increase in Integration costs of $13 million, as we moved from finalizing the formation of Hexion toward achieving full integration of the companies that were acquired in the Hexion Formation. Offsetting these improvements was an increase in Selling, general and administrative expense of $228 million. The Bakelite Transaction, the Borden Transaction and the Resolution Specialty Transaction accounted for $186 million of this increase. We also recognized stock-based compensation expense of $12 million in 2005 for the Hexion Formation.

Non-Operating Expenses

In 2006, our total non-operating expenses increased by $130 million compared with 2005. Net interest expense increased by $39 million from 2005 due to higher interest rates and higher average debt levels to fund acquisitions and the payment of dividends. In addition, we recognized a loss on extinguishment of debt of $121 million as a result of the debt refinancing and recapitalizations in May and November 2006. Other non-operating expense, net, was $13 million lower than 2005 due to the absence in 2006 of an unrealized foreign exchange loss and the absence of a realized loss from settling a contingent forward held by us relating to the Bakelite Transaction.

In 2005, our total non-operating expenses increased by $114 million compared with 2004. Net interest expense increased by $86 million from 2004 due to higher interest rates and higher average debt levels that resulted from the Borden Transaction, the Resolution Specialty Transaction, the Bakelite Transaction and refinancing our credit facilities. In 2005, we wrote-off deferred financing fees of $17 million. Included in other non-operating expense in 2005 was $9 million of foreign exchange losses from settling a contingent forward contract that we held related to the Bakelite Transaction and an unrealized loss of $10 million related to a U.S. dollar denominated $290 million term loan on a Dutch subsidiary’s books.

Income Taxes

Although our loss from continuing operations before income tax, earnings from unconsolidated entities and minority interest was $80 million in 2006, current year tax expense was $14 million. The federal income tax benefit on the Company’s domestic loss (computed at the federal statutory tax rate) as well as the reduction of the foreign deferred tax liabilities from enacted tax rate reductions in Canada, the Netherlands and Spain, was offset by an increase in the domestic valuation allowance and a provision for income taxes associated with the unrepatriated earnings of foreign subsidiaries.

In 2005, despite a loss from continuing operations before income tax earnings, from unconsolidated entities and minority interest of $28 million, we had $48 million of income tax expense. The federal income tax benefit on our domestic loss (computed at the federal statutory tax rate) and the release of foreign valuation allowances were more than offset by (i) an increase in the domestic valuation allowance, (ii) foreign income tax on a foreign currency exchange gain on the settlement of an intercompany loan, (iii) increases in accruals related to state and foreign tax contingencies, and (iv) nondeductible expenses, primarily related to the Hexion Formation.

In 2004, income tax expense reflects a federal income tax benefit computed at the federal statutory rate, offset by a provision for taxes associated with the unrepatriated earnings of foreign subsidiaries. This provision was based on management’s decision that foreign earnings could no longer be considered permanently invested after the Borden Transaction. This additional provision allowed us to release previously provided valuation allowances against our deferred tax assets. The provision also reflects a write-off of net operating losses, offset by the benefit from a change in a foreign enacted tax rate.

Loss from Discontinued Operations

In 2006, we sold Taro Plast in the Thermoplastics Divestiture. Taro Plast was acquired as part of the Bakelite Transaction and was formerly reported in the Epoxy and Phenolic Resins segment. Accordingly, Taro Plast is reported as a discontinued operation for all periods presented. In 2006, Loss from discontinued operations also included an impairment charge of $13 million for the amount by which the carrying value of the net assets of Taro Plast exceeded the estimated fair value of the business, less estimated costs to sell.

In 2005, we settled a claim against us for $15 million that was for a lawsuit resulting from a previously divested business. We also received a $6 million settlement from a class action suit from raw material purchases on a formerly divested business. As both of these events were from contingencies at previously divested businesses that were treated as discontinued operations, we included these amounts in Loss from discontinued operations. In 2005, we also recognized a loss of $1 million on the discontinued operations of Taro Plast.

Results of Operations by Segment

Following is a summary of Net sales to unaffiliated customers and Segment EBITDA. Segment EBITDA is defined as Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) that is adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is the primary performance measure used by our senior management and Board of Directors to evaluate operating results and to allocate capital resources among our segments. Segment EBITDA is also the profitability measure that is used in management and executive incentive compensation programs. Corporate and Other primarily represents certain corporate general and administrative expenses that are not allocated to the segments.

	Year Ended December 31,
	2006		2005		2004
	Amount	Change from Prior Year	Amount	Change from Prior Year	Amount
	(dollars in millions)
Net Sales to Unaffiliated Customers (1)(2):
Epoxy and Phenolic Resins	$2,152	14%	$1,881	72%	$1,096
Formaldehyde and Forest Products Resins	1,385	8%	1,281	180%	458
Coatings and Inks	1,254	42%	886	173%	325
Performance Products	414	5%	394	181%	140

Segment EBITDA (2):
Epoxy and Phenolic Resins	$271	11%	$244	162%	$93
Formaldehyde and Forest Products Resins	152	—	152	198%	51
Coatings and Inks	81	29%	63	142%	26
Performance Products	65	25%	52	225%	16
Corporate and Other	(45)	5%	(43)	330%	(10)

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)	Net sales and Segment EBITDA in 2006 include the Coatings Acquisition and the Inks Acquisition from January 31, 2006 and June 1, 2006, respectively, and exclude the results from the Brazilian Consumer Divestiture since March 31, 2006. Net sales and Segment EBITDA in 2005 include Bakelite results from the date of acquisition, April 29, 2005. Net sales and Segment EBITDA in 2004 include Resolution Specialty results from August 2, 2004 and Borden Chemical results from August 12, 2004, their respective dates of acquisition by Apollo.

2006 vs. 2005 Segment Results

The table below provides additional detail of the percentage change in sales by segment from 2005 to 2006.

	Volume	Price/ Mix	Currency Translation	Acquisitions/ Divestitures	Total
Epoxy and Phenolic Resins	3%	(1)%	1%	11%	14%
Formaldehyde and Forest Product Resins	(1)%	6%	3%	—	8%
Coatings and Inks	(4)%	6%	1%	39%	42%
Performance Products	(1)%	6%	—	—	5%

Epoxy and Phenolic Resins

Epoxy and Phenolic Resins’ net sales increased in 2006 by $271 million, or 14%, compared with 2005. The Bakelite Transaction contributed $222 million of incremental net sales in 2006. Prior to the Bakelite Transaction in 2005, Bakelite was a customer and accounted for sales of $14 million. Organic growth generated an increase in net sales of $63 million. This was a result of improved volumes due primarily to a new tolling agreement. In addition, volumes in the phenolic specialty resin and specialty epoxy businesses grew as a result of strong demand in the electronics and wind energy sectors, respectively. The positive impact of improved volume was partially offset by lower overall average selling prices that decreased sales by $22 million from the prior year due to mix and competitive pricing pressures primarily in our versatic acids and derivatives business. We had a favorable currency translation impact of $15 million as the euro strengthened against the U.S. dollar in the second half of the year.

Segment EBITDA of Epoxy and Phenolic Resins increased in 2006 by $27 million compared with 2005. The Bakelite Transaction contributed $25 million of incremental Segment EBITDA in 2006, while our legacy businesses had an increase in Segment EBITDA of $2 million. The positive impacts from improved volumes and lower costs, driven from synergy and cost reduction programs, were mostly offset by increased raw material costs, coupled with higher energy costs that in the short term could not be passed on to our customers.

Formaldehyde and Forest Products Resins

Formaldehyde and Forest Products Resins’ net sales increased in 2006 by $104 million, or 8%, compared with 2005. The net impact of acquisitions and divestitures contributed $6 million of incremental net sales, while organic growth contributed $98 million in net sales in 2006. Strong pricing contributed $74 million to the sales increase, primarily in our North American forest products resins and North American formaldehyde products, from passing through a portion of higher phenol and methanol costs to our customers. Higher volumes in our international forest product resins and formaldehyde products, due to new customers and increased demand in Latin America, were more than offset by lower volumes in our North American resins business as the result of a softer housing market. We also had lower volumes in our North American formaldehyde business due to weakening demand that temporarily curtailed certain customers’ production in the first half of 2006. Favorable currency translation of approximately $35 million also contributed to higher sales, as both the Canadian dollar and the Brazilian real strengthened versus the U.S. dollar.

Segment EBITDA of Formaldehyde and Forest Products Resins in 2006 was consistent with 2005 as the positive impact of the increased net sales was offset by increased raw material costs and costs related to a supplier force majeure.

Coatings and Inks

Coatings and Inks’ net sales increased by $368 million, or 42%, in 2006 compared with 2005. The Coatings Acquisition and the Inks Acquisition accounted for $345 million of incremental sales in 2006 and organic growth generated additional net sales of $23 million. Stronger pricing contributed approximately $57 million to the sales increase and was seen across all of our products lines, except acrylic resins, where excess industry capacity, due to new competitors in Asia, resulted in lower prices. This was partially offset by a decrease of $39 million primarily from lower volume in our coatings products and international inks product lines. Overall, coatings product volumes in the U.S. were negatively impacted by the softening housing market and international inks volume was impacted by lower demand late in 2006. Favorable currency translation of $5 million also contributed to the increased sales as the euro strengthened against the U.S. dollar in the second half of 2006.

Segment EBITDA of Coatings and Inks increased by $18 million in 2006 compared with 2005. The Coatings Acquisition and the Inks Acquisition contributed $20 million of incremental Segment EBITDA in 2006. Our legacy businesses experienced a slight decrease in Segment EBITDA of $2 million due to lower volumes in coating products and international inks, and increased raw material costs.

Performance Products

Performance Products’ net sales increased by $20 million, or 5%, in 2006 compared with 2005. Increased pricing contributed $22 million in additional sales, primarily in our North American oil field and foundry product lines from passing through phenol price increases to customers. Increased pricing was offset by a slight decline in volumes driven by a customer outage in Australia and the North American auto slowdown. Volumes in our North

American foundry business were down due to weakening demand in the automotive sector. The volume decrease in foundry products was offset by volume improvements in our oil field products as a result of increases in North American natural gas and drilling activities, as well as increased production capacity as a result of our new Canadian production facility.

Segment EBITDA of Performance Products increased by $13 million in 2006 compared with 2005. The increase was primarily the result of strong volume development in our oil field products and our continued focus on controlling operating costs.

Corporate and Other

Corporate and Other expense increased by $2 million in 2006 compared to 2005. As a result of the Hexion Formation in 2005, we began to consolidate certain corporate functions of the legacy companies, and some corporate general and administrative expenses that were previously included within those businesses are now included in Corporate and Other. Synergies captured from the Hexion Formation helped to offset inflationary increases.

2005 vs. 2004 Segment Results

The table below provides additional detail of the percentage change in sales by segment from 2005 and 2004.

	Volume	Price/ Mix	Currency Translation	Acquisitions/ Divestitures	Total
Epoxy and Phenolic Resins	—	17%	—	55%	72%
Formaldehyde and Forest Product Resins	(4)%	5%	4%	175%	180%
Coatings and Inks	—	13%	(1)%	161%	173%
Performance Products	6%	5%	—	170%	181%

Epoxy and Phenolic Resins

Epoxy and Phenolic Resins’ net sales increased by $785 million, or 72%, in 2005 compared with 2004. The Bakelite Transaction and the Borden Transaction accounted for $602 million of the sales increase. Organic growth increased net sales by $183 million primarily as the result of increased average selling prices and favorable product mix. Overall average selling prices increased from the prior year primarily from pricing improvement initiatives. Overall volumes decreased slightly from the prior year from an emphasis on pricing improvement versus volume growth.

Segment EBITDA of Epoxy and Phenolic Resins increased by $151 million in 2005 compared with 2004. The Bakelite Transaction and the Borden Transaction accounted for $61 million of incremental Segment EBITDA in 2005, while our legacy businesses accounted for $90 million of the increase as a result of increased average selling prices and favorable product mix, as discussed above. Hurricanes Katrina and Rita negatively impacted results by approximately $13 million due to incremental costs from shutting down and restarting plants, and from higher utility and raw material costs.

Formaldehyde and Forest Products Resins

Formaldehyde and Forest Products Resins’ net sales increased by $823 million, or 180%, in 2005 compared with 2004. The Borden Transaction and the Bakelite Transaction contributed $802 million of incremental net sales and organic growth provided an additional $21 million of net sales. This was the result of strong pricing for our resins and formaldehyde products due to passing through raw material price increases. Favorable currency translation of approximately $16 million, as both the Canadian dollar and the Brazilian real strengthened versus the U.S. dollar, also contributed to the net sales increase. Partially offsetting these favorable items was a decrease in volumes primarily in our formaldehyde products caused by hurricane-related customer outages.

Segment EBITDA of Formaldehyde and Forest Products Resins increased by $101 million in 2005 compared with 2004. The Borden Transaction and the Bakelite Transaction contributed $97 million of incremental Segment EBITDA in 2005, while we generated increased Segment EBITDA of $4 million from strong pricing for our resins and formaldehyde products due to passing through raw material price increases. In 2004, we experienced an unfavorable lead-lag impact on earnings as raw material prices increased, and we were not able to pass these price increases through to our customers at the same time. Hurricanes Katrina and Rita negatively impacted Segment EBITDA by approximately $10 million in 2005 due to lost sales and incremental costs from shutting down and restarting plants, and from higher utility and raw material costs.

Coatings and Inks

Coatings and Inks’ net sales increased by $561 million, or 173%, in 2005 compared with 2004. The Resolution Specialty Transaction contributed $526 million of incremental sales in 2005. Organic growth generated additional net sales of $35 million, the result of strong pricing across all of our product lines, as well as improved product mix.

Segment EBITDA of Coatings and Inks increased by $37 million in 2005 compared with 2004. The Resolution Specialty Transaction contributed $42 million of incremental Segment EBITDA in 2005, offset by a decline in Segment EBITDA of $5 million. Hurricanes Katrina and Rita negatively impacted 2005 Segment EBITDA by approximately $3 million from higher utility and raw material costs.

Performance Products

Performance Products’ net sales increased by $254 million, or 181%, in 2005 compared with 2004. The Borden Transaction contributed $239 million of incremental sales in 2005, and organic growth provided additional net sales of $15 million. This increase was the result of increased volumes in our foundry products, improved pricing in Asia Pacific and favorable product mix in our oil field products. Improved foundry volumes were driven by higher non-automotive demand. Increased pricing in Asia Pacific was due to passing through raw material price increases.

Segment EBITDA of Performance Products increased by $36 million in 2005 compared with 2004. The Borden Transaction contributed $28 million of incremental Segment EBITDA in 2005. In addition, our Segment EBITDA increased by $8 million due to the factors discussed above as well as lower processing costs in Asia Pacific. Hurricanes Katrina and Rita negatively impacted Segment EBITDA by approximately $1 million.

Corporate and Other

Corporate and Other expense increased by $33 million in 2005 compared with 2004 as a result of the Borden Transaction and the Hexion Formation. Prior to the Hexion Formation, Resolution Performance and Resolution Specialty included their corporate and other expenses in their prior reportable segments’ earnings. When the Hexion Formation took place, we began to consolidate the corporate functions of the four former legacy businesses, resulting in certain corporate general and administrative expenses no longer being allocated to operating segments.

Reconciliation of Segment EBITDA to Net Loss

	Year Ended December 31,
	2006	2005	2004
	(in millions)
Segment EBITDA:
Epoxy and Phenolic Resins	$271	$244	$93
Formaldehyde and Forest Products Resins	152	152	51
Coatings and Inks	81	63	26
Performance Products	65	52	16
Corporate and Other	(45)	(43)	(10)

Reconciliation:
Items not included in Segment EBITDA
Transaction costs	(20)	(44)	(56)
Integration costs	(57)	(13)	—
Non-cash charges	(22)	(30)	(2)
Unusual items:
Gain on divestiture of business	39	—	—
Purchase accounting effects/inventory step-up	(3)	(16)	(10)
Discontinued operations	(14)	(10)	—
Business realignments	2	(9)	(3)
Other	(10)	(18)	(7)

Total unusual items	14	(53)	(20)

Total adjustments	(85)	(140)	(78)
Interest expense, net	(242)	(203)	(117)
Loss on extinguishment of debt	(121)	(17)	—
Income tax expense	(14)	(48)	—
Depreciation and amortization	(171)	(147)	(86)

Net loss	$(109)	$(87)	$(105)

Items not included in Segment EBITDA

In 2006, Transaction costs primarily represented the write-off of deferred accounting, legal and printing costs as the result of the Company’s suspension of its IPO, as well as costs from terminating acquisition activities. In 2005, Transaction costs primarily represented accounting, consulting, legal and contract termination fees from the Hexion Formation and expenses associated with terminated acquisition activities. In 2004, Transaction costs primarily represented costs related to the Borden Transaction and the Resolution Specialty Transaction.

In 2006, Integration costs represented redundancy and plant rationalization costs and incremental administrative costs for integration programs resulting from the Hexion Formation, the Coatings Acquisition and the Inks Acquisition. In 2005, Integration costs were of a similar nature, primarily from the Hexion Formation. Included in both years are costs related to the implementation of a single, company-wide, management information and accounting system.

In 2006, Non-cash charges were primarily from stock-based compensation expense, impairments of property, plant and equipment and unrealized derivative and foreign exchange losses. In 2005, Non-cash charges were primarily from stock-based compensation costs and unrealized foreign currency exchange losses on debt instruments that were denominated in currencies other than the functional currency of the holder. In 2004, Non-cash charges were primarily from goodwill impairments.

Not included in Segment EBITDA are certain income or expenses that are deemed by management to be unusual or non-recurring in nature. For 2006, these items primarily consisted of a gain recognized on the Brazilian Consumer Divestiture, a charge related to the discontinued operations of Taro Plast, business realignments, and the impact of the announced exit from the European solvent coating resins business (the “Alkyds Divestiture”). For 2005, these items primarily consisted of purchase accounting/inventory step-up adjustments that were related to the Bakelite Transaction, a realized foreign currency loss on an exchange rate hedge related to the Bakelite Transaction, certain non-recurring litigation expenses related to discontinued operations and business realignments. For 2004, these items primarily consisted of purchase accounting/inventory step-up adjustments related to the Resolution Specialty Transaction, business realignments, incremental expenses from a mechanical failure at a Brazilian formaldehyde plant, and integration costs related to the Resolution Specialty Transaction.

Liquidity and Capital Resources

Sources and Uses of Cash

Our primary source of liquidity is cash flow generated from operations. We also have availability under our senior secured credit facilities, subject to certain conditions. Our primary liquidity requirements are working capital requirements, debt service, one-time synergy program-related obligations, contractual obligations and capital expenditures. We expect to have adequate liquidity to fund working capital requirements, contractual obligations and capital expenditures over the remainder of the term of our credit facilities from cash received from operations and amounts available under credit facilities.

Following are highlights from our Consolidated Statements of Cash Flows for the years ended December 31:

	2006	2005	2004
	(in millions)
Operating activities	$21	$171	$(32)
Investing activities	(277)	(354)	(20)
Financing activities	128	219	148
Effect of exchange rates on cash flow	9	(5)	7

Net change in cash and equivalents	$(119)	$31	$103

Operating Activities

In 2006, operations provided $21 million of cash. The net loss of $109 million included non-cash charges for depreciation and amortization of $180 million (including amortization of deferred financing costs), a gain on sale of businesses, net of taxes, primarily related to the Brazilian Consumer Divestiture of $33 million, the write off of deferred financing costs that resulted from refinancing certain debt facilities in May and November of $27 million, and the write off of deferred costs as a result of the suspension of our IPO of $15 million. Increased sales levels at the end of the year, higher raw material costs compared with the prior year, and acquisitions, net of divestitures, drove higher accounts receivable, inventory and accounts and drafts payable levels. Additional significant cash flows items in 2006 included the receipt of $44 million, net of legal fees, from the settlement of a lawsuit, an insurance reimbursement of $33 million related to payments made in 2005 for the settlement of litigation and pension and postretirement plan contributions of $34 million.

In 2005, our operations generated $171 million of cash. The net loss of $87 million included non-cash charges for depreciation and amortization of $156 million (including amortization of deferred financing costs). Accounts receivable and inventory levels were down compared to the prior year as the result of improved working capital management. The positive impact of these lower levels was partially offset by an increase in accounts payable. We made net cash tax payments of $8 million and contributed $31 million to our pension plans.

In 2004, we used $32 million in cash to fund operations. The Net loss of $105 million included non-cash charges for depreciation and amortization of $91 million (including amortization of deferred financing costs). In addition, costs associated with the Borden Transaction were $46 million. Increases in accounts receivables and inventories driven by higher sales levels, were offset by increases in accounts payable.

Investing Activities

In 2006, we used $277 million for investing activities. We spent $125 million for capital expenditures, primarily for plant expansions and improvements. We also used $201 million for acquisitions and generated cash of $47 million from divesting certain businesses.

In 2005, we used $354 million for investing activities. We spent $252 million for business acquisitions and $103 million for capital expenditures, primarily for plant expansions and improvements.

In 2004, we used $20 million for investing activities. We spent $57 million for capital expenditures, primarily for plant expansions and implementing SAP software at Resolution Specialty. We paid $152 million for the Resolution Specialty acquisition, net of cash acquired, and received $185 million for cash that was held by Borden Chemical at the time of the Borden Transaction.

Financing Activities

In 2006, our financing activities provided cash of $128 million. We generated $1,051 million of cash, primarily from refinancing our debt in May and November. Proceeds from the May refinancing were used to redeem our preferred stock for $397 million. Proceeds from our November refinancing were used to pay a $480 million dividend to our common shareholders. We paid $17 million and $21 million of debt refinancing fees for the May and November refinancings, respectively. In addition, we paid $4 million of IPO related costs, which were written off when we suspended our IPO.

In 2005, our financing activities provided cash of $219 million. Net cash generated by financing activities was primarily due to long-term debt borrowings of $1,193 million, consisting of the $150 million senior secured notes, the $500 million term loan under the Hexion Credit Facility and borrowings under a bridge facility for the Bakelite Transaction. These borrowings were partially offset by net debt repayment of $752 million and debt financing fees of $22 million from the financings. We paid a dividend of $523 million, which was funded through $334 million of net proceeds that we received from issuing preferred stock and from amounts that we borrowed under our credit facility. We also made payments of $11 million for costs related to our proposed IPO.

Our financing activities in 2004 provided cash of $148 million, primarily due to issuing debt of $121 million to fund the Resolution Specialty Transaction, partially offset by net debt repayments by Resolution Performance and Borden Chemical totaling $23 million. We also received $60 million as part of the Resolution Specialty Transaction.

At December 31, 2006, we had cash and equivalents of $64 million.

Outstanding Debt

Following is a summary of our outstanding debt and redeemable preferred stock, including $66 million of short-term maturities at December 31, 2006:

	2006	2005
	(in millions)
Revolving Credit Facilities	$23	$—
Senior Secured Notes:
8% Senior secured notes due 2009	—	141
9.5% Senior second secured notes due 2010	—	202
9% Second-priority senior secured notes due 2014	—	325
9.75% Second-priority senior secured notes due 2014	625	—
Floating rate second-priority senior secured notes due 2010	—	298
Floating rate second-priority senior secured notes due 2014	200	—
Credit Agreements:
Floating rate term loans due 2012	—	498
Floating rate term loans due 2013	1,995	—
Debentures:
9.2% debentures due 2021	115	115
7.875% debentures 2023	247	247
Sinking fund debentures: 8.375% due 2016	78	78
13.5% Senior subordinated notes due 2010	—	336
Other Borrowings:
Industrial Revenue Bonds due 2009	34	34
Capital Leases	11	12
Other	64	55

Total debt	$3,392	$2,341

Redeemable Preferred Stock	$—	$364

2006 Refinancing Activities

In May 2006, we amended and restated our senior secured credit facilities to provide for a seven-year $1,625 million term loan facility and a seven-year $50 million synthetic letter of credit facility and continued access to a $225 million revolving credit facility. When we entered into the May 2006 senior secured credit facilities, we repaid all of the amounts that were outstanding under our May 2005 term loan and synthetic letter of credit facilities. In addition, we repurchased or redeemed all of our outstanding 8% Senior secured notes, 9.5% Senior Second secured notes, 13.5% Senior subordinated notes and Redeemable Preferred Stock.

In November 2006, we amended and restated our May 2006 senior secured credit facilities, which provided a term loan increase of $375 million. In addition, through our wholly owned finance subsidiaries, Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC, we sold the old notes being offered for exchange pursuant to this prospectus. We also repurchased or redeemed all of our outstanding August 2004 notes and May 2005 notes. We also used $480 million of the proceeds to fund a common stock dividend to our parent.

See Note 8 to the audited Consolidated Financial Statements of Hexion appearing elsewhere in this prospectus for more information on our debt.

Revolving Credit Facilities

At December 31, 2006, we had additional borrowing capacity under our senior secured revolving credit facilities of $189 million.

We have additional credit facilities at certain domestic and international subsidiaries with various expiration dates through 2008. These facilities provide availability totaling $114 million as of December 31, 2006, of which $56 million was available to fund working capital needs and capital expenditures. While these facilities are primarily unsecured, portions are secured by inventory, accounts receivable, equipment or stock of the respective subsidiary. At December 31, 2006, the net book value of the collateral securing a portion of these facilities was $9 million.

Interest Rate Swap Agreements

We are a party to various interest rate swap agreements that are designed to offset cash flow variability from interest rate fluctuations on our variable rate debt. The notional amount of the swap changes based on the expected payments on our term loan in order to maintain an effective fixed to variable debt ratio of approximately 65% fixed to 35% variable. As a result of the interest rate swaps, we pay a fixed rate equal to approximately 7.9% per year and receive a variable rate based on the terms of the underlying debt. See “—Quantitative and Qualitative Disclosures About Market Risk” and the notes to the audited Consolidated Financial Statements of Hexion appearing elsewhere in this prospectus for more information on these agreements.

Covenant Compliance

Certain covenants contained in the credit agreement that govern our senior secured credit facilities and/or the indentures that govern our Second-Priority Senior Secured Notes (i) require the maintenance of a senior secured debt to Adjusted EBITDA ratio and (ii) restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet such ratio and also a defined Adjusted EBITDA to Fixed Charges ratio. The covenant to incur additional indebtedness and the ability to make future acquisitions, requires an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1. Failure to comply with these covenants could limit our long-term growth prospects by hindering our ability to obtain future debt or grow through acquisitions.

Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash, non-recurring and realized or expected future cost savings directly related to prior acquisitions and the Hexion Formation. As we are highly leveraged, we believe that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about our ability to comply with our financial covenants and our ability to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under accounting principles generally accepted in the United States of America. Adjusted EBITDA should not be considered an alternative to operating income or net income as a measure of operating results or an alternative to cash provided by operations as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense. At December 31, 2006, we were in compliance with all of the financial covenants and restrictions that are contained in the indentures that govern our notes and all of our credit facilities.

Year Ended December 31, 2006
(dollars in millions)
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(109)
Income taxes	14
Interest expense, net	242
Loss on extinguishment of debt	121
Depreciation and amortization expense	171

EBITDA	439
Adjustments to EBITDA
Acquisitions EBITDA (1)	35
Transaction costs (2)	20
Integration costs (3)	57
Non-cash charges (4)	22
Unusual items:
Gains on divestiture of businesses and assets	(39)
Purchase accounting effects/inventory step-up	3
Discontinued operations	14
Business realignments	(2)
Other (5)	10

Total unusual items	(14)

In process Synergies (6)	105

Adjusted EBITDA	$664

Fixed charges (7)	$290

Ratio of Adjusted EBITDA to Fixed Charges (8)	2.29

(1)	Represents the incremental EBITDA impact from the Coatings Acquisition, the Inks Acquisition, two smaller acquisitions and the Orica A&R Acquisition which closed February 1, 2007, less EBITDA generated prior to the Brazilian Consumer Divestiture, as if they had taken place at the beginning of the period. Amounts are included in our calculation of Adjusted EBITDA as permitted by our indenture covenants.
(2)	Represents the write-off of deferred accounting, legal and printing costs associated with the Company’s proposed IPO, as well as other transaction costs.
(3)	Primarily represents redundancy and plant rationalization costs and incremental administrative costs associated with integration programs. Also, includes costs related to the implementation of a single, company-wide management information and accounting system.
(4)	Includes non-cash charges for impairments of fixed assets, stock-based compensation and net unrealized foreign currency exchange and derivative losses.
(5)	Includes the impact of the announced Alkyds Divestiture, one-time benefit plan costs and management fees.
(6)	Represents estimated net unrealized synergy savings resulting from the Hexion Formation.
(7)	The fixed charges reflect pro forma interest expense as if the Hexion Recapitalization and Orica A&R Acquisition, which occurred in November 2006 and February 2007, respectively, had taken place at the beginning of the period.
(8)	The Company is required to have an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1 to incur additional indebtedness under our indenture for the Second Priority Senior Secured Notes. As of December 31, 2006, the Company was able to satisfy this covenant and incur additional indebtedness under this indenture.

Contractual Obligations

The following table presents our contractual cash obligations at December 31, 2006. Our contractual cash obligations consist of legal commitments at December 31, 2006 that require us to make fixed or determinable cash payments, regardless of the contractual requirements of the specific vendor, to provide us with future goods or services. This table does not include information about most of our recurring purchases of materials that we use in our production because our raw material purchase contracts do not meet this definition since they generally do not require fixed or minimum quantities. Contracts with cancellation clauses are not included, unless a cancellation would result in a major disruption to our business. For example, we have contracts for information technology support that are cancelable, but this support is essential to the operation of our business and administrative functions; therefore, amounts payable under these contracts are included.

	Payments Due By Year
Contractual Obligations	2007	2008	2009	2010	2011	2012 and beyond	Total
	(in millions)
Long-term debt, including current maturities	$66	$36	$55	$21	$43	$3,160	$3,381
Interest on fixed rate debt obligations	107	103	102	98	98	525	1,033
Interest on variable rate debt obligations (a)	177	178	178	169	173	255	1,130
Capital lease obligations	—	1	—	3	—	7	11
Operating lease obligations	29	22	18	13	9	29	120
Purchase obligations (b)	92	81	75	30	18	99	395
Funding of pension and other postretirement obligations (c)	30	33	30	30	30	—	153

Total	$501	$454	$458	$364	$371	$4,075	$6,223

(a)	Based on applicable interest rates in effect at December 31, 2006.
(b)	Purchase obligations are comprised of the fixed or minimum amounts of goods and/or services under long-term contracts and assumes that certain contracts are terminated in accordance with their terms after giving the requisite notice which is generally two to three years for most of these contracts; however, under certain circumstances, some of these minimum commitment term periods could be further reduced which would significantly decrease these contractual obligations.
(c)	Pension and other postretirement contributions have been included in the above table for the next five years. These amounts include estimated benefit payments to be made for unfunded foreign defined benefit pension plans as well as estimated contributions to our funded defined benefit plans. The assumptions used by our actuaries in calculating these projections included a weighted average annual return on pension assets of approximately 7% for the years 2007 – 2011 and the continuation of current law and plan provisions. These estimated payments may vary based on the actual return on our plan assets. See Note 12 to the audited Consolidated Financial Statements of Hexion appearing elsewhere in this prospectus for more information on our pension and postretirement obligations.

This table excludes payments for income taxes and environmental obligations since, at this time, we cannot determine either the timing or the amounts of payments beyond 2006. We estimate that we will pay approximately $64 million in 2007 for local, state and international income taxes, which includes $24 million related to a settlement with the Netherlands’ tax authorities for the years 2003 through 2006. We expect environmental expenditures for 2007 through 2011 of approximately $16 million. See Notes 10 and 15 to the audited Consolidated Financial Statements of Hexion appearing elsewhere in this prospectus for more information on these obligations.

Capital Expenditures

Our products are generally less capital intensive to manufacture than many other products in the chemical industry and, as a result, we have relatively low maintenance capital expenditure and moderate working capital requirements. We plan to spend approximately $120 million on capital expenditures in 2007. We determined this amount through our budgeting and planning process, and it is subject to change at the discretion of our Board of Directors. We considered future product demand, existing plant capacity and external customer trends. Of these expenditures, we expect that approximately half will be used for maintenance and environmental projects. We expect that the remainder will be used to expand plant capacity as necessary to meet expected growth in demand. We plan to fund capital expenditures through operations and, if necessary, through available lines of credit. We have no material firm commitments for these anticipated capital expenditures at December 31, 2006.

Recent Developments

On February 1, 2007, we acquired the adhesives and resins business of Orica Limited in Australia and New Zealand to increase our formaldehyde-based resins capacity in the Asia-Pacific region. This business had 2006 sales of approximately $85 million and has three manufacturing facilities. We paid a purchase price, not including transaction fees and expenses, of approximately $60 million. This purchase price is subject to certain post-closing adjustments that will be based on the amount of working capital as of the closing date. This acquisition and the related transaction fees and expenses were financed through borrowings by our Australian subsidiary. This acquisition will be included in the Formaldehyde and Forest Products Resins segment.

Off Balance Sheet Arrangements

We had no off-balance sheet arrangements as of December 31, 2006.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk, including changes in currency exchange rates, interest rates and certain commodity prices. To manage the volatility related to these exposures we use various financial instruments, including some derivatives, to help us hedge our foreign currency exchange risk and interest rate risk. We also use raw material purchasing contracts and pricing contracts with our customers to help mitigate commodity price risks. These contracts generally do not contain minimum purchase requirements.

The following table summarizes our derivative financial instruments as of December 31, 2006 and 2005. Fair values are determined from quoted market prices at these dates.

	2006				2005
	Average Days To Maturity	Average Contract Rate	Notional Amount	Fair Value Asset (Liability)	Average Days To Maturity	Average Contract Rate	Notional Amount	Fair Value Asset (Liability)
Currency to Sell for Euros
U.S. dollars (1)	59	1.3228	27	—	27	1.1890	45	—
U.S. dollars (1)	639	1.2038	286	(29)	990	1.2038	289	5
British pound (1)	—	—	—	—	90	0.6987	41	(1)
U.S. dollars (1)	—	—	—	—	60	1.2122	3	—
U.S. dollars (2)	—	—	—	—	122	1.2031	24	—

Interest Rate Swap
Interest swap	913	—	1,000	(5)	—	—	—	—
Commodity Future Contracts
Natural gas futures	—	—	5	—	—	—	3	1

(1)	Forward contracts
(2)	Deal contingent forward contract (for a pending acquisition)

Foreign Exchange Risk. Our international operations accounted for approximately 55% of our sales in 2006 and 49% in 2005. As a result, we have significant exposure to foreign exchange risk on transactions that can potentially be denominated in many foreign currencies. These transactions include foreign currency denominated imports and exports of raw materials and finished goods (both intercompany and third party) and loan repayments. The functional currency of our operating subsidiaries is the related local currency.

It is our policy to reduce foreign currency cash flow exposure from exchange rate fluctuations by hedging firmly committed foreign currency transactions wherever it is economically feasible. Our use of forward contracts is designed to protect our cash flows against unfavorable movements in exchange rates, to the extent of the amount that is under contract. We do not attempt to hedge foreign currency exposure in a manner that would entirely eliminate the effect of changes in foreign currency exchange rates on net income and cash flow. We do not speculate in foreign currency nor do we hedge the foreign currency translation of our international businesses to the U.S. dollar for purposes of consolidating our financial results, or other foreign currency net asset or liability positions. The counter-parties to our forward contracts are financial institutions with investment grade credit ratings.

Effective October 11, 2005, we entered into a $289 million cross-currency and interest rate swap agreement structured for a non-U.S. subsidiary’s $290 million U.S. dollar denominated floating rate term loan. The initial notional amount of $289 million amortizes quarterly based on the terms of the loan. The swap is a three-year agreement designed to offset balance sheet and interest rate exposures and cash flow variability associated with the exchange rate fluctuations on the term loan. The euro to U.S. dollar exchange rate under the swap agreement is 1.2038. We pay a variable rate equal to Euribor plus 271 basis points. We receive a variable rate equal to the U.S. dollar LIBOR plus 250 basis points. The amount we receive under this agreement is approximately equal to the non-U.S. subsidiary’s interest rate on its $290 million term loan. The net impact of this interest rate swap was a decrease in our interest expense of $4 million and $1 million for the years ended December 31, 2006 and 2005, respectively. We paid a weighted average interest rate of 5.91% and 4.89% and received a weighted average interest rate of 7.35% and 6.61% in 2006 and 2005, respectively.

Our foreign exchange risk is also mitigated because we operate in many foreign countries, which reduces the concentration of risk in any one currency. In addition, our foreign operations have limited imports and exports, which reduces the potential impact of foreign currency exchange rate fluctuations.

Interest Rate Risk. We are a party to various interest rate swap agreements that are designed to offset the cash flow variability that is associated with interest rate fluctuations on our variable rate debt. We do not enter into speculative financial contracts of any type. The fair values of these swaps are determined by using estimated market values. Under interest rate swaps, we agree with other parties to exchange at specified intervals the difference between the fixed rate and floating rate interest amounts that are calculated from the agreed notional principal amount. The counter-parties to our interest rate swaps are financial institutions with investment grade credit ratings.

On May 10, 2006, we entered into interest rate swap agreements with two counterparties. These swaps are three-year agreements that are designed to offset the cash flow variability that results from interest rate fluctuations on our variable rate debt. The initial aggregate notional amount of the swaps is $1,000 million, which we amortize on a quarterly basis based on the expected payments on our term loan so that we can maintain a fixed to variable debt ratio of approximately 65% fixed to 35% variable. Under the interest rate swaps, we pay a fixed rate equal to approximately 7.9% per year and receive a variable rate based on the terms of the underlying debt. We account for these swaps as qualifying cash flow hedges in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138 and SFAS No. 149.

As a result of our debt refinancing in November 2006, we entered into an additional interest rate swap in January 2007, with an initial notional amount of $300 million which, combined with the swaps entered into in May 2006, will effectively maintain a fixed interest rate on between 60% and 70% of our total debt. This swap becomes effective in 2008.

Some of our debt, including debt under our floating rate notes and borrowings under our senior secured credit facilities, is at variable interest rates that expose us to interest rate risk. If interest rates increase, our debt service obligations on variable rate debt would increase even though the amount borrowed would not increase. Assuming the amount of our variable debt remains the same, an increase of 1% in the interest rates on our variable rate debt, including variable rate debt that is subject to interest rate swap agreements, would increase our 2007 estimated debt service requirements by approximately $13 million. See additional discussion about interest rate risk in “Risk Factors.”

Following is a summary of our outstanding debt as of December 31, 2006 and 2005 (See Note 8 to the audited Consolidated Financial Statements of Hexion appearing elsewhere in this prospectus for additional information on our debt). The fair value of our publicly held debt is based on the price at which the bonds are traded or quoted at December 31, 2006 and 2005. All other debt fair values are determined from quoted market interest rates at December 31, 2006 and 2005.

	2006			2005
Year	Debt Maturities	Weighted Average Interest Rate	Fair Value	Debt Maturities	Weighted Average Interest Rate	Fair Value
	(dollars in millions)
2006				$38	9.1%	$38
2007	$66	8.4%	$66	15	9.2%	15
2008	37	8.5%	37	18	9.2%	18
2009	55	8.5%	59	181	9.2%	189
2010	24	8.5%	25	845	9.3%	870
2011	43	8.5%	44	473	8.0%	473
2012 and beyond	3,167	8.5%	3,123	771	8.7%	703

	$3,392		$3,354	$2,341		$2,306

We do not use derivative financial instruments in our investment portfolios. Our cash equivalent investments are made in instruments that meet the credit quality standards that are established in our investment policies, which also limits the exposure to any one issue. At December 31, 2006 and 2005, we had $7 million and $29 million, respectively, invested at average rates of 3% and 7%, respectively, primarily in interest-bearing time deposits and marketable securities. Due to the short maturity of our cash equivalents, the carrying value on these investments approximates fair value and our interest rate risk is not significant. A 10% increase or decrease in interest returns on invested cash would not have had a material effect on our net income and cash flows at December 31, 2006 and 2005.

Commodity Risk. We are exposed to price risks on raw material purchases, most significantly with phenol, methanol, urea, acetone, propylene and chlorine. For our commodity raw materials, we have purchase contracts that have periodic price adjustment provisions. Commitments with certain suppliers, including our phenol and urea suppliers, provide up to 100% of our estimated requirements but also provide us with the flexibility to purchase a certain portion of our needs in the spot market, when it is favorable to us. We rely on long-term agreements with key suppliers for most of our raw materials. The loss of a key source of supply or a delay in shipments could have an adverse effect on business. Should any of our suppliers fail to deliver or should any key long-term supply contracts be cancelled, we would be forced to purchase raw materials in the open market, and no assurances can be given that we would be able to make these purchases or make them at prices that would allow us to remain competitive. One supplier provides over 10% of certain raw material purchases, and we could incur significant time and expense if we had to replace this supplier. In addition, several feedstocks at various facilities are transported through a pipeline from one supplier. If we were unable to receive these feedstocks through these pipeline arrangements, we may not be able to obtain them from other suppliers at competitive prices or in a timely manner. See the discussion about the risk factor on raw materials in “Risk Factors.”

Natural gas is essential in our manufacturing processes, and its cost can vary widely and unpredictably. To help control our natural gas costs, we hedge a portion of our natural gas purchases for North America by entering into futures contracts for natural gas. These contracts are settled for cash each month based on the closing market price on the last day that the contract trades on the New York Mercantile Exchange. We recognize gains and losses on commodity futures contracts each month as gas is used. Our future commitments are marked to market on a quarterly basis.

Our commodity risk is moderated through our selected use of customer contracts with selling price provisions that are indexed to publicly available indices for the relevant commodity raw materials.

Critical Accounting Policies and Estimates

In preparing our financial statements in conformity with accounting principles generally accepted in the United States of America, we have to make estimates and assumptions about future events that affect the amounts of reported assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities in the financial statements and accompanying notes. Some of these accounting policies require the application of significant judgment by management to select the appropriate assumptions to determine these estimates. By their nature, these judgments are subject to an inherent degree of uncertainty; therefore, actual results may differ significantly from estimated results. We base these judgments on our historical experience, advice from experienced consultants, forecasts and other available information, as appropriate. Our significant accounting policies are more fully described in Note 2 to the audited Consolidated Financial Statements of Hexion appearing elsewhere in this prospectus.

Our most critical accounting policies, which reflect significant management estimates and judgment to determine amounts in our audited Consolidated Financial Statements, are as follows:

Environmental Remediation and Restoration Liabilities

Accruals for environmental matters are recorded when we believe that it is probable that a liability has been incurred and we can reasonably estimate the amount of the liability. Our accruals are established following the guidelines of Statement of Position 96-1, Environmental Remediation Liabilities. We have accrued approximately $40 million at December 31, 2006 and 2005 for all probable environmental remediation and restoration liabilities, which is our best estimate of these liabilities. Based on currently available information and analysis, we believe that it is reasonably possible that the costs associated with these liabilities may fall within a range of $25 million to $75 million. This estimate of the range of reasonably possible costs is less certain than the estimates that we make to determine our reserves. To establish the upper limit of this range, we used assumptions that are less favorable to Hexion among the range of reasonably possible outcomes, but we did not assume that we would bear full responsibility for all sites to the exclusion of other potentially responsible parties.

Some of our facilities are subject to environmental indemnification agreements, where we are generally indemnified against damages from environmental conditions that occurred or existed before the closing date of our acquisition of the facility, subject to certain limitations.

Income Tax Assets and Liabilities and Related Valuation Allowances

At December 31, 2006 and 2005, we had valuation allowances of $224 million and $239 million, respectively, against all of our net federal, state and some of our net foreign deferred income tax assets. The valuation allowance was calculated in accordance with U.S. GAAP, which requires an assessment of both negative and positive evidence when measuring the need for a valuation allowance. In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, evidence, such as operating results during the most recent three-year period, is given more weight than our expectations of future profitability, which are inherently uncertain. Our losses in the U.S. and certain foreign operations in recent periods represented sufficient negative evidence to require a full valuation allowance against our net federal, state and certain foreign deferred income tax assets. We intend to maintain a valuation allowance against the net deferred income tax assets until sufficient positive evidence exists to support the realization of such assets.

The calculation of our income tax liabilities involves dealing with uncertainties in the application of complex domestic and foreign income tax regulations. We recognize liabilities for anticipated income tax audit issues based on our estimate of whether, and the extent to which, additional income taxes will be due. If we ultimately determine that payment of these amounts is not necessary, we reverse the liability and recognize an income tax benefit during the period in which we determine that the liability is no longer necessary. We also recognize income tax benefits to the extent that it is probable that our positions will be sustained when challenged by the respective taxing authorities. To the extent we prevail in matters for which liabilities have been established, or are required to pay amounts in excess of our liabilities, our effective income tax rate in a given period could be materially impacted. An unfavorable income tax settlement would require the use of cash and result in an increase in our effective income tax rate in the year it is resolved. A favorable income tax settlement would be recognized as a reduction in the effective income tax rate in the year of resolution.

Pensions

The amounts that we recognize in our financial statements for pension benefit obligations are determined by actuarial valuations. Inherent in these valuations are certain assumptions, the more significant of which are:

•	The weighted average rate to use for discounting the liability;

•	The weighted average expected long-term rate of return on pension plan assets;

•	The weighted average rate of future salary increases; and

•	The anticipated mortality rate tables.

The discount rate reflects the rate at which pensions could be effectively settled. When selecting a discount rate, we take into consideration yields on government bonds and high-grade corporate bonds, as well as annuity pricing information that is furnished by the Pension Benefit Guaranty Corporation (for U.S. plans) and by insurance carriers in each specific country (for foreign plans), for instruments with durations that are consistent with the duration of the related liabilities that are being measured. In addition, for certain plans, a cash flow model that uses the yields of high-grade corporate bonds with maturities consistent with our anticipated cash flow projections is prepared and used.

The expected long-term rate of return on plan assets is determined based on the various plans’ current and projected asset mix. To determine the expected overall long-term rate of return on assets, we take into account the rates on long-term debt investments that are held in the portfolio, as well as expected trends in the equity markets, for plans including equity securities.

The rate of increase in future compensation levels is determined based on salary and wage trends in the chemical and other similar industries, as well as our specific compensation targets.

The mortality tables that are used represent the most commonly used mortality projections for each particular country.

The following table presents the sensitivity of our projected pension benefit obligation (“PBO”), accumulated benefit obligation (“ABO”), shareholders’ deficit (“Deficit”) and 2007 expense to the following changes in key assumptions:

	Increase / (Decrease) at December 31, 2006			Increase / (Decrease)
	PBO	ABO	Deficit	2007 Expense
	(dollars in millions)
Assumption:
Increase in discount rate of 0.5%	$(32)	$(28)	$32	$(4)
Decrease in discount rate of 0.5%	$35	$31	$(35)	$2
Increase in estimated return on assets of 1.0%	N/A	N/A	N/A	$(3)
Decrease in estimated return on assets of 1.0%	N/A	N/A	N/A	$3

Impairment of Long-Lived Assets, Goodwill and Other Intangible Assets

As events warrant, we evaluate the recoverability of long-lived assets by assessing whether the carrying value can be recovered over their remaining useful lives through the expected future undiscounted operating cash flows of the underlying business. Any impairment loss that may be required is determined by comparing the carrying value of the assets to their estimated fair value.

We perform an annual goodwill impairment test to assess whether the estimated fair value of each reporting unit is less than the carrying amount of the unit’s net assets. We use a comparable analysis technique commonly used in the investment banking and private equity industries to estimate the values of our reporting units based on the EBITDA multiple technique. Under this technique, estimated values are the result of an EBITDA multiple that is determined from this process and applied to an appropriate historical EBITDA amount. As of December 31, 2006, the fair value of each reporting unit exceeded the carrying amount of assets and liabilities assigned to each unit.

Recently Issued Accounting Standards

In June 2006, the FASB issued Financial Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. This interpretation is effective for fiscal years beginning after December 15, 2006. The interpretation requires the cumulative effect of applying FIN 48 to be reflected as an adjustment to the opening balance of retained earnings. We are currently evaluating the impact of FIN 48 on our Consolidated Financial Statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement establishes a standard definition for fair value, establishes a framework under generally accepted accounting principles to measure fair value and expands disclosure requirements for fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of SFAS No. 157 on our Consolidated Financial Statements.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R), which we refer to as SFAS 158. This statement requires employers who sponsor one or more single employer defined benefit plans to recognize the overfunded or underfunded status of each plan in the balance sheet as an asset for overfunded plans, or a liability for underfunded and unfunded plans. Under SFAS 158, we now report previously unrecognized actuarial gains and losses, and prior service costs and credits, net of income taxes, in equity as a component of Accumulated other comprehensive income, which we refer to as AOCI.

As we amortize the actuarial gains and losses and prior service amounts into the income statement, this tax-effected amortization will reduce the amounts that are reported in AOCI. In future years, AOCI may also be impacted by additional actuarial gains or losses, or by plan amendments, that affect the benefits of participants, to the extent that these changes are not immediately recognized in the income statement. Additional actuarial gains or losses may result from changes in actuarial assumptions and asset performance that differ from projections that are made when our actuaries perform the annual plan valuations.

The adoption of SFAS 158 had no impact on our income statements for the year ended December 31, 2006 or for any prior period. Also, the adoption of SFAS 158 did not affect any financial covenants contained in the agreements governing our debt and is not expected to affect operating results in future periods. The significant impacts on our balance sheet at December 31, 2006 from adopting SFAS 158 were an increase in Long-term pension obligations of $32 million, a decrease in Other postemployment liabilities of $74 million and an increase in Other comprehensive income of $53 million. We are not permitted to restate prior periods for the effect of SFAS 158, so our prior year data was not impacted. See Note 12 to the audited Consolidated Financial Statements of Hexion appearing elsewhere in this prospectus for additional information about our benefit plans and the effects of our adopting the new accounting standard.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 was issued to provide interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 is effective for fiscal years ending on or after November 15, 2006, with earlier adoption encouraged. The adoption of this standard had no impact on our Consolidated Financial Statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“FAS 159”). This statement allows entities to choose to measure financial instruments and certain other financial assets and financial liabilities at fair value. FAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact this statement may have on our Consolidated Financial Statements.

BUSINESS

Overview

We are a New Jersey corporation with predecessors dating back to 1899 and are the world’s largest producer of thermosetting resins, or thermosets. Thermosets are a critical ingredient in virtually all paints, coatings, glues and other adhesives produced for consumer or industrial uses. We provide a broad array of thermosets and associated technologies, and have leading market positions in each of the key markets that we serve. Our breadth of related products provides our operations, technology and commercial service organizations with competitive advantages, while our scale provides us with significant efficiencies in our cost structure, allowing us to compete effectively throughout the value chain. Our value-added, technical service-oriented business model enables us to effectively participate in high-end specialty markets, while our scale enables us to capture value from higher volume applications.

Thermosets are developed to meet the performance characteristics required for each specific end use product. The type of thermoset used, and how it is formulated, applied and cured, determines its key attributes, such as durability, gloss, heat resistance, adhesion, or strength of the final product. We have the broadest range of thermoset resin technologies in our industry, with world class research, applications development and technical service capabilities. Our thermosets are sold under a variety of well-recognized brand names including BORDEN® (phenolic and amino resins), EPIKOTE® (epoxy resins), EPIKURE® (epoxy curatives), BAKELITE (phenolic and epoxy resins), LAWTER™ (inks) and CARDURA® (high-end automotive coatings).

Our products are used in thousands of applications and are sold into diverse markets, such as forest products, architectural and industrial paints, packaging, consumer products and automotive coatings, as well as higher growth markets, such as composites, UV cured coatings and electrical laminates. We have a history of product innovation and success in introducing new products to new markets, as evidenced by more than 1,700 patents, the majority of which relate to the development of new products and processes for manufacturing.

As of December 31, 2006, we had 104 production sites around the world. Through our worldwide network of strategically located production facilities, we serve more than 11,000 customers in over 100 countries. We believe that our global scale provides us with significant advantages over many of our competitors. Where it is advantageous, we are able to internally produce strategic raw materials, providing us with a lower cost operating structure and security of supply. Where we are integrated downstream into product formulations, our technical know-how and market presence captures additional value. Our position in certain additives, complementary materials and services further enables us to leverage our core thermoset technologies and provide our customers a broad range of product solutions. As a result of our focus on innovation and a high level of technical service, we have cultivated long-standing customer relationships. Our global customers include leading companies in their respective industries, such as 3M, Ainsworth, Ashland Chemical, BASF, Bayer, DuPont, GE, Halliburton, Honeywell, Huntsman, Louisiana Pacific, Owens Corning, PPG Industries, Sumitomo, Sun Chemicals, Valspar and Weyerhaeuser.

Industry

The size of the global thermosetting resins market is approximately $34 billion in annual sales. Thermosetting resins include materials such as phenolic resins, epoxy resins, polyester resins, acrylic resins, alkyd resins and urethane resins. Thermosetting resins are used for a wide variety of applications due to their superior adhesion and bonding properties, heat resistance, and protective and aesthetic characteristics, compared to other materials. The key product areas of the global thermosetting resins market that we focus on, and in which we have leading market positions, is approximately $19 billion in annual sales. The thermosetting resins market has grown at an estimated annual volume rate of 4% over the past five years. We expect that certain segments of the thermosetting resins industry, including composites and UV resins, will grow at substantially faster rates.

Thermosets are sold to the global coatings, composites and adhesives markets, which have combined annual sales of over $100 billion. Thermosetting resins are generally considered specialty chemical products because they are sold primarily on the basis of performance, technical support, product innovation and customer service. Although the thermosetting resins market has consolidated in recent years, it remains fragmented with many small, non-core divisions of large chemical conglomerates and many small and medium-sized companies that provide a relatively high level of customization and service to their end markets. We believe we are the second largest North American-based specialty chemicals company.

The principal factors that contribute to success in the specialty chemicals market are (1) consistent delivery of high-quality products, (2) favorable process economics, (3) the ability to provide value to customers through both product attributes and strong technical service, and (4) a presence in large and growing markets.

Competitive Strengths

We are one of the leading specialty chemical companies in the world based on the following competitive strengths:

World’s Largest Thermoset Resins Producer. We are the world’s largest producer of thermoset resins with leading positions across various end-markets and geographies. Our global scale and breadth of product line provide us with significant advantages over many of our competitors. The following table illustrates our market position by volume in our key product areas, which collectively represent more than 75% of our 2006 net sales:

Key Product	Market Position
Forest Products Resins	#1 in North America
Formaldehyde	#1 Globally
Phenolic Resins	#1 Globally
Epoxy Resins	#1 Globally
Foundry Resins	#1 in North America
Oil Field Resins	#2 Globally
Composite Resins (epoxy-based)	#1 in Europe, #2 in North America
Molding Compounds	#1 in Europe
Ink Resins	#1 Globally
Alkyd Resins	Co-leader in North America
Versatic Acids and Derivatives	#1 Globally

Unique Selling Proposition. The majority of our customers require solutions that are tailored to their individual production needs and require a high degree of technical service and customized product formulations. Our diverse thermoset product offering allows us to leverage related technologies across geographies, customers and end-markets in order to provide a broad range of product and technical service solutions. As a result of our focus on developing innovative products with a high level of technical service and our “Total Systems Approach,” whereby we sell multiple components of a coating or adhesive resin system, we have cultivated stable, longstanding customer relationships. Our top ten customers have been using our products and services for an average of 27 years.

Global Infrastructure. We develop, manufacture and sell our products around the world. We believe our global scope and our ability to internally produce key raw materials give us an advantage compared with many of our smaller competitors. We believe that we are well positioned in higher growth regions and will continue to grow internationally by expanding our product sales to our multi-national customers and by entering new markets. We also have opportunities to increase sales of products by introducing them to new geographies; for example, we plan to introduce several resin products developed for the European market to our customer base in North America.

Low Cost Position. We support our leading global market presence with our strategically located, low cost manufacturing presence. Our low cost position is the result of our 104 production and manufacturing facilities strategically located throughout the world and our selectively integrated supply position in critical intermediate materials. We consume large amounts of our internally produced formaldehyde, BPA and ECH, and our polyester and alkyd resins businesses share an integrated production platform with each other. Our ability to internally produce key raw materials provides us a significant cost advantage over our competitors, allowing us to eliminate certain finishing steps, reduce logistical costs, ensure reliable long-term supply of critical raw materials and improve our production scheduling and capacity utilization rates. Furthermore, our large market position and scale in each of our key product markets provides us with significant purchasing and manufacturing efficiencies. We are North America’s lowest cost producer of formaldehyde and formaldehyde-based resins. In addition, we operate two of the three largest epoxy resins manufacturing facilities in the world, including the world’s only continuous-flow manufacturing process facility.

Well Positioned in Diverse End-Markets and Higher Growth Sectors. We have a diversified revenue and customer base in a variety of end-markets and geographies. Our products are used in a broad range of applications and are sold into stable markets such as those for forest products, architectural coatings, industrial coatings and automotive coatings, as well as higher growth markets such as composites, UV resins and electrical laminates. We have a strong position in products such as composites which benefit from favorable product substitution demand dynamics as they replace traditional materials (i.e., wood and metal) in aerospace, automotive, recreational and sporting goods applications. In addition, no single customer accounted for more than 3% of our total annual sales in 2006. Our net sales by end-market for 2006 are illustrated below:

Strong Free Cash Flow. We expect to generate strong free cash flow (cash flow from operating activities less anticipated capital expenditures) due to our favorable operating characteristics and the nature of the industry in which we operate. This strength is due in large part to our size and position within the thermoset resins industry, and the industry leading cost structure we have in place. Our products are generally less capital intensive to manufacture than many other products in the chemical industry and, as a result, we have relatively low maintenance capital and working capital requirements. Additionally, management is currently targeting $175 million in synergies from the Hexion Formation. During the year ended December 31, 2006, we achieved synergies of $50 million and cumulative synergy cost savings from the Hexion Formation through December 31, 2006 of $70 million. We expect that all of these factors will enable us to generate strong free cash flow, which we anticipate will be available to reduce indebtedness or for other strategic purposes.

Strong Management Team. We believe that we have a world-class management team led by Craig O. Morrison, our President and Chief Executive Officer, and William H. Carter, our Chief Financial Officer.

Marvin O. Schlanger, former Chief Executive Officer of Arco Chemical and Resolution Performance, with over 30 years of chemical industry experience is our Vice Chairman. Our management team has demonstrated expertise in growing our businesses organically, integrating acquisitions and executing on significant cost cutting programs.

Strategy

We are focused on increasing revenues, cash flows and profitability. We believe we can achieve these related goals through the following strategies:

Utilize Our Integrated Platform Across Product Offerings. As the world’s largest producer of thermoset resins, we have an opportunity to provide our customers with a broad range of resins products on a global basis. We believe this provides us the opportunity to become a global, comprehensive solutions provider to our customers rather than simply offering a particular product, selling in a single geography or competing on price. We will also be able to offer a more diverse product line to all of our customers, utilizing the existing product lines of each of our acquired businesses. We believe we have substantial opportunities through global product line management to capitalize on these capabilities in order to increase our sales volumes and margins.

Develop and Market New Products. We will continue to expand our product offerings through internal innovation, joint research and development initiatives with our customers and research partnership formations. In 2006, we incurred approximately $69 million in research and development expenses, which represented approximately 1.3% of our net sales during that period. We will continue to implement a systematic approach to new product development and have identified promising new technologies that have begun to yield significant results.

Expand Our Global Reach In Faster Growing Regions. We will continue to grow internationally by expanding our product sales to our multi-national customers outside of North America and Western Europe. Specifically, we are focused on growing our business in the Asia-Pacific, Eastern Europe and Latin American markets, where the usage of our products is increasing. Furthermore, by combining sales and distribution infrastructures, we expect to accelerate the penetration of our high-end, value-added products into new markets, thus further leveraging our research and applications efforts.

Increase Margins Through Focus On Operational Excellence. We believe that through the combination of four standalone global resin companies, there will continue to be opportunities to extract substantial cost savings in the near future. Management is currently targeting $175 million in synergies from the Hexion Formation. During the year ended December 31, 2006, we achieved synergies of $50 million and cumulative synergy cost savings from the Hexion Formation through December 31, 2006 of $70 million.

Formation and History of Hexion

Hexion was formed on May 31, 2005 by combining three Apollo controlled companies: Resolution Performance, Resolution Specialty, and Borden Chemical, including Bakelite.

Resolution Performance, a worldwide manufacturer and developer of epoxy resins and a leading global manufacturer of versatic acids and derivatives, was acquired by an affiliate of Apollo on November 14, 2000 from Shell Chemical L.P.

Resolution Specialty, a producer of coating resins, inks, composite polymers, textile chemicals and acrylic monomers, was acquired by an affiliate of Apollo from Eastman on August 2, 2004.

Borden Chemical, a worldwide manufacturer of forest products and industrial resins, formaldehyde, oil field products and other specialty chemicals, was acquired by an affiliate of Apollo on August 12, 2004. On April 29, 2005, prior to the Hexion Formation, Borden Chemical acquired Bakelite, a leading European producer of phenolic and epoxy composite resins and molding compounds.

We have consolidated the management teams and centralized corporate functions of these four predecessor companies under the leadership of the current Hexion management team. We have implemented plans that we believe will provide us with additional growth opportunities through global product line management, as well as opportunities to further improve operational efficiencies, reduce fixed costs, optimize manufacturing assets and improve capital spending efficiency.

Acquisitions and Divestitures.

Following are our significant acquisitions and divestitures that we have made since the Hexion Formation.

On January 31, 2006, we acquired the decorative coatings and adhesives business unit of The Rhodia Group. This business generated 2005 sales of approximately $200 million, and includes eight manufacturing facilities in Europe, Australia, Thailand and Brazil. This acquisition is in our Coatings and Inks segment.

On March 31, 2006, we sold Alba Adesivos, our branded consumer adhesives company based in Boituva, Brazil. This business generated 2005 sales of $38 million and was included in our Formaldehyde and Forest Product Resins segment.

On June 1, 2006, we acquired the global ink and adhesive resins business of Akzo Nobel. This business manufactures resins that are used to manufacture inks for commercial printing and packaging, digital inks for laser and photocopying printing, and pressure sensitive adhesives that are used in tape and labeling applications. This business generated 2005 sales of approximately $215 million, and includes ten manufacturing facilities in Europe, North America, Argentina, Asia and New Zealand. This acquisition is in our Coatings and Inks segment.

On August 1, 2006, we sold our Italian-based engineering thermoplastics business, Taro Plast which was acquired in the Bakelite Transaction. This business generated 2005 sales of $28 million and is presented as a discontinued operation in our audited Consolidated Financial Statements and was included in our Epoxy and Phenolic Resins segment.

On February 1, 2007, we acquired the adhesives and resins business of Orica Limited. This business manufactures formaldehyde and formaldehyde-based binding resins used primarily in the forest products industry. This business generated 2006 sales of approximately $85 million, and includes three manufacturing facilities in Australia and New Zealand. This acquisition is included in our Formaldehyde and Forest Products Resins segment.

Products and Market Applications

Our thermosetting resins are used in two primary applications: adhesive & structural and coating. Within each primary application we provide a diverse range of specialty chemical applications. Our primary products used in adhesive and structural applications include forest products resins, formaldehyde, specialty phenolic resins, epoxy resins, composite resins, phenolic encapsulated substrates and molding compounds. Our primary products for coating applications include epoxy coating resins, polyester resins, alkyd resins, acrylic resins, ink resins and versatic acids and derivatives.

Adhesive & Structural Products

Formaldehyde Based Resins and Intermediates

We are the leading producer of formaldehyde-based resins for the North American forest products industry with a 40% market share by volume and also hold significant positions in Europe, Latin America and Australia. In addition, we are the world’s largest producer of formaldehyde, a key building block used to manufacture thousands of products with a 15% global market share. We internally consume the majority of our formaldehyde production, giving us a significant competitive advantage versus our non-integrated competitors. Our forest products resins are used in a wide range of applications in the construction, remodeling and furniture industries.

We are also the world’s largest producer of specialty phenolic resins, which are used in applications that require extreme heat resistance and strength, such as automotive brake pads, engine filters, aircraft components and electrical laminates.

Products	Key Applications
Forest Products Resins
Engineered Wood Resins	Softwood and hardwood plywood, oriented strand board (“OSB”), laminated veneer lumber, strand lumber and wood fiber resins, such as particleboard, medium density fiberboard and finished veneer lumber

Special Wood Adhesives	Laminated beams, structural and nonstructural fingerjoints, wood composite I-beams, cabinets, doors, windows, furniture, mold and millwork, and paper laminations

Wax Emulsions	Moisture resistance for panel boards

Formaldehyde Applications

Formaldehyde	Herbicides and fungicides, fabric softeners, sulphur scavengers for oil and gas production, urea formaldehyde (“UF”), melamine formaldehyde (“MF”), phenol formaldehyde (“PF”), methyl diphenyl diisocyanate (“MDI”) and other catalysts

Phenolic Specialty Resins

Composites and Electronic Resins	Aircraft components, brakes, ballistic applications, industrial grating, pipe, jet engine components, electrical laminates, computer chip encasement and photolithography

Automotive PF Resins	Acoustical insulation, engine filters, friction materials, interior components, molded electrical parts and assemblies

Construction PF Resins, UF Resins, Ketone Formaldehyde and Melamine Colloid

Decorative laminates, fiberglass insulation, floral foam, lamp cement for light bulbs, molded appliance and electrical parts, molding compounds, sandpaper, fiberglass mat, laminates, coatings, crosslinker for thermoplastic emulsions and specialty wet strength paper

Epoxy Resins and Intermediates

We are the world’s largest supplier of epoxy resins, with a 34% global market share. Epoxy resins are the fundamental building blocks of many types of materials and are often used in the automotive, aerospace and electronics industries due to their unparalleled strength and durability. We also provide a variety of complementary products such as epoxy modifiers, curing agents, reactive diluents and specialty liquids. In addition, we are a major producer of BPA and ECH, key precursors in the manufacture of epoxy resins. We internally consume the majority of our BPA, and virtually all of our ECH, giving us a significant competitive advantage versus our non-integrated competitors.

Products	Key Applications
Civil Engineering	Bridge and canal construction, concrete enhancement and corrosion protection

Electrical Casting	Generators and bushings, transformers, medium- and high-voltage switch gear components, post insulators, capacitors and automotive ignition coils

Products	Key Applications
Adhesives	Automotive: hem flange adhesives and panel reinforcement

Construction: ceramic tiles, chemical dowels and marble

Aerospace: metal and composite laminates

Electronics: chip adhesives, solder masks and electronic inks

Electronic Resins	Unclad sheets, tube and molding, paper impregnation, cotton and glass filaments, printed circuit boards and electrical laminates

Composite Resins

We are a leading producer of resins that are used in composites. Composites are a fast-growing class of materials that are used in a wide variety of applications ranging from airframes and windmill blades to golf clubs. We supply composite epoxy resins to fabricators in the aerospace, sporting goods and pipe markets with a 44% market share in the United States and a 44% market share in Europe. Our leadership position in epoxy resins, along with our technology and service expertise, enables us to selectively forward integrate into custom formulations for specialty composites, such as turbine blades that are used in the wind energy market.

In addition to epoxy, we manufacture composite resins from UPR, which are generally combined with fiberglass to produce cost-effective finished structural parts for applications ranging from boat hulls and recreational vehicles to bathroom fixtures.

Products	Key Applications
Composite Epoxy Resins	Automotive (structural interior), sports (ski, snowboard, golf), boats, construction, aerospace, wind energy and industrial applications

Reinforced UPR and Vinyl Ester Resins	Marine, transportation, construction, consumer products, recreational vehicles, spas, bath and shower surrounds

Non-reinforced UPR and Vinyl Ester Resins	Cultured marble, construction, gel coat and surface coating, and automotive putty

Phenolic Encapsulated Substrates

We are a leading producer of phenolic encapsulated sand and ceramic substrates that are used in oil field services and foundry applications. Our highly specialized compounds are designed to perform well under extreme conditions, such as intense heat, high-stress and corrosive environments, that characterize the oil and gas drilling and foundry industries. In the oil field services industry we have a 42% global market share in resin encapsulated proppants, used to enhance oil and gas recovery rates and extend well life. We are also the leading producer by volume of foundry resins in North America with a 48% market share. Our foundry resin systems are used by major automotive and industrial companies for precision engine block casting, transmissions, and brake and drive train components. In addition to encapsulated substrates, we provide phenolic resin systems and ancillary products used to produce finished metal castings.

Products	Key Applications
Oil Field Services Applications
Resin Encapsulated Proppants	Oil and gas drilling

Foundry Applications
Refractory Coatings	Thermal resistant coatings for ferrous and nonferrous applications

Resin Coated Sands and Binders	Sand cores and molds

Molding Compounds

We are the leading producer of MC in Europe, with an estimated market share of 64%. We formulate and produce a wide range of phenolic, polyester and epoxy molding compounds that are used to manufacture components requiring heat stability, electrical insulation, fire resistance and durability. Applications range from automotive underhood components to appliance knobs and cookware handles.

Products	Key Applications
Phenolic, Epoxy, Vinylester	Automotive ashtrays and under-hood components, heat resistant knobs and bases, switches and breaker components, and pot handles

Long Fiber Reinforced MC	High load, dimensionally stable automotive underhood parts and commutators

PBT, PET, PC, PC-ABS, PA6 and PA66	Connectors, switches, bobbins, wheel covers, power tool bodies and internal components

Coating Products

Epoxy Coating Resins

In addition to adhesive uses, epoxy resins are used for a variety of high-end coating applications that require the superior strength and durability of epoxy, such as protective coatings for industrial and domestic flooring, pipe, marine and construction applications, and appliance and automotive coatings. We also leverage our resin and additives position to supply custom resins to specialty coatings formulators.

Products	Key Applications
Electrocoat (Liquid Epoxy Resin (“LER”), Solid Epoxy Resin (“SER”), BPA)	Automotive, general industry (such as heating radiators) and white goods (such as appliances)

Powder Coatings (SER, Performance Products)	White goods, pipes for oil and gas transportation, general industry (such as heating radiators) and automotive (interior parts and small components)

Heat Cured Coatings (LER, SER)	Metal packaging and coil-coated steel for construction and general industry

Floor Coatings (LER, Solutions, Performance Products)	Chemically resistant, antistatic and heavy duty flooring used in hospitals, the chemical industry, electronics workshops, retail areas and warehouses

Ambient Cured Coatings (LER, SER, Solutions, Performance Products)	Marine (manufacturing and maintenance), shipping containers and large steel structures (such as bridges, pipes, plants and offshore equipment)

Waterborne Coatings	Replacement of solvent-borne products in both heat cured and ambient cured applications

Polyester Resins

We are a leading supplier of polyester coatings resins in North America with a market share of 10% and are also a major producer of powder coatings in Europe with a market share of 10%. We provide liquid and powder custom polyester resins to customers for use in industrial coatings that require specific properties, such as gloss and color retention, resistance to corrosion and flexibility. Polyester coatings are typically used in transportation, automotive, machinery, appliances and metal office furniture.

Products	Key Applications
Powder Polyesters	Outdoor durable systems for architectural window frames, facades and transport; indoor systems for domestic appliances and general industrial applications

Liquid Polyesters and Polyester Dispersions	Automotive, coil and exterior can coating applications

Alkyd Resins

We hold a leading position in alkyd resins in North America with a market share of 31%. We provide alkyd resins to customers who manufacture professional grade paints and coatings. Alkyd resins are formulated and engineered according to customer specifications, and can be modified with other raw materials to improve performance. Applications include industrial coatings (protective coatings used on machinery, metal coil, equipment, tools and furniture), special purpose coatings (highway-striping paints, automotive refinish coatings and industrial maintenance coatings) and decorative paints (house paint and deck stains). Our alkyd resins business shares an integrated production platform with our polyester resins business, which enables flexible sourcing, plant production balancing and improved economies of scale.

Products	Key Applications
Alkyd and Alkyd Emulsions	Architectural Markets: Exterior enamels, interior semi-gloss and trim, interior/exterior stains and wood primers
Industrial Markets: Metal primers, general metal, transportation, machinery and equipment, industrial maintenance and marine, metal containers and wood furniture

Alkyd Copolymer	Architectural Markets: Stain blocking primer, sanding sealers and aerosols
Industrial Markets: Machinery and equipment, transportation, general metal and drywall coating

Urethane Modified	Architectural Markets: Clear varnishes and floor coatings
Industrial Markets: Wood coatings

Silicone Alkyd	Industrial Markets: Industrial maintenance and marine and heat resistant coatings

Acrylic Resins

We are a supplier of solvent and water-based acrylic resins in North America and Europe. Acrylic resins are used in interior trim paints and exterior applications where weathering protection, color and gloss retention are critical. In addition, we produce a wide range of specialty acrylic resins for marine and maintenance paints, and automotive topcoats. We are also a low-cost producer of acrylic monomer, the key raw material in our acrylic resins. This ability to internally produce key raw materials gives us a cost advantage over our competitors and ensures us adequate supply.

Products	Key Applications
Acrylic Dispersions	Architectural Markets: Interior semi-gloss and high gloss, interior and exterior paints, stains and sealers, drywall primer, masonry coatings and general purpose

Industrial Markets: Automotive original equipment manufacturing (“OEM”), packaging, general metal, wood, plastic coatings, traffic marking paint, industrial maintenance and transportation, adhesives and textiles

Solutions Acrylics	Architectural Markets: Aerosols, masonry and tile sealers
Industrial Markets: Transportation, packaging, aerosols, automotive OEM, appliance, industrial maintenance, marine and road marking

Ink Resins and Additives

We are the world’s largest producer of ink resins and associated products, with a market share of 16%. Ink resins are used to apply ink to a variety of different substrates, including paper, cardboard, metal foil and plastic. We provide resins, liquid components and additives, sold primarily under the globally recognized Lawter™ brand name, to customers who formulate inks for a variety of substrates and printing processes. Our products offer performance enhancements such as durability, printability, substrate application, drying speed and security. Typical end-use applications include brochures, newspapers, magazines, food packages, beverage cans and flexible packaging. We are also a provider of formulated UV-cure coatings and inks.

Products	Key Applications
Resins	Graphic arts, commercial, publication and packaging

Vehicles and Waxes	Sheet-fed, heatset, gloss and wetting vehicles, and wax products

Liquid Inks	Polymer films, paper and corrugated boards

Versatic Acids and Derivatives

We are the world’s largest producer of versatic acids and derivatives, with a market share of 77%. Versatic acids and derivatives are specialty monomers that provide significant performance advantages for finished coatings, including superior adhesion, flexibility and ease of application. Our products include basic versatic acids and derivatives sold under the Versatic, VEOVA® and CARDURA® names. Applications for versatic acids include decorative, automotive and protective coatings as well as other uses, such as pharmaceuticals and personal care products. We manufacture versatic acids and derivatives using our integrated manufacturing sites and our internally produced ECH.

Products	Key Applications
CARDURA®	Automotive repair/refinishing, automotive OEM and industrial coating

Versatic Acids and Derivatives	Chemical building blocks, peroxides, pharmaceuticals and agrochemicals

VEOVA®	Architectural coatings and construction

Segments

Our business is organized based on the products that we offer and the markets that we serve. At December 31, 2006, we had four reportable segments: Epoxy and Phenolic Resins, Formaldehyde and Forest Products Resins, Coatings and Inks, and Performance Products. A summary of the major products and primary applications of our reportable segments follows:

Epoxy and Phenolic Resins

2006 Net Sales	$2,152

Major Products:	Primary Application:
Epoxy Resins and Intermediates	Adhesive & Structural
Composite Resins	Adhesive & Structural
Molding Compounds	Adhesive & Structural
Formaldehyde Based Resins and Intermediates:
• Phenolic Specialty Resins	Adhesive & Structural
Epoxy Coating Resins	Coating
Versatic Acids and Derivatives	Coating

Formaldehyde and Forest Products Resins

2006 Net Sales	$1,385

Major Products:	Primary Application:
Formaldehyde Based Resins and Intermediates:
• Forest Products Resins	Adhesive & Structural
• Formaldehyde Applications	Adhesive & Structural

Coatings and Inks

2006 Net Sales	$1,254

Major Products:	Primary Application:
Polyester Resins	Coating
Alkyd Resins	Coating
Acrylic Resins	Coating
Ink Resins and Additives	Coating

Performance Products

2006 Net Sales	$414

Major Products:	Primary Application:
Phenolic Encapsulated Substrates	Adhesive & Structural

For additional information about our segments, see Note 16 in the audited Consolidated Financial Statements of Hexion appearing elsewhere in this prospectus.

Marketing And Customers

Our products are sold to industrial users worldwide through a combination of a direct sales force that services our larger customers, and third-party distributors that more cost effectively serve our smaller customers. Our customer service and support network is made up of key regional customer service centers. We have global account teams that serve the major needs of our global customers for technical service and supply and commercial term requirements. Where operating and regulatory factors vary from country to country, these functions are managed locally.

In 2006, our largest customer accounted for less than 3% of our sales and our top ten customers accounted for approximately 17% of our sales. Neither our business nor any of our reporting segments depend on any single customer, or a particular group of customers, the loss of which would have a material adverse effect on either the reporting segment or the Company as a whole. Our primary customers are manufacturers, and the demand for our products is generally not seasonal.

Foreign Operations

Our international operations accounted for approximately 55% of our sales in 2006 and 49% in 2005. While our international operations may be subject to a number of additional risks such as exposure to foreign currency exchange risk, we do not believe that our foreign operations, on the whole, carry greater risk than our operations in the United States.

Raw Materials

Raw material costs account for approximately 85% of our cost of sales. In 2006, we purchased approximately $4 billion of raw materials. The three largest raw materials that we use are phenol, methanol and urea, which represented 50% of our total raw material expenditures. The majority of raw materials that we use to manufacture our products are available from more than one source and are readily available in the open market. We have long-term purchase agreements for our primary and many other raw materials that ensure the availability of adequate supply. These agreements generally have periodic price adjustment mechanisms and do not have minimum annual purchase requirements. Smaller quantity materials that are single sourced generally have long-term supply contracts to maximize supply reliability. Prices for our main feedstocks are generally driven by underlying petrochemical benchmark prices and energy costs, which are subject to price fluctuations. Although we seek to offset increases in raw material prices with increases in our product prices, we may not always be able to do so, and there may be periods when price increases lag behind raw material price increases.

Competition

We compete with a variety of companies in each of our product lines, including large global chemical companies and small specialty chemical companies. In addition, we face competition from a number of other products that are potential substitutes for formaldehyde-based resins. The principal competitive factors in our industry include technical service, breadth of product offering, product innovation and price. Some of our competitors are larger and have greater financial resources and less debt than we do, and, as a result, may be better able to withstand changes in industry conditions, including pricing, and the economy as a whole. We are able to compete with smaller niche specialty chemical companies due to our investment in research and development and our customer service model, which provides for on-site value-added technical service for our customers. In addition, our size and scale provides us significant efficiencies in our cost structure.

We believe that no single company competes with us across all of our existing product lines. Following are our principal competitors by market application.

Adhesive & Structural Products

Major Products	Principal Competitors
Forest Products Resins	Dynea International, Georgia-Pacific and Kronospan

Formaldehyde Applications	Dynea International and Georgia-Pacific

Phenolic Specialty Resins	Dynea International, Occidental Petroleum, Schenectady, Ashland and PA Resins

Epoxy Resins and Intermediates	Huntsman, Dow Chemical, Nan Ya and the Formosa Plastics Group, Chang Chun Polymers and Thai Epoxy

Composite Resins	Huntsman, Dow Chemical, Ashland, AOC, Reichhold and CCP/Atofina

Phenolic Encapsulated Substrates	Ashland, Carbo Ceramics and Santrol

Molding Compounds	FAR and Sumitomo

Coating Products

Major Products	Principal Competitors
Epoxy Coating Resins	Dow Chemical, Huntsman, Nan Ya and the Formosa Plastics Group, Leuna and Kuk-do

Polyester Resins	DSM, Cytec, Cray Valley/CCP, Reichhold, Nuplex and EPS (owned by Valspar)

Alkyd Resins	Reichhold, CCP/Atofina/Cray Valley, DSM, Nuplex and EPS (owned by Valspar)

Acrylic Resins	BASF, Dow Chemical, Cognis and DSM (Neoresins)

Ink Resins and Additives	Mead Westvaco, Arizona Chemical, Resinall, Arakawa and Harima

Versatic Acids and Derivatives	ExxonMobil and Tianjin Shield

Research and Development

Our research and development activities are geared to developing and enhancing products, processes, applications and technologies so that we can maintain our position as the world’s largest producer of thermosetting resins. We focus on:

•	developing new or improved applications based on our existing product lines and identified customer needs;

•	developing new resin products and applications for customers to improve their competitive advantage and profitability;

•	providing premier technical service for customers of specialty products;

•	providing technical support for manufacturing locations and assisting in optimizing our manufacturing processes;

•	ensuring that our products are manufactured consistent with our global environmental, health and safety policies and objectives;

•	developing lower cost manufacturing processes globally; and

•	expanding our production capacity.

In 2006, 2005 and 2004, our research and development and technical services expense was $69, $61 and $30 million, respectively. We take a customer-driven approach to discover new applications and processes and provide excellent customer service through our technical staff. Through regular direct contact with our key customers, our research and development associates can become aware of evolving customer needs in advance and can anticipate their requirements to more effectively plan customer programs. We also focus on continuous improvement of plant yields and production capacity and reduction of fixed costs. These continuous integrated streams are characterized by exceptional product consistency, low cost economics and high quality resin that is valued by our customers for their demanding applications.

We have over 700 scientists and technicians worldwide. Our research and development facilities include a broad range of synthesis, testing and formulating equipment, and small-scale versions of customer manufacturing processes for applications development and demonstration. In addition, we have an agreement with a not-for-profit research center to assist in research projects and new product development initiatives.

Patents and Trademarks

We own, license or have rights to over 1,700 patents, over 2,300 trademarks, and various patent and trademark applications and technology licenses around the world, which we hold for use or currently use in our operations. A majority of our patents relate to developing new products and processes for manufacturing and will expire between 2007 and 2027. We renew our trademarks on a regular basis. While we view our patents and trademarks to be valuable, because of the broad scope of our products and services, we do not believe that the loss or expiration of any single patent or trademark would have a material adverse effect on our results of operations, financial position or the continuation of our business.

Industry Regulatory Matters

Domestic and international laws regulate the production and marketing of chemical substances. Although almost every country has its own legal procedure for registration and import, laws and regulations in the European Union, including the European inventory of existing commercial chemical substances and the European list of notified chemical substances, the United States, including the Toxic Substances Control Act inventory, and China are the most significant to our business. Chemicals that are on one or more of these lists can usually be registered and imported without requiring additional testing in other countries, although additional administrative hurdles may exist.

The European Commission has enacted a new regulatory system, known as Registration, Evaluation and Authorization of Chemicals, or REACH, which requires manufacturers, importers and consumers of certain chemicals to register these chemicals and evaluate their potential impact on human health and the environment. Under REACH, significant market restrictions could be imposed on the current and future uses of chemical products that we use as raw materials or that we sell as finished products in the European Union.

We also actively petition the U.S. Food and Drug Administration to sanction the use of certain specialty chemicals that we produce that we believe are safe for use by our customers to manufacture products that will come in direct or indirect contact with food.

Environmental Regulations

Our operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials and are subject to extensive environmental regulation at the federal, state and international level and are exposed to the risk of claims for environmental remediation or restoration. Our production facilities require operating permits that are subject to renewal or modification. Violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs. In addition, statutes such as the federal Comprehensive Environmental Response, Compensation, and Liability Act and comparable state and foreign laws impose strict, joint and several liability for investigating and remediating the consequences of spills and other releases of hazardous materials, substances and wastes at current and former facilities, and at third-party disposal sites. Other laws permit individuals to seek recovery of damages for alleged personal injury or property damage due to exposure to hazardous substances and conditions at our facilities or to hazardous substances otherwise owned, sold or controlled by us. Therefore, notwithstanding our commitment to environmental management, environmental health and safety, we may incur liabilities in the future, and these liabilities may result in a material adverse effect on our business, financial condition, results of operations or cash flows.

Although our environmental policies and practices are designed to ensure compliance with international, federal and state laws and environmental regulations, future developments and increasingly stringent regulation could require us to make additional unforeseen environmental expenditures. In addition, our former operations, including our ink, wallcoverings, film, phosphate mining and processing, thermoplastics, and food and dairy operations, may give rise to claims relating to our period of ownership. We cannot assure you that, as a result of former, current or future operations, there will not be some future impact on us as the result of new regulations or additional environmental remediation or restoration liabilities.

We have adopted and implemented health, safety and environmental policies, which include systems and procedures that govern environmental emissions, waste generation, process safety management, handling, storage and disposal of hazardous substances, worker health and safety requirements, emergency planning and response, and product stewardship. We expect to incur future costs for capital improvements and general compliance under environmental laws, including costs to acquire, maintain and repair pollution control equipment. In 2006, we incurred related capital expenditures of $18 million. We estimate that capital expenditures in 2007 for environmental controls at our facilities will be between $25 and $30 million. This estimate is based on current regulations and other requirements, but it is possible that a material amount of capital expenditures, in addition to those we currently anticipate, could be necessary if these regulations or other requirements change.

Legal Proceedings

We are involved in various product liability, commercial litigation, personal injury, property damage and other legal proceedings in the ordinary course of our business. The following claims represent material proceedings that are not in the ordinary course of business.

The Sokolov, Czech Republic facility has soil and groundwater contamination which pre-dates privatization and acquisition of the facility by Eastman in 2000. The investigation phase of the site remediation project has been completed, and building demolition and removal of waste is underway. The National Property Fund has provided us a written commitment to reimburse all site investigation and remediation costs up to approximately $73 million. The current estimate for site remediation is significantly less than the maximum amount the National Property Fund has committed to the project.

On August 8, 2005, Governo Do Parana and the Environmental Institution of Paraná IAP, an environmental agency of the Brazilian government, provided Hexion Quimica Industria, our Brazilian subsidiary, with notice of a potential fine of up to $6 million in connection with alleged environmental damages to the Port of Paranagua caused in November 2004 by an oil spill by a shipping vessel carrying methanol purchased by Hexion. The investigation is ongoing and no final determination has been made with respect to damages or the liability of our Brazilian subsidiary. We are disputing this claim.

Manufacturing and Facilities

Our headquarters are in Columbus, Ohio and we have European executive offices in Hoogvliet, the Netherlands. Our major manufacturing facilities are primarily located in North America and Europe. As of December 31, 2006, we operated 39 domestic production and manufacturing facilities in 19 states and 65 foreign production and manufacturing facilities primarily in Australia, Brazil, Canada, the Czech Republic, China, France, Germany, Italy, Korea, Malaysia, the Netherlands, New Zealand, Spain and the United Kingdom.

The majority of our facilities are used for the production of thermosetting resins, and most of them manufacture more than one type of thermosetting resin, the nature of which varies by site. These facilities typically use batch technology, and range in size from small sites, with a limited number of reactors, to larger sites, with dozens of reactors. One exception to this is our plant in Deer Park, Texas, the only continuous-process epoxy resins plant in the world, which provides us with a cost advantage over conventional technology.

In addition, we have the ability to internally produce key intermediate materials such as formaldehyde, BPA, ECH, versatic acid, acrylic acid and gum rosin. This backward integration provides us with a cost advantage relative to our competitors and facilitates our adequacy of supply. These facilities are usually co-located with the thermosetting resin facilities they serve. As these intermediate materials facilities are often much larger than a typical resins plant, we can capture the benefits of manufacturing efficiency and scale by selling material to third parties that we do not use internally.

We believe our production and manufacturing facilities are well maintained and effectively utilized and are adequate to operate our business. Following are our more significant production and manufacturing facilities and executive offices:

Location	Nature of Ownership	Reporting Segment
Deer Park, TX	Owned	Epoxy and Phenolic Resins
Duisburg-Meiderich, Germany	Owned/Leased	Epoxy and Phenolic Resins
Hoogvliet, the Netherlands†	Leased	Epoxy and Phenolic Resins
Iserlohn-Letmathe, Germany	Owned/Leased	Epoxy and Phenolic Resins
Lakeland, FL	Owned	Epoxy and Phenolic Resins
Louisville, KY	Owned	Epoxy and Phenolic Resins
Norco, LA*	Owned	Epoxy and Phenolic Resins
Pernis, the Netherlands*	Owned	Epoxy and Phenolic Resins
Geismar, LA	Owned	Formaldehyde and Forest Products
Gonzales, LA	Owned	Formaldehyde and Forest Products
Kitee, Finland	Owned	Formaldehyde and Forest Products
St. Romuald, QC, Canada	Owned	Formaldehyde and Forest Products

Location	Nature of Ownership	Reporting Segment
Edmonton, AB, Canada	Owned	Formaldehyde and Forest Products
Kallo, Belgium**	Owned	Coatings and Inks
Ribecourt, France	Owned	Coatings and Inks
Sokolov, Czech Republic	Owned	Coatings and Inks
Brady, TX	Owned	Performance Products
Columbus, OH†	Leased	Corporate and Other

*	We own all of the assets at this location. The land is leased.
**	The assets at this location are owned, except the land and building, which are occupied pursuant to a lease.
†	Executive offices.

Employees

At December 31, 2006, we had approximately 6,900 employees. Approximately 40% of our employees are members of a labor union or are represented by workers’ councils that have collective bargaining agreements. Most of our European employees are represented by workers’ councils. We believe that relations with our union and non-union employees are good.

MANAGEMENT

Directors and Executive Officers

Set forth below are the names and current positions of our executive officers and directors. All ages are as of December 31, 2006.

Name	Age	Position
Craig O. Morrison	51	Director, Chairman, President and Chief Executive Officer
William H. Carter	53	Director, Executive Vice President and Chief Financial Officer
Marvin O. Schlanger	58	Director, Vice Chairman
Joseph P. Bevilaqua	51	Executive Vice President, President—Phenolic and Forest Products Resins
Cornelis Kees Verhaar	53	Executive Vice President, President—Epoxy and Coating Resins
Sarah R. Coffin	54	Executive Vice President, President—Performance Products
Richard L. Monty	59	Executive Vice President—Environmental Health and Safety
Ernest T. Whitus, Jr.	51	Executive Vice President—Human Resources
George F. Knight	49	Senior Vice President—Finance and Treasurer
Joshua J. Harris	42	Director
Scott M. Kleinman	33	Director
Robert V. Seminara	34	Director
Jordan C. Zaken	32	Director

Craig O. Morrison was elected President and Chief Executive Officer effective March 25, 2002 and Chairman of the Board of Directors on June 29, 2005. Prior to joining our Company, he served as President and General Manager of Alcan Packaging’s Pharmaceutical and Cosmetic Packaging business from 1999 to 2002. From 1993 to 1998 he was President and General Manager for Van Leer Containers, Inc. Prior to joining Van Leer Containers, Mr. Morrison served in a number of management positions with General Electric’s Plastics division from March 1990 to November 1993, and as a consultant with Bain and Company from 1987 to 1990. He is a member of the Environmental, Health and Safety and Executive Committees of the Board of Directors.

William H. Carter was elected Executive Vice President and Chief Financial Officer effective April 3, 1995 and a director November 20, 2001. Throughout his tenure with us, Mr. Carter has been instrumental in the restructuring of our holdings, including serving as a director and interim President and Chief Executive Officer of a former subsidiary, BCP Management Inc., from January to June 2000. Prior to joining our Company in 1995, Mr. Carter was a partner, and the engagement partner for Borden Chemical, with Price Waterhouse LLP, which he joined in 1975. In addition, Mr. Carter was a director of BCP Management, Inc. and WKI Holding Company, Inc., both of which filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in 2002. He is a member of the Environmental, Health and Safety Committee of the Board of Directors.

Marvin O. Schlanger was elected Director and Vice Chairman of the Board of Directors of the Company on June 29, 2005. Mr. Schlanger served as Chairman and Chief Executive Officer of Resolution Performance and RPP Capital Corporation since November 2001 until the closing of the Hexion Formation. Since October 1998, Mr. Schlanger has been a principal in the firm of Cherry Hill Chemical Investments, LLC, which provides management services and capital to the chemical and allied industries. Mr. Schlanger is also a director of UGI Corporation and UGI Utilities and, prior to the Hexion Formation, he was a director and Chairman of the Board of RPP Capital and Resolution Specialty Materials, Inc. Mr. Schlanger is also the Chairman of the Board of Directors of Covalence Specialty Materials. He is Chairman of the Environmental, Health and Safety Committee of the Board of Directors.

Joseph P. Bevilaqua is an Executive Vice President and President of the Phenolic and Forest Products Resins Division, a position he has held since January 2004. Mr. Bevilaqua joined the Company in April 2002 as Vice President—Corporate Strategy and Development. From February 2000 to March 2002, he was the Vice

President and General Manager of Alcan’s global plastics packaging business. Prior to Alcan, Mr. Bevilaqua served in leadership positions with companies such as General Electric, Woodbridge Foam Corporation and Russell-Stanley Corporation.

Cornelis Kees Verhaar was appointed Executive Vice President and President of the Epoxy and Coating Resins Division of the Company effective May 15, 2006. Most recently Mr. Verhaar served as Senior Vice President for the Performance Coatings business of Noveon Inc., a global producer of performance polymer systems and adhesives, from January 2003 to October 2004. Between 2004 and his joining the Company, Mr. Verhaar worked on investment opportunities with several private equity groups as an industrial advisor and potential leading executive. Prior to 2004, from October 1999 to December 2002, he was President and Chief Operating Officer for Johnson Polymer, Inc., and, from March 1997 to October 1999, Regional Director, Europe for Johnson Polymer B.V. in the Netherlands. From 1984 to 1997, Mr. Verhaar held leadership roles with Devoe Coatings B.V., the ESHA Group, and Saudi Industrial Paint Company (a part of AKZO Coatings).

Sarah R. Coffin was appointed Executive Vice President and President of the Performance Products Division effective February 14, 2005 to oversee our oil field, foundry, UV, ink and adhesive resin, and wood products industries, including operations in the Asia-Pacific region. Prior to joining the Company, she was employed by Seaman Corporation where she had the position of Vice President Sales and Marketing from May 2004 to February 2005. From August 2002 to March 2003, Ms. Coffin was Senior Vice President Global Sourcing, Human Resources and Information Technology of Noveon, Inc., a global producer of performance polymer systems and adhesives. From 1998 to 2002, she was Group President Specialty Plastics and Polymer Additives, Senior Vice President and General Manager Performance Coatings with BF Goodrich Performance Materials Company/Noveon, Inc. She is a director of SPX Corporation.

Richard L. Monty was promoted to Executive Vice President—Environmental, Health & Safety June 1, 2005. Prior to the Hexion Formation, he held the position of Vice President—Environmental Health & Safety for Borden Chemical, Inc. beginning January 26, 2004. Prior to joining the Company, he was employed by Huntsman Corporation from July 1992 to January 2004 in various Environmental, Health and Safety positions, ultimately serving as Director, Global Environmental Health & Safety from 2001 to January 2004.

Ernest T. Whitus, Jr. was elected Executive Vice President—Human Resources effective March 2007. From 1997 to 2006, Mr. Whitus was Senior Vice President, Human Resources for ArvinMeritor, a global supplier to the automotive industry. Prior to ArvinMeritor, he served in senior human resources roles with companies such as AlliedSignal, Teledyne, Siemens and Trinova.

George F. Knight joined the Company in 1997. From 1999-2001 he served as Vice President of Finance for Borden Foods Corporation, an affiliate of the Company. In 2001, he re-joined the Company and was appointed Vice President—Finance and Treasurer of the Company in July 2002. He was promoted to Senior Vice President in June 2005.

Joshua J. Harris was elected a director of the Company on August 12, 2004. Mr. Harris is a founding Senior Partner at Apollo and has served as an officer of certain affiliates of Apollo since 1990. Prior to that time, Mr. Harris was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated. Mr. Harris is also a director of Berry Plastics Corporation, Metals USA, Inc., Covalence Specialty Materials Corp., Quality Distribution Inc., UAP Holdings and Verso Paper Holdings, LLC. Prior to the Hexion Formation, Mr. Harris was a director of Resolution Performance Products LLC and Resolution Specialty Materials, Inc. He is Chairman of the Executive Committee and the Compensation Committee of the Board of Directors.

Scott M. Kleinman was elected a director of the Company on August 12, 2004. Mr. Kleinman is a Partner at Apollo, where he has worked since February 1996. Prior to that time, Mr. Kleinman was employed by Smith Barney Inc. in its Investment Banking division. Mr. Kleinman is also a director of Verso Paper Holdings, LLC and Momentive Performance Materials. Prior to the Hexion Formation, Mr. Kleinman was also a director of Resolution Performance Products LLC and Resolution Specialty Materials, Inc. He is a member of the Audit and Environmental, Health and Safety Committees of the Board of Directors.

Robert V. Seminara was elected a director of the Company on August 12, 2004. Mr. Seminara is a Partner at Apollo, where he has worked since January 2003. From June 1996 to January 2003, Mr. Seminara served as an officer in the private equity investment group at Evercore Partners LLC, where he held the title Managing Director. Mr. Seminara is also a director of Covalence Specialty Materials Corp. and Berry Plastics Corporation. He is a member of the Executive Committee and is Chairman of the Audit Committee of the Board of Directors.

Jordan C. Zaken was elected a director of the Company on June 29, 2005. Mr. Zaken is a Partner at Apollo, where he has worked since 1999. Prior to that time, Mr. Zaken was employed by Goldman, Sachs & Co. in its Mergers and Acquisitions Department. Mr. Zaken is also a director of Verso Paper Holdings, LLC. He is a member of the Compensation and Environmental, Health and Safety Committees of the Board of Directors.

Committees of the Board of Directors

The Board of Directors has an executive committee, compensation committee, audit committee and environmental, health and safety committee. The executive committee may exercise all powers expressly reserved to the Board of Directors under New Jersey law. The members of the executive committee are Messrs. Morrison, Harris and Seminara. The compensation committee reviews and makes recommendations regarding the compensation of our directors, officers and other employees and on our compensation policies, strategies, plans and programs, including, but not limited to, any long and short-term incentive plans, deferred compensation plans, stock option or equity award plans and change in control or other severance plans. The members of the compensation committee are Messrs. Harris and Seminara. Our Audit Committee recommends the firm to be appointed as independent accountants to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of the internal accounting procedures, considers the effect of such procedures on the accountants’ independence and establishes policies for business values, ethics and employee relations. The Audit Committee consists of Messrs. Kleinman and Seminara, both of whom are “audit committee financial experts” as such term is defined in Item 401(h) of Regulation S-K. The environmental health and safety committee oversees the environmental health and safety compliance program, monitors our environmental health and safety performance statistics, oversees compliance with environmental health and safety indemnifications, and recommends the general budget for environmental health and safety capital spending. The members of our environmental health and safety committee are Messrs. Morrison, Carter, Schlanger, Kleinman and Zaken.

Nominating Committee

As a controlled company, we have no Nominating Committee nor do we have written procedures by which security holders may recommend nominees to our Board of Directors.

Audit Committee Financial Expert

Since we are not a listed issuer, there are no requirements that we have an independent Audit Committee. Our Audit Committee consists of Messrs. Kleinman and Seminara, both of whom are audit committee financial experts, as such term is defined in Item 407(d)(5) of Regulation S-K, neither of whom is independent.

Code of Ethics

We have a Code of Business Ethics that applies to all associates, including our Chief Executive Officer and senior financial officers. These standards are designed to deter wrongdoing and to promote the honest and ethical conduct of all employees. Excerpts from the Code of Business Ethics, which address the subject areas covered by the SEC’s rules, are posted on our website: www.hexion.com under “Investor Relations—Corporate Governance.” Any substantive amendment to, or waiver from, any provision of the Code of Business Ethics with respect to any senior executive or financial officer shall be posted on this website. The information contained on our website is not part of this prospectus.

Director Independence

The Company has no securities listed for trading on a national securities exchange or in an automated inter-dealer quotation system of a national securities association which has requirements that a majority of its board of directors be independent. For purposes of complying with the disclosure requirements of the Securities and Exchange Commission, the Company has adopted the definition of independence used by the New York Stock Exchange. Under the New York Stock Exchange’s definition of independence, none of the Company’s directors is independent.

Compensation Discussion and Analysis

Oversight of the Executive Compensation Program

The Compensation Committee of our Board (the “Committee”) is responsible for establishing and continually monitoring adherence to our executive compensation philosophy. The Committee ensures that the compensation and benefits that are provided to executives are reasonable, fair and competitive. The Committee has the authority to approve all executive compensation, equity programs, and benefit program matters.

The Committee sets the principles and strategies that guide the design of our executive compensation program. The Committee annually evaluates the performance of the CEO and each of the CEO’s direct reports. Based on this evaluation, the Committee establishes and approves each executive’s compensation level, including base salary, annual incentive opportunities and any equity-based awards. Throughout this discussion, we refer to the executives named in the “—Summary Compensation Table” of this prospectus as the “Named Executive Officers.” We also refer to the executives who report directly to our Chief Executive Officer as the “Senior Leadership Team.” The Senior Leadership Team is currently comprised of twelve individuals. Each of our Named Executive Officers is a member of the Senior Leadership Team.

General Executive Compensation Philosophy and Objectives of Executive Compensation Programs

The foundation of our executive compensation programs is to reward the executive for achieving specific annual and long-term strategic goals of the Company and to align the executive’s interest with that of our owners. We believe that rewarding executives for achievement of and beyond these goals will result in significant long-term value creation for the Company and its owners. As a result, we believe that the compensation packages we provide to executives, including the Named Executive Officers, must include both cash-based and equity-based elements that reward performance. The Committee, with input from the Chief Executive Officer, evaluates the performance of executives and their compensation packages to ensure that we maintain our ability to retain highly talented key employees and attract new talent, as needed, to successfully grow and lead the organization.

The Committee bases its executive compensation decisions on the following philosophy:

•	The compensation program should be designed to support the business with emphasis on critical short-term objectives and long-term strategy;

•	Each executive’s total compensation should correlate to their relative contribution to the Company;

•	A significant portion of each executive’s total compensation should be based on the achievement of performance goals and objectives; and

•	Executives should be rewarded for superior performance through annual cash-based incentives and, if appropriate, the grant of equity-based awards.

Our executive compensation program is designed to focus our executives on critical business goals that translate into long-term value creation. As a result, we believe that a substantial portion of our executives’ compensation should be variable and based on overall corporate financial performance. While we generally set base salaries at levels comparable to those of our peer companies, we target our long-term incentive award opportunities at levels that exceed those of our peer companies.

Role of Executive Officers in Compensation Decisions

The Committee makes all decisions regarding the compensation of our Chief Executive Officer and our Senior Leadership Team, and is also responsible for approving recommendations made for equity awards to our other employees. These decisions, other than the compensation of our Chief Executive Officer, are based on recommendations made by the Chief Executive Officer and the Executive Vice President of Human Resources. The Committee uses its discretion and judgment in accepting or modifying management’s recommendations in making its final decisions.

Use of External Compensation Data

In setting executive compensation levels, the Committee considers data on compensation paid to similarly situated executives at comparable companies. We participate in a variety of salary surveys, including those sponsored by Hay Consulting, Towers Perrin and Mercer Consulting. In addition, we retained the services of Watson Wyatt Consulting in 2006 to help us evaluate our equity award grants for executives who have recently been hired. For 2006, we identified Air Products & Chemicals, Inc., Chemtura Corp., Cytec Industries Inc., EcoLab Inc., Hercules Inc., Huntsman Corp., PPG Industries Inc., Rohm & Haas Co., Sherwin Williams Co., and Valspar Corp. as our peer companies to be used for executive compensation comparison purposes, in each case making adjustments to reflect differences in market capitalization and revenue between us and these other companies. However, we do not “benchmark” compensation or attempt to set our executives’ compensation at any particular levels relative to our peers. The Committee simply uses this data as a reference point in making its executive compensation decisions.

2006 Executive Compensation Components

We compensate our executives through a variety of forms of cash and non-cash compensation. Our compensation program includes:

•	Cash Compensation

•	Base salaries

•	Annual incentive awards

•	Discretionary bonuses

•	Long-term equity incentive awards

•	Retirement benefits

•	Severance benefits

The elements of our compensation program are discussed below.

Base Salaries. We provide our executives with an annual, fixed base salary commensurate with their professional status and accomplishments. Our executives’ base salaries are generally set at levels comparable to those paid to similarly situated executives at our peer companies. The Committee reviews our executives’ salary levels annually. In addition, the Committee reviews salary levels prior to promotions or significant changes in job responsibilities. When approving increases to base salaries, the Committee considers many factors including job performance, total compensation, scope of responsibilities, years of experience, and the competitive marketplace.

Annual Incentive Awards. The purpose of our annual incentive program is to reward the executive for delivering increased value to the organization over the prior year. The financial targets and overall design of the annual incentive plan for executives are generally mirrored in the annual incentive compensation program for other eligible, salaried employees. We believe that setting appropriate stretch targets for incentive compensation motivates our executives to deliver year over year value creation and allows us to attract and retain a highly talented Senior Leadership Team.

The Committee approved the 2006 Management Incentive Plan in March 2006 (the “2006 Plan”). Each of our Named Executive Officers and other specified members of management is eligible to participate in the 2006 Plan. Under the 2006 Plan, participants earn cash bonus compensation based upon the achievement of certain individual performance objectives and the achievement by the Company of financial targets established by the Committee. Under the 2006 Plan, the Committee established one financial target for purposes of determining the annual incentives that would be paid to members of our Senior Leadership Team, and a slightly lower target for all other participants in the 2006 Plan. Each participant’s target award is based on a percentage of their base salary. The target award percentages under the 2006 Plan for our Named Executive Officers are: C. Morrison-100%, W. Carter-65%, J. Bevilaqua-60%, S. Coffin-50%, and R. Monty-40%. Depending upon the executive’s responsibilities, a portion of their award could be based on the financial performance of their division or business unit, as well as upon the achievement of personal objectives. The Committee uses Segment EBITDA as the profitability measure for determining the level of the Company’s financial performance for management and executive incentive compensation purposes. Segment EBITDA is defined as earnings before interest, income taxes, depreciation and amortization (EBITDA) that is adjusted to exclude certain non-cash or non-recurring expenses. For the Senior Leadership Team, a minimum threshold was established at 90% of target Segment EBITDA and the maximum established at 108% of target Segment EBITDA. For all other participants, the minimum and maximum targets were set at 95% and 116%, respectively, of a lower Segment EBITDA target. If the minimum threshold is achieved, the executive could receive a payout equal to 25% of their targeted annual incentive. If the maximum target is achieved, the executive could earn 200% (175% for non-Senior Leadership Team members) of their targeted annual incentive. No awards are paid under the 2006 Plan for the achievement of personal objectives if the minimum financial target is not achieved.

The Committee’s intention in setting the financial performance target for the 2006 Plan was that the Company would have to perform at a high level to attain the minimum threshold for any annual incentive to be paid and that it would require an exceptional level of performance to attain the target level. Based on the Company’s actual 2006 Segment EBITDA, the only Named Executive Officer who earned a payment under the 2006 Plan was Ms. Coffin, which was $78,380. Ms. Coffin’s payment was based on the performance of the Performance Products division, of which she is the President, and on her achievement of personal objectives. This payment will be made in early April 2007.

Discretionary Bonuses. In addition to the annual incentive payment, the Committee also has discretion to award cash bonuses to executives if it determines that such awards are appropriate. Discretionary bonuses have been paid in connection with hiring a new executive, for retention purposes, and to reward exemplary performance. The Chief Executive Officer makes the bonus recommendation to the Committee for consideration and approval. The final decisions on discretionary bonuses for any member of the Senior Leadership Team are made by the Committee. For 2006, Mr. Monty and Ms. Coffin earned discretionary bonus awards for exemplary performance. Mr. Monty was recognized for his work on driving the Process Safety Management effort, developing a strategy around the REACH legislation, restructuring the Environmental Health & Safety audit process and for acting as administrative head of the Law Department in the absence of a General Counsel in addition to his other responsibilities. Ms. Coffin was for recognized for her strategic work on restructuring the Performance Products division, and, among other things, driving the Orica A&R Acquisition.

Long-Term Equity Incentive Awards. The Committee may, from time to time, approve the grant of equity-based awards to our Named Executive Officers and other members of the Senior Leadership Team. The Committee believes that equity-based awards play an important role in creating incentives for our executives to maximize Company performance and aligning the interests of our executives with those of our owners. In the past, our executives have been granted options and restricted stock unit awards. These awards cover equity securities of our parent, Hexion LLC, and are generally subject to time-based or performance-based vesting requirements. Time-based awards function as a retention incentive, while performance-based awards encourage executives to maximize Company performance and create value for our equity owners. No new equity-based awards were granted to any of our Named Executive Officers or other members of the Senior Leadership Team during 2006.

Anticipating a public offering in the fall of 2005, we adopted the Long Term Value Creation Reward Program to provide awards to key leaders who had not previously been granted equity-based awards. This program had two components—a cash bonus component and a stock appreciation right (SAR) component. The cash bonus amount was based on a percentage of the participant’s 2005 base salary and is subject to a three-year vesting schedule. Because the anticipated public offering did not occur, the SAR component of the program was not implemented. The Committee is currently considering alternative equity-award structures for new equity-based long-term incentive grants and anticipates that the vesting schedules of such grants would take into account services performed by the recipient since the SAR component of the 2005 program was not effected. Ms. Coffin is the only Named Executive Officer who participates in the program.

Retirement Benefits. Each of our continuing Named Executive Officers participates in qualified defined-benefit and defined-contribution retirement plans offered to U.S. employees of one of our predecessor entities, Borden Chemical, on substantially the same terms as our other participating employees. However, due to maximum limitations imposed by the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code (“IRC”) on the annual amount of a pension which may be paid under a qualified defined benefit plan, the benefits that would otherwise be payable to the Named Executive Officers under the Employees Retirement Income Plan, our qualified defined benefit plan (the “ERIP”), are required to be limited. Similarly, the tax law limits the contributions that may otherwise be made each year to our Named Executive Officers’ accounts under our qualified defined contribution plan, the Retirement Savings Plan. Because we do not believe that it is appropriate for the Named Executive Officers’ retirement benefits to be reduced because of limits under ERISA and the IRC, we have established a non-qualified supplemental retirement plan that permits the Named Executive Officers to receive the full amount of benefits that would be paid under the ERIP and the contributions that would be made under the Retirement Savings Plan but for such limitations. There is a description of these plans in the narrative following the Pension Benefits table below.

Severance Benefits. We have entered into separate employment agreements with Messrs. Morrison, Bevilaqua and Carter that, among other things, provide that the executive would be entitled to severance benefits in the event of a termination of employment by the Company without cause or by the executive for good reason. The Committee has determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with the Company and as part of their overall compensation package. The severance benefits for these executives are generally determined as if they continued to remain employed by the Company for 18 months in the case of Mr. Morrison, for 24 months in the case of Mr. Carter, and for 12 months in the case of Mr. Bevilaqua, following their actual termination date. We believe that a termination by the executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause; therefore, we believe it is appropriate to provide severance benefits following such a constructive termination of the executive’s employment.

Ms. Coffin and Mr. Monty are covered under a corporate severance policy that applies to any of our associates whose employment is terminated by us without cause. This policy is intended to cover associates who are not entitled to severance benefits under an employment or union agreement. We believe that it is appropriate to provide severance benefits to associates whose employment terminates under these circumstances and that doing so helps us to attract and retain highly qualified employees.

Perquisite Benefits. In January 2006, the Committee eliminated the executive perquisite program and increased the amount of the base salary for each executive who lost these benefits. The amount of the increase for

Mr. Morrison was $40,000, for Messrs. Carter and Bevilaqua was $30,000, and for Ms. Coffin was $25,000. In general, the Company no longer provides perquisites to attract or retain executives. Exceptions may be made, especially in international locations where cultural differences require a perquisite so that the individual’s total compensation package is competitive.

Compensation Committee Report on Executive Compensation (1)

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the two non-employee directors named at the end of this report. The Compensation Committee has reviewed and discussed with management the disclosures contained in the above Compensation Discussion and Analysis. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this prospectus.

Compensation Committee of the Board of Directors

Joshua J. Harris (Chairman)

Jordan C. Zaken

(1)	SEC filings sometimes “incorporate information by reference.” This means the Company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

Compensation Committee Interlocks and Insider Participation

Messrs. Harris and Zaken, whose names appear on the Compensation Committee Report above, were Compensation Committee members during all of 2006. Both of these directors are partners of Apollo Management, L.P., our controlling shareholder. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of our Compensation Committee during the fiscal year ended December 31, 2006.

Summary Compensation Table

The following table presents information about the compensation of our Chief Executive Officer, Chief Financial Officer, our three next most highly compensated executive officers, and two former executive officers, whom we refer to as our Named Executive Officers, for the year ended December 31, 2006.

SUMMARY COMPENSATION TABLE

Names and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Options Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compen- sation ($) (i)	Total ($) (j)
Craig O. Morrison President and Chief Executive Officer	2006	728,373	—	—	729,217	—	110,205	84,912	1,652,707
William H. Carter Executive Vice President and Chief Financial Officer	2006	598,564	—	—	583,373	—	87,304	56,369	1,325,610
Joseph P. Bevilaqua Executive Vice President, Phenolic & Forest Product Resins Division	2006	398,672	—	—	243,073	—	39,649	26,790	708,184
Sarah R. Coffin Executive Vice President, Performance Products Division	2006	299,375	63,287	—	—	78,380	30,413	13,087	484,542
Richard L. Monty Executive Vice President EH&S	2006	267,401	30,000	—	113,499	—	24,335	17,293	452,528
Layle K. Smith Former Executive Vice President	2006	187,500	—	—	691,742	—	—	420,232	1,299,474
Jeffrey M. Nodland Former Executive Vice President	2006	183,269	—	—	320,843	—	—	349,599	853,711

(1)	As described in the “Compensation Discussion and Analysis” above, Mr. Monty and Ms. Coffin earned discretionary bonus awards ($30,000 and $21,620 respectively) for exemplary performance in 2006. These awards are reflected in column (d). In addition, in 2005, Ms. Coffin was awarded a cash bonus opportunity under the Long Term Value Creation Reward Program. The cash bonus award is scheduled to vest in three annual installments. As of December 31, 2006, Ms. Coffin was one-third vested in this bonus opportunity for a total amount of $41,667. This amount, along with any other portion of the cash bonus opportunity that becomes vested, will be paid to her at the end of the three-year vesting schedule in 2008.
(2)	The amounts shown in column (f) reflect the amount that was recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 with respect to awards granted or modified during or prior to 2006 in accordance with FAS 123(R). In connection with their separation from the Company, Messrs. Smith’s and Nodland’s unvested options were vested. Since accelerating the vesting of options is considered a modification of the award, we recognized the compensation expense shown in column (f). For the other Named Executive Officers, the amounts shown represent the current year expense related to the incremental fair value of the awards modified prior to 2006. Assumptions that were used to calculate the amounts in this column are included in Note 14 of the audited Consolidated Financial Statements of Hexion included elsewhere in this prospectus.
(3)	Column (g) reflects the amount earned by Ms. Coffin under our 2006 Management Incentive Plan, as described in the “Compensation Discussion and Analysis” above.

(4)	The amounts in column (h) reflect the actuarial increase in the present value of each officers’ benefits under our Employees Retirement Income Plan and our Executive Supplemental Pension Plan (a non-qualified deferred compensation plan) for Messrs. Morrison, Carter, Bevilaqua and Monty and Ms. Coffin. There were no above-market or preferential earnings on deferred compensation for our Named Executive Officers. Mr. Smith terminated without vested pension benefits in June, 2006. The value of his qualified and non-qualified pension benefits at December 31, 2005 was $44,871. See the “Pension Benefits” and “Nonqualified Deferred Compensation” sections below for additional information on these plans and benefits.
(5)	The amounts shown for Messrs. Morrison, Carter, Bevilaqua, Monty and Ms. Coffin in column (i) represent company matching contributions to our Retirement Savings Plan and the supplemental retirement plan described under “Pension Benefits” below, and company-paid life insurance premiums. The aggregate amount of the company matching contributions to the defined contribution plans for each Named Executive Officer was as follows: Morrison—$83,761, Carter—$55,419, Bevilaqua—$26,196, Coffin—$12,774, and Monty—$16,888. Of the amount reported in column (i) for Mr. Smith, $420,000 represents the severance paid to him following his departure from the Company in June 2006, pursuant to his separation agreement with the Company. The amount reported in column (i) for Mr. Nodland includes the following severance payments and benefits accrued to him following his termination of employment with the Company in May 2006 under his separation agreement with the Company: $325,000 cash severance paid in installments, and $13,860 for continued health and welfare benefits. The separation agreements are described under “Potential Payments Upon Termination or Change in Control” below.

Employment Agreements

In August 2004, we entered into employment agreements with Messrs. Morrison, Bevilaqua and Carter. Under the terms of each of these employment agreements, the executive has agreed not to disclose any confidential information concerning our business. In addition, each executive has agreed not to solicit or hire any of our employees or solicit any of our customers, suppliers, licensees or other business relations until one year after he ceases to receive any payments under the agreement. Furthermore, each executive has agreed not to engage in any business competing with our business or products anywhere in the world where we are doing business until after he ceases to receive any payments pursuant to the agreement (or in certain circumstances, the first anniversary of such date).

Each of these employment agreements also provides that the executive will be entitled to severance benefits in the event of termination of employment by us for reasons other than for cause, death or disability or a resignation by the executive for good reason, subject to his continued compliance with the restrictive covenants described above and execution of a release in favor of the Company. The executive would be entitled to severance payments equal to his base salary and continued health benefits for himself and his eligible family members for the following periods: Mr. Morrison-18 months, Mr. Carter-24 months, and Mr. Bevilaqua-12 months. Additional information on these severance benefits is provided under “Potential Payments Upon Termination or Change in Control” below.

Grants of Plan Based Awards—Fiscal 2006

The following table presents information about grants of plan-based awards during the year ended December 31, 2006. These awards are denominated in common units of our parent, Hexion LLC.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j) (2)	Exercise or Base Price of Options Awards ($/Sh) (k) (2)	Grant Date Fair Value of Stock Option Awards ($) (l) (2)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Craig O. Morrison	N/A	184,333	737,331	1,474,662	—	—	—	—	—	—	—
William H. Carter	N/A	98,101	392,405	784,810	—	—	—	—	—	—	—
Joseph P. Bevilaqua	N/A	60,750	243,000	486,000	—	—	—	—	—	—	—
Sarah R. Coffin	N/A	38,125	152,500	305,000	—	—	—	—	—	—	—
Richard L. Monty	N/A	26,960	107,840	215,680	—	—	—	—	—	—	—
Layle K. Smith	N/A	52,500	210,000	420,000	—	—	—	—	—	—	—
Resolution Specialty	7/13/06	—	—	—	—	—	—	—	9,511	3.51	133,500
Resolution Performance	7/13/06	—	—	—	—	—	—	—	68,849	9.49	557,742
Jeffrey M. Nodland	N/A	40,625	162,500	325,000	—	—	—	—	—	—	—
Resolution Specialty	7/13/06	—	—	—	—	—	—	—	22,827	3.51	320,403
Resolution Performance	7/13/06	—	—	—	—	—	—	—	7,883	26.09	—

(1)	The amounts in columns (c) through (e) represent cash bonuses that would have been paid under the 2006 Management Incentive Plan had the Company achieved certain minimum financial thresholds in 2006. However, as noted in the “Compensation Discussion and Analysis” above, Ms. Coffin was the only Named Executive Officer who earned an award under the plan for 2006 performance. For Messrs. Smith and Nodland, the amounts shown are the cash bonus amounts that could have been earned only if they had been employed for the full year.
(2)	On July 13, 2006, the vesting of all unvested option awards that were held by Messrs. Smith and Nodland was accelerated in connection with the termination of their employment with the Company. The amounts in column (j) represent the number of common units of Hexion LLC covered by the accelerated portion of these options.

The exercise prices in column (k) are the prices at which the awards were granted at various times between July 16, 2001 and September 24, 2004. Since accelerating the vesting of awards is considered a modification under FAS 123(R), we have reported the incremental fair value of the modified awards in column (l) in accordance with SEC rules.

Outstanding Equity Awards at Fiscal 2006 Year-End

The following table presents information about outstanding and unexercised options held by our Named Executive Officers at December 31, 2006. The securities underlying the options are common units of our parent, Hexion LLC. None of our Named Executive Officers held unvested stock awards at any time during 2006.

	Options Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Craig O. Morrison
Hexion LLC Tranche A	120,606	180,908	—	6.22	8/12/2014	—	—	—	—
Hexion LLC Tranche B	—	301,514	—	6.22	8/12/2014	—	—	—	—
William H. Carter
Hexion LLC Tranche A	96,484	144,727	—	6.22	8/12/2014	—	—	—	—
Hexion LLC Tranche B	—	241,211	—	6.22	8/12/2014	—	—	—	—
Joseph P. Bevilaqua
Hexion LLC Tranche A	40,202	60,303	—	6.22	8/12/2014	—	—	—	—
Hexion LLC Tranche B	—	100,505	—	6.22	8/12/2014	—	—	—	—
Sarah R. Coffin	—	—	—	—	—	—	—	—	—
Richard L. Monty
Hexion LLC Tranche A	18,772	28,157	—	6.22	8/12/2014	—	—	—	—
Hexion LLC Tranche B	—	46,929	—	6.22	8/12/2014	—	—	—	—
Layle K. Smith	—	—	—	—	—	—	—	—	—
Jeffrey M. Nodland	—	—	—	—	—	—	—	—	—

Narrative to Outstanding Equity Awards Table

We did not grant any options to our Named Executive Officers or any other employees of the Company during 2006. The outstanding options held by our Named Executive Officers were granted under the Hexion LLC 2004 Stock Incentive Plan (the “2004 Incentive Plan”) and cover equity securities of our parent, Hexion LLC. The “Tranche A” options reported in the table above vest in annual installments on each of the first five anniversaries of the grant date, which was August 2004, or, to the extent not yet vested, one year after the Company is sold. The “Tranche B” options reported in the table will vest on the eighth anniversary of the grant date (August 2004) but are subject to accelerated vesting in connection with a sale of the Company (as defined in the option agreement) if specified internal rates of return for the Company’s investors and target EBITDA levels are met.

The 2004 Incentive Plan is administered by the Compensation Committee. As is customary in incentive plans of this nature, the terms of outstanding awards under the plan are subject to adjustment upon the occurrence of certain corporate events affecting the securities underlying the award. In November 2006, we declared an extraordinary dividend to our parent, Hexion, LLC, which in turn declared a distribution to all holders of its equity securities. In connection with this distribution, the outstanding options under the 2004 Incentive Plan (including the options held by our Named Executive Officers) were adjusted to provide for a cash payment to the holders of vested options to be made in November 2008 (of, if later, upon vesting of the option).

Option Exercises and Stock Vested—Fiscal 2006

As noted in footnote 2 to the Grants of Plan Based Awards table above, the outstanding options held by Messrs. Smith (109,434) and Nodland (85,600) were accelerated and terminated in connection with the termination of their employment with the Company. The following table reports the cash payments each of them received with respect to their terminated options. None of our other Named Executive Officers exercised options during the twelve months ended December 31, 2006, and no stock award held by any Named Executive Officer became vested during 2006.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Craig O. Morrison	—	—	—	—
William H. Carter	—	—	—	—
Joseph P. Bevilaqua	—	—	—	—
Sarah R. Coffin	—	—	—	—
Richard L. Monty	—	—	—	—
Layle K. Smith	—	1,092,107	—	—
Jeffrey M. Nodland	—	1,199,252	—	—

Pension Benefits—Fiscal 2006

The following table presents information regarding the present value of accumulated benefits that may become payable to each of the Named Executive Officers under our qualified and nonqualified defined-benefit pension plans as of December 31, 2006.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Craig O. Morrison	ERIP	4.75	68,707	—
	ESPP		249,384	—

William H. Carter	ERIP	11.75	150,149	—
	ESPP		411,264	—

Joseph P. Bevilaqua	ERIP	4.75	59,626	—
	ESPP		62,813	—

Sarah R. Coffin	ERIP	1.917	23,277	—
	ESPP		16,534	—

Richard L. Monty	ERIP	2.917	35,911	—
	ESPP		17,169	—

Layle K. Smith (1)	—	—	—	—
			—	—

Jeffrey M. Nodland (2)	—	—	—	—

(1)	Mr. Smith participated in two pension plans maintained by Resolution Performance. At the time his employment with the Company terminated in June 2006, he had no vested pension benefits under those plans.
(2)	Mr. Nodland was not a participant in any of our pension plans.

Narrative to Pension Benefits Table

Employees’ Retirement Income Plan (ERIP)

The ERIP covers U.S. employees who work in locations and/or business units associated with the former Borden Chemical. This plan was amended as of January 1, 1987 to provide benefit credits equal to 3% of earnings to the extent that this credit does not exceed the Social Security wage base for the year plus 6% of eligible earnings in excess of the social security wage base. Earnings include annual incentive awards that are paid currently, but exclude any long-term incentive awards. Benefits for service through December 31, 1986 are based on the plan formula then in effect and have been converted to opening balances in the plan. Both opening balances and benefit credits receive interest credits at one-year Treasury bill rates until the participant begins to receive benefit payments. For the year ended December 31, 2006, the interest rate that was determined under the plan was 4.42%. Benefits vest after the completion of five years of employment for all employees hired on or after July 1, 1990.

Retirement Savings Plan (RSP)

In addition to our pension plans, all eligible full-time U.S. employees are offered participation in the RSP, which is a defined contribution plan. This plan allows U.S. employees who work in locations and/or business units associated with the former Borden Chemical, including each of the Named Executive Officers, to make pre-tax contributions from 1% to 15% of eligible earnings for highly compensated employees and 25% for all other employees. Those employees are also eligible to receive matching contributions from the Company at 100% on contributions of up to 5% of eligible earnings. Additional company contributions may be made if we achieve specified annual financial measures established at the beginning of the plan year. Participants in the RSP begin vesting in the company matching contributions after two years of service and are fully vested after five years of service.

Executives’ Supplemental Pension Plan (ESPP)

Generally, we only provide supplemental benefits when the terms of the benefit programs that all other employees participate in are limited or restricted by federal compensation limits. As a result, for employees who participate in our ERIP, including Messrs. Morrison, Carter, Bevilaqua, and Monty and Ms. Coffin, we sponsor the ESPP that provides supplemental pension benefits above the limits under Sections 401(a)(17) and 415 of the Internal Revenue Code (“IRC”) and for pension benefits for any deferred compensation not considered under the ERIP, in each case, using the same formula as the ERIP. The supplemental plan also provides an opportunity for employees whose compensation exceeds the limit under Section 401(a)(17) of the IRC to voluntarily elect to defer compensation, and also provides other employees with an opportunity to elect a “make-up benefit” for the benefits that are limited under Section 415 of the IRC for defined contribution plans, in each case, using the same formula as the RSP. The supplemental plan benefits are unfunded and paid from our general assets.

Nonqualified Deferred Compensation—Fiscal 2006

The following table presents information on contributions to, earnings accrued under and distributions from our non tax-qualified defined contribution and other nonqualified deferred compensation plans. We have two non tax-qualified deferred compensation plans: the Executives’ Supplemental Pension Plan (“ESPP”) and the 2004 Deferred Compensation Plan (“2004 DC Plan”).

Name (a)	Executive Contributions in Last FY ($) (b) (1)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e) (2)	Aggregate Balance at Last FYE ($) (f)
Craig O. Morrison
ESPP	121,333	72,761	18,185	—	479,494
2004 Plan	—	—	—	1,401,438	2,614,731

William H. Carter
ESPP	66,291	44,419	53,607	—	1,234,623
2004 Plan	—	—	—	1,121,150	2,091,784

Joseph P. Bevilaqua
ESPP	76,185	15,196	6,304	—	188,919
2004 Plan	—	—	—	467,146	871,577

Sarah R. Coffin
ESPP	1,774	1,774	—	—	3,548

Richard L. Monty
ESPP	41,789	6,899	3,233	—	94,226
2004 Plan	—	—	—	218,127	406,970

Layle K. Smith	—	—	—	—	—

Jeffrey M. Nodland	—	—	—	—	—

(1)

The amounts in column (b) are included in the amounts reported as salary in the Summary Compensation Table for each of the Named Executive Officers who participate in the ESPP. The ESPP provides supplemental pension benefits above the limits under Sections 401(a)(17) and 415 of the IRC and for pension benefits for any deferred compensation not considered under the ERIP, in each case, using the same formula as the ERIP. The supplemental plan also provides an opportunity for employees whose compensation exceeds the limit under Section 401(a)(17) of the IRC to voluntarily elect to defer compensation, and also provides other employees with an opportunity to elect a “make-up benefit” for the benefits that are limited under Section 415 of the IRC for defined contribution plans, in each case, using the same formula as the Retirement Savings Plan. The supplemental plan benefits are unfunded and paid from our general assets. The amounts in column (b) are only the “make-up benefit” for the benefits limited under the IRC for our retirement savings plan.

(2)	The amounts shown in column (e) for Messrs. Morrison, Carter, Bevilaqua and Monty represent dividend equivalent amounts that were paid to them in November 2006 on the deferred units credited to them under the 2004 DC Plan when Hexion LLC declared a dividend to unit holders.

Potential Payments Upon Termination or Change in Control

As described above in the “Compensation Discussion and Analysis,” Messrs. Morrison, Carter and Bevilaqua are entitled to certain severance benefits under their employment agreements upon a termination of their employment by the Company without cause or by the executive with good reason. Mr. Monty and Ms. Coffin are covered under a corporate severance policy. The amount of outplacement services provided is also designated under the severance policy. Where the maximum severance available under our corporate policy exceeds the amount provided for in an executive’s employment agreement, we have assumed for these purposes only, that the greater amount would be paid. The following table presents the dollar value of the maximum severance benefits to which each executive would have been entitled had a qualifying termination of employment occurred on December 31, 2006.

Name	Cash Severance	Continued Health Benefits	Outplacement Services
Craig O. Morrison	$1,474,662	$21,228	$40,000
William H. Carter	1,207,400	14,595	40,000
Joseph P. Bevilaqua	405,000	10,614	40,000
Sarah R. Coffin	305,000	10,614	40,000
Richard L. Monty	269,600	10,614	40,000

In addition, upon a termination of employment for any reason, we would have distributed to Messrs. Morrison, Carter, Bevilaqua and Monty the Hexion LLC common units credited to them under the 2004 DC Plan as described in the “Nonqualified Deferred Compensation” table above. We have given these executives a right to require the Company to purchase their common units at fair value following their separation from the Company if the Company has not consummated a public offering.

As noted above in the narrative to the “Outstanding Equity Awards at Fiscal Year End” table, our Named Executive Officers would also be entitled to accelerated vesting of their outstanding options under the 2004 Incentive Plan in connection with a sale of the Company or Hexion LLC. Please see the narrative following the “Outstanding Equity Awards at Fiscal Year End” table above for additional information on the outstanding options held by our Named Executive Officers at December 31, 2006 and the terms of these options.

Separation Agreements

On May 31, 2006, we entered into a separation agreement with Mr. Smith in connection with his departure from the Company. This agreement provides for Mr. Smith to receive aggregate severance payments in an amount equal to $420,000 (approximately one year’s base salary), payable in installments through March 15, 2007, and a prorated bonus for any award earned under our 2006 incentive compensation plan. As shown in the Summary Compensation Table above, no such award was earned by Mr. Smith for 2006 performance. This agreement prevents Mr. Smith from, among other things, competing with our business and soliciting our customers or employees, in each case for one year following his formal separation from the Company, and provides for Mr. Smith’s release of all employment-related claims. In connection with Mr. Smith’s departure from the Company, we also accelerated the vesting of his outstanding options to purchase units of Hexion LLC and repurchased his outstanding options for a price equal to the fair market value of the underlying securities, less the exercise price of the options. The exercise prices of these options ranged from $3.51/share to $9.49/share. In addition, in connection with his departure from the Company, we agreed to purchase 67,417 of Mr. Smith’s Hexion LLC common units for a purchase price of $1,181,149.

On June 21, 2006, we entered into a separation agreement with Mr. Nodland in connection with his departure from the Company. This agreement provides for Mr. Nodland to receive an aggregate severance payment of $325,000 payable in monthly installments, a prorated bonus earned for 2006 under our incentive compensation plan, a payment of $3,528 for the value of his unvested retirement savings plan account, a payment of $13,860 for continued health benefits, and certain outplacement benefits. As shown in the Summary Compensation Table above, no incentive compensation award was earned by Mr. Nodland for 2006 performance. This agreement prevents Mr. Nodland from, among other things, competing with our business and soliciting our customers or employees, in each case for one year following his formal separation from the Company, and provides for Mr. Nodland’s release of all employment-related claims. In connection with Mr. Nodland’s departure from the Company, we also accelerated the vesting of his outstanding options to purchase units of Hexion LLC and repurchased his outstanding options for a price equal to the fair market value of the underlying securities, less the exercise price of the options. The exercise prices of these options ranged from $3.51/share to $26.09/share.

Director Compensation—Fiscal 2006

The table below summarizes the compensation we paid to non-employee Directors for the year ended December 31, 2006.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d) (1)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f) (2)	All Other Compensation ($) (g) (2)	Total ($) (h)
Joshua J. Harris	42,500	—	43,025	—	—	—	85,525
Scott M. Kleinman	47,500	—	43,025	—	—	—	90,525
Marvin O. Schlanger	32,000	—	1,271	—	35,973	161,000	230,244
Robert V. Seminara	47,000	—	42,758	—	—	—	89,758
Jordan C. Zaken	44,500	—	—	—	—	—	44,500

(1)	At December 31, 2006, Messrs. Harris, Kleinman, Schlanger, Seminara, and Zaken held options covering 86,748; 86,748; 278,412; 28,141, and 28,141 common units, respectively, in Hexion LLC. The amounts in column (d) reflect the amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards granted or modified during or prior to 2006. These amounts exclude the impact of expected forfeitures. No option awards were forfeited by any of our non-employee directors during 2006. Assumptions that were used to calculate the amounts in column (d) are included in Note 14 of the audited Consolidated Financial Statements of Hexion included elsewhere in this prospectus.
(2)	Mr. Schlanger terminated employment with the Company on March 31, 2006. The amount reported for Mr. Schlanger in column (g) includes salary of $37,500 for the period January 1 through March 31, 2006 plus consulting fees of $123,500 for the period April 1 through December 31, 2006. The material terms of Mr. Schlanger’s employment and consulting agreements with the Company are described below. Mr. Schlanger’s pension benefits are accrued under the Resolution Performance Products qualified and non-qualified pension plans.

Narrative to Directors’ Compensation Table

We pay our non-employee directors an annual cash retainer of $40,000, paid quarterly after each fiscal quarter of service, and a fee of $1,000 for each board and committee meeting attended in person. Fifty percent of the meeting fee is paid for board and committee meetings attended by teleconference. Directors who are also employees of the Company receive no additional compensation for their service as Directors. Directors are eligible to receive equity-based awards from time to time on a discretionary basis.

In June 2005, we entered into an employment agreement and a consulting agreement with Mr. Schlanger, both of which were amended in January 2006. Under the terms of the amended employment agreement and the amended consulting agreement, Mr. Schlanger has agreed not to disclose any confidential information concerning our business. Under the terms of Mr. Schlanger’s consulting agreement, Mr. Schlanger has agreed not to solicit or hire any of our employees or solicit any of our customers until 24 months after termination of his consulting engagement. Furthermore, he has agreed not to engage in any business that is in competition with our business until after he ceases to receive any payments pursuant to the employment agreement (or in certain circumstances, the first anniversary of such date) or at any time during the term of the consulting agreement.

Mr. Schlanger’s amended employment agreement was effective from the closing of the Hexion Formation (May 31, 2005) through March 31, 2006 and provided for an annual base salary of $400,000 through December 31, 2005 and $12,500 per month from January 1 through March 31, 2006. The agreement also provided for Mr. Schlanger to be provided with usual and customary health and pension benefits.

Mr. Schlanger’s consulting agreement extends for the period commencing April 1, 2006 and ending December 31, 2008. The agreement provides for Mr. Schlanger (i) to be paid a monthly consulting fee of $12,500, (ii) to be paid or reimbursed for his costs to maintain health insurance coverage for himself and his dependents that is similar to the coverage we provided during his employment, (iii) to be paid an amount equal to the normal fees paid to non-employee directors for first quarter 2006, which he would have received had his employment agreement not been extended to March 31, 2006, and (iv) to continue to be eligible to vest in options during the consulting period as he would have during his employment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Hexion common stock, as of March 1, 2007, and shows the number of shares and percentage owned by:

•	each person known to beneficially own more than 5% of the common stock of Hexion;

•	each of Hexion’s 2006 Named Executive Officers;

•	each member of the Board of Directors of Hexion; and

•	all of the executive officers and members of the Board of Directors of Hexion as a group.

Hexion LLC owns 100% of our outstanding common stock. Apollo, other investors and certain members of our management own their interests in our common stock set forth below through their ownership of Hexion LLC. Apollo has sole voting power and investment power with respect to the shares of the Company owned by Hexion LLC. Leon D. Black and John J. Hannan are the directors and executive officers of entities which have dispositive voting or investment control over the other entities or funds affiliated with Apollo that control Hexion LLC. Although Messrs. Black and Hannan may each be deemed a beneficial owner of shares of Hexion beneficially owned by Apollo, each such person disclaims beneficial ownership of such shares.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock, and has not pledged any such shares as security.

Name of Beneficial Owner	Beneficial Ownership of Equity Securities
	Shares	Percent
Apollo Management, L.P. (1)	75,154,789	91.0%
Joshua J. Harris (1) (2)	58,607	*
Scott M. Kleinman (1) (2)	58,607	*
Robert V. Seminara (1) (2)	—	*
Jordan C. Zaken (1) (2)	28,141	*
Marvin O. Schlanger (3)	433,169	*
Craig O. Morrison (4)	120,606	*
William H. Carter (5)	96,484	*
Joseph P. Bevilaqua (6)	40,202	*
Richard L. Monty (7)	18,772	*
Sarah R. Coffin	—	*
Layle K. Smith (8)	11,883	*
Jeffrey M. Nodland (9)	149,478	*
All Directors, our 2006 Named Executive Officers and other executive officers as a group (15 persons) (10)	1,026,676	1.2%

*	less than 1%
(1)	Represents the ownership interest in the Company indirectly attributable to Apollo through Apollo’s ownership of Hexion LLC. The address of each of Apollo Investment Fund IV, L.P., Apollo Investment Fund V, L.P. and Apollo is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(2)

Although each of Messrs. Harris, Kleinman, Seminara and Zaken may be deemed a beneficial owner of Hexion units beneficially owned by Apollo due to his status as a partner or senior partner of Apollo, each such person disclaims beneficial ownership of any such units. For Messrs. Harris and Kleinman, includes 58,607 units issuable upon the exercise of options granted to each of Messrs. Harris and Kleinman that were vested as of the date hereof. For Mr. Zaken, includes 28,141 units issuable upon the exercise of options granted that were vested as of the date hereof. The address of Messrs. Harris, Kleinman, Seminara and Zaken is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(3)	Includes 99,227 units subject to option currently exercisable. Does not include unvested options to purchase 179,184 shares of common stock which are subject to time and performance vesting conditions. Does not include 191,276 restricted stock units issued to Mr. Schlanger. The restricted stock units represent a conditional right to receive 191,726 units of Hexion upon the occurrence of certain events. The address of Mr. Schlanger is c/o Hexion Specialty Chemicals, Inc., 180 East Broad Street, Columbus, Ohio 43215.
(4)	Includes 120,606 units subject to option currently exercisable. Does not include 241,211 deferred units credited to Mr. Morrison’s account. The address of Mr. Morrison is c/o Hexion Specialty Chemicals, Inc., 180 East Broad Street, Columbus, Ohio 43215.
(5)	Includes 96,484 units subject to option currently exercisable. Does not include 192,969 deferred units credited to Mr. Carter’s account. The address of Mr. Carter is c/o Hexion Specialty Chemicals, Inc., 180 East Broad Street, Columbus, Ohio 43215.
(6)	Includes 40,202 units subject to option currently exercisable. Does not include 80,404 deferred units credited to Mr. Bevilaqua’s account. The address of Mr. Bevilaqua is c/o Hexion Specialty Chemicals, Inc., 180 East Broad Street, Columbus, Ohio 43215.
(7)	Includes 18,772 units subject to option currently exercisable. Does not include 37,543 deferred units credited to Mr. Monty’s account. Mr. Monty’s address is c/o Hexion Specialty Chemicals, Inc., 180 East Broad Street, Columbus, Ohio 43215.
(8)	Mr. Smith’s address is c/o Covalence Specialty Materials Corp., 1 Crossroad Drive, Building A, 3rd Floor, Bedminster, New Jersey 07921.
(9)	Mr. Nodland’s address is 66 West Bracebridge Circle, The Woodlands, Texas 77382.
(10)	Includes 531,373 units of common stock issuable upon the exercise of options granted to our directors and executive officers that were vested as of the date hereof. Does not include 191,256 restricted shares issued to Mr. Schlanger under the Resolution Performance unit plan or 573,580 deferred common stock units.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

The Company has a written Statement of Policy and Procedures Regarding Related Person Transactions that has been adopted by the Board of Directors.

The policy requires the Company to establish and maintain procedures for identifying potential or existing transactions between the Company and related persons. The policy generally adopts the definitions of “related person” and “transaction” set forth in Regulation S-K Item 404 under the Securities Act of 1933 and the Securities Exchange Act of 1934.

The types of transactions that are covered by the policy include financial and other transactions, arrangements or relationships in which the Company or any of its subsidiaries is a participant and in which a related person has a direct or indirect material interest of more than $75,000.

Related persons include directors and director nominees, executive officers, shareholders beneficially owning more than 5% of the Company’s voting stock, and immediate family members of any of the previously described persons. A related person could also be an entity in which a director, executive officer or 5% shareholder is an employee, general partner or 5% shareholder.

Transactions identified by management that are between the Company and a related person that involve amounts exceeding $75,000 will be reviewed by the Board, the Audit Committee, or another appropriate committee of the Board. In certain situations, the Board or a committee may delegate authority to an individual Board member to review related person transactions.

Under the policy, the Board or committee is directed to approve only those related person transactions that are determined by them in good faith to be in, or not inconsistent with, the best interest of the Company and its shareholders. In making this determination, all available, relevant facts and circumstances will be considered, including the benefits to the Company; the impact of the transaction on the related person’s independence; the availability of other sources of comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees in general.

The Company’s policy recognizes that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders, especially while the Company is a “controlled company”.

There were no transactions required to be reported under paragraph (a) above since the beginning of the last fiscal year where the Company’s policies and procedures did not require review, approval or ratification or where such policies and procedures were not followed.

Combinations and Certain Relationships and Related Party Transactions Since the Combinations

Transaction Agreement

As of April 22, 2005, Borden Chemical entered into a transaction agreement with affiliates of Resolution Performance and Resolution Specialty pursuant to which Borden Chemical agreed to combine with Resolution Performance and Resolution Specialty. Borden Chemical, Resolution Performance and Resolution Specialty are each controlled by Apollo. In connection with the consummation of the Combinations on May 31, 2005, Borden Chemical changed its name to Hexion Specialty Chemicals, Inc.

Investor Rights Agreement

On May 31, 2005, we entered into an investor rights agreement with Hexion LLC, our parent, and certain other parties (the “Investor Rights Agreement”), which governs certain aspects of our relationship with our security holders and replaces the investor rights agreements between us, Resolution Performance and Resolution Specialty, respectively, and Apollo, described below. The Investor Rights Agreement, among other things, provides for the following:

•

restricts the ability of certain security holders to transfer, assign, sell, gift, pledge, hypothecate or encumber, or otherwise dispose of, our common stock or of all or part of the voting power associated with the common stock, including precluding employee-holders of common stock from selling any shares within 12 months of a qualified public offering;

•	allows us to repurchase all or any portion of our common stock held by our employees upon the termination of their employment with us or our affiliates;

•

contains a provision that any meeting of our shareholders and in any action by written consent of our shareholders, Hexion LLC will have the ability to vote the shares of our employee-holders of common stock; and

•

permits those holders of our common stock to include their shares in a registration statement filed by us with respect to an offering of common stock (i) in connection with the exercise of any demand rights by Hexion LLC or (ii) in connection with exercise of “piggyback” registration rights by Hexion LLC.

This “piggyback” right is subject to customary cutback provisions, and furthermore, those employee-holders of our common stock will be subject to customary lock-up provisions in connection with their participation in any such offering.

The Investor Rights Agreement prohibits those of our employees or the employees of our affiliates who are parties to the agreement from soliciting or hiring any of our other employees or soliciting any of our customers, suppliers, licensees or other business relations until one year after they cease to receive any payments from us or any of our affiliates. Furthermore, the Investor Rights Agreement prohibits those employees from competing with our business or products anywhere in the world where we are doing business until they cease to receive any payments from us or our affiliates (or, in certain cases, until the first anniversary of the date on which they cease to receive payments).

The Investor Rights Agreement terminates with respect to all rights or obligations related to our common stock upon the earliest to occur of our dissolution, the sale of all or substantially all of our assets to a person or group other than Apollo and its affiliates and the transfer to a person or group other than Apollo and its affiliates of a number of shares of common stock having the power to elect a majority of our board of directors.

Registration Rights Agreement

On May 31, 2005, we entered into a registration rights agreement with Hexion LLC pursuant to which Hexion LLC has certain demand registration rights with respect to our common stock. Under this agreement, we agreed to assume the fees and expenses associated with registration. The registration rights agreement also contains customary provisions with respect to registration proceedings, underwritten offerings and indemnity and contribution rights.

Amended and Restated Management Consulting Agreement

On May 31, 2005, we entered into an amended and restated management consulting agreement with Apollo (the “Amended Management Consulting Agreement”) which allows Apollo and its affiliates to provide certain advisory services to us for a seven year period, with an automatic extension of the term for a one year period beginning on the fourth anniversary of the commencement of the agreement and at the end of each year thereafter, unless notice to the contrary is given by either party. The Amended Management Consulting Agreement provides for an annual fee equal to the greater of $3 million and 2% of Adjusted EBITDA, as defined in the indentures governing our notes. In addition, we are also required to pay Apollo a transaction fee if we engage in any merger, acquisition or similar transaction unless we are unable to mutually agree upon the terms of Apollo’s engagement, in which case, we will be able to retain another special advisor. We paid Apollo annual fees of $3 million and reimbursed expenses totaling $100,000 in 2006, pursuant to the Amended Management Consulting Agreement. Under the Amended Management Consulting Agreement, we have also agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services contemplated under this Amended Management Consulting Agreement. If this Amended Management Consulting Agreement is terminated in connection with a sale of the company or an initial public offering, we will be required under the terms of the Amended Management Consulting Agreement to pay Apollo a lump-sum amount equal to the net present value of the remaining annual management fees owing and payable by us until the expiration of the Amended Management Consulting Agreement, determined using an applicable discount rate.

Resolution Performance Management Services Termination Agreement

On May 31, 2005, Resolution Performance entered into a management services termination agreement with Apollo (the “Resolution Performance Management Termination Agreement”). The Resolution Performance Management Termination Agreement provided that immediately prior to the closing of the Combinations, Apollo and Resolution Performance would be released from any and all obligations and liabilities to provide management services and pay fees under the Resolution Performance management agreement, dated as of November 14, 2000, as amended, and the Resolution Performance management agreement would have no further force and effect. In consideration of the termination, Resolution Performance paid Apollo a termination fee of $4.4 million.

Resolution Specialty—Termination of Resolution Specialty Management Consulting Agreement

The Resolution Specialty Management Consulting Agreement (as described below) was terminated in connection with the Combinations. The amount required to terminate the Resolution Specialty Management Consulting Agreement was determined by discounting the remaining annual payments under the agreement from the date of termination until the expiration of the then-current term at an annual discount rate equal to the Resolution Specialty’s then-current rate of interest on its revolving credit facility. Resolution Specialty paid Apollo a fee equal to $6.75 million on May 31, 2005, representing the amount required to terminate the Resolution Specialty Management Agreement with Apollo.

The annual management fees payable to Apollo under each of the management consulting agreements were determined through arms’-length negotiations between each of the relevant companies and Apollo, and were based on the understanding of Apollo and each relevant company of the fair value for such services, based in part on market conditions and what similarly-situated companies have paid for similar services.

Certain Relationships and Related Party Transactions Prior to the Combinations

Investor Rights Agreement

On August 12, 2004, all employees who own deferred stock and stock options of BHI Acquisition Corp., our parent and the predecessor to Hexion LLC, entered into an investor rights agreement with Apollo and BHI Acquisition Corp., which governs certain aspects of BHI Acquisition Corp.’s relationship with its security holders. The investor rights agreement, among other things, provides for the following:

•

allows security holders to join, and allows Apollo and its affiliates to require security holders to join, in any sale or transfer of shares of common stock to any third party prior to a qualified public offering of common stock, following which (when aggregated with all prior such sales or transfers) Apollo and its affiliates shall have disposed of at least 10% of the number of shares of common stock that Apollo and its affiliates owned as of the closing date of the Borden Transaction; provided that Apollo may dispose of up to 25% of such number of shares of common stock during the first twelve months after consummation of the Borden Acquisition without triggering these co-sale rights;

•

restricts the ability of security holders, other than Apollo and its affiliates, to transfer, assign, sell, gift, pledge, hypothecate or encumber, or otherwise dispose of, common stock or of all or part of the voting power associated with common stock;

•	allows the Company and Apollo to repurchase all or any portion of the common stock held by employees of the Company upon the termination of their employment with the Company;

•

allows an employee of the Company to force the Company to acquire all (but not less than all) of the shares of common stock held by the employee upon the termination of their employment with the Company for certain specified reasons; and

•

contains a provision that at any meeting of the BHI Acquisition Corp. stockholders and in any action by written consent of BHI Acquisition Corp.’s stockholders, Apollo will have the ability to vote the shares of common stock.

The investor rights agreement prohibits Borden Chemical’s employees who are parties to the agreement from soliciting or hiring any of its employees or soliciting any of its customers, suppliers, licensees or other business relations until one year after they cease to receive any payments from Borden Chemical or its affiliates. Furthermore, the investor rights agreement prohibits Borden Chemical’s employees from competing with its business or products anywhere in the world where Borden Chemical is doing business until they cease to receive any payments from Borden Chemical or its affiliates (or, in certain cases, until the first anniversary of the date on which they cease to receive payments).

This investor rights agreement has been amended and restated by the investor rights agreement described under “—Combinations and Certain Relationships and Related Party Transactions Since the Combinations.”

Registration Rights Agreement

On August 12, 2004, Apollo and its affiliates entered into a registration rights agreement with BHI Acquisition Corp. pursuant to which Apollo and its affiliates have certain demand and Apollo, its affiliates and all employees who receive deferred stock and stock options will have certain incidental registration rights with respect to BHI Acquisition Corp.’s common stock. Under this agreement, BHI Acquisition Corp. agreed to assume the fees and expenses associated with registration. The registration rights agreement also contains customary provisions with respect to registration proceedings, underwritten offerings and indemnity and contribution rights.

This registration rights agreement allows employees holding common stock to include their shares in a registration statement filed by the Company with respect to an offering of common stock (i) in connection with the exercise of any demand rights by Apollo and its affiliates, or (ii) in connection with which Apollo and its affiliates exercise “piggyback” registration rights.

This registration rights agreement has been amended and restated by the registration rights agreement described under “—Combinations and Certain Relationships and Related Party Transactions Since the Combinations.”

Transaction Fee and Management Consulting Agreements

On August, 12, 2004, in connection with the Borden Transaction, Borden Chemical entered into a transaction fee agreement with Apollo and its affiliates for the provision of certain structuring and advisory services. Upon closing of the Borden Transaction, Borden Chemical paid $10 million of aggregate transaction and advisory fees under this agreement, and reimbursed expenses of $0.8 million. In addition, Borden Chemical and Apollo entered into a management consulting agreement. The management consulting agreement allows Apollo and its affiliates to provide certain advisory services to Borden Chemical for a seven year period, with an automatic extension of the term for a one year period beginning on the fourth anniversary of the commencement of the agreement and at the end of each year thereafter, unless notice to the contrary is given by either party. The agreement, as later supplemented and amended, provides for an annual fee equal to the greater of $3 million and 2% of Adjusted EBITDA, as defined in the indentures governing Borden Chemical’s notes. In addition, Borden Chemical is also required to pay Apollo a transaction fee if Borden Chemical engages in any merger, acquisition or similar transaction unless Borden Chemical and Apollo are unable to mutually agree upon the terms of Apollo’s engagement, in which case, Borden Chemical will be able to retain another special advisor. In the fourth quarter of 2004, Borden Chemical paid $975,000 of fees pursuant to the management consulting agreement. Borden Chemical paid Apollo annual fees of $2.5 million in the first quarter of 2005 pursuant to the agreement. Upon closing of the Bakelite Transaction in the second quarter of 2005, Borden Chemical paid a transaction fee equal to $3.7 million pursuant to the management consulting agreement. Under the management consulting agreement, Borden Chemical has also agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services contemplated under this agreement.

The management consulting agreement has been amended and restated by the Amended Management Consulting Agreement described under “—Combinations and Certain Relationships and Related Party Transactions Since the Combinations.”

Certain Relationships and Related Party Transactions Prior to the Borden Transaction

Financing and Investing Arrangements

Borden Chemical had a borrowing arrangement with BW Holdings, LLC (“BWHLLC”), a former affiliate, evidenced by a demand promissory note bearing interest at a variable rate, which terminated upon the completion of the Borden Acquisition. Interest expense under the BWHLLC arrangement totaled $138,000 for the period prior to the Borden Transaction.

In 2003, Borden Chemical, along with its subsidiary HAI, had similar arrangements with Borden Foods Holdings Corporation (“Foods”), a former affiliate, evidenced by demand promissory notes bearing interest at variable rates. In early 2004, Borden Chemical entered into the arrangement with BWHLLC described above and terminated its affiliated borrowing relationship with Foods. In early 2004, HAI obtained a $20 million credit facility with an external bank and terminated its affiliated borrowing relationship with Foods. Interest expense under the Foods arrangement totaled $0.5 million for the period of 2004 prior to the termination of this arrangement.

In addition, Borden Chemical held a note receivable in an aggregate principal amount of approximately $405 million and accrued interest of $156 million as of December 31, 2004 from BHI Acquisition Corp., which has been accounted for as a reduction of equity. Borden Chemical accrued interest quarterly on the note receivable in paid-in capital. Historically, Borden Holdings, Inc. funded the interest due on the note through common stock dividends that Borden Holdings, Inc. paid to them, however, Borden Holdings, Inc. had neither received quarterly interest nor declared an associated dividend since October 15, 2001. In connection with the Combinations, the note (including accrued interest of $176 million to the date of the Combinations) was reclassified to paid-in capital.

Other Transactions and Arrangements

In the first quarter of 2005, the Company received a payment of $7.5 million on behalf of BHI Acquisition from KKR for adjustments made to the purchase price of the Company in the Apollo Transaction.

From time to time, Borden Chemical sold finished goods to certain Apollo affiliates. These sales totaled $3 million (of which $2 million were sales to Resolution Performance) from the date of the Borden Transaction through December 31, 2004. Accounts receivable from these affiliates totaled $2.3 million at December 31,

2004, of which $1.8 million was receivable from Resolution Performance. The foregoing transactions were on terms that were at least as favorable as the terms Borden Chemical could have obtained from an unaffiliated third party at the time of such transactions.

Resolution Performance Products LLC

Agreements in Connection with the Resolution Performance Transaction

Apollo Management Agreement

On November 14, 2000, Resolution Performance entered into a management consulting agreement with Apollo Management IV, L.P. Under the terms of the management consulting agreement, Resolution Performance retained Apollo Management to provide management consulting and financial advisory services to Resolution Performance and pay Apollo Management an annual management fee of $1 million for providing those services. In particular, Apollo Management will provide at Resolution Performance’s request consulting and advisory services relating to proposed financial transactions, acquisitions and other senior management matters relating to Resolution Performance’s business. In addition, as consideration for arranging the recapitalization and the related financing thereof, Resolution Performance paid Apollo Management a fee of $5 million on November 14, 2000.

Resolution Performance was also required to pay Apollo Management a transaction fee if Resolution Performance engaged in any merger, acquisition or similar transaction unless Resolution Performance and Apollo Management were unable to mutually agree upon the terms of Apollo Management’s engagement, in which case Resolution Performance would have been able to retain another special advisor. Since Apollo Management beneficially owned approximately 91% of Resolution Performance and a majority of the members of Resolution Performance’s Board of Managers were affiliated with Apollo, it had the power, through its representatives and equity ownership, to approve on Resolution Performance’s behalf and set the terms of Apollo Management’s engagement, even if the independent members of the Board of Managers were opposed. However, the members of the Board of Managers of Resolution Performance who are affiliated with Apollo Management are aware that they have fiduciary obligations to Resolution Performance, not Apollo, and Resolution Performance expects that each member of its Board of Managers will comply with his fiduciary duties under Delaware law. The management consulting agreement has an initial ten-year term and, commencing on November 14, 2005 and at the end of each year thereafter, will automatically extend for an additional year unless notice to the contrary is given by either party at least thirty, but no more than sixty, days prior to the end of any such year commencing on November 14, 2005.

On March 15, 2002, the terms of the management consulting agreement were amended to reduce the annual management fee payable to Apollo from $1 million to $0.75 million. In addition, Resolution Performance agreed to pay Apollo Management an advisory fee of approximately $1 million (i) immediately prior to a sale of Resolution Performance Products Inc., or Resolution Performance Inc., for cash, (ii) when Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., or any investment fund managed by Apollo Management or any of its affiliates sells at least 50% of the shares of common stock of Resolution Performance Inc. that they acquired and at least 50% in the aggregate of their investment in securities of Resolution Performance Inc. made on or after November 14, 2000 or (iii) at such time as Apollo Management and its affiliates cease to own in the aggregate at least 50% of the outstanding shares of common stock of Resolution Performance Inc. on a fully diluted basis.

Effective January 1, 2003, the terms of the management consulting agreement were amended to waive payment of the annual management fee to Apollo during 2003 only; provided, that if, during any twelve month period ending on the last day of any fiscal quarter during 2003 or 2004, Resolution Performance and its subsidiaries’ consolidated adjusted earnings before interest, taxes, depreciation and amortization (as determined in accordance with Resolution Performance’s historical practices) was $116 million or more, Resolution Performance shall pay to Apollo (i) the quarterly installments of the annual management fee for the remainder of 2003 and thereafter and (ii) 125% of the amount of the quarterly installments of the annual management fee which were waived during 2003.

This agreement was terminated in connection with the Combinations. See “—Combinations and Certain Relationships and Related Party Transaction Since the Combinations.”

Shareholders’ Agreement

On November 14, 2000, Resolution Performance, entered into a shareholders’ agreement with RPP Holdings LLC, an affiliate of Apollo, and Shell which governed certain aspects of the relationship among Resolution Performance, RPP Holdings and Shell. The shareholders’ agreement contained, among other matters:

•	restrictions on the transfer of shares of common stock by Shell;

•	preemptive rights granted to Shell to purchase equity securities issued by Resolution Performance to RPP Holdings or its affiliates in the amounts required to maintain Shell’s percentage ownership;

•

agreement by Shell to consent to the sale of more than 50% of the equity securities of Resolution Performance or substantially all of its assets to a third party if such sale is approved by the Board of Directors of Resolution Performance, and to sell its shares of common stock if so required;

•	rights of Shell to participate in certain transfers of common stock by RPP Holdings other than to an affiliate;

•	rights of Shell to receive financial information; and

•	prohibitions on transactions between Resolution Performance and its affiliates, subject to certain exceptions.

The shareholders’ agreement terminates upon the earlier of a sale of Resolution Performance and the consummation of a public equity offering that raises net proceeds of at least $100 million.

Investor Rights Agreement

On November 14, 2000, Resolution Performance entered into an investor rights agreement with RPP Holdings and members of management who own stock, options and/or junior subordinated notes of Resolution Performance which governs certain aspects of the relationship among Resolution Performance, RPP Holdings and the management holders. The investor rights agreement contains, among other matters:

•	restrictions on the transfer of shares of common stock, options and junior subordinated notes by the management holders;

•	rights of Resolution Performance and RPP Holdings to purchase common stock and junior subordinated notes in the event of certain permitted transfers by the management holders;

•

agreement by the management holders to consent to the sale of more than 50% of the equity securities of Resolution Performance or substantially all of its assets to a third party and to sell their shares of common stock if so required;

•	rights of the management holders to participate in certain transfers of common stock and junior subordinated notes by RPP Holdings other than to an affiliate;

•	repurchase rights of Resolution Performance and RPP Holdings in the event of termination of employment of the management holders; and

•	restrictions on sales of common stock and junior subordinated notes by the management holders in the event of an initial public offering.

The investor rights agreement terminates upon the earlier of a sale of Resolution Performance or approval by holders holding a majority of the common stock of Resolution Performance and the vote of the common stock of Resolution Performance owned by RPP Holdings.

This agreement was amended and restated by the Investor Rights Agreement described under “—Combinations and Certain Relationships and Related Party Transaction Since the Combinations.”

Shell Registration Rights Agreement

On November 14, 2000, Resolution Performance entered into a registration rights agreement with Shell pursuant to which Shell had incidental registration rights to include its Resolution Performance common stock in the same or concurrent registration statement filed by Resolution Performance for the registration of Resolution Performance common stock under the Securities Act. Resolution Performance would have bore all expenses, other than selling expenses, incurred in the registration process. The registration rights agreement also contained customary provisions with respect to registration procedures, underwritten offerings and indemnification and contribution rights.

This agreement was terminated in connection with the Combinations.

Resolution Performance Holdings Registration Rights Agreement

On November 14, 2000, Resolution Performance entered into a registration rights agreement with RPP Holdings pursuant to which RPP Holdings had demand and incidental registration rights. As a result, at RPP Holdings’ request, Resolution Performance was obliged to prepare and file a registration statement covering the securities so requested to be registered by RPP Holdings. In addition, should Resolution Performance propose to register any of its common stock for sale to the public, RPP Holdings had the right to include its Resolution Performance common stock in the same or concurrent registration statement filed by Resolution Performance for the registration of Resolution Performance common stock under the Securities Act. Resolution Performance would have bore all expenses, other than selling expenses, incurred in the registration process. The registration rights agreement also contained customary provisions with respect to registration procedures, underwritten offerings and indemnification and contribution rights.

This agreement has been amended and restated by the Investor Rights Agreement described under “—Combinations and Certain Relationships and Related Party Transactions Since the Combinations” and is no longer in effect.

Ongoing Relationship with Shell

In connection with the Hexion Recapitalization, Resolution Performance and Shell, or their respective affiliates, entered into several additional agreements providing for the continuation or transfer and transition of certain aspects of Resolution Performance’s business operations. These agreements were the result of arm’s-length negotiations in connection with the recapitalization, and Resolution Performance believes they are on terms at least as favorable to Resolution Performance as those it could have obtained from unaffiliated third parties at that time. As several of Resolution Performance’s operations are located within or adjacent to sites occupied by Shell’s refinery business and its chemical business many of the agreements provide for Resolution Performance and Shell to supply to each other certain site services, utilities, materials and facilities, or “SUMF” items. The other agreements include ground leases, human resources agreements, environmental indemnity agreements, and intellectual property transfer and license agreements. The terms of these agreements vary widely. For example, certain SUMF items are provided to us by Shell pursuant to SUMF agreements, which have terms ranging from less than five years, for items which we believe we can easily obtain from other third-parties, to twenty years with renewal terms, for items such as the provision of utilities. Similarly, the initial term of our supply agreements with Shell vary from three to ten years. As our supply agreements with Shell expire upon completion of their terms or otherwise, we are uncertain as to the terms upon which we may renew these supply agreements either with Shell or a third party and therefore the duration and level of payments that will be made to Shell pursuant to the supply agreements in the future are not determinable at this time.

For the year ended December 31, 2006, 2005 and 2004 Resolution Performance paid Shell approximately $426 million, $372 million and $325 million, respectively, under the various agreements described above, net of payments made by Shell to us.

Resolution Specialty

Agreements in Connection with Resolution Specialty Transaction

Participation Agreement

All employees and directors that own common stock of Resolution Specialty executed a Participation Agreement with Resolution Specialty Materials Holdings LLC, or Resolution Specialty Holdings, an affiliate of Apollo, pursuant to which they purchased common stock of Resolution Specialty (the “Participation Agreement”).

Investor Rights Agreement

Resolution Specialty entered into an investor rights agreement with Resolution Specialty Holdings, and each of the officers and employees of Resolution Specialty and members of management who own common stock or options of Resolution Specialty, which governs certain aspects of the relationship among Resolution Specialty, Resolution Specialty Holdings and the management holders (the “Investor Rights Agreement”). The Investor Rights Agreement contains, among other matters:

•	restrictions on the transfer of shares of common stock and options by the management holders;

•	rights of Resolution Specialty and Resolution Specialty Holdings to purchase common stock in the event of certain permitted transfers by the management holders;

•

agreement by the management holders to consent to the sale of more than 50% of the equity securities of Resolution Specialty or substantially all of its assets to a third party and to sell their shares of common stock if so required;

•	rights of the management holders to participate in certain transfers of common stock by Resolution Specialty Holdings other than to an affiliate;

•	repurchase rights of Resolution Specialty and Resolution Specialty Holdings in the event of termination of employment of the management holders; and

•	restrictions on sales of common stock by the management holders in the event of an initial public offering.

This agreement has been amended and restated by the Investor Rights Agreement described under “—Combinations and Certain Relationships and Related Party Transactions Since the Combinations” and is no longer in effect.

Registration Rights Agreement

Resolution Specialty entered into a registration rights agreement with Resolution Specialty Holdings pursuant to which Resolution Specialty Holdings has demand and incidental registration rights. As a result, at Resolution Specialty Holdings’ request, Resolution Specialty will be obliged to prepare and file a registration statement covering the securities so requested to be registered by Resolution Specialty Holdings. In addition, should Resolution Specialty propose to register any of its common stock for sale to the public, Resolution Specialty Holdings will have the right to include its common stock in the same or concurrent registration statement filed by Resolution Specialty for the registration of the common stock under the Securities Act. Resolution Specialty will bear all expenses, other than selling expenses, incurred in the registration process. The registration rights agreement also contains customary provisions with respect to registration procedures, underwritten offerings and indemnification and contribution rights.

This agreement was terminated in connection with the Combinations. See “—Combinations and Certain Relationships and Related Party Transactions Since the Combinations.”

Apollo Management Agreement

As of April 1, 2005, Resolution Specialty entered into a management consulting agreement with Apollo (the “Resolution Specialty Management Consulting Agreement”). The Resolution Specialty Management Consulting Agreement provides that Apollo and its affiliates will provide certain advisory services to Resolution Specialty for a ten year period, with an automatic extension of the term for a one year period beginning on the fourth anniversary of the commencement of the agreement and at the end of each year thereafter, unless notice to the contrary is given, provided, however, that the agreement shall automatically terminate upon the sale of the company or an initial public offering of Resolution Specialty’s equity securities meeting certain criteria. Upon termination of the Resolution Specialty Management Consulting Agreement in connection with a sale of the company or an initial public offering, Resolution Specialty shall pay Apollo a lump-sum amount equal to the net present value of the remaining annual management fees owing and payable by Resolution Specialty until the expiration of the Resolution Specialty Management Consulting Agreement determined using an applicable discount rate. The Resolution Specialty Management Consulting Agreement provides a quarterly fee to Apollo equal to $250,000. In addition, Resolution Specialty is also required to pay Apollo a transaction fee if Resolution Specialty engages in any merger (other than the Combinations), acquisition or similar transaction unless Resolution Specialty and Apollo are unable to mutually agree upon the terms of Apollo’s engagement, in which case, Resolution Specialty will be able to retain another special advisor. Under the Resolution Specialty Management Consulting Agreement, Resolution Specialty has also agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services contemplated under this agreement.

This agreement was terminated in connection with the Combinations. See “—Combinations and Certain Relationships and Related Party Transactions Since the Combinations.”

DESCRIPTION OF OTHER INDEBTEDNESS

Hexion has the following secured indebtedness outstanding:

•	the senior secured credit facilities; and

•	the notes.

In connection with the Hexion Recapitalization, we repurchased all of our outstanding August 2004 notes and May 2005 notes.

Each of the foregoing are secured by separate collateral agreements with substantially identical terms and covering substantially identical collateral subject to exceptions for foreign collateral pledged in favor of lenders under the senior secured credit facilities. In addition, HA-International, LLC and non-U.S. subsidiaries in countries including Australia, Brazil, Italy, Finland and Korea have various secured credit facilities and other arrangements with lenders.

First-Priority Lien Obligations

Senior Secured Credit Facilities

On November 3, 2006, we amended our senior secured credit facility pursuant to an amendment and restatement of the credit agreement governing the credit facility. Our senior secured credit facilities provide for a $225 million revolving credit facility, which includes:

•

revolving credit subfacilities for Hexion, Hexion Canada, as the Canadian subsidiary borrower, Hexion Specialty Chemicals UK Limited and Borden Chemical UK Limited, as the U.K. subsidiary borrowers and Hexion Specialty Chemicals B.V., as the Dutch subsidiary borrower;

•	a letter of credit subfacility of $100 million to be made available for our account and the accounts of Hexion and our Canadian, U.K., and Dutch subsidiary borrowers; and

•	a $30 million swingline loan subfacility made available for our account and the accounts of Hexion and the U.K. and Dutch subsidiary borrowers.

We and our Canadian, U.K. and Dutch subsidiary borrowers use our revolving credit facility for, among other things, our and our respective subsidiaries’ working capital and other general corporate purposes, including, without limitation, effecting permitted acquisitions and investments.

Our senior secured credit facilities also provide for a seven-year, $2 billion term loan facility, with such term beginning in May 2006, and a seven-year $50 million synthetic letter of credit facility, with such term beginning in May 2006, under which $50 million was deposited by lenders to be used to fund any drawn letters of credit under the facility. This facility is available for letters of credit for our account, and we use this facility to replace the previously existing $50 million synthetic letter of credit facility.

Our senior secured credit facilities also permit us to obtain up to an additional $200 million of credit facilities (the “additional credit facilities”), without the consent of the existing lenders under our senior secured credit facilities.

Scheduled Amortization Payments and Mandatory Prepayments

Our term loan facility and our synthetic letter of credit facility under the senior secured credit facilities provide for quarterly and annual amortization payments, respectively, in each case totaling 1% per annum, with the balance payable or returnable, respectively, upon the final maturity date.

In addition, our senior secured credit facilities require us to prepay outstanding term loans subject to certain exceptions, with:

•	100% of the net cash proceeds of asset sales and dispositions;

•

beginning with fiscal year 2008, 50% of our excess cash flow if our senior secured bank leverage ratio is greater than 3.25 to 1.0 (reducing to 25% if our senior secured bank leverage ratio is less than or equal to 3.25 to 1 and to 0% if our senior secured bank leverage ratio is less than or equal to 3.0 to 1);

•

if our senior secured bank leverage ratio is greater than 3.0 to 1, 100% of the net cash proceeds received from issuances of debt, subject to exceptions with respect to debt that we and our subsidiaries may incur under the negative covenants.

Voluntary Prepayments and Reduction and Termination of Commitments

We are able to voluntarily prepay loans and permanently reduce the loan commitments or return synthetic letter of credit deposits under our senior secured credit facilities at any time without premium or penalty, subject to the payment of customary LIBOR or EURO LIBOR breakage costs, if any. The revolving loan commitment and the synthetic letter of credit facility commitment may not be reduced to less than the outstanding balance of loans (in the case of the revolving loan commitment) and letter of credit obligations under such commitment on the date of such reduction. In addition, we are able to terminate our senior secured credit facilities without paying a premium or penalty upon prior written notice, and, in some cases, we may revoke such notice. Upon termination, we will be required to repay all obligations outstanding under our senior secured credit facilities and to satisfy or cash collateralize all outstanding letter of credit obligations.

Interest and Applicable Margins

The interest rates with respect to term loans to Hexion and to the Dutch subsidiary borrower under our senior secured credit facilities are based on, at our option, adjusted LIBOR (or EURO LIBOR for the Dutch subsidiary borrower) plus 2.50% or a Dollar base rate plus 1.00%.

The interest rates with respect to revolving loans to Hexion under our senior secured credit facilities are based on, at our option, adjusted LIBOR plus 2.50% or a Dollar base rate plus 1.00%.

The interest rates with respect to revolving loans to the Canadian subsidiary borrower under our senior secured credit facilities are based on (a) for loans made in dollars, at our option, adjusted LIBOR plus 2.50% or a base rate (based on a reference rate for Dollar denominated loans made in Canada) plus 1.00%, or (b) for loans made in Canadian Dollars, at our option, a Canadian Bankers’ Acceptances rate plus 2.50% or a Canadian Dollar base rate plus 1.00%.

The interest rates with respect to revolving loans to the U.K. subsidiary borrowers under our senior secured credit facilities are based on (a) for loans made in dollars, at our option, adjusted LIBOR plus 2.50% or a Dollar base rate plus 1.00%, (b) for loans made in Sterling, at our option, adjusted LIBOR plus 2.50% or a Sterling base rate plus 1.00% or (c) for loans made in euros, at our option, EURO LIBOR plus 2.50% or a Euro base rate plus 1.00%.

The interest rates with respect to revolving loans to the Dutch subsidiary borrower under our senior secured credit facilities are based on, at our option, EURO LIBOR plus 2.50% or a Euro base rate plus 1.00%.

These applicable margins are, with respect to loans under our revolving credit facility, subject to prospective adjustment on a quarterly basis depending on our consolidated leverage ratio. With respect to term loans under our senior secured credit facilities, these applicable margins may be subject to prospective adjustment on a quarterly basis depending on our consolidated leverage ratio. Following and during the continuance of an event of default, overdue amounts owing under our senior secured credit facilities will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%.

Guarantees and Collateral

Our obligations under our senior secured credit facilities and under any interest rate protection or other hedging arrangements entered into with a lender or any affiliate thereof and under cash management lines of credit with a lender, any affiliate thereof or certain other financial institutions are guaranteed (i) prior to the initial public offering of our common stock, by our immediate parent, Hexion LLC (the successor by conversion to BHI Acquisition Corp.), and (ii) at all times, by each of our existing and subsequently acquired or organized material domestic subsidiaries, excluding HA-International, LLC and other unrestricted subsidiaries. All obligations of the foreign subsidiary borrowers under our revolving credit facility are guaranteed (i) prior to the initial public offering of our common stock, by Hexion LLC and (ii) at all times, by us, the U.S. subsidiary guarantors, the other foreign subsidiary borrowers and our and their respective material subsidiaries in the United States, the United Kingdom, Germany, the Netherlands and Canada (excluding subsidiaries in the United Kingdom, Germany, the Netherlands, Canada and the United States that are unrestricted subsidiaries) and Resolution lberica Performance Products S.A.

Our senior secured credit facilities are secured by substantially all the assets of (i) prior to the initial public offering of our common stock, Hexion LLC, which consists of a perfected first-priority pledge of all our capital stock and (ii) at all times, us and the subsidiary guarantors, including but not limited to: (a) a first-priority pledge of substantially all capital stock held by us or any subsidiary guarantor (which pledge, with respect to obligations in respect of the U.S. borrowings secured by a pledge of the stock of any first-tier foreign subsidiary, shall be limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary) and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of us and each subsidiary guarantor (except for Resolution Iberica Performance Products S.A., whose guarantee is unsecured).

Notwithstanding the foregoing, (i) assets of foreign subsidiary guarantors secure obligations in respect of the foreign borrowings, (ii) subject to certain exceptions, the collateral does not include (A) any real estate, fixtures or equipment of us or any of our subsidiaries located within the United States (except for assets that our board of directors determines do not constitute principal property under the indentures for our debentures due 2016, 2021 and 2023) and (B) any capital stock or evidence of indebtedness for borrowed money of certain subsidiaries held by us or our subsidiaries and (iii) assets of Hexion LLC, us or our domestic subsidiaries do not secure term loan obligations of our Dutch subsidiary borrower.

Covenants

Our senior secured credit facilities contain financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the senior secured credit facilities include, among other things, limitations (none of which are absolute) on our ability to:

•	declare dividends and make other distributions;

•	redeem or repurchase our capital stock;

•	prepay, redeem or repurchase certain of our subordinated indebtedness;

•	make loans or investments (including acquisitions);

•	incur additional indebtedness, except that we may incur indebtedness (other than first-lien indebtedness) so long as our consolidated leverage ratio is not greater than 6.0 to 1;

•	grant liens so long as our senior secured bank leverage ratio is not greater than 4.0 to 1 and certain other limitations are complied with;

•	enter into sale-leaseback transactions;

•	modify the terms of subordinated debt or other material agreements;

•	change our fiscal year;

•	restrict dividends from our subsidiaries or restrict liens;

•	enter into new lines of business;

•	recapitalize, merge, consolidate or enter into acquisitions;

•	sell our assets; and

•	enter into transactions with our affiliates.

In addition, our senior secured credit facilities require us to maintain a maximum senior secured bank leverage ratio and require us to comply with a maximum capital expenditure limitation.

Events of Default

The events of default under our senior secured credit facilities include, without limitation, nonpayment, misrepresentations, breach of covenants, insolvency, bankruptcy, certain judgments, change of control (as defined in the credit agreement that governs our senior secured credit facilities) and cross-defaults.

International Credit Facilities

We also have additional international credit facilities that provide liquidity to our local businesses in local currencies, in countries including Australia, Brazil, Finland, Italy and Korea. As of December 31, 2006, our international facilities provided availability totaling approximately $114 million, based on exchange rates as of such date, of which $56 million is available.

In connection with the Bakelite Transaction, we assumed $60 million of international credit facilities, primarily in Finland, Italy and Korea. The assumption of this debt reduced the Bakelite Acquisition cash purchase price dollar-for-dollar.

Unsecured Indebtedness

Industrial Revenue Bonds

General

The Industrial Revenue Bonds, or IRBs, consist of a $34 million Parish of Ascension, State of Louisiana Pollution Control Revenue Refunding Bond issued in connection with the funding of certain environmental compliance equipment at one of Hexion’s former facilities. The IRBs are due on December 1, 2009 and are tax exempt for as long as the equipment can be used for its original environmental compliance purpose.

Guaranty

Hexion’s obligations under the IRBs are unconditionally guaranteed by Hexion and its U.K. and Canadian subsidiaries. The guarantee of the U.K. subsidiaries is limited to $30 million for each U.K. subsidiary.

Rankings

The IRBs rank equally in right of payment with all of Hexion’s existing and future senior indebtedness and rank senior in right of payment to all of its existing and future subordinated indebtedness. The IRBs have no underlying assets to secure the payment of principal or interest related thereto.

Interest Rates

The IRBs bear interest at an annual rate of 10% and are intended to be tax exempt to the holder.

Optional Redemption

None.

Mandatory Redemption

The IRBs are subject to mandatory redemption at face amount plus accrued interest through the date of redemption, 180 days after a determination by a court as to a loss in tax exemption of the IRBs.

Change of Control

The change of control provisions with respect to the IRB guarantees are the same as the 8 3/8% Debentures, except certain provisions also apply to the guarantors of the IRBs.

In addition, in the event of both (a) a Designated Event (as defined below) and (b) a Rating Decline (as defined below), each holder has the right to require Hexion to purchase such holder’s IRBs at 100% of the principal amount thereof, plus accrued interest.

“Designated Event” means (i) a person becomes the beneficial owner of more than 30% of Hexion’s voting stock, (ii) during any period of two consecutive years, continuing directors cease to constitute a majority, (iii) consolidation, merger or transfer or lease of all or substantially all of its assets and its voting stock is changed into or exchanged for cash securities or other property, except for transaction with subsidiaries or involving exchange of Hexion’s voting stock as consideration in the acquisition of another business without change of its outstanding voting stock into or for cash, securities or other property, (iv) Hexion acquires 30% or more of its voting stock within any 12-month period, or (v) any distribution and the sum of the fair market value of such distribution, plus the fair market value of all other such distributions occurring during the preceding 12-month period, is at least 30% of the fair market value of Hexion’s voting stock.

“Rating Decline” shall be deemed to have occurred if on any date within the 90-day period following public notice of the occurrence of a Designated Event, in the event the IRBs are (i) investment grade, the rating falls below investment grade, or (ii) below investment grade, falls at least one full rating category. The 90-day period would be extended so long as the IRBs were under publicly announced consideration for possible downgrade by a rating agency, if applicable.

Covenants

The IRB guarantees are subject to substantially the same covenants described below with respect to the 8 3/8% Debentures. There are also other covenants applicable to the guarantors, including restrictions with respect to mergers, consolidations and conveyances of all or substantially all of their assets, and limitations on the payment of intercompany obligations upon an event of default with respect to the guarantees. The IRB guarantees restrict the foreign guarantors from entering into guarantees of the debts or obligations of other entities.

Events of Default

The IRBs and the related guarantees specify events of default including failure to pay principal and interest on the IRBs, a failure to comply with covenants, subject to a 30-day grace period in certain instances, certain bankruptcy events, loss of tax exempt status and certain cross defaults.

Senior Unsecured Debentures

General

Borden Chemical has sold, on four occasions, senior unsecured debentures, which are referred to collectively as the Debentures, each with separate maturity dates and interest rates. Borden Chemical redeemed its 9 1/4% Debentures concurrently with the closing of the Borden Acquisition. The following table sets forth certain information about the Debentures that remain outstanding:

Rate	Maturity Date	Original Face Value	Outstanding as of December 31, 2006	Sinking Fund Requirements
7 7/8%	February 15, 2023	$250,000,000	$246,782,000	None
8 3/8%	April 15, 2016	200,000,000	78,000,000	2007 to 2015 $20 million per year(1)
9 1/5%	March 15, 2021	200,000,000	114,800,000	None

(1)	Previous buybacks of Borden Chemical’s Debentures will allow us to fulfill our sinking fund requirements through 2013 for the 8 3/8% Debentures.

Rankings

The Debentures rank equally in right of payment with all of Hexion’s existing and future senior indebtedness and rank senior in right of payment to all of Hexion’s existing and future subordinated indebtedness. These Debentures are not secured and, as such, have no underlying assets to secure the payment of principal or interest.

Optional Redemption

The 8 3/8% Debentures may not be redeemed prior to April 15, 2006. Thereafter the 8 3/8% Debentures may be redeemed at par, plus accrued and unpaid interest. The 9 1/5% Debentures and the 7 7/8% Debentures are not redeemable prior to their respective maturity dates.

Mandatory Redemption

Except as described above in “—General,” Hexion is not required to make mandatory redemption or sinking fund payments with respect to the Debentures.

Change of Control

In the event of a Change in Control (as defined below), a holder has the right to require us to buy such holder’s 8 3/8% Debentures at 100% of their principal amount, plus accrued and unpaid interest.

“Change in Control” shall be deemed to have occurred at such time as any person is or becomes the beneficial owner of shares of Hexion’s stock entitling such person to exercise 20% or more of the total voting power of all classes of Hexion’s stock entitled to vote in elections of directors; provided, however, that a Change in Control shall not be deemed to have occurred if such event is approved by a majority of the continuing directors (as defined in the prospectus related to the 8 3/8% Debentures).

The 9 1/5% Debentures and the 7 7/8% Debentures do not contain provisions relating to a Change in Control.

Covenants

Under the terms of the indentures governing the Debentures, Hexion is subject to covenants that, among other things, restrict its ability to create liens on its assets, incur debt at its subsidiaries or enter into sale leaseback transactions.

Events of Default

The Debentures specify events of default including failure to pay principal and interest on the Debentures, a failure to comply with covenants, subject to a 90-day grace period in certain instances, and certain bankruptcy, insolvency or reorganization events with respect to us.

DESCRIPTION OF THE NOTES

The old Notes were, and the Exchange Notes will be, issued under an Indenture (the “Indenture”), among Hexion U.S. Finance Corp. (the “U.S. Issuer”), Hexion Nova Scotia Finance, ULC (the “Canadian Issuer”), Hexion, certain of Hexion’s subsidiaries and The Wilmington Trust Company, as trustee (in such capacity, the “Trustee”).

On November 3, 2006, we issued $200,000,000 aggregate principal amount of Second-Priority Senior Secured Floating Rate Notes Due 2014 (the “Floating Rate Notes”) and $625,000,000 aggregate principal amount of 9 3/4% Second-Priority Senior Secured Notes Due 2014 (the “Fixed Rate Notes” and, together with the Floating Rate Notes, the “Notes”). We refer to the old Floating Rate Notes and old Fixed Rate Notes as the “old Notes”. The Fixed Rate Notes and the Floating Rate Notes are two separate series of notes under the Indenture for purposes of, among other things, payments of principal and interest, rescinding certain Events of Default and consenting to certain amendments to the Indenture and the Notes. Copies of the Indenture may be obtained from Hexion upon request, when available.

The following summary of certain provisions of the Indenture and the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture and the Registration Rights Agreement, including the definitions of certain terms therein and those terms made a part of the Indenture by the TIA. We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as holders of the Notes. Capitalized terms used in this “Description of the Notes” section and not otherwise defined have the meanings set forth under “—Certain Definitions.” As used in this “Description of the Notes” section, “we,” “us” and “our” refers to Hexion Specialty Chemicals, Inc. and its subsidiaries (or in the case of “—Additional Amounts,” the Issuers and the Guarantors; “Redemption for Changes in Withholding Tax” and “—Registered Exchange Offer; Registration Rights,” the Issuers), “Hexion” refers only to Hexion Specialty Chemicals, Inc. and not to any of its subsidiaries and the “Issuers” refers to the U.S. Issuer and the Canadian Issuer. The U.S. Issuer is a Delaware corporation. The Canadian Issuer is a Nova Scotia unlimited liability company. Neither Issuer has any material assets other than advances to Hexion and its affiliates that it will make with a portion of the proceeds from the sale of the Notes.

Brief Description of the Notes

The old Notes are, and the Exchange Notes will be:

•	the joint and several obligations of the Issuers;

•	senior obligations of the Issuers;

•	secured by a second-priority lien in the Collateral;

•	guaranteed on a senior secured basis by Hexion and each Subsidiary of Hexion that is a Guarantor; and

•	subject to registration with the SEC pursuant to the Registration Rights Agreement.

Principal, Maturity and Interest

Floating Rate Notes

The Issuers will issue the exchange Floating Rate Notes in an aggregate principal amount up to $200 million. The exchange Floating Rate Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of the exchange Floating Rate Notes, but in certain circumstances the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Floating Rate Notes will mature on November 15, 2014.

The Issuers may issue additional Floating Rate Notes under the Indenture from time to time after this exchange offer. Any offering of additional Floating Rate Notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The Floating Rate Notes, the exchange Floating Rate Notes and the additional Floating Rate Notes, if any, will be treated as a single series of Notes for purposes of the Indenture. Holders of additional Floating Rate Notes actually issued will share equally and ratably in the Collateral. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the Floating Rate Notes include any additional Floating Rate Notes actually issued.

Interest on the Floating Rate Notes and the exchange Floating Rate Notes will accrue at a rate per annum, reset quarterly, equal to LIBOR plus 4.50%, as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Floating Rate Trustee. The Issuers will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Floating Rate Notes and the exchange Floating Rate Notes will be payable quarterly in arrears on February 15, May 15, August 15 and November 15, commencing on February 15, 2007. The Issuers will make each interest payment to the Holders of record of the Floating Rate Notes and the exchange Floating Rate Notes on the immediately preceding February 1, May 1, August 1 and November 1. Interest on the Floating Rate Notes and the exchange Floating Rate Notes will accrue from the most recent interest payment date for which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Issue Date.

The amount of interest for each day that the Floating Rate Notes and the exchange Floating Rate Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Floating Rate Notes and the exchange Floating Rate Notes. The amount of interest to be paid on the Floating Rate Notes and the exchange Floating Rate Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Floating Rate Notes and the exchange Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The Calculation Agent will, upon the request of any Holder of the Floating Rate Notes and the exchange Floating Rate Notes, provide the interest rate then in effect with respect to the Floating Rate Notes and the exchange Floating Rate Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Issuers, the Guarantors and the holders of the Floating Rate Notes and the exchange Floating Rate Notes.

The Issuers will pay interest on overdue principal at 1% per annum in excess of the Daily Interest Amount and will pay interest on overdue installments at such higher rate to the extent lawful. Additional interest may accrue on the Floating Rate Notes in certain circumstances pursuant to the Registration Rights Agreement. See “—Registered Exchange Offer; Registration Rights.”

Fixed Rate Notes

The Issuers will issue the exchange Fixed Rate Notes initially in an aggregate principal amount of $625 million. The exchange Fixed Rate Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of the exchange Fixed Rate Notes, but in certain circumstances the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Fixed Rate Notes will mature on November 15, 2014.

The Issuers may issue additional Fixed Rate Notes under the Indenture from time to time after this exchange offering. Any offering of additional Fixed Rate Notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The Fixed Rate Notes, the exchange Fixed Rate Notes and the additional Fixed Rate Notes, if any, will be treated as a single series of Notes for purposes of the Indenture. Holders of additional Fixed Rate Notes actually issued will share equally and ratably in the Collateral. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the Fixed Rate Notes include any additional Fixed Rate Notes actually issued.

Interest on the Fixed Rate Notes will accrue at the rate of 9 3/4% per annum and will be payable semiannually in arrears on May 15 and November 15, commencing on May 15, 2007. The Issuers will make each interest payment to the Holders of record of the Fixed Rate Notes on the immediately preceding May 1 and November 1. The Issuers will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest on the Fixed Rate Notes and the exchange Fixed Rate Notes will accrue from the most recent interest payment date for which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional interest may accrue on the Fixed Rate Notes and the exchange Fixed Rate Notes in certain circumstances pursuant to the Registration Rights Agreement. See “—Registered Exchange Offer; Registration Rights.”

Optional Redemption

Floating Rate Notes

On and after November 15, 2008, the Issuers may redeem the Floating Rate Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Period	Redemption Price
2008	102.00%
2009	101.00%
2010 and thereafter	100.00%

Notwithstanding the foregoing, at any time and from time to time on or prior to November 15, 2008, the Issuers may redeem, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, in the aggregate up to 35% of the original aggregate principal amount of the Floating Rate Notes (which includes additional Floating Rate Notes, if any) with the net cash proceeds of one or more Equity Offerings (1) by Hexion or (2) by any direct or indirect parent of Hexion to the extent the net cash proceeds thereof are contributed to the common equity capital of Hexion or used to purchase Capital Stock (other than Disqualified Stock) of Hexion from it, at a redemption price (expressed as a percentage of principal amount thereof) of 100% plus a premium equal to the interest rate per annum on the Floating Rate Notes applicable on the date on which notice of redemption is given, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the aggregate principal amount of the Floating Rate Notes (which includes additional Floating Rate Notes, if any), remains outstanding after each such redemption; provided further, however, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at Hexion’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Fixed Rate Notes

On and after November 15, 2010, the Issuers may redeem the Fixed Rate Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first- class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Period	Redemption Price
2010	104.875%
2011	102.438%
2012	100.000%
2013 and thereafter	100.000%

In addition, prior to November 15, 2010, the Issuers may redeem the Fixed Rate Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Fixed Rate Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to November 15, 2009, the Issuers may redeem, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, in the aggregate up to 35% of the original aggregate principal amount of the Fixed Rate Notes (which includes additional Fixed Rate Notes, if any) with the net cash proceeds of one or more Equity Offerings (1) by Hexion or (2) by any direct or indirect parent of Hexion, to the extent the net cash proceeds thereof are contributed to the common equity capital of Hexion or used to purchase Capital Stock (other than Disqualified Stock) of Hexion from it, at a redemption price (expressed as a percentage of principal amount thereof) of 109.75% plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the aggregate principal amount of the Fixed Rate Notes (which includes additional Fixed Rate Notes, if any), remains outstanding after each such redemption; provided further, however, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at Hexion’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

In the case of any partial redemption of the Floating Rate Notes or the Fixed Rate Notes, selection of the Floating Rate Notes or the Fixed Rate Notes, as the case may be, for redemption will be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no Notes of $1,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Additional Amounts

We are required to make all our payments under or with respect to the Notes free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) imposed or levied by or on behalf of the government of Canada or any political subdivision or any authority or agency therein or thereof having power to tax, or within any other jurisdiction in which we are organized or are otherwise resident for tax purposes or any jurisdiction from or through which payment is made (each a “Relevant Taxing Jurisdiction”), unless we are required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

If we are so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, we will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by you (including Additional Amounts) after such withholding or deduction will not be less than the amount you would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to (1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder and the Relevant Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding outside of Canada of such Note); (2) any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge; (3) any Taxes imposed or withheld by reason of the failure to comply by the holder of a Note, or, if different, the beneficial owner of the interest payable on a Note with a timely request of the Issuer addressed to such holder or beneficial owner to provide information, documents or other evidence concerning the nationality, residence, identity or connection with a Relevant Taxing Jurisdiction that is required or imposed by a statute, treaty, regulation or administrative practice of such Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Tax nor will we pay Additional Amounts (a) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period), or (b) with respect to any payment of principal of (or premium, if any, on) or interest on such Note to any holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settler with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such Note.

Upon request, we will provide the Trustee with official receipts or other documentation satisfactory to the Trustee evidencing the payment of the Taxes with respect to which Additional Amounts are paid.

Whenever in the Indenture there is mentioned, in any context:

(1) the payment of principal;

(2) purchase prices in connection with a purchase of Notes;

(3) interest; or

(4) any other amount payable on or with respect to any of the Notes,

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

We will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture, the Security Documents, the Intercreditor Agreement or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes, excluding such taxes, charges or similar levies imposed by any jurisdiction outside of Canada, the jurisdiction of incorporation of any successor of the Canadian Issuer or any jurisdiction in which a paying agent is located, and we will agree to indemnify the Holders for any such taxes paid by such Holders.

The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Canadian Issuer is organized or any political subdivision or taxing authority or agency thereof or therein.

For a discussion of Canadian withholding taxes applicable to payments under or with respect to the Notes, see “Certain Tax Consequences—Certain Canadian Tax Consequences to Non-Canadian Holders.”

Redemption for Changes in Withholding Taxes

We are entitled to redeem the Floating Rate Notes and/or the Fixed Rate Notes, at our option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days’ notice, at 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event we have become or would become obligated to pay, on the next date on which any amount would be payable with respect to such Notes, any Additional Amounts as a result of:

(1) a change in or an amendment to the laws (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein); or

(2) any change in or amendment to any official position regarding the application or interpretation of such laws or regulations,

which change or amendment is announced or becomes effective on or after the date of this prospectus and we cannot avoid such obligation by taking reasonable measures available to us.

Before we publish or mail notice of redemption of the Notes as described above, we will deliver to the Trustee an Officers’ Certificate to the effect that we cannot avoid our obligation to pay Additional Amounts by taking reasonable measures available to us. We will also deliver an opinion of independent legal counsel of recognized standing stating that we would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations.

Ranking

The indebtedness evidenced by the old Notes and the Guarantees is and the Exchange Notes and the related Guarantees will be senior Indebtedness of the Issuers or the applicable Guarantor, as the case may be, will rank pari passu in right of payment with all existing and future senior Indebtedness of the Issuers and the Guarantors, as the case may be, and will have the benefit of the second-priority security interest in the Collateral as described under “—Security for the Notes” and will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuers and the Guarantors, as the case may be. Pursuant to the Security Documents and the Intercreditor Agreement, the security interests securing the old Notes and the Guarantees are and the Exchange Notes and the related Guarantees will be second in priority (subject to Permitted Liens, including exceptions described under the caption “—Security for the Notes”) to all security interests at any time granted to secure First-Priority Lien Obligations.

At December 31, 2006,

(1) Hexion and its Subsidiaries had approximately $3.4 billion aggregate principal amount of Indebtedness (including the Notes and the Guarantees) outstanding, including $2.0 billion of secured indebtedness outstanding under our senior secured credit facilities, which constitutes First-Priority Lien Obligations, and

(2) Of the $3.4 billion aggregate principal amount of Indebtedness, Hexion’s Subsidiaries that are not Guarantors would have had total Indebtedness of approximately $342 million (excluding intercompany liabilities of Subsidiaries that are not Guarantors).

Although the Indenture will contain limitations on the amount of additional Indebtedness that Hexion and its Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, subject to certain limitations, such Indebtedness may be Secured Indebtedness constituting a First-Priority Lien Obligation. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens.”

A significant portion of the operations of Hexion are conducted through its Subsidiaries. Unless the Subsidiary is a Guarantor or one of the Issuers, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of Hexion, including holders of the old Notes and the Exchange Notes. The old Notes and the Exchange Notes, therefore, will be effectively subordinated to holders of indebtedness and other creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of Hexion that are not Guarantors or one of the Issuers. Although the Indenture will limit the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of Hexion’s Subsidiaries, such limitation is subject to a number of significant qualifications. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Security for the Notes

The old Notes and the Guarantees are and the Exchange Notes and the related Guarantees will be secured by second-priority security interests (subject to Permitted Liens) in the Collateral and the Floating Rate Notes and the Fixed Rate Notes will share in the benefit of such security interest based on the respective amounts of the Obligations thereunder. However, the Guarantees will not be effective and the security interests will not be created prior to the Issue Date. The Collateral consists of (i) 100% of the Capital Stock of certain existing and certain future Domestic Subsidiaries of Hexion that are owned directly by Hexion or any Guarantor (subject to the limitations described in the next paragraph and “—Limitations on Stock Collateral”), (ii) 65% of the Capital Stock of all existing and certain future Foreign Subsidiaries of Hexion that are owned directly by Hexion or any Guarantor (subject to the limitations described in the next paragraph and “—Limitations on Stock Collateral”) and (iii) substantially all of the other property and assets, in each case, that are held by Hexion or any of the Subsidiary Guarantors, to the extent that such assets secure the First-Priority Lien Obligations and to the extent that a second-priority security interest is able to be granted or perfected therein.

In addition to the limitations described below under “—Limitations on Stock Collateral”, the initial Collateral will not include (i) any property or assets owned by any Foreign Subsidiaries, (ii) any real estate or Principal Property, (iii) any assets which, if included in the Collateral, would require the Existing Debentures to be ratably secured with the Notes pursuant to the terms of the indentures for the Existing Debentures and (iv) proceeds and products from any and all of the foregoing excluded assets described in clauses (i) through (iv), unless such proceeds and products would otherwise constitute Collateral. Except for property and assets of Foreign Subsidiaries, the foregoing excluded property and assets do not secure the First-Priority Lien Obligations. The security interests securing the old Notes and the Exchange Notes will be second in priority to any and all security interests at any time granted to secure the First-Priority Lien Obligations and will also be subject to all other Permitted Liens. The First-Priority Lien Obligations include Secured Bank Indebtedness and related obligations, as well as certain hedging obligations and certain other obligations in respect of cash management services. The Person holding such First-Priority Lien Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Intercreditor Agent to realize or foreclose on the Collateral on behalf of holders of the Notes.

The Issuers, Hexion and the Subsidiary Guarantors will be able to incur additional indebtedness in the future which could share in the Collateral, including additional First-Priority Lien Obligations, indebtedness secured by a Permitted Lien that may be prior or pari passu with Liens securing the Notes and additional indebtedness which would be secured on a second-priority basis with the Notes. The amount of such First-Priority Lien Obligations will be limited by the covenant disclosed under “—Certain Covenants—Liens,” and the amount of all such additional indebtedness will be limited by the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuances of Disqualified Stock and Preferred Stock.” Under certain circumstances the amount of such First-Priority Lien Obligations and additional indebtedness could be significant.

Limitations on Stock Collateral

The Capital Stock and securities of a Subsidiary of Hexion (other than the Hexion Canada Entities) that are owned by Hexion or any Guarantor will constitute Collateral only to the extent that such Capital Stock and securities can secure the Notes without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary (other than the Hexion Canada Entities) due to the fact that such Subsidiary’s Capital Stock and securities secure the Notes or any Guarantee, then the Capital Stock and securities of such Subsidiary shall automatically be deemed not to be part of the Collateral (but only to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to release the second-priority security interests on the shares of Capital Stock and securities that are so deemed to no longer constitute part of the Collateral.

In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulations adopted, which would permit) such Subsidiary’s Capital Stock and securities to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and securities of such Subsidiary shall automatically be deemed to be a part of the Collateral (but only to the extent necessary to not be subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and securities.

In accordance with the limitations set forth in the two immediately preceding paragraphs, as of the Issue Date, other than with respect to Hexion Canada whose shares of Capital Stock will be part of the Collateral without regard to such limits described above, the Collateral will include shares of Capital Stock of the Subsidiaries only to the extent that the applicable value of such Capital Stock (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the outstanding Notes of any series. Certain of Hexion’s foreign subsidiaries may have a value in excess of 20% of the principal amount of both series of Notes; accordingly Hexion’s pledge of such stock as Collateral will be limited to less than 20% of the applicable series of Notes pursuant to these collateral cut back provisions.

After-Acquired Collateral

From and after the Issue Date and subject to certain limitations and exceptions, if Hexion or any Guarantor creates any additional security interest upon any property or asset to secure any First-Priority Lien Obligations (which include Obligations in respect of the Credit Agreement), it must concurrently grant a second-priority security interest (subject to Permitted Liens, including the first-priority lien that secures obligations in respect of the First-Priority Lien Obligations) upon such property as security for the old Notes and the Exchange Notes. Also, if granting a security interest in such property requires the consent of a third party, Hexion will use commercially reasonable efforts to obtain such consent with respect to the second-priority security interest for the benefit of the Trustee on behalf of the holders of the Notes. If such third party does not consent to the granting of the second-priority security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest.

Security Documents and Intercreditor Agreement

The Issuers, the Guarantors and the Trustee will enter into one or more Security Documents defining the terms of the security interests that secure the Notes and the Guarantees of the Notes. These security interests will secure the payment and performance when due of all of the Obligations of the Issuers and the Guarantors under the Notes, the Indenture, the Guarantees and the Security Documents, as provided in the Security Documents. The Company and the Guarantors will use their commercially reasonable efforts to complete on or prior to the Issue Date all filings and other similar actions required in connection with the perfection of such security interests. If they are not able to complete such actions on or prior to the Issue Date, they will use their commercially reasonable efforts to complete such actions as soon as reasonably practicable after such date. Accordingly, the Notes may not have the benefit of some or all of the Collateral on or after the Issue Date.

On or prior to the Issue Date, the Trustee and the Intercreditor Agent will enter into the Intercreditor Agreement, which may be amended from time to time without the consent of Holders of the Notes to add other parties holding Other Second-Lien Obligations and other First-Priority Lien Obligations permitted to be incurred under the Indenture. The Intercreditor Agent will initially be the administrative agent under the Credit Agreement. Pursuant to the terms of the Intercreditor Agreement, at any time at which First-Priority Lien Obligations are outstanding (whether incurred prior to, on or after the Issue Date), the Intercreditor Agent will determine the time and method by which the security interests in the Collateral will be enforced. The Trustee will not be permitted to enforce the security interests even if any Event of Default under the Indenture has occurred and the Notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to such Notes or (b) as necessary to take any action in order to create, prove, preserve, perfect or protect (but not enforce) its rights in the second-priority Liens. See “Risk Factors—Risks Related to an Investment in the Notes—Holders of notes will not control decisions regarding collateral.” At any time at which all First-Priority Lien Obligations have been discharged in full, the Trustee in accordance with the provisions of the Indenture and the Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the Notes. The proceeds from the sale of the Collateral remaining after the satisfaction of all First-Priority Lien Obligations may not be sufficient to satisfy the obligations owed to the holders of the Notes. By its nature some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if saleable. See “Risk Factors—Risk Factors Related to an Investment in the Notes—There may not be sufficient collateral to pay all or any of the notes.”

In addition, the Security Documents and the Intercreditor Agreement provide that, so long as there are First-Priority Lien Obligations outstanding (whether incurred prior to, on or after the Issue Date), (1) the holders of First-Priority Lien Obligations may direct the Intercreditor Agent to take actions with respect to the Collateral (including the release of Collateral and the manner of realization) without the consent of the holders of the Notes, (2) Hexion and the Subsidiary Guarantors may require the Trustee to agree to modify the Security Documents or the Intercreditor Agreement, without the consent of the Trustee and the holders of the Notes, to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the Credit Agreement or the Indenture and (3) the holders of the First-Priority Lien Obligations may change, waive, modify or vary the security documents without the consent of the holders of the notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the notes and not the other secured creditors in a like or similar manner. Any provider of additional extensions of credit shall be entitled to rely on the determination of an Officer that such modifications do not expressly violate the provisions of the Credit Agreement or the Indenture if such determination is set forth in an Officer’s Certificate delivered to such provider; provided, however, that such determination will not affect whether or not Hexion has complied with its undertakings in the Indenture, the Security Documents or the Intercreditor Agreement. See “Risk Factors—Risks Related to an Investment in the Notes—Holders of notes will not control decisions regarding collateral.”

Subject to the terms of the Security Documents, the Issuers and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Intercreditor Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

See “Risk Factors—Risks Related to an Investment in the Notes—Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.”

Release of Collateral

The Issuers and the Guarantors will be entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(1) if all other Liens on such property or assets securing First-Priority Lien Obligations (including all commitments and letters of credit thereunder) are released and there are no outstanding Receivables Financings (or commitments therefor); provided, however, that if (x) the Issuers incur or any Guarantor subsequently incurs First-Priority Lien Obligations that are secured by liens on property or assets of the Issuers or any Guarantor of the type constituting the Collateral and the related Liens are incurred in reliance on clause (8) of the definition of Permitted Liens or (y) Hexion or any of its Restricted Subsidiaries subsequently enter into any Receivables Financing, then Hexion and its Restricted Subsidiaries will be required to reinstitute the security arrangements with respect to the Collateral in favor of the Notes, which, in the case of any such subsequent First-Priority Lien Obligations, will be second priority Liens on the Collateral securing such First-Priority Lien Obligations to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to such First-Priority Lien Obligations, with the second-priority Lien held either by the administrative agent, collateral agent or other representative for such First-Priority Lien Obligations or by a collateral agent or other representative designated by Hexion to hold the second-priority Liens for the benefit of the Holders of the Notes and subject to an intercreditor agreement that provides the administrative agent or collateral agent substantially the same rights and powers as afforded under the Intercreditor Agreement;

(2) to enable us to consummate the disposition of such property or assets to the extent not prohibited under the covenant described under “—Certain Covenants—Asset Sales;”

(3) in the case of a Guarantor that is released from its Guarantee with respect to the Notes, the release of the property and assets of such Guarantor;

(4) in the case of a Guarantor making a Permitted Transfer to any Restricted Subsidiary of Hexion; provided that such Permitted Transfer is permitted by clause (y) of the last paragraph under “—Merger, Consolidation or Sale of All or Substantially All Assets;” or

(5) as described under “—Amendments and Waivers” below.

If an Event of Default under the Indenture exists on the date on which the First-Priority Lien Obligations are repaid in full and terminated (including all commitments and letters of credit thereunder), the second-priority Liens on the Collateral securing the Notes will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First-Priority Lien Obligations secured by the Collateral, and thereafter the Trustee (acting at the direction of the holders of a majority of outstanding principal amount of the Notes) will have the right to direct the Intercreditor Agent to foreclose upon the Collateral (but in such event, the Liens on the Collateral securing the Notes will be released when such Event of Default and all other Events of Default under the Indenture cease to exist).

The second-priority security interests in all Collateral securing the Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other Obligations under the Indenture, the Guarantees under the Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance;” provided, however, that, in the case of this clause (ii), no Floating Rate Notes are then outstanding.

Guarantees

Hexion and each direct and indirect Restricted Subsidiary of Hexion that was a Domestic Subsidiary on the Acquisition Date and that guarantees the obligations of Hexion under the Credit Agreement, jointly and severally, irrevocably and unconditionally guarantee on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture, the old Notes and the Exchange Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the old Notes or the Exchange Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). The Guaranteed Obligations of all Guarantors will be secured by second-priority security interests (subject to Permitted Liens) in the Collateral owned by such Guarantor. Such Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Guarantees.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering such Guarantee, as it relates to such Guarantor, voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to an Investment in the Notes—Federal and state statutes allow courts, under specific circumstances, to void notes, guarantees and security interests and require note holders to return payments received.” After the Acquisition Date, Hexion will cause certain domestic Subsidiaries that Incur or guarantee certain Indebtedness or that issue certain shares of Disqualified Stock or Preferred Stock to execute and deliver to the Trustee supplemental indentures pursuant to which such Restricted Subsidiary will guarantee payment of the Notes on the same basis. See “—Certain Covenants—Future Guarantors.”

Each Guarantee will be a continuing guarantee and, subject to the next succeeding paragraph, shall:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) be binding upon each such Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders of the Notes and their successors, transferees and assigns.

A Guarantee of a Restricted Subsidiary will be automatically released upon:

(a) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the Indenture, in each case other than to Hexion or a Subsidiary of Hexion; provided, however, that such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of Hexion or any Restricted Subsidiary of Hexion;

(b) Hexion designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary;”

(c) the release or discharge of all guarantees by such Restricted Subsidiary and the repayment of all Indebtedness and retirement of all Disqualified Stock of such Restricted Subsidiary which, if Incurred by such Restricted Subsidiary, would require such Restricted Subsidiary to guarantee the Notes under the covenant described under “—Certain Covenants—Future Guarantors;”

(d) our exercise of our legal defeasance option or covenant defeasance option as described under “—Defeasance” with respect to the Fixed Rate Notes; provided, however, that there are not any Floating Rate Notes then outstanding, or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture; and

(e) such Restricted Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest in favor of First-Priority Lien Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner described under “—Security for the Notes—Release of Collateral.”

Book-Entry, Delivery and Form

General

Except as set forth below, the Exchange Notes will initially be issued in the form of one or more fully registered notes in global form without coupons (a “Global Note”). Each Global Note shall be deposited with the Trustee, as custodian for, and registered in the name of DTC or a nominee thereof. The old Notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the global note.

Except as set forth below, the Global Note may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may not be exchanged for notes in certificated form except in the limited circumstances described below.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuers and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Issuers. Neither the Issuers nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Issuers nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (A) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) Hexion, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated

Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Transfer Restrictions.”

Exchanges Among Global Notes

Beneficial interests in the Temporary Regulation S Global Note may be exchanged for beneficial interests in the Permanent Regulation S Global Note or the Rule 144A Global Note or the IAI Global Note only after the expiration of the Distribution Compliance Period and then only upon certification in form reasonably satisfactory to the Trustee that, among other things, (1) beneficial ownership interests in such Temporary Regulation S Note are owned by or being transferred to either non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act and (2) in the case of an exchange for an interest in an IAI Global Note, the interest in the Temporary Regulation S Global Note is being transferred to an “accredited investor” under the Securities Act that is an institutional “accredited investor” acquiring the securities for its own account or for the account of an institutional “accredited investor.”

Beneficial interest in a Rule 144A Global Note or an IAI Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144.

Beneficial interest in the Rule 144A Global Note may be exchanged for a beneficial interest in the IAI Global Note only upon certification in a form reasonably satisfactory to the Trustee that, among other things, (i) the beneficial interest in such Rule 144A Global Note is being transferred to an “accredited investor” under the Securities Act that is an institutional “accredited investor” acquiring the securities for its own account or for the account of an institutional “accredited investor” and (ii) such transfer is being made in accordance with all applicable securities laws of the States of the United States of America and other jurisdictions. Beneficial interest in the IAI Global Note may be exchanged for a beneficial interest in the Rule 144A Global Note only upon certification in a form reasonably satisfactory to the Trustee that, among other things, such interest is being transferred in a transaction in accordance with Rule 144A.

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes, the IAI Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect the changes in the principal amounts of the Regulation S Global Note, the IAI Global Note and the Rule 144A Global Note, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest.

Same Day Settlement and Payment

The Issuers will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Issuers will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Change of Control

The occurrence of any of the following events will constitute a “Change of Control:”

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of Hexion and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2) Hexion becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of Hexion; or

(3) individuals who on the Issue Date following consummation of the Hexion Recapitalization constituted the Board of Directors of Hexion (together with any new directors whose election by such Board of Directors of Hexion or whose nomination for election by the shareholders of Hexion was approved by (a) a vote of a majority of the directors of Hexion then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of Hexion then in office.

The occurrence of any Change of Control will constitute an Event of Default under the Indenture unless the Issuers (i)(A) make an offer within 30 days following such Change of Control to all holders of the Notes to purchase all the Notes properly tendered (a “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); and (B) purchase all the Notes properly tendered in accordance with the Change of Control Offer or (ii) exercise their right, within 30 days following such Change of Control, to redeem all the Notes as described under “—Optional Redemption.”

A “Change of Control Offer” means a notice mailed to each holder of the Notes with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuers to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuers, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Issuers will be deemed to have made a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture applicable to a Change of Control Offer, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have failed to make a Change of Control Offer or purchase Notes pursuant thereto as described above by virtue thereof.

This Change of Control repurchase provision is a result of negotiations among Hexion, the Issuers and the Initial Purchasers. Hexion has no present intention to engage in a transaction involving a Change of Control, although it is possible that Hexion could decide to do so in the future. Subject to the limitations discussed below, Hexion could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Hexion capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future indebtedness of Hexion may contain prohibitions on certain events which would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the purchase of the Notes pursuant to a Change of Control Offer could cause a default under such other indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers, Hexion and the other Guarantors. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any such repurchases.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of Hexion and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of Issuers and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relative to a Change of Control Event of Default may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes, respectively, until such time as tendered Notes must be purchased.

Certain Covenants

The Indenture will contain covenants including, among others, the following:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

Hexion will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and Hexion will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that Hexion and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of Hexion for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a) the Incurrence by Hexion or its Restricted Subsidiaries of Indebtedness under any Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $2.675 billion plus an aggregate additional principal amount of Consolidated Total Indebtedness constituting First-Priority Lien Obligations outstanding at any one time that does not cause the Consolidated Secured Debt Ratio of Hexion to exceed 3.75 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom);

(b) the Incurrence by the Issuers and the Guarantors of Indebtedness represented by the Notes (not including any additional Floating Rate Notes or additional Fixed Rate Notes) and the related Guarantees, as applicable;

(c) Indebtedness existing on the Issue Date (after giving effect to the Hexion Recapitalization) (other than Indebtedness described in clauses (a) and (b)), including the Existing Debentures and the August 2004 notes and May 2005 notes;

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by Hexion or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding that was Incurred (or deemed Incurred as provided under clause (n) below) pursuant to this clause (d), does not exceed the greater of $150.0 million and 5.0% of Total Assets at the time of Incurrence;

(e) Indebtedness Incurred by Hexion or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(f) Indebtedness arising from agreements of Hexion or any of its Restricted Subsidiaries providing for adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of Hexion in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, however, that, at the time of closing, the amount of such Indebtedness is not determinable and, to the extent such Indebtedness thereafter becomes fixed and determined, the Indebtedness is paid within 60 days thereafter;

(g) Indebtedness of Hexion to a Restricted Subsidiary; provided, however, that any such Indebtedness is subordinated in right of payment to the obligations of Hexion under its Guarantee; provided further, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to Hexion or another Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Hexion or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to Hexion or another Restricted Subsidiary; provided, however, that (i) any such Indebtedness is made pursuant to an intercompany note and (ii) if a Guarantor Subsidiary incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided further, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(k) obligations in respect of performance, bid and surety bonds, including surety bonds issued in respect of workers’ compensation claims, and completion guarantees provided by Hexion or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of Hexion or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, as applicable, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of $150.0 million and 5.0% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which Hexion, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m) any guarantee by Hexion or any of its Restricted Subsidiaries of Indebtedness or other obligations of Hexion or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by Hexion or such Restricted Subsidiary is permitted under the terms of the Indenture; provided, however, that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of any Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Guarantor, as applicable;

(n) the Incurrence by Hexion or any of its Restricted Subsidiaries of Indebtedness which serves to refund, refinance or defease any Indebtedness Incurred under the first paragraph of this covenant or clause (b), (c), (d), (n), (o) or (s) of this paragraph (subject to the following proviso, “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being refunded or refinanced that were due on or after the date one year following the last maturity date of any Notes then outstanding were instead due on such date one year following;

(2) has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) one year following the last maturity date of any Notes then outstanding;

(3) to the extent such Refinancing Indebtedness refinances Indebtedness junior to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Notes or the Guarantee of such Restricted Subsidiary, as applicable;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;

(5) shall not include (x) Indebtedness of a Restricted Subsidiary of Hexion that is not a Guarantor that refinances Indebtedness of Hexion or another Guarantor (unless such Restricted Subsidiary is an obligor with respect to such Indebtedness being refinanced), or (y) Indebtedness of Hexion or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (s), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (s), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (s);

provided further, however, that subclauses (1), (2) and (3) of this clause (n) will not apply to any refunding or refinancing of (A) the Notes, (B) any Secured Indebtedness constituting a First-Priority Lien Obligation or (C) any Existing Debentures consisting of pollution control bonds;

(o) Indebtedness or Disqualified Stock of (x) Hexion or any of its Restricted Subsidiaries Incurred to finance an acquisition or (y) Persons that are acquired by Hexion or any of its Restricted Subsidiaries or merged into Hexion or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

(1) Hexion would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(p) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to Hexion or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

(r) Indebtedness of Hexion or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s) Contribution Indebtedness;

(t) Indebtedness of Foreign Subsidiaries of Hexion for working capital purposes or any other purposes; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t) other than for working capital purposes, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of $150 million and 5.0% of the Total Assets at the time of Incurrence; and

(u) Indebtedness of Hexion or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take or pay obligations contained in supply arrangements, in each case, entered into in the ordinary course of business.

Notwithstanding the foregoing, Hexion, the Issuers and the Guarantors may not Incur any Indebtedness pursuant to the immediately preceding paragraph if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Indebtedness unless such Indebtedness will be subordinated to the Notes or such Guarantor’s Guarantee, as applicable, to at least the same extent as such Subordinated Indebtedness. For purposes of determining compliance with this covenant, (A) Indebtedness need not be Incurred solely by reference to one category of permitted Indebtedness described in clauses (a) through (u) or pursuant to the first paragraph of this covenant but is permitted to be Incurred in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in clauses (a) through (u) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, Hexion shall, in its sole discretion, classify or reclassify such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such item of Indebtedness in one of the above clauses and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof; provided, however, that all Indebtedness under the Credit Agreement outstanding on the Issue Date (after giving effect to the Hexion Recapitalization) shall be deemed to have been Incurred pursuant to clause (a) and Hexion shall not be permitted to reclassify all or any portion of such Indebtedness. Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of Hexion, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness” will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided, however, that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

Notwithstanding the foregoing, the Issuers may not incur any Indebtedness or issue any shares of Disqualified Stock or Preferred Stock unless all of the Issuers’ obligations with respect thereto are fully and unconditionally guaranteed by Hexion; provided, however, such guarantee will be deemed to be full and unconditional even if subject to the same kinds of limitations applicable to the Guarantee by Hexion of the Notes.

Limitation on Restricted Payments

(a) Hexion will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of Hexion’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger or consolidation (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of Hexion; or (B) dividends or distributions by a Restricted Subsidiary; provided, however, that, in the case of any dividend or distribution payable on or in respect of any Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, Hexion or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its ownership percentage of such Equity Interests);

(2) purchase or otherwise acquire or retire for value any Equity Interests of Hexion or any direct or indirect parent company of Hexion;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of Hexion or any Subsidiary Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii) immediately after giving effect to such transaction on a pro forma basis, Hexion could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Hexion and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of paragraph (b) below, but excluding all other Restricted Payments permitted by paragraph (b) below), is less than the sum of, without duplication,

(1) 50% of the Consolidated Net Income of Hexion for the period (taken as one accounting period) from June 30, 2006 to the end of Hexion’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by Hexion after the Issue Date from the issue or sale of Equity Interests of Hexion (excluding Refunding Capital Stock, Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of Hexion or an employee stock ownership plan or trust established by Hexion or any of its Subsidiaries), plus

(3) 100% of the aggregate amount of cash contributions to the capital of Hexion, and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received after the Issue Date (other than Refunding Capital Stock, Designated Preferred Stock, contributions from the issuance of Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock), plus

(4) 100% of the aggregate amount received by Hexion or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by Hexion or any Restricted Subsidiary, in each case subsequent to the Issue Date, from:

(A) the sale or other disposition (other than to Hexion or a Restricted Subsidiary of Hexion) of Restricted Investments made by Hexion and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from Hexion and its Restricted Subsidiaries by any Person (other than Hexion or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of paragraph (b) below),

(B) the sale (other than to Hexion or a Restricted Subsidiary of Hexion) of the Capital Stock of an Unrestricted Subsidiary or

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(5) in the event any Unrestricted Subsidiary of Hexion has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Hexion or a Restricted Subsidiary of Hexion, in each case subsequent to the Issue Date, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of Hexion in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of paragraph (b) below or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (iii)(2), (3), (4) and (5) above shall be determined in good faith by Hexion and

(A) in the event of property with a Fair Market Value in excess of $4 million, shall be set forth in an Officers’ Certificate,

(B) in the event of property with a Fair Market Value in excess of $15 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of Hexion or

(C) in the event of property with a Fair Market Value in excess of $30 million, shall be set forth in writing by an Independent Financial Advisor.

(b) The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution (i) within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture or (ii) declared prior to the Issue Date;

(2) (A) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of Hexion or any direct or indirect parent company of Hexion or Subordinated Indebtedness of Hexion or any Subsidiary Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of Hexion or any direct or indirect parent company of Hexion or contributions to the equity capital of Hexion (other than Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock or any Equity Interests sold to a Subsidiary of Hexion or to an employee stock ownership plan or any trust established by Hexion or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”) and

(B) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Hexion or to an employee stock ownership plan or any trust established by Hexion or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of Hexion or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of new Indebtedness of Issuer or such Subsidiary Guarantor, respectively, which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the

Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(B) such Indebtedness is subordinated to the Notes or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(C) such Indebtedness has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Subordinated Indebtedness being redeemed, repurchased, acquired or retired or (y) one year following the last maturity date of any Notes then outstanding; and

(D) such Indebtedness has a Weighted Average Life to Maturity which is not less than (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result of all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after the date one year following the last maturity date of any Notes then outstanding were instead due on such date one year following;

(4) the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent company of Hexion to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of Hexion or any direct or indirect parent company of Hexion held by any future, present or former employee, director or consultant of Hexion or any direct or indirect parent company of Hexion or any Subsidiary of Hexion pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $15.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar year); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by Hexion or any of its Restricted Subsidiaries from the sale of Equity Interests (excluding Refunding Capital Stock, Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock) of Hexion or any direct or indirect parent company of Hexion (to the extent contributed to Hexion) to members of management, directors or consultants of Hexion and its Restricted Subsidiaries or any direct or indirect parent company of Hexion that occurs after the Issue Date;

provided, however, that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (iii) of paragraph (a) of this covenant); plus

(B) the cash proceeds of key man life insurance policies received by Hexion or any direct or indirect parent company of Hexion (to the extent contributed to Hexion) and its Restricted Subsidiaries after the Issue Date;

(provided, however, that Hexion may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year and, to the extent any payment described under this clause (4) is made by delivery of Indebtedness and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Indebtedness makes payments with respect to such Indebtedness);

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Hexion or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent company of Hexion, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of Hexion issued after the Issue Date the proceeds of which were contributed to Hexion; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, Hexion would have had a Fixed Charge Coverage Ratio of at least 2.25 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by Hexion from the issuance of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of $35 million and 1.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on Hexion’s common stock (or the payment of dividends to any direct or indirect parent of Hexion to fund the payment by any direct or indirect parent of Hexion of dividends on such entity’s common stock) of up to 6.0% per annum of the net proceeds received by Hexion from any public offering of common stock or contributed to Hexion by any direct or indirect parent of Hexion from any public offering of common stock;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed $50 million;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Hexion or a Restricted Subsidiary of Hexion by, Unrestricted Subsidiaries;

(12) (A) with respect to each tax year or portion thereof that any direct or indirect parent of Hexion qualifies as a Flow Through Entity, the distribution by Hexion to the holders of Capital Stock of such direct or indirect parent of Hexion of an amount equal to the product of (i) the amount of aggregate net taxable income of Hexion allocated to the holders of Capital Stock of Hexion for such period and (ii) the Presumed Tax Rate for such period; and

(B) with respect to any tax year or portion thereof that any direct or indirect parent of Hexion does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect parent company of Hexion that files a consolidated U.S. federal tax return that includes Hexion and its subsidiaries in an amount not to exceed the amount that Hexion and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if Hexion and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(13) the payment of dividends, other distributions or other amounts by Hexion:

(A) in amounts equal to the amounts required for any direct or indirect parent of Hexion to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnity provided on behalf of, officers and employees of any direct or indirect parent of Hexion, and general corporate overhead expenses of any direct or indirect parent of Hexion, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of Hexion and its respective Subsidiaries; provided, however, that any such dividends, distributions or other amounts are treated as an operating expense of Hexion for purposes of determining the Consolidated Net Income of Hexion; and

(B) in amounts equal to amounts required for any direct or indirect parent of Hexion, to pay interest or principal on Indebtedness the proceeds of which have been contributed to Hexion or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, Hexion Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided, however, that any such contribution will not increase the amount available for Restricted Payments under clause (iii) of the immediately preceding paragraph or be used to incur Contribution Indebtedness or to make a Restricted Payment pursuant to paragraph (b) of this covenant (other than payments permitted by this clause (13); provided further, however, any such dividends, other distributions or other amounts used to pay interest are treated as interest payments of Hexion for purposes of the Indenture;

(14) cash dividends or other distributions on Hexion’s Capital Stock used to, or the making of loans to any direct or indirect parent of Hexion to, fund the payment of fees and expenses incurred in connection with the Hexion Recapitalization or owed by Hexion or any Restricted Subsidiary of Hexion to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates;”

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

(17) in the event of a Change of Control, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock of Hexion or Subordinated Indebtedness of any Guarantor or Disqualified Stock or Preferred Stock of any Restricted Subsidiary, in each case, at a purchase price not greater than 101% of the principal amount or liquidation preference, as applicable (or, if such Subordinated Indebtedness was issued with original issue discount, 101% of the accreted value), of such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, plus any accrued and unpaid interest or dividends thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuers (or a third party to the extent permitted by the Indenture) have made a Change of Control Offer with respect to the Notes as a result of such Change of Control and have repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; and

(18) in the event of an Asset Sale that requires the Issuers to offer to purchase Notes pursuant to the covenant described under “—Asset Sales,” the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock of Hexion or Subordinated Indebtedness of any Guarantor or Disqualified Stock or Preferred Stock of any Restricted Subsidiary, in each case, at a purchase price not greater than 100% of the principal amount or liquidation preference, as applicable (or, if such Subordinated Indebtedness was issued with original issue discount, 100% of the accreted value), of such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, plus any accrued and unpaid interest or dividends thereon; provided, however, that (i) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuers (or a third party to the extent permitted by the Indenture) have made an Asset Sale Offer with respect to the Notes as a result of such Asset Sale and have repurchased all Notes validly tendered and not withdrawn in connection with such Asset Sale Offer and (ii) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Indebtedness, Disqualified Stock and Preferred Stock may not exceed the amount of the Excess Proceeds used to determine the aggregate purchase price of the Notes tendered for in such Asset Sale Offer less the aggregate amount applied in connection with such Asset Sale Offer;

(19) any Restricted Payments made in connection with the consummation of the Hexion Recapitalization, as set forth under the heading “Use of Proceeds” in the Offering Circular, the payment of the dividend declared in May 2005 but not yet paid in the amount included in other long-term liabilities as of June 30, 2006 and the repayment or repurchase of the Parish of Ascension, Louisiana Industrial Revenue Bonds of Hexion; and

(20) payments of cash, or dividends, distributions or advances by Hexion or any Restricted Subsidiary to allow any such entity to make payments of cash, in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of Capital Stock of any such Person; provided, however, the aggregate amount of such payments, dividends, distributions or advances does not exceed $3 million;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10), (11), (17) and (18), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of Hexion’s Subsidiaries will be Restricted Subsidiaries, except that HAI will not be subject to the covenants described under “—Certain Covenants.” Hexion will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Hexion and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Hexion will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to Hexion or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or by, its profits or (ii) pay any Indebtedness owed to Hexion or any of its Restricted Subsidiaries;

(b) make loans or advances to Hexion or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to Hexion or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Senior Credit Documents;

(2) the Indenture, the Notes, the Security Documents and the Intercreditor Agreement;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument relating to Indebtedness of a Person acquired by Hexion or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations for property acquired in the ordinary course of business or Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) other Indebtedness

(i) of (A) Hexion or (B) any Restricted Subsidiary of Hexion, in each case that (x) is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) an Officer reasonably and in good faith determines at the time such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially adversely affect Hexion’s ability to honor its Guarantee of the Notes and any other Indebtedness that is an obligation of Hexion and such determination is set forth in an Officer’s Certificate delivered to the Trustee, or

(ii) that is Incurred by a Foreign Subsidiary of Hexion subsequent to the Issue Date pursuant to clauses (d), (l), (m) (but limited to guarantees of Indebtedness of other Foreign Subsidiaries described in this clause (12)(ii)), (n) (but only to the extent such Indebtedness refunds, refinances or decreases Indebtedness of such Foreign Subsidiary Incurred pursuant to clause (d) or (l)) or (t) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided, however, that such encumbrance or restriction applies only to Foreign Subsidiaries of Hexion; or

(13) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Hexion, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Hexion to other Indebtedness Incurred by Hexion shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales

Hexion will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) Hexion or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by Hexion) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by Hexion or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided, however, that the amount of:

(a) any liabilities (as shown on Hexion’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of Hexion or any Restricted Subsidiary of Hexion (other than liabilities that are by their terms subordinated to the Notes or the Guarantees of the Notes, as the case may be) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by Hexion or such Restricted Subsidiary from such transferee that are converted by Hexion or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by Hexion or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 3% of Total Assets and $25 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after Hexion’s or any Restricted Subsidiary of Hexion’s receipt of the Net Proceeds of any Asset Sale, Hexion or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale at its option to any one or more of the following:

(1) to permanently reduce any Indebtedness constituting First-Priority Lien Obligations or Indebtedness of a Restricted Subsidiary that is not a Guarantor (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto) or any Pari Passu Indebtedness, in each case other than Indebtedness owed to Hexion or an Affiliate of Hexion; provided, however, that if the Issuers or any Guarantor shall so reduce any Pari Passu Indebtedness (other than any First-Priority Lien Obligation), the Issuers will equally and ratably reduce Indebtedness under the Notes by making an offer to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of the Notes) such offer to be conducted in accordance with the procedures set forth below for an Asset Sales Offer but without any further limitation in amount; or

(2) to an investment in any one or more businesses or capital expenditures, in each case used or useful in a Similar Business; provided, however, that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of Hexion or, if such Person is a Restricted Subsidiary of Hexion, in an increase in the percentage ownership of such Person by Hexion or any Restricted Subsidiary of Hexion; or

(3) to make an investment in any one or more businesses; provided, however, that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of Hexion or, if such Person is a Restricted Subsidiary of Hexion, in an increase in the percentage ownership of such Person by Hexion or any Restricted Subsidiary of Hexion).

Pending the final application of any such Net Proceeds, Hexion or such Restricted Subsidiary of Hexion may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The Indenture will provide that any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15 million, the Issuers shall make an offer to all holders of Notes (and, at the option of the Issuers, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness), that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $15 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustees. To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustees shall select the Notes (and such Pari Passu Indebtedness) to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds which served as the basis for such Asset Sale Offer shall be reduced to zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

If more Notes (and Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuers are required to purchase, the principal amount of the Notes (and Pari Passu Indebtedness) to be purchased will be determined pro rata based on the principal amounts so tendered and the selection of the actual Notes of each series for purchase will be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no Notes (or Pari Passu Indebtedness) of $1,000 or less shall be purchased in part.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new Note of the same series in principal amount equal to the unpurchased portion of any Note purchased in part will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the purchase date, unless the Issuers default in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

Transactions with Affiliates

Hexion will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Hexion (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $2.5 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to Hexion or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction by Hexion or such Restricted Subsidiary with an unaffiliated party; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20 million, Hexion delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of Hexion approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) (a) transactions between or among Hexion or any of its Restricted Subsidiaries and (b) any merger of Hexion and any direct parent company of Hexion; provided, however, that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of Hexion and such merger is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3) the entering into of any agreement to pay, and the payment of, annual management, consulting, monitoring and advisory fees and expenses to the Sponsor in an aggregate amount in any fiscal year not to exceed the greater of (x) $3 million and (y) 2% of EBITDA of Hexion and its Restricted Subsidiaries for the immediately preceding fiscal year; provided, however, any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years;

(4) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Hexion or any Restricted Subsidiary or any direct or indirect parent company of Hexion;

(5) payments by Hexion or any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are (x) approved by a majority of the Board of Directors of Hexion in good faith or (y) made pursuant to any agreement described under the caption “Certain Relationships and Related Party Transactions” in the Offering Circular;

(6) transactions in which Hexion or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Hexion or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of Hexion in good faith;

(8) the existence of, or the performance by Hexion or any of its Restricted Subsidiaries under the terms of, any agreement or instrument (other than with the Sponsor, except to the extent the Sponsor includes Hexion, any of its direct or indirect parents, Borden Holdings, LLC or any Subsidiary of Hexion) as in effect as of the Issue Date or any amendment thereto (so long as any such agreement or instrument together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement or instrument as in effect on the Issue Date) or any transaction contemplated thereby;

(9) the existence of, or the performance by Hexion or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders agreement or investor rights agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Hexion or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date;

(10) the payment of all fees and expenses related to the Hexion Recapitalization, including fees to the Sponsor, that are described in this Offering Circular;

(11) (a) transactions with customers, clients, suppliers, toll manufacturers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries for the purchase or sale of chemicals, equipment and services entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of Hexion;

(14) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Hexion or of a Restricted Subsidiary, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (b)(12)(a) of the covenant described under “—Limitations on Restricted Payments;” and

(16) any contribution to the capital of Hexion.

Liens

Hexion will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (the “Initial Lien”) on any asset or property of Hexion or such Restricted Subsidiary of Hexion, or any income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned at the Issue Date or thereafter acquired, (i) that secures any Indebtedness of any Person (other than Permitted Liens) unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of Subordinated Indebtedness) such Indebtedness so long as such Indebtedness is so secured and (ii) that secures any First-Priority Lien Obligation of Hexion or any Subsidiary Guarantor without effectively providing that the Notes or the applicable Guarantee, as the case may be, shall be granted a second-priority security interest (subject to Permitted Liens) upon the assets or property constituting the collateral for such First-Priority Lien Obligations; provided, however, that if granting such second-priority security interest requires the consent of a third party, Hexion will use commercially reasonable efforts to obtain such consent with respect to the second-priority security interest for the benefit of the Trustee on behalf of the holders of the Notes; provided further, however, that if such third party does not consent to the granting of such second-priority security interest after the use of commercially reasonable efforts, Hexion will not be required to provide such security interest.

Any Lien created for the benefit of the Holders of the Notes pursuant to clause (i) of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Reports and Other Information

Notwithstanding that Hexion may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, Hexion will file with the SEC (and provide the Trustee and holders of the Notes with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1) within 90 days after the end of each fiscal year (or such shorter period as may be required by the SEC, or such longer period as may be permitted by Rule 12b-25 of the Exchange Act), annual reports on

Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the SEC, or such longer period as may be permitted by Rule 12b-25 of the Exchange Act), reports on Form 10-Q (or any successor or comparable form),

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K (or any successor or comparable form), and

(4) any other information, documents and other reports which Hexion would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that Hexion shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event Hexion will post the reports specified in the first sentence of this paragraph on its website within the time periods that would apply if Hexion were required to file those reports with the SEC. In addition, Hexion will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the holders of the Notes, in each case within 15 days after the time Hexion would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

In the event that:

(a) the rules and regulations of the SEC permit Hexion and any direct or indirect parent company of Hexion to report at such parent entity’s level on a consolidated basis and

(b) such parent entity of Hexion is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of Hexion,

such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for Hexion will satisfy this covenant.

Future Guarantors

On the Issue Date, each of our Restricted Subsidiaries that is a guarantor under the Credit Agreement will guarantee the Notes in the manner and on the terms set forth in the Indenture.

After the Issue Date, Hexion will cause each of its Restricted Subsidiaries (other than (x) a Foreign Subsidiary; (y) or a Receivables Subsidiary or (z) a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries, created to enhance the worldwide tax efficiency of Hexion and its Subsidiaries) that:

(a) guarantees any Indebtedness of Hexion or any of its Restricted Subsidiaries; or

(b) Incurs any Indebtedness or issues any shares of Disqualified Stock permitted to be Incurred or issued pursuant to clause (a) or (l) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or not permitted to be Incurred by such covenant to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes on the terms and conditions set forth in the Indenture. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee by a Restricted Subsidiary may be released as described under “—Guarantees.”

Impairment of Security Interest

Subject to the rights of the holders of Permitted Liens, Hexion will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the Holders of the Notes, subject to limited exceptions. Hexion shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the holders of the Notes in any material respect, except as described above under “—Security for the Notes” or as permitted under “—Amendments and Waivers” or under the Intercreditor Agreement.

After-Acquired Property

Upon the acquisition by the Issuers, Hexion or any Guarantor of any First-Priority After-Acquired Property, the Issuers, Hexion or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Trustee a perfected security interest, subject only to Permitted Liens, in such First-Priority After-Acquired Property and to have such First-Priority After-Acquired Property (but subject to certain limitations, if applicable, including as described under “—Security for the Notes—Limitations on Stock Collateral”) added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such First-Priority After-Acquired Property to the same extent and with the same force and effect; provided, however, that if granting such second-priority security interest in such First-Priority After-Acquired Property requires the consent of a third party, Hexion will use commercially reasonable efforts to obtain such consent with respect to the second-priority interest for the benefit of the Trustee on behalf of the Holders of the Notes; provided further, however, that if such third party does not consent to the granting of such second-priority security interest after the use of such commercially reasonable efforts, Hexion or such Guarantor, as the case may be, will not be required to provide such security interest.

Limitation on Indenture Restricted Subsidiaries

Hexion will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take any action which action or omission could reasonably be expected to or would have the result of any Existing Debentures Subsidiary being an Indenture Restricted Subsidiary at any time when the negative covenants contained in the Existing Debentures are applicable to an Indenture Restricted Subsidiary unless such Subsidiary concurrently becomes a Subsidiary Guarantor and, after giving effect thereto, there is no default under the Existing Debentures.

Limitation on Issuers

Hexion will not cease to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, 100% of the Voting Stock of the Issuers (except to the extent either of the Issuers is merged with and into Hexion or a Guarantor in accordance with the terms of the Indenture). The Issuers will not own any material assets or other property, other than Indebtedness or other obligations owing to the Issuers by Hexion and its Restricted Subsidiaries and Cash Equivalents, or engage in any trade or conduct any business other than treasury, cash management, hedging and cash pooling activities and activities incidental thereto. The Issuers will not Incur any material liabilities or obligations other than their obligations pursuant to the Notes, the Indenture, the Credit Agreement, the Security Documents and other Indebtedness permitted to be Incurred by the Issuers as described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and liabilities and obligations pursuant to business activities permitted by this covenant.

Merger, Consolidation or Sale of All or Substantially All Assets

(a) Hexion will not consolidate or merge with or into or wind up into (whether or not Hexion is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) Hexion is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Hexion) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Hexion or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than Hexion) expressly assumes all the obligations of Hexion under the Indenture and its Guarantee of the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction no Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(A) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or

(B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for Hexion and its Restricted Subsidiaries immediately prior to such transaction; and

(5) Hexion shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, Hexion under the Indenture and its Guarantee of the Notes and Hexion, the Guarantors and the Issuers shall be released from the obligation to guarantee, or, to pay, if applicable, the principal of and interest on the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to Hexion or to another Restricted Subsidiary, and (b) Hexion may merge with an Affiliate incorporated solely for the purpose of reincorporating Hexion in another state of the United States so long as the amount of Indebtedness of Hexion and its Restricted Subsidiaries is not increased thereby.

(b) An Issuer may not, and Hexion will not permit an Issuer to, consolidate, merge or amalgamate with or into or wind up into (whether or not such Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) such Issuer is the surviving entity or the Person formed by or surviving any such consolidation merger or amalgamation (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited liability company or unlimited liability company organized and existing under the laws of Canada or the laws of any political subdivision thereof or the laws of the United States of America, any state thereof or the District of Columbia, or any territory thereof (such Issuer or such Person, as the case may be, being herein called, a “Successor Issuer”);

(2) a Successor Issuer (if other than such Issuer) expressly assumes, all the obligations of such Issuer under the Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of a Successor Issuer as a result of such transaction as having been Incurred by such Successor Issuer at the time of such transaction), no Default shall have occurred and be continuing; and

(4) Hexion shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation, transfer and such supplemental indenture (if any) comply with the Indenture.

A Successor Issuer will be the successor to the predecessor Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, the predecessor Issuer under the Indenture, and the predecessor Issuer, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes. Notwithstanding the foregoing clause (3), an Issuer may consolidate with, merge into, amalgamate with or transfer all or part of its property and assets to Hexion or a Restricted Subsidiary.

(c) Hexion will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Hexion Recapitalization described in this Offering Circular) unless:

(1) such Subsidiary Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized and existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantors’ Guarantee of the Notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default shall have occurred and be continuing; and

(4) the Successor Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee of the Notes and such Guarantor shall be released from its obligation to guarantee or to pay, if applicable, the principal of, or interest on, the Notes. Notwithstanding the foregoing clause (3), (1) a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby and (2) a Guarantor may merge with another Guarantor or an Issuer.

In addition, notwithstanding the foregoing, any Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Permitted Transfer”) to (x) Hexion or any Guarantor or (y) any Restricted Subsidiary of Hexion that is not a Guarantor; provided that at the time of each such Permitted Transfer pursuant to clause (y) the aggregate amount of all such Permitted Transfers since the Issue Date shall not exceed 5.0% of the Total Assets as shown on the most recent available balance sheet of Hexion and the Restricted Subsidiaries after giving effect to each such Permitted Transfer and including all Permitted Transfers occurring from and after the Issue Date (excluding Permitted Transfers in connection with the Hexion Recapitalization described in this Offering Circular).

Defaults

An Event of Default with respect to all the Notes will be defined in the Indenture as:

(1) a default in any payment of interest or any Additional Amounts on any Note when due continued for 30 days,

(2) a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3) the failure by Hexion to comply with its obligations under the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” above,

(4) the failure by Hexion or any of its Restricted Subsidiaries to comply for 30 days after notice with any of its obligations under the covenants described under “—Certain Covenants” (in each case, other than a failure to purchase Notes when required under the covenant described under “—Certain Covenants—Asset Sales”),

(5) the failure by Hexion or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture, (other than those referred to in (1), (2), (3) or (4) above),

(6) the failure by Hexion or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to Hexion or a Restricted Subsidiary of Hexion) within any applicable grace period after final maturity or the acceleration of any such Indebtedness (or, with respect to the pollution control bonds constituting Existing Debentures, failure to pay under the guarantees of Hexion and its applicable Restricted Subsidiaries related thereto) by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $20 million or its foreign currency equivalent (the “cross-acceleration provision”),

(7) certain events of bankruptcy, insolvency or reorganization of Hexion, either Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(8) failure by Hexion or any Significant Subsidiary to pay final judgments aggregating in excess of $20 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”),

(9) the Guarantee of any Notes by a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof or by the Indenture) or any Guarantor denies or disaffirms its obligations under the Indenture or any Guarantee of any Notes and such Default continues for 10 days,

(10) unless all of the Collateral has been released from the second-priority Liens in accordance with the provisions of the Security Documents, Hexion shall assert or any Subsidiary shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Subsidiary, Hexion fails to cause such Subsidiary to rescind such assertions within 30 days after Hexion has actual knowledge of such assertions,

(11) the failure by Hexion, the Issuers or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the Notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clauses (9) and (10) the “security default provisions”), or

(12) a Change of Control shall occur and the Issuers do not cure this event as permitted under the Indenture (the “change of control default provisions”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4), (5) or (11) will not constitute an Event of Default until the Trustee notifies the Issuers or the holders of at least 25% in principal amount of outstanding Notes notify the Issuers and the Trustee of the default and the Issuers do not cure such default within the time specified in clauses (4), (5) and (11) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of either of the Issuers or Hexion) occurs and is continuing, the Trustee by notification to the Issuers or the holders of at least 25% in principal amount of outstanding Notes by notice to the Issuers and the Trustee may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable; provided, however, in the case of an Event of Default described in clause (1) or (2) with respect to a series of Notes, such notice may be given by 25% in principal amount of the outstanding Notes of such series. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers or Hexion occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences; provided, however, that if the Notes of any series were accelerated as a result of an Event of Default described in clause (1) or (2) above with respect to a Note of such series, holders of a majority in principal amount of the outstanding Notes of such series must also agree to rescind such acceleration and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee reasonable security or indemnity satisfactory to it against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Issuers are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers also are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults with respect to the Notes, their status and what action the Issuers are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture and the related Security Documents may be amended with the consent of the holders of a majority in principal amount of the Notes, then outstanding voting as a single class (which consents may be obtained in connection with a tender offer or exchange offer for the Notes) and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding voting as a single class (which consents may be obtained in connection with a tender offer or exchange offer for the Notes); provided, however, that if any such amendment or waiver disproportionately affects one series of the Notes, such amendment or waiver shall also require the consent of the holders of a majority in principal amount of such series of Notes; provided further, however, that, if any such amendment or waiver affects only one series of the Notes, the holders of the other series of Notes shall not be required to consent thereto (and, in such case, only the consent of at least a majority in principal amount of the affected series shall be required to consent thereto). Notwithstanding the foregoing, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the amount of such Notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on such Note,

(3) reduce the principal of or change the Stated Maturity of such Note,

(4) reduce the amount payable upon the redemption of such Note or change the time when any such Note may be redeemed as described under “—Optional Redemption” or “—Redemption for Changes in Withholding Taxes,”

(5) make such Note payable in money other than that stated in such Note,

(6) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes,

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions,

(8) expressly subordinate such Note or any Guarantee of such Note to any other Indebtedness of the Issuers or any Guarantor,

(9) modify the Guarantees in any manner adverse to the holders of such Note,

(10) make any change in the Intercreditor Agreement or the provisions in the Indenture dealing with the application of Trust proceeds of the Collateral that would adversely affect the Noteholders, or

(11) make any change in the provisions described under “—Additional Amounts” that adversely affects the rights of any Noteholder or amend the terms of such Notes or the Indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the Notes then outstanding (which consents may be obtained in connection with a tender offer or exchange offer for the Notes), no amendment or waiver may release from the Lien of the Indenture and the Security Documents all or substantially all of the Collateral; provided, however, that if any such amendment or waiver disproportionately adversely affects one series of Notes, such amendment or waiver shall also require the consent of the holders of at least two-thirds in aggregate principal amount of such adversely affected series of Notes (which consents may be obtained in connection with a tender offer or exchange offer for the Notes).

Without the consent of any holder, the Issuers, the Guarantors and the Trustee may amend the Indenture, the Notes, any Security Document or the Intercreditor Agreement to cure any ambiguity, omission, defect, mistake or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Issuers or any Guarantor under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add additional assets as Collateral, to release Collateral from the Lien pursuant to the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by the Indenture or the Security Documents, to add to the covenants of Hexion or any Restricted Subsidiaries for the benefit of the holders or to surrender any right or power conferred upon the Issuers or any Guarantor, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA, to make certain changes to the Indenture to provide for the issuance of additional Floating Right Notes or additional Fixed Rate Notes, as the case may be, or to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer Notes. In addition, the Intercreditor Agreement will provide that, subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents with respect to First-Priority Lien Obligations will also apply automatically to the comparable Security Documents with respect to the Notes.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Issuers are required to mail to the respective Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No affiliate, director, officer, employee, incorporator or holder of any equity interests in Hexion, the Issuers or any direct or indirect parent corporation of Hexion, as such, will have any liability for any obligations of the Issuers under the Notes or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note, selected for redemption or to transfer or exchange any such Note for a period of 15 days prior to a selection of such Notes to be redeemed. The old Notes are and the Exchange Notes will be issued in registered form and the registered holder will be treated as the owner of such Note for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year (or, in the case of Floating Rate Notes, within the remaining term of the then current Interest Period) or (iii) if redeemable at the option of the Issuers, are to be called for redemption within one year (or, in the case of Floating Rate Notes, within the remaining term of the then current Interest Period) under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuers or the Guarantors have paid all other sums payable under the Indenture; and

(3) the Issuers have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Issuers at any time may terminate all their obligations under the Fixed Rate Notes and their obligations under the Indenture with respect to the holders of the Fixed Rate Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Fixed Rate Notes, to replace Fixed Rate Notes that have been mutilated, destroyed, lost or stolen and to maintain a registrar and paying agent in respect of the Notes. The Issuers at any time may terminate their obligations under the covenants described under “—Certain Covenants” for the benefit of the Fixed Rate Notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision, the security default provisions, and the change of control default provision described under “—Defaults” (but only to the extent that those provisions relate to the Defaults with respect to the Fixed Rate Notes) and certain provisions of the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the Fixed Rate Notes. If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee and the Security Documents so long as no Floating Rate Notes are then outstanding.

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (6), (7) with respect only to Significant Subsidiaries, (8) with respect only to Significant Subsidiaries, (9), (10), (11) or (12) under “—Defaults” or because of the failure of Hexion to comply with clause (a)(4) under “—Merger, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or Government Obligations for the payment of principal, premium (if any) and interest on the Fixed Rate Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Fixed Rate Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required with respect to a legal defeasance need not be delivered if all the Fixed Rate Notes, not theretofore delivered to the Trustee for cancellation have become due and payable.

Concerning the Trustee

The Wilmington Trust Company is the Trustee under the Indenture and has been appointed by the Issuers as Registrar and a Paying Agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default with respect to any Notes occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

Governing Law

The Indenture, the Security Documents, the Intercreditor Agreement and the Notes will be governed by, and construed in accordance with, the laws of the State of New York (or, to the extent required, the law of the jurisdiction in which the Collateral is located).

Enforceability of Judgments

Since a significant portion of our operating assets and the operating assets of our Subsidiaries are situated outside the United States, any judgment obtained in the United States against us or a Subsidiary, including judgments with respect to the payment of principal, interest, Additional Amounts, redemption price and any purchase price with respect to the Notes, may not be collectible within the United States.

The Canadian Issuer has been informed by its Nova Scotia counsel Stewart McKelvey, that in such counsel’s opinion the laws of the Province of Nova Scotia (the “Province”) and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in the Province on a final and conclusive judgment in personam of a United States federal court or a court of the State of New York sitting in the Borough of Manhattan in The City of New York (a “New York Court”), respecting the enforcement of the Notes, the Indenture, the Registration Rights Agreement or the Security Documents, that is not impeachable as void or voidable under the laws of the State of New York and that is for a sum certain in money if:

(1) the New York Court that rendered such judgment has jurisdiction over the judgment debtor, as recognized by the courts of the Province and in accordance with its conflict of laws rules (and the enforceable submission by the Canadian Issuer in the Indenture to the jurisdiction of the New York Court will be sufficient for this purpose);

(2) such judgment was not obtained by fraud or in a manner contrary to natural justice or in contravention of fundamental principles of procedure and the enforcement thereof would not be inconsistent with public policy, as each of such terms is understood under the laws of the Province and the federal laws of Canada applicable therein;

(3) such judgment not obtained contrary to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada);

(4) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory, public or penal laws or other laws of a public nature;

(5) the action to enforce such judgment is commenced within six years after the date of such judgment; and

(6) the judgment is not contrary to the final and conclusive judgment of any court in the Province or in any other jurisdiction.

Furthermore, we have been advised by such counsel, that absent procedural concerns or concerns respecting particular laws of the State of New York, such counsel would not foresee a court of competent jurisdiction in the Province, on public policy grounds, refusing to enforce a final and conclusive judgment in personam of a New York Court for a definite sum of money with respect to a matter under the Registration Rights Agreement, the Security Documents, the Indenture or on the Notes where a substantially similar judgment would have been granted by the Nova Scotia court had such matter been within the jurisdiction of the Nova Scotia court and properly come before it. Such counsel has no knowledge of New York law or New York procedure but is not aware of any general public policy concerns with respect thereto having been raised by any Nova Scotia court.

Consent to Jurisdiction and Service

The Canadian Issuer will appoint Corporation Service Company, 521 Fifth Avenue, New York, New York 10175 as its agent for actions relating to the Notes, the Indenture, the Registration Rights Agreement or the Security Documents or brought under Federal or state securities laws brought in any Federal or state court located in the Borough of Manhattan in The City of New York and will submit to such jurisdiction.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; provided, however, such amount will be included in Adjusted EBITDA notwithstanding that such amount was not deducted in calculating Consolidated Net Income; plus

(3) Consolidated Non-cash Charges; plus

(4) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor or its predecessor (or any accruals relating to such fees and related expenses) during such period; provided, however, that such amount shall not exceed in any four-quarter period commencing after September 30, 2006 the amount determined in accordance with clause (3) of the covenant described under “—Certain Covenants—Transactions with Affiliates;”

(5) plant closure and severance costs and charges; plus

(6) impairment charges, including the write-down of Investments; plus

(7) non-operating expenses; plus

(8) restructuring expenses and charges; plus

(9) the cost (or amortization of prior service cost) of subsidizing coverage for persons affected by amendments to medical benefit plans implemented prior to the Issue Date; provided, however, such amount will be included in Adjusted EBITDA notwithstanding that such amount was not deducted in calculating Consolidated Net Income;

less, without duplication,

(10) non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period, including the amortization of employee benefit plan prior service costs); minus

(11) non-operating income.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Fixed Rate Note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of such Fixed Rate Note; and

(2) the excess of:

(A) the present value at such redemption date of the sum of (i) the redemption price of such Fixed Rate Note at November 15, 2010 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on such

Fixed Rate Note through November 15, 2010 (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(B) the then outstanding principal amount of such Fixed Rate Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of assets (including by way of a Sale/Leaseback Transaction) of Hexion or any Restricted Subsidiary of Hexion other than in the ordinary course of business (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to Hexion or another Restricted Subsidiary of Hexion other than directors’ or other legally required qualifying shares) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities;

(b) disposition of obsolete, damaged or worn out equipment or disposals of equipment in connection with reinvestment in or replacement of equipment, in each case, in the ordinary course of business;

(c) the disposition of all or substantially all of the assets of Hexion in a manner permitted pursuant to paragraph (a) of the provisions described above under “—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(d) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments;”

(e) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which disposition or issuance has an aggregate Fair Market Value of less than $5 million;

(f) any disposition of assets to Hexion or any Restricted Subsidiary of Hexion, including by way of merger;

(g) any exchange of assets for assets related to a Similar Business to the extent of comparable or better market value, as determined in good faith by Hexion, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $4 million shall be evidenced by an Officers’ Certificate, and (2) $15 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of Hexion;

(h) any disposition of assets received by Hexion or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(i) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(j) any disposition of inventory in the ordinary course of business;

(k) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(l) any disposition of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(m) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(n) any agreement or arrangement involving, relating to or otherwise facilitating, (i) requirements contracts, (ii) tolling arrangements, (iii) the reservation or presale of production capacity of Hexion or any of its Restricted Subsidiaries by one or more third parties;

(o) sales or grants of licenses or sublicenses to use Hexion’s or any of its Restricted Subsidiaries patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology; and

(p) any Sale/Leaseback Transaction pursuant to which Hexion or any Restricted Subsidiaries receives with respect to such transaction aggregate consideration of less than $15 million.

“August 2004 notes” means August 2004 notes as defined in the Offering Circular.

“Bank Indebtedness” means any and all amounts payable under or in respect of any Credit Agreement or the other Senior Credit Documents, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Hexion whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means each day which is not a Legal Holiday.

“Calculation Agent” means a financial institution appointed by the Issuers to calculate the interest rate.

“Canadian Issuer” means Hexion Nova Scotia Finance, ULC, a Nova Scotia unlimited liability company, and any successor in interest thereto.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of Hexion described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, the United States of America, Australia, Great Britain, Canada, the Netherlands or

any other member state of the European Union, in each case with maturities not exceeding two years after the date of acquisition;

(3) in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, Malaysia or Brazil, in each case with maturities not exceeding 270 days after the date of acquisition and held by it from time to time in the ordinary course of business;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits and demand deposits (in their respective local currencies), in each case with any commercial bank having capital and surplus in excess of $500 million or the foreign currency equivalent thereof and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency);

(5) repurchase obligations for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper issued by a corporation (other than an Affiliate of Hexion) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) and in each case maturing within one year after the date of acquisition;

(7) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with maturities not exceeding two years from the date of acquisition;

(8) Indebtedness issued by Persons (other than the Sponsor or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) in each case with maturities not exceeding two years from the date of acquisition; and

(9) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (8) above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the collateral described in the Security Documents.

“consolidated” means, with respect to any Person, such Person consolidated with its Restricted Subsidiaries and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary shall be accounted for as an Investment.

“Consolidated Interest Expense” means, with respect to any Person (the “Specified Person”) for any period, the sum, without duplication, of:

(1) consolidated interest expense of the Specified Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees);

(2) consolidated capitalized interest of the Specified Person and its Restricted Subsidiaries for such period, whether paid or accrued;

(3) commissions, discounts, yield and other fees and charges Incurred for such period in connection with any Receivables Financing of the Specified Person or any of its Restricted Subsidiaries which are payable to Persons other than Hexion and its Restricted Subsidiaries;

(4) dividends accrued for such period in respect of all Disqualified Stock of the Specified Person and any of its Restricted Subsidiaries and all Preferred Stock (including Designated Preferred Stock) of any such Restricted Subsidiaries, in each case held by Persons other than Hexion or a Wholly Owned Subsidiary (in each such case other than (x) dividends payable solely in Capital Stock (other than Disqualified Stock) of Hexion and (y) dividends that are payable only at such time as there are no Notes outstanding); and

(5) interest accruing for such period on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by (or secured by the assets of) the Specified Person or any of its Restricted Subsidiaries;

less

(6) interest income of the Specified Person and its Restricted Subsidiaries for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including any severance expenses and fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Hexion Recapitalization, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated after the Issue Date shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses, or any subsequent charges or expenses, (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions having occurred at any time other than in the ordinary course of business (as determined in good faith by the Board of Directors of Hexion) shall be excluded;

(6) any net after-tax gains or losses attributable to the early extinguishment of indebtedness shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (a)(iii)(1) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided, however, that the net loss of any such Restricted Subsidiary for such period shall be included;

(9) an amount equal to the amount of Tax Distributions actually made to the holders of Capital Stock of such Person or any parent company of such Person in respect of such period in accordance with clause (b)(12) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” shall be included, to the extent not otherwise deducted, as though such amounts had been paid as income taxes directly by such Person for such period;

(10) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 shall be excluded;

(11) any non-cash compensation expense realized from any deferred stock compensation plan or grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12) solely for purposes of calculating Adjusted EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(13) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(14) accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;

(15) non-cash charges for deferred tax asset valuation allowances shall be excluded; and

(16) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after the Issue Date related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Hexion Recapitalization or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of Hexion or a Restricted Subsidiary of Hexion to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (iii)(4) and (5) of paragraph (a) thereof.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of Hexion and its Restricted Subsidiaries on the date of determination that constitutes First-Priority Lien Obligations to (b) the aggregate amount of Adjusted EBITDA for the then most recent four fiscal quarters for which internal financial statements of Hexion and its Restricted Subsidiaries are available in each case with such pro forma adjustments to Consolidated Total Indebtedness and Adjusted EBITDA as are

consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio; provided, however, that solely for purposes of the calculation of the Consolidated Secured Debt Ratio, in connection with the incurrence of any Lien pursuant to clause (8) of the definition of “Permitted Liens,” Hexion or its Restricted Subsidiaries may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness (including any Bank Indebtedness) which is to be secured by such Lien as being Incurred at such time and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate amount of all outstanding Indebtedness of Hexion and its Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of Capitalized Lease Obligations, bankers’ acceptances, Indebtedness for borrowed money and Indebtedness in respect of the deferred purchase price of property or services, plus (2) the aggregate amount of all outstanding Disqualified Stock of Hexion and its Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries of Hexion, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, minus (3) the lesser of (i) the unrestricted cash and marketable securities of Hexion and its Restricted Subsidiaries on such date and (ii) $100.0 million, in each case determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of Hexion or any of its Restricted Subsidiaries that is a Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of Hexion by any stockholder of Hexion (other than a Restricted Subsidiary) after the Issue Date; provided, however, that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of Hexion the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of any Notes then outstanding,

(2) such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof; and

(3) such cash contribution is not and has not been included in the calculation of permitted Restricted Payments under the covenant described in “—Certain Covenants—Limitation on Restricted Payments.”

“Credit Agreement” means (i) the amended and restated credit agreement among Hexion, certain Subsidiaries of Hexion, the financial institutions named therein, and JPMorgan Chase Bank, N.A, as Administrative Agent, and Wilmington Trust Company, as Collateral Agent entered into in connection with, and on or prior to, the consummation of the Hexion Recapitalization, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original agents, lenders or otherwise), renewed, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture or multiple agreements and indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and adding Restricted Subsidiaries as additional borrowers, issuers or guarantors thereunder or (ii) whether of not the credit agreement referred to in clause (i) remains outstanding, if designated by Hexion to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments), or (C) instruments or agreements evidencing any other Indebtedness in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Hexion or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Hexion or any direct or indirect parent company of Hexion, as applicable (other than Disqualified Stock), that is issued for cash (other than to Hexion or any of its Subsidiaries or an employee stock ownership plan or trust established by Hexion or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (a)(iii) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Determination Date” with respect to an Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided, however, that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of Hexion or its Restricted Subsidiaries, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Hexion or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Hexion in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means Adjusted EBITDA but without giving effect to clause (9), contained therein.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of Hexion or any direct or indirect parent company of Hexion, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to Hexion’s or such direct or indirect parent company’s common stock registered on Form S-8;

(2) any such public or private sale that constitutes an Excluded Contribution; and

(3) any Cash Contribution Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the additional Floating Rate Notes and additional Fixed Rate Notes issued as contemplated by the Registration Rights Agreement.

“Excluded Contributions” means the net cash proceeds received by Hexion after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of Hexion or to any Hexion or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Hexion,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of Hexion, the cash proceeds of which are excluded from the calculation set forth in clause (a)(iii) of “—Certain Covenants—Limitation on Restricted Payments.”

“Existing Debentures” means Hexion’s 7.875% Debentures due 2023, 8.375% Sinking Fund Debentures due 2016 and 9.2% Debentures due 2021 and the Parish of Ascension, State of Louisiana Pollution Control Revenue Refunding Bonds (Borden, Inc. Project Series 1992) (and the related guarantees of such Refunding Bonds).

“Existing Debentures Subsidiary” means each corporation of which Hexion, or Hexion and one or more Existing Debentures Subsidiaries, or any one or more Existing Debentures Subsidiaries, directly or indirectly own securities entitling the holders thereof to elect a majority of the directors, either at all times or so long as there is no default or contingency which permits the holders of any other class or classes of securities to vote for the election of one or more directors.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First-Priority After-Acquired Property” means any property (other than the initial collateral) of Hexion, the Issuer or any Subsidiary Guarantor that secures any Secured Bank Indebtedness.

“First-Priority Lien Obligations” means (i) all Secured Bank Indebtedness, (ii) all other Obligations (not constituting Indebtedness) of the Issuers, Hexion and its Subsidiaries under the agreements governing Secured Bank Indebtedness and (iii) all other Obligations of the Issuers Hexion or any of its Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in connection with Indebtedness described in clause (i) or Obligations described in clause (ii).

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Adjusted EBITDA of such Person for such period to the Consolidated Interest Expense of such Person for such period. In the event that Hexion or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions or dispositions of operating units of a business, mergers, consolidations, discontinued operations (as determined in accordance with GAAP), and business realignment projects and initiatives, restructurings and reorganizations (each a “pro forma event”) that Hexion or any of its Restricted Subsidiaries has either determined to make (pursuant to a resolution adopted in good faith by a majority of the Board of Directors of Hexion or pursuant to management directive, and, if any such pro forma event that is an investment, acquisition, disposition, merger or consolidation is to be effected pursuant to an agreement with a person other than Hexion or its Subsidiaries, pursuant to an executed definitive agreement with such other person) or made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions or dispositions of an operating unit of a business, mergers, consolidations, discontinued operations and business realignment projects and initiatives, restructurings and reorganizations (and the change of any associated fixed charge obligations, consolidated interest expense and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If, since the beginning of such period any Person that subsequently became a Restricted Subsidiary of Hexion or was merged with or into Hexion or any Restricted Subsidiary of Hexion since the beginning of such period shall have made any Investment, acquisition or disposition of an operating unit of a business, merger, consolidation, discontinued operation or business realignment project or initiative, restructuring or reorganization, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation, business realignment project or initiative, restructuring, or reorganization had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Hexion. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such

Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of Hexion as set forth in an Officers’ Certificate, to reflect (i) operating expense reductions, other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Hexion Recapitalization) and (ii) all adjustments used in connection with the calculation of “Adjusted EBITDA” to the extent such adjustments, without duplication, continue to be applicable to such four quarter period.

“Fixed Rate Notes” means the 9 3/4% Second-Priority Senior Secured Notes Due 2014 of the Issuers.

“Floating Rate Notes” means the Second-Priority Senior Secured Notes Due 2014 of the Issuers.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board and (iii) in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in each case which are in effect on the Issue Date. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuers under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Guarantor” means any Person that Incurs a Guarantee with respect to the Notes; provided, however, that upon the release or discharge of such Person from its Guarantee in accordance with the Indenture, such Person ceases to be a Guarantor.

“HAI” means HA-International, LLC, a Delaware limited liability company, and any successor in interest thereto.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Hexion” means Hexion Specialty Chemicals, Inc., a New Jersey corporation, and any successor in interest thereto.

“Hexion Canada” means Hexion Specialty Chemicals Canada, Inc., a Canadian corporation, and any successor in interest thereto.

“Hexion Canada Entities” means (1) Hexion Canada, (2) each Person that is a Subsidiary of Hexion Canada on the Issue Date and (3) each Person that is a successor in interest, directly or indirectly, to any Person described in clause (2), including pursuant to any merger, consolidation, amalgamation or transfer of all or substantially all of its assets. Any Person referenced by clause (2) or (3) of the foregoing sentence shall be treated as a Hexion Canada Entity notwithstanding the fact that such Person is not a Subsidiary of Hexion Canada and such Person (or such Person’s direct or indirect parent entity to the extent such parent entity’s stock is pledged as Collateral) shall not be subject to the Collateral reduction provisions described under the heading “—Limitations on Stock Collateral”.

“Hexion Recapitalization” means Hexion Recapitalization as defined in the Offering Circular.

“holder”, “Holder”, “noteholder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, Notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to Hexion and its Restricted Subsidiaries, the amount then outstanding (including amounts advanced, and received by, and available for use by, Hexion or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of Hexion or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness.

“Indenture Restricted Subsidiary” means any Existing Debenture Subsidiary which owns, operates or leases one or more Principal Properties and shall not include any other Existing Debenture Subsidiary.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of Hexion, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Credit Suisse Securities (USA) LLC and J.P. Morgan Securities, Inc.

“Intercreditor Agent” has the meaning given to such term in the Intercreditor Agreement.

“Intercreditor Agreement” means the intercreditor agreement among JPMorgan Chase Bank, N.A., as agent under the Senior Credit Documents, the Trustee, the Issuers, Hexion and each Subsidiary Guarantor, as it may be amended from time to time in accordance with the Indenture.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that, with respect to the Floating Rate Notes, the first Interest Period shall commence on and include the Issue Date and end on and include February 14, 2007.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(3) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of Hexion in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments:”

(1) “Investments” shall include the portion (proportionate to Hexion’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Hexion at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Hexion shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(A) Hexion’s “Investment” in such Subsidiary at the time of such redesignation less

(B) the portion (proportionate to Hexion’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Hexion.

“Issue Date” means November 3, 2006, the date on which the Notes were originally issued.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Management Group” means all of the individuals consisting of the directors, executive officers and other management personnel of Hexion or any direct or indirect parent company of Hexion, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of Hexion or any direct or indirect parent company of Hexion, as the case may be, as applicable, was approved by (x) a vote of a majority of the directors of Hexion or any direct or indirect parent of Hexion as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved or (y) the Permitted Holders and (2) executive officers and other management personnel of Hexion or any direct or indirect parent company of Hexion, as the case may be, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of Hexion or any direct or indirect parent company of Hexion, as the case may be, as applicable.

“May 2005 notes” means May 2005 notes as defined in the Offering Circular.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by Hexion or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction (including to obtain any required consent therefor), and any deduction of appropriate amounts to be provided by Hexion as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Hexion after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided, however, that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of such Notes.

“Off-Balance Sheet Financing Amount” means, at any date, with respect to any Qualified Receivables Financing, the face or notional amount of any interest in assets of the type described in the definition of the term Qualified Receivables Financing transferred to a Receivables Subsidiary in connection with such Qualified Receivables Financing by or on behalf of Hexion or any of its Subsidiaries.

“Offering Circular” means the Offering Circular dated October 27, 2006, with respect to the Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of Hexion.

“Officers’ Certificate” means a certificate signed on behalf of Hexion by two Officers of Hexion, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Hexion that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Hexion or the Trustee.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuers, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Permitted Holders” means, at any time, each of (i) the Sponsor and (ii) the Management Group. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in Hexion or any Restricted Subsidiary of Hexion;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by Hexion or any Restricted Subsidiary of Hexion in a Person that is primarily engaged, directly or indirectly, in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of Hexion, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Hexion or a Restricted Subsidiary of Hexion;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date;

(6) advances to employees not in excess of $15 million outstanding at any one time in the aggregate;

(7) any Investment acquired by Hexion or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable or claims held by Hexion or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Hexion or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant;

(9) any Investment by Hexion or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9), not to exceed $75 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of Hexion at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Hexion after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by Hexion or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10), not to exceed the greater of (a) $150 million and (b) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of Hexion or any direct or indirect parent company of Hexion, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (a)(iii) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments;”

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (11) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under “—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Guarantors;”

(16) any Investment by Restricted Subsidiaries of Hexion in other Restricted Subsidiaries of Hexion and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of Hexion;

(17) Investments consisting of purchases and acquisitions of real estate, inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(19) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under “—Certain Covenants—Asset Sales;” and

(20) additional Investments in joint ventures of Hexion or any of its Restricted Subsidiaries existing on the Issue Date in an aggregate amount not to exceed $15 million.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit (or deposits to secure letters of credit or surety bonds for the same purpose) issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness (including Capitalized Lease Obligations) Incurred to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or Capital Stock of any Person owning such assets, where such Person has no other material assets) of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and except for customary cross collateral arrangements with respect to property or equipment financed by the same financing source pursuant to the same financing scheme), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the latest of the (i) acquisition of the property subject to the Lien, (ii) completion of construction, repair, improvement or addition of the property subject to the Lien and (iii) commencement of full operation of the property subject to the Lien;

(7) Liens securing Indebtedness of a Foreign Subsidiary Incurred pursuant to the first paragraph of, or clause (a), (l) or (t) (or (m) to the extent it guarantees any such Indebtedness) of the second paragraph of, the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided, however, that such Liens do not extend to the property or assets of Hexion or any Domestic Subsidiary (other than a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries created to enhance the worldwide tax efficiency of Hexion and its Subsidiaries);

(8) Liens incurred to secure Indebtedness Incurred pursuant to the first paragraph of, or clause (a) or (l) (or (m) to the extent it guarantees any such Indebtedness) of the second paragraph of, the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such Lien is incurred pursuant to this clause (8) as designated by Hexion; provided, however, that, other than with respect to Liens incurred to secure Indebtedness Incurred pursuant to clauses (a) and (l) (or (m) to the extent it guarantees such Indebtedness) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 4.0 to 1.0; provided further, however, that the immediately preceding proviso shall not apply to any Lien which is deemed to be incurred under this clause (8) by reason of the second proviso to clause (20) of this definition of “Permitted Liens” (except to the extent such Lien also secures Indebtedness in addition to the Indebtedness permitted to be secured thereby under clause (20));

(9) Liens existing on the Issue Date (other than Liens described in clause (8) above);

(10) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by Hexion or any Restricted Subsidiary of Hexion;

(11) Liens on property at the time Hexion or a Restricted Subsidiary of Hexion acquired the property, including any acquisition by means of a merger or consolidation with or into Hexion or any Restricted Subsidiary of Hexion; provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (o) of the second paragraph of the covenant described under “—Certain Covenants—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (o) of the second paragraph of the covenant described under “—Certain Covenants—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) may not extend to any other property owned by Hexion or any Restricted Subsidiary of Hexion;

(12) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Hexion or a Restricted Subsidiary of Hexion permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(13) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(14) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(15) licenses, sublicenses, leases and subleases which do not materially interfere with the ordinary conduct of the business of Hexion or any of its Restricted Subsidiaries;

(16) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Hexion and its Restricted Subsidiaries in the ordinary course of business;

(17) Liens in favor of the Issuers or any Guarantor or Liens on assets of a Restricted Subsidiary of Hexion that is not a guarantor in favor solely of another Restricted Subsidiary of Hexion that is not a Guarantor;

(18) Liens on equipment of Hexion or any Restricted Subsidiary granted in the ordinary course of business to Hexion’s or such Restricted Subsidiary’s client at which such equipment is located;

(19) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(20) Liens to secure any refinancing, refunding, extension or renewal (or successive refinancings, refundings, extensions or renewals) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10) and (11); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that was subject to the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10) and (11) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension or renewal; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (8), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (8) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (8) and for purposes of the definition of Secured Bank Indebtedness;

(21) judgment Liens not giving rise to an Event of Default, so long as such Lien is adequately bonded any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall have expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Hexion or any of its Restricted Subsidiaries in the ordinary course of business;

(24) Liens securing insurance premium financing arrangements; provided that such Lien is limited to the applicable insurance carriers;

(25) Liens incurred to secure cash management services in the ordinary course of business; and

(26) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $15 million at any one time outstanding.

Any provider of additional extensions of credit shall be entitled to rely on the determination of an Officer that Liens incurred satisfy clause (8) above if such determination is set forth in an Officer’s Certificate delivered to such provider; provided, however, that such determination will not affect whether such Lien actually was incurred as permitted by clause (8).

“Permitted Transfer” has the meaning set forth under the caption “—Merger, Consolidation or Sale of All or Substantially All Assets.”

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Principal Property” means any single manufacturing or processing plant or warehouse owned or leased by Hexion or any Existing Debenture Subsidiary of Hexion and located within the United States of America (excluding its territories and possessions and the Commonwealth of Puerto Rico) other than any such plant or warehouse or portion thereof which the Board of Directors of Hexion reasonably determines not to be a Principal Property after due consideration of the materiality of such property to the business of Hexion and its Subsidiaries as a whole.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from Hexion or any Subsidiary of Hexion to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of Hexion shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Hexion and the Receivables Subsidiary,

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by Hexion), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Hexion) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of Hexion or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by Hexion or any of its Subsidiaries pursuant to which Hexion or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by Hexion or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Hexion or any of its Subsidiaries, and any assets related thereto including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by Hexion or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of Hexion (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with Hexion in which Hexion or any Subsidiary of Hexion makes an Investment and to which Hexion or any Subsidiary of Hexion transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of Hexion and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Hexion (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Hexion or any other Subsidiary of Hexion (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Hexion or any other Subsidiary of Hexion in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Hexion or any other Subsidiary of Hexion, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither Hexion nor any other Subsidiary of Hexion has any material contract, agreement, arrangement or understanding other than on terms which Hexion reasonably believes to be no less favorable to Hexion or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Hexion, and

(c) to which neither Hexion nor any other Subsidiary of Hexion has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of Hexion shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Hexion giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Registration Rights Agreement” means the Registration Rights Agreement dated the Issue Date, among Hexion, the Issuers and the Initial Purchasers.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person; provided, however, that, unless HAI would be a Subsidiary without giving effect to the specific 50% test for HAI as set forth in the definition of “Subsidiary,” HAI will not be treated as a Restricted Subsidiary that is subject to the covenants described under “—Certain Covenants.” Unless otherwise indicated in this “Description of the Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of Hexion.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by Hexion or a Restricted Subsidiary whereby Hexion or a Restricted Subsidiary transfers such property to a Person and Hexion or such Restricted Subsidiary leases it from such Person, other than leases between Hexion and a Restricted Subsidiary of Hexion or between Restricted Subsidiaries of Hexion.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (8) of the definition of Permitted Lien.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Indenture.

“Senior Credit Documents” means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of Hexion within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of Hexion and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsor” means Apollo Management, L.P., one or more investment funds controlled by Apollo Management, L.P. and any of their respective Affiliates.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by Hexion or any Subsidiary of Hexion which Hexion has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuers, any Indebtedness of such Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% (or, in the case of HAI, 50% or more) of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means any Restricted Subsidiary that Incurs a Guarantee; provided, however, that upon the release or discharge of such Restricted Subsidiary from its Guarantee in accordance with the Indenture, such Restricted Subsidiary will cease to be a Subsidiary Guarantor.

“Tax Distributions” means any dividends and distributions described in clause (b)(12) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Section 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means the total consolidated assets of Hexion and its Restricted Subsidiaries, as shown on the most recent balance sheet of Hexion.

“Treasury Rate” means with respect to the Fixed Rate Notes, as of the applicable redemption date, the yield to maturity as of such redemption date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to November 15, 2010; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to November 15, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the respective party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Hexion that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Hexion in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Hexion may designate any Subsidiary of Hexion (including any newly acquired or newly formed Subsidiary of Hexion but excluding the Issuers) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Hexion or any other Subsidiary of Hexion that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of Hexion or any of its Restricted Subsidiaries; provided further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of Hexion may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)(1) Hexion could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for Hexion and its Restricted Subsidiaries would be greater than such ratio for Hexion and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of Hexion shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of Hexion giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Issuer” means Hexion U.S. Finance Corp., a Delaware corporation, and any successor in interest thereto.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

MATERIAL TAX CONSEQUENCES

General

The following is a summary of material U.S. federal income tax consequences of the exchange of old notes for exchange notes pursuant to the exchange offer, but does not address any other aspects of U.S. federal income tax consequences to holders of old notes or exchange notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations thereunder, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof and published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the matters discussed below and that such positions of the Internal Revenue Service would not be sustained.

Except as expressly stated otherwise, this summary applies only to U.S. holders that exchange old notes for exchange notes in the exchange offer and who hold the old notes as capital assets within the meaning of Section 1221 of the Code. It does not address the tax consequences to holders who are subject to special rules under U.S. federal income tax laws (such as financial institutions, tax-exempt organizations and insurance companies). A “U.S. holder” means a beneficial owner of a note and is, for U.S. federal income tax purposes:

(i)	a citizen or individual resident of the United States;

(ii)	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof;

(iii)	an estate, the income of which is subject to United States federal income tax regardless of the source; or

(iv)	a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all its substantial decisions or if a valid election to be treated as a United States person is in effect with respect to such trust.

Persons considering the exchange of old notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange of an old note for an exchange note pursuant to the exchange offer

The exchange by any holder of an old note for an exchange note will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by holders that exchange old notes for exchange notes pursuant to the exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of exchange notes, a holder’s tax basis in an exchange will be the same as such holder’s tax basis in the old note exchanged therefor. Holders will be considered to have held the exchange notes from the time of their acquisition of the old notes.

Certain Canadian Tax Consequences to Non-Canadian Holders

The following is a general summary of the principal Canadian federal income tax considerations pursuant to the Income Tax Act (Canada) (the “Tax Act”) generally applicable to the purchase, ownership, and disposition of a new note acquired at the initial issue price in this offering of the notes. This summary is applicable to a beneficial owner of a new note who deals at arms length with the Issuers and holds (or will hold) the new notes as capital property. The new notes will generally be considered to constitute capital property to a holder provided the holder does not hold the new notes in the course of carrying on a business and has not acquired them in one or more transactions considered to be an adventure in the nature of trade. This summary is applicable only to a holder who, at all relevant times, for the purposes of the Tax Act and any applicable income tax convention, is neither resident nor deemed to be resident in Canada and who does not use or hold and is not deemed to use or hold the new notes in carrying on a business in Canada. Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.

This summary is based on the current provisions of the Tax Act and the regulations thereunder, specific proposals to amend the Tax Act and regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and the current published administrative and assessing practices and policies of the Canada Revenue Agency. This summary does not take into account or anticipate any changes in law other than the Proposed Amendments, whether by legislative, regulatory, administrative or judicial action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations which may differ significantly from those discussed herein.

This summary is of a general nature only and is not a complete analysis of the tax considerations that may be applicable to a beneficial owner of a new note. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular beneficial owner of a new note. Therefore, beneficial owners should consult their own tax advisors with respect to their particular circumstances.

Under the Tax Act, provided that the exchange of notes pursuant to the registered exchange offer does not constitute a repayment under the commercial laws of the jurisdiction which governs the notes, the payment of interest, principal and premium in respect of the new notes will be exempt from Canadian withholding tax.

No other taxes on income (including taxable capital gains) will be payable under the Tax Act in respect of the acquisition, holding, redemption or disposition of the exchange notes or the receipt of interest, principal and premium thereon solely as a consequence of such acquisition, holding redemption or disposition.

PLAN OF DISTRIBUTION

Until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes only where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2007, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the enforceability of obligations under the exchange notes and guarantees being issued were passed upon for us by O’Melveny & Myers LLP, New York, New York. Stewart McKelvey Stirling Scales passed on matters of Nova Scotia law. Connell Foley LLP passed on matters of New Jersey law.

EXPERTS

The consolidated financial statements of Hexion Specialty Chemicals, Inc. as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, included in this prospectus, and the financial statement schedule included in the registration statement, except as they relate to Borden Chemical, Inc. for the period from August 12, 2004 to December 31, 2004 and except as they relate to Hexion Specialty Chemicals Canada, Inc. (formerly Borden Chemical Canada, Inc.) as of and for the year ended December 31, 2005, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Such financial statements have been so included in reliance on the report of such independent registered public accounting firm given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Hexion Specialty Chemicals Canada, Inc. as of and for the year then ended December 31, 2006, included in this prospectus, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Such financial statements have been so included in reliance on the report of such independent registered public accounting firm given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Borden Chemical, Inc. as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, and the consolidated financial statements of Hexion Specialty Chemicals Canada, Inc. as of December 31, 2005, and for the years ended December 31, 2005 and 2004, included in this prospectus and the consolidated financial statements of Borden Chemical, Inc. for the period from August 12, 2004 to December 31, 2004, not presented separately herein; and the related financial statement schedule of Borden Chemical, Inc. included elsewhere in the registration statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement (which report as to Borden Chemical, Inc. for each of the three years in the period ended December 31, 2003, expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption in 2002 of Statement of Financial Accounting Standards No. 142) and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the Resins, Inks and Monomers Business of Eastman Chemical Company as of December 31, 2003 and for each of the two years in the period ended December 31, 2003 and the seven months ended July 31, 2004 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of National Borden Chemical Germany GmbH, as of and for the year ended December 31, 2005, not separately presented in this prospectus, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon appears herein. Such financial statements, to the extent they have been included in the financial statements of Hexion Specialty Chemicals Canada, Inc. have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Orica Adhesives and Resins Business (a division of Orica Limited) as of September 30, 2006 and for the year then ended, have been included herein in reliance upon the report of KPMG, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report expresses an unqualified opinion and includes an explanatory paragraph referring to an agreement entered into by Orica Limited, ultimate parent of the Orica Adhesives and Resins Business (a division of Orica Limited) (“the Division”) to sell the Division subject to regulatory approval, which was subsequently granted in December 2006. The combined financial statements of the Division do not reflect any adjustments to the assets and liabilities that might subsequently be necessary as a result of this transaction.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports are available free of charge to the public through our internet website at www.hexion.com under “Investor Relations—SEC Filings” or on the SEC’s website at www.sec.gov. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

Hexion Nova Scotia Finance, ULC is a Nova Scotia unlimited liability company. Certain of its officers and directors may be residents of various jurisdictions outside the United States. In addition, all of Hexion Nova Scotia Finance, ULC’s assets, which consist of advances to Hexion and its affiliates, are located outside the United States. Hexion Nova Scotia Finance, ULC has agreed, in accordance with the terms of the indenture under which the exchange notes will be issued, to accept service of process in any suit, action or proceeding with respect to the indenture, the notes or the security documents brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for holders of the notes to effect service within the United States upon directors, officers and experts who are not residents of the United States or to realize or enforce in the United States upon judgments of courts of the United States predicated upon civil liability under U.S. federal securities laws. We have been advised by our Canadian counsel that there is doubt as to the enforceability in Canada against Hexion Nova Scotia Finance, ULC or against its directors, officers and experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal securities laws.

EXCHANGE RATE DATA

The following table sets forth, for the periods and dates indicated, the average, high, low and end of period noon buying rates in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York. The noon buying rate on such dates differs from the rates used in the preparation of consolidated or combined financial statements as of such dates. No representation is made that Canadian dollar amounts have been, could have been or could be converted into U.S. dollars at the noon buying rate on such dates or any other dates. Such rates are set forth as U.S. dollars per Cdn$1.00 and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per US$1.00. On April 16, 2007, the inverse of the noon buying rate was Cdn$1.00 equals US$0.8843.

Year Ended	Average(1)	High	Low	Period End
December 31, 2006	0.8844	0.9100	0.8528	0.8582
December 31, 2005	0.8276	0.8690	0.7872	0.8579
December 31, 2004	0.7702	0.8493	0.7158	0.8310
December 31, 2003	0.7186	0.7738	0.6349	0.7738
December 31, 2002	0.6368	0.6619	0.6200	0.6329

(1)	The average of the exchange rates on the last day of each month during the applicable year.

Although the notes are denominated in U.S. dollars, any judgment enforcing the notes against Hexion Nova Scotia Finance, ULC in Canada would be denominated in Canadian dollars. In addition, any judgment enforcing the collateral in any jurisdiction outside the United States would likely be in the local currency.

HEXION SPECIALTY CHEMICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(In millions, except share and per share data)	2006	2005	2004
Net sales	$5,205	$4,442	$2,019
Cost of sales	4,485	3,781	1,785

Gross profit	720	661	234

Selling, general & administrative expense	384	391	163
Transaction costs (See Note 2)	20	44	56
Integration costs (See Note 2)	57	13	—
Other operating (income) expense, net (See Note 3)	(27)	5	6

Operating income	286	208	9

Interest expense	242	203	117
Loss on extinguishment of debt (See Note 8)	121	17	—
Other non-operating expense, net	3	16	5

Loss from continuing operations before income tax, earnings from unconsolidated entities and minority interest	(80)	(28)	(113)
Income tax expense (See Note 15)	14	48	—

Loss from continuing operations before earnings from unconsolidated entities and minority interest	(94)	(76)	(113)
Earnings from unconsolidated entities, net of taxes	3	2	—
Minority interest in net (income) loss of consolidated subsidiaries	(4)	(3)	8

Loss from continuing operations	(95)	(77)	(105)
Loss from discontinued operations (See Note 4)	(14)	(10)	—

Net loss	(109)	(87)	(105)
Accretion of redeemable preferred stock (See Note 11)	33	30	—

Net loss available to common shareholders	(142)	(117)	(105)

Comprehensive loss	$(11)	$(172)	$(36)

Basic and Diluted Per Share Data
Loss from continuing operations	$(1.55)	$(1.30)	$(1.27)
Loss from discontinued operations	(0.17)	(0.11)	—

Net loss available to common shareholders	$(1.72)	$(1.41)	$(1.27)

Common stock dividends declared (See Note 13)	$6.12	$6.66	$—

Weighted average number of common shares outstanding during the period—basic and diluted	82,583,068	82,629,906	82,629,906

See Notes to Consolidated Financial Statements

HEXION SPECIALTY CHEMICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In millions)	December 31, 2006	December 31, 2005
ASSETS
Current Assets
Cash and equivalents (See Note 2)	$64	$183
Accounts receivable (less allowance for doubtful accounts of $21 and $19, respectively)	763	589
Inventories:
Finished and in-process goods	362	287
Raw materials and supplies	187	146
Other current assets	102	131
Assets of discontinued operations (See Note 4)	—	39

Total Current Assets	1,478	1,375

Other Assets	107	103

Property and Equipment
Land	96	62
Buildings	276	205
Machinery and equipment	2,009	1,779

	2,381	2,046
Less accumulated depreciation	(830)	(655)

	1,551	1,391
Goodwill (See Note 6)	193	164
Other Intangible Assets, net (See Note 6)	179	176

Total Assets	$3,508	$3,209

See Notes to Consolidated Financial Statements

HEXION SPECIALTY CHEMICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share data)	December 31, 2006	December 31, 2005
LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDER’S DEFICIT
Current Liabilities
Accounts and drafts payable	$616	$493
Debt payable within one year	66	38
Interest payable	58	45
Income taxes payable	108	91
Other current liabilities	263	216
Liabilities of discontinued operations (See Note 4)	—	25

Total Current Liabilities	1,111	908

Long-Term Liabilities
Long-term debt (See Note 8)	3,326	2,303
Long-term pension obligations (See Note 12)	197	200
Non-pension postemployment benefit obligations (See Note 12)	26	117
Deferred income taxes (See Note 15)	142	138
Other long-term liabilities	107	92

Total Liabilities	4,909	3,758

Minority interest in consolidated subsidiaries	13	11

Commitments and Contingencies (See Notes 9 and 10)

Redeemable Preferred Stock—$0.01 par value; liquidation preference $25 per share; 60,000,000 shares authorized, 14,781,959 issued and outstanding at December 31, 2005 (See Note 11)	—	364

Shareholder’s Deficit
Common stock - $0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at December 31, 2006; 300,000,000 shares authorized, 170,678,965 issued and 82,629,906 outstanding at December 31, 2005	1	1
Additional paid-in (deficit) capital	(17)	515
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive income (loss)	81	(70)
Accumulated deficit	(1,183)	(1,074)

Total Shareholder’s Deficit	(1,414)	(924)

Total Liabilities, Redeemable Preferred Stock and Shareholder’s Deficit	$3,508	$3,209

See Notes to Consolidated Financial Statements

HEXION SPECIALTY CHEMICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(In millions)	2006	2005	2004
Cash Flows provided by (used in) Operating Activities
Net loss	$(109)	$(87)	$(105)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	171	147	86
Loss on sale of discontinued operations	14	—	—
Gain on sale of businesses, net of taxes	(33)	(2)	(1)
Write-off of deferred IPO costs	15	—	—
Write-off of deferred financing fees	27	11	—
Minority interest in net income of consolidated subsidiaries	4	3	(8)
Stock based compensation expense	6	12	4
Deferred tax benefit	(18)	(3)	(3)
Amortization of deferred financing fees	9	9	5
Debt redemption interest adjustment	6	—	—
Impairments	12	8	2
Other non-cash adjustments	(3)	19	—
Net change in operating assets and liabilities (net of acquisitions):
Accounts receivable	(112)	8	(81)
Inventories	(56)	57	(53)
Accounts and drafts payable	86	(23)	133
Income taxes payable	15	58	—
Other assets, current and non-current	(3)	(53)	(20)
Other liabilities, current and long-term	(7)	12	9
Net cash used in operating activities of discontinued operations (See Note 4)	(3)	(5)	—

Net cash provided by (used in) operating activities	21	171	(32)

Cash Flows used in Investing Activities
Capital expenditures	(122)	(103)	(57)
Capitalized interest	(3)	—	—
Casualty loss insurance proceeds	2	—	—
Acquisition of businesses, net of cash acquired	(201)	(252)	(152)
Proceeds from the sale of businesses, net of cash sold	47	3	—
Cash combination of Borden Chemical	—	—	185
Proceeds from the sale of assets	—	—	4
Net cash used in investing activities of discontinued operations (See Note 4)	—	(2)	—

Net cash used in investing activities	(277)	(354)	(20)

Cash Flows provided by Financing Activities
Net short-term debt borrowings (repayments)	13	(4)	(6)
Borrowings of long-term debt	4,471	1,193	293
Repayments of long-term debt	(3,433)	(748)	(195)
Payment of dividends on common stock	(485)	(523)	—
Proceeds from issuance of preferred stock, net of issuance costs	—	334	—
Redemption of preferred stock	(397)	—	—
Long-term debt and credit facility financing fees	(38)	(22)	—
IPO related costs	(4)	(11)	—
Capital contribution related to Resolution Specialty transaction	—	—	60
Other	—	—	(4)
Net cash from financing activities of discontinued operations (See Note 4)	1	—	—

Net cash provided by financing activities	128	219	148

Effect of exchange rates on cash and equivalents	9	(5)	7
(Decrease) increase in cash and equivalents	(119)	31	103
Cash and equivalents at beginning of year	183	152	49

Cash and equivalents at end of year	$64	$183	$152

Supplemental Disclosures of Cash Flow Information
Cash paid:
Interest, net	$220	$192	$102
Debt redemption costs	94	—	—
Income taxes, net	16	8	3
Non-cash investing and financing activity:
Settlement of note receivable from parent	—	581	—
Unpaid common stock dividends declared	20	27	—
Redeemable preferred stock accretion	—	30	—
Issuance of Note in Resolution Specialty transaction	—	—	50

See Notes to Consolidated Financial Statements

HEXION SPECIALTY CHEMICALS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S DEFICIT AND COMPREHENSIVE INCOME

(In millions)	Common Stock	Paid-in Capital	Treasury Stock	Receivable from Parent	Accumulated Other Comprehensive (Loss) Income (a)	Accumulated Deficit	Total
Balance, December 31, 2003	$1	$143	$—	$—	$82	$(74)	$152

Net loss	—	—	—	—	—	(105)	(105)
Translation adjustments	—	—	—	—	67	—	67
Minimum pension liability adjustment, net of tax	—	—	—	—	2	—	2

Comprehensive loss	—	—	—	—	—	—	(36)

Acquisition of Resolution Specialty to Consolidated group	—	57	—	—	—	—	57
Acquisition of Borden Chemical to Consolidated group	—	1,252	(296)	(542)	(131)	(817)	(534)
Interest accrued on notes from parent of Borden Chemical	—	19	—	(19)	—	—	—
Compensation expense under deferred compensation plan	—	4	—	—	—	—	4
Deferred tax adjustments as a result of the Combination	—	48	—	—	—	—	48

Balance, December 31, 2004	$1	$1,523	$(296)	$(561)	$20	$(996)	$(309)

Net loss	—	—	—	—	—	(87)	(87)
Translation adjustments	—	—	—	—	(69)	—	(69)
Minimum pension liability adjustment, net of tax of $8	—	—	—	—	(16)	—	(16)

Comprehensive loss							(172)

Effect of the Hexion Formation	—	(581)	—	581	—	—	—
Purchase accounting related to acquisition of minority interest	—	121	—	—	(5)	11	127
Dividends declared ($6.66 per share)	—	(550)	—	—	—	—	(550)
Stock-based compensation expense	—	12	—	—	—	—	12
Redeemable preferred stock accretion	—	(30)	—	—	—	—	(30)
Interest accrued on notes from parent of Borden Chemical	—	20	—	(20)	—	—	—
Other	—	—	—	—	—	(2)	(2)

Balance, December 31, 2005	$1	$515	$(296)	$—	$(70)	$(1,074)	$(924)

Net loss	—	—	—	—	—	(109)	(109)
Translation adjustments, net of tax of $1	—	—	—	—	80	—	80
Deferred losses on cash flow hedges	—	—	—	—	(4)	—	(4)
Minimum pension liability adjustment, net of tax of $2	—	—	—	—	22	—	22

Comprehensive loss							(11)

Impact of adoption of new accounting standard for pension and postretirement obligations, net of tax of $0 (See Note 12)	—	—	—	—	53	—	53
Dividends declared ($6.12 per share)	—	(505)	—	—	—	—	(505)
Stock-based compensation expense	—	6	—	—	—	—	6
Redeemable preferred stock accretion	—	(33)	—	—	—	—	(33)

Balance, December 31, 2006	$1	$(17)	$(296)	$—	$81	$(1,183)	$(1,414)

(a)	Accumulated other comprehensive income at December 31, 2006 represents $103 of net foreign currency translation gains, net of tax, a $4 unrealized loss on derivative instruments, net of tax, and a $18 loss, net of tax, relating to net actuarial losses and prior service costs for the Company’s defined benefit pension and postretirement benefit plans (See Note 12). Accumulated other comprehensive loss at December 31, 2005 represents $23 of net foreign currency translation gains and a $93 net loss relating to the Company’s minimum pension liability adjustment.

See Notes to Consolidated Financial Statements

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements

(In millions, except share and per share data)

1. Background and Basis of Presentation

Hexion Specialty Chemicals, Inc. (“Hexion” or “the Company”) manufactures and markets thermosetting resins worldwide, including epoxy resins and intermediates, forest products resins, coating products, and phenolic specialty resins. At December 31, 2006, the Company had 104 production and manufacturing facilities, with 39 located in the United States.

Hexion was formed on May 31, 2005 from the combination of three Apollo Management, L.P. (“Apollo”) controlled companies (the “Hexion Formation”); Resolution Performance Products, LLC (“Resolution Performance”), Resolution Specialty Materials, Inc. (“Resolution Specialty”) and Borden Chemical, Inc. (“Borden Chemical”). At the Hexion Formation, Borden Chemical changed its name to Hexion Specialty Chemicals, Inc., and BHI Acquisition Corp. (“BHI Acquisition”), Borden Chemical’s parent, changed its name to Hexion LLC. Prior to the Hexion Formation, on April 29, 2005, a subsidiary of Borden Chemical acquired Bakelite Aktiengesellschaft (“Bakelite” or the “Bakelite Acquisition”).

On April 25, 2005, the Company filed a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) for a proposed initial public offering (“IPO”) of its common stock. On June 21, 2006, the Company announced that it was temporarily suspending its IPO due to adverse market conditions and issued a request to withdraw its registration statement with the SEC on October 12, 2006.

Basis of Presentation—Prior to the Hexion Formation, Resolution Performance, Resolution Specialty and Borden Chemical were considered entities under the common control of Apollo affiliates as defined in Emerging Issues Task Force (“EITF”) Issue No. 02-5, Definition of Common Control in Relation to FASB Statement of Financial Accounting Standards No. 141, Business Combinations. As a result of the Hexion Formation, the financial statements of these entities are being presented retroactively on a consolidated basis in a manner similar to a pooling of interests, and they include the results of operations of each business only from the date of acquisition by the Apollo affiliates.

The accompanying Hexion Consolidated Financial Statements include the following entities:

•	the former Resolution Performance and its majority-owned subsidiaries as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004;

•

the former Resolution Specialty and its majority-owned subsidiaries as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 and from August 2, 2004, the date of acquisition; and

•

the former Borden Chemical and its majority-owned subsidiaries (which includes Bakelite since April 29, 2005, the date of acquisition) as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 and from August 12, 2004, the date of acquisition.

Resolution Performance, Resolution Specialty and Bakelite have been accounted for by the purchase method. Borden Chemical elected not to apply push-down accounting because it was a public reporting registrant as a result of public debt that was outstanding before and after the acquisition by Apollo.

2. Summary of Significant Accounting Policies

Principles of Consolidation—The Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiaries, in which minority shareholders hold no substantive participating rights, after eliminating intercompany accounts and transactions. The Company’s share of the net earnings of 20% to 50%

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

owned companies, for which it has the ability to exercise significant influence over operating and financial policies (but not control), are included in income on the equity method of accounting. Investments in the other companies are carried at cost.

The Company has recorded a minority interest for the equity interests in consolidated subsidiaries that are not 100% owned. At December 31, 2004, the minority interest primarily reflected the equity interest in Resolution Performance and Resolution Specialty that was held by management and other third-parties. On May 31, 2005, the Resolution Performance and Resolution Specialty minority interests were purchased at the time of the Hexion Formation and were recorded as a step acquisition. At December 31, 2006 and 2005, the minority interest primarily reflects the minority owner’s interest of 40% and 35% at December 31, 2006 and 2005, respectively, in HA-International, LLC (“HAI”), a joint venture between the Company and Delta-HA, Inc.

The Company has a 50% ownership interest in two joint ventures that manufacture formaldehyde, resins and UV-curable coatings and adhesives in China. These joint ventures are accounted for using the equity method of accounting. As the Company does not have the ability to exercise significant influence over the operating and financial policies of these joint ventures, they have not been consolidated and the Company’s share of net earnings are presented as Earnings from unconsolidated entities on the Consolidated Statements of Operations.

Foreign Currency Translations—Assets and liabilities of foreign affiliates are translated at the exchange rates in effect at the balance sheet date, and income and expenses are translated at average exchange rates during the year. The effect of translation is accounted for as an adjustment to Shareholder’s deficit and is included in Accumulated other comprehensive income (loss). Transaction gains and losses are included as a component of net income.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. The most significant estimates that are included in the financial statements are environmental remediation, legal liabilities, deferred tax assets and liabilities and related valuation allowances, income tax accruals, pension and postretirement assets and liabilities, valuation allowances for accounts receivable and inventories, general insurance liabilities, asset impairments, and fair values of assets acquired and liabilities assumed in business acquisitions. Actual results could differ from these estimates.

Cash and Equivalents—The Company considers all highly liquid investments that are purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2006 and 2005, the Company had interest-bearing time deposits and other cash equivalent investments of $7 and $29, respectively. They are included on the Consolidated Balance Sheets as a component of Cash and equivalents.

Allowance for Doubtful Accounts—The allowance for doubtful accounts is estimated using factors such as customer credit ratings and past collection history. Receivables are charged against the allowance for doubtful accounts when it is probable that the receivable will not be recovered.

Inventories—Inventories are stated at lower of cost or market using the first-in, first-out method. Costs include direct material, direct labor and applicable manufacturing overheads. Abnormal manufacturing costs are recognized as period costs and fixed manufacturing overheads are allocated based on normal production capacity. An allowance is provided for excess and obsolete inventories based on management’s review of inventories

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

on-hand compared to the estimated future usage and sales. Inventories on the Consolidated Balance Sheets are presented net of an allowance for excess and obsolete of $13 and $15 at December 31, 2006 and 2005, respectively.

Deferred Expenses—Deferred financing costs are presented as a component of Other assets on the Consolidated Balance Sheets and are amortized over the life of the related debt or credit facility using the straight-line method because no installment payments are required. Upon extinguishment of any of the debt, the related debt issuance costs are written off. At December 31, 2006 and 2005, the Company’s unamortized deferred financing costs were $48 and $54, respectively. See Note 8.

Property and Equipment—Land, buildings and machinery and equipment are stated at cost less accumulated depreciation. Depreciation is recorded on the straight-line basis over the estimated useful lives of properties (the average estimated useful lives for buildings is 20 years and for machinery and equipment 15 years). Assets under capital leases are amortized over the lesser of their useful lives or the lease term. Major renewals and betterments are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When property and equipment is retired or disposed of, the asset and related depreciation are removed from the accounts and any gain or loss is reflected in income. Depreciation expense was $157, $135 and $81 for the years ended December 31, 2006, 2005 and 2004, respectively. The Company capitalizes interest costs that are incurred during the construction of property and equipment.

Goodwill and Intangibles—The excess of purchase price over net tangible and identifiable intangible assets of businesses acquired is carried as Goodwill on the Consolidated Balance Sheets. The Company does not amortize goodwill or indefinite-lived intangible assets. Separately identifiable intangible assets that are used in the operations of the business (e.g., patents and technology, customer lists and contracts) are recorded at cost and reported as Other intangible assets on the Consolidated Balance Sheets. Intangible assets with determinable lives are amortized on a straight-line basis over the shorter of the legal or useful life of the assets, which range from 1 to 30 years. See Note 6.

Impairment—The Company reviews property and equipment and all amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability is based on estimated undiscounted cash flows. Measurement of the impairment loss, if any, is based on the difference between the carrying value and fair value. During the years ended December 31, 2006, 2005 and 2004, impairments of $12, $8 and $2 were included in Other non-operating expense, net on the Consolidated Statements of Operations.

The Company tests goodwill for impairment annually, or when events or changes in circumstances indicate an impairment may exist, by comparing the fair value of each reporting unit to its carrying value to determine if there is an indication that a potential impairment may exist. The Company employs a comparable analysis technique commonly used in the investment banking and private equity industries to estimate the values of its reporting units based on the EBITDA (earnings before interest, income taxes, depreciation and amortization) multiple technique. Under this technique, estimated values are the result of an EBITDA multiple derived from this process applied to an appropriate historical EBITDA amount. Measurement of the impairment loss, if any, is based upon the difference between the carrying value and fair value of the related reporting unit. At December 31, 2006 and 2005, the fair value of each reporting unit exceeded the carrying amount of assets (including goodwill) and liabilities assigned to the units.

General Insurance—The Company is generally insured for losses and liabilities for workers’ compensation, physical damage to property, business interruption and comprehensive general, product and vehicle liability under high-deductible insurance policies.

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

Legal Claims and Costs—The Company accrues for legal claims and costs in the period in which a claim is made or an event becomes known, if the amounts are probable and reasonably estimable. Each claim is assigned a range of potential liability, and the most likely amount is accrued. The amount accrued includes all costs associated with the claim, including settlements, assessments, judgments, fines and legal fees. See Note 10.

Environmental Matters—Accruals for environmental matters are recorded following the guidelines of Statement of Position 96-1, Environmental Remediation Liabilities, when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Environmental accruals are reviewed on a quarterly basis and as events and developments warrant. See Note 10.

Asset Retirement Obligations—Asset retirement obligations are initially recorded at their estimated net present values in the period in which the obligation occurs, with a corresponding increase to the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. When the liability is settled, a gain or loss is recognized for any difference between the settlement amount and the liability that was recorded.

Revenue Recognition—Revenue for product sales, net of estimated allowances and returns, is recognized as risk and title to the product transfer to the customer, which either occurs at the time shipment is made or upon delivery. In situations where product is delivered by pipeline, risk and title transfers when the product moves across an agreed-upon transfer point, which is typically the customers’ property line. Product sales delivered by pipeline are measured based on daily flow meter readings. The Company’s standard terms of delivery are included in its contracts of sale and on its invoices.

Shipping and Handling—Freight costs that are billed to customers are included in Net sales. Shipping costs are incurred to move the Company’s products from production and storage facilities to the customer. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper and generally include costs to store, move and prepare the products for shipment. Shipping and handling costs are recorded in Cost of sales in the Consolidated Statements of Operations.

Research and Development Costs—Funds are committed to research and development activities for technical improvement of products and processes that are expected to contribute to future earnings. All costs associated with research and development are charged to expense as incurred. Research and development and technical service expense was $69, $61 and $30 for the years ended December 31, 2006, 2005 and 2004, respectively and is included in Selling, general & administrative expense in the Consolidated Statements of Operations.

Transaction Costs—The Company incurred Transaction costs totaling $20, $44 and $56 for the years ended December 31, 2006, 2005 and 2004, respectively. For the year ended December 31, 2006, these costs represent the write-off of previously deferred accounting, legal, and printing costs associated with the Company’s proposed IPO, of $15, and costs associated with terminated acquisition activities. For the year ended December 31, 2005, these costs represent accounting, consulting, legal and contract termination fees associated with the Hexion Formation. For the year ended December 31, 2004, these costs represent charges for accounting and legal fees, fees paid to Apollo, payments for cancellation of restricted stock and management bonuses pertaining to the acquisitions of Resolution Specialty and Borden Chemical.

Integration Costs—The Company incurred Integration costs totaling $57 and $13 for the years ended December 31, 2006 and 2005, respectively, primarily for redundancy and plant rationalization costs and incremental administrative costs from integration programs that resulted from the Hexion Formation and recent

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

acquisitions. For the year ended December 31, 2006, $20 of these costs related to the implementation of a single, company-wide, management information and accounting system.

Income Taxes—The Company provides for income taxes in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 109, Accounting for Income Taxes. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of the assets and liabilities.

Deferred tax balances are adjusted to reflect tax rates, based on current tax laws, which will be in effect in the years in which temporary differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. See Note 15.

Derivative Financial Instruments—The Company is a party to forward exchange contracts, interest rate swaps, cross-currency swaps and natural gas futures to reduce its cash flow exposure to changes in foreign exchange rates, interest rates and natural gas prices. The Company does not hold or issue derivative financial instruments for trading purposes. All derivative financial instruments, whether designated in hedging relationships or not, are recorded on the Consolidated Balance Sheets at fair value. If a derivative financial instrument is designated as a fair-value hedge, the changes in the fair value of the derivative financial instrument and the hedged item are recognized in earnings. If the derivative financial instrument is designated as a cash-flow hedge, changes in the fair value of the derivative financial instrument are recorded in Accumulated other comprehensive income (loss) in the Consolidated Balance Sheets, to the extent effective, and are recognized in the income statement when the hedged item impacts earnings. The cash flows from derivative financial instruments accounted for as hedges are classified in the same category as the item being hedged in the Consolidated Statements of Cash Flows. The Company documents effectiveness assessments in order to use hedge accounting at each reporting period. See Note 7.

Earnings Per Share—At the date of the Hexion Formation, the Company had 82,629,906 common shares outstanding (See Note 13). To calculate net loss per share, 82,629,906 was used as the number of weighted average shares outstanding for the years ended December 31, 2005 and 2004 because no new shares were issued from the merger of Resolution Performance, Resolution Specialty and Borden Chemical. This presentation reflects the post-merger capital structure of the Company for all periods on a consistent basis. For the year ended December 31, 2006, the number of weighted average shares was 82,583,068, which reflects the cancellation of 73,059 shares that were contributed by the Company’s parent in May 2006. The Company did not have any potentially dilutive instruments outstanding for any periods.

The Company’s earnings per share is calculated as follows for the years ended December 31:

	2006	2005	2004
Loss from continuing operations	$(95)	$(77)	$(105)
Deduct: Redeemable preferred stock accretion	(33)	(30)	—

Loss from continuing operations available to common shareholders	$(128)	$(107)	$(105)

Per share - Loss from continuing operations available to common shareholders	$(1.55)	$(1.30)	$(1.27)

Average number of common shares outstanding during the period - basic and diluted	82,583,068	82,629,906	82,629,906

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

Stock-Based Compensation—Effective January 1, 2005, the Company elected to adopt SFAS No. 123(R) (revised 2004), Share-Based Payment. Under the provisions of SFAS No. 123(R), stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the requisite service period. As the Company was considered a nonpublic entity at the date of adoption that accounted for stock-based awards under APB No. 25, Accounting for Stock Issued to Employees, and applied the minimum value method for pro forma disclosures under SFAS No. 123, Accounting for Stock-Based Compensation, the Company was required to apply the prospective transition method. As such, the Company applies this statement to any new awards and to any awards that have been modified, repurchased or cancelled since January 1, 2005. As of December 31, 2006, all outstanding awards are accounted for under SFAS No. 123(R). See Note 14.

Following is the required reconciliation of reported and pro forma net loss and loss per share under SFAS 148 for the year ended December 31, 2004:

Net loss, as reported	$(105)

Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	8
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effect	(6)

Pro forma net loss	$(103)

Average number of common shares outstanding—basic and diluted	82,629,906
Per share, as reported (basic and diluted)	$(1.27)
Per share, pro forma (basic and diluted)	$(1.25)

To determine pro forma compensation cost for the plans for the year ended December 31, 2004 in accordance with SFAS No. 123(R), the fair value of each option grant was estimated at the date of the grant using the minimum value method and the Black-Scholes options pricing model with the following assumptions for each of the Company’s respective plans:

	Resolution Performance	Resolution Specialty	Borden Chemical
Risk-free weighted average interest rate	4.50%	3.90%	3.54%
Dividend rate	0%	0%	0%
Expected life	7.0 years	6.3 years	5.0 years
Estimated fair value of option grants (a)	$—	$0.77	$1.01

Concentrations of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk are primarily temporary cash investments and accounts receivable. The Company places its temporary cash investments with high quality institutions and, by policy, limits the amount of credit exposure to any one institution. Concentrations of credit risk for accounts receivable are limited due to the large number of customers in the Company’s customer base and their dispersion across many different industries and geographies. The Company generally does not require collateral or other security to support customer receivables.

Concentrations of Supplier Risk—The Company relies on long-term agreements with key suppliers for most of its raw materials. The loss of a key source of supply or a delay in shipments could have an adverse effect

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

on its business. Should any of the suppliers fail to deliver or should any of the key long-term supply contracts be cancelled, the Company would be forced to purchase raw materials at current market prices. One supplier provides over 10% of certain raw material purchases. In addition, several of the feedstocks at various facilities are transported through a pipeline from one supplier.

Reclassifications—Certain prior period balances have been reclassified to conform with current presentations.

Recently Issued Accounting Standards

In June 2006, FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 was issued. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company will adopt FIN 48 as of January 1, 2007. The interpretation requires the cumulative effect of applying FIN 48 to be reflected as an adjustment to the opening balance of retained earnings. The Company is currently evaluating the impact of FIN 48 on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement establishes a standard definition of fair value, establishes a framework under generally accepted accounting principles to measure fair value and expands disclosure requirements for fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of the statement on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R). SFAS 158 requires employers to recognize the funded status of each single employer defined benefit pension and postretirement plan and of postemployment benefits as an asset, in the case of overfunded plans, or a liability for unfunded or underfunded plans, in the balance sheet. Upon the adoption of SFAS 158, accumulated previously unrecognized actuarial gains and losses and prior service costs and credits are reported as a component of Accumulated other comprehensive income (loss) in Shareholders’ deficit, net of their related income tax effect. Amortization of these amounts are included in the income statement, and other incremental changes in these amounts not recognized in the income statement in the year in which they arise, are recognized as changes in Accumulated other comprehensive income (loss) as they occur. The Statement requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. The requirement to recognize the funded status of defined benefit pension and postretirement plans is effective for fiscal years ending after December 15, 2006 for companies with publicly traded stock, and June 15, 2007 for all other companies. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for the fiscal years ending after December 15, 2008. The Company elected to adopt this standard at December 31, 2006. See Note 12 for details of the impact of adoption on the Consolidated Balance Sheets.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 was issued to provide interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 is effective for fiscal years ending on or after November 15, 2006, with earlier adoption encouraged. The adoption of this standard had no impact on the Company.

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

3. Acquisitions and Divestitures

Acquisitions

The Company accounts for acquisitions using the purchase method of accounting. As required under this method, results of operations of the acquired entities have been included from the date of acquisition, and any excess of purchase price over the sum of amounts assigned to identified assets and liabilities has been recorded as goodwill. Fair values are based upon preliminary appraisals, internal studies and analyses and are subject to final adjustments.

On January 31, 2006, the Company completed the purchase of the decorative coatings and adhesives business unit of The Rhodia Group (the “Coatings Acquisition”). The business had 2005 sales of approximately $200 and has eight manufacturing facilities in Europe and Asia Pacific. On June 1, 2006, the Company acquired the ink and adhesive resins business of Akzo Nobel (the “Inks Acquisition”). The business had 2005 sales of approximately $215 and has ten manufacturing facilities in Europe, Asia Pacific, North America and South America. The aggregate purchase price, net of cash acquired, for the acquisitions in 2006, including related direct costs, was $201. The pro forma effects of the acquisitions were not material. On October 20, 2006, an application was filed by certain of Hexion’s customers with the Court of First Instance to annul the European Commission’s decision permitting the Inks Acquisition. The Commission has asked the Company to intervene and support the defense of the Commission’s decision to permit the acquisition. The Company is currently evaluating the potential impact of this matter.

On February 1, 2007, the Company acquired the adhesives and resins business of Orica Limited in Australia and New Zealand to increase the Company’s formaldehyde-based resins capacity in the Asia-Pacific region. The business had 2006 sales of approximately $85 and has three manufacturing facilities. The purchase price, not including transaction fees and expenses, was approximately $60. The purchase price is subject to certain post-closing adjustments based on the amount of working capital as of the closing date. This acquisition and the related transaction fees and expenses were financed through borrowings by the Company’s Australian subsidiary.

Divestitures

On March 31, 2006, the Company sold Alba Adesivos Industria e Comercio Ltda. (“Alba Adesivos”), a consumer adhesives company based in Boituva, Brazil (the “Brazilian Consumer Divestiture”). Alba Adesivos is a producer of branded consumer and professional grade adhesives. The company had 2005 sales of $38 and approximately 140 employees. Due to the Company’s significant continuing involvement in the operations of Alba Adesivos as a result of a tolling agreement, the sale does not qualify for presentation as a discontinued operation. On March 31, 2006, the Company also completed the sale of its remaining 10% interest in Japan Epoxy Resin Co., Ltd., to its joint venture partner. The joint venture interest was accounted for using the cost method. On June 1, 2006, the Company completed the sale of an additional 5% interest in HAI. At December 31, 2006, the Company’s remaining ownership in HAI is 60%. The Company recognized gains totaling $39 ($33 on an after tax basis) related to these divestitures that are included in Other operating income, net for the year ended December 31, 2006.

4. Discontinued Operations

On August 1, 2006, the Company sold its Taro Plast S.p.A. business (“Taro Plast”). Taro Plast was acquired in the Bakelite Acquisition and was formerly reported in the Epoxy and Phenolic Resins segment. Accordingly, Taro Plast has been reported as a discontinued operation for all periods presented. The aggregate carrying value

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

of the discontinued business was $14 at December 31, 2005. Taro Plast has been classified separately in the Consolidated Financial Statements at and for the year December 31, 2005 as discontinued operations. The major classes of assets and liabilities of discontinued operations included in the Consolidated Balance Sheet at December 31, 2005 follow:

Assets:
Accounts receivable (less allowance for doubtful accounts)	$16
Inventories	12
Other current assets	1
Property and equipment, net	5
Goodwill and Other intangible assets, net	5

Total assets of discontinued operations	$39

Liabilities:
Accounts and drafts payable	$9
Debt payable within one year	13
Other current liabilities	1
Other long-term liabilities	2

Total liabilities of discontinued operations	$25

Net sales and loss from discontinued operations in the Consolidated Statements of Operations for the years ended December 31 related to the Taro Plast sale follow:

	2006	2005
Net sales	$28	$28
Loss from discontinued operations	(14)	(1)

Loss from discontinued operations for the year ended December 31, 2006 includes an impairment charge of $13 for the amount by which the carrying amount of the net assets of Taro Plast exceeded the selling price. As the Company is party to a participation exemption, there was no tax benefit on the capital loss for the year ended December 31, 2006.

In 1998, pursuant to a merger and recapitalization transaction sponsored by The Blackstone Group (“Blackstone”) and financing arranged by The Chase Manhattan Bank, Borden Decorative Products Holdings, Inc. (“BDPH”), a wholly owned subsidiary of the Company, was acquired by Blackstone, which subsequently merged with Imperial Wallcoverings to create Imperial Home Décor Group (“IHDG”). The Company received $309 in cash and 11% of IHDG common stock for its interest in BDPH. On January 5, 2000, IHDG filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. IHDG emerged from bankruptcy in April 2001. The IHDG Litigation Trust (the “Trust”) was created pursuant to the plan of reorganization in the IHDG bankruptcy to pursue preference and other avoidance claims on behalf of the unsecured creditors of IHDG. In November 2001, the Trust filed a lawsuit against the Company and certain of its affiliates seeking to have the IHDG transaction voided as a fraudulent conveyance and asking for a judgment against the Company for $314 plus interest, costs and attorney fees. On June 8, 2005, the Company reached an agreement with the parties to settle and release all claims against the Company for $15. This amount was subsequently paid by the Company in July 2005. As the settlement directly related to a divested business that was accounted for as a discontinued operation in 1997, the Company included the settlement cost in Loss from discontinued operations in its Consolidated Statement of Operations for the year ended December 31, 2005.

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

In 1996 and 1997, the Company sold its Dairy and Foods businesses. Both disposals were accounted for as discontinued operations in those years. In 2005, the Company received a $6 settlement from a class action suit related to raw material purchases by the divested businesses between July 21, 1991 and June 30, 1995. Because the settlement was related to the previously divested businesses, the Company included the settlement proceeds in Loss from discontinued operations in its Consolidated Statement of Operations for the year ended December 31, 2005.

Losses from discontinued operations are recorded in the Consolidated Statements of Operations net of tax; however, because the Company has a full valuation allowance on its domestic deferred tax assets and is unable to realize an income tax benefit from these losses, the corresponding benefit has been offset by a full valuation allowance.

5. Related Party Transactions

Administrative Service, Management and Consulting Arrangements

In connection with their respective acquisitions by Apollo, Resolution Performance, Resolution Specialty and Borden Chemical entered into certain management, consulting and transaction fee agreements with Apollo and its affiliates to provide certain structuring and advisory services. These agreements allowed Apollo and its affiliates to provide certain advisory services to the companies for terms up to ten years. These companies also agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services contemplated under these agreements. In addition, upon the closing of the Resolution Specialty and Borden Chemical transactions in the third quarter of 2004, the Company paid $12 for transaction and advisory services, and reimbursed expenses of $1. Prior to the Hexion Formation, on May 31, 2005, Resolution Performance and Resolution Specialty terminated their agreements with Apollo, thereby releasing any and all obligations and liabilities by all parties under the respective agreements. In consideration of the terminations, Resolution Performance and Resolution Specialty paid Apollo $4 and $7, respectively. These amounts are included in Transaction costs in the Company’s Consolidated Statements of Operations for the year ended December 31, 2005.

At the time of the Hexion Formation, the Company entered into a seven-year, amended and restated version of the former Borden Chemical management consulting agreement with Apollo (the “Amended Management Consulting Agreement”). The terms of the Amended Management Consulting Agreement currently provide for annual fees of approximately $3 and for a lump-sum settlement equal to the net present value of the remaining annual management fees payable under the remaining term of the agreement in connection with a sale of the Company or an IPO.

Under the agreements in effect during the years ended December 31, 2006, 2005 and 2004, the Company paid fees of $3, $4 and $2, respectively. The 2003 management fee of less than $1 was paid in 2005. These amounts are included in Other operating expense in the Company’s Consolidated Statements of Operations.

In connection with the Bakelite Transaction, in exchange for deal structuring and negotiating provided by Apollo, the Company made payments to Apollo in the amount of $4. These amounts were direct costs of the acquisition and were capitalized as part of the purchase.

Other Transactions and Arrangements

The Company sells finished goods to a former unconsolidated joint venture of the Company and certain Apollo affiliates. These sales totaled $9, $25 and $11 for the years ended December 31, 2006, 2005 and 2004,

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

respectively. Accounts receivable from these affiliates were $1 and $2 at December 31, 2006 and 2005, respectively. The Company also purchases raw materials and services from certain Apollo affiliates. These purchases totaled $10, $12 and $12 for the years ended December 31, 2006, 2005 and 2004. The Company had accounts payable to Apollo affiliates of less than $1 at December 31, 2006 and 2005 related to these purchases.

When Borden Chemical was acquired in 2004, Borden Chemical paid transaction-related costs of $9 on behalf of BHI Investment LLC, $22 on behalf of BW Holdings, LLC and shared deal incentive costs of $14. These amounts are included in Transaction costs in the Company’s Consolidated Statement of Operations for the year ended December 31, 2004.

During 2006, the Company assumed the non-qualified pension liabilities of Borden Capital Inc., an affiliate, for a payment of $2, which approximated the book value of the liabilities.

6. Goodwill and Intangible Assets

The changes in the carrying amount of goodwill by segment for the years ended December 31, 2006 and 2005 are as follows:

	Epoxy and Phenolic Resins	Formaldehyde and Forest Products	Performance Products	Coatings and Inks	Total
Goodwill balance at December 31, 2004	$11	$23	$17	$—	$51
Acquisitions	96	20	—	7	123
Discontinued operations	(5)	—	—	—	(5)
Foreign currency translation	(4)	—	(1)	—	(5)

Goodwill balance at December 31, 2005	$98	$43	$16	$7	$164
Acquisitions	—	9	—	11	20
Purchase accounting adjustments	2	—	—	—	2
Foreign currency translation	5	1	1	—	7

Goodwill balance at December 31, 2006	$105	$53	$17	$18	$193

The Company’s intangible assets with identifiable useful lives consist of the following as of December 31:

	2006			2005
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Intangible assets:
Patents and technology	$118	$33	$85	$114	$28	$86
Customer lists and contracts	77	18	59	60	14	46
Other	21	1	20	32	3	29

	$216	$52	$164	$206	$45	$161

The Company has $15 of tradenames at December 31, 2006 and 2005 with indefinite lives. The impact of foreign currency translation is included in accumulated amortization.

Total intangible amortization expense for the years ended December 31, 2006, 2005 and 2004 was $14, $12 and $5, respectively.

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

Estimated annual intangible amortization expense for 2007 through 2011 is as follows:

2007	$15
2008	14
2009	12
2010	12
2011	12

7. Financial Instruments

The following tables present the carrying or notional amounts and fair values of the Company’s financial instruments at December 31, 2006 and 2005. The fair value of a financial instrument is the estimated amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair values of debt are determined from quoted market prices, where available, based on other similar financial instruments, or based upon interest rates that are currently available to the Company for the issuance of debt with similar terms and maturities.

The following table includes the carrying amount and fair value of the Company’s non-derivative financial instruments as of December 31:

	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Debt	$3,392	$3,354	$2,341	$2,306

The carrying amounts of cash and equivalents, accounts receivable, accounts payable and other accruals are considered reasonable estimates of their fair values because of the short-term maturity of these financial instruments.

The following table summarizes the Company’s derivative financial instruments as of December 31:

	2006				2005
	Average Days To Maturity	Average Contract Rate	Notional Amount	Fair Value Asset (Liability)	Average Days to Maturity	Average Contract Rate	Notional Amount	Fair Value Asset (Liability)
Currency to Sell for Euros
U.S. dollars (1)	59	1.3228	27	—	27	1.1890	45	—
U.S. dollars (1)	639	1.2038	286	(29)	990	1.2038	289	5
British pound (1)	—	—	—	—	90	0.6987	41	(1)
U.S. dollars (1)	—	—	—	—	60	1.2122	3	—
U.S. dollars (2)	—	—	—	—	122	1.2031	24	—
Interest Rate Swap
Interest swap	913	—	1,000	(5)	—	—	—	—
Commodity Future Contracts
Natural gas futures	—	—	5	—	—	—	3	1

(1)	Forward contracts
(2)	Deal contingent forward contract (for a pending acquisition)

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

At December 31, 2006, the Company had derivative losses of $34 that were classified as Other current liabilities. At December 31, 2005, the Company had derivative losses of $1 that were classified as Other current liabilities and derivative gains of $5 that were classified as Other current assets. Gains and losses are recognized on a quarterly basis in the Consolidated Statements of Operations. The Company does not hold or issue derivative financial instruments for trading purposes.

Foreign Exchange and Interest Rate Swaps

International operations account for a significant portion of the Company’s revenue and operating income. The Company’s policy is to reduce foreign currency cash flow exposure from exchange rate fluctuations by hedging anticipated and firmly committed transactions when it is economically feasible. The Company periodically enters into forward contracts to buy and sell foreign currencies to reduce foreign exchange exposure and protect the U.S. dollar value of certain transactions to the extent of the amount under contract. These contracts are designed to minimize the impact from foreign currency exchange on operating income and on certain balance sheet items. The counter-parties to our forward contracts and interest rate swap agreements are financial institutions with investment grade ratings. The Company does not apply hedge accounting to these derivative instruments.

The Company periodically uses interest rate swaps to alter interest rate exposures between fixed and floating rates on certain long-term debt. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated using an agreed-upon notional principal amount.

On May 10, 2006, the Company entered into interest rate swap agreements with two counterparties. The swaps are three-year agreements designed to offset cash flow variability associated with interest rate fluctuations on the Company’s variable rate debt. The initial aggregate notional amount of the swaps is $1,000, which is amortized on a quarterly basis based on expected payments on the Company’s term loan to effectively maintain a fixed to variable debt ratio of approximately 65% fixed to 35% variable. As a result of the interest rate swaps, the Company pays a fixed rate equal to approximately 7.9% per year and receives a variable rate based on the terms of the underlying debt. The Company accounts for the swaps as qualifying cash flow hedges in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138 and SFAS No. 149. Any hedge ineffectiveness is included in Interest expense, net on the Consolidated Statements of Operations.

As a result of the debt refinancing in November 2006, the Company entered into an additional interest rate swap in January 2007, with an initial notional amount of $300 which, combined with the swaps entered into in May 2006, will effectively maintain a fixed interest rate on between 60% and 70% of the Company’s total debt. This swap becomes effective in 2008.

Effective October 11, 2005, the Company entered into a $289 cross-currency and interest rate swap agreement structured for a non-U.S. subsidiary’s $290 U.S. dollar denominated floating rate term loan. The initial notional amount of $289 amortized quarterly based on the terms of the loan. The swap is a three-year agreement designed to offset balance sheet and interest rate exposures and cash flow variability associated with the exchange rate fluctuations on the term loan. The euro to U.S. dollar exchange rate under the swap agreement is 1.2038. The Company pays a variable rate equal to Euribor plus 271 basis points. The Company receives a variable rate equal to the U.S. dollar LIBOR plus 250 basis points. The amount the Company receives under this agreement is approximately equal to the non-U.S. subsidiary’s interest rate on its $290 term loan. The net impact

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

of this interest rate swap was a decrease in the Company’s interest expense of $4 and $1 for the years ended December 31, 2006 and 2005, respectively. The Company paid a weighted average interest rate of 5.91% and 4.89% and received a weighted average interest rate of 7.35% and 6.61% in 2006 and 2005, respectively.

Deal Contingent Forwards

On December 6, 2005, the Company entered into a foreign currency forward position of $24 to purchase euros with U.S. dollars at a rate of 1.2031. The contract was contingent on the close of the Inks Acquisition. As a result of the Inks Acquisition on June 1, 2006, the Company settled the forward contract and recognized a gain of $1. The purpose of the hedge was to mitigate the risk of foreign currency exposure related to the pending transaction. The Company did not apply hedge accounting to this forward contract.

Commodity Future Contracts

The Company is exposed to price fluctuations associated with raw materials purchases, most significantly with methanol, phenol, urea, acetone, propylene and chlorine. For these commodity raw materials, the Company has purchase contracts in place that contain periodic price adjustment provisions. The Company also adds selling price provisions to certain customer contracts that are indexed to publicly available indices for the associated commodity raw materials. The Board of Directors approves all commodity futures and commodity commitments based on delegation of authority documents.

The Company hedges a portion of its natural gas purchases for certain North American plants. The Company used futures contracts to hedge 76% and 66% of its 2006 and 2005 natural gas usage at these plants, respectively. The contracts are settled for cash each month based on the closing market price on the last day the contract trades on the New York Mercantile Exchange. Commitments settled under these contracts totaled $8 and $5 in 2006 and 2005, respectively. The Company does not apply hedge accounting to these future contracts. The Company recorded a net loss of $1 in 2006 and a gain of $2 in 2005 for these commitments, which are recognized each month as the gas is used. Remaining obligations are marked to market on a quarterly basis. The Company had future commitments under these contracts of $5 and $3 at December 31, 2006 and 2005, respectively, and recorded an unrealized loss of less than $1 at December 31, 2006 related to future commitments.

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

8. Debt and Lease Obligations

Debt outstanding at December 31 is as follows:

	2006		2005
	Long-Term	Due Within One Year	Long-Term	Due Within One Year
Revolving Credit Facilities due 2011 at 9.3% at December 31, 2006	$23	$—	$—	$—
Senior Secured Notes:
Floating rate second-priority senior secured notes due 2014 at 9.9% at December 31, 2006	200	—	—	—
9.75% Second-priority senior secured notes due 2014	625	—	—	—
8% Senior secured notes due 2009 (includes $1 of unamortized debt premium at December 31, 2005) (a)	—	—	141	—
9.5% Senior second secured notes due 2010 (includes $2 of unamortized debt premium at December 31, 2005) (a)	—	—	202	—
9% Second-priority senior secured notes due 2014	—	—	325	—
Floating rate second-priority senior secured notes due 2010 at 9.8% at December 31, 2005 (includes $2 of unamortized debt discount at December 31, 2005)	—	—	298	—
Credit Agreements:
Floating rate term loans due 2012 at 6.2% at December 31, 2005	—	—	493	5
Floating rate term loans due 2013 at 7.9% at December 31, 2006	1,975	20	—	—
Debentures:
9.2% debentures due 2021	115	—	115	—
7.875% debentures 2023	247	—	247	—
8.375% sinking fund debentures due 2016	78	—	78	—
13.5% Senior subordinated notes due 2010 (includes $8 of unamortized debt premium at December 31, 2005) (a)	—	—	336	—
Other Borrowings:
Industrial Revenue Bonds due 2009 at 10%	34	—	34	—
Capital Leases	11	—	11	1
Other at 6.2% and 5.6% at December 31, 2006 and 2005, respectively	18	46	23	32

Total debt	$3,326	$66	$2,303	$38

(a)	December 31, 2005 balance includes purchase accounting adjustments as a result of the acquisition of minority interests. These adjustments have been reflected as unamortized debt premiums.

Senior Secured Credit Facilities and Senior Secured Notes

In May 2006, the Company amended and restated its senior secured credit facilities. The seven-year $1,625 term loan facility, seven-year $50 synthetic letter of credit facility (“LOC”), and five-year $225 revolving credit facility (collectively, the “May 2006 Senior Secured Credit Facilities”), are each subject to an earlier maturity

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

date, on any date that more than $200 in the aggregate principal amount of certain of the Company’s debt will mature within 91 days of that date. Repayment of 1% total per year of the term loan and LOCs must be made (in the case of the term loan facility, quarterly, and in the case of the LOC, annually) with the balance payable at the final maturity date. Further, the Company may be required to make additional repayments on the term loan, upon specific events, or, beginning in 2008, if excess cash flow is generated.

In November 2006, the Company amended and restated the May 2006 Senior Secured Credit Facilities. The amended and restated credit facilities provide for a seven-year $2,000 term loan facility and a seven-year $50 synthetic letter of credit facility, with the term of these facilities beginning May 2006, and continued access to the five-year $225 revolving credit facility (collectively, the “New Senior Secured Credit Facilities”).

The interest rates for term loans to the Company under the New Senior Secured Credit Facilities are based on, at the Company’s option, (a) adjusted LIBOR plus 2.50% or (b) the higher of (i) JPMorgan Chase Bank, N.A.’s (JPMCB) prime rate or (ii) the Federal Funds Rate plus 0.50%, in each case plus 1.00%. Term loans to the Company’s Netherlands subsidiary are at the Company’s option, (a) EURO LIBOR plus 2.50% or (b) the rate quoted by JPMCB as its base rate for those loans plus 1.00%. The weighted average interest rate on the term loans in effect at December 31, 2006 was approximately 7.9%.

The New Senior Secured Credit Facilities have commitment fees (other than with respect to the LOC) equal to 0.50% per year of the unused line plus a fronting fee of 0.25% of the aggregate face amount of outstanding letters of credit. The LOC has a commitment fee of 0.10% per year. Available borrowings under the New Senior Secured Credit Facilities was $189 at December 31, 2006.

Certain Company subsidiaries guarantee obligations under the New Senior Secured Credit Facilities. The New Senior Secured Credit Facilities are secured by the assets of the Company and the subsidiary guarantors, subject to certain exceptions.

The credit agreement contains, among other provisions, restrictive covenants regarding indebtedness, payments and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and the maintenance of certain financial ratios. Payment of borrowings under the New Senior Secured Credit Facilities may be accelerated if there is an event of default. Events of default include the failure to pay principal and interest when due, a material breach of representation or warranty, covenant defaults, events of bankruptcy and a change of control.

At December 31, 2006 and 2005, the Company was in compliance with all of the financial covenants and restrictions that were contained in the indentures that govern its notes and credit facilities.

When the Company entered into the May 2006 Senior Secured Credit Facilities, it repaid all of the amounts that were outstanding under its May 2005 term loan and synthetic letter of credit facilities. In addition, the Company repurchased or redeemed all of its outstanding 8% Senior secured notes, 9.5% Senior Second secured notes, 13.5% Senior subordinated notes and Redeemable Preferred Stock (See Note 11).

In addition to entering into the New Senior Secured Credit Facilities, in November 2006, through the Company’s wholly owned finance subsidiaries, Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC, the Company sold $200 of Floating rate second-priority senior secured notes due 2014 and $625 of 9.75% Second-priority senior secured notes due 2014 (the “New Senior Secured Notes”). The net proceeds from the New Senior Secured Credit Facilities and the New Senior Secured Notes were used to repurchase or redeem all

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

of the outstanding Floating rate second-priority notes dues 2010 and 9% Second-priority senior secured notes. In addition, the Company used $480 of the proceeds to fund a common stock dividend to its parent (See Note 13).

For the year ended December 31, 2006, the Company recognized a loss on the extinguishment of debt related to its 2006 refinancing activities of $121, consisting of redemption costs net of debt premiums and the write-off of deferred financing costs. In addition, the Company incurred financing costs of $38, which are included within Other assets on the Consolidated Balance Sheets and will be amortized over the life of the related debt.

Debentures

	Origination Date	Interest Payable	Early Redemption
9.2% debentures due 2021	March 1991	March 15 September 15	None

7.875% debentures due 2023	May 1993	February 15 August 15	None

8.375% Sinking fund debentures due 2016	April 1986	April 15 October 15	April 2006

Other Borrowings

The $34 Parish of Ascension Industrial Revenue Bonds (IRBs) are related to the purchase, construction and installation of air and water pollution control equipment at facilities that are no longer owned by the Company. The tax-exempt status of the IRBs is based on there being no change in the use of the facilities, as defined by the Internal Revenue Code. The Company continues to monitor the use of the facilities by the current owner. If a change in use were to occur, the Company could be required to take remedial action, including redeeming all of the bonds.

In addition, the Company finances certain insurance premiums. Short-term borrowings under this arrangement include $13 and $9 at December 31, 2006 and 2005, respectively.

The Company’s capital leases are included in debt on the Consolidated Balance Sheets and range from one to forty-nine year terms for vehicles, equipment, pipeline, land and buildings. The Company’s operating leases consist primarily of vehicles, equipment, tank cars, land and buildings.

Aggregate maturities of total debt, minimum annual rentals under operating leases, and minimum payments under capital leases at December 31, 2006, for the Company are as follows:

Year	Debt	Minimum Payments Under Capital Leases	Minimum Rentals Under Operating Leases
2007	$66	$—	$29
2008	36	1	22
2009	55	—	18
2010	21	3	13
2011	43	—	9
2012 and beyond	3,160	7	29

	$3,381	$11	$120

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

Rental expense under operating leases amounted to $28, $27 and $15 in the years ended December 31, 2006, 2005 and 2004, respectively.

9. Guarantees, Indemnifications and Warranties

Standard Guarantees / Indemnifications

In the ordinary course of business, the Company enters into a number of agreements that contain standard guarantees and indemnities where the Company may indemnify another party for, among other things, breaches of representations and warranties. These guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of assets or businesses, (ii) leases of real property, (iii) licenses of intellectual property, (iv) long-term supply agreements, (v) employee benefits services agreements and (vi) agreements with public authorities on subsidies for designated research and development projects. These guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords or lessors in lease contracts, (iii) licensors or licensees in license agreements, (iv) vendors or customers in long-term supply agreements, (v) service providers in employee benefits services agreements and (vi) governments or agencies subsidizing research or development. In addition, the Company guarantees some of the payables of its subsidiaries to purchase raw materials in the ordinary course of business.

These parties may also be indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Additionally, in connection with the sale of assets and the divestiture of businesses, the Company may agree to indemnify the buyer for liabilities related to the pre-closing operations of the assets or businesses sold. Indemnities for pre-closing operations generally include tax liabilities, environmental liabilities and employee benefit liabilities that are not assumed by the buyer in the transaction.

Indemnities related to the pre-closing operations of sold assets normally do not represent additional liabilities to the Company, but simply serve to protect the buyer from potential liability associated with the Company’s existing obligations at the time of sale. As with any liability, the Company has accrued for those pre-closing obligations that it considers to be probable and reasonably estimable. The amounts recorded at December 31, 2006 are not significant.

While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless they are subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under its guarantees, nor is the Company able to estimate the maximum potential amount of future payments to be made under these guarantees because the triggering events are not predictable. With respect to some of these guarantees, the Company maintains limited insurance coverage that mitigates the potential payments that may be required to be made.

Warranties

The Company does not make express warranties on its products, other than that they comply with the Company’s specifications; therefore, the Company does not record a warranty liability. Adjustments for product quality claims are not material and are charged against net sales.

10. Commitments and Contingencies

Environmental Matters

Because the Company’s operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials, the Company is subject to extensive environmental regulation at the federal,

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

state and local levels as well as foreign laws and regulations, and is therefore exposed to the risk of claims for environmental remediation or restoration. In addition, violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

The Company has recorded liabilities of $40 at December 31, 2006 and 2005 for 68 locations (70 at December 31, 2005) for all probable environmental remediation, indemnification and restoration liabilities. At December 31, 2006 and 2005, $8 has been included in Other current liabilities in the Consolidated Balance Sheets with the remaining amounts included in Other long-term liabilities. These amounts include estimates of unasserted claims the Company believes are probable of loss and reasonably estimable. Based on the factors discussed below and currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $25 to $75, in the aggregate, at December 31, 2006. This estimate of the range of reasonably possible costs is less certain than the estimates upon which the liabilities are based. To establish the upper end of this range, assumptions less favorable to the Company among the range of reasonably possible outcomes were used. As with any estimate, if the underlying facts or circumstances change, the final outcome could differ materially from these estimates.

Following is a more detailed discussion of the Company’s environmental liabilities and related assumptions at December 31, 2006:

BCP Geismar Site—The Company formerly owned a basic chemicals and polyvinyl chloride business which was taken public as Borden Chemicals and Plastics Operating Limited Partnership (“BCPOLP”) in 1987. Borden Chemical retained a 1% interest and the general partner interest, which were held by its subsidiary, BCP Management (“BCPM”). Borden Chemical also retained the liability for certain environmental matters after BCPOLP’s formation. Under a Settlement Agreement approved by the United States Bankruptcy Court for the District of Delaware among Borden Chemical, BCPOLP, BCPM, the United States Environmental Protection Agency and the Louisiana Department of Environmental Quality, Borden Chemical agreed to perform some of BCPOLP’s obligations for environmental conditions at BCPOLP’s Geismar, Louisiana site. These obligations are for soil and groundwater contamination at the Geismar site. The Company bears the sole responsibility for these obligations, as there are no other potentially responsible parties (“PRPs”) or third parties from which the Company can seek reimbursement, and no additional insurance recoveries are expected.

A groundwater pump and treat system for the removal of contaminants is operational, and natural attenuation studies are proceeding. The Company has performed extensive soil and groundwater testing. Regulatory agencies are reviewing the current findings and remediation efforts. If closure procedures and remediation systems prove to be inadequate, or if additional contamination is discovered, this could result in the costs approaching the higher end of the range of possible outcomes that are discussed below.

The Company has recorded a liability of $19 and $20 at December 31, 2006 and 2005, respectively, for the BCP Geismar site. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs for this site may fall within a range of $11 to $28, depending on the factors discussed above. Due to the long-term nature of this project, the reliability of timing and the ability to estimate remediation payments, a portion of this liability was recorded at its net present value, assuming a 3% discount rate and a time period of thirty years, and the range of possible outcomes is discounted in a similar manner. The undiscounted liability is approximately $24 over thirty years, assuming aggregate payments of $7 are paid ratably between 2007 and 2011.

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

Superfund Sites / Offsite Landfills—The Company is currently involved in environmental remediation activities at 33 sites (29 at December 31, 2005) for which it has been notified that it is, or may be, a PRP under the United States Comprehensive Environmental Response, Compensation and Liability Act or similar state “superfund” laws. The Company has recorded a liability of $9 at December 31, 2006 and 2005 related to these sites. The Company anticipates that approximately 40% of this liability will be paid within the next five years, with the remaining payments occurring over the next twenty-five years. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may be as low as $6 or as high as $17, in the aggregate. The Company generally does not bear a significant level of responsibility for these sites, and therefore, has little control over the costs and timing of cash flows. At 19 of the 33 sites, the Company’s share is less than 1%. At the remaining 14 sites, where the Company’s share exceeds 1%, the Company’s recorded liability was $6 and $7 at December 31, 2006 and 2005, respectively. To estimate both its current reserves for environmental remediation at these sites and the possible range of additional costs, the Company has assumed that it will not bear the entire cost of remediation of every site to the exclusion of other known PRPs who may be jointly and severally liable. The Company has limited information to assess the viability of other PRPs and their probable contribution on a per site basis. The range of possible outcomes also takes into account the maturity of each project, which results in a more narrow range as the project progresses. The Company’s ultimate liability will depend on many factors including its volumetric share of waste, the financial viability of other PRPs, the remediation methods and technology used, the amount of time necessary to accomplish remediation, and the availability of insurance coverage. The Company’s insurance provides very limited, if any, coverage for these environmental matters.

Sites Under Current Ownership—The Company is conducting environmental remediation at 12 locations (15 at December 31, 2005) currently owned by the Company, of which three sites are no longer operating. There are no other parties responsible for remediation at these sites. Much of the remediation is being performed by the Company on a voluntary basis; therefore, the Company has greater control over the costs to be incurred and the timing of cash flows. The Company has accrued $7 at December 31, 2006 and 2005 for remediation and restoration liabilities at these locations. The Company anticipates that approximately $3 of these liabilities will be paid within the next three years, with the remaining amounts paid over the next ten years. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with these sites may fall within a range of $5 to $13, in the aggregate. The factors influencing the ultimate outcome include the methods of remediation to be elected, the conclusions and assessment of site studies remaining to be completed and the time period required to complete the work.

Other Sites—The Company is conducting environmental remediation at 10 locations that it formerly owned. The Company has accrued $3 at December 31, 2006 and 2005 for remediation and restoration liabilities at these locations. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with these sites may fall within a range of $2 to $13, in the aggregate. The primary drivers in determining the final costs to the Company on these matters are the method of remediation selected and the level of participation of third parties.

In addition, the Company is responsible for 11 sites (14 at December 31, 2005) that require monitoring where no additional remediation is expected and has also established accruals for other related costs, such as fines and penalties. The Company has accrued $2 and $1 at December 31, 2006 and 2005, respectively, related to these sites. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with these sites may fall within a range of $1 to $4, in the aggregate. Payment of these liabilities is anticipated to occur over the next ten years. The ultimate cost to the Company will be influenced by any variations in projected monitoring periods or by findings that are better or worse than anticipated findings.

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

Borden Chemical formerly operated the Smith Douglass fertilizer business, which included a phosphate processing operation in Manatee County, Florida and an animal food processing operation in Hillsborough County, Florida. Both operations were sold in 1980. The EPA sent the Company and another former owner of the Manatee County facility a request for $0.1 relating to oversight costs incurred when the site was abandoned by its current owner. The Company is disputing the charge. The Company is aware that state and federal environmental agencies have taken measures to prevent the off-site release of water from rainfall that accumulated in the drainage ditches and lagoons surrounding the gypsum piles located on this site. The Company is aware that the current owner of the Hillsborough County site ceased operations in March 2004 and is working with governmental agencies to effect closure of that site. At this time, the Company has received an information request from the EPA but has not received any demands from any governmental agencies or others regarding the closure and environmental cleanup at this site, which the Company believes is the responsibility of the current owner. While it is reasonably possible that some costs could be incurred for these sites, the Company has inadequate information to enable it to estimate a potential range of liability, if any.

As a result of the Bakelite Acquisition, the Company acquired a site in Duisburg, Germany with significant soil and groundwater contamination beneath a facility that is shared with Rütgers Chemicals AG (“Rütgers”). Rütgers is in discussions with the local authorities concerning a proposed remediation plan; however, the scope and extent of that plan and the costs of its possible implementation are not yet reasonably estimable. Rütgers has contractually agreed to indemnify the Company for this matter until 2025, subject to certain exceptions and limitations. Management believes that it is unlikely that the Company will have to take extensive actions for remediation. While it is reasonably possible some costs could be incurred related to this site, the Company has inadequate information to enable it to estimate a potential range of liability, if any.

The Company has entered into environmental indemnification agreements with each of the sellers in the Bakelite Transaction, Resolution Performance Transaction, Resolution Specialty Transaction and the Coatings Acquisition. Under the terms of the Coatings Acquisition agreement, the seller will generally indemnify the Company for environmental conditions that occurred or existed before the closing date of the acquisition, subject to certain limitations. Under the Bakelite environmental indemnification agreement, the sellers have agreed to indemnify the Company for certain pre-existing environmental liabilities, including those related to the facility in Duisburg, Germany. Under the Resolution Performance environmental indemnification agreement, Shell will generally remain liable for pre-existing environmental conditions at facilities that were transferred to the Company from the Resolution Performance Transaction and, under the Resolution Specialty environmental indemnification agreement, Eastman generally will remain liable for pre-existing unknown environmental conditions at facilities that were transferred to the Company from the Resolution Specialty Transaction, as well as a known pre-existing environmental condition at the Roebuck, South Carolina facility. The indemnities under each of the environmental indemnity agreements are subject to certain exceptions and limitations. In addition, the Company’s claims under each environmental indemnity agreement are subject to deductibles, of approximately $1 under the Resolution Specialty and Bakelite agreements, and indemnity caps, ranging from $10 for certain liabilities under the Resolution Performance agreement to €275, or approximately $363 at December 31, 2006, for certain liabilities under the Bakelite agreement.

Non-Environmental Legal Matters

The Company has reserved $12 at December 31, 2006 and 2005 for all non-environmental legal matters for legal defense and settlement costs that it believes are probable and estimable. At December 31, 2006 and 2005, $7 and $7 respectively, has been included in Other current liabilities in the Consolidated Balance Sheets with the remaining amounts included in Other long-term liabilities.

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

Following is a discussion of significant non-environmental legal proceedings that are not in the ordinary course of business:

Brazil Tax Claim—In 1992, the State of Sao Paulo Administrative Tax Bureau issued an assessment against the Company’s Brazilian subsidiary claiming that excise taxes were owed on certain intercompany loans made for centralized cash management purposes. These loans were characterized by the Tax Bureau as intercompany sales. Since that time, management and the Tax Bureau have held discussions and the subsidiary filed an administrative appeal seeking cancellation of the assessment. The Administrative Court upheld the assessment in December 2001. In 2002, the subsidiary filed a second appeal with the highest-level Administrative Court, again seeking cancellation of the assessment. At December 31, 2006, the amount of the assessment, including tax, penalties, monetary correction and interest, is 58 million Brazilian reais, or approximately $27. In February 2007, the administrative tribunal upheld the assessment. The Company continues to believe it has a strong defense against the assessment and will appeal to the judicial level; however, pending the appeal, which could take from five to seven years, a bond or pledge of assets will be required to guarantee the assessment.

CTA Acoustics—From the third quarter 2003 to the first quarter 2004, six lawsuits were filed against Borden Chemical and others in the 27th Judicial District, Laurel County Circuit Court, in Kentucky, arising from an explosion at a customer’s plant where seven plant workers were killed and other workers were injured. Lawsuits seeking recovery for wrongful death, emotional and personal injury and loss of consortium have been settled. The Company’s share of the settlement amounts was covered by insurance. The litigation also includes claims by the Company’s customer against the Company for property damage, which is due to be tried April 2007. The Company previously accrued and spent $5, the amount of its insurance deductible, relating to these actions and has insurance coverage expected to address legal fees or payments associated with CTA’s property damage claims.

Formosa Plant —Several lawsuits were filed in Sangamon County, Illinois in May 2006 against Hexion and its predecessor Borden Chemical on behalf of individuals injured or killed in an explosion at a Formosa Plastics Corporation (“Formosa”) plant in Illiopolis, Illinois that occurred on April 23, 2004. Borden Chemical divested the facility in 1987, and the facility was operated by BCPOLP until it was sold to Formosa out of BCPOLP’s bankrupt estate in 2002. In March 2007, an independent federal agency indicated that operator errors caused the explosion, but that current and former owners could have implemented systems to minimize the impacts from these errors. At this time, the Company has inadequate information from which to estimate a potential range of liability, if any.

Hillsborough County—The Company is named in a lawsuit filed in Hillsborough County, Florida Circuit Court, relating to an animal feed supplement processing site formerly operated by Borden Chemical and sold in 1980. The lawsuit is filed on behalf of multiple residents of Hillsborough County living near the site and alleges various injuries related to exposure to toxic chemicals. At this time, the Company has inadequate information from which to estimate a potential range of liability, if any. The court dismissed a similar lawsuit brought on behalf of a class of plaintiffs in November 2005.

Louisville Class Action—The Company was named in a class action lawsuit filed in May 2006 in federal court in Louisville, Kentucky relating to odors and air emissions from its Louisville plant. The lawsuit was filed on behalf of plaintiffs living in Riverside Gardens, a community adjacent to the plant. A resolution of the claims that includes a cash payment, the installation of a new treed buffer between the plant and the neighborhood, and new odor and emission control systems has been approved by the court. Notice to the class and other

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

administrative actions still have to occur before the matter is concluded. The cost of the anticipated settlement has been recorded as part of the Company’s non-environmental legal reserve at December 31, 2006.

Other Legal Matters—The Company is involved in various product liability, commercial and employment litigation, personal injury, property damage and other legal proceedings in the ordinary course of business. There has been increased publicity about asbestos liabilities faced by manufacturing companies. In large part, as a result of the bankruptcies of many asbestos producers, plaintiffs’ attorneys are increasing their focus on peripheral defendants, including the Company, and asserting that even products that contained a small amount of asbestos caused injury. Plaintiffs are also focusing on alleged harm caused by other products the Company has made or used, including those containing silica and vinyl chloride monomer. The Company does not believe that it has a material exposure for these claims and believes it has adequate reserves and insurance to cover pending and foreseeable future claims.

Other Commitments and Contingencies

The Company entered into contractual agreements with Shell and other third parties for the supply of site services, utilities, materials and facilities and for operation and maintenance services necessary to operate certain of the Company’s facilities on a stand-alone basis. The duration of the contracts range from less than one year to 20 years, depending on the nature of services. These contracts may be terminated by either party under certain conditions as provided for in the respective agreements; generally, 90 days notice is required for short-term contracts and three years notice is required for longer-term contracts (generally those contracts in excess of five years). Contractual pricing generally includes a fixed and variable component.

In addition, the Company entered into contractual agreements with Shell and other third parties to purchase feedstocks or other services. The terms of these agreements vary from one to ten years and may be extended at the Company’s request and cancelable by either party as provided for in each agreement. Feedstock prices are based on market prices less negotiated volume discounts or cost input formulas.

The Company is required to make minimum annual payments under these contracts as follows:

Year	Minimum Annual Purchase Commitments
2007	$92
2008	81
2009	75
2010	30
2011	18
2012 and beyond	99

Total minimum payments	395
Less: Amount representing interest	(104)
Present value of minimum payments	$291

11. Redeemable Preferred Stock

In May 2005, Hexion Escrow Corp., a subsidiary of Hexion which merged into the Company at the time of the Hexion Formation, offered 14 million shares of Redeemable Series A Floating Rate Preferred Stock, par value $0.01 per share, and a liquidation preference of $25 per share (the “Preferred Stock”). On May 12, 2006, the Company paid $397 from the proceeds it received from the Senior Secured Credit Facilities (see Note 8) to

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

redeem all of this Preferred Stock. The Company recorded preferred stock accretion of $18 for the year ended December 31, 2006 against Paid-in (deficit) capital. In addition, for the year ended December 31, 2006, the Company recorded $15 of accretion related to the excess of the redemption price of the Preferred Stock over its carrying value at the date of redemption. The Company recorded preferred stock accretion of $30 for the year ended December 31, 2005.

12. Pension and Non-Pension Postretirement Benefit Plans

The Company sponsors defined benefit plans covering most U.S. employees and certain foreign employees primarily in Canada, the Netherlands, Germany, France and Belgium. Depending on the plan, benefits are based on eligible compensation and/or years of credited service. Retirement benefits in other foreign locations are primarily defined contribution plans.

The Company also provides postretirement benefit plans to most North American employees and to certain employees in the Netherlands. The North American plans provide retirees and their dependents with limited medical and life insurance benefits. U.S. participants who are not eligible for Medicare are offered the same plans as active employees, but the premiums are paid by the retiree. The subsidy provided to participants eligible for Medicare in prior years has been eliminated for most retirees effective January 1, 2006. Participants eligible for Medicare are provided with life insurance benefits. Canadian participants are provided with supplemental benefits to the respective provincial healthcare plan in Canada. The Netherlands’ plan was amended effective January 1, 2006 to provide a lump sum payment at retirement. The Company’s non-pension postretirement benefits are non-contributory except for the U.S. postretirement medical benefits which are contributory.

As discussed in Note 2, the Company adopted SFAS 158 as of December 31, 2006. SFAS 158 requires, among other things, the recognition of the funded status of each defined pension benefit plan, retiree health care, other postretirement benefit plans and postemployment benefit plans on the Consolidated Balance Sheets. Each overfunded plan is recognized as an asset and each underfunded plan is recognized as a liability. The initial impact of the standard is recognized as a component of Accumulated other comprehensive income (loss) in Shareholder’s deficit.

Amortization of these amounts are included in the Consolidated Statements of Operations, and other incremental changes in these amounts not recognized in the Consolidated Statements of Operations in the year in which they arise, are recognized as changes in Accumulated other comprehensive income (loss) as they occur. Additional minimum pension liabilities (“AML”) and related intangible assets were derecognized when the new standard was adopted.

The following table summarizes the effect of required changes in Accumulated other comprehensive income (loss) as of December 31, 2006 prior to the adoption of SFAS 158, which relate to AML as well as the impact of the initial adoption of SFAS 158.

	December 31, 2006 Prior to AML and SFAS 158 Adjustments	AML Adjustment	SFAS 158 Adjustment	December 31, 2006 Post AML and SFAS 158 Adjustments
Other intangible assets, net	$190	$—	$(11)	$179
Long-term pension obligations	189	(24)	32	197
Non-pension postemployment benefit obligations	100	—	(74)	26
Other long-term liabilities	105	2	—	107
Accumulated other comprehensive income (loss)	6	22	53	81

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

The following table presents the change in benefit obligation, change in plan assets and components of funded status for the Company’s defined benefit pension and postretirement benefit plans for the years ended December 31:

	Pension Benefits		Postretirement Benefits
	2006	2005	2006	2005
Change in Benefit Obligation
Benefit obligation at beginning of year	$544	$394	$26	$25

Service cost	14	13	—	1
Interest cost	27	24	1	1
Actuarial losses (gains)	(23)	42	1	4
Foreign currency exchange rate changes	28	(26)	—	—
Benefits paid	(37)	(29)	(3)	(5)
Acquisitions / divestitures	4	114	—	—
Plan curtailments	(1)	—	—	—
Plan amendments	—	12	(2)	—

Benefit obligation at end of year	556	544	23	26

Change in Plan Assets
Fair value of plan assets at beginning of year	319	300	—	—
Actual return on plan assets	29	31	—	—
Foreign currency exchange rate changes	12	(14)	—	—
Employer contribution	32	31	3	5
Benefits paid	(37)	(29)	(3)	(5)

Fair value of plan assets at end of year	355	319	—	—

Funded status of the plan at end of year	$(201)	$(225)	$(23)	$(26)

Unrecognized net actuarial loss (gain)		167		(10)
Unrecognized prior service cost (benefit)		9		(76)

Net amounts recognized		$(49)		$(112)

Amounts recognized in the Consolidated Balance Sheets at December 31 consist of:
Intangibles	$—	$12	$—	$—
Other current liabilities	(4)	(4)	(2)	(2)
Long-term pension obligations	(197)	(200)	—	—
Non-pension post-employment obligations	—	—	(21)	(110)
Accumulated other comprehensive income (loss)	139	143	(74)	—

Net amounts recognized	$(62)	$(49)	$(97)	$(112)

Amounts recognized in Accumulated other comprehensive income (loss) at December 31 consist of:
Net actuarial loss (gain)	$129	$—	$(8)	$—
Net prior service cost (benefit)	10	—	(66)	—
Additional minimum liability	—	143	—	—

Net amounts recognized	$139	$143	$(74)	$—

Plans with underfunded or non-funded accumulated benefit obligations at December 31:
Aggregate projected benefit obligation	$550	$544	—	—
Aggregate accumulated benefit obligation	505	503	—	—
Aggregate fair value of plan assets	351	319	—	—

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

The Coatings Acquisition during the year ended December 31, 2006 included three unfunded defined benefit plans in France, with a total projected benefit obligation at the date of acquisition of $4. The Bakelite Transaction in 2005 included two unfunded defined benefit plans in Germany, with a total projected benefit obligation at the date of acquisition of $114.

Actuarial gains during the year ended December 31, 2006 of $23 relating to the plans in Germany and the Netherlands resulted from changes in actuarial assumptions. The actuarial loss of $42 for the year ended December 31, 2005 primarily related to changes in statutory indexation relating to the Netherlands’ plan. Also, in connection with the acquisition of minority interest owners of Resolution Performance, the Resolution Performance pension plans were remeasured as of May 31, 2005. The accounting for this acquisition resulted in an increase to the net pension obligation of $7 and a decrease in postretirement benefit obligations of $4, due to the recognition of a portion of the previously unrecognized actuarial losses and gains, respectively. The impact of these items on the Company’s expense for the year ended December 31, 2005 was approximately $2.

The foreign currency impact reflected in these rollforward tables are for changes in the euro versus the U.S. dollar.

Plan assets of $355 and $319 at December 31, 2006 and 2005, respectively, relate to the Company’s funded pension plans that have an accumulated benefit obligation of $406 and $407 at December 31, 2006 and 2005, respectively.

Following are the components of net pension and non-pension postretirement expense (benefit) recognized by the Company for the years ended December 31:

	Pension Benefits			Postretirement benefits
	2006	2005	2004	2006	2005	2004
Service cost	$14	$13	$7	$—	$1	$—
Interest cost on projected benefit obligation	27	24	11	1	1	1
Expected return on assets	(25)	(26)	(15)	—	—	—
Amortization of prior service cost (benefit)	1	—	—	(11)	(12)	(4)
Recognized actuarial loss (gain)	12	8	3	(1)	(2)	(1)
Settlement gain	—	—	—	(2)	—	—

Net expense (benefit)	$29	$19	$6	$(13)	$(12)	$(4)

The settlement gain that was recognized during the year ended December 31, 2006 for non-pension postretirement plans was for lump sum payments made under the Netherlands’ plan.

The amounts in Accumulated other comprehensive income (loss) that are expected to be recognized as components of net periodic benefit cost (benefit) during the next fiscal year are as follows:

	Pension Benefits	Postretirement Benefits	Total
Prior service cost (benefit)	$1	$(12)	$(11)
Net actuarial loss (gain)	11	(1)	10

Determination of actuarial assumptions

The Company’s actuarial assumptions are determined separately for each plan, taking into account the demographics of the population, target asset allocations for funded plans, regional economic trends, statutory requirements and other factors that could impact the benefit obligation and plan assets.

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

The discount rates selected reflect the rate at which pension obligations could be effectively settled. When selecting a discount rate, the Company considers yields on government bonds and high-grade corporate bonds, as well as annuity pricing information furnished by the Pension Benefit Guaranty Corporation (for U.S. plans) and insurance carriers in the specific countries (for foreign plans) for instruments with durations consistent with the duration of the liabilities being measured. In addition, for certain plans, a cash flow model that uses the yields of high-grade corporate bonds with maturities consistent with the Company’s anticipated cash flow projections is prepared and used.

The expected rates of future compensation level increases are based on salary and wage trends in the chemical and other similar industries, as well as the Company’s specific compensation targets by country. Input is obtained from the Company’s internal Human Resources group and from outside actuaries. These rates include components for wage rate inflation and merit increases.

The expected long-term rates of return on plan assets are determined based on the plan’s current and projected asset mix. To determine the expected overall long-term rate of return on assets, the Company takes into account the rates on long-term debt investments held within the portfolio, as well as expected trends in the equity markets, for plans including equity securities. Peer data and historical returns are reviewed and the Company consults with its actuaries, as well as investment professionals, to confirm that the Company’s assumptions are reasonable.

The weighted average rates used to determine the benefit obligations were as follows at December 31:

	Pension Benefits		Postretirement Benefits
	2006	2005	2006	2005
Discount rate	5.2%	5.0%	5.3%	5.7%
Rate of increase in future compensation levels	3.5%	3.6%	—	—

The weighted average rates used to determine net periodic pension expense were as follows for the years ended December 31:

	Pension Benefits			Postretirement Benefits
	2006	2005	2004	2006	2005	2004
Discount rate	5.0%	5.2%	5.7%	5.7%	5.7%	5.8%
Rate of increase in future compensation levels	3.6%	3.7%	3.9%	—	—	—
Expected long-term rate of return on plan assets	7.6%	8.2%	8.2%	—	—	—

The weighted average assumed health care cost trend rates are as follows at December 31:
Health care cost trend rate assumed for next year	—	—	—	8.8%	8.9%	7.5%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	—	—	—	4.9%	4.8%	4.9%
Year that the rate reaches the ultimate trend rate	—	—	—	2016	2014	2013

A one-percentage-point change in the assumed health care cost trend rates would change the projected benefit obligation for non-pension postretirement benefits by $1. The effect on service cost and interest cost would be less than $1.

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

Pension Investment Policies and Strategies

The Company’s investment strategy for the assets of its North American defined benefit pension plans is to maximize the long-term return on plan assets using a mix of equities and fixed income investments with a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and expected timing of future cash flow requirements. The investment portfolio contains a diversified blend of equity and fixed-income investments. Equity investments are also diversified across U.S. and international stocks, as well as growth, value and small and large capitalization investments. Investment risk and performance is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements and periodic asset and liability studies.

The Company periodically reviews its target allocation of North American plan assets among the various asset classes. The targeted allocations are based on anticipated asset performance, discussions with investment professionals, and on the projected timing of future benefit payments.

Hexion observes local regulations governing its European pension plans in determining asset allocations, which generally require a blended weight leaning toward more fixed income securities, including government bonds.

	Actual		Target
	2006	2005	2007
Weighted average allocations of North American pension plan assets at December 31,
Equity securities	64%	62%	61%
Debt securities	33	34	39
Cash, short-term investments and other	3	4	—

	100%	100%	100%

Weighted average allocations of European pension plan assets at December 31,
Debt securities	90%	98%	88%
Cash, short-term investments and other	10	2	12

	100%	100%	100%

Projections of Plan Contributions and Benefit Payments

The Company expects to make contributions totaling $28 to its defined benefit plans in 2007.

Estimated future plan benefit payments as of December 31, 2006 are as follows:

	Pension Benefits	Postretirement Benefits
2007	$31	$2
2008	30	2
2009	32	2
2010	32	2
2011	33	2
2012 to 2016	177	8

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

The Company has a U.S. defined benefit plan that was converted to a cash balance plan prior to 2006. Under the Pension Protection Act of 2006 (the “2006 PPA”), cash balance plans are generally not considered to be discriminatory if certain requirements are met; however, plans converted prior to the effective date of the 2006 PPA, such as the Company’s, are not grandfathered under the act. While there has not been any guidance issued regarding cash balance plans converted prior to the effective date of the 2006 PPA, it is possible that the Company’s cash balance plan may need to be modified for the period prior to 2006. Such a requirement may increase the Company’s obligations under the plan, but there is insufficient information at this time to assess the potential impact.

Defined Contribution Plans

The Company sponsors a number of defined contribution plans for its employees, primarily in the U.S., Canada, Europe and Asia. Full-time employees are eligible to participate immediately and may make pre-tax and after-tax contributions subject to plan and statutory limitations. For certain plans, the Company has the option to make contributions above the match provided in the plan based on financial performance. The Company incurred expense for matching contributions under these plans in 2006, 2005 and 2004 of $10, $9 and $4, respectively.

Non-Qualified and Profit-Sharing Plans

The Company provides key executives with nonqualified benefit plans that provide participants with an opportunity to elect to defer compensation and also provide retirement benefits, or “top-ups”, in cases where executives cannot fully participate in the defined benefit or defined contribution plans because of plan or Internal Revenue Service limitations. Most of the Company’s non-qualified benefit plans are unfunded; however, certain participants may elect to defer up to 50% of base wages and 100% of bonus pay in a funded Rabbi trust. Depending on the plan, certain deferrals are matched by the Company based on years of service. The liabilities related to defined pension top-up are included in the previously discussed defined benefit pension disclosures. The Company’s liability for the other components of these non-qualified benefit plans of $9 and $8 at December 31, 2006 and 2005, respectively, is included in Other long-term liabilities.

Certain employees also receive profit sharing contributions based on age and years of service. Contributions range from 1% to 15% on wages up to FICA limits and 2% to 20% on wages in excess of FICA limits. The Company’s contributions totaled $2 in 2006 and $1 in 2005.

Some employees who are not covered by the Company’s U.S. and foreign defined benefit pension plans are covered by collective bargaining agreements, which are generally for five year terms. Under Federal pension law, the Company would have continuing liability to these pension trusts if it ceased all or most of its participation in any of these trusts, and under certain other specified conditions.

Also included in the Consolidated Balance Sheets at December 31, 2006 and 2005 are other postemployment benefit obligations of $5 and $7. The amount of these liabilities were not impacted by adopting FAS 158 because the Company has no unrecognized actuarial gains or losses relating to these benefits.

13. Shareholder’s Deficit

The Company has 82,556,847 shares of $0.01 par value common stock outstanding at December 31, 2006. The Board of Directors approved a 0.85268157-to-1 reverse stock split effective September 19, 2005. As a result, all share and per share amounts reflect this reverse stock split.

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

In 2006, the Company declared a dividend to its parent of $500 in connection with the debt refinancing in November. Approximately $480, funded from the proceeds of newly issued debt, was paid in 2006. The Company expects to pay the remaining $20 on stock options, as they vest, through 2012. The Company declared and paid additional dividends to its parent totaling $5 during 2006.

In conjunction with the Hexion Formation, the Company declared a dividend to its parent of $550, of which $523 was paid during 2005. The remainder is expected to be paid on stock options, as they vest, through 2012 and is classified in Other current liabilities. The dividend was funded through proceeds from the issuance of preferred stock and from amounts borrowed under the Company’s credit facility.

Also in connection with the Hexion Formation, a note receivable from the Company’s parent totaling $581 (including $176 of accrued interest to the date of the Hexion Formation) was reclassified to Paid-in capital.

14. Stock Option Plans and Stock Based Compensation

Prior to the Hexion Formation, Resolution Performance, Resolution Specialty and BHI Acquisition (now Hexion LLC) maintained five stock-based compensation plans: the Resolution Performance 2000 Stock Option Plan (the “Resolution Performance Plan”), the Resolution Performance 2000 Non-Employee Directors Option Plan (the “Resolution Performance Director Plan”), the Resolution Performance Restricted Unit Plan (the “Resolution Performance Unit Plan”), the Resolution Specialty 2004 Stock Option Plan (the “Resolution Specialty Plan”) and the BHI Acquisition 2004 Stock Incentive Plan (the “2004 Incentive Plan”). In addition to these plans, the Company’s parent maintains a stock-based deferred compensation plan. The options granted under each of the option plans were to purchase common stock of the parent company of each of the respective companies. Upon the Hexion Formation, the stock options under the Resolution Performance Plan, the Resolution Performance Director Plan, the Resolution Performance Unit Plan and Resolution Specialty Plan were exchanged for an equivalent number of options to purchase Hexion LLC units under the 2004 Incentive Plan based on relative fair value.

Resolution Performance Plan; Resolution Performance Director Plan

Resolution Performance adopted stock option plans under which options related to 727,134 shares on a post-combination and reverse split basis are available for grant. The right to grant options under these plans will expire in 2010, but the Company does not intend to make any future grants from these plans. Options granted under these plans were all nonqualified stock options. One third of the options granted vest ratably over a five-year period, while the remaining options (the “Resolution Performance Options”) vest after the eighth anniversary of the grant date. The Resolution Performance Options provided for accelerated vesting upon the sale of Resolution Performance and the achievement of certain financial targets. At the time of the Hexion Formation, these financial targets were not met, so vesting of the Resolution Performance Options was not accelerated. Options were granted at the fair market value on the date of the grant and expire thirty days following the eighth anniversary of the grant date. At the time of the Hexion Formation, all options that were granted to Resolution Performance directors under the Resolution Performance Director Plan vested and became exercisable.

Resolution Performance Unit Plan

A grant of 191,276 Hexion LLC restricted units was made under the Resolution Performance Unit Plan to Mr. Schlanger, former Chairman and Chief Executive Office of Resolution Performance on November 14, 2000. Mr. Schlanger’s rights under the plan are fully vested and nonforfeitable. The restricted units will be distributed to Mr. Schlanger upon the earliest to occur of his termination from the Board of Directors of the Company, a change of control event, or at January 1, 2009.

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

Resolution Specialty Plan

In August 2004, Resolution Specialty created the Resolution Specialty Plan under which options for 1,027,197 shares on a post-combination and reverse split basis are available for grant. The right to grant options under the option plan will expire in 2014, but the Company does not intend to make any future grants from this plan. Options granted under this plan were nonqualified stock options. One third of the options vest ratably over a five-year period. The remaining options were immediately vested upon the achievement of certain performance criteria as a result of the Hexion Formation. Options were granted at the fair market value on the date of the grant and expire thirty days following the eighth anniversary of the grant date.

Borden Chemical Plans

In August 2004, BHI Acquisition adopted the 2004 Incentive Plan, under which up to 3,670,635 options to purchase Hexion LLC units are available for grant to employees, consultants, and independent directors of Hexion. At December 31, 2006, there were 1,324,916 options under the 2004 Incentive Plan available for future grant. The right to grant options under this plan will expire in 2014, but the Company does not intend to make any future grants from this plan. On August 12, 2004, Hexion LLC granted options to purchase 2,519,860 Hexion LLC membership units, half of which vest ratably over a five-year period, while the remainder (the “Performance Options”) vest after the eighth anniversary of the grant date. The Performance Options provide for accelerated vesting upon the sale of the Company and the achievement of certain financial targets. The options were granted at fair value, and were initially designated as liability awards as the value was determined by a formula. In 2004, the Company did not record any expense under APB No. 25 for these options, because their formula value was less than the exercise price.

Effective January 1, 2005, the Company elected to adopt SFAS No. 123(R) (revised 2004), Share-Based Payment. As the Company was a nonpublic entity at the date of adoption that used the minimum value method for pro forma disclosures under SFAS No. 123, Accounting for Stock-Based Compensation, it is required to apply the prospective transition method. As a result, the Company applies the statement to any new awards and to any awards modified, repurchased or cancelled since January 1, 2005.

When it filed a registration statement with the SEC in 2005, the Company became subject to the measurement requirements as a public company and consequently remeasured its liability designated awards. In addition, modifications to the awards under the 2004 Incentive Plan and the stock-based deferred compensation plan were made for the value of the awards to be determined by fair market value instead of by formula. Also, certain directors’ options that were granted under the Resolution Performance Plan and Resolution Specialty Plan, which would have been forfeited upon the Hexion Formation, were modified to allow immediate vesting. These equity modifications were treated in accordance with the provisions of SFAS No. 123(R) and they impacted the options held by 195 participants.

As a result of this remeasurement and modifications that were made at the Hexion Formation to the Resolution Performance Plan, the Resolution Specialty Plan, the 2004 Incentive Plan and the deferred compensation plan, the Company recognized a compensation charge of $4 and $12 for the years ended December 31, 2006 and 2005, respectively, which is included in Selling, general & administrative expense in the Consolidated Statements of Operations. The Company expects additional compensation expense of $15, which will be recognized over the vesting period of the underlying share-based awards. The cost is expected to be recognized ratably over a weighted-average period of 4.1 years.

During 2006, in connection with their separation from the Company, the options of four participants were modified to allow immediate vesting. As a result of these modifications, the Company recognized a

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

compensation charge of $2 for the year ended December 31, 2006, which is included in Selling, general & administrative expense in the Consolidated Statements of Operations. In addition, the Company repurchased the outstanding options of four participants for $3 for a price equal to the fair market value of the underlying securities less the exercise price of the options.

Compensation expense for award grants and modifications was calculated using the Black-Scholes option pricing model with risk-free weighted average interest rates ranging from 2.83% to 4.24%, expected lives of 0.22 to 8.22 years using the simplified method, a dividend rate of zero and expected volatility of 30%. Expected volatility was based on a calculation that factored historical daily volatility and the implied volatility of comparable public companies. The fair value of the Company’s common stock was calculated using a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization) approach, which is a valuation technique commonly used by the investment banking community. Under this technique, estimated enterprise values are the result of an EBITDA multiple derived from comparable company multiples applied to an appropriate EBITDA amount. The equity value is then calculated by subtracting the amount of debt from the calculated enterprise value.

Following is a summary of the Company’s stock option plan activity for the year ended December 31, 2006:

	Hexion LLC Common Units	Weighted Average Exercise Price	Intrinsic Value
Options outstanding at December 31, 2005	4,147,948	$6.36
Options exercised	(196,719)	(4.76)
Options repurchased	(257,245)	(5.67)
Options forfeited	(251,004)	(6.79)

Options outstanding at December 31, 2006	3,442,980	$6.38	$16

Exercisable at December 31, 2005	1,242,564	$5.50
Exercisable at December 31, 2006	1,110,091	5.76	$6

At December 31, 2006, exercise prices for options outstanding ranged from $3.51 to $29.42 with a weighted average remaining contractual life of 6.6 years.

The weighted-average grant date fair value of options granted during 2005 and 2004 was $9.06 and $5.64, respectively. The total amount of cash received and total intrinsic value (which is the amount by which the stock price exceeded the exercise price of the options on the date of exercise) of options exercised during the years ended December 31, 2006, 2005 and 2004 was $3, $0 and $0, respectively.

As a result of the acquisition of Borden Chemical by Apollo, options to purchase Borden Chemical stock that were granted under predecessor Borden Chemical option plans were terminated, resulting in $4 of expense.

Stock-Based Deferred Compensation Plan

In 2004, in connection with the acquisition of Borden Chemical by Apollo, certain key employees of the Company deferred the receipt of compensation and were credited with a number of deferred stock units that were equal in value to the amount of compensation deferred. In total, the Company granted 1,007,944 deferred common stock units under the Hexion LLC 2004 Deferred Compensation Plan (the “2004 DC Plan”), which is an

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

unfunded plan. Each unit gives the grantee the right to one common stock unit of Hexion LLC. Expense of $4 was from the 2004 DC Plan for the year ended December 31, 2004. The related credit was to Paid-in capital. Under the 2004 DC Plan, the deferred common stock units are not distributed to participants until their employment with the Company ends. At December 31, 2006, there were 938,287 undistributed units under the 2004 DC Plan.

15. Income Taxes

Income tax expense detail for continuing operations for the years ended December 31 follows:

	2006	2005	2004
Current
Federal	$—	$—	$(5)
State & Local	(2)	11	7
Foreign	34	40	1

Total current	32	51	3

Deferred
Federal	7	1	(11)
State & Local	—	—	(1)
Foreign	(25)	(4)	9

Total deferred	(18)	(3)	(3)

Income tax expense	$14	$48	$—

A reconciliation of the differences between income taxes for continuing operations that were computed at the federal statutory tax rate of 35% and provisions for income taxes for the years ended December 31 follows:

	2006	2005	2004
Income taxes computed at federal statutory tax rate	$(28)	$(10)	$(40)
State tax provision, net of federal benefits	—	2	(4)
Foreign tax rate differential	(4)	(11)	1
Foreign source income subject to U.S. taxation	6	4	9
Losses and other expenses not deductible for tax	—	8	12
Increase (decrease) in the taxes due to changes in valuation allowance	14	41	(33)
Additional tax on foreign unrepatriated earnings	35	1	61
Write-off of net operating losses	—	—	17
Changes in enacted tax rates	(9)	—	(10)
Adjustments of prior year estimates and other	—	13	(13)

Income tax expense	$14	$48	$—

The domestic and foreign components of the loss from continuing operations before income taxes for the years ended December 31 follows:

	2006	2005	2004
Domestic	$(137)	$(155)	$(126)
Foreign	57	127	13

	$(80)	$(28)	$(113)

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

The tax effects of significant temporary differences and net operating loss and credit carryforwards, which comprise the deferred tax assets and liabilities at December 31, is as follows:

	2006	2005
Assets
Non-pension post-employment benefit obligations	$9	$40
Accrued and other expenses	106	100
Loss and credit carryforwards	341	299
Pension liability	29	38

Gross deferred tax assets	485	477
Valuation allowance	(224)	(239)

Net deferred tax asset	261	238

Liabilities
Property, plant, equipment and intangibles	(257)	(247)
Unrepatriated earnings of foreign subsidiaries	(90)	(63)
Amortization of intangibles	(12)	(29)
Other	(2)	—

Gross deferred tax liabilities	(361)	(339)

Net deferred tax liability	$(100)	$(101)

The following table summarizes the presentation of the net deferred tax liability on the Consolidated Balance Sheets at December 31:

	2006	2005
Assets
Current deferred income taxes (Other current assets)	$21	$24
Long-term deferred income taxes (Other assets)	26	17

Liabilities
Current deferred income taxes (Other current liabilities)	(5)	(4)
Long-term deferred income taxes	(142)	(138)

Net deferred tax liability	$(100)	$(101)

Hexion LLC and its eligible subsidiaries file a consolidated U.S. Federal income tax return. As Hexion LLC is not a member of the registrant, its tax attributes are not reflected in the tables above. However, because Hexion LLC is the Company’s parent, the Company can utilize Hexion LLC’s attributes. These attributes are comprised of $366 of deferred interest deductions, which have significant restrictions on their use, $69 of net operating loss carryforwards, which expire starting in 2020, and capital loss carryforwards of $18, expiring in 2010. Hexion LLC maintains a full valuation allowance against these attributes because it is more likely than not that some portion of these assets will not be realized.

As of December 31, 2006, the Company has a $224 valuation allowance for a portion of its net deferred tax assets that management believes, more likely than not, will not be realized. In the United States, a consolidated return will be filed and future taxable income and losses of the consolidated group may be offset. The Company’s deferred tax assets include federal, state and foreign net operating losses carryforwards. The federal net operating

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

loss carryforwards available are $495, which expire starting in 2020. The Company’s deferred assets also include minimum tax credits of $33, which are available indefinitely as well as capital loss carryforwards of $134, which were generated in 2003 and 2005 and will begin to expire in 2008. A valuation allowance of $138 has been provided against these items. The Company had undistributed earnings of certain foreign subsidiaries of $124, on which deferred taxes have not been provided because these earnings are considered permanently invested outside of the United States.

The following table summarizes the changes in the valuation allowance for the years ending December 31, 2005 and 2006:

	Balance at Beginning of Period	Changes in related Gross Deferred Tax Assets/Liabilities	Charge/Release	Balance at End of Period
Valuation allowance on Deferred tax assets:
Year ended December 31, 2005	$192	24	23	$239
Year ended December 31, 2006	$239	(58)	43	$224

Examination of Tax Returns: The Internal Revenue Service is currently auditing the Company’s federal tax returns for the year ended December 31, 2004. In addition, certain state and foreign tax returns are under examination by various regulatory authorities. The Netherlands taxing authority concluded their audit of a Dutch subsidiary for tax years November 2000 through 2002. In addition, the Company reached a settlement with the Netherlands related to years 2003 through 2006. The Company expects to make cash settlements with the Netherlands in the first half of 2007 of $24. The Company was also able to close audits with Germany, tax years 2000-2003; Canada, tax years 2001-2002; and Sweden, tax year 2004.

The Company continuously reviews issues that are raised from ongoing examinations and open tax years to evaluate the adequacy of its liabilities. As the various taxing authorities continue with their audit/examination programs, the Company will adjust its reserves accordingly to reflect these settlements. At December 31, 2006, the Company has $33 accrued for probable foreign and state tax liabilities. This is management’s best estimate of the potential liability for tax contingencies and the Company believes that its tax liabilities are adequate to cover all probable U.S. federal, state and foreign income tax contingencies at December 31, 2006.

16. Segment Information

The Company’s business segments are based on the products that the Company offers and the markets that the Company serves. At December 31, 2006, the Company had four reportable segments: Epoxy and Phenolic Resins, Formaldehyde and Forest Products Resins, Coatings and Inks, and Performance Products. A summary of the major products of the Company’s reportable segments follows:

•	Epoxy and Phenolic Resins: epoxy resins and intermediates, molding compounds, versatic acids and derivatives, specialty phenolic resins and epoxy coating resins

•	Formaldehyde and Forest Products Resins: forest products resins and formaldehyde applications

•	Coatings and Inks: composite resins, polyester resins, acrylic resins, alkyd resins, and ink resins and additives

•	Performance Products: phenolic encapsulated substrates for oilfield and foundry applications

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

The Company’s organizational structure continues to evolve. It is also continuing to refine its operating structure to more closely link similar products, minimize divisional boundaries and improve the Company’s ability to serve common customers from pre-merger legacy company relationships, which may result in future changes to the Company’s reportable segments.

Reportable Segments:

Following are net sales, Segment EBITDA (earnings before interest, income taxes, depreciation and amortization), depreciation and amortization expense, total assets and capital expenditures by reportable segment. Segment EBITDA is a non-GAAP financial measure and is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is the primary performance measure used by the Company’s management, the chief operating decision-maker and the Board of Directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals. Corporate and Other is primarily corporate general and administrative expenses that are not allocated to the segments.

Net Sales to Unaffiliated Customers for the years ended December 31 (1)(2) :

	2006	2005	2004
Epoxy and Phenolic Resins	$2,152	$1,881	$1,096
Formaldehyde and Forest Products Resins	1,385	1,281	458
Coatings and Inks	1,254	886	325
Performance Products	414	394	140

Total	$5,205	$4,442	$2,019

Segment EBITDA for the years ended December 31, 2006, 2005 and 2004 (2):

Epoxy and Phenolic Resins	$271	$244	$93
Formaldehyde and Forest Products Resins	152	152	51
Coatings and Inks	81	63	26
Performance Products	65	52	16
Corporate and Other	(45)	(43)	(10)

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)	Net sales and Segment EBITDA in 2006 include the Coatings Acquisition and the Inks Acquisition from January 31, 2006 and June 1, 2006, respectively, and exclude the results from the Brazilian Consumer Divestiture since March 31, 2006. Net sales and Segment EBITDA in 2005 include Bakelite results from the date of acquisition, April 29, 2005. Net sales and Segment EBITDA in 2004 include Resolution Specialty results from August 2, 2004 and Borden Chemical results from August 12, 2004, their respective dates of acquisition by Apollo.

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

Depreciation and Amortization Expense for the years ended December 31:

	2006	2005	2004
Epoxy and Phenolic Resins	$95	$90	$66
Formaldehyde and Forest Products Resins	28	29	11
Coatings and Inks	23	14	4
Performance Products	8	8	3
Corporate and Other	17	6	2

Total	$171	$147	$86

Total Assets as of December 31:

	2006	2005
Epoxy and Phenolic Resins	$1,877	$1,886
Formaldehyde and Forest Products Resins	604	568
Coatings and Inks	727	385
Performance Products	186	170
Corporate and Other	114	161
Discontinued operations	—	39

Total	$3,508	$3,209

Capital Expenditures for the years ended December 31:

	2006	2005	2004
Epoxy and Phenolic Resins	$65	$49	$28
Formaldehyde and Forest Products Resins	30	22	7
Coatings and Inks	17	18	18
Performance Products	9	10	2
Corporate and Other	4	4	2

Total	$125	$103	$57

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

Reconciliation of Segment EBITDA to Net Loss:

	2006	2005	2004
Segment EBITDA:
Epoxy and Phenolic Resins	$271	$244	$93
Formaldehyde and Forest Products Resins	152	152	51
Coatings and Inks	81	63	26
Performance Products	65	52	16
Corporate and Other	(45)	(43)	(10)

Reconciliation:
Items not included in Segment EBITDA
Transaction costs	(20)	(44)	(56)
Integration costs	(57)	(13)	—
Non-cash charges	(22)	(30)	(2)
Unusual items:
Gain on divestiture of businesses	39	—	—
Purchase accounting effects/inventory step-up	(3)	(16)	(10)
Discontinued operations	(14)	(10)	—
Business realignment	2	(9)	(3)
Other	(10)	(18)	(7)

Total unusual items	14	(53)	(20)

Total adjustments	(85)	(140)	(78)
Interest expense, net	(242)	(203)	(117)
Write-off of deferred financing fees	(121)	(17)	—
Income tax expense	(14)	(48)	—
Depreciation and amortization	(171)	(147)	(86)

Net loss	$(109)	$(87)	$(105)

Items not included in Segment EBITDA

Transaction costs in 2006 were primarily the write-off of deferred accounting, legal and printing costs as a result of the Company’s suspension of its IPO, and costs from terminated acquisition activities. Transaction costs in 2005 and 2004 were primarily accounting, consulting, legal and contract termination fees from the Hexion Formation and expenses from terminated acquisition activities.

Integration costs in 2006 were redundancy and plant rationalization costs, and incremental administrative costs from integration programs primarily as a result of the Hexion Formation, the Coatings Acquisition and the Inks Acquisition. Integration costs in 2005 were similar in nature to 2006, primarily from the Hexion Formation. Included in both years were costs from implementing a single, company-wide, management information and accounting system.

Non-cash charges in 2006 were primarily stock-based compensation expense and impairments of fixed assets, and unrealized derivative and foreign exchange losses. Non-cash charges in 2005 were primarily stock-based compensation expense and unrealized foreign currency exchange losses on debt instruments denominated in currencies other than the functional currency of the holder. Non-cash charges in 2004 were primarily impairments of goodwill.

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

Unusual items that are not included in Segment EBITDA represent income (expenses) that are deemed by management to be non-recurring in nature. In 2006, these items were principally a gain recognized on the Brazilian Consumer Divestiture, a charge related to the discontinued operations of Taro Plast, business realignments, and the impact of the announced Alkyds divestiture. In 2005, these items were principally purchase accounting/inventory step-up adjustments related to the Bakelite Transaction, a realized foreign currency loss on an exchange rate hedge related to the Bakelite Transaction, certain non-recurring litigation expenses related to discontinued operations and business realignments. In 2004, these items were principally purchase accounting/inventory step-up adjustments related to the Resolution Specialty Transaction, business realignments, incremental expenses incurred as a result of a mechanical failure at a Brazilian formaldehyde plant, and integration costs related to the Resolution Specialty Transaction.

Geographic Information

Sales to Unaffiliated Customers for the years ended December 31 (1):

	2006	2005	2004
United States	$2,349	$2,252	$1,038
Netherlands	704	629	563
Germany	510	285	2
Canada	368	331	128
Other International	1,274	945	288

Total	$5,205	$4,442	$2,019

(1)	Sales are attributed to the country in which the individual business locations reside.

Long-Lived Assets as of December 31:

	2006	2005
United States	$682	$670
Netherlands	325	286
Germany	129	121
Canada	86	78
Other International	329	236

Total	$1,551	$1,391

Product Line Information

Net Sales to Unaffiliated Customers for the years ended December 31:

	2006	2005	2004
Epoxy resins and intermediates	$1,312	$1,143	$797
Forest products resins	1,008	917	328
Coating products	930	720	258
Phenolic specialty resins	567	437	88
All other (1)	1,388	1,225	548

Total	$5,205	$4,442	$2,019

(1)	Net sales of other product lines that individually account for less than 10% of consolidated Net sales.

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(In millions, except share and per share data)

17. Guarantor/Non-Guarantor Subsidiary Financial Information

The Company and certain of its U.S. subsidiaries guarantee the debt issued by its wholly-owned subsidiaries Hexion Nova Scotia, ULC and Hexion U.S. Finance Corporation (together, the “Subsidiary Issuers”), which includes the $625 second-priority notes due 2014 and the $200 floating rate second-priority senior secured notes due 2014. In addition, the Company, these same U.S. subsidiaries, and Hexion U.S. Finance Corporation also guaranteed the senior secured debt that was previously issued by Resolution Performance totaling $343 (“the Resolution Performance guaranteed debt”), which the Company refinanced during the second quarter of 2006 (See Note 8). HSC Capital Corporation is now a subsidiary guarantor as a result of the extinguishment of the Resolution Performance guaranteed debt, of which it was a co-issuer.

The following information contains the condensed consolidating financial information for the parent, Hexion, the subsidiary issuers, the combined subsidiary guarantors (Borden Chemical Investments, Inc., Borden Chemical Foundry, Inc., Lawter International, Inc. (“Lawter”), HSC Capital Corporation, Borden Chemical International, Inc., Hexion CI Holding Company (China LLC) and Oilfield Technology Group, Inc.) and the combined non-guarantor subsidiaries, which includes all of the Company’s foreign subsidiaries and HAI. Lawter distributed the assets of its U.S. business to Hexion during 2006. Its sole remaining assets are the shares of certain China subsidiaries, which are presented as equity investments in the combined subsidiary guarantors column. As a result, the presentation of prior periods has been reclassified to reflect the assets and results of operations of the Lawter U.S. business in the parent. Prior periods have also been restated to reflect the reclassification of discontinued operations (See Note 4).

All of the subsidiary issuers and subsidiary guarantors are 100% owned by Hexion. All guarantees are full and unconditional, and are joint and several. There are no significant restrictions on the ability of the Company to obtain funds from its domestic subsidiaries by dividend or loan. While the Company’s Australian subsidiary and HAI are restricted in the payment of dividends and intercompany loans due to the terms of their credit facilities, there are no material restrictions on the Company’s ability to obtain cash from the remaining U.S. non-guarantor subsidiaries.

This information includes allocations of corporate overhead to the combined non-guarantor subsidiaries based on net sales. Income tax expense has been provided on the combined non-guarantor subsidiaries based on actual effective tax rates. All other tax expense is reflected in the parent.

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements

(dollars in millions)

YEAR ENDED DECEMBER 31, 2006

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Hexion Specialty Chemicals, Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$2,283	$—	$—	$3,199	$(277)	$5,205
Cost of sales	1,992	—	—	2,770	(277)	4,485

Gross profit	291	—	—	429	—	720

Selling, general & administrative expense	209	—	—	175	—	384
Transaction costs	18	—	—	2	—	20
Integration costs	37	—	—	20	—	57
Intercompany royalty expense (income)	6	—	(6)	—	—	—
Other operating expense (income)	(2)	—	(5)	(20)	—	(27)

Operating income	23	—	11	252	—	286

Interest expense, net	147	67	—	28	—	242
Loss on extinguishment of debt	121	—	—	—	—	121
Intercompany interest expense (income)	33	(75)	(1)	43	—	—
Other non-operating expense (income)	(78)	75	—	6	—	3

(Loss) income from continuing operations before income tax and minority interest	(200)	(67)	12	175	—	(80)
Income tax expense (benefit)	7	(6)	—	13	—	14

(Loss) income from continuing operations before equity earnings and minority interest	(207)	(61)	12	162	—	(94)
Equity in earnings (losses) of subsidiaries, net	102	—	8	4	(111)	3
Minority interest in net income of consolidated subsidiaries	(4)	—	—	—	—	(4)

(Loss) income from continuing operations	(109)	(61)	20	166	(111)	(95)
Loss from discontinued operations	—	—	—	(14)	—	(14)

Net (loss) income	$(109)	$(61)	$20	$152	$(111)	$(109)

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(dollars in millions)

YEAR ENDED DECEMBER 31, 2005

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Hexion Specialty Chemicals, Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$2,249	$—	$—	$2,489	$(296)	$4,442
Cost of sales	1,990	—	—	2,087	(296)	3,781

Gross profit	259	—	—	402	—	661

Selling, general & administrative expense	200	—	—	191	—	391
Transaction costs	33	—	—	11	—	44
Integration costs	13	—	—	—	—	13
Intercompany royalty expense (income)	23	—	(25)	2	—	—
Other operating expense (income)	(7)	—	(2)	14	—	5

Operating income (loss)	(3)	—	27	184	—	208

Interest expense, net	133	56	—	14	—	203
Loss on extinguishment of debt	9	6	—	2	—	17
Intercompany interest expense (income)	18	(59)	(1)	42	—	—
Other non-operating expense (income)	(5)	4	—	17	—	16

(Loss) income from continuing operations before income tax and minority interest	(158)	(7)	28	109	—	(28)
Income tax expense (benefit)	15	(2)	—	35	—	48

(Loss) income from continuing operations before equity earnings and minority interest	(173)	(5)	28	74	—	(76)
Equity in earnings (losses) of subsidiaries, net	98	—	8	2	(106)	2
Minority interests in net loss of consolidated subsidiaries	(3)	—	—	—	—	(3)

(Loss) income from continuing operations	(78)	(5)	36	76	(106)	(77)
Loss from discontinued operations	(9)	—	—	(1)	—	(10)

Net (loss) income	$(87)	$(5)	$36	$75	$(106)	$(87)

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(dollars in millions)

YEAR ENDED DECEMBER 31, 2004

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Hexion Specialty Chemicals, Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$1,071	$—	$—	$1,061	$(113)	$2,019
Cost of sales	966	—	—	932	(113)	1,785

Gross profit	105	—	—	129	—	234

Selling, general & administrative expense	72	—	—	91	—	163
Transaction costs	34	—	—	22	—	56
Intercompany royalty expense (income)	6	—	(6)	—	—	—
Other operating expense (income)	4	—	(1)	3	—	6

Operating income (loss)	(11)	—	7	13	—	9

Interest expense, net	99	16	—	2	—	117
Intercompany interest (income) expense	—	(17)	—	17	—	—
Other non-operating expense	1	—	—	4	—	5

(Loss) income before income tax and minority interests	(111)	1	7	(10)	—	(113)
Income tax expense (benefit)	(12)	—	—	12	—	—

(Loss) income before equity earnings and minority interests	(99)	1	7	(22)	—	(113)
Equity in earnings (losses) of subsidiaries, net	(14)	—	2	—	12	—
Minority interest in net loss of consolidated subsidiaries	8	—	—	—	—	8

Net (loss) income	$(105)	$1	$9	$(22)	$12	$(105)

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(dollars in millions)

DECEMBER 31, 2006

CONDENSED CONSOLIDATING BALANCE SHEET

	Hexion Specialty Chemicals, Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and equivalents	$7	$—	$—	$57	$—	$64
Accounts receivable, net	219	—	—	544	—	763
Inventories:		—
Finished and in-process goods	152	—	—	210	—	362
Raw materials and supplies	72	—	—	115	—	187
Other current assets	30	—	—	72	—	102

Total current assets	480	—	—	998	—	1,478

Other Assets
Investment in subsidiaries	648	—	26	—	(674)	—
Other assets	33	22	—	52	—	107

	681	22	26	52	(674)	107

Property and Equipment, net	673	—	—	878	—	1,551
Goodwill	122	—	—	71	—	193
Other Intangible Assets, net	87	—	—	92	—	179

Total Assets	$2,043	$22	$26	$2,091	$(674)	$3,508

LIABILITIES, REDEEMABLE PREFERRED STOCK, AND SHAREHOLDER’S (DEFICIT) EQUITY
Current Liabilities
Accounts and drafts payable	$220	$—	$—	$396	$—	$616
Accounts payable to affiliates	20	(5)	(8)	(19)	12	—
Debt payable within one year	31	—	—	35	—	66
Loans payable to affiliates	177	23	(12)	(176)	(12)	—
Interest payable	60	(3)	—	1	—	58
Income taxes payable	42	8	—	58	—	108
Other current liabilities	115	—	—	148	—	263

Total current liabilities	665	23	(20)	443	—	1,111
Long-term Liabilities
Long-term debt	2,194	825	—	307	—	3,326
Intercompany loans payable	377	(849)	—	472	—	—
Long-term pension obligations	50	—	—	147	—	197
Non-pension postemployment benefit obligations	20	—	—	6	—	26
Deferred tax liability	57	—	—	85	—	142
Other long-term liabilities	85	—	—	22	—	107

Total liabilities	3,448	(1)	(20)	1,482	—	4,909

Minority interest in consolidated subsidiaries	9	—	—	4	—	13
Redeemable Preferred Stock	—	—	—	—	—	—
Shareholder’s (Deficit) Equity	(1,414)	23	46	605	(674)	(1,414)

Total Liabilities, Redeemable Preferred Stock, and Shareholder’s (Deficit) Equity	$2,043	$22	$26	$2,091	$(674)	$3,508

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(dollars in millions)

DECEMBER 31, 2005

CONDENSED CONSOLIDATING BALANCE SHEET

	Hexion Specialty Chemicals, Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and equivalents	$8	$—	$—	$175	$—	$183
Accounts receivable, net	219	—	—	370	—	589
Inventories:
Finished and in-process goods	139	—	—	148	—	287
Raw materials and supplies	65	—	—	81	—	146
Other current assets	96	—	—	35	—	131
Assets of discontinued operations	—	—	—	39	—	39

Total current assets	527	—	—	848	—	1,375

Other Assets
Investment in subsidiaries	470	—	26	—	(496)	—
Other assets	3	22	—	78	—	103

	473	22	26	78	(496)	103

Property and Equipment, net	664	—	—	727	—	1,391
Goodwill	63	—	—	101	—	164
Other Intangible Assets, net	95	—	—	81	—	176

Total Assets	$1,822	$22	$26	$1,835	$(496)	$3,209

LIABILITIES AND SHAREHOLDER’S (DEFICIT) EQUITY
Current Liabilities
Accounts and drafts payable	$226	$—	$—	$267	$—	$493
Intercompany accounts (receivable) payable	(17)	(4)	(7)	28	—	—
Debt payable within one year	13	—	—	25	—	38
Loans payable to (receivable from) affiliates	84	(17)	(18)	(49)	—	—
Interest payable	24	20	—	1	—	45
Income taxes payable	45	—	—	46	—	91
Other current liabilities	134	—	—	82	—	216
Liabilities of discontinued operations	—	—	—	25	—	25

Total current liabilities	509	(1)	(25)	425	—	908
Long-term Liabilities
Long-term debt	1,368	625	—	310	—	2,303
Intercompany loans payable (receivable)	216	(652)	—	436	—	—
Long-term pension obligations	78	—	—	122	—	200
Non-pension postemployment benefit obligations	102	—	—	15	—	117
Deferred income taxes	26	—	—	112	—	138
Other long-term liabilities	75	—	—	17	—	92

Total liabilities	2,374	(28)	(25)	1,437	—	3,758

Minority interest in consolidated subsidiaries	8	—	—	3	—	11
Redeemable Preferred Stock	364	—	—	—	—	364
Shareholder’s (Deficit) Equity	(924)	50	51	395	(496)	(924)

Total Liabilities and Shareholder’s (Deficit) Equity	$1,822	$22	$26	$1,835	$(496)	$3,209

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(dollars in millions)

YEAR ENDED DECEMBER 31, 2006

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Hexion Specialty Chemicals, Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows provided by (used in) Operating Activities	$(108)	$—	$3	$126	$—	$21

Cash Flows (used in) provided by Investing Activities
Capital expenditures	(73)	—	—	(49)	—	(122)
Capitalized interest	(2)	—	—	(1)	—	(3)
Acquisition of businesses, net of cash acquired	(48)	—	—	(153)	—	(201)
Proceeds from sale of business	—	—	5	42	—	47
Insurance proceeds from casualty loss	2	—	—	—	—	2

	(121)	—	5	(161)	—	(277)

Cash flows provided by (used in) Financing Activities
Net short-term debt borrowings (repayments)	3	—	—	10	—	13
Borrowings of long-term debt	3,717	—	—	754	—	4,471
Repayments of long-term debt	(2,672)	—	—	(762)	—	(3,434)
Proceeds from issuance of preferred stock, net of issuance costs	(397)	—	—	—	—	(397)
Affiliated loan (repayments) borrowings	80	—	7	(87)	—	—
Deferred financing costs	(38)	—	—	—	—	(38)
IPO related costs	(3)	—	—	—	—	(3)
Payment of dividends	(462)	—	(15)	(8)	—	(485)
Discontinued operations	—	—	—	1	—	1

	228	—	(8)	(92)	—	128

Effect of exchange rates on cash and equivalents	—	—	—	9	—	9

Increase (decrease) in cash and equivalents	(1)	—	—	(118)	—	(119)
Cash and equivalents at beginning of year	8	—	—	175	—	183

Cash and equivalents at end of year	$7	$—	$—	$57	$—	$64

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(dollars in millions)

YEAR ENDED DECEMBER 31, 2005

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Hexion Specialty Chemicals, Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows provided by (used in) from Operating Activities	$(171)	$118	$18	$206	$—	$171

Cash Flows provided by (used in) from Investing Activities
Capital expenditures	(57)	—	(1)	(45)	—	(103)
Acquisition of business, net of cash acquired	(4)	—	—	(248)	—	(252)
Proceeds from sale of business	—	—	3	—	—	3
Investment in subsidiary	100	—	—	—	(100)	—
Discontinued operations	—	—	—	(2)	—	(2)

	39	—	2	(295)	(100)	(354)

Cash flows provided by (used in) Financing Activities
Net short-term debt (repayments) borrowings	3	—	—	(7)	—	(4)
Borrowings of long-term debt	451	398	—	344	—	1,193
Repayments of long-term debt	(435)	(250)	—	(63)	—	(748)
Proceeds from issuance of preferred stock, net of issuance costs	334	—	—	—	—	334
Affiliated loan (repayments) borrowings	239	(262)	(7)	30	—	—
Long-term debt and credit facility financing fees paid	(11)	(4)	—	(7)	—	(22)
IPO related costs	(11)	—	—	—	—	(11)
Payment of dividends	(494)	—	(21)	(108)	100	(523)
Capital contributions from affiliates	(8)	—	8	—	—	—

	68	(118)	(20)	189	100	219

Effect of exchange rates on cash and equivalents	—	—	—	(5)	—	(5)

Increase (decrease) in cash and equivalents	(64)	—	—	95	—	31
Cash and equivalents at beginning of year	72	—	—	80	—	152

Cash and equivalents at end of year	$8	$—	$—	$175	$—	$183

HEXION SPECIALTY CHEMICALS, INC.

Notes to Consolidated Financial Statements—(Continued)

(dollars in millions)

YEAR ENDED DECEMBER 31, 2004

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Hexion Specialty Chemicals, Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows provided by (used in) from Operating Activities	$(263)	$—	$6	$225	$—	$(32)

Cash Flows provided by (used in) Investing Activities
Capital expenditures	(38)	—	—	(19)	—	(57)
Acquisition of business, net of cash acquired	253	—	—	(405)	—	(152)
Cash combination of Borden Chemical	185	—	—	—	—	185
Proceeds from the sale of assets	2	—	2	—	—	4

	402	—	2	(424)	—	(20)

Cash flows provided by (used in) Financing Activities
Net short-term debt (repayments) borrowings	(9)	—	—	3	—	(6)
Borrowings of long-term debt	256	—	—	37	—	293
Repayments of long-term debt	(157)	—	—	(38)	—	(195)
Affiliated loan (repayments) borrowings	(270)	—	14	256	—	—
Dividends received (paid)	23	—	(22)	(1)	—	—
Proceeds related to Resolution Specialty Transaction	60	—	—	—	—	60
Other	(4)	—	—	—	—	(4)

	(101)	—	(8)	257	—	148

Effect of exchange rates on cash and cash equivalents	—	—	—	7	—	7

Increase in cash and equivalents	38	—	—	65	—	103
Cash and equivalents at beginning of year	34	—	—	15	—	49

Cash and equivalents at end of year	$72	$—	$—	$80	$—	$152

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of

Hexion Specialty Chemicals, Inc.:

In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Hexion Specialty Chemicals, Inc. and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, based on our audits and the reports of other auditors, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We did not audit the financial statements of Hexion Specialty Chemicals Canada, Inc., a wholly-owned subsidiary, which statements reflect total assets of $953 million as of December 31, 2005 and total revenues of $1,181 million, for the year ended December 31, 2005 nor did we audit the financial statements and financial statement schedule of Borden Chemical, Inc., a company which has been consolidated with other entities to form the Company, which statements reflect total revenues of $702 million for the period August 12, 2004 to December 31, 2004. Those statements and schedule were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Hexion Specialty Chemicals Canada, Inc. and Borden Chemical, Inc., is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

As discussed in Note 12 to the consolidated financial statements, the Company changed the manner in which it accounts for defined benefit and other postretirement plans as of December 31, 2006.

PRICEWATERHOUSECOOPERS LLP

Columbus, Ohio

March 22, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder

of Borden Chemical, Inc.:

We have audited the consolidated statements of operations and comprehensive loss, shareholder’s deficit, and cash flows of Borden Chemical, Inc. (a wholly owned subsidiary of BHI Acquisition Corp., which is a majority owned subsidiary of BHI Investment, LLC) and subsidiaries (the “Company”) for the period from August 12, 2004 to December 31, 2004. Such financial statements are not presented separately herein. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Borden Chemical, Inc. and subsidiaries for the period from August 12, 2004 to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Columbus, Ohio

April 24, 2005, except for the effects of

    Notes 20 and 21, as to which the dates are

    April 27, 2005 and August 18, 2005, respectively

HEXION SPECIALTY CHEMICALS, INC.

Schedule II—Valuation and Qualifying Accounts

Column A	Column B	Column C			Column D	Column E
		Additions
Description	Balance at Beginning of Period	Charged to cost and expenses	Charged to other accounts		Deductions	Balance at End of Period
Allowance for Doubtful Accounts:
Year ended December 31, 2006	$19	$5	$—		$(3)	$21
Year ended December 31, 2005	15	4	7	(1)	(7)	19
Year ended December 31, 2004	3	1	16	(2)	(5)	15

(1)	Includes $6 Bakelite allowance from the date of acquisition, April 29, 2005.
(2)	Includes $3 Resolution Specialty allowance from August 2, 2004 and $13 Borden Chemical allowance from August 12, 2004, their respective dates of acquisition by Apollo.

BORDEN CHEMICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE (LOSS) INCOME (UNAUDITED)

	Six Months ended June 30,
	2004	2003
	(In thousands, except per share data)
Net sales	$798,401	$720,051
Cost of goods sold	638,718	581,468

Gross margin	159,683	138,583

Distribution expense	35,992	33,385
Marketing expense	23,397	21,159
General & administrative expense	46,893	51,789
Transaction-related costs (see Note 1)	7,236	—
Business realignment expense and impairments	261	1,421
Other operating expense	2,841	3,666

Operating income	43,063	27,163

Interest expense	23,696	22,839
Affiliated interest expense	99	323
Other non-operating expense	571	1,002

Income (loss) before income tax	18,697	2,999
Income tax expense (benefit)	145,797	(13,746)

Net (loss) income	$(127,100)	$16,745

Comprehensive (loss) income	$(133,033)	$39,758

Basic and Diluted Per Share Data
Net income (loss)—basic and diluted	$(0.64)	$0.08

Average number of common shares outstanding during the period—basic	199,308	199,312
Average number of common shares outstanding during the period—diluted	199,308	199,970

See Notes to Condensed Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(UNAUDITED)

June 30, 2004
(In thousands)
ASSETS
Current Assets
Cash and equivalents	$32,190
Accounts receivable (less allowance for doubtful accounts of $12,671)	208,986
Accounts receivable from affiliates	301
Inventories:
Finished and in-process goods	43,005
Raw materials and supplies	45,562
Deferred income taxes	23,476
Other current assets	9,721

363,241

Investments and Other Assets
Deferred income taxes	2,320
Other assets	23,241

25,561

Property and Equipment
Land	33,103
Buildings	103,829
Machinery and equipment	699,215

836,147
Less accumulated depreciation	(395,501)

440,646
Goodwill	56,395
Other Intangible Assets	5,064

Total Assets	$890,907

See Notes to Condensed Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET—(Continued)

(UNAUDITED)

June 30, 2004
(In thousands except share data)
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts and drafts payable	$162,901
Debt payable within one year	5,654
Loans payable to affiliates	7,380
Income taxes payable	32,168
Interest payable	12,359
Other current liabilities	66,086

286,548

Other Liabilities
Long-term debt	529,947
Non-pension post-employment benefit obligations	121,804
Long-term pension liability	70,915
Other long-term liabilities	110,324

832,990

Commitments and Contingencies (See Note 8)

Shareholders’ Deficit
Common stock—$0.01 par value: authorized 300,000,000 shares, Issued 201,754,598, treasury 858,970, outstanding 200,895,628 shares	2,009
Paid-in capital	1,248,300
Receivable from parent	(536,383)
Deferred compensation	(893)
Accumulated other comprehensive income	(134,126)
Accumulated deficit	(807,538)

(228,631)

Total Liabilities and Shareholders’ Deficit	$890,907

See Notes to Condensed Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six months ended June 30,
	2004	2003
	(In thousands)
Cash Flows from (used in) Operating Activities
Net income (loss)	$(127,100)	$16,745
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Tax valuation allowance	137,110	—
Deferred tax benefit	(326)	(23,532)
Depreciation and amortization	24,029	22,906
Business realignment expense and impairments	261	1,421
Minority interest expense (income)	944	(234)
Other non-cash adjustments	1,217	1,796
Net change in assets and liabilities:
Accounts receivable	(26,961)	(30,744)
Inventories	(8,477)	2,859
Accounts and drafts payable	37,765	6,318
Income taxes	(1,368)	3,808
Other assets	6,327	13,637
Other liabilities	(16,085)	(15,472)

	27,336	(492)

Cash Flows from (used in) Investing Activities
Capital expenditures	(19,255)	(15,621)
Proceeds from the sale of assets	9,359	2,231

	(9,896)	(13,390)

Cash Flows (used in) from Financing Activities
Net short-term debt (repayments) borrowings	(2,513)	(1,456)
Borrowings of long-term debt	—	255
Repayment of long-term debt	(19)	—
Affiliated (repayments) borrowings	(10,880)	(51,382)
Decrease in restricted cash	—	65,281
Repurchases of common stock from management	—	(286)

	(13,412)	12,412

Increase in cash and equivalents	4,028	(1,470)
Cash and equivalents at beginning of year	28,162	14,740

Cash and equivalents at end of period	$32,190	$13,270

Supplemental Disclosures of Cash Flow Information
Cash paid:
Interest, net	$23,750	$22,493
Income taxes, net	10,381	6,019

See Notes to Condensed Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT (UNAUDITED)

(In thousands)

	Common Stock	Paid-in Capital	Receivable From Parent	Deferred Compensation	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
Balance, December 31, 2003	$2,009	$1,224,011	$(512,094)	$(1,488)	$(128,193)	$(680,438)	$(96,193)

Net loss						(127,100)	(127,100)
Translation adjustments and other					(5,933)		(5,933)

Comprehensive loss							(133,033)

Interest accrued on notes from parent		24,289	(24,289)				—
Compensation expense on restricted stock				595			595

Balance, June 30, 2004	$2,009	$1,248,300	$(536,383)	$(893)	$(134,126)	$(807,538)	$(228,631)

See Notes to Condensed Consolidated Financial Statements

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands except per share amounts and as otherwise indicated)

1. Background and Nature of Operations

Borden Chemical, Inc. (the “Company”) was incorporated on April 24, 1899. The Company is engaged primarily in manufacturing, processing, purchasing and distributing forest products and industrial resins, formaldehyde, oil field products, UV coatings and other specialty and industrial chemicals worldwide. Production facilities are located throughout the U.S. and in many foreign countries. The Company has three reportable segments: Forest Products, Performance Resins and International. See Note 6.

The Company has been controlled by an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) since 1995. The Company’s immediate parent is Borden Holdings, Inc. (“BHI”), which is a wholly owned subsidiary of BW Holdings, LLC (“BWHLLC”), an entity controlled by KKR.

On July 6, 2004 an affiliate of Apollo Management LP (“Apollo”) entered into a stock purchase agreement with BWHLLC, BHI, the Company and certain members of Company’s management. Pursuant to this agreement, Apollo will acquire (the “Acquisition”) all of the outstanding capital stock of BHI, and all of the outstanding capital stock of the Company not otherwise owned by BHI will be redeemed. Completion of the Acquisition is subject to customary closing conditions. The Company and BHI will continue to operate independently until those conditions are satisfied and closing occurs.

The Acquisition, and the payment of estimated transaction fees and expenses will be financed with the net proceeds of a $475 million second-priority senior secured private debt offering and certain equity contributions from Apollo. The Company may refinance certain existing debt with a portion of this funding. The Acquisition is expected to be completed in the third quarter of 2004. During the second quarter of 2004 the Company incurred $7,236 of expenses related to the Acquisition and for a prior registration statement (subsequently withdrawn) for a proposed initial public offering of the Company’s common stock.

2. Basis of Presentation

The accompanying unaudited Consolidated Financial Statements include the accounts of Borden Chemical, Inc. and its subsidiaries, after elimination of intercompany accounts and transactions and contain all adjustments, which in the opinion of management are necessary for a fair presentation of the results for the interim periods. Results for the interim periods are not necessarily indicative of results for the full year.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

Stock-Based Compensation—The Company accounts for stock-based compensation under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and has adopted the disclosure-only provision of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” and SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment to SFAS No. 123.” The following table sets forth the required reconciliation of reported and pro forma net (loss) income and earnings per share (“EPS”) under SFAS No. 148:

	Six months ended June 30,
	2004	2003
Net (loss) income applicable to common stock	$(127,100)	16,745
Add: Stock-based employee compensation expense included in reported net income, net of related tax benefit	—	67
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards granted since January 1, 1996, net of related tax effects	(97)	(56)

Pro forma net (loss) income	$(127,197)	$16,756

Average shares outstanding (in thousands)—basic	199,308	199,312
Average shares outstanding (in thousands)—diluted	199,308	199,970
Per share as reported (basic and diluted)	$(0.64)	$0.08
Per share pro forma (basic and diluted)	$(0.64)	$0.08

At June 30, 2004, options to purchase 5,578,850 common shares of the Company were outstanding, of which none are considered dilutive. At June 30, 2003, options to purchase 2,290,040 common shares of the Company were outstanding, of which 1,492,000 were considered dilutive.

Earnings Per Share

The Company’s basic and diluted earnings per share are calculated as follows:

	Six months ended June 30,
	2004	2003
Net income (loss) applicable to common shareholders	$(127,100)	$16,745
Effect of dilutive options	—	—

Diluted EPS—Numerator	(127,100)	16,745

Average share outstanding (in thousands)—basic	199,308	199,312
Effect of dilutive options (in thousands)	—	658

Diluted EPS—Denominator (in thousands)	199,308	199,970

Diluted EPS	$(0.64)	$0.08

Reclassification—Previously, at June 30, 2004, income taxes payable of $24,374 was classified as Other long-term liabilities. This amount has been reclassified as Income taxes payable in the current presentation. In addition, for the six months ended June 30, 2004, $348 of Distribution expense and $1,109 of General & administrative expense were reclassified to Cost of goods sold as a result of standardizing the classification of corporate controlled charges across the Company.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

3. Business Realignment

In June 2003, the Company initiated a realignment program (the “2003 realignment program”) designed to reduce operating expenses and increase organizational efficiency. The components of this program include reducing headcount, streamlining processes, consolidating manufacturing processes and reducing general and administrative expenses. We expect to complete this program in the first quarter of 2005 and will incur additional expenses through its completion. In addition, we have certain additional long-term realignment programs initiated prior to 2003, which primarily relate to consolidation of plant facilities.

Six Months Ended June 30, 2004

In the first half of 2004, the Company recorded business realignment expense of $261, consisting of plant closure costs (which include plant employee severance and plant asset impairments) of $794, offset by a gain of $1,025 from the sale of a former U.S. plant site. Other severance and employee costs of $492 related to continued execution of the 2003 realignment program.

Provided below is a rollforward of the business realignment reserves for the first half of 2004.

	Reserves December 31, 2003	2004 Expense	2004 Settlements/ Charges	Reserves June 30, 2004
Plant closure costs
2003 realignment program	$3,488	$574	$(3,565)	$497
Other programs	4,741	220	(1,034)	3,927
Other severance and employee costs
2003 realignment program	2,784	492	(1,277)	1,999
Other programs	1,151	—	(1,151)	—

	$12,164	$1,286	$(7,027)	$6,423

Plant Closure Costs

Expenses for plant closure reported for the first half of 2004 of $794 relate primarily to additional costs relating to the conversion of the France manufacturing facility into a distribution center and the transition of the related production to the U.K. ($286) and other plant closure costs at various sites ($508).

Other Severance and Employee Costs

Year-to-date June 2004 realignment expense also includes additional net severance costs during the first half of 2004 totaling $492, related primarily to the 2003 realignment program.

Gain on the Sale of Assets

During the second quarter 2004, the Company sold a U.S. plant previously closed under a prior year realignment program for a gain of $1,025, which is also recorded in realignment expense.

Six Months Ended June 30, 2003

In the first half of 2003, the Company recorded business realignment expense and impairments of $1,421, consisting of plant closure expenses (which includes plant employee severance and plant asset impairments) of

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

$1,299 less reserve reductions of $1,574, other severance and employee costs of $2,113, a gain on the sale of Melamine of $568, and non-cash asset impairment charges of $151.

Plant Closure and Other Employee Severance Costs

Provided below is a rollforward of business realignment reserve activity for the first half of 2003.

	Reserves December 31, 2002	2003 Expense	2003 Settlements/ Charges	Reserves June 30, 2003
Plant closure costs
2003 realignment program	$—	$—	$—	$—
Other programs	9,568	(275)	(3,382)	5,911

Other severance and employee costs
2003 realignment program	—	1,716	—	1,716
Other programs	3,996	397	(2,824)	1,569

	$13,564	$1,838	$(6,206)	$9,196

Plant Closure Costs

Plant closure income of $275 in the first half of 2003 consisted of a net reduction in reserves no longer required due to the sale of Melamine of $1,574, partially offset by environmental remediation costs of $894 for closed plants in Brazil and other net costs of $405 for plant closures and consolidations.

Other Severance and Employee Costs

The Company recorded severance costs of $2,113 in the first half of 2003. Of this amount, $1,716 related to the 2003 realignment program, and $397 related to other administrative workforce reduction programs.

Gain on the Sale of Assets

During the second quarter 2003, the Company sold its melamine crystal business (“Melamine”), resulting in a gain of $568. The gain is included in realignment expense because the business was sold as part of a prior year realignment program.

Asset Impairment

The Company also recorded asset impairments of $151 related to its Colombian operations in the first six months of 2003.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

4. Pension and Postretirement Expense

Following are the components of net pension and postretirement expense recognized by the Company for the periods ended June 30, 2004 and 2003:

	Pension Six Months Ended June 30,		Postretirement Six Months Ended June 30,
	2004	2003	2004	2003
Service cost	$1,490	$1,128	$36	$36
Interest cost	6,955	7,493	740	3,047
Expected return on plan assets	(8,309)	(7,741)	—	—
Amortization
Unrecognized transition obligation	—	5	—	—
Prior service cost	219	198	(5,177)	(1,432)
Recognized net actuarial loss	3,214	3,519	—	(31)

	$3,569	$4,602	$(4,401)	$1,620

The amortization of prior service cost in 2004 postretirement expense relates to the plan amendment made in the second quarter of 2003.

5. Comprehensive Income (Loss)

Comprehensive (loss) income is computed as follows:

	Six Months Ended June 30,
	2004	2003
Net income (loss)	$(127,100)	$16,745
Foreign currency translation adjustments	(5,933)	23,013

	$(133,033)	$39,758

The currency translation adjustments in 2004 relate primarily to unfavorable changes in exchange rates in Brazil, Canada, Australia and the U.K. The favorable foreign currency translation adjustments in 2003 relate primarily due to favorable changes in exchange rates in Canada and Brazil.

6. Segment Data

The Company has three reportable segments: Forest Products, Performance Resins and International. Consolidated results also include general corporate and administrative expenses disclosed as “Corporate and Other” and activities related to Melamine, which was shut down in 2002, sold in 2003 and is disclosed as “Divested Business.” These are presented to provide a complete picture of the Company’s results.

Forest Products includes the North American forest products resins and formaldehyde product lines. The key business drivers for Forest Products are housing starts, furniture demand, panel production capacity and chemical intermediates sector operating conditions.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

Performance Resins includes the North American specialty resins, foundry resins and oil field product lines. Performance Resins’ key business drivers are housing starts, auto builds, active gas drilling rigs and the general industrial sector performance.

International includes production operations in Europe, Latin America and Asia Pacific. Principal countries of operation are the U.K., Brazil, Australia and Malaysia. Product lines include formaldehyde, forest products and performance resins and consumer products. The key business drivers for International are export levels, panel production capacity, housing starts, furniture demand and the local political and general economic environments.

Corporate and Other represents general and administrative expenses and income and expenses related to liabilities retained from businesses sold in previous years.

Operating Results by Segment:

In previous documents filed with the SEC Adjusted EBITDA was the description used in our segment footnote to describe our segment performance measure. For purposes of this document we have described our segment performance measure as “Segment EBITDA”. We intend to use the term Segment EBITDA to measure segment performance in future SEC documents.

Following is a comparison of net sales and net income (loss) before depreciation and amortization, interest expense, other non-operating expense (income) income taxes and other adjustments (which may include costs associated with business realignment activities, dispositions and pension settlement charges). The Company refers to this as “Segment EBITDA.” Segment EBITDA is presented by segment and for Corporate and Other and Divested Business of the Company for the six months ended June 30, 2004 and 2003. Segment EBITDA information is presented with the Company’s segment disclosures because it is the measure used by the Company’s management in the evaluation of operating results and in determining allocations of capital resources among the business segments. It is also the metric used by the Company to set management and executive incentive compensation.

Net Sales

	Six Months Ended June 30,
	2004	2003
Forest Products	$417,852	$379,735
Performance Resins	207,718	188,937
International	172,831	151,373
Divested Business	—	6

	$798,401	$720,051

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

Segment EBITDA

	Six Months Ended June 30,
	2004	2003
Forest Products	$53,103	$42,622
Performance Resins	24,269	24,295
International	16,901	15,985
Corp & Other	(18,397)	(28,219)

Total	$75,876	$54,683

The table below reconciles Segment EBITDA to net (loss) income, which management believes to be the most directly comparable GAAP financial measure.

Reconciliation of Segment EBITDA to Net Income (Loss)

	Six Months Ended June 30,
	2004	2003
Segment EBITDA:
Forest Products	$53,103	$42,622
Performance Resins	24,269	24,295
International	16,901	15,985
Corporate and Other	(18,397)	(28,219)
Reconciliation:
Depreciation and amortization	(24,029)	(22,906)
Adjustments to Segment EBITDA (described below)	(8,784)	(4,614)
Interest expense	(23,696)	(22,839)
Affiliated interest expense	(99)	(323)
Other non-operating expense	(571)	(1,002)
Income tax (expense) benefit	(145,797)	13,746

Net (loss) income	$(127,100)	$16,745

Adjustments to Segment EBITDA

The following items are not included in Segment EBITDA:

Six months ended June 30, 2004	Plant Closure (1)	Severance	Other (2)	Total
Forest Products	$189	$(334)	$(457)	$(602)
Performance Resins	961	—	(46)	915
International	(932)	(119)	(25)	(1,076)
Corporate and Other	13	(39)	(7,995)	(8,021)

Total	$231	$(492)	$(8,523)	$(8,784)

(1)

Plant closure income for the six months ended June 30, 2004 of $231 relates primarily to a gain of $1,025 on the sale of a U.S. plant site previously closed under a realignment program, partially offset by costs

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

relating to the shut-down of several international sites. These expenses include additional costs relating to the conversion of the France manufacturing facility into a distribution center and the transition of the related production to the U.K. ($286) and other plant closure costs at various sites ($508).

(2)	Other expenses of $8,523 not included in Segment EBITDA through June 30, 2004 relate primarily to Transaction-related costs of $7,236 and severance expense included in general and administrative expense for positions to be replaced as part of the 2003 realignment program.

Six months ended June 30, 2003	Plant Closure (1)	Severance (2)	Impairment	Other (3)	Total
Forest Products	$698	$66	$—	$(570)	$194
Performance Resins	(163)	(310)	—	—	(473)
International	(1,690)	(171)	(151)	—	(2,012)
Corporate and Other	(146)	(1,698)	—	(2,317)	(4,161)
Divested Business	2,144	—	—	(306)	1,838

Total	$843	$(2,113)	$(151)	$(3,193)	$(4,614)

(1)	Plant closure income of $843 in the first half of 2003 was generated by the sale of Melamine in the second quarter and consisted of a net reduction in related reserves of $1,574 and a gain on the sale of $568. These income items were partially offset by environmental remediation costs of $894 for closed plants in Brazil and other net costs of $405 for plant closures and consolidations.
(2)	The Company recorded severance costs of $2,113 in the first half of 2003. Of this amount, $1,716 is related to the 2003 realignment program, and $397 related to other administrative workforce reduction programs.
(3)	Other expenses of $3,193 not included in Segment EBITDA for the first half of 2003 primarily represent severance expense, included in general and administrative expense, incurred by us for positions to be replaced and expenses incurred related to the closure of Melamine.

7. Guarantees and Indemnifications

Standard Guarantees / Indemnifications

In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company indemnifies another party for, among other things, breaches of representations and warranties. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of assets or businesses, (ii) leases of real property, (iii) licenses of intellectual property and (iv) long-term supply agreements. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords or lessors in lease contracts, (iii) licensors or licensees in license agreements and (iv) vendors or customers in long-term supply agreements.

These parties may also be indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Additionally, in connection with the sale of assets and the divestiture of businesses, the Company may agree to indemnify the buyer with respect to liabilities related to the pre-closing operations of the assets or businesses sold. Indemnities related to pre-closing operations generally include tax liabilities, environmental liabilities and employee benefit liabilities not assumed by the buyer in the transaction.

Indemnities related to the pre-closing operations of sold assets normally do not represent additional liabilities to the Company, but simply serve to protect the buyer from potential liability associated with the Company’s existing obligations at the time of sale. As with any liability, the Company has accrued for those pre-closing obligations that are considered probable and reasonably estimable. Amounts recorded are not significant at June 30, 2004.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). With respect to certain of the aforementioned guarantees, the Company has limited reimbursement agreements from affiliates or maintains limited insurance coverage that mitigates potential payments to be made. There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under these guarantees nor is the Company able to develop an estimate of the maximum potential amount of future payments to be made under these guarantees as the triggering events are not predictable.

In addition the Company has agreed to indemnify KKR for any claims resulting from its services to the Company and its affiliates. The indemnification does not expire, and the Company is not able to determine a maximum exposure under the agreement. However, the Company does have an indemnification agreement from BHI for any amounts that it must pay under the KKR indemnity relating to World Kitchen, Inc., a former affiliate of the Company.

The Company has not entered into any significant agreement subsequent to January 1, 2003 that would require it, as a guarantor, to recognize a liability for the fair value of obligations it has undertaken in issuing the guarantee.

Subsidiary Guarantees

The Company guarantees the bank debt of one of its Brazilian subsidiaries up to a maximum U.S. equivalent of $6,700.

In connection with the conversion of the $34,000 Parish of Ascension Industrial Revenue Bonds (“IRBs”) to a fixed rate, the Company’s Canadian and U.K. subsidiaries have guaranteed the Company’s IRBs.

Contingent Sale/Purchase Consideration

The Limited Liability Agreement of HA-International, LLC (“HAI”), the Company’s joint venture, provides Delta-HA, Inc. (“Delta”), the Company’s partner in HAI, the right to purchase between 3-5% of additional interest in HAI each year, beginning in 2004. Delta is limited to acquiring a maximum of 25% of additional interest in HAI under this arrangement. Pursuant to this provision, in the first quarter of 2004, Delta provided the Company with written notice of their intention to exercise their option to purchase an additional 5% interest in 2004. Delta’s purchase price of the interest is based on the enterprise value of HAI determined by applying a contractually agreed upon multiple to EBITDA, as defined in the agreement.

The Fentak Pty. Ltd. acquisition agreement includes a contingent purchase consideration provision based on achievement of certain targeted earnings before interest and taxes. Maximum annual payments are AU$600 for the period 2004-2006.

In connection with the acquisition of assets from Southeastern Adhesives Company, the Company agreed to pay a royalty fee to the seller based on sales levels to existing regular customers of the business as of the closing date. To the extent that annual sales exceed targeted levels, the Company is obligated to pay up to $300 per year, for a five-year period.

Warranties

The Company does not make express warranties on its products, other than that they comply with the Company’s specifications; therefore, the Company does not record a warranty liability. Adjustments for product quality claims are not material and are charged against sales revenues.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

8. Commitments and Contingencies

Environmental Matters

Because the Company’s operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials, the Company is subject to extensive environmental regulation at the Federal and state level and is exposed to the risk of claims for environmental remediation or restoration. In addition, violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

Accruals for environmental matters are recorded following the guidelines of Statement of Position 96-1, “Environmental Remediation Liabilities,” when it is probable that a liability has been incurred and the amount of the liability can be estimated. Environmental accruals are reviewed on an interim basis and as events and developments warrant. Based on management’s estimates, which are determined through historical experience, the Company has recorded liabilities, relating to 54 locations, of approximately $37,400 at June 30, 2004, for all probable environmental remediation, indemnification and restoration liabilities. These amounts include estimates of unasserted claims the Company believes are probable of loss and reasonably estimable. Based on the factors discussed below and currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $22,300 to $73,500, in the aggregate, at June 30, 2004. This estimate of the range of reasonably possible costs is less certain than the estimates upon which the liabilities are based, and in order to establish the upper end of such range, assumptions less favorable to the Company among the range of reasonably possible outcomes were used. As with any estimate, if facts or circumstances change, the final outcome could differ materially from these estimates. The Company has not taken into consideration insurance coverage or any anticipated recoveries from other third parties in determining the liability or range of possible outcomes. The Company’s current insurance coverage provides very limited, if any, coverage for environmental matters.

Following is a more detailed discussion of the Company’s environmental liabilities and related assumptions:

BCP Geismar Site—The Company formerly owned a basic chemicals and polyvinyl chloride business which was taken public as Borden Chemicals and Plastics Operating Limited Partnership (“BCPOLP”) in 1987. The Company retained a 1% interest and the general partner interest, which were held by its subsidiary, BCP Management, Inc. (“BCPM”). The Company also retained the liability for certain environmental matters after BCPOLP’s formation. Under a Settlement Agreement approved by the United States Bankruptcy Court for the District of Delaware among the Company, BCPOLP, BCPM, the United States Environmental Protection Agency and the Louisiana Department of Environmental Quality, the Company agreed to perform certain of BCPOLP’s obligations with respect to environmental conditions at BCPOLP’s Geismar, Louisiana site. These obligations are related to soil and groundwater contamination at the Geismar site. The Company bears the sole responsibility for these obligations, as there are no other potentially responsible parties (“PRPs”) or third parties from which the Company can seek reimbursement, and no additional insurance recoveries are expected.

A groundwater pump and treat system for the removal of contaminants is operational, and preliminary natural attenuation studies are proceeding. The Company has performed extensive soil and groundwater testing. Regulatory agencies are reviewing the current findings and remediation efforts. If closure procedures and remediation systems prove inadequate, or if additional contamination is discovered, this could result in the costs approaching the higher end of the range of possible outcomes discussed below.

The Company has recorded a liability of approximately $21,500 at June 30, 2004 related to the BCP Geismar site. Based on currently available information and analysis, the Company believes that it is reasonably

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

possible that costs associated with this site may fall within a range of $13,300 to $33,300, depending upon the factors discussed above. Due to the long-term nature of the project, the reliability of timing and estimability of remediation payments, this liability was recorded at its net present value, assuming a 3% discount rate and a time period of thirty years, and the range of possible outcomes is discounted similarly. The undiscounted liability is approximately $33,000 over thirty years.

Following are expected payments for each of the next five years and a reconciliation of the expected aggregate payments to the liability reflected at June 30, 2004:

2004	$2,100
2005	1,100
2006	1,700
2007	1,500
2008	700
Remaining aggregate payments	25,900

Total undiscounted liability	33,000
Less: discount to net present value	(11,500)

Liability per Consolidated Balance Sheet	$21,500

Superfund Sites / Offsite Landfills—The Company is currently involved in environmental remediation activities at 26 sites where it has been notified that it is, or may be, a PRP under the United States Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or similar state “superfund” laws. The Company has recorded liabilities of approximately $7,400 at June 30, 2004, for environmental remediation costs related to these sites. The Company anticipates approximately 60% of this liability will be paid within the next five years, with the remaining payments occurring over the next twenty-five years. The Company generally does not bear a significant level of responsibility for these sites and has little control over the costs and timing of cash flows. At 17 of the 26 sites, the Company’s share is less than 1%. At the remaining 9 sites, the Company has a share of up to 8.8% of the total liability which accounts for approximately $6,300 of the total amount reserved for superfund / offsite landfill sites at June 30, 2004. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with the superfund / offsite landfill sites may be as low as $3,900 or as high as $15,700, in the aggregate. In estimating both its current reserves for environmental remediation at these sites and the possible range of additional costs, the Company has not assumed that it will bear the entire cost of remediation of every site to the exclusion of other known PRPs who may be jointly and severally liable. The Company has limited information to assess the viability of other PRPs and their probable contribution on a per site basis. The range of possible outcomes also takes into account the maturity of each project, which results in a more narrow range as the project progresses. The Company’s ultimate liability will depend on many factors including its volumetric share of waste, the financial viability of other PRPs, the remediation methods and technology used, the amount of time necessary to accomplish remediation, and the availability of insurance coverage. The Company’s insurance provides very limited, if any, coverage for these environmental matters.

Sites Under Current Ownership—The Company is conducting environmental remediation at 7 locations currently owned by the Company, of which 4 sites are no longer operating. There are no other parties responsible for remediation at these sites. Much of the remediation is being performed by the Company on a voluntary basis; therefore, the Company has greater control over the costs to be incurred and the timing of cash flows. The Company has accrued approximately $5,000 at June 30, 2004, for remediation and restoration liabilities at these

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

locations. The Company anticipates approximately $3,500 of these liabilities will be paid within the next three years, with the remaining amounts being paid over the next ten years. Approximately $3,300 of these reserves is included in the Company’s business realignment reserve, as the environmental clean up is being handled in conjunction with planned closure of the location (see Note 3). Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $3,100 to $13,300, in the aggregate. The factors influencing the ultimate outcome include the methods of remediation to be elected, the conclusions and assessment of site studies remaining to be completed and the time period required to complete the work.

Other Sites—The Company is conducting environmental remediation at 9 locations (10 locations as of December 31, 2003) formerly owned by the Company. The Company has accrued approximately $1,800 at June 30, 2004, for remediation and restoration liabilities at these locations. The Company anticipates cash outflows of approximately $1,500 within the next three years, with the remainder occurring over the next ten years. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $1,300 to $9,000, in the aggregate. The primary drivers in determining the final costs to the Company on these matters are the method of remediation selected and the level of participation of third parties.

In addition, the Company is responsible for 10 sites that require monitoring where no additional remediation is expected and has also established accruals for other related costs, such as fines and penalties. The Company has accrued approximately $1,700 at June 30, 2004, related to these sites. Payment of these liabilities is anticipated to occur over the next ten years. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $700 and $2,200, in the aggregate. The ultimate cost to the Company will be influenced by any variations in projected monitoring periods or by findings that are better or worse than anticipated findings.

The Company formerly operated the Smith Douglass fertilizer business which included a phosphate mining operation in Manatee County, Florida and an animal food processing operation in Hillsborough County, Florida. Both operations were sold in 1980. The EPA has sent the Company and another former owner of the Manatee County facility a request for $112 relating to oversight costs incurred when the site was abandoned by its current owner. The Company is disputing the charge. The Company is aware that state and Federal environmental agencies have taken measures to prevent the off-site release of water from rainfall that accumulated in the drainage ditches and lagoons surrounding the gypsum piles located on this site. The Company is aware that the current owner of the Hillsborough County site ceased operations in March of 2004 and is working with governmental agencies to effect closure of that site. At this time, the Company has not received any demands from any governmental agencies or others regarding the closure and environmental cleanup at this site, which the Company believes is the responsibility of the current owner. While it is reasonably possible some costs could be incurred related to these sites, the Company has inadequate information to enable it to estimate a potential range of liability, if any.

Non-Environmental Legal Matters

Following is a discussion of non-environmental legal proceedings that are not in the ordinary course of business:

Subsidiary Bankruptcy—The Company’s former subsidiary, BCPM, filed for protection under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware on March 22, 2002. BCPM served as the general partner and held a 1% interest in BCPOLP, which was created in

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

November 1987 and operated as a commodity chemicals producer. On April 3, 2001, BCPOLP filed for protection under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware. On February 5, 2003, the U.S. Bankruptcy Court approved a Joint Plan of Liquidation for BCPOLP and BCPM which provided for the transfer of the remaining assets of both entities, including preference, avoidance and other claims against third parties (including the Company) to separate liquidating entities for liquidation and distribution to their creditors. The transfer of the remaining assets of both entities to the liquidating agents was effective March 13, 2003, and the Company’s ownership interest in BCPM was extinguished.

On March 19, 2004, the Company reached a tentative agreement with BCPM Liquidating LLC, the successor in interest to BCPM, providing for the settlement of all of its claims for a payment by the Company of $6,000, and with BCP Liquidating LLC, the successor in interest to BCPOLP, providing for the settlement of all of its claims for a payment by the Company of $1,050. In June 2004, the bankruptcy court approved the settlements and the $6,000 and $1,050 payments were made shortly thereafter.

Imperial Home Décor Group—In 1998, pursuant to a merger and recapitalization transaction sponsored by The Blackstone Group (“Blackstone”) and financed by The Chase Manhattan Bank (“Chase”), Borden Decorative Products Holdings, Inc. (“BDPH”), a wholly owned subsidiary of the Company, was acquired by Blackstone and subsequently merged with Imperial Wallcoverings to create Imperial Home Décor Group (“IHDG”). Blackstone provided $84,500 in equity, a syndicate of banks funded $198,000 of senior secured financing and $125,000 of senior subordinated notes were privately placed. The Company received approximately $309,000 in cash and 11% of IHDG common stock for its interest in BDPH at the closing of the merger. On January 5, 2000, IHDG filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The IHDG Litigation Trust (the “Trust”) was created pursuant to the plan of reorganization in the IHDG bankruptcy to pursue preference and other avoidance claims on behalf of the unsecured creditors of IHDG. In November 2001, the Trust filed a lawsuit against the Company and certain of its affiliates in U.S. Bankruptcy Court in Delaware seeking to have the IHDG recapitalization transaction voided as a fraudulent conveyance and asking for a judgment to be entered against the Company for $314,400 plus interest, costs and attorney fees. The parties have agreed to pursue non-binding mediation in September of 2004.

The Company has accrued legal expenses for scheduled depositions related to this matter and alternative dispute resolution. To the extent that additional depositions or legal work is required, legal defense costs will increase. The Company has not recorded a liability for any potential losses because a loss is not considered probable based on current information. The Company believes it has strong defenses to the Trust’s allegations and intends to defend the case vigorously. While it is reasonably possible the resolution of this matter may result in a loss due to the many variables involved, the Company is not able to estimate the range of possible outcomes at this time.

Brazil Tax Claim—In 1992, the State of Sao Paolo Administrative Tax Bureau issued an assessment against the Company’s primary Brazilian subsidiary claiming that excise taxes were owed on certain intercompany loans made for centralized cash management purposes, characterized by the Tax Bureau as intercompany sales. Since that time, management and the Tax Bureau have held discussions, and the subsidiary has filed an administrative appeal seeking cancellation of the assessment. In December 2001, the Administrative Court upheld the assessment in the amount of 52 million Brazilian Reals, or approximately US$17,000, an amount that includes tax, penalties, monetary correction and interest. In September 2002, the subsidiary filed a second appeal with the highest-level administrative court, again seeking cancellation of the assessment. The Company believes it has a strong defense against the assessment and will pursue the appeal vigorously, including

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

appealing to the judicial level; however, there is no assurance that the assessment will not be upheld. At this time the Company does not believe a loss is probable; therefore, only related legal fees have been accrued. Reasonably possible losses to the Company resulting from the resolution of this matter range from zero to $17,000.

HAI Grand Jury Investigation—HAI, a joint venture in which the Company has a 75% interest, received a grand jury subpoena dated November 5, 2003 from the U.S. Department of Justice Antitrust Division relating to a foundry resins Grand Jury investigation. HAI has provided documentation in response to the subpoena. As is frequently the case when such investigations are in progress, various antitrust lawsuits have been brought against the Company alleging that the Company and HAI, along with various other entities, engaged in a price fixing conspiracy. The Company has accrued legal fees for the defense of this matter but does not have sufficient information to determine a range of possible outcomes at this time.

CTA Acoustics—From the third quarter, 2003 to the first quarter, 2004 six lawsuits were filed against the Company in the 27th Judicial District, Laurel County Circuit Court, in Kentucky, arising from an explosion at a customer’s plant where seven plant workers were killed and over 40 other workers were injured. The lawsuits primarily seek recovery for wrongful death, emotional and personal injury, loss of consortium, property damage and indemnity. The Company expects that a number of these suits will be consolidated. The litigation also includes claims by its customer against its insurer and the Company. The Company is pursuing a claim for indemnity against its customer, based on language in the contract with them. The Company has accrued $5,000 relating to these actions and has insurance coverage to address any payments and legal fees in excess of this amount.

Other Legal Matters—The Company is involved in various product liability, commercial and employment litigation, personal injury, property damage and other legal proceedings which are considered to be in the ordinary course of business. There has been increased publicity about asbestos liabilities faced by manufacturing companies. In large part, as a result of the bankruptcies of many asbestos producers, plaintiff’s attorneys are increasing their focus on peripheral defendants, including the Company, and asserting that even products that contained a small amount of asbestos caused injury. Plaintiffs are also focusing on alleged harm caused by other products we have made or used, including those containing silica and vinyl chloride monomer. The Company does not believe that it has a material exposure relating to these claims and believes it has adequate reserves and insurance to cover currently pending and foreseeable future claims.

The Company has been served in a lawsuit filed in Hillsborough County, Florida Circuit Court which names the Company and several other parties, relating to an animal feed supplement processing site formerly operated by the Company and sold in 1980. The lawsuit is filed on behalf of multiple residents of Hillsborough County living near the site and alleges various injuries related to exposure to toxic chemicals. At this time, the Company has inadequate information from which to estimate a potential range of liability, if any.

The Company has reserved approximately $16,100 at June 30, 2004, relating to all non-environmental legal matters for legal defense and settlement costs that it believes are probable and estimable at this time.

9. Related Party Transactions

Financing and Investing Arrangements

The Company has a borrowing arrangement with BWHLLC, evidenced by a demand promissory note bearing interest at a variable rate. The loan is reported as Loans payable to affiliates on the Consolidated Balance Sheet and totaled $7,380 at June 30, 2004. The interest rate on the amount outstanding at June 30, 2004 was 2.6%. Interest expense totaled $99 for the six months ended June 30, 2004.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

In 2003, the Company and HAI had separate borrowing arrangements with Borden Foods Holdings Corporation (“Foods”), an affiliate, evidenced by demand promissory notes bearing interest at variable rates. The loans were reported as Loans payable to affiliates on the Consolidated Balance Sheet. Interest rates on these loans ranged from 1.0% to 4.75%. In early 2004, the Company entered into the arrangement with BWHLLC and cancelled its arrangement with Foods. In early 2004, HAI obtained a $20,000 credit facility with an external bank and terminated its affiliated borrowing arrangement with Foods. Interest expense, related to the Foods loans, totaled $323 for the six months ended June 30, 2003.

Administrative Service, Management and Consulting Arrangements

KKR provides certain management, consulting and board services to the Company for an annual fixed fee. In 2003 and through April 2004, the fixed fee was $3,000 annually. Beginning in May 2004, the fee was reduced to $1,000. For the six months ended June 30, 2004, the Company recorded $1,167 for amounts due to KKR under this arrangement. In the six months ended June 30, 2003, the management fee recorded was $1,500.

The Company provides certain administrative services to BWHLLC and other affiliates under a service agreement. Fees charged under this agreement were based on the projected cost to the Company to provide these services, primarily based on employee costs. For the six months ended June 30, 2004, the Company charged these affiliates $246 for these services. During the six months ended June 30, 2003, the Company charged these affiliates $270.

The Company has a liability to BHI of $675 at June 30, 2004 for costs incurred related to the pending sale of the Company.

Other Transactions and Arrangements

The Company utilizes Willis Group Holdings, Ltd. (“Willis”), an entity controlled by KKR, as its insurance broker. As of the six months ended June 30, 2004 and 2003, the Company had paid $411 and $237, respectively, to Willis.

10. Income Tax Expense

In connection with the expected sale of BHI, the Company has recorded a non-cash charge of $137,110 to income tax expense in the second quarter of 2004 to increase the valuation reserves related to the Company’s net domestic deferred tax asset.

As a result of the expected sale of the Company, certain limitations will be placed on the utilization of the attributes under U.S. tax law, and the new financing discussed in Note 1 will limit the Company’s flexibility with respect to prior tax planning strategies. As a result, the Company no longer believes that utilization of the net domestic deferred tax asset is more likely than not to occur.

The Company’s remaining net deferred tax liability of $32,014 is reflected in the Consolidated Balance Sheet at June 30, 2004 as a current deferred asset of $23,476 and a long-term deferred tax asset of $2,320, offset by a current deferred tax liability of $3,960 included in other current liabilities and long-term deferred tax liability of $53,850 included in Other long-term liabilities.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

11. Pending Capital Market Transaction

As discussed in Note 1 the Company will be issuing $475 million of second-priority senior secured private debt in connection with the Acquisition.

The Notes will be guaranteed by the Company and certain of its existing and future domestic restricted subsidiaries (the “Guarantors”). The Notes and the related guarantees will be senior obligations secured by a second-priority lien (subject to certain exceptions and permitted liens) on certain of the Guarantors’ existing and future domestic assets.

Supplemental financial information for the Company and the combined non-guarantor subsidiaries and the combined subsidiary guarantors for the Notes are presented below:

FOR THE SIX MONTHS ENDED JUNE 30, 2004

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Borden Chemical Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$479,538	—	$385,814	$(66,951)	$798,401
Cost of Goods Sold	390,764	—	314,905	(66,951)	638,718

Gross Margin	88,774	—	70,909	—	159,683

Distribution expense	21,727	—	14,265	—	35,992
Marketing expense	11,736	—	11,661	—	23,397
General & administrative expense	23,371	$232	23,290	—	46,893
Transaction—related costs	3,920	—	3,316	—	7,236
Business realignment expense and impairments	(775)	—	1,036	—	261
Other operating expense	3,120	(25)	(254)	—	2,841

Operating income (loss)	25,675	(207)	17,595	—	43,063

Interest expense	22,974	—	722	—	23,696
Affiliated interest expense, net	81	—	18	—	99
Intracompany interest expense, net	51,459	(52,061)	602	—	—
Affiliate royalty expense (Income)	9,769	(9,769)	—	—	—
Other non-operating expense	1,782	—	(1,211)	—	571
Equity in (earnings) losses of investees	(69,762)	(2,834)	—	72,596	—

Income (loss) before income tax	9,372	64,457	17,464	(72,596)	18,697

Income tax (benefit) expense	136,472	—	9,325	—	145,797

Net income (loss)	$(127,100)	$64,457	$8,139	$(72,596)	$(127,100)

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

FOR THE SIX MONTHS ENDED JUNE 30, 2003

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Borden Chemical Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$440,346	—	$340,095	$(60,390)	$720,051
Cost of Goods Sold	358,986	—	282,872	(60,390)	581,468

Gross Margin	81,360	—	57,223	—	138,583

Distribution expense	20,810	—	12,575	—	33,385
Marketing expense	10,433	—	10,726	—	21,159
General & administrative expense	30,024	$106	21,659	—	51,789
Business realignment expense and impairments	(204)	—	1,625	—	1,421
Other operating expense	4,836	—	(1,170)	—	3,666

Operating Income (loss)	15,461	(106)	11,808	—	27,163

Interest expense	22,137	—	702	—	22,839
Affiliated interest expense, net	301	—	22	—	323
Intracompany interest expense, net	56,059	(56,648)	589	—	—
Affiliate royalty expense (income)	9,116	(9,116)	—	—	—
Other non-operating expense	1,034	24	(56)	—	1,002
Equity in (earnings) losses of investees	(67,325)	(1,265)	—	68,590	—

Income (loss) before income tax	(5,861)	66,899	10,551	(68,590)	2,999

Income tax (benefit) expense	(22,606)	—	8,860	—	(13,746)

Net income (loss)	$16,745	$66,899	$1,691	$(68,590)	$16,745

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

JUNE 30, 2004

CONDENSED CONSOLIDATING BALANCE SHEET

	Borden Chemical Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and equivalents	$1,178	$217	$30,795	—	$32,190
Accounts receivable	101,620	66	107,300	—	208,986
Accounts receivable from affiliates	17,354	7,035	5,925	$(30,013)	301
Inventories:
Finished and in-process goods	25,156	—	17,849	—	43,005
Raw materials and supplies	26,542	—	19,020	—	45,562
Deferred income taxes	23,132	—	344	—	23,476
Other current assets	6,186	64	3,471	—	9,721

	201,168	7,382	184,704	(30,013)	363,241

Investments and Other Assets
Investment in subsidiaries	6,366,907	17,045	—	$(6,383,952)	—
Deferred income taxes	(6,060)	—	8,380	—	2,320
Loans and interest receivable from affiliates	—	6,084,028	5,047	(6,089,075)	—
Other assets	15,792	—	7,449	—	23,241

	6,376,639	6,101,073	20,876	(12,473,027)	25,561

Property and Equipment
Land	25,119	—	7,984	—	33,103
Buildings	68,333	—	35,496	—	103,829
Machinery and equipment	410,575	531	288,109	—	699,215

	504,027	531	331,589	—	836,147

Less accumulated depreciation	(255,786)	(416)	(139,299)	—	(395,501)

	248,241	115	192,290	—	440,646

Goodwill	36,598	—	19,797	—	56,395
Other intangible assets	4,172	—	892	—	5,064

Total Assets	$6,866,818	$6,108,570	$418,559	$(12,503,040)	$890,907

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

JUNE 30, 2004

CONDENSED CONSOLIDATING BALANCE SHEET—(Continued)

	Borden Chemical Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts and drafts payable	$90,521	—	$72,380	—	$162,901
Debt payable within one year	—	—	5,654	—	5,654
Loans payable to affiliates	7,380	—	—	—	7,380
Other affiliated payables (receivables)	4,675	$60	25,278	$(30,013)	—
Income taxes payable	29,608	—	2,560	—	32,168
Interest payable	12,339	—	20	—	12,359
Other current liabilities	49,986	342	15,758	—	66,086

	194,509	402	121,650	(30,013)	286,548

Other Liabilities
Long-term debt	520,877	—	9,070	—	529,947
Long-term loans payable to affiliates	6,088,796	—	279	(6,089,075)	—
Non-pension postemployment benefit obligations	120,855	—	949	—	121,804
Long-term pension liability	69,071	—	1,844	—	70,915
Other long-term liabilities	101,341	—	8,983	—	110,324

	6,900,940	—	21,125	(6,089,075)	832,990

Shareholders’ Equity (Deficit)	(228,631)	6,108,168	275,784	(6,383,952)	(228,631)

Total Liabilities and Shareholders’ Equity (Deficit)	$6,866,818	$6,108,570	$418,559	$(12,503,040)	$890,907

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

FOR THE SIX MONTHS ENDED JUNE 30, 2004

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Borden Chemical Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from (used in) Operating Activities
Net (loss) income	$(127,100)	$64,457	$8,139	$(72,596)	$(127,100)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Tax valuation allowance	137,110	—	—	—	137,110
Non-cash affiliated interest (1)	51,804	(51,804)	—	—	—
Equity in earnings of investee	(69,762)	(2,834)	—	72,596	—
Non-cash allocation of corporate expenses	(10,251)	—	10,251	—	—
Depreciation and amortization	14,663	61	9,305	—	24,029
Deferred tax (benefit) expense	(328)	—	2	—	(326)
Minority interest expense (income)	944	—	—	—	944
Business realignment expense and impairments	(775)	—	1,036	—	261
Other non-cash adjustments	1,086	—	131	—	1,217
Net change in assets and liabilities
Accounts receivable	(17,857)	4	(9,108)	—	(26,961)
Inventories	(4,130)	—	(4,347)	—	(8,477)
Accounts and drafts payable	24,391	42	13,332	—	37,765
Income Taxes	(1,626)	—	258	—	(1,368)
Other Assets	6,525	(52)	(146)	—	6,327
Other Liabilities	(13,025)	(7)	(3,053)	—	(16,085)

	(8,331)	9,867	25,800	—	27,336

Cash Flows (used in) from Investing Activities
Capital Expenditures	(7,849)	(51)	(11,355)	—	(19,255)
Proceeds from the sale of assets	975	—	8,384	—	9,359

	(6,874)	(51)	(2,971)	—	(9,896)

Cash flows from (used in) Financing Activities
Net short-term debt (repayments) borrowings	(2,548)	—	35	—	(2,513)
Dividends received (paid)	17,797	(14,600)	(3,197)	—	—
Repayment of long-term debt	—	—	(19)	—	(19)
Affiliated (repayments/loans) borrowings/receipts	(236)	4,850	(15,494)	—	(10,880)

	15,013	(9,750)	(18,675)	—	(13,412)

Increase (decrease) in cash and equivalents	(192)	66	4,154	—	4,028
Cash and equivalents at beginning of period	1,370	151	26,641	—	28,162

Cash and equivalents at end of period	$1,178	$217	$30,795	—	$32,190

(1)	Interest on affiliated debt to certain guarantor subsidiaries is settled by increasing the loan principal.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

FOR THE SIX MONTHS ENDED JUNE 30, 2003

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Borden Chemical Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from (used in) Operating Activities
Net (loss) income	$16,745	$66,899	$1,691	$(68,590)	$16,745
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Non-cash affiliated interest (1)	56,448	(56,448)	—	—	—
Equity in earnings of subsidiaries	(67,325)	(1,265)	—	68,590	—
Non-cash allocations of corporate expenses	(9,261)	—	9,261	—	—
Depreciation and amortization	14,512	75	8,319	—	22,906
Deferred tax (benefit) expense	(27,142)	—	3,610	—	(23,532)
Minority interest expense (income)	(234)	—	—	—	(234)
Business realignment expense and impairments	(204)	—	1,625	—	1,421
Other non-cash adjustments	1,730	—	66	—	1,796
Net change in assets and liabilities:
Accounts receivable	(10,040)	86	(20,790)	—	(30,744)
Inventories	1,960	—	899	—	2,859
Accounts and drafts payable	(2,745)	(119)	9,182	—	6,318
Income Taxes	3,037	—	771	—	3,808
Other Assets	13,555	10	72	—	13,637
Other Liabilities	(3,568)	1,866	(13,770)	—	(15,472)

	(12,532)	11,104	936	—	(492)

Cash Flows (used in) from Investing Activities
Capital Expenditures	(9,931)	—	(5,690)	—	(15,621)
Proceeds from the sale of assets	925	—	1,306	—	2,231

	(9,006)	—	(4,384)	—	(13,390)

Cash flows from (used in) Financing Activities
Net short-term debt repayments	(975)	—	(481)	—	(1,456)
Net long-term debt borrowings		—	255	—	255
Affiliated (repayments/loans) borrowings/receipts	(57,463)	840	5,241	—	(51,382)
Decrease (increase) in restricted cash	65,281		—	—	65,281
Dividends received (paid)	14,611	(12,000)	(2,611)	—	—
Net repurchases of common stock from/to management	(286)	—	—	—	(286)

	21,168	(11,160)	2,404	—	12,412

Increase (decrease) in cash and equivalents	(370)	(56)	(1,044)	—	(1,470)
Cash and equivalents at beginning of period	1,838	116	12,786	—	14,740

Cash and equivalents at end of period	$1,468	$60	$11,742	—	$13,270

(1)	Interest on affiliated debt to certain guarantor subsidiaries is settled by increasing the loan principal.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

12. Reclassification

In the Company’s previously issued financial statements for the six months ended June 30, 2004, transaction-related costs of $7,236 (see Note 1) were classified as a non-operating expense. However, after discussions with the staff of the U.S. Securities and Exchange Commission, management concluded that classification of transaction-related costs as an operating expense would be a better presentation. Accordingly, the Company has reflected such reclassification in the accompanying Consolidated Statement of Operations.

BORDEN CHEMICAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2003	2002	2001
	(In thousands, except per share data)
Net sales	$1,434,813	$1,247,885	$1,372,141
Cost of goods sold	1,148,519	968,657	1,060,642

Gross margin	286,294	279,228	311,499

Distribution expense	66,383	61,927	63,929
Marketing expense	42,398	42,503	42,046
General & administrative expense	100,021	109,237	127,967
(Gain) loss on sale of assets	(746)	282	(3,772)
Loss on divestiture of business	—	—	2,303
Business realignment expense and impairments	4,748	19,699	126,408
Other operating expense	6,948	11,872	28,113

Operating income (loss)	66,542	33,708	(75,495)

Interest expense	46,138	47,315	51,613
Affiliated interest expense, net	558	1,402	11,488
Other non-operating expense (income)	1,529	(5,989)	1,841
Investment write-downs	—	—	27,000

Income (loss) from continuing operations before income tax	18,317	(9,020)	(167,437)
Income tax benefit	(4,659)	(2,262)	(30,833)

Income (loss) from continuing operations	22,976	(6,758)	(136,604)
Income from discontinued operations, net of tax	—	—	11,804

Income (loss) before cumulative effect of change in accounting principle	22,976	(6,758)	(124,800)
Cumulative effect of change in accounting principle	—	(29,825)	—

Net income (loss)	22,976	(36,583)	(124,800)
Preferred stock dividends	—	—	(61,846)

Net income (loss) applicable to common stock	$22,976	$(36,583)	$(186,646)

Comprehensive income	$60,420	$(67,784)	$(198,959)

Basic and Diluted Per Share Data
Income (loss) from continuing operations	$0.11	$(0.03)	$(0.69)
Income from discontinued operations, net of tax	—	—	0.06

Income (loss) before cumulative effect of change in accounting principle	0.11	(0.03)	(0.63)
Cumulative effect of change in accounting principle	—	(0.15)	—

Net income (loss)	0.11	(0.18)	(0.63)
Preferred stock dividends	—	—	(0.31)

Net income (loss) applicable to common stock—basic	$0.11	$(0.18)	$(0.94)

Net income (loss) applicable to common stock—dilutive	$0.11	$(0.18)	$(0.94)

Average number of common shares outstanding during the period—basic	199,310	199,319	198,997
Average number of common shares outstanding during the period—dilutive	200,267	199,319	198,997

See Notes to Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2003	December 31, 2002
	(In thousands)
ASSETS
Current Assets
Cash and equivalents	$28,162	$14,740
Restricted cash	—	67,049
Accounts receivable (less allowance for doubtful accounts of $14,459 in 2003 and $12,219 in 2002)	196,093	170,822
Accounts receivable from affiliates	354	5,840
Inventories:
Finished and in-process goods	42,292	45,178
Raw materials and supplies	38,819	41,079
Deferred income taxes	27,085	28,869
Other current assets	13,551	13,232

	346,356	386,809

Investments and Other Assets
Deferred income taxes	113,434	118,368
Other assets	21,725	19,615

	135,159	137,983

Property and Equipment
Land	32,585	31,964
Buildings	103,774	98,313
Machinery and equipment	691,249	649,782

	827,608	780,059
Less accumulated depreciation	(378,724)	(340,321)

	448,884	439,738

Goodwill	57,516	39,640
Other Intangible Assets	5,951	7,610

Total Assets	$993,866	$1,011,780

See Notes to Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONSOLIDATED BALANCE SHEETS—(Continued)

	December 31, 2003	December 31, 2002
	(In thousands except share data)
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts and drafts payable	$127,174	$113,549
Debt payable within one year	8,167	2,779
Loans payable to affiliates	18,260	84,680
Income taxes payable	34,977	55,964
Interest payable	12,524	12,136
Other current liabilities	71,546	78,957

	272,648	348,065

Other Liabilities
Long-term debt	529,966	523,287
Non-pension postemployment benefit obligations	128,723	145,384
Long-term pension obligations	66,656	70,216
Other long-term liabilities	92,066	85,721

	817,411	824,608

Commitments and Contingencies (See Note 22)

Shareholders’ Deficit
Common stock—$0.01 par value: authorized 300,000,000 shares, Issued 201,754,598, treasury 858,970, outstanding 200,895,628 in 2003 and Issued 201,782,598, treasury 858,970, outstanding 200,923,628 shares in 2002.	2,009	2,009
Paid-in capital	1,224,011	1,172,344
Receivable from parent	(512,094)	(463,516)
Deferred compensation	(1,488)	(2,679)
Accumulated other comprehensive income	(128,193)	(165,637)
Accumulated deficit	(680,438)	(703,414)

	(96,193)	(160,893)

Total Liabilities and Shareholders’ Deficit	$993,866	$1,011,780

See Notes to Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2003	2002	2001
	(In thousands)
Cash Flows from (used in) Operating Activities
Net income (loss)	$22,976	$(36,583)	$(124,800)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Loss on divestiture of businesses	—	—	2,303
(Gain) loss on the sale of assets	(746)	282	(3,772)
Deferred tax provision (benefit)	6,223	16,023	(25,883)
Depreciation and amortization	47,319	47,947	59,361
Deferred compensation expense	1,191	892	—
Business realignment expense and impairments	4,748	19,699	126,408
Cumulative effect of change in accounting principle	—	29,825	—
Investment write-downs and other charges	—	—	27,000
Other non-cash adjustments	1,070	(822)	3,063
Net change in assets and liabilities:
Accounts receivable	(3,217)	(12,596)	31,698
Inventories	10,731	2,552	14,679
Accounts and drafts payable	2,492	(8,303)	(20,230)
Income taxes	(30,291)	(21,780)	44,130
Other assets	3,581	(2,571)	(72,388)
Other liabilities	(32,051)	(24,205)	33,551

	34,026	10,360	95,120

Cash Flows (used in) from Investing Activities
Capital expenditures	(41,820)	(38,773)	(47,408)
(Purchase) proceeds from sale of businesses	(14,691)	—	96,977
Proceeds from the sale of assets	14,197	10,237	160,888
Proceeds from sale of note receivable to an affiliate	—	110,000	—
Other, net	—	—	524

	(42,314)	81,464	210,981

Cash Flows from (used in) Financing Activities
Net short-term debt borrowings (repayments)	5,388	1,255	(41,763)
Borrowings of long-term debt	7,925	—	57,400
Repayments of long-term debt	(1,246)	(10,764)	(54,000)
Affiliated (repayments) borrowings	(66,420)	6,130	(212,432)
Payment of note payable to unconsolidated subsidiary	—	(31,581)	—
Decrease (increase) in restricted cash	67,049	(66,165)	(884)
Interest received from parent	—	—	48,578
Common stock dividends paid	—	—	(48,578)
Preferred stock dividends paid	—	—	(73,724)
Repurchases, net of sale, of common stock from / to management	(286)	(591)	—
Capital contribution from affiliates	9,300	—	17,000

	21,710	(101,716)	(308,403)

Increase (decrease) in cash and equivalents	$13,422	$(9,892)	$(2,302)
Cash and equivalents at beginning of year	14,740	24,632	26,934

Cash and equivalents at end of year	$28,162	$14,740	$24,632

Supplemental Disclosures of Cash Flow Information
Cash paid (received):
Interest, net	$45,466	$46,928	$70,258
Income taxes, net	19,368	978	(36,186)
Non-cash activity:
Capital contribution by parent	17,002	24,440	21,038
Contribution of preferred stock and accrued dividend by parent	—	—	620,922
Reclassification of minimum pension liability adjustment from (to) shareholders’ equity	5,830	(17,075)	(66,580)

See Notes to Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

(In thousands)

	Preferred Stock	Common Stock	Paid-in Capital	Receivable from Parent	Deferred Compensation	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
Balance, December 31, 2000	$614,369	$1,990	$353,309	$(414,937)	$—	$(60,277)	$(480,185)	$14,269

Net income							(124,800)	(124,800)
Translation adjustments and other						(6,849)		(6,849)
Cumulative effect of change in accounting principle (net of $1,900 tax)						(3,300)		(3,300)
Derivative activity (net of $1,300 tax)						2,570		2,570
Minimum pension liability (net of $36,090 tax)						(66,580)		(66,580)

Comprehensive income								(198,959)

Preferred stock dividends							(61,846)	(61,846)
Common stock dividends			(36,434)					(36,434)
Interest accrued on notes from parent (net of $13,784 tax)			24,674	10,120				34,794
Gain on Consumer Adhesives Sale to affiliate (net of $37,428 tax)			94,847					94,847
Gain on sale of common stock equity investment to affiliate (net of $5,600 tax)			10,197					10,197
Common stock and warrants issued to management			1,236					1,236
Capital contribution from parent of preferred stock and accrued dividend	(614,369)		620,922					6,553
Capital contribution from parent			38,038					38,038

Balance, December 31, 2001	$—	$1,990	$1,106,789	$(404,817)	$—	$(134,436)	$(666,831)	$(97,305)

BORDEN CHEMICAL, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT—(Continued)

(In thousands)

	Common Stock	Paid-in Capital	Receivable from Parent	Deferred Compensation	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
Balance, December 31, 2001	$1,990	$1,106,789	$(404,817)	$—	$(134,436)	$(666,831)	$(97,305)

Net income						(36,583)	(36,583)
Translation adjustments					(14,856)		(14,856)
Derivative activity (net of $401 tax)					730		730
Minimum pension liability (net of $9,194 tax)					(17,075)		(17,075)

Comprehensive income							(67,784)

Repurchases of common stock from management	(1)	(1,341)					(1,342)
Restricted stock issued to management	16	3,555		(3,571)			—
Interest accrued on notes from parent		58,699	(58,699)				—
Compensation expense on restricted stock				892			892
Common stock issued management	4	747					751
Capital contribution from parent		3,895					3,895

Balance, December 31, 2002	$2,009	$1,172,344	$(463,516)	$(2,679)	$(165,637)	$(703,414)	$(160,893)

Net income						22,976	22,976
Translation adjustments					31,614		31,614
Minimum pension liability (net of $3,139 tax)					5,830		5,830

Comprehensive income							60,420

Repurchases of common stock from management		(286)					(286)
Income tax on sale to affiliate of Consumer Adhesives note receivable		(5,925)					(5,925)
Interest accrued on notes from parent		48,578	(48,578)				—
Capital contribution from parent		9,300					9,300
Compensation expense on restricted stock				1,191			1,191

Balance, December 31, 2003	$2,009	$1,224,011	$(512,094)	$(1,488)	$(128,193)	$(680,438)	$(96,193)

See Notes to Consolidated Financial Statements

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements

(Dollars in thousands except per share data)

1. Background and Nature of Operations

Borden Chemical, Inc. (the “Company”) was incorporated on April 24, 1899. The Company is engaged primarily in manufacturing, processing, purchasing and distributing forest products and industrial resins, formaldehyde, oil field products and other specialty and industrial chemicals worldwide. In 2001, the Company sold its Consumer Adhesives business. The Company’s executive and administrative offices are located in Columbus, Ohio. Production facilities are located throughout the U.S. and in many foreign countries.

Domestic products are sold by the Company’s sales force throughout the U.S. to industrial users. To the extent practicable, international distribution techniques parallel those used in the U.S. and are concentrated in Canada, Western Europe, Latin America, Australia and Malaysia.

At December 31, 2003, 27 of a total 48 manufacturing and processing facilities are located in the U.S., and in 2003, approximately 63% of the Company’s sales were generated in the U.S.

The Company has three reportable segments: North American Forest Products, North American Performance Resins Group and International. See Note 19.

The Company has been controlled by affiliates of Kohlberg Kravis Roberts & Co., L.P. (“KKR”), since 1995. The Company’s immediate parent is Borden Holdings, Inc. (“BHI”), a wholly owned subsidiary of BW Holdings, LLC (“BWHLLC”), an entity controlled by KKR.

In the fourth quarter of 2001, the Company (then known as Borden, Inc.) merged with its subsidiaries Borden Chemical, Inc. (“BCI”) and Borden Chemical Holdings, Inc. (“BCHI”), executed certain financial transactions with its parent and changed its name to Borden Chemical, Inc. (the “Corporate Reorganization”). See Note 3.

In 2001, through a series of transactions with affiliates, the Company sold Consumer Adhesives (the “Consumer Adhesives Sale”) for total proceeds of $94,120. As a result of the Consumer Adhesives Sale, this segment is reflected as a discontinued operation in the Consolidated Financial Statements in 2001. The Company retained continuing investments in Consumer Adhesives in the form of preferred stock and notes receivable. The notes receivable were sold to BHI in the fourth quarter of 2001 for their carrying value of $57,691. The preferred stock, with a carrying value of $110,000, was redeemed during the first quarter of 2002 for a $110,000 note receivable from Consumer Adhesives, which was subsequently sold to BHI in 2002 for face value plus accrued interest. In 2001, a pre-tax gain of $132,275 was recognized in Paid-in capital due to the affiliated nature of the transaction. In 2003, the Company recorded an adjustment of $5,925 in Paid-in capital to reflect additional tax expense associated with the sale of the $110,000 note receivable.

2. Summary of Significant Accounting Policies

Significant accounting policies followed by the Company, as summarized below, are in conformity with generally accepted accounting principles.

Principles of Consolidation—The Consolidated Financial Statements include the accounts of the Company and its subsidiaries, after elimination of intercompany accounts and transactions.

Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. The most significant estimates reflected in the financial statements include environmental remediation, legal liabilities, deferred tax assets and liabilities and related valuation allowances, income tax accruals, pension and postretirement assets and liabilities, valuation allowances for accounts receivable and inventories, general insurance liabilities, asset impairments and related party transactions. Actual results could differ from estimated amounts.

Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Included in the Company’s cash equivalents and restricted cash are interest bearing time deposits of $70,133 in 2002. At December 31, 2003, the Company had no material investments in cash equivalent instruments. The effect of exchange rate changes on cash is not material.

Inventories—Inventories are stated at lower of cost or market. Cost is determined using the first-in, first-out method.

Property and Equipment—Land, buildings, and machinery and equipment are carried at cost. Depreciation is recorded on the straight-line basis by charges to expense at rates based on estimated useful lives of properties (average rates for buildings 3%; machinery and equipment 7%). Major renewals and betterments are capitalized. Maintenance, repairs and minor renewals are expensed as incurred.

Goodwill and Intangibles—The excess of purchase price over net tangible and identifiable intangible assets of businesses acquired is carried as Goodwill on the Consolidated Balance Sheet. As of January 1, 2002, the Company no longer amortizes goodwill. Prior to January 1, 2002, goodwill was amortized on a straight-line basis over not more than 40 years.

Certain trademarks, patents and other intangible assets used in the operations of the business are carried as Other Intangible Assets on the Consolidated Balance Sheet. These intangible assets are amortized on a straight-line basis over the shorter of the legal or useful life of the asset. See Note 4.

Impairment—As events warrant but at least annually, the Company evaluates the recoverability of long-lived assets by assessing whether the carrying value can be recovered over their remaining useful lives through the expected future undiscounted operating cash flows of the underlying business. Any impairment loss required is determined by comparing the carrying value of the assets to operating cash flows on a discounted basis.

The Company performs an annual impairment test for goodwill and other intangibles. See Note 4.

General Insurance—The Company is generally self-insured for losses and liabilities relating to workers’ compensation, health and welfare claims, physical damage to property, business interruption and comprehensive general, product and vehicle liability. The Company maintains insurance policies for certain items exceeding deductible limits. Losses are accrued for the estimated aggregate liability for claims using certain actuarial assumptions followed in the insurance industry and the Company’s experience.

Legal Costs—The Company accrues for legal costs in the period in which a claim is made or an event becomes known, if the amounts are probable and reasonably estimable. Each claim is assigned a range of potential liability, with the most likely amount being accrued. The amount accrued includes all costs associated with a claim, including settlements, assessments, judgments, fines and legal fees.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Revenue Recognition—Revenue for product sales is recognized as risk and title to the product transfer to the customer, which usually occurs at the time shipment is made. Substantially all of the Company’s products are sold FOB (“free on board”) shipping point. Other terms include sales where risk and title passes upon delivery (FOB destination point). In situations where our product is delivered by pipeline, risk and title transfers when our product moves across an agreed transfer point, which is typically the customers’ property line. Product sales delivered by pipeline are measured based on daily flow meter readings. The Company’s standard terms of delivery are included in its contracts of sales and invoices.

Shipping and Handling—The Company records freight billed to customers in net sales. Shipping costs are incurred to move the Company’s products from production and storage facilities to the customers. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper and generally include costs to store, move and prepare the products for shipment. The Company incurred shipping costs of $66,383 in 2003, $61,927 in 2002 and $63,929 in 2001. These costs are classified as Distribution expense in the Consolidated Statements of Operations. Due to the nature of the Company’s business, handling costs incurred prior to shipment are not significant.

Foreign Currency Translations—Assets and liabilities of foreign affiliates are translated at the exchange rates in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the year. The effect of translation is accounted for as an adjustment to shareholders’ equity and is included in other comprehensive income.

In addition, the Company incurred realized and unrealized net foreign transaction gains (losses) aggregating $438 in 2003, $1,307 in 2002 and $(912) in 2001.

Income Taxes—The Company files a consolidated U.S. Federal Income Tax return with BHI. Income tax expense is based on reported results of operations before income taxes. Deferred income taxes represent the tax effect of temporary differences between amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Deferred tax balances are adjusted to reflect tax rates, based on current tax laws, that will be in effect in the years in which temporary differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Derivative Financial Instruments—The Company primarily uses three types of derivatives: interest rate swaps to effectively convert a portion of the Company’s fixed rate obligations to variable, forward exchange contracts and options to reduce the Company’s cash flow exposure to changes in foreign exchange rates and natural gas futures to reduce the Company’s cash flow exposure to changes in natural gas prices. The Company does not hold or issue derivative financial instruments for trading purposes. The Company’s $34,000 interest rate swap agreement is accounted for as a hedge. All other derivatives are not accounted for using hedge accounting but are measured at fair value and recorded on the balance sheet as an asset or liability, depending upon the Company’s underlying rights or obligations. See Notes 16 and 17.

Stock-Based Compensation—The Company accounts for stock-based compensation under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” and SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of SFAS No. 123.”

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The following table sets forth the required annual reconciliation of reported and pro-forma net income and earnings per share (“EPS”) under SFAS No. 148:

	2003	2002	2001
Net income (loss) applicable to common stock	$22,976	$(36,583)	$(186,646)
Add: Stock-based employee compensation expense included in reported net income, net of related tax benefit	147	9	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards granted since January 1, 1996, net of related tax effects	(211)	(94)	(382)

Pro-forma net income	$22,912	$(36,668)	$(187,028)

Average shares (in thousands) outstanding—basic	199,310	199,319	198,997
Average share (in thousands) outstanding—diluted	200,267	199,319	198,997
Per share as reported (basic and diluted)	$0.11	$(0.18)	$(0.94)
Per share pro forma (basic and diluted)	$0.11	$(0.18)	$(0.94)

Earnings Per Share—Basic and diluted net income attributable to common stock is computed by dividing net income by the weighted average number of common shares outstanding during the period including the effect of dilutive options, when applicable. At December 31, 2003, options to purchase 5,532,360 common shares of the Company were outstanding, of which 4,882,000 are considered dilutive. At December 31, 2002, 198,400 warrants and options to purchase 3,426,040 common shares of the Company were outstanding and not considered dilutive. At December 31, 2001, 1,039,864 warrants and options to purchase 6,871,380 common shares of the Company were outstanding and not considered dilutive. See Note 15.

The Company’s diluted EPS is calculated as follows:

	2003	2002	2001
Net income (loss) applicable to common stock	$22,976	$(36,583)	$(186,646)
Effect of dilutive options	—	—	—

Diluted EPS—Numerator	22,976	(36,583)	(186,646)

Average share outstanding (in thousands)—basic	199,310	199,319	198,997
Effect of dilutive options (in thousands)	957	—	—

Diluted EPS—Denominator (in thousands)	200,267	119,319	198,997

Diluted EPS	$0.11	$(0.18)	$(0.94)

Concentrations of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. The Company places its temporary cash investments with high quality institutions and, by policy, limits the amount of credit exposure to any one institution. Concentrations of credit risk with respect to accounts receivable are limited, due to the large number of customers comprising the Company’s customer base and their dispersion across many different industries and geographies. The Company generally does not require collateral or other security to support customer receivables.

Reclassification—Previously at December 31, 2003 and 2002, income taxes payable of $15,800 and $46,545, respectively, were classified as other long-term liabilities. These amounts were reclassified as income taxes payable in the current presentation.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Recently Issued Accounting Standards

In November 2002, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires a guarantor to recognize a liability, at the inception of the guarantee, for the fair value of obligations it has undertaken in issuing the guarantee and also include more detailed disclosures with respect to guarantees. FIN 45 is effective for guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements for interim or annual periods ending after December 15, 2002. The Company has adopted FIN 45 and included the additional requirements with respect to guarantees in Note 21 to the Consolidated Financial Statements.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”) to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements, the assets, liabilities and activities of another entity. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. In December 2003, the FASB issued a revision of FIN 46 deferring the effective date for implementation. The Company has no variable interest entities; therefore, the implementation of FIN 46 will not have an impact on its results of operations and financial condition.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The clarification provisions of this statement require that contracts with comparable characteristics be accounted for similarly. This statement is effective for any new derivative instruments entered into after June 30, 2003. The Company adopted SFAS No. 149 on July 1, 2003, and the adoption did not have an impact on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement addresses the accounting for certain financial instruments that, under previous guidance, could be accounted for as equity. SFAS No. 150 requires that those instruments be classified as liabilities in the statement of financial position. This statement is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of SFAS No. 150 on July 1, 2003 did not have a material impact on the Company’s financial statements.

In December 2003, the FASB issued SFAS No. 132 (as revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88 and 106, and a revision of FASB Statement No. 132.” The new rules require additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. This Statement is effective for the Company for fiscal years ending after December 15, 2003, except for certain disclosures on foreign plans, which are effective for fiscal years ending after June 15, 2004. The Company has adopted SFAS No. 132 (as revised 2003) and included the additional disclosures in Notes 12 and 13 to the Consolidated Financial Statements. The Company elected to include the disclosures for its foreign plans in 2003.

3. Corporate Reorganization

In the fourth quarter of 2001, the Company merged with its subsidiaries BCHI and BCI, executed certain financial transactions with BHI and changed its name to Borden Chemical, Inc., from Borden, Inc., reflecting the fact that the only remaining segment of the Company was the chemical business. The Corporate Reorganization

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

was undertaken to simplify the legal structure and strengthen the capital structure of the Company, and to reduce costs. As part of the Corporate Reorganization, certain functions were downsized, eliminated or transferred to a separate legal entity, Borden Capital, Inc. (“Capital”), also owned by BHI.

Subsequent to the Corporate Reorganization, Capital provided certain management, consulting and board services to the Company, as well as other entities owned by KKR, and charged fees to the Company and other affiliates for these services. The Company provided certain administrative services to Capital. The Company was charged a management fee of $9,000 in 2002, payable quarterly in arrears, for the net cost of Capital’s services.

The following transactions occurred as part of the Corporate Reorganization and are included in the 2001 results:

•

BHI contributed all of the outstanding Series A Cumulative Preferred Stock plus accumulated dividends of $6,553 to the Company as a capital contribution. The significant impact of this transaction was to eliminate required annual future preferred dividend payments of $73,724.

•

The Company recorded severance costs of $1,501 for workforce reductions and additional costs of $2,044 related to the Corporate Reorganization. These amounts are classified as Business realignment expense and impairments in the 2001 Consolidated Statement of Operations.

•

The Company sold certain assets to BHI for cash. The Company sold a common stock equity investment for its estimated fair value of $55,187 resulting in a pre-tax gain of $15,797 that is recorded as an increase to Paid-in capital due to the affiliated nature of the transaction. Notes receivable from Consumer Adhesives were sold for their carrying amount of $57,691, and a loan receivable from WKI Holding Company, Inc. (“WKI”), an affiliate of the Company, of $25,056 was sold for its fair value of $18,056. Prior to the sale in 2001, the Company recorded a $7,000 charge that is included in investment write-downs and other charges to reflect the decline in fair value of the WKI loan receivable.

•

The Company paid Capital $8,741 to assume certain liabilities, the estimated fair value at the date of sale, net of certain assets transferred, including accounts receivable from WKI of $3,594. These liabilities were for accrued compensation, certain employee benefit obligations and accrued liabilities associated with the transferred employees and functions.

•	Outstanding stock options on the stock of BCHI held by its management became options of the Company (see Note 15).

•

In addition, the Company settled the minority interest liability related to managements’ ownership of shares in BCHI by exchanging shares of the Company’s stock and common stock warrants for the BCHI shares held by management. This resulted in an increase to Paid-in capital for 2001 of $1,236, the approximate fair value of the liability.

In 2002, BHI decided to cease Capital’s operations during the first half of 2003. Certain management, consulting and board services previously provided to the Company by Capital were assumed by the Company, while other such services were provided to the Company by KKR for an annual fee of $3,000. The Company recorded a charge, funded by BHI, of $5,500 in 2002 related to costs allocable to the Company in connection with the cessation of Capital’s operations.

4. Goodwill and Intangible Assets

At December 31, 2003, the Company’s management performed the annual goodwill impairment test. As required by SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company identified the appropriate

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

reporting units and identified the assets and liabilities (including goodwill) of the reporting units. The Company determined estimated fair values of the reporting units and assessed whether the estimated fair value of each reporting unit was more or less than the carrying amount of the assets and liabilities assigned to the units.

Valuations were performed using a standard methodology based largely on comparable company analysis. Comparable company analysis ascribes a value to an entity by comparing certain operating metrics of the entity to those of a set of comparable companies in the same industry. Using this method, market multiples and ratios based on operating, financial and stock market performance are compared across different companies and to the entity being valued. The Company employed a comparable analysis technique commonly used in the investment banking and private equity industries to estimate the values of its reporting units—the EBITDA (earnings before interest, taxes, depreciation and amortization) multiple technique. Under this technique, estimated values are the result of an EBITDA multiple derived from this process applied to an appropriate historical EBITDA amount.

As a result of this test at December 31, 2003, the fair value of each reporting unit exceeded the carrying amount of assets and liabilities, except for the Company’s Malaysian reporting unit. Based on the excess of the carrying value over the estimated fair value of its Malaysian reporting unit, the Company recorded a goodwill impairment charge of $762 that represented 100% of the carrying amount. This impairment charge is reflected in the 2003 Consolidated Statement of Operations as Business realignment expense and impairments.

At December 31, 2002, the Company’s management performed the goodwill impairment test using the same methodology described above. No impairment charge was necessary as of December 31, 2002, as the fair values of all reporting units exceeded the carrying amount of the assets and liabilities assigned to the units.

Upon the adoption of SFAS No. 142, on January 1, 2002, fair values of the Company’s reporting units as of December 31, 2001 were determined employing the same methodology used by the Company, as described above. As a result of the initial test, the fair value of each reporting unit exceeded the carrying amount of assets and liabilities assigned, except for the Company’s European reporting unit. Based on the excess of the carrying value over the estimated fair value of its European reporting unit, the Company recorded a goodwill impairment charge of $29,825 that represented 100% of the December 31, 2001 carrying amount. This impairment charge is reported as Cumulative effect of change in accounting principle in the 2002 Consolidated Statement of Operations.

The following table provides a comparison of 2003, 2002 and 2001 as if the new accounting principle were applied in 2001:

	Year Ended December 31,
	2003	2002	2001
Reported net income (loss)	$22,976	$(36,583)	$(124,800)
Add back goodwill amortization	—	—	3,712

Adjusted net income (loss)	22,976	(36,583)	(121,088)
Add back cumulative effect of change in accounting principle	—	29,825	—

Adjusted net income (loss) before cumulative effect of change in accounting principle	$22,976	$(6,758)	$(121,088)

Basic and diluted per share data:
Reported net income (loss)	$0.11	$(0.18)	$(0.63)
Add back goodwill amortization	—	—	0.02

Adjusted net income (loss)	0.11	(0.18)	(0.61)
Add back cumulative effect of change in accounting principle	—	0.15	—

Adjusted net income (loss) before cumulative effect of change in accounting principle	$0.11	$(0.03)	$(0.61)

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The changes in the carrying amount of goodwill for the year ended December 31, 2003 and 2002 are as follows:

	N.A. Forest Products	N.A. Performance Resins	International	Total
Goodwill balance at December 31, 2001	$20,713	$19,487	$31,199	$71,399
Less goodwill impairment recognized upon adoption of SFAS No. 142	—	—	(29,825)	(29,825)
Acquisitions/divestitures	—	(1,343)	—	(1,343)
Foreign currency translation	6	—	(597)	(591)

Goodwill balance at December 31, 2002	$20,719	$18,144	$777	$39,640
Acquisitions/divestitures	4,068	—	14,387	18,455
Impairment	—	—	(762)	(762)
Foreign currency translation	167	—	16	183

Goodwill balance at December 31, 2003	$24,954	$18,144	$14,418	$57,516

Intangible assets with identifiable useful lives, which continue to be amortized, consist of the following:

	At December 31, 2003		At December 31, 2002
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Intangible assets:
Customer list and contracts	$7,559	$4,619	$6,559	$3,736
Formulas and technology	6,524	4,925	6,524	4,331
Unrecognized prior service cost	2,657	1,309	2,657	153
Other	744	680	744	654

	$17,484	$11,533	$16,484	$8,874

The impact of foreign currency translation adjustments is included in accumulated amortization.

Total intangible amortization expense for the year ended December 31, 2003, 2002 and 2001 was $1,508, $1,555 and $1,653, respectively.

Estimated annual intangible amortization expense for 2004 through 2008 is as follows:

2004	$1,700
2005	970
2006	350
2007	180
2008	150

5. Business Acquisitions and Divestitures

Acquisitions

All of the Company’s acquisitions described below have been accounted for using the purchase method of accounting. Accordingly, results of operations of the acquired entities have been included from the date of acquisition, and any excess of purchase price over the sum of amounts assigned to identified assets and liabilities has been recorded as goodwill. The pro forma effects of the acquisitions are not material.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

During 2003, the Company acquired Fentak Pty. Ltd. (“Fentak”), an international manufacturer of specialty chemical products for engineered wood, laminating and paper impregnation markets, and the business and technology assets of Southeastern Adhesives Company (“SEACO”), a domestic producer of specialty adhesives, for total cash of $14,691. Fentak was acquired in November, 2003 and SEACO was acquired on December 31, 2003. The Company is required to make additional deferred payments for these acquisitions of approximately $3,050 and contingent future payments of $1,500. The Company recorded goodwill totaling $18,455 for these acquisitions.

In the second quarter of 2001, the Company and Delta-HA, Inc. (“Delta”) merged their North American foundry resins and coatings businesses forming HA-International, LLC (“HAI”). In conjunction with the merger, the Company recorded an accrual of approximately $7,000 to restructure operations of the acquired entity, a minority interest liability of $4,500 to recognize the 25% minority interest and goodwill of approximately $9,000.

The Limited Liability Agreement of HAI provides Delta the right to purchase between 3-5% of additional interest in HAI each year, beginning in 2004. Delta is limited to acquiring a maximum of 25% of additional interest in HAI under this arrangement. Pursuant to this provision, in the first quarter of 2004, Delta provided the Company with written notice of their intention to exercise their option to purchase an additional 5% interest in 2004. Delta’s purchase price of the interest is based on the enterprise value of HAI determined by applying a contractually agreed upon multiple to EBITDA, as defined in the agreement.

Divestitures

In 2003, the Company sold its idled melamine crystal business (“Melamine”). The gain from the sale was recorded as business realignment income. See Note 6.

In 2001, the Company divested its chemical operation in Ecuador. Proceeds from the sale of the Ecuador chemical business were $5,275, which resulted in a pre-tax loss of $2,303.

6. Business Realignment and Asset Impairments

In June 2003, the Company initiated a realignment program designed to reduce operating expenses and increase organizational efficiency. To achieve these goals, the Company is reducing headcount, streamlining processes, consolidating manufacturing processes and reducing general and administrative expenses. The Company is combining jobs where practical and has eliminated over 200 positions as of the end of 2003 related to this program. To further reduce future general and administrative expenses, the Company has reduced contract work, consolidated and eliminated positions and streamlined the administration of medical and other postretirement benefits. The Company anticipates this program will be completed in 2004. The Company expects to incur additional costs in 2004 related to this program.

In addition to the June 2003 realignment program, the Company has realignment activities from programs initiated in previous years, primarily related to plant consolidations and reorganization of certain administrative functions. Following is a discussion of realignment activities and impairments recognized during the past three years.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Year Ended December 31, 2003

During 2003, the Company recorded net business realignment expense and impairments of $4,748, consisting of plant closure costs (which include plant employee severance and plant asset impairments) and other severance and employee costs of $13,825, gains on the sale of assets of $12,260 and other non-cash asset impairment charges of $3,183.

Provided below is a rollforward of the business realignment reserves for 2003:

	Reserves 12/31/02	2003 Expense	2003 Settlements/ Payments	Reserves 12/31/03
Plant closure costs
Prior years’ programs	$9,568	$144	$(4,971)	$4,741
June 2003 program	—	6,844	(3,356)	3,488
Other severance costs
Prior years’ programs	3,996	3,670	(6,515)	1,151
June 2003 program	—	3,167	(383)	2,784

Total reserve activity	$13,564	$13,825	$(15,225)	$12,164

Plant Closure Costs

Plant closure costs in 2003 include $144 for prior years’ programs and $6,844 for 2003 programs.

Costs relating to prior years’ programs include environmental remediation of approximately $800 for closed plants in Brazil and other plant closure costs of approximately $900. Partially offsetting these costs was a reduction of reserves of approximately $1,600 for Melamine, which was sold in the second quarter of 2003.

The $6,844 of charges relating to the 2003 realignment program included costs associated with two plant consolidation programs. As a result of consolidating manufacturing processes, the Company’s facility in France has been converted into a distribution center, and the manufacturing has transitioned to the U.K., resulting in plant closure costs of $5,414, including plant employee severance of approximately $3,600, asset impairment charges of $1,427 and other costs of approximately $400. Additionally, manufacturing was transitioned from the Company’s North Bay, Ontario plant to another facility, and the North Bay site was idled as of the end of 2003, resulting in asset impairment charges of $1,430.

Other Severance Costs

Other severance costs for 2003 include $3,167 relating to the 2003 program and $3,670 relating to prior years’ programs. The 2003 severance related to the elimination of 200 positions under the June 2003 realignment program, as discussed above.

Gain on the Sale of Assets

In 2003, the Company sold Melamine and land associated with a closed plant in the U.K. for gains of $12,260. The gains related to these sales were recorded as business realignment income because the facilities were closed in conjunction with prior years’ realignment programs.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Asset Impairment

The Company recorded other asset impairment charges of $3,183 in 2003. Of the total, $1,421 was for the write-down of assets at various international manufacturing facilities, $1,000 was for a facility held for sale and the remaining $762 related to the write-down of goodwill carried by the Company’s Malaysian operations.

Year Ended December 31, 2002

During 2002, the Company recorded net business realignment expense and impairments of $19,699, consisting of plant closure costs of $12,584, other severance and employee costs of $3,265, a gain on the sale of assets of $2,465 and non-cash impairment charges of $6,315.

Plant Closure and Other Severance and Employee Costs

Provided below is a roll forward of the business realignment reserve activity for 2002:

	Reserves 12/31/01	2002 Expense	2002 Settlements/ Payments	Reserves 12/31/02
Plant closure costs	$14,067	$12,584	$(17,083)	$9,568
Other severance costs	8,360	3,265	(7,629)	3,996

Total reserve activity	$22,427	$15,849	$(24,712)	$13,564

Plant closure costs in 2002 of $12,584 consist of plant employee severance of $2,721, demolition, environmental and other costs of $8,764 and a $1,099 increase to the reserve related to revised estimates of environmental clean-up and demolition for several locations closed in previous years.

Gain on the Sale of Assets

In 2002, the Company sold land associated with a closed plant in Spain and recorded a gain of $2,465. The gain related to this sale was recorded as business realignment income because the facility was closed in conjunction with prior years’ realignment programs.

Asset Impairment

The Company recorded asset impairment charges of $6,315 in 2002. Of the total, $5,275 related to the write-down of fixed assets at various international manufacturing facilities and $1,040 was for a facility held for sale.

Year Ended December 31, 2001

During 2001, the Company recorded net business realignment expense and impairments of $126,408, consisting of plant closure costs of $23,285, other severance and employee costs of $12,582, a gain on the sale of assets of $10,507 and non-cash impairment charges of $101,048.

Plant Closure and Other Severance and Employee Costs

Plant closure costs in 2001 of $23,285 consist of fixed asset write-offs of $11,863, plant employee severance of $1,862 and demolition, environmental and other costs of $9,560.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Gain on the Sale of Assets

In 2001, the Company sold land associated with a closed domestic plant and recorded a gain of $10,507. The gain related to this sale was recorded as business realignment income because the facility was closed in conjunction with prior years’ realignment programs.

Asset Impairment

In the fourth quarter of 2001, the Company decided to cease operations at Melamine and to offer it for sale. As of the end of 2001, no sale had been negotiated, and in January 2002, the plant was shut-down. Under SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” the Company recorded a 2001 impairment charge of $98,163 for the fixed assets ($62,527), goodwill ($32,701) and spare parts ($2,935) of Melamine.

Also, in the fourth quarter of 2001, the Company discontinued construction of a new plant facility and recorded an impairment charge of $2,885 to write-down the engineering, construction and other costs incurred to the estimated net realizable value of the land and building.

7. Discontinued Operations

The summary of discontinued operations below includes Consumer Adhesives’ results through August 2001, the date of the Consumer Adhesives Sale:

2001
Net sales	$106,307

Income before income taxes	17,404
Income tax expense	5,600

Income from discontinued operations	$11,804

Proceeds from the Consumer Adhesives sale were $94,120, net of cash sold with the business, resulting in a pre-tax gain of $132,275, which was recorded in Paid-in capital due to the affiliated nature of the transaction. See Note 1.

8. Comprehensive Income

Comprehensive income includes the following items:

	2003	2002	2001
Net income (loss)	$22,976	$(36,583)	$(124,800)
Foreign currency translation adjustments	31,614	(14,856)	(12,649)
Reclassification adjustments	—	—	5,800
Cumulative effect of change in accounting principle	—	—	(3,300)
Derivative activity	—	730	2,570
Minimum pension liability (see Note 12)	5,830	(17,075)	(66,580)

	$60,420	$(67,784)	$(198,959)

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The foreign currency translation adjustments in 2003 primarily relate to favorable exchange rates in Canada, Latin America and Australia. In 2002, the foreign currency translation adjustments primarily relate to unfavorable exchange rates in Latin America. The 2001 foreign currency translation adjustments primarily relate to unfavorable exchange rates in Latin America and Canada.

The 2001 reclassification adjustment reflects the accumulated translation adjustment recognized on the sale of the Company’s operations in Ecuador.

The cumulative effect of change in accounting principle and derivative activity represents the impact of the adoption of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” on January 1, 2001. The Company recorded a pre-tax initial transition adjustment to Accumulated other comprehensive income of $5,200 of which $1,330 and $3,870 was reclassified into earnings for the year ended December 31, 2002 and 2001, respectively.

The components of Accumulated other comprehensive income as of December 31, 2003 and 2002 are as follows:

	2003	2002
Cumulative foreign currency translation adjustments	$(49,923)	$(81,537)
Minimum pension liability, net of tax	(78,270)	(84,100)

	$(128,193)	$(165,637)

9. Investments in Affiliates

The Company had no continuing investments in affiliates at December 31, 2003 and 2002.

The Company sold a common stock equity investment in 2001 for $64,141. Of the total proceeds, $55,187 was received from BHI as part of the Corporate Reorganization (see Note 3), and the related pre-tax gain of $15,797 was recorded in Paid-in capital due to the affiliated nature of the transaction. The remaining $8,954 was received from sales to third parties, and a related gain of $4,400 was reflected in the 2001 Consolidated Statement of Operations as Gain on the sale of assets.

In 2001, the Company wrote-off its $10,000 investment in WKI preferred stock, $7,000 of a loan receivable from WKI and its remaining $10,000 investment in BCP Management, Inc. (“BCPM”), a former subsidiary of the Company. The write-offs are reflected in Investment write-downs and other charges in the 2001 Consolidated Statement of Operations.

BCPM filed for protection under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware on March 22, 2002. As a result of the bankruptcy of BCPM, the Company no longer consolidated BCPM in its Consolidated Financial Statements. There was no impact on previously reported amounts of net (loss) income as a result of the deconsolidation. The Company’s investment in BCPM was written-off in 2001, as described above. In the first quarter of 2003, the assets of BCPM were transferred to a liquidating agent, and the Company’s ownership interest was extinguished.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

10. Debt and Lease Obligations

Debt outstanding at December 31, 2003 and 2002 is as follows:

	2003		2002
	Long-Term	Due Within One Year	Long-Term	Due Within One Year
9.2% debentures due 2021	$114,800		$114,800
7.875% debentures 2023	246,782		246,782
Sinking fund debentures:
8 3/8% due 2016	78,000		78,000
9 1/4% due 2019	47,295		47,295
Industrial Revenue Bonds (at an average rate of 3.1% in 2003 and 1.6% in 2002)	34,000		34,885
Other (at an average rate of 8.1% in 2003 and 13.8% in 2002)	9,089	$2,221	1,525

Total current maturities of long-term debt		2,221

Short-term debt (primarily foreign bank loans at an average rate of 4.8% in 2003 and 10.7% in 2002)	—	5,946	—	$2,779

Total debt	$529,966	$8,167	$523,287	$2,779

The Company entered into a three-year asset based revolving credit facility dated September 23, 2002 (the “Credit Facility”) which provides for a maximum borrowing of $175,000, including letters of credit (“LOC”). The Credit Facility replaced an uncommitted LOC facility (discussed below) and the prior $250,000 credit facility that expired on July 13, 2002.

The Credit Facility is secured with inventory and accounts receivable in the United States, Canada and the U.K., a portion of property and equipment in Canada and the U.K. and the stock of certain subsidiaries. Maximum borrowing allowable under the Credit Facility is determined monthly and is based upon specified percentages of eligible accounts receivable, inventory and fixed assets. The Credit Facility contains restrictions on dividends, limitations on borrowings from affiliates ($30,000), capital expenditures ($68,000 in 2004) and payment of management fees ($5,000 per year). It also has a minimum trailing EBITDA twelve-month fixed charge coverage ratio requirement (as defined) of 1.5 to 1.0 if aggregate availability is less than $25,000, 1.25 to 1.0 if aggregate availability is between $25,000 and $50,000 and 1.1 to 1.0 if aggregate availability is between $50,000 and $75,000. There are no fixed coverage ratio requirements when aggregate availability exceeds $75,000. As of December 31, 2003, the maximum borrowing allowable under the Credit Facility was approximately $144,000, of which approximately $98,000, net of LOCs, was unused and available; therefore, the Company had no fixed charge coverage ratio requirements.

Under the terms of the Credit Facility the Company has the ability to borrow funds at either the prime rate plus an applicable margin (“the prime rate option”) or at LIBOR plus an applicable margin. The Company must designate which option it chooses at the time of the borrowing. Currently the applicable margin for any prime rate borrowing is 75 basis points and for any LIBOR borrowing is 225 basis points. As of December 31, 2003 there were borrowings of $220 outstanding under the prime rate option, equivalent to 6.0%. For LOCs issued under the Credit Facility, the Company pays a per annum fee equal to the LIBOR applicable margin, or 2.25%, plus a fronting fee of .125%. In addition, the Company pays a .50% per annum fee on the amount of the

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

revolving loan commitment less any borrowings or outstanding LOCs. The Company incurred commitment fees of $557 in 2003 related to the Credit Facility.

Under an uncommitted LOC facility, the Company provided cash collateral equivalent to 101% of LOCs outstanding which was classified as Restricted cash on the Consolidated Balance Sheet as of December 31, 2002. In early July 2003, the Company completed the process of transferring all the LOCs under this facility to the Credit Facility.

The Company’s Australian subsidiary entered into a five-year asset-backed credit facility in the fourth quarter of 2003 (the “Australian facility”), which provides for a maximum borrowing of AUD$19,900, or approximately $15,000. At December 31, 2003, outstanding debt under this facility was $12,178, of which $7,670 is classified as long-term. In addition, there were approximately $400 of outstanding LOCs under the facility. The Australian facility provided the funding for the Fentak acquisition made in the fourth quarter of 2003 (see Note 5) and is secured by mortgages on the fixed assets of the Australian business and the stock of Australian subsidiaries. This facility includes a fixed rate facility used for the acquisition, as well as a revolver. The Australian facility contains restrictions relative to the Australian businesses on dividends, the sale of assets and additional borrowings. The Australian facility also contains financial covenants applying to the Australian subsidiaries including current ratio, interest coverage, debt service coverage and leverage. The fixed portion of the Australian facility requires minimum quarterly principal reductions totaling AUD$450 (approximately $330). The Australian facility requires semi-annual principal reductions based on a portion of excess cash as defined in the agreement. As of December 31, 2003, of the maximum borrowing allowable under the Australian Facility, AUD$3,178 (approximately $2,400) was unused and available.

Additional international credit facilities provide availability totaling approximately $29,900. Of this amount, approximately $15,900 (net of LOCs and other guarantees of approximately $7,700 and $2,300 of other draws) was available to fund working capital needs and capital expenditures at December 31, 2003. Of the total $2,310 of outstanding debt, $1,419 was classified as long-term. There is an additional $4,000 available for which usage is restricted to capital investments and for foreign currency hedging. While these facilities are primarily unsecured, portions of the lines are secured by equipment and with $1,442 of cash. The Company guarantees up to $6,700 of the debt of one of its Brazilian subsidiaries, included in these facilities.

The Company and HAI had affiliated borrowing arrangements with Borden Foods Holding Corporation (“Foods”) during 2003. See Note 20.

HAI entered into a three-year asset based revolving credit facility on January 28, 2004, which provides for a maximum borrowing of $20,000 (the “HAI facility”). The HAI facility replaced the affiliated loan agreement with Foods. The HAI facility is secured with inventory, accounts receivable and property and equipment of HAI. Maximum borrowing allowable under the HAI facility is based upon specific percentages of eligible accounts receivable and inventory. The HAI facility provides up to $2,000 for LOCs. The HAI facility contains restrictions relative to HAI on dividends, affiliate transactions, minimum availability ($2,000), additional debt and capital expenditures ($2,000 in 2004). In addition, HAI is required to maintain a minimum trailing twelve-month debt coverage ratio of 1.5 to 1.0.

The Company finances certain insurance premiums outside of the Credit Facility. Short-term borrowings include $2,548 and $975 related to this arrangement at December 31, 2003 and 2002, respectively.

On October 1, 2003, the Company exercised its option to redeem, at par, the remaining $885 of County of Maricopa Industrial Revenue Bonds (“IRBs”). In October 2003, the Company converted the $34,000 Parish of

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Ascension IRBs to a fixed interest rate and, by doing so, eliminated the requirement to maintain a backup letter of credit of approximately $34,500. The elimination of this LOC increased availability under the Credit Facility.

During the fourth quarter of 2002, the Company repurchased $7,368 of the outstanding publicly held bonds for $4,510 plus fees. A $2,741 gain on the extinguishment of the bonds was recognized in 2002 and is included in Other non-operating income.

Aggregate maturities of total debt and minimum annual rentals under operating leases at December 31, 2003, for the Company are as follows:

Year	Debt	Minimum Rentals Under Operating Leases
2004	$8,167	$12,120
2005	2,219	10,205
2006	1,841	7,882
2007	1,420	5,961
2008	3,609	4,302
2009 and beyond	520,877	3,789

	$538,133	$44,259

Rental expense amounted to $14,595, $14,399 and $19,566 in 2003, 2002 and 2001, respectively.

11. Income Taxes

Comparative analysis of the Company’s income tax benefit related to continuing operations follows:

	Current			Deferred
	2003	2002	2001	2003	2002	2001
Federal	$(9,899)	$(29,479)	$(363)	$4,662	$12,040	$(25,800)
State & Local	(737)	(380)	(4,365)	566	187	(805)
Foreign	(246)	11,574	(222)	995	3,796	722

	$(10,882)	$(18,285)	$(4,950)	$6,223	$16,023	$(25,883)

In 2001, the Company’s income tax expense related to discontinued operations was $5,600 (see Note 7). The Company’s income tax expense from the gain on disposal of discontinued operations was $37,428 in 2001, which is reflected as a reduction to shareholders’ equity due to the affiliated nature of the transaction (see Note 1).

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

A reconciliation of the Company’s difference between income taxes related to continuing operations computed at Federal statutory tax rates and provisions for income taxes is as follows:

	2003	2002	2001
Income taxes computed at Federal statutory tax rate	$6,411	$(3,157)	$(58,602)
State tax provision, net of Federal benefits	(111)	(193)	(5,842)
Foreign tax differentials	(813)	3,502	1,187
Foreign source income also subject to U.S. taxation	9,324	1,777	12,397
Losses and other expenses not deductible for tax	373	(863)	2,723
Impairment of non-deductible goodwill	—	—	31,692
Valuation allowance	5,401	16,672	—
Elimination of deferred tax liabilities of BCPM	(1,624)	—	—
Capital loss on sale of Melamine	(19,936)	—	—
Adjustment of prior estimates and other	(3,684)	(20,000)	(14,388)

Income tax benefit	$(4,659)	$(2,262)	$(30,833)

The 2003 consolidated rate reflects a benefit of $19,936 from the sale of the stock of Melamine in 2003. The tax basis of the stock exceeded the tax basis of the assets and this additional basis was not recognized until the stock sale was completed in 2003. This benefit is a capital loss carryforward that can only be used against capital gains; therefore, a valuation reserve was established for the full amount of this benefit. The 2003 consolidated rate also reflects a reduction of the deferred tax valuation reserve in the amount of $14,534 related to benefits which the Company now believes are more likely than not to be realized. The 2003 tax rate also reflects the elimination of $1,624 of deferred tax liabilities associated with the BCPM bankruptcy. In addition, reserves for prior years’ Canadian and U.S. tax audits were reduced by $3,997 as a result of preliminary settlements of certain matters in the fourth quarter of 2003. The effective rate also reflects additional income tax expense of $9,324 on foreign dividend income and on deemed dividend income related to loans and guarantees from foreign subsidiaries.

The 2002 consolidated tax rate reflects a valuation allowance in the amount of $16,672 recorded against the benefit of certain deferred interest expense deductions, which are subject to usage limitations by the Internal Revenue Service (“IRS”), that are no longer more likely than not to be used. This expense is offset by the reduction of a $20,000 reserve for U.S. Federal income tax audits reflecting preliminary settlement of certain matters for the years 1998 and 1999 that were resolved in 2002.

The 2001 consolidated tax rate includes a $31,692 effect of the non-deductible impairment of the fixed assets and goodwill related to the 2001 shutdown of Melamine. Additionally, tax expense of $12,397 is reflected in the tax rate for the impact of earnings related to the expected sale of foreign businesses that are no longer expected to be permanently reinvested in foreign locations, as well as the inability to use foreign tax credits associated with those earnings due to usage limitations. Offsetting this charge was a tax benefit of $14,388 relating to the settlement of U.S. Federal income tax audits for the years 1987 to 1991 that were finalized in 2001.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The domestic and foreign components of the Company’s Income (loss) from continuing operations before income taxes are as follows:

	2003	2002	2001
Domestic	$(30,706)	$(42,929)	$(165,478)
Foreign	49,023	33,909	(1,959)

	$18,317	$(9,020)	$(167,437)

The tax effects of the Company’s significant temporary differences, and loss and credit carryforwards, which comprise the deferred tax assets and liabilities at December 31, 2003 and 2002, are as follows:

	2003	2002
Assets
Non-pension postemployment benefit obligations	$46,261	$52,411
Accrued and other expenses	75,493	91,332
Loss and credit carryforwards	162,308	169,302
Pension liability	23,448	23,071

Gross deferred tax assets	307,510	336,116
Valuation allowance	(81,992)	(89,321)

	225,518	246,795

Liabilities
Property, plant, equipment and intangibles	77,558	76,107
Unrepatriated earnings of foreign subsidiaries	30,374	30,374
Foreign property, plant, equipment and other	9,060	7,275
Deferred gain on sale of a partnership interest	—	17,264
Prepaid expenses	2,406	293

Gross deferred tax liabilities	119,398	131,313

Net deferred tax asset	$106,120	$115,482

The Company’s net deferred tax asset at December 31, 2003 was $106,120, which is the net of $140,518 of deferred tax assets, a $4,024 current deferred tax liability and a long-term deferred tax liability of $30,374. Of this amount, $139,336 represents net domestic deferred tax assets related to future tax benefits. The Company’s deferred tax asset related to loss and credit carryforwards, net of valuation allowance is $80,316. This $80,316 includes net operating loss carryforwards and future deductions of $43,369 for U.S. federal tax purposes, which will begin expiring in 2021. This amount also includes minimum tax credits of $33,132, which do not expire, and other available carryforwards of $3,815, with various expiration dates.

The Company regularly assesses the realizability of the deferred tax assets to determine whether it is more likely than not that some portion of the deferred tax assets will not be realized. Valuation reserves are adjusted to reflect this assessment. The Company considers projected future taxable income, the length of the period during which the deferred tax asset can be utilized and tax planning strategies in making this assessment.

In 2003 the Company reduced its deferred tax valuation reserve by $14,534. This change in our estimate was mainly based on the 2003 amendment to the Total Family Protection Plan which eliminated $88,200 of

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

future obligations. Deferred tax assets of approximately $30,000 will be absorbed as the benefit associated with this decrease in future obligations is amortized over the next 9 years. In addition, $34,000 of additional taxable income will be generated by the guarantees from foreign subsidiaries discussed above. Management believes this additional future taxable income provides the capacity to reduce the deferred tax valuation reserve accordingly. In management’s judgment, the net deferred tax assets at December 31, 2003 are more likely than not to be realized.

Credit carryforwards and valuation allowances both decreased from 2002 principally due to the expiration of foreign tax credits and the valuation allowances previously established against those credits. Loss carryforwards increased from 2002 due to the generation of additional net operating loss carryforwards in 2003.

At December 31, 2003, the Company has $35,000 accrued for probable tax liabilities. This amount is recorded in income taxes payable.

The IRS has substantially completed audits of all years through 1999, and unresolved issues for the years 1994-1999 are currently under discussion with the Appeals Office of the IRS and the Competent Authority group of the U.S. Treasury Department. These unresolved issues generally include appropriateness of: expense allocations and royalty charges between U.S. and foreign jurisdictions, compensation excise tax assessments, certain carryback claims filed by the Company and the treatment of various business sale transactions undertaken by the Company during the period. The IRS has substantially completed the audit of tax years 2000-2001, and the results have been discussed and agreed upon by the Company. The years 2002 and 2003 remain open for examination.

The 2003 consolidated tax rate reflects the reversal of $3,997 of the aforementioned tax reserves. This reversal reflects the settlement of potential U.S. Federal, state and local tax matters, an adjustment of foreign tax credits available for future use, Canadian audit issues related to the divestiture of operating businesses in prior years and the settlement of other audit related tax issues offset by the utilization of available tax assets.

The Canada Revenue Agency is currently auditing the Company’s Canadian subsidiary for the period 1993-1994. The years 1995-2003 remain open for inspection and examination by various Canadian taxing authorities. Deposits have been made to offset any probable additional taxes related to the divestiture of Canadian operating businesses. Since 1995, the Company has divested its Foods, Consumer Adhesives, and wallcoverings businesses, all of which had operations in Canada.

The Company and some of its affiliates have historically operated in over forty states across the U.S. Since 1995, the Company has divested a significant number of its businesses and generated significant taxable gains from these sales and divestitures. The Company has also utilized certain affiliated legal entities for the purposes of licensing its intellectual properties to related and unrelated parties and for providing loans and other financing for operations. Reserves have been established to provide for probable additional tax liabilities related to these transactions. As the various state and city taxing jurisdictions continue with their audit/examination programs, and as the corresponding audit years are finalized at the U.S. federal audit level, the Company will adjust its reserves to reflect these settlements.

The Company has not recorded income taxes applicable to undistributed earnings of foreign subsidiaries that are permanently reinvested in foreign operations. Undistributed earnings permanently reinvested amounted to approximately $173,400 at December 31, 2003.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

12. Pension and Retirement Savings Plans

Most U.S. employees of the Company are covered under a non-contributory defined benefit plan (the “U.S. Plan”). The U.S. Plan provides benefits for salaried employees based on eligible compensation and years of credited service and for hourly employees based on years of credited service. Certain employees in other countries are covered under other contributory and non-contributory foreign defined benefit plans that, in the aggregate, are insignificant and are included in the data presented herein.

Following is a rollforward of the assets and benefit obligations of the Company’s defined benefit plans. The Company uses a September 30 measurement date for its plans.

	2003	2002
Change in Benefit Obligation
Benefit obligation at beginning of year	$263,364	$288,107
Service cost	2,316	3,844
Interest cost	15,228	19,148
Actuarial losses	12,038	4,693
Foreign currency exchange rate changes	1,165	84
Benefits paid	(34,403)	(28,942)
Plan amendments	—	330
Acquisitions/divestitures	(325)	—
Settlements/curtailments	(304)	(23,900)

	259,079	263,364

Change in Plan Assets
Fair value of plan assets at beginning of year	190,831	260,540
Actual return on plan assets	30,683	(18,000)
Foreign currency exchange rate changes	805	34
Employer contribution	1,770	1,099
Benefits paid	(34,403)	(28,942)
Settlements/curtailments	—	(23,900)

Fair value of plan assets at end of year	189,686	190,831

Plan assets less than benefit obligation	(69,393)	(72,533)
Unrecognized net actuarial loss	122,261	131,658
Unrecognized initial transition gain	21	13
Unrecognized prior service cost	1,348	2,534

Net amount recognized	$54,237	$61,672

Amounts recognized in the balance sheets, after reclassification of the prepaid pension asset to reflect a minimum pension liability adjustment, consist of:

	2003	2002
Accrued benefit liability	$(67,526)	$(70,216)
Intangible asset	1,348	2,504
Accumulated other comprehensive income	120,415	129,384

Net amount recognized	$54,237	$61,672

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The weighted average rates used to determine benefit obligations for the Company were as follows:

	2003	2002
Discount rate	5.8%	6.5%
Rate of increase in future compensation levels	4.0%	4.2%

The following summarizes defined benefit pension plans with an accumulated benefit obligation in excess of plan assets:

	2003	2002
Projected benefit obligation	$259,079	$263,364
Accumulated benefit obligation	256,972	259,655
Fair value of plan assets	189,686	190,831

While the Company reports the entire liability for the U.S. Plan, which is sponsored by the Company, its participants also include certain Foods’ former associates and Consumer Adhesives’ associates. Foods and Consumer Adhesives reimbursed the Company for the expense associated with their respective participants in the U.S. plan. Therefore, the tables summarizing the pension activities for the Company’s defined benefit pension plans include the liabilities and assets relating to these businesses. However, the expense table excludes the expense relating to Foods and Consumer Adhesives. Expense reimbursements received by the Company from Foods and Consumer Adhesives totaled $1,061, $1,012 and $952 for 2003, 2002 and 2001, respectively. The Company does not anticipate any future reimbursements from either Foods or Consumer Adhesives.

Following are the components of net pension expense recognized by the Company for the years ended December 31:

	2003	2002	2001
Service cost	$2,101	$3,602	$3,352
Interest cost on projected benefit obligation	14,803	16,727	18,701
Expected return on assets	(15,481)	(19,386)	(22,925)
Amortization of prior service cost	386	395	436
Amortization of initial transition asset	10	12	(122)
Recognized actuarial loss	7,116	4,102	3,706
Settlement/curtailment loss	411	13,600	16,300

Net pension expense	$9,346	$19,052	$19,448

The weighted average rates used to determine net pension expense for the Company were as follows:

	2003	2002	2001
Discount rate	6.5%	7.2%	7.7%
Rate of increase in future compensation levels	4.2%	4.5%	4.7%
Expected long-term rate of return on plan assets	8.2%	8.3%	8.7%

The 2003 curtailment loss includes a $710 charge for the U.S. Plan, partially offset by a curtailment gain of $299 on an international plan. During 2002, the Company recognized a settlement charge of $13,600 related to

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

lump sum payments made by the U.S. Plan. During 2001, the Company recorded settlement and curtailment charges of $10,700 relating to the partial settlement of U.S. Plan liabilities for Foods and an additional $5,600 settlement for other lump sum payments made by the U.S. Plan.

In determining the expected overall long-term rate of return on assets, the Company takes into account the rates on long-term debt investments held within the portfolio, as well as expected trends in the equity markets. Peer data and historical returns are also reviewed to confirm that the Company’s assumptions are reasonable.

The Company’s investment strategy for defined benefit pension plan assets is to maximize the long-term return on plan assets using a mix of equities and fixed income investments and accepting a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and expected timing of future cash flow requirements. The investment portfolio contains a diversified blend of equity and fixed-income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, as well as growth, value and small and large capital investments. Investment risk and performance is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements and periodic asset/liability studies.

Following is a summary of actual 2003 and 2002, at the measurement date, and target 2004 allocations of Plan assets by investment type:

	Actual		Target
	2003	2002	2004
Fixed income securities	49%	43%	40%
Equity securities	31%	32%	60%
Cash and short-term investments	20%	25%	—

	100%	100%	100%

The Company recently reviewed its target allocation of plan assets based on projections and expected timing of future benefit payments. Based on this review the Company has set a new allocation target in 2004 of 60% equities and 40% debt. The re-allocation process is expected to be completed by the end of the second quarter of 2004. The Company’s pension portfolio does not include any significant holdings in real estate.

The Company expects to make contributions totaling $870 to its defined benefit plans in 2004.

The Company has been informed by the IRS that cash balance plans may be required to be amended because of recent ERISA rulings that found some cash balance plans to be discriminatory. The IRS indicated that the U.S. Plan should continue to operate as currently designed until new guidance is available. There is insufficient information to assess any potential impact to the Company of the ERISA ruling at this time.

Most employees not covered by the Company’s U.S. and foreign defined benefit pension plans are covered by collective bargaining agreements, which are generally effective for five years. Under Federal pension law, there would be continuing liability to these pension trusts if the Company ceased all or most participation in any such trust, and under certain other specified conditions. The Consolidated Statements of Operations include charges of $472, $504 and $367 in 2003, 2002 and 2001, respectively, for payments to pension trusts on behalf of employees not covered by the Company’s plans.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The Company also provides a defined contribution plan to its U.S. employees (the “Retirement Savings Plan”). Eligible salaried and hourly employees may contribute up to 5% of their pay (7% for certain longer service salaried employees), as basic contributions to the plan. The Company contributes monthly to the plan an amount equal to at least 50% and up to 100% of basic contributions. The Company has the option to make additional contributions based upon financial performance. Charges to operations for matching contributions under the Retirement Savings Plan in 2003, 2002 and 2001 totaled $6,560, $5,647 and $5,289 respectively.

13. Non-Pension Postretirement Benefit

The Company provides certain health and life insurance benefits for eligible domestic and Canadian retirees and their dependents. The cost of postretirement benefits is accrued during employees’ working careers. Domestic participants who are not eligible for Medicare are generally provided with the same medical benefits as active employees. Until September 2003, participants who were eligible for Medicare were provided with supplemental benefits. In September 2003, the plan was amended, as is discussed below. Canadian participants are provided with supplemental benefits to the national healthcare plan in Canada. The domestic postretirement medical benefits are contributory; the Canadian medical benefits are non-contributory. The domestic and Canadian postretirement life insurance benefits are non-contributory. Benefits are funded on a pay-as-you-go basis.

In 2003, the Company amended its Total Family Protection Plan such that, effective September 1, 2003, medical benefits are no longer provided to the Company’s retirees and their dependents who are over age 65. The Company has made an arrangement with a major benefits provider to offer affected retirees and their dependents continued access to medical and prescription drug coverage, including coverage for pre-existing conditions. The Company is subsidizing a portion of the cost of coverage for affected retirees and dependents through December 2004 to assist retirees’ transition to alternative medical coverage. The Company has reserved the right to continue, terminate or reduce the subsidy provided to affected retirees and dependents in the future. This subsidy will be reviewed for periods after December 2004. As a result of these actions, based on current actuarial estimates and assumptions, the Company’s liability related to providing post retirement medical benefits has been reduced by approximately $88,000. The Company’s unrecognized prior service cost has been adjusted for the impact of the amendment, and the adjustment is being amortized over the estimated remaining years of service of approximately nine years.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) that provides several options for Medicare eligible participants and employers, including a federal subsidy to companies that elect to provide a retiree prescription drug benefit which is at least actuarially equivalent to Medicare Part D. The Act provides for a two-year transitional period to allow for, among other items, the possibility that companies may amend existing plans. There are significant uncertainties regarding the eventual regulations required to implement the Act, as well as the Act’s overall affect on plan participant’s coverage choices and the related impact on their health care costs. As such, the effects of the Act are not reflected in the accumulated postretirement benefit obligation as of December 31, 2003 or in the 2003 net periodic postretirement benefit cost. Once the regulations regarding the implementation of the Act and FASB’s authoritative guidance on the accounting for the federal subsidy is issued, the Company may be required to change its previously reported information. The Company is currently evaluating the provisions of the Act and its potential impact to the Company’s postretirement medical plans.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Following is a rollforward of the changes in the non-pension postretirement benefit obligations of the Company for the years ended December 31. The Company uses a measurement date of September 30.

	2003	2002
Change in Benefit Obligation
Benefit obligation at beginning of year	$131,609	$128,499
Service cost	72	64
Interest cost	3,938	8,822
Contributions by plan participants	2,176	2,797
Actuarial (gains) losses	(4,683)	5,240
Plan amendments	(88,168)	—
Benefits paid	(12,889)	(13,818)
Foreign Exchange	150	5

Benefits obligation at end of year	32,205	131,609

Unrecognized net actuarial gain	3,809	496
Unrecognized prior service benefit	86,830	7,214

Accrued postretirement obligation at end of year	$122,844	$139,319

The weighted average rates used to determine benefit obligations for the Company were as follows:

	2003	2002
Discount rate	5.8%	6.5%

The net postretirement (benefit) expense table excludes the expense related to Foods for 2002, as Foods reimbursed the Company $509 for the expense related to Foods’ participants in that year. Foods reimbursed the Company in 2001 to assume their remaining postretirement liability following the sale of its businesses.

Following are the components of net postretirement (benefit) expense recognized by the Company for 2003, 2002 and 2001:

	2003	2002	2001
Service cost	$72	$64	$44
Interest cost on projected benefit obligation	3,938	8,249	7,884
Amortization of prior service cost	(8,552)	(3,294)	(8,923)
Recognized actuarial gain	(122)	(1)	(523)
Settlement/curtailment gain	—	—	(487)

Net postretirement (benefit) expense	$(4,664)	$5,018	$(2,005)

The weighted average rates used to determine net postretirement (benefit) expense for the Company were as follows:

	2003	2002	2001
Discount rate	6.5%	7.3%	7.7%

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Following are the assumed health care cost trend rates at December 31, which are no longer significant due to the 2003 plan amendment.

	2003	2002
Health care cost trend rate assumed for next year—pre-age 65	5.25%	5.25%
Health care cost trend rate assumed for next year—post-age 65	7.75%	8.25%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.25%	5.25%
Year that the rate reaches the ultimate trend rate	2008	2008

A one-percentage-point change in the assumed health care cost trend rates would not have a material impact on the Company.

	1% increase	1% decrease
Effect on total service cost and interest cost components	$9	$(10)
Effect on postretirement benefit obligation	145	(150)

Also included in the Consolidated Balance Sheets at December 31, 2003 and 2002 are other postemployment benefit obligations of $5,879 and $6,065, respectively.

14. Shareholders’ Deficit

Common Stock and Warrants

The Company has 200,895,628 shares of $0.01 par value common stock issued and outstanding and 300,000,000 shares authorized. At December 31, 2003, management held a total of 1,920,634 common shares of the Company, including 1,587,301 shares of restricted stock granted during 2002, which become unrestricted on the third anniversary of the grant date. During 2002, the Company sold 333,333 shares to management at the estimated fair value of $2.25 per share. In 2002, the Company repurchased shares and retired warrants at amounts greater than fair market value and recognized compensation expense of $487.

Preferred Stock

The Company is authorized to issue up to 100,000,000 shares of Series A Preferred Stock. There were no shares outstanding in 2003 or 2002, and the Company currently has no plans to issue Preferred shares. In 2001, the Company had 24,574,751 shares of Preferred Stock issued to BHI. Each share had a liquidation preference of $25.00 and was entitled to cumulative dividends at an annual rate of 12% payable quarterly in arrears. BHI contributed all of the outstanding Preferred Stock of $620,922, including accumulated dividends of $6,553 to the Company as a capital contribution in 2001 (see Note 3). During 2001, the Company declared preferred stock cash dividends of $61,846.

Other Shareholders’ Equity

There were no common stock dividends declared in 2003 and 2002. The Company declared common stock cash dividends of $36,434 in 2001. The dividends were recorded as a charge to Paid-in capital to reflect a return of capital to BHI.

At December 31, 2003, the Company held $404,817 of notes receivable from BHI, which accrue interest at 12% per year, payable quarterly, and mature on September 29, 2005. The notes were received from affiliates as

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

proceeds from the 1996 sales of businesses and options to purchase businesses formerly owned by the Company. The Receivable from parent, reflected as a reduction in the Consolidated Statements of Shareholders’ Deficit, includes accrued interest of $107,277, $58,699 and $0 related to these notes receivable at December 31, 2003, 2002 and 2001. Paid-in capital includes the related net of tax interest income of $31,576, $38,154 and $24,674 for the years ended December 31, 2003, 2002 and 2001. In the Company’s 2001 Annual Report on Form 10-K, the Company expressed its intention to cancel this note receivable; therefore; a valuation allowance was placed on the accrued interest at that date. During 2002, the Company decided to defer canceling the note, reversed this valuation allowance and resumed accruing the related interest. Historically, BHI funded the payment of the interest on the note through common dividends received from the Company. BHI has not made a payment on the accrued interest, nor has the Company paid an associated dividend, since October 15, 2001.

Deferred compensation expense of $3,571, related to the restricted shares granted in 2002, is being amortized over the three-year vesting period. At December 31, 2003, the unamortized deferred compensation was $1,488.

Capital Contributions

Following is a summary of capital contributions received by the Company during 2003, 2002 and 2001:

	2003	2002	2001
Income tax benefits	$17,002	$20,890	$21,038
Non-compete agreement	5,000	—	—
Foods pension liability payment	4,300	—	—
Capital wind-down costs	—	3,550	—
Preferred stock and accumulated dividends	—	—	620,922
Cash contributions	—	—	17,000

	$26,302	$24,440	$658,960

BHI contributed tax benefits to the Company of $17,002, $20,890 and $21,038 during 2003, 2002 and 2001, respectively. The Company is included in BHI’s tax return, and the deductible interest expense on BHI’s notes payable reduces the Company’s tax liability.

BHI also made a $5,000 payment to the Company in 2003, relating to a non-compete agreement entered into by BHI with the third party purchaser of Consumer Adhesives, which was sold by BWHLLC in the fourth quarter of 2003. The Company does not currently market the product line disallowed under the agreement and has no plans to market such a product; therefore, there is no impact on the Company’s operations resulting from the non-compete agreement. This amount is reflected in Paid-in capital because BHI is a related party.

In the fourth quarter of 2003, Foods made a $4,300 payment to the Company related to the U.S. pension obligation retained upon the sale of Foods’ operations. This payment is reflected as a credit to Paid-in capital because it is a related party transaction.

During 2002, the Company also recorded a capital contribution from BHI of $3,550 (net of tax) related to the allocation of Capital wind-down costs to the Company, which the Company had no responsibility to fund. See Note 3.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Other Equity Transactions

In 2001, the Company recorded a pre-tax gain on the Consumer Adhesives Sale of $132,275, which was recorded in Paid-in capital. In 2002, the Company sold its remaining investment of a $110,000 note receivable from Consumer Adhesives for face value plus accrued interest. In 2003, the Company recorded an adjustment of $5,925 in Paid-in capital to reflect additional tax expense associated with the sale of the $110,000 note receivable. See Note 1.

The Corporate Reorganization resulted in the issuance of shares of common stock of the Company and warrants to purchase common stock to certain management members, in exchange for the shares they held in BCHI. This resulted in an increase to Paid-in capital of $1,236 in 2001, the value of the minority interest liability that represented their previous interest in BCHI.

The Company recorded net of tax minimum pension liability adjustments of $5,830, $(17,075) and $(66,580) for 2003, 2002 and 2001, respectively, relating to underfunded pension plans, which is included in accumulated other comprehensive income.

15. Stock Option Plans and Other Stock Based Compensation

Stock Options

The Company accounts for stock-based compensation under APB No. 25 and has adopted the disclosure-only provisions of SFAS No. 123 “Accounting for Stock-Based Compensation.” The Company has granted options under its Amended and Restated 1996 Stock Purchase and Option Plan for Key Employees (the “Option Plan”).

Following is a summary of option activity for the three years ended December 31, 2003:

	2003		2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding beginning of year	3,426,040	$3.59	6,871,380	$4.38	4,382,500	$5.43
Options exercised	—	—	—	—	—	—
Options granted	3,457,500	2.00	1,492,000	2.25	—	—
Option conversion	—	—	—	—	4,451,880	4.38
Options forfeited	(1,351,180)	4.30	(4,937,340)	4.28	(1,963,000)	5.09

Options outstanding end of year	5,532,360	$2.42	3,426,040	$3.59	6,871,380	$4.85

During the fourth quarter of 2003, options to purchase 3,457,500 shares, in the aggregate, were granted to key employees. The options generally ratably vest over five years, have an exercise price of $2.00 and were granted at their estimated fair value.

During 2002, options to purchase 1,492,000 shares, in the aggregate, were granted to key employees, including performance options to purchase 1,176,000 shares. The 2002 grants have an exercise price of $2.25 per share, based on estimated fair value. The performance options vest after the fifth anniversary of the grant date; however, vesting is accelerated upon the achievement of certain financial targets. As of December 31, 2003, none of these targets were achieved. The remaining options generally vest ratably over five years.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

From 1996 through 1999, BCHI issued stock options and sold equity to key management under the Option Plan (the “BCHI option grants”). The BCHI option grants had exercise prices between $5.00 and $7.50, the estimated fair values at the grant dates, and vested over five years. The outstanding BCHI option grants became options of the Company effective with the Corporate Reorganization in 2001 (see Note 3). The conversion of the BCHI option grant provided BCHI management with equivalent intrinsic value in the Company at the new measurement date; therefore no compensation expense was recorded. The strike prices of the converted options ranged from $4.13 to $5.00, which exceeds estimated fair market value. During 2003, all of the $4.13 options were cancelled upon the repurchase of the related shares from management. There are options to purchase 650,360 shares, in the aggregate, outstanding from the converted BCHI option grant, all with a $5.00 exercise price.

In accordance with FASB Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation,” options granted under the Option Plan after July 1, 2001 require variable accounting. The expense relating to these options for 2003 and 2002 was $230 and $14, respectively.

To determine proforma compensation cost for the Option Plan according to SFAS No. 123 (see Note 2), the fair value of each option grant is estimated on the date of grant using the Black-Scholes options pricing model with a risk-free weighted average interest rate of 2.91% for 2003 grants and 5.0% for 2002 grants and expected lives of five years for all grants. To determine compensation cost according to SFAS No. 123, the fair value of each option was estimated as of the measurement date using the Black-Scholes option-pricing model with a risk free weighted average interest rate of 4.37% and expected lives of five years.

As of December 31, 2003, there were 4,017,639 shares available for future grants.

At December 31, 2003, there were options to purchase 583,488 shares, in the aggregate, exercisable, with a range of exercise prices of $2.25 to $5.00, a weighted average exercise price of $4.70 and a weighted average remaining life of 3 years. At December 31, 2002, there were options to purchase 1,472,824 shares, in the aggregate, exercisable, with a range of exercise prices of $4.13 to $5.00, a weighted average exercise price of $4.51 and a weighted average remaining life of 4 years.

Unit Appreciation Rights

Certain current and former employees of the Company hold unit appreciation rights (“UARs”) in BWHLLC granted by the Company during the years 1996 - 2000. The UARs have a ten-year life, and all outstanding UARs are fully vested. The UARs are accounted for under the liability method as prescribed by APB No. 25, and any compensation expense incurred in conjunction with the UARs will be reflected in the Statements of Operations for the Company. In 2003, 2002 and 2001, the Company did not record any compensation expense attributable to the UARs. There were 1,157,732 UARs outstanding at December 31, 2003 and no UARs available for future grants.

16. Derivative Financial Instruments

At December 31, 2003, the Company had derivative liabilities of $1,007 classified as other current liabilities and derivative gains of $18 classified as other assets. As of December 31, 2002, the Company had derivative liabilities of $402 classified as other current liabilities and derivative gains of $16 classified as other assets. On January 1, 2001, the Company adopted SFAS No. 133 resulting in a pre-tax charge of $5,200 to accumulated other comprehensive income, as discussed in Note 8.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Interest Rate Swaps

The Company uses interest rate swaps to alter interest rate exposures between fixed and floating rates on certain long-term debt. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional principal amount.

Effective December 1, 2003, the Company entered into a $34,000 interest rate swap agreement structured for the Parish of Ascension IRBs (see Note 10). Under this agreement, the Company receives a fixed rate of 10% and pays a variable rate equal to the 6-month LIBOR plus 630 basis points. This was the Company’s only outstanding interest rate swap at December 31, 2003. The $24,286 swap outstanding at December 31, 2001 matured on December 1, 2002, and the Company realized a gain on the settlement of $1,722. The net impact of interest rate swaps was a decrease in the Company’s interest expense of $62 in 2003 and an increase in interest expense of $2,566 and $2,215 in 2002 and 2001, respectively. The 2003 year-end fair value of the $34,000 interest rate swap was a loss of $483.

The following table summarizes the weighted average interest rates for the swaps used by the Company. Variable rates change with market conditions and may vary significantly in the future.

	2003	2002	2001
Average rate paid	7.6%	13.7%	13.7%
Average rate received	10.0%	1.9%	4.5%

Foreign Exchange

International operations account for a significant portion of the Company’s revenue and operating income. It is the policy of the Company to reduce foreign currency cash flow exposure due to exchange rate fluctuations by hedging anticipated and firmly committed transactions wherever economically feasible. The Company enters into forward and option contracts to buy and sell foreign currencies only to reduce foreign exchange exposure and protect the U.S. dollar value of such transactions to the extent of the amount under contract. These contracts are designed to minimize the impact from foreign currency exchange on operating income and on certain balance sheet exposures.

Gains and losses arising from contracts are recognized on a quarterly basis through the Consolidated Statement of Operations (see Note 2). The Company does not hold or issue derivative financial instruments for trading purposes.

At December 31, 2003 and 2002, the Company had $44,300 and $60,079, respectively, of notional value of foreign currency exchange forward contracts outstanding. At December 31, 2003, the Company recorded a loss of $323 related to its foreign currency exchange forward contract outstanding. At December 31, 2002, the Company recorded a loss of $402 related to its foreign currency exchange forward contracts outstanding.

At December 31, 2003, the Company’s forward position of $44,300 was to sell British Pounds for U.S. Dollars at a rate of 1.7710. At December 31, 2002, the Company had forward positions to sell British Pounds for U.S. Dollars ($36,916) and Canadian Dollars ($23,163). The unsecured contracts mature within three months and are placed with financial institutions with investment grade credit ratings. The Company is exposed to credit loss in the event of non-performance by the other parties to the contracts. The Company evaluates the credit worthiness of the counterparties’ financial condition and does not expect default by the counterparties.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

At December 31, 2003, the Company had put options totaling $12,000 to sell Canadian Dollars to buy U.S. Dollars. The options expire within three months at varying dates and have a contract rate of 1.3600. The Company also is a party to call options held by financial institutions totaling $12,000 to buy Canadian Dollars with U.S. Dollars. The options expire within three months at varying dates and have contract rates that vary from 1.3040 to 1.3095. At December 31, 2003, the Company recorded a loss of $163 related to these options.

Option and Commodity Future Contracts

The Company is exposed to price fluctuations associated with raw materials purchases, most significantly with methanol, phenol and urea. For these commodity raw materials, the Company has purchase contracts, with periodic price adjustment provisions. The Company also adds to customer contracts selling price provisions that are indexed to publicly available indices for these commodity raw materials. The Board of Directors approves all commodity futures and commodity commitments.

Natural Gas Futures—The Company hedges a portion of natural gas purchases for North America. In March 2003, the Company entered into futures contracts with varying settlement dates through June 2004. The Company used futures contracts to hedge 69% of its 2003 North American natural gas usage. The contracts are settled for cash each month based on the closing market price on the last day the contract trades on the New York Mercantile Exchange. Obligations settled under these contracts totaled $4,866 and related losses were $224 in 2003. Remaining obligations outstanding under these contracts were $1,359 as of December 31, 2003.

The Company entered into similar futures contracts to hedge portions of its natural gas purchases in June 2001 with varying settlement dates through November 2002. Commitments settled under these contracts totaled $1,210 and $1,716 in 2002 and 2001, respectively, and related losses were $264 and $610 in 2002 and 2001, respectively. There were no remaining obligations under these contracts at December 31, 2002.

Gains and losses on commodity futures contracts are recognized each month as gas is used. Remaining obligations are marked to market on a quarterly basis. The Company recorded a loss of $20 at December 31, 2003 related to its natural gas futures contracts.

Natural Gas Commitments—In 2000, the Company entered into fixed rate, fixed quantity contracts to secure a portion of anticipated natural gas usage at certain of the Company’s facilities. The contracts were entered into to partially hedge the Company’s risk associated with natural gas price fluctuations in peak usage months through March 2003. Gas purchases under these contracts totaled $402, $671 and $853 in 2003, 2002 and 2001, respectively. These contracts covered approximately 75% of 2003 and 86% of 2002 natural gas usage during the periods of the contracts at those facilities. The Company had no natural gas commitments outstanding at December 31, 2003. The Company recorded a gain of $16 at December 31, 2002 for the difference between the fair value and carrying value of its remaining natural gas commitments.

17. Fair Value of Financial Instruments

The following table presents the carrying or notional amounts and fair values of the Company’s financial instruments at December 31, 2003 and 2002. The fair value of a financial instrument is the estimated amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair values are determined from quoted market prices where available or based on other similar financial instruments.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and other accruals are considered reasonable estimates of their fair values. The carrying value of the loans payable to affiliates approximates fair values, as management believes the loans bear interest at market interest rates.

The following table includes the carrying and fair values of the Company’s financial instruments.

	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Nonderivatives
Liabilities
Debt	$538,133	$503,630	$526,066	$345,048

	Notional Amount	Fair Value Gain (Loss)	Notional Amount	Fair Value (Loss) Gain
Derivatives relating to:
Foreign currency contracts	$44,300	$(323)	$60,079	$(402)
Interest rate swaps	34,000	(483)	—	—
Call options	12,000	(181)	—	—
Put options	12,000	18	—	—
Natural gas futures	1,359	(20)	—	—
Natural gas commitments	—	—	402	16

18. Supplemental Information

	2003	2002	2001
Depreciation	$45,811	$46,392	$53,996
Amortization	1,508	1,555	5,365
Research and Development	17,998	19,879	21,210

19. Segment and Geographic Data

In previous documents filed with the SEC Adjusted EBITDA was the description used in our segment footnote to describe our segment performance measure. For purposes of this document we have described our segment performance measure as “Segment EBITDA.” We intend to use the term Segment EBITDA to measure segment performance in future SEC documents.

The Company consists of three reportable segments: North American Forest Products, North American Performance Resins Group and International. Consolidated results also include Corporate and other and Divested business, which are reported separately. The product lines included in the North American Forest Products segment are formaldehyde and forest products resins. The key business drivers in the North American Forest Products segment are housing starts, furniture demand, panel production capacity and chemical sector operating conditions. The North American Performance Resins Group includes oil field, foundry and specialty resins. In the North American Performance Resins Group segment, the key business drivers are housing starts, auto builds, active gas drilling rigs and the general industrial sector. The International segment consists of operations in Europe, Latin America and Asia Pacific. Principal countries of operation are the U.K., Brazil, Australia and Malaysia. Product lines include formaldehyde, forest products and performance resins and consumer products. In

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

the International segment, the key business drivers are export levels, panel production capacity, housing starts, furniture demand and the local political environment. Corporate and other represents general and administrative expenses and income and expenses related to liabilities retained from businesses sold in previous years. Divested business includes Melamine, which was impaired in 2001, closed in early 2002 and subsequently sold in 2003. Operating results subsequent to the closure date represent revenue from the sale of inventory.

Operating Segments:

Following is a comparison of net sales; sales by product line; depreciation and amortization; earnings before interest, taxes, depreciation and amortization adjusted for business realignment, impairments, non-operating income (expense) and certain other operating income (expense) items (“Segment EBITDA”); total assets and capital expenditures for the reportable business segments, Corporate and other and Divested business of the Company for the years ended December 31, 2003, 2002 and 2001. Segment EBITDA information is presented with the Company’s segment disclosures because it is the measure used by the Company’s chief operating decision maker to evaluate operating results and allocate capital resources:

Sales to Unaffiliated Customers:

	2003	2002	2001
North American Forest Products	$755,767	$634,619	$656,694
North American Performance Resins	364,347	340,791	409,081
International	314,693	264,541	282,629
Divested business	6	7,934	23,737

Total	$1,434,813	$1,247,885	$1,372,141

Sales by Product Line:

	2003	2002	2001
Forest products resins	$704,930	$598,835	$612,638
Formaldehyde	242,774	185,102	189,111
Specialty resins	226,161	211,233	268,087
Foundry resins	137,481	143,419	140,088
Oil field products	86,487	60,598	85,224
International consumer products	31,050	34,957	46,252
Melamine	6	7,934	23,737
Other	5,924	5,807	7,004

Total	$1,434,813	$1,247,885	$1,372,141

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Depreciation and Amortization Expense:

	2003	2002	2001
North American Forest Products	$19,953	$19,259	$19,950
North American Performance Resins	10,209	9,929	11,314
International	11,089	10,305	11,766
Corporate and other	6,068	8,454	9,021
Divested business	—	—	7,310

Total	$47,319	$47,947	$59,361

Segment EBITDA:

	2003	2002	2001
North American Forest Products	$92,548	$92,918	$101,655
North American Performance Resins	46,661	45,127	74,321
International	32,250	28,630	17,595
Corporate and other	(43,713)	(44,949)	(54,356)

Total	$127,746	$121,726	$139,215

Total Assets at Year End:

	2003	2002	2001
North American Forest Products	$400,950	$329,574	$319,846
North American Performance Resins	202,482	205,385	211,477
International	252,303	204,777	247,380
Corporate and other	138,131	271,811	329,280
Divested business	—	233	15,295

Total	$993,866	$1,011,780	$1,123,278

Capital Expenditures:

	2003	2002	2001
North American Forest Products	$21,726	$17,322	$9,791
North American Performance Resins	9,830	13,744	11,577
International	8,708	5,691	15,660
Corporate and other	1,556	2,016	5,016
Divested business	—	—	604
Discontinued operations	—	—	4,760

Total	$41,820	$38,773	$47,408

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The Company reports and manages its business through three operating segments which do cross geographic boundaries. The following tables reflect sales and long-lived assets by major geographic area:

Sales to Unaffiliated Customers:(1)

	2003	2002	2001
United States	$901,018	$812,667	$908,427
Canada	219,102	170,677	181,085
United Kingdom	121,893	105,595	114,641
Other International	192,800	158,946	167,988

Total	$1,434,813	$1,247,885	$1,372,141

(1)	For purposes of geographic disclosures, sales are attributed to the country in which individual business locations reside.

Long-Lived Assets:(2)

	2003	2002	2001
United States	$265,963	$277,349	$283,423
Canada	63,109	51,042	60,744
United Kingdom	77,769	76,377	73,460
Other International	42,043	34,970	39,930

Total	$448,884	$439,738	$457,557

(2)	Long-lived assets include property, plant and equipment, net of accumulated depreciation.

Reconciliation of Segment EBITDA to Income (Loss) from Continuing Operations Before Income Tax:

Segment EBITDA:

	2003	2002	2001
North American Forest Products	$92,548	$92,918	$101,655
North American Performance Resins	46,661	45,127	74,321
International	32,250	28,630	17,595
Corporate and other	(43,713)	(44,949)	(54,356)

Reconciliation:

Depreciation and Amortization	(47,319)	(47,947)	(59,361)
Adjustments to Segment EBITDA (described below)	(13,885)	(40,071)	(155,349)
Interest expense	(46,138)	(47,315)	(51,613)
Affiliated interest expense, net	(558)	(1,402)	(11,488)
Other non-operating (expense) income	(1,529)	5,989	(1,841)
Investment write-down and other charges	—	—	(27,000)

Income (loss) from continuing operations before income tax	$18,317	$(9,020)	$(167,437)

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Adjustments To Segment EBITDA

The following items are not included in Segment EBITDA reviewed by the Company’s chief operating decision maker to evaluate operating results and allocate capital resources:

Year Ended December 31, 2003	Plant Closure(1)	Severance	Impairment		Other		Total
North American Forest Products	$(932)	$(1,125)	$—		$(90	)(2)	$(2,147)
North American Performance Resins	94	(397)	(1,000	)(3)	—		(1,303)
International	(7,720)	(643)	(2,183	)(4)	11,692	(5)	1,146
Corporate and other	(146)	(4,672)	—		(8,732	)(2)	(13,550)
Divested business(6)	1,716	—	—		253		1,969

Total	$(6,988)	$(6,837)	$(3,183)		$3,123		$(13,885)

(1)	Plant closure costs include fixed asset write-offs, plant employee severance and demolition, environmental and other related costs.
(2)	Primarily represents a charge of $5,929 related to tentative legal settlements with BCPM Liquidating and BCP Liquidating (see Note 22) and severance expense included in general and administrative expense, incurred by the Company for positions to be replaced.
(3)	Represents a reduction in estimated net realizable value of a facility held for sale.
(4)	Represents fixed asset and goodwill impairments related to various international locations.
(5)	Represents a gain on the sale of land associated with a closed plant in the U.K.
(6)	Represents gains recognized related to the closure and subsequent sale of Melamine.

Year Ended December 31, 2002	Plant Closure(1)	Severance	Impairment		Other		Total
North American Forest Products	$(1,107)	$(250)	$—		$—		$(1,357)
North American Performance Resins	(1,950)	(102)	(1,040	)(2)	—		(3,092)
International	(2,844)	(795)	(5,275	)(3)	2,465	(4)	(6,449)
Corporate and other	—	(2,118)	—		(19,850	)(5)	(21,968)
Divested business(6)	(6,683)	—	—		(522)		(7,205)

Total	$(12,584)	$(3,265)	$(6,315)		$(17,907)		$(40,071)

(1)	Plant closure costs include fixed asset write-offs, plant employee severance and demolition, environmental and other related costs.
(2)	Represents a reduction in estimated net realizable value of a facility held for sale.
(3)	Represents fixed asset impairments at various international manufacturing facilities.
(4)	Represents a gain on the sale of land associated with a closed plant in Spain.
(5)	Primarily represents a pension settlement charge of $13,600, included in general and administrative expense, and an additional management fee of $5,500 related to the wind down of Capital, included in other operating expense.
(6)	Represents expenses incurred related to the closure of Melamine.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Year Ended December 31, 2001	Plant Closure(1)	Severance	Impairment		Other		Total
North American Forest Products	$(6,573)	$(2,080)	$—		$10,507	(2)	$1,854
North American Performance Resins	2,433	(2,632)	(2,885	)(3)	—		(3,084)
International	(20,020)	(179)	—		(2,303	)(4)	(22,502)
Corporate and other	875	(7,691)	—		(37,202	)(5)	(44,018)
Divested business	—	—	(98,163	)(6)	10,564	(7)	(87,599)

Total	$(23,285)	$(12,582)	$(101,048)		$(18,434)		$(155,349)

(1)	Plant closure costs include fixed asset write-offs, plant employee severance and demolition, environmental, and other related costs.
(2)	Represents a gain on the sale of land associated with a closed domestic plant.
(3)	Represents a charge related to a plant facility for which construction was discontinued in 2001.
(4)	Represents a loss incurred on the divestiture of the Company’s operations in Ecuador.
(5)	Primarily represents a charge for environmental remediation of $19,028 related to a formerly owned business and a pension settlement charge of $15,813.
(6)	Represents a charge related to the shut-down of Melamine including the write-down of fixed assets ($62,527), spare parts ($2,935) and goodwill ($32,701).
(7)	Represents earnings generated by Melamine, which was closed in 2002.

20. Related Party Transactions

Financing and Investing Arrangements

The Company and HAI had separate borrowing arrangements with Foods, evidenced by demand promissory notes bearing interest at variable rates. These loans are reported as Loans payable to affiliates on the Consolidated Balance Sheets and totaled $18,260 and $84,680 at December 31, 2003 and 2002, respectively. Following the termination of the Company’s uncommitted LOC facility in 2003 (see Note 10), the Company (excluding HAI) is limited to borrowing up to $30,000 from affiliates. Of the total loans outstanding, $12,260 and $84,680 was owed by the Company at each respective year-end. HAI owed $6,000 at December 31, 2003 and had $4,000 available for additional borrowings. Interest rates ranged from 1.0% to 4.75%, and interest expense totaled $558, $1,857 and $9,460 for the years ended December 31, 2003, 2002 and 2001, respectively. In early 2004, the Company entered into a similar borrowing agreement with BWHLLC and cancelled its arrangement with Foods. In early 2004, HAI obtained a $20,000 credit facility with an external bank and terminated its affiliated borrowing arrangement (see Note 10).

The Company holds a $404,817 note receivable ($512,094 including accrued interest) from BHI, which is accounted for as a reduction of equity. The Company accrues interest quarterly on the note receivable in Paid-in capital. Historically, BHI funded the interest due on the note through common dividends received from the Company. However, quarterly interest has not been paid, nor an associated dividend declared, since October 15, 2001. See Note 14.

The Company had a note payable to BCPM for $34,181 that was settled in the first quarter of 2002. The Company accrued $151 and $2,502 of interest expense for the years ended December 31, 2002 and 2001, respectively, related to this note. The Company settled in full this note payable by making cash payments of $31,581 and $2,600 of certain set-offs asserted by the Company against amounts due under this note. BCPM acknowledged the validity and enforceability of the set-offs. The Company waived the right to assert other set-offs, and BCPM and the Company exchanged mutual releases with respect to this note. A committee comprised

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

solely of independent directors of BCPM, represented and advised by separate and independent counsel, reviewed and agreed to the above provisions.

At December 31, 2001, the Company had a $110,000 preferred stock investment in Consumer Adhesives. The preferred stock was redeemed in 2002 for a $110,000 note receivable from Consumer Adhesives which was subsequently sold to BHI for cash proceeds of $110,000 plus accrued interest of $455. In 2003, the Company recognized an income tax charge of $5,925 related to the sale of the note receivable to BHI. Consistent with the gain on the Consumer Adhesives Sale, this income tax charge was recorded in Paid-in capital due to the affiliated nature of the transaction.

As a guarantor of the Company’s debt, Foods received an annual fee from the Company of $1,050 in 2001. Under the terms of the guarantee agreement between Foods and the Company, Foods was automatically released from its obligation to guarantee the payment of the Company’s outstanding publicly-held debt upon Foods being released from its obligation to guarantee the payment of amounts due under the Company’s $250,000 Credit Agreement that expired in 2002.

The Company also had net affiliate interest income relating to other affiliates of $474 for the year ended December 31, 2001.

Administrative Service, Management and Consulting Arrangements

Commencing in 2003, certain management, consulting and board services previously provided to the Company by Capital (see below) were assumed by the Company, while other such services were assumed by KKR. During the year ended December 31, 2003, the Company recorded $3,000 for the fixed fee due to KKR under this arrangement. During the year ended December 31, 2002, the Company recorded $9,000 for the management fee to Capital.

During 2002, Capital provided management, consulting and board services to the Company, and the Company provided certain administrative services to Capital. Capital charged the Company an annual fee of $9,000, payable quarterly in arrears, which represented the net amount of Capital’s services less the Company’s fee for providing administrative services to Capital. During 2002, BHI made a decision to cease the operations of Capital by the end of the first quarter of 2003. This decision resulted in the immediate recognition by Capital of incremental expenses and liabilities related primarily to severance and rent obligations. These incremental expenses are the legal obligation of Capital and will be funded by Capital. The Company’s share of Capital’s incremental costs was $5,500 and was recognized by the Company as an additional management fee in 2002. Since the Company was not responsible for settling these liabilities, the offset to the charge was recorded as a capital contribution of $3,550 (the liability net of tax) to the Company from BHI.

Prior to the Corporate Reorganization in 2001, KKR rendered management, consulting and board services to the Company for an annual fee of $10,000, payable quarterly in arrears. The 2001 fee through the date of the Corporate Reorganization was $9,167. Effective with the Corporate Reorganization, Capital began providing services to the Company, as described above. Charges incurred for these services in 2001, subsequent to the Corporate Reorganization, were $750.

The Company incurred certain costs on Capital’s behalf and was reimbursed by Capital for 100% of these costs. Included in accounts receivable from affiliates at December 31, 2002 was $2,298 for these expenses.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The Company provides administrative services to Foods. Fees received for these services totaled $50, $120 and $1,000 for the years ended December 31, 2003, 2002 and 2001, respectively. In addition, the Company pays certain costs on behalf of Foods and is reimbursed by Foods for 100% of these costs. Included in accounts receivable from affiliates at December 31, 2002 was $1,375 related to these costs.

The Company provides certain administrative services to BWHLLC and other affiliates under a service agreement commencing on January 1, 2003. During the year ended December 31, 2003, the Company charged BWHLLC $540 for such services.

In 2001, the Company rendered management, consulting and financial services to WKI for an annual fee of $2,500 based on WKI reaching certain operating criteria. In addition, WKI also reimbursed the Company for certain expenses paid on its behalf. In November 2001, Capital purchased the management fee receivable of $1,667 from the Company plus receivables for expenses paid on WKI’s behalf in the amount of $1,927. Total fees received under this arrangement were $0 for 2001.

Other Transactions and Arrangements

The Company utilizes Willis Group Holdings, Ltd. (“Willis”), an entity controlled by KKR, as its insurance broker. As of December 31, 2003, and 2002, the Company had paid $429 and $241, respectively, to Willis for their services.

Capital contributions to the Company totaled $26,302, $24,440 and $658,960 for the years ended December 31, 2003, 2002 and 2001, respectively (see Note 14).

The Company and Consumer Adhesives were parties to a tax sharing agreement for periods prior to the Consumer Adhesives Sale. Under this agreement, Consumer Adhesives paid income taxes to the Company as if Consumer Adhesives filed stand-alone Federal and state income tax returns. At December 31, 2002, Consumer Adhesives had no remaining liability to the Company for any unpaid Federal or state income tax.

During 2001, the Company received payment of $11,802 from Foods for its calculated portion of the Company’s net pension liability. In the fourth quarter of 2001, the Company received $12,302 from Foods to assume the liability for payment of claims made under essentially all of Foods’ employee benefit plans.

The Corporate Reorganization included certain financial transactions between the Company and BHI (see Note 3).

21. Guarantees and Indemnifications

Standard Guarantees / Indemnifications

In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company indemnifies another party for, among other things, breaches of representations and warranties. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of assets or businesses, (ii) leases of real property, (iii) licenses of intellectual property and (iv) long-term supply agreements. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords or lessors in lease contracts, (iii) licensors or licensees in license agreements and (iv) vendors or customers in long-term supply agreements.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

These parties may also be indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Additionally, in connection with the sale of assets and the divestiture of businesses, the Company may agree to indemnify the buyer with respect to liabilities related to the pre-closing operations of the assets or businesses sold. Indemnities related to pre-closing operations generally include tax liabilities, environmental liabilities and employee benefit liabilities not assumed by the buyer in the transaction.

Indemnities related to the pre-closing operations of sold assets normally do not represent additional liabilities to the Company, but simply serve to protect the buyer from potential liability associated with the Company’s existing obligations at the time of sale. As with any liability, the Company has accrued for those pre-closing obligations that are considered probable and reasonably estimable. Amounts recorded are not significant at December 31, 2003.

While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). With respect to certain of the aforementioned guarantees, the Company has limited reimbursement agreements from affiliates or maintains limited insurance coverage that mitigates potential payments to be made. There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under these guarantees nor is the Company able to develop an estimate of the maximum potential amount of future payments to be made under these guarantees as the triggering events are not predictable.

In addition the Company has agreed to indemnify KKR for any claims resulting from its services to the Company and its affiliates. The indemnification does not expire and the Company is not able to determine a maximum exposure under the agreement. However, the Company does have an indemnification agreement from BHI for any amounts that it must pay under the KKR indemnity relating to WKI.

The Company has not entered into any significant agreement subsequent to January 1, 2003 that would require it, as a guarantor, to recognize a liability for the fair value of obligations it has undertaken in issuing the guarantee.

Subsidiary Guarantees

The Company guarantees the bank debt of one of its Brazilian subsidiaries at Banco Itau S.A. up to a maximum U.S. equivalent of $6,700. In addition, the Company guarantees the open payables of certain subsidiaries related to the purchase of raw materials.

In connection with the conversion of the $34,000 Parish of Ascension IRBs to a fixed rate, the Company’s Canadian and U.K. subsidiaries have guaranteed the Company’s IRBs.

Contingent Purchase Consideration

The Fentak acquisition agreement includes a contingent purchase consideration provision based on achievement of certain targeted earnings before interest and taxes. Maximum annual payments are AU$600 for the period 2004-2006.

In connection with the acquisition of assets from SEACO, the Company agreed to pay a royalty fee to the seller based on sales levels to existing regular customers of the business as of the closing date. To the extent that annual sales exceed targeted levels, the Company is obligated to pay up to $300 per year, for a five-year period.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Warranties

The Company does not make express warranties on its products, other than that they comply with the Company’s specifications; therefore, the Company does not record a warranty liability. Adjustments for product quality claims are not material and are charged against sales revenues.

22. Commitments and Contingencies

Environmental Matters

Because the Company’s operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials, the Company is subject to extensive environmental regulation at the Federal and state level and is exposed to the risk of claims for environmental remediation or restoration. In addition, violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

Accruals for environmental matters are recorded following the guidelines of Statement of Position 96-1, “Environmental Remediation Liabilities,” when it is probable that a liability has been incurred and the amount of the liability can be estimated. Environmental accruals are reviewed on an interim basis and as events and developments warrant. Based on management’s estimates, which are determined through historical experience, the Company has recorded liabilities, relating to 55 locations, of approximately $38,600 and $44,000 at December 31, 2003 and 2002, respectively, for all probable environmental remediation, indemnification and restoration liabilities. These amounts include estimates of unasserted claims the Company believes are probable of loss and reasonably estimable. Based on the factors discussed below and currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $24,200 to $73,600, in the aggregate, at December 31, 2003. This estimate of the range of reasonably possible costs is less certain than the estimates upon which the liabilities are based, and in order to establish the upper end of such range, assumptions less favorable to the Company among the range of reasonably possible outcomes were used. As with any estimate, if facts or circumstances change, the final outcome could differ materially from these estimates. The Company has not taken into consideration insurance coverage or any anticipated recoveries from other third parties in determining the liability or range of possible outcomes. The Company’s current insurance coverage provides very limited, if any, coverage for environmental matters.

Following is a more detailed discussion of the Company’s environmental liabilities and related assumptions:

BCP Geismar Site—The Company formerly owned a basic chemicals and polyvinyl chloride business which was taken public as Borden Chemicals and Plastics Operating Limited Partnership (“BCPOLP”) in 1987. The Company retained a 1% interest and the general partner interest, which were held by its subsidiary, BCPM. The Company also retained the liability for certain environmental matters after BCPOLP’s formation. Under a Settlement Agreement approved by the United States Bankruptcy Court for the District of Delaware among the Company, BCPOLP, BCPM, the United States Environmental Protection Agency and the Louisiana Department of Environmental Quality, the Company agreed to perform certain of BCPOLP’s obligations with respect to environmental conditions at BCPOLP’s Geismar, Louisiana site. These obligations are related to soil and groundwater contamination at the Geismar site. The Company bears the sole responsibility for these obligations, as there are no other potentially responsible parties (“PRPs”) or third parties from which the Company can seek reimbursement, and no additional insurance recoveries are expected.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

A groundwater pump and treat system for the removal of contaminants is operational, and preliminary natural attenuation studies are proceeding. The Company has performed extensive soil and groundwater testing. Regulatory agencies are reviewing the current findings and remediation efforts. If closure procedures and remediation systems prove inadequate, or if additional contamination is discovered, this could result in the costs approaching the higher end of the range of possible outcomes discussed below.

The Company has recorded a liability of approximately $21,600 and $25,300 at December 31, 2003 and 2002, respectively, related to the BCP Geismar site. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with this site may fall within a range of $13,500 to $33,100, depending upon the factors discussed above. Due to the long-term nature of the project, the reliability of timing and estimability of remediation payments, this liability was recorded at its net present value, assuming a 3% discount rate and a time period of thirty years and the range of possible outcomes is discounted similarly. The undiscounted liability is approximately $33,400 over thirty years.

Following are expected payments for each of the next five years, and a reconciliation of the expected aggregate payments to the liability reflected at December 31, 2003:

2004	$2,500
2005	1,100
2006	1,700
2007	1,500
2008	700
Remaining aggregate payments	25,900

Total undiscounted liability	33,400
Less: discount to net present value	(11,800)

Liability per Consolidated Balance Sheet	$21,600

Superfund Sites / Offsite Landfills—The Company is currently involved in environmental remediation activities at 25 sites in which it has been notified that it is, or may be, a PRP under the United States Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or similar state “superfund” laws. The Company has recorded liabilities of approximately $7,600 and $7,000 at December 31, 2003 and 2002, respectively, related to these sites. The Company anticipates approximately half of this liability will be paid within the next five years, with the remaining payments occurring over the next twenty-five years. The Company generally does not bear a significant level of responsibility for these sites, and therefore, has little control over the costs and timing of cash flows. At 16 sites, the Company’s share is less than 1%. At the remaining 9 sites, the Company has a share of up to 8.8% of the total liability which accounts for $6,400 and $5,700 of the total amount reserved for superfund / offsite landfill sites at December 31, 2003 and 2002, respectively. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may be as low as $4,700 or as high as $15,600, in the aggregate. In estimating both its current reserves for environmental remediation at these sites and the possible range of additional costs, the Company has not assumed that it will bear the entire cost of remediation of every site to the exclusion of other known PRPs who may be jointly and severally liable. The Company has limited information to assess the viability of other PRPs and their probable contribution on a per site basis. The range of possible outcomes also takes into account the maturity of each project, which results in a more narrow range as the project progresses. The Company’s ultimate liability will depend on many factors including its volumetric share of waste, the financial viability of other PRPs, the remediation methods and technology used and the amount of time necessary to accomplish remediation.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Sites Under Current Ownership—The Company is conducting environmental remediation at 7 locations currently owned by the Company, of which 4 sites are no longer operating. There are no other parties responsible for remediation at these sites. Much of the remediation is being performed by the Company on a voluntary basis; therefore, the Company has greater control over the costs to be incurred and the timing of cash flows. The Company has accrued approximately $5,200 and $4,700 at December 31, 2003 and 2002, respectively, for remediation and restoration liabilities at these locations. The Company anticipates approximately $3,100 of these liabilities will be paid within the next three years, with the remaining amounts being paid over the next ten years. Approximately $3,500 of these reserves is included in the Company’s business realignment reserve, as the environmental clean up is being handled in conjunction with planned closure of the location (see Note 6). Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $3,500 to $13,500, in the aggregate. The factors influencing the ultimate outcome include the methods of remediation to be elected, the conclusions and assessment of site studies remaining to be completed and the time period required to complete the work.

Other Sites—The Company is conducting environmental remediation at 10 locations formerly owned by the Company. The Company has accrued approximately $2,400 and $5,300 at December 31, 2003 and 2002, respectively, for remediation and restoration liabilities at these locations. The Company anticipates cash outflows of approximately $2,000 within the next three years, with the remainder occurring over the next ten years. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $1,700 to $9,100, in the aggregate. The primary drivers in determining the final costs to the Company on these matters are the method of remediation selected and the level of participation of third parties.

In addition, the Company is responsible for 11 sites that require monitoring where no additional remediation is expected and has also established accruals for other related costs, such as fines and penalties. The Company has accrued approximately $1,800 and $1,700 at December 31, 2003 and 2002, respectively, related to these sites. Payment of these liabilities is anticipated to occur over the next ten years. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $800 and $2,300, in the aggregate. The ultimate cost to the Company will be influenced by any variations in projected monitoring periods or by findings that are better or worse than anticipated findings.

From the late 1960’s until 1980, the Company operated a phosphate processing site on leased property in Manatee County, Florida. In 1980, the Company sold these operations. The Company and another former owner have each received a demand for $112 from the U.S. Environmental Protection Agency relating to oversight costs incurred when the site was abandoned by its current owner, and the Company is disputing the charge. The Company is aware that state and Federal environmental agencies have taken measures to prevent the off-site release of water from rainfall that accumulated in the drainage ditches and lagoons surrounding the gypsum piles located on the site. At this time, although it is reasonably possible some costs could be incurred related to this site, the Company has inadequate information to enable it to estimate a potential range of liability relating to this site.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Non-Environmental Legal Matters

Following is a discussion of non-environmental legal proceedings that are not in the ordinary course of business:

Imperial Home Décor Group—In 1998, pursuant to a merger and recapitalization transaction sponsored by The Blackstone Group (“Blackstone”) and financed by Chase Manhattan Bank (“Chase”), Borden Decorative Products Holdings, Inc. (“BDPH”), a wholly owned subsidiary of the Company, was acquired by Blackstone and subsequently merged with Imperial Wallcoverings to create Imperial Home Décor Group (“IHDG”). Blackstone provided $84,500 in equity, and Chase provided $295,000 in senior financing. The Company received approximately $309,000 in cash and 11% of IHDG common stock for its interest in BDPH at the closing of the merger. On January 5, 2000, IHDG filed for reorganization under Chapter 11 of the U. S. Bankruptcy Code. The IHDG Litigation Trust (the “Trust”) was created pursuant to the plan of reorganization in the IHDG bankruptcy to pursue preference and other avoidance claims on behalf of the unsecured creditors of IHDG. In November 2001, the Trust filed a lawsuit against the Company and certain of its affiliates seeking to have the IHDG recapitalization transaction voided as a fraudulent conveyance and asking for a judgment to be entered against the Company for $314,400 plus interest, costs and attorney fees. Discovery is proceeding in the case with a cut-off currently scheduled for November 2004. The parties are discussing alternatives to litigation.

The Company has accrued legal expenses for scheduled depositions related to this matter. To the extent that additional depositions or legal work is required, legal defense costs will increase. The Company has not recorded a liability for any potential losses because a loss is not considered probable based on current information. The Company believes it has strong defenses to the Trust’s allegations and intends to defend the case vigorously if a satisfactory alternative to litigation is not reached. While it is reasonably possible the resolution of this matter may result in a loss to the Company, due to the many variables involved, management is not able to estimate the range of possible outcomes at this time.

Subsidiary Bankruptcy—The Company’s former subsidiary, BCPM, filed for protection under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware on March 22, 2002. BCPM served as the general partner and held a 1% interest in BCPOLP, which was created in November 1987 and operated as a commodity chemicals producer. On April 3, 2001, BCPOLP filed for protection under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware. On February 5, 2003, the U.S. Bankruptcy Court approved a Joint Plan of Liquidation for BCPOLP and BCPM which provided for the transfer of the remaining assets of both entities, including preference, avoidance and other claims against third parties (including the Company) to separate liquidating entities for liquidation and distribution to their creditors. The transfer of the remaining assets of both entities to the liquidating agents was effective March 13, 2003. The Company’s ownership interest in BCPM was extinguished, and no distributions from BCPM to the Company are anticipated.

On March 19, 2004, BCPM Liquidating LLC (“BCPM Liquidating”), the successor in interest to BCPM, and the Company reached a tentative agreement providing for the settlement of all claims for a payment by the Company of $6,000. The Company has entered into an Agreement with BCPM Liquidating extending the period within which either party may file claims against the other until May 14, 2004, during which period the terms of the settlement agreement will be finalized and submitted to the bankruptcy court for approval.

In addition, on March 19, 2004, the Company and BCP Liquidating LLC (“BCP Liquidating”), the successor in interest to BCP, also reached a tentative agreement providing for the settlement of all claims for

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

a payment by the Company of $1,050. The Company has entered into an Agreement with BCP Liquidating extending the period within which either party may file claims against the other until June 15, 2004, during which period the terms of the settlement agreement will be finalized and submitted to the bankruptcy court for approval.

The Company recorded expense of $5,929 in other operating expense at December 31, 2003 relating to these settlements. No assurance can be given that these settlements will be finalized and approved, and absent such approval, these and other claims could be filed against the Company.

Brazil Tax Claim—In 1992, the State of Sao Paolo Tax Bureau issued an assessment against the Company’s primary Brazilian subsidiary claiming that excise taxes were owed on certain intercompany loans made for centralized cash management purposes, characterized by the Tax Bureau as intercompany sales. Since that time, management and the Tax Bureau have held discussions, and the subsidiary has filed an administrative appeal seeking cancellation of the assessment. In December 2001, the Administrative Court upheld the assessment in the amount of R$52,000, or approximately US$18,000, including tax, penalties, monetary correction and interest. In September 2002, the subsidiary filed a second appeal with the highest level administrative court, again seeking cancellation of the assessment. The Company believes it has a strong defense against the assessment and will pursue the appeal vigorously; however, no assurance can be given that the assessment will not be upheld. At this time the Company does not believe a loss is probable; therefore, only related legal fees have been accrued. Reasonably possible losses to the Company on the resolution of this matter range from zero to $18,000.

HAI Grand Jury Investigation—HAI, a joint venture in which the Company has a 75% interest, received a grand jury subpoena dated November 5, 2003 from the U.S. Department of Justice Antitrust Division relating to a Foundry Resins Grand Jury investigation. HAI has provided documentation in response to the subpoena, is cooperating with the Department of Justice and has heard nothing further.

In addition to this discussion of specific non-environmental legal matters, the Company is involved in various product liability, commercial and employment litigation and other legal proceedings which are considered to be in the ordinary course of the Company’s business. There has been increased publicity about asbestos liabilities faced by manufacturing companies. As a result of the bankruptcies of many asbestos producers, plaintiff’s attorneys are increasing their focus on peripheral defendants, including the Company. The Company does not believe it has a material asbestos exposure and believes it has adequate reserves and insurance. The Company has reserved approximately $24,000 and $10,800 at December 31, 2003 and 2002, respectively, relating to all non-environmental legal matters for legal defense and settlement costs that it believes are probable and estimable at this time.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

23. Quarterly Financial Data (Unaudited)

The following represents Quarterly Financial Data for the Company:

2003 Quarters	First	Second	Third	Fourth
Net sales	$349,288	$370,763	$358,281	$356,481
Gross margin	65,834	72,749	74,390	73,321
Business realignment expense (income) & impairments	1,296	125	(8,806)	12,133
(Loss) income from continuing operations	(3,405)	20,150	11,053	(4,822)
Net (loss) income	(3,405)	20,150	11,053	(4,822)
Net (loss) income applicable to common stock	(3,405)	20,150	11,053	(4,822)

Basic and diluted, per share of common stock:
(Loss) income from continuing operations	$(0.02)	$0.10	$0.06	$(0.02)
Net (loss) income applicable to common stock—basic and dilutive	$(0.02)	$0.10	$0.06	$(0.02)
Average number of common shares outstanding—basic	199,315	199,308	199,308	199,308
Average number of common shares outstanding—dilutive	199,315	199,906	200,122	199,308

2002 Quarters	First(1)	Second	Third	Fourth
Net sales	$296,091	$309,567	$327,187	$315,040
Gross margin	73,620	73,177	69,854	62,577
Business realignment expense and impairments	4,659	5,401	2,082	7,557
(Loss) income from continuing operations	(1,887)	2,698	3,234	(10,803)
Net (loss) income	(31,712)	2,698	3,234	(10,803)
Net (loss) income applicable to common stock	(31,712)	2,698	3,234	(10,803)

Basic and diluted, per share of common stock:
(Loss) income from continuing operations	$(0.01)	$0.01	$0.02	$(0.05)
Net (loss) income applicable to common stock—basic and dilutive	$(0.16)	$0.01	$0.02	$(0.05)
Average number of common shares outstanding—basic	199,158	199,361	199,416	199,385
Average number of common shares outstanding—dilutive	199,158	199,927	200,358	199,385

(1)	As described in Note 6, the Company recorded an impairment charge of $29,825 in the first quarter to write-off the carrying amount of its European business unit’s goodwill as of January 1, 2002. There was no tax benefit recognized in conjunction with the impairment charge.

24. Subsequent Events

Sale of the Business and Pending Capital Market Transaction

On July 5, 2004 an affiliate of Apollo Management LP (“Apollo”) entered into a stock purchase agreement with BWHLLC, BHI, the Company and certain members of Company’s management. Pursuant to this agreement, Apollo will acquire (the “Acquisition”) all of the outstanding capital stock of BHI, and all of the outstanding capital stock of the Company not otherwise owned by BHI will be redeemed. Completion of the Acquisition is subject to customary closing conditions. The Company and BHI will continue to operate independently until those conditions are satisfied and closing occurs.

The Acquisition, and the payment of estimated transaction fees and expenses will be financed with the net proceeds of a $475 million second-priority senior secured private debt offering by certain subsidiaries of the

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Company (the “Notes”) and certain equity contributions from Apollo. The Company may refinance certain existing debt with a portion of this funding. The Acquisition is expected to be completed in the third quarter of 2004. The closing of the Notes is conditioned upon the closing of the Acquisition.

The Notes will be guaranteed by the Company and certain of its existing and future domestic restricted subsidiaries (the “Guarantors”). The Notes and the related guarantees will be senior obligations secured by a second-priority lien (subject to certain exceptions and permitted liens) on certain of the Guarantors’ existing and future domestic assets.

Supplemental financial information for the Company and the combined non-guarantor subsidiaries and the combined subsidiary guarantors for the Notes are presented below:

YEAR ENDED DECEMBER 31, 2003

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Borden Chemical, Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$859,411	$—	$688,688	$(113,286)	$1,434,813
Cost of goods sold	696,078	—	565,727	(113,286)	1,148,519

Gross margin	163,333	—	122,961	—	286,294

Distribution expense	40,903	—	25,480	—	66,383
Marketing expense	20,845	—	21,553	—	42,398
General & administrative expense	54,262	273	45,486	—	100,021
Business realignment expense (income) and impairments	5,644	—	(896)	—	4,748
Other operating expense (income)	8,328	(20)	(2,106)	—	6,202

Operating income (loss)	33,351	(253)	33,444	—	66,542

Interest expense	44,825	—	1,313	—	46,138
Affiliated interest expense, net	394	—	164	—	558
Intercompany interest expense (income)	107,452	(108,273)	821	—	—
Intercompany royalty expense (income)	19,193	(19,193)	—	—	—
Equity in (earnings) losses of subsidiaries, net	(164,062)	(2,453)	—	166,515	—
Other non-operating expense (income)	8,038	105	(6,614)	—	1,529

Income before income tax	17,511	129,561	37,760	(166,515)	18,317
Income tax (benefit) expense	(5,465)	—	806	—	(4,659)

Net income	$22,976	$129,561	$36,954	$(166,515)	$22,976

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

YEAR ENDED DECEMBER 31, 2002

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Borden Chemical Inc.	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$740,703	$—	$604,214	$(97,032)	$1,247,885
Cost of goods sold	578,907	—	486,782	(97,032)	968,657

Gross margin	161,796	—	117,432	—	279,228

Distribution expense	38,223	—	23,704	—	61,927
Marketing expense	21,535	—	20,968	—	42,503
General & administrative expense	60,500	233	48,504	—	109,237
Business realignment expense and impairments	5,316	—	14,383	—	19,699
Other operating expense (income)	15,983	(6)	(3,823)	—	12,154

Operating income (loss)	20,239	(227)	13,696	—	33,708

Interest expense	46,220	—	1,095	—	47,315
Affiliated interest expense, net	1,402	—	—	—	1,402
Intercompany interest expense (income)	143,639	(144,977)	1,338	—	—
Intercompany royalty expense (income)	16,976	(16,976)	—	—	—
Equity in (earnings) losses of subsidiaries, net	(102,441)	(1,396)	—	103,837	—
Other non-operating expense (income)	(9,871)	23	3,859	—	(5,989)

(Loss) income before income tax	(75,686)	163,099	7,404	(103,837)	(9,020)
Income tax (benefit) expense	(39,103)	—	36,841	—	(2,262)

(Loss) income before cumulative effect of change in accounting principle	(36,583)	163,099	(29,437)	(103,837)	(6,758)

Cumulative effect of change in accounting principle	—	—	(29,825)	—	(29,825)

Net (loss) income	$(36,583)	$163,099	$(59,262)	$(103,837)	$(36,583)

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

YEAR ENDED DECEMBER 31, 2001

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Borden Chemical Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$823,436	—	$609,991	$(61,286)	$1,372,141
Cost of goods sold	619,162	—	502,766	(61,286)	1,060,642

Gross margin	204,274	—	107,225	—	311,499

Distribution expense .	38,617	—	25,312	—	63,929
Marketing expense	22,501	—	19,545	—	42,046
General & administrative expense	61,933	$213	65,821	—	127,967
(Gain) loss on sale of assets	(3,925)	—	153	—	(3,772)
Loss on divestiture of business	2,303	—	—	—	2,303
Business realignment expense and impairments	5,743	—	120,665	—	126,408
Other operating expense	19,490	416	8,207	—	28,113

Operating income (loss)	57,612	(629)	(132,478)	—	(75,495)

Interest expense	50,515	—	1,098	—	51,613
Affiliated interest expense, net	11,020	(3,281)	3,749	—	11,488
Intercompany interest expense (income)	283,398	(278,371)	(5,027)	—	—
Affiliate royalty expense (income)	22,681	(19,557)	(3,124)	—	—
Other non-operating expense	1,170	671	—	—	1,841
Equity in (earnings) losses of investees, net	(191,374)	787	—	190,587	—
Investment write-downs	27,000	—	—	—	27,000

Income (loss) from continuing operations before income tax	(146,798)	299,122	(129,174)	(190,587)	(167,437)

Income tax benefit	(21,998)	—	(8,835)		(30,833)

Income (loss) from continuing operations	(124,800)	299,122	(120,339)	(190,587)	(136,604)

Income from discontinued operations, net of tax	—	—	11,804		11,804

Net income (loss)	(124,800)	299,122	(108,535)	(190,587)	(124,800)
Preferred stock dividends	(61,846)	—	—	—	(61,846)

Net income (loss) applicable to common stock	$(186,646)	$299,122	$(108,535)	$(190,587)	$(186,646)

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

DECEMBER 31, 2003

CONDENSED CONSOLIDATING BALANCE SHEET

	Borden Chemical Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and equivalents	$1,370	$151	$26,641	$—	$28,162
Accounts receivable	85,524	67	110,502	—	196,093
Inventories:
Finished and in-process goods	25,173	—	17,119	—	42,292
Raw materials and supplies	22,395	—	16,424	—	38,819
Deferred income taxes	26,744	—	341	—	27,085
Other current assets	10,102	73	3,730	—	13,905

	171,308	291	174,757	—	346,356

Other Assets
Investment in subsidiaries	6,315,510	16,610	—	(6,332,120)	—
Loans receivable from affiliates	—	6,037,074	—	(6,037,074)	—
Deferred income taxes	105,682	—	7,752	—	113,434
Other assets	14,410	—	7,315	—	21,725

	6,435,602	6,053,684	15,067	(12,369,194)	135,159

Property and Equipment
Land	24,389	—	8,196	—	32,585
Buildings	67,365	—	36,409	—	103,774
Machinery and equipment	407,587	480	283,182	—	691,249

	499,341	480	327,787	—	827,608
Less accumulated depreciation	(244,120)	(355)	(134,249)	—	(378,724)

	255,221	125	193,538	—	448,884

Goodwill	36,593	—	20,923	—	57,516
Other intangible assets	4,822	—	1,129	—	5,951

Total Assets	$6,903,546	$6,054,100	$405,414	$(12,369,194)	$993,866

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

DECEMBER 31, 2003

CONDENSED CONSOLIDATING BALANCE SHEET—(Continued)

	Borden Chemical Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDER’S DEFICIT
Current Liabilities
Accounts and drafts payable	$63,707	$12	$63,455	$—	$127,174
Accounts payable to affiliate	(8,582)	(6,877)	15,459	—	—
Debt payable within one year	2,548	—	5,619	—	8,167
Loans payable to affiliates	12,260	—	6,000	—	18,260
Income taxes payable	32,533		2,444	—	34,977
Interest payable	12,339		185	—	12,524
Other current liabilities	55,514	349	15,683	—	71,546

	170,319	(6,516)	108,845	—	272,648

Other Liabilities
Long-term debt	520,877	—	9,089	—	529,966
Long-term loans payable to affiliates	6,032,348	—	4,726	(6,037,074)	—
Non-pension postemployment benefit obligations	127,768	—	955	—	128,723
Long-term pension obligations	65,647	—	1,009	—	66,656
Other long-term liabilities	82,780	—	9,286	—	92,066

	6,829,420	—	25,065	(6,037,074)	817,411

Shareholder’s (Deficit) Equity	(96,193)	$6,060,616	271,504	(6,332,120)	(96,193)

Total Liabilities & Shareholder’s (Deficit) Equity	$6,903,546	$6,054,100	$405,414	$(12,369,194)	$993,866

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

DECEMBER 31, 2002

CONDENSED CONSOLIDATING BALANCE SHEET

	Borden Chemical Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and equivalents	$1,838	$116	$12,786	—	$14,740
Restricted cash	67,049	—	—	—	67,049
Accounts receivable	81,120	121	89,581	—	170,822
Accounts receivable from affiliates	5,822	18	—	—	5,840
Inventories:
Finished and in-process goods	28,895	—	16,283	—	45,178
Raw materials and supplies	23,002	—	18,077	—	41,079
Deferred income taxes	27,074	—	1,795	—	28,869
Other current assets	9,261	28	3,943	—	13,232

	244,061	283	142,465	—	386,809

Investments and Other Assets
Investment in subsidiaries	6,089,381	16,115	—	$(6,105,496)	—
Deferred income taxes	95,226	—	23,142	—	118,368
Loans and interest receivable from affiliates	—	5,919,997	11,279	(5,931,276)	—
Other assets	14,844	—	4,771	—	19,615

	6,199,451	5,936,112	39,192	(12,036,772)	137,983

Property and Equipment
Land	24,872	—	7,092	—	31,964
Buildings	67,866	—	30,447	—	98,313
Machinery and equipment	407,284	555	241,943	—	649,782

	500,022	555	279,482	—	780,059
Less accumulated depreciation	(234,584)	(255)	(105,482)	—	(340,321)

	265,438	300	174,000	—	439,738

Goodwill	32,525	—	7,115	—	39,640
Other intangible assets	6,006	—	1,604	—	7,610

Total Assets	$6,747,481	$5,936,695	$364,376	$(12,036,772)	$1,011,780

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

DECEMBER 31, 2002

CONDENSED CONSOLIDATING BALANCE SHEET—(Continued)

	Borden Chemical Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts and drafts payable	$64,919	$94	$48,536	$—	$113,549
Accounts payable to affiliate	(13,225)	(7,920)	21,145	—	—
Debt payable within one year	821	—	1,958	—	2,779
Loans payable to affiliates	84,680	—	—	—	84,680
Income taxes payable	40,054	—	15,910	—	55,964
Interest payable	12,136	—	—	—	12,136
Other current liabilities	56,157	1,075	21,725	—	78,957

	245,542	(6,751)	109,274	—	348,065

Other Liabilities
Long-term debt	521,916	—	1,371	—	523,287
Long-term loans payable to affiliates	5,862,264	—	69,012	(5,931,276)	—
Non-pension postemployment benefit obligations	144,652	—	732	—	145,384
Long-term pension obligation	68,752	—	1,464	—	70,216
Other long-term liabilities	65,248	107	20,366	—	85,721

	6,662,832	107	92,945	(5,931,276)	824,608

Shareholders’ Equity (Deficit)	(160,893)	5,943,339	162,157	(6,105,496)	(160,893)

Total Liabilities and Shareholders’ Equity (Deficit)	$6,747,481	$5,936,695	$364,376	$(12,036,772)	$1,011,780

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

FOR THE YEAR ENDED DECEMBER 31, 2003

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Borden Chemical Inc.	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from (used in) Operating Activities
Net loss	$22,976	$129,561	$36,954	$(166,515)	$22,976
Adjustments to reconcile net income to net cash from (used in) operating activities:
Non-cash affiliated interest(1)	107,837	(107,837)	—	—	—
Equity in earnings of subsidiaries	(166,515)	—	—	166,515	—
Non-cash allocation of corporate expenses	(16,150)	—	16,150	—	—
Depreciation and amortization	29,789	—	17,530	—	47,319
Deferred tax provision	2,588	—	3,635	—	6,223
Business realignment expense (income) and impairments	5,644	—	(896)	—	4,748
(Gain) loss on the sale of assets	(1,061)	—	315	—	(746)
Deferred compensation expense	1,191	—	—	—	1,191
Other non-cash adjustments	727	—	343	—	1,070
Net change in assets and liabilities:
Accounts receivable	4,562	—	(7,779)	—	(3,217)
Inventories	4,490	—	6,241	—	10,731
Accounts and drafts payable	(2,886)	—	5,378	—	2,492
Income taxes	(12,993)	—	(17,298)	—	(30,291)
Other assets	(4,207)	(1,245)	9,033	—	3,581
Other liabilities	9,822	896	(44,855)	—	(34,137)

	(14,186)	21,375	24,751	—	31,940

Cash Flows (used in) from Investing Activities
Capital expenditures	(24,922)	—	(16,898)	—	(41,820)
Purchase of business	(3,140)	—	(11,551)	—	(14,691)
Proceeds from the sale of assets	6,613	—	7,584	—	14,197

	(21,449)	—	(20,865)	—	(42,314)

Cash flows from (used in) Financing Activities
Net short-term debt borrowings	1,727	—	3,661	—	5,388
Borrowings of long-term debt	207	—	7,718	—	7,925
Repayments of long-term debt	(1,246)	—	—	—	(1,246)
Affiliated loan repayments	(53,584)	(9,340)	(3,496)	—	(66,420)
Decrease in restricted cash	67,049	—	—	—	67,049
Dividends received (paid)	12,000	(12,000)	—	—	—
Capital contribution from affiliates	9,300	—	—	—	9,300
Repurchases, net of sale, of common stock (from) to management	(286)	—	—	—	(286)

	35,167	(21,340)	7,883	—	21,710

Effect of exchange rates on cash	—	—	2,086	—	2,086

Increase (decrease) in cash and equivalents	(468)	35	13,855	—	13,422
Cash and equivalents at beginning of year	1,838	116	12,786	—	14,740

Cash and equivalents at end of year	$1,370	$151	$26,641	$—	$28,162

(1)	Interest on affiliated debt to certain guarantor subsidiaries is settled by increasing the loan principal.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

FOR THE YEAR ENDED DECEMBER 31, 2002

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Borden Chemical, Inc.	Combined Subsidiary Guarantor	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from (used in) Operating Activities
Net (loss) income	$(36,583)	$163,099	$(59,262)	$(103,837)	$(36,583)
Adjustments to reconcile net (loss) income to net cash (used in) from operating activities:
Non-cash affiliated interest (1)	144,340	(144,340)	—	—	—
Equity in earnings of subsidiaries	(103,837)	—	—	103,837	—
Non-cash allocation of corporate expenses	(16,182)	—	16,182	—	—
Depreciation and amortization	31,034	—	16,913	—	47,947
Deferred tax provision	15,132	—	891	—	16,023
Business realignment expense and impairments	5,316	—	14,383	—	19,699
Loss on the sale of assets	217	—	65	—	282
Deferred compensation expense	892	—	—	—	892
Cumulative effect of change in accounting principle	—	—	29,825	—	29,825
Other non-cash adjustments	(867)	—	45	—	(822)
Net change in assets and liabilities:
Accounts receivable	(15,812)	—	3,216	—	(12,596)
Inventories	(2,466)	—	5,018	—	2,552
Accounts and drafts payable	(30,360)	—	22,057	—	(8,303)
Income taxes	(15,220)	—	(6,560)	—	(21,780)
Other assets	14,239	(2,466)	(14,344)	—	(2,571)
Other liabilities	1,721	743	(25,733)	—	(23,269)

	(8,436)	17,036	2,696	—	11,296

Cash Flows (used in) from Investing Activities
Capital expenditures	(29,229)	—	(9,544)	—	(38,773)
Proceeds from the sale of businesses	7,135	—	3,102	—	10,237
Proceeds from the sale of assets	110,000	—	—	—	110,000

	87,906	—	(6,442)	—	81,464

Cash Flows (used in) from Financing Activities
Net short-term debt borrowings (repayments)	(579)	—	1,834	—	1,255
Repayments of long-term debt	(8,769)	—	(1,995)	—	(10,764)
Affiliated loans (repayments) borrowings	23,070	(16,940)	—	—	6,130
Increase in restricted cash	(66,165)	—	—	—	(66,165)
Payment of note payable to unconsolidated subsidiary	(31,581)	—	—	—	(31,581)
Repurchases, net of sale, of common stock (from) to management	(591)	—	—	—	(591)

	(84,615)	(16,940)	(161)	—	(101,716)
Effect of exchange rates on cash	—	—	(936)	—	(936)

Increase (decrease) in cash and equivalents	(5,145)	96	(4,843)	—	(9,892)
Cash and equivalents at beginning of year	6,983	20	17,629	—	24,632

Cash and equivalents at end of year	$1,838	$116	$12,786	$—	$14,740

(1)	Interest on affiliated debt to certain guarantor subsidiaries is settled by increasing the loan principal.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

FOR THE YEAR ENDED DECEMBER 31, 2001

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Borden Chemical Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from (used in) Operating Activities
Net (loss) income	$(124,800)	$299,122	$(108,535)	$(190,587)	$(124,800)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Non-cash affiliated interest(1)	278,209	(278,209)	—	—	—
Equity in earnings of subsidiaries	(190,587)	—	—	190,587	—
Depreciation and amortization	26,846	—	32,515	—	59,361
Deferred Tax (Benefit) Expense	(25,982)	—	99	—	(25,883)
Business Realignment Expense and Impairments	5,743	—	120,665	—	126,408
(Gain) loss on the sale of assets	(3,925)	—	153	—	(3,772)
Loss on divestiture of businesses	2,303	—	—	—	2,303
Investment write-downs and other charges	27,000	—	—	—	27,000
Other non-cash adjustments	2,992	—	71	—	3,063
Net change in assets and liabilities
Accounts receivable	31,285	—	413	—	31,698
Inventories	11,312	—	3,367	—	14,679
Accounts and drafts payable	(220)	—	(20,010)	—	(20,230)
Income Taxes	39,176	—	4,954	—	44,130
Other Assets	6,207	2,532	(81,127)	—	(72,388)
Other Liabilities	(8,705)	(5,917)	48,173	—	33,551

	76,854	17,528	738	—	95,120

Cash Flows (used in) from Investing Activities
Capital Expenditures	(22,897)	—	(24,511)	—	(47,408)
Proceeds from the sale of businesses	90,665	—	6,312	—	96,977
Proceeds from the sale of assets	109,603	48,285	3,000	—	160,888
Other, net	524	—	—	—	524

	177,895	48,285	(15,199)	—	210,981

Cash flows from (used in) Financing Activities
Net short-term debt repayments	(21,670)	—	(20,093)	—	(41,763)
Net Borrowings of long-term debt	2,074	—	1,326	—	3,400
Affiliated loans (repayments/loans) borrowings/receipts	(187,465)	(52,274)	27,307	—	(212,432)
Decrease (increase) in restricted cash	(884)	—	—	—	(884)
Interest received from parent	48,578	—	—	—	48,578
Common stock dividends paid	(35,019)	(13,559)	—	—	(48,578)
Preferred stock dividends paid	(73,724)	—	—	—	(73,724)
Capital contribution from affiliates	17,000	—	—	—	17,000

	(251,110)	(65,833)	8,540	—	(308,403)

Increase (decrease) in cash and equivalents	$3,639	$(20)	$(5,921)	—	$(2,302)
Cash and equivalents at beginning of year	3,344	40	23,550	—	26,934

Cash and equivalents at end of year	$6,983	$20	$17,629	—	$24,632

(1)	Interest on affiliated debt to certain guarantor subsidiaries is settled by increasing the loan principal.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Deferred Tax Valuation Allowance

In connection with the expected sale of BHI, the Company has recorded a non-cash charge of $137,110 to income tax expense in the second quarter of 2004 to increase the valuation reserves related to the Company’s net domestic deferred tax asset.

As a result of the expected sale of the Company, certain limitations will be placed on the utilization of the attributes under U.S. tax law, and the new financing discussed in Note 1 will limit the Company’s flexibility with respect to prior tax planning strategies. As a result, the Company no longer believes that utilization of the net domestic deferred tax asset is more likely than not to occur.

The Company’s remaining net deferred tax liability of $32,014 is reflected in the Consolidated Balance Sheet at June 30, 2004 as a current deferred asset of $23,476 and a long-term deferred tax asset of $2,320, offset by a current deferred tax liability of $3,960 included in other current liabilities and long-term deferred tax liability of $53,850 included in Other long-term liabilities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

and Shareholder of Borden Chemical, Inc.

We have audited the accompanying consolidated balance sheets of Borden Chemical, Inc. (effective August 12, 2004, a wholly-owned subsidiary of BHI Acquisition Corp., which is a majority owned subsidiary of BHI Investment, LLC; prior to August 12, 2004, a majority-owned subsidiary of Borden Holdings, Inc.) and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ deficit and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Borden Chemical, Inc. and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 4 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002 to conform to Statement of Financial Accounting Standards No. 142.

DELOITTE & TOUCHE LLP

Columbus, Ohio

March 19, 2004, except for Note 24, as to which the date is August 5, 2004.

HEXION SPECIALTY CHEMICALS CANADA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars in millions)

	Year ended December 31,
	2006	2005	2004
Net sales	$1,646	$1,206	$637
Cost of sales	1,403	1,020	550

Gross profit	243	186	87
Selling, general & administrative expense	108	97	48
Transaction costs (See Note 2)	—	9	20
Integration costs (See Note 2)	20	—	—
Other operating (income) expense, net	(36)	12	1

Operating income	151	68	18

Interest expense, net	3	6	2
Affiliated interest expense, net (See Note 9)	47	40	12
Other non-operating expense, net	1	6	2

Income before income taxes	100	16	2
Income tax expense (See Note 14)	32	5	23

Income (loss) from continuing operations	$68	$11	$(21)
Loss from discontinued operations (See Note 4)	(14)	(1)	—

Net income (loss)	$54	$10	$(21)

Comprehensive income (loss)	$102	$(33)	$(27)

See Notes to Consolidated Financial Statements

HEXION SPECIALTY CHEMICALS CANADA, INC.

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in millions)

	December 31, 2006	December 31, 2005
ASSETS
Current Assets
Cash and equivalents (See Note 2)	$41	$112
Accounts receivable (less allowance for doubtful accounts of $13 and $9, respectively)	267	203
Accounts receivable from affiliates (See Note 5)	38	15
Loans receivable from affiliates (See Note 9)	190	2
Inventories:
Finished and in-process goods	80	61
Raw materials and supplies	60	43
Other current assets	21	15
Assets of discontinued operations (See Note 4)	—	39

Total current assets	697	490

Other Assets	20	23

Property and Equipment
Land	28	18
Buildings	68	52
Machinery and equipment	469	418

	565	488
Less accumulated depreciation	(197)	(162)

	368	326
Goodwill (See Note 6)	82	63
Other Intangibles Assets, net (See Note 6)	72	68

Total Assets	$1,239	$970

See Notes to Consolidated Financial Statements

HEXION SPECIALTY CHEMICALS CANADA, INC.

CONSOLIDATED BALANCE SHEETS—(Continued)

(U.S. dollars in millions)

	December 31, 2006	December 31, 2005
LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accounts and drafts payable	$173	$130
Accounts payable to affiliates (See Note 5)	70	27
Debt payable within one year (See Note 8)	30	23
Loans due to affiliates (See Note 9)	47	—
Business realignment reserves	14	21
Income taxes payable	22	5
Other current liabilities	67	45
Liabilities of discontinued operations (See Note 4)	—	25

Total Current Liabilities	423	276

Other Liabilities
Long-term debt (See Note 8)	19	21
Affiliated long-term debt (See Note 9)	457	455
Affiliated royalties (See Note 5)	8	7
Deferred income taxes (See Note 14)	46	42
Long-term pension obligations (See Note 12)	104	107
Other long-term liabilities	13	13

Total Liabilities	1,070	921

Commitments and Contingencies (See Notes 8, 10 and 11)

Shareholder’s Equity
Common stock—no par value; authorized shares unlimited, issued and outstanding 489,866 shares at December 31, 2006 and 2005	3	3
Paid-in capital	130	118
Accumulated other comprehensive loss	(43)	(100)
Retained earnings	79	28

	169	49

Total Liabilities and Shareholder’s Equity	$1,239	$970

See Notes to Consolidated Financial Statements

H EXION SPECIALTY CHEMICALS CANADA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in millions)

	Year ended December 31,
	2006	2005	2004
Cash Flows provided by Operating Activities
Net income (loss)	$54	$10	$(21)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	42	32	17
Allocations of corporate overhead, net (See Note 5)	10	17	34
Gain on sale of business, net of tax	(26)	—	—
Loss on sale of discontinued operations	14	—	—
Deferred tax provision	1	(1)	16
Business realignment and impairments	1	11	3
Other non-cash adjustments	1	—	2
Net change in operating assets and liabilities (net of acquisitions):
Accounts receivable	(74)	3	(8)
Inventories	(22)	33	(10)
Accounts and drafts payable	75	(8)	31
Income taxes	17	1	(9)
Other assets	(30)	8	1
Other liabilities	28	(3)	—
Net cash (used in) provided by operating activities of discontinued operations	(3)	(5)	—

Net cash provided by operating activities	88	98	56

Cash Flows used in Investing Activities
Capital expenditures	(28)	(23)	(18)
Capitalized interest	(1)	—	—
Acquisition of businesses, net of cash and debt acquired	(35)	(248)	—
Proceeds from the sale of businesses	39	—	—
Investment in affiliates	(190)	—	—
Proceeds from the sale of fixed assets	—	—	8
Net cash used in investing activities of discontinued operations	—	(2)	—

Net cash used in investing activities	(215)	(273)	(10)

Cash Flows provided by (used in) Financing Activities
Net short-term debt borrowings (repayments)	9	(6)	2
Borrowings of long-term debt	50	5	—
Repayments of long-term debt	(58)	(13)	(2)
Affiliated loan borrowings, net	49	245	(13)
Common stock dividends paid	(1)	—	(1)
Net cash provided by financing activities of discontinued operations	1	—	—

Net cash provided by (used in) financing activities	50	231	(14)

Effect of exchange rates on cash and equivalents	6	(2)	3

(Decrease) increase in cash and equivalents	$(71)	$54	$35
Cash and equivalents at beginning of year	112	58	23

Cash and equivalents at end of year	$41	$112	$58

Supplemental Disclosures of Cash Flow Information
Cash paid:
Interest, net	$48	$56	$2
Income taxes, net	9	9	17
Non-cash investing and financing activity:
Affiliate note issued to purchase businesses, net of note payable to parent acquired of $38 (See Note 1)	—	—	222
Distribution to parent—acquisition of subsidiaries previously combined (See Note 1)	—	—	(222)
Capital contributions from parent (See Note 13)	—	95	1

See Notes to Consolidated Financial Statements

HEXION SPECIALTY CHEMICALS CANADA, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)

(U.S. dollars in millions)

	Common Stock	Paid-in Capital	Accumulated Other Comprehensive Loss (a)	Retained Earnings	Total
Balance, December 31, 2003	$3	$96	$(51)	$135	$183

Net loss				(21)	(21)
Translation adjustments			(6)		(6)

Comprehensive loss					(27)

Distribution to parent—acquisition of subsidiaries previously combined (See Note 1)		(129)		(93)	(222)
Capital contributions from parent		1			1
Common stock dividends paid				(1)	(1)
Allocations of corporate overhead		34			34

Balance, December 31, 2004	3	2	(57)	20	(32)

Net income				10	10
Translation adjustments			(42)		(42)
Minimum pension liability adjustment, net of tax			(1)		(1)

Comprehensive loss					(33)

Capital contributions from parent (See Notes 5 and 13)		99			99
Allocations of corporate overhead (See Note 5)		17			17
Other				(2)	(2)

Balance, December 31, 2005	3	118	(100)	28	49

Net income				54	54
Translation adjustments			48		48

Comprehensive income					102

Minority interest of parent in consolidated subsidiary		2			2
Impact of adoption of new accounting standard for pension and postretirement obligations, net of tax of $6			9		9
Common stock dividends paid				(1)	(1)
Allocations of corporate overhead (See Note 5)		10			10
Other				(2)	(2)

Balance, December 31, 2006	$3	$130	$(43)	$79	$169

(a)	Accumulated other comprehensive loss at December 31, 2006 represents $49 of net foreign currency translation losses and a $6 gain, net of tax, relating to net actuarial gains and prior service costs for the Company’s defined benefit pension and postretirement benefit plans (See Note 12). Accumulated other comprehensive loss at December 31, 2005 represents $97 of net foreign currency translation losses and a $3 net loss relating to the Company’s minimum pension liability adjustment.

See Notes to Consolidated Financial Statements

HEXION SPECIALTY CHEMICALS CANADA, INC.

Notes to Consolidated Financial Statements

(U.S. dollars in millions)

1. Background and Basis of Presentation

Hexion Specialty Chemicals Canada, Inc. (“Hexion Canada” or “the Company”) is engaged in the manufacture and marketing of urea, phenolic and epoxy-based resins, primarily used in forest and industrial products, molding compounds, and other specialty and industrial chemicals worldwide. At December 31, 2006, the Company’s operations included 37 manufacturing facilities in North and South America, Europe and Asia Pacific.

Hexion Canada is owned 100% by Hexion Specialty Chemicals, Inc. (“Hexion”). Hexion was formed on May 31, 2005 upon the combination of certain Apollo Management, L.P. (“Apollo”) controlled companies (the “Hexion Formation”).

Prior to the Hexion Formation, on April 29, 2005, Hexion Canada, through its wholly owned subsidiary, National Borden Chemical Germany GmbH (“NBCG”), completed its acquisition of Bakelite Aktiengesellschaft (“Bakelite” or the “Bakelite Transaction”). The Bakelite Transaction was financed primarily through an affiliate loan (See Note 9).

On August 12, 2004, concurrent with the acquisition (the “Acquisition”) of BCI by an affiliate of Apollo, the Company acquired most of Hexion’s foreign subsidiaries for a note payable of CDN$343 (See Note 9). Since the reorganization was between related parties, and Hexion elected not to apply push-down accounting relating to the Acquisition, Hexion Canada’s basis in the acquired subsidiaries is Hexion’s historical cost basis. As a result, Hexion Canada’s net purchase price of the assets acquired of $222 is reflected in Shareholder’s equity as a distribution to parent.

Hexion incurs various costs, including corporate and administrative expenses, on behalf of the Company; the allocation of these costs is reflected in these financial statements. See Note 5.

2. Summary of Significant Accounting Policies

Principles of Consolidation—The Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiaries, all of which are under the common control and management of Hexion, and for which no substantive participating rights are held by minority shareholders. Intercompany transactions and balances have been eliminated. The Company has recorded a minority interest for the equity interests in subsidiaries that are not 100% owned by the Company. However, due to common ownership, Hexion’s 34% interest in Hexion Specialty Chemicals SDN, BHD (“Hexion Malaysia”) and Hexion’s 12% interest in Hexion Quimica Argentina SA (“Hexion Argentina”) are included within the consolidated financial statements presented herein.

Foreign Currency Translations—Although the functional currency of Hexion Canada is the Canadian dollar, the accompanying financial statements are presented in the reporting currency of Hexion. Accordingly, assets and liabilities of the Company are translated into Hexion’s reporting currency, the U.S. dollar, at the exchange rates in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the year. The effect of translation is accounted for as an adjustment to Shareholder’s equity and is included in Accumulated other comprehensive loss. Transaction gains and losses are included as a component of net income.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that

HEXION SPECIALTY CHEMICALS CANADA, INC.

Notes to Consolidated Financial Statements—(Continued)

(U.S. dollars in millions)

affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. The most significant estimates that are included in the financial statements are environmental remediation, legal liabilities, deferred tax assets and liabilities and related valuation allowances, income tax accruals, pension and postretirement assets and liabilities, valuation allowances for accounts receivable and inventories, general insurance liabilities, asset impairments, overhead allocations and fair values of assets acquired and liabilities assumed in business acquisitions. Actual results could differ from those estimated amounts.

Cash and Equivalents—The Company considers all highly liquid investments that are purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2006 and 2005, the Company had interest-bearing time deposits and other cash equivalent investments of $7 and $27, respectively. They are included on the Consolidated Balance Sheets as a component of Cash and equivalents.

Allowance for Doubtful Accounts—The allowance for doubtful accounts is estimated using factors such as customer credit ratings and past collection history. Receivables are charged against the allowance for doubtful accounts when it is probable that the receivable will not be recovered.

Inventories—Inventories are stated at lower of cost or market using the first-in, first-out method. Costs include direct material, direct labor and applicable manufacturing overheads. Abnormal manufacturing costs are recognized as period costs and fixed manufacturing overheads are allocated based on normal production capacity. An allowance is provided for excess and obsolete inventories based on management’s review of inventories on-hand compared to the estimated future usage and sales. Inventories on the Consolidated Balance Sheets are presented net of an allowance for excess and obsolete of $4 and $3 at December 31, 2006 and 2005, respectively.

Deferred Expenses—Deferred financing costs are presented as a component of Other assets on the Consolidated Balance Sheets and are amortized over the life of the related debt or credit facility using the straight-line method because no installment payments are required. Upon extinguishment of any of the debt, the related debt issuance costs are written off. At December 31, 2006 and 2005, the Company’s unamortized deferred financing costs were $1 and $2, respectively.

Property and Equipment—Land, buildings and machinery and equipment are stated at cost less accumulated depreciation. Depreciation is recorded on the straight-line basis over the estimated useful lives of properties (the average estimated useful lives for buildings is 20 years and for machinery and equipment 15 years). Major renewals and betterments are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When property and equipment is retired or disposed of, the asset and related depreciation are removed from the accounts and any gain or loss is reflected in income. Depreciation expense was $37, $28 and $16 for the years ended December 31, 2006, 2005 and 2004, respectively. The Company capitalizes interest costs that are incurred during the construction of property and equipment.

Goodwill and Intangibles—The excess of purchase price over net tangible and identifiable intangible assets of businesses acquired is carried as Goodwill on the Consolidated Balance Sheets. The Company does not amortize goodwill or indefinite-lived intangible assets. Separately identifiable intangible assets that are used in the operations of the business (e.g., patents and technology, customer lists and contracts) are recorded at cost and reported as Other intangible assets, net on the Consolidated Balance Sheets. Intangible assets with determinable lives are amortized on a straight-line basis over the shorter of the legal or useful life of the assets, which range from 1 to 30 years. Certain trademarks and patents are owned by Hexion and are used on a royalty-free basis by the Company. See Note 6.

HEXION SPECIALTY CHEMICALS CANADA, INC.

Notes to Consolidated Financial Statements—(Continued)

(U.S. dollars in millions)

Impairment—The Company reviews property and equipment and all amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability is based on estimated undiscounted cash flows. Measurement of the impairment loss, if any, is based on the difference between the carrying value and fair value.

The Company tests goodwill for impairment annually, or when events or changes in circumstances indicate an impairment may exist, by comparing the fair value of each reporting unit to its carrying value to determine if there is an indication that a potential impairment may exist. The Company employs a comparable analysis technique commonly used in the investment banking and private equity industries to estimate the values of its reporting units based on the EBITDA (earnings before interest, incomes taxes, depreciation and amortization) multiple technique. Under this technique, estimated values are the result of an EBITDA multiple derived from this process applied to an appropriate historical EBITDA amount. Measurement of the impairment loss, if any, is based upon the difference between the carrying value and fair value of the related reporting unit. At December 31, 2006 and 2005, the fair value of each reporting unit exceeded the carrying amount of assets (including goodwill) and liabilities assigned to the units.

General Insurance—The Company is generally insured for losses and liabilities for workers’ compensation, physical damage to property, business interruption and comprehensive general, product and vehicle liability under policies maintained by Hexion and is allocated a share of the related premiums (See Note 5).

Legal Claims and Costs—The Company accrues for legal claims and costs in the period in which a claim is made or an event becomes known, if the amounts are probable and reasonably estimable. Each claim is assigned a range of potential liability, with the most likely amount accrued. The amount accrued includes all costs associated with the claim, including settlements, assessments, judgments, fines and legal fees (See Note 11).

Environmental Matters—Accruals for environmental matters are recorded following the guidelines of Statement of Position 96-1, Environmental Remediation Liabilities, when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Environmental accruals are reviewed on a quarterly basis and as events and developments warrant (See Note 11).

Asset Retirement Obligations—Asset retirement obligations are initially recorded at their estimated net present values in the period in which the obligation occurs, with a corresponding increase to the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. When the liability is settled, a gain or loss is recognized for any difference between the settlement amount and the liability that was recorded.

Revenue Recognition—Revenue for product sales, net of estimated allowances and returns, is recognized as risk and title to the product transfer to the customer, which either occurs at the time shipment is made or upon delivery. In situations where product is delivered by pipeline, risk and title transfers when the product moves across an agreed-upon transfer point, which is typically the customers’ property line. Product sales delivered by pipeline are measured based on daily flow meter readings. The Company’s standard terms of delivery are included in its contracts of sale and on its invoices.

Shipping and Handling—Freight costs that are billed to customers are included in Net sales. Shipping costs are incurred to move the Company’s products from production and storage facilities to the customer.

HEXION SPECIALTY CHEMICALS CANADA, INC.

Notes to Consolidated Financial Statements—(Continued)

(U.S. dollars in millions)

Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper and generally include costs to store, move and prepare the products for shipment. Shipping and handling costs are recorded in Cost of sales in the Consolidated Statements of Operations.

Research and Development Costs—Funds are committed to research and development activities for technical improvement of products and processes that are expected to contribute to future earnings. All costs associated with research and development are charged to expense as incurred. Research and development and technical service expense of $16, $13 and $4 for the years ended December 31, 2006, 2005 and 2004, respectively, are included in Selling, general & administrative expense in the Consolidated Statements of Operations.

Transaction Costs—The Company was allocated Transaction costs totaling $8 and $20, and incurred costs of $1 and $0, for the years ended December 31, 2005 and 2004, respectively. For the year ended December 31, 2005, these costs represent accounting, consulting, legal and contract termination fees associated with the Hexion Formation. For the year ended December 31, 2004, these costs represent charges for accounting and legal fees and fees paid to Apollo pertaining to the Acquisition.

Integration Costs—The Company incurred Integration costs totaling $20 for the year ended December 31, 2006, primarily for redundancy and plant rationalization costs and incremental administrative costs from integrating programs that resulted from the Hexion Formation. In addition, $9 of these costs related to the implementation of a single, company-wide, management information and accounting system.

Income Taxes—The Company files individual tax returns in the respective countries in which it operates. Income tax expense is based on reported results of operations before income taxes using the prevailing rates for each tax jurisdiction. Deferred income taxes represent the tax effect of temporary differences between amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Income tax expense is based on reported results of operations accounts for income taxes in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 109, Accounting for Income Taxes. SFAS No. 109 requires deferred tax assets and liabilities to be recognized for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of the assets and liabilities. Deferred tax balances are adjusted to reflect tax rates, based on current tax laws that will be in effect in the years in which temporary differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. For purposes of these financial statements, the international subsidiaries are treated as foreign subsidiaries of a domestic parent, Hexion Canada, for all periods presented. Reconciliations of tax rates are calculated at the statutory Canadian tax rates.

Derivative Financial Instruments—The Company periodically enters into forward exchange contracts to reduce the Company’s cash flow exposure to changes in foreign exchange rates. The Company does not hold or issue derivative financial instruments for trading purposes. These instruments are not accounted for using hedge accounting, but are measured at fair value and recorded on the balance sheet as an asset or liability, depending upon the Company’s underlying rights or obligations. Changes in fair value are recognized in earnings. See Note 7.

Stock-Based Compensation—Effective January 1, 2005, the Company elected to adopt SFAS No. 123(R) (revised 2004), Share-Based Payment. Under the provisions of SFAS No. 123(R), stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the requisite

HEXION SPECIALTY CHEMICALS CANADA, INC.

Notes to Consolidated Financial Statements—(Continued)

(U.S. dollars in millions)

service period. As Hexion Canada was considered a nonpublic entity, at the date of adoption, the Company used the minimum value method for pro forma disclosures under SFAS No. 123, Accounting for Stock-Based Compensation, effective January 1, 2005, the Company is required to apply the prospective transition method.

Prior to January 1, 2005, Hexion Canada accounted for stock based awards under APB No. 25 and applied the minimum value method to determine fair value for disclosure requirements under SFAS No. 123 and SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of SFAS No. 123. Pro forma net income (loss) under SFAS No. 148 was not materially different from Net loss for the year ended December 31, 2004. As of December 31, 2006, all awards outstanding are accounted for under SFAS No.123(R).

The Company does not maintain any stock option plans. However, certain of the Company’s employees have been granted equity awards, for which the Company is allocated a share of the related compensation expense (See Note 5).

Concentrations of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk are primarily temporary cash investments and accounts receivable. The Company places its temporary cash investments with high quality institutions and, by policy, limits the amount of credit exposure to any one institution. Concentrations of credit risk for accounts receivable are limited due to the large number of customers in the Company’s customer base and their dispersion across many different industries and geographies. The Company generally does not require collateral or other security to support customer receivables.

Reclassifications—Certain prior period balances have been reclassified to conform with current presentations.

Recently Issued Accounting Standards

In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company will adopt FIN 48 as of January 1, 2007. The interpretation requires, the cumulative effect of applying FIN 48 to be reflected as an adjustment to the opening balance of retained earnings. Based on management’s current assessment, and subject to any changes that may result from any pending technical guidance, the adoption of FIN 48 is not expected to have material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement establishes a standard definition of fair value, establishes a framework under generally accepted accounting principles to measure fair value and expands disclosure requirements for fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of the statement on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R) (“SFAS 158”). SFAS 158 requires employers to recognize the funded status of each single employer defined benefit pension and postretirement plan and of postemployment benefits as an asset, in the case of overfunded plans, or a liability for

HEXION SPECIALTY CHEMICALS CANADA, INC.

Notes to Consolidated Financial Statements—(Continued)

(U.S. dollars in millions)

unfunded or underfunded plans, in the balance sheet. Upon the adoption of SFAS 158, accumulated previously unrecognized actuarial gains and losses and prior service costs and credits are reported as a component of Accumulated other comprehensive loss in Shareholder’s Equity, net of their related income tax effect. Amortization of these amounts included in the income statement, and other incremental changes in these amounts not recognized in the income statement in the year in which they arise, are recognized as changes in Accumulated other comprehensive loss as they occur. The Statement requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. The requirement to recognize the funded status of defined benefit pension and postretirement plans is effective for fiscal years ending after December 15, 2006 for companies with publicly traded stock, and June 15, 2007 for all other companies. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for the fiscal years ending after December 15, 2008. The Company elected to adopt this standard as of December 31, 2006. See Note 12 for details of the impact of adoption on the Consolidated Balance Sheets.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB 108”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 was issued to provide interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 is effective for fiscal years ending on or after November 15, 2006, with earlier adoption encouraged. The adoption of this standard had no impact on the Company.

3. Acquisitions and Divestiture

Acquisitions

The Company accounts for acquisitions using the purchase method of accounting. As required under this method, results of operations of the acquired entities have been included from the date of acquisition, and any excess of purchase price over the sum of amounts assigned to identified assets and liabilities has been recorded as goodwill. Fair values are based upon preliminary appraisals, internal studies and analyses and are subject to final adjustments.

On January 31, 2006, Hexion and the Company completed the purchase of the decorative coatings and adhesives business unit of The Rhodia Group (the “Coatings Acquisition”). The business has eight manufacturing facilities in Europe, Asia Pacific and South America of which the Company acquired facilities in Australia, New Zealand and Brazil. On June 1, 2006, Hexion and the Company acquired the global ink and adhesive resins business of Akzo Nobel (the “Inks Acquisition”). The business has ten manufacturing facilities in Europe, North and South America, and Asia Pacific, of which, the Company acquired facilities in Canada, Argentina, Korea, Australia and New Zealand. The Company’s aggregate purchase price for these facilities was $35, net of cash acquired, which was funded through a combination of available cash, existing credit lines and an affiliated note (See Note 9). The pro forma effects of the acquisitions are not material.

On February 1, 2007, the Company acquired the adhesives and resins business of Orica Limited in Australia and New Zealand to increase the Company’s formaldehyde-based resins capacity in the Asia-Pacific region. The purchase price, not including transaction fees and expenses, was approximately $60. The purchase price is subject to certain post-closing adjustments based on the amount of working capital as of the closing date. This acquisition and the related transaction fees and expenses were financed through borrowings by the Company’s Australian subsidiary.

HEXION SPECIALTY CHEMICALS CANADA, INC.

Notes to Consolidated Financial Statements—(Continued)

(U.S. dollars in millions)

Divestitures

On March 31, 2006, the Company sold Alba Adesivos Industria e Comercio Ltda. (“Alba Adesivos”), a consumer adhesives company based in Boituva, Brazil (the “Brazilian Consumer Divestiture”). Alba Adesivos is a producer of branded consumer and professional grade adhesives. The company had 2005 sales of $38 and approximately 140 employees. Due to the Company’s significant continuing involvement in the operations of Alba Adesivos as a result of a tolling agreement, the sale does not qualify for presentation as a discontinued operation. The Company recognized a gain of $32 ($26 on an after tax basis) related to this divestiture that is included in Other operating (income) expense, net for the year ended December 31, 2006.

4. Discontinued Operations

On August 1, 2006, the Company sold its Taro Plast S.p.A. business (“Taro Plast”), which was acquired in the Bakelite Transaction. Accordingly, Taro Plast has been reported as a discontinued operation for all periods presented. The aggregate carrying value of the discontinued business was $14 at December 31, 2005. Taro Plast has been classified separately in the Consolidated Financial Statements as discontinued operations. The major classes of assets and liabilities of discontinued operations included in the Consolidated Balance Sheet at December 31, 2005 follow:

December 31, 2005
Assets:
Accounts receivable (less allowance for doubtful accounts)	$16
Inventories	12
Other current assets	1
Property and equipment, net	5
Goodwill and Other Intangible Assets, net	5

Total assets of discontinued operations	$39

Liabilities:
Accounts and drafts payable	$9
Debt payable within one year	13
Other current liabilities	1
Other long-term liabilities	2

Total liabilities of discontinued operations	$25

Net sales and loss from discontinued operations in the Consolidated Statements of Operations for the years ended December 31, related to the Taro Plast sale follow:

	2006	2005
Net sales	$28	$28
Loss from discontinued operations	(14)	(1)

Loss from discontinued operations for the year ended December 31, 2006 includes an impairment charge of $13, for the amount by which the carrying amount of the net assets of Taro Plast exceeded the selling price. As the Company is party to a participation exemption, there was no tax benefit on the capital loss for the year ended December 31, 2006.

HEXION SPECIALTY CHEMICALS CANADA, INC.

Notes to Consolidated Financial Statements—(Continued)

(U.S. dollars in millions)

5. Related Party Transactions

Hexion incurs various administrative and operating costs on behalf of Hexion Canada that are reimbursed by the Company. These costs include engineering and technical support, purchasing, quality assurance, sales and customer service, information systems, research and development and certain administrative services. These service costs have been allocated to the Company generally based on sales or sales volumes and when determinable, based on the actual usage of resources. These costs are included within Selling, general & administrative expense and Cost of goods sold in the Consolidated Statements of Operations and were $12, $7 and $7 in 2006, 2005 and 2004, respectively. In addition, Hexion maintains certain insurance policies that benefit Hexion Canada. Amounts pertaining to these policies, and allocated to the Company based upon sales, were $5, $1 and $2 in 2006, 2005 and 2004, respectively, and are classified in Selling, general & administrative expense in the Consolidated Statements of Operations.

For the year ended December 31, 2006, the Company was charged $5 for costs incurred by Hexion on behalf of the Company associated with the implementation of a single, company-wide, management information and accounting system. These costs are classified in Integration costs in the Consolidated Statements of Operations.

The Company sells finished goods and certain raw materials to Hexion and certain of its subsidiaries. Total sales were $87, $53 and $29 in 2006, 2005 and 2004, respectively. At December 31, 2006 and 2005, the Company had an affiliated receivable of $38 and $15, respectively, related to these transactions. In addition, the Company purchases raw materials and finished goods from Hexion and certain of its subsidiaries, which totaled $119, $67 and $11 in 2006, 2005 and 2004, respectively. These sales and purchases are priced similarly to prices charged to outside customers. At December 31, 2006 and 2005, the Company had an affiliated payable of $70 and $27, respectively, related to these purchases.

In addition to direct charges, Hexion provides certain administrative services that are not reimbursed by Hexion Canada. These costs include corporate controlled expenses such as executive management, legal, health and safety, accounting, tax and credit, and have been allocated herein to the Company on the basis of Net sales. The charge also includes allocated stock-based compensation expense of $1 and $3 for the years ended December 31, 2006 and 2005, respectively, and is included in Finance in the table below. Management believes that the amounts allocated in such a manner are reasonable and consistent and are necessary in order to properly depict the financial results of the Company on a stand-alone basis. However, the amounts are not necessarily indicative of the costs that would have been incurred if the Company had operated independently. This expense is included in Selling, general & administrative expense with the offsetting credit recorded in Shareholder’s equity. There is no income tax provided on these amounts because they are not deductible.

The following table summarizes these allocations for the years ended December 31:

	2006	2005	2004
Executive Group	$2	$4	$4
General Counsel	1	1	3
Environmental, Health, and Safety Services	1	1	1
Finance	6	9	6

	$10	$15	$14

In addition to the Hexion administrative services costs, the Company was allocated a share of the transaction costs associated with the Hexion Formation of $8 in 2005 and a share of the transaction costs

HEXION SPECIALTY CHEMICALS CANADA, INC.

Notes to Consolidated Financial Statements—(Continued)

(U.S. dollars in millions)

associated with the Acquisition of $20 in 2004. These costs are classified in Transaction costs in the Consolidated Statements of Operations. The allocation of these costs was made on the basis of Net sales. The offsetting credit relating to the allocations is included in Shareholder’s equity. In 2005, the Company reimbursed Hexion $6 for amounts related to prior year allocations.

Prior to 2001, the Company incurred royalties for the use in operations of certain trademarks and patents owned by Hexion. At December 31, 2006 and 2005, the Company had amounts due to Hexion under these arrangements of $8 and $7, respectively. These amounts are included as Affiliated royalties in the Consolidated Balance Sheets and are classified as long-term due to restrictions on the ability to repay.

In connection with the Bakelite Transaction, in exchange for deal structuring and negotiating provided by Apollo, the Company made payments to Apollo in the amount of $4. These amounts were direct costs of the acquisition and were capitalized as part of the purchase. Also in conjunction with the Bakelite Transaction, the Company sold the U.S. businesses of Bakelite to Hexion for an agreed price of $1.

Hexion Canada guarantees Hexion’s $34 Parish of Ascension Industrial Revenue Bonds, for which Hexion pays the Company a guarantor fee annually.

See Note 9 for a description of the Company’s affiliated financing and investing activities.

6. Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill for the years ended December 31, 2006 and 2005 are as follows:

Total
Goodwill balance at December 31, 2004	$10
Acquisitions	63
Discontinued operations	(5)
Foreign currency translation	(5)

Goodwill balance at December 31, 2005	63
Acquisitions	8
Purchase accounting adjustments	4
Foreign currency translation	7

Goodwill balance at December 31, 2006	$82

The Company’s intangible assets with identifiable useful lives consist of the following as of December 31:

	2006			2005
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Intangible assets:
Patents and technology	$18	$3	$15	$18	$3	$15
Customer lists and contracts	43	5	38	40	5	35
Other	19	1	18	19	2	17

	$80	$9	$71	$77	$10	$67

HEXION SPECIALTY CHEMICALS CANADA, INC.

Notes to Consolidated Financial Statements—(Continued)

(U.S. dollars in millions)

The Company has $1 of tradenames at December 31, 2006 and 2005 with indefinite lives. The impact of foreign currency translation adjustments is included in accumulated amortization.

Total intangible amortization expense for the years ended December 31, 2006, 2005 and 2004 was $5, $4 and $1, respectively. Estimated annual intangible amortization expense for 2007 through 2011 is $6 per year.

7. Financial Instruments

The fair value of a financial instrument is the estimated amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair values are determined from quoted market prices where available or based on other similar financial instruments. The carrying amounts of cash and equivalents, accounts receivable, accounts payable, debt, affiliated loans receivable and payable, affiliated royalties and other liabilities are considered reasonable estimates of their fair values at December 31, 2006 and 2005.

Foreign Exchange

The Company periodically enters into forward and option contracts to buy and sell foreign currencies to reduce foreign exchange exposure and protect the U.S. dollar value of such transactions to the extent of the amount under contract. These contracts are designed to minimize the impact from foreign currency exchange on operating income and on certain balance sheet exposures. The Company is exposed to credit loss in the event of non-performance by other parties to the contract. The Company evaluates the credit worthiness of the counterparties’ financial condition and does not expect default by the counterparties.

The following table summarizes the Company’s derivative financial instruments as of December 31:

	2006				2005
	Average Days to Maturity	Average Contract Rate	Notional Amount	Fair Value Asset (Liability)	Average Days to Maturity	Average Contract Rate	Notional Amount	Fair Value Asset (Liability)
Currency to sell for Euros
British pound (1)	—	—	—	—	90	0.6987	41	(1)
U.S. dollars (1)	—	—	—	—	60	1.2122	3	—

(1)	Forward contracts

At December 31, 2005, the Company had derivative losses of $1 classified as Other current liabilities. Gains and losses are recognized on a quarterly basis, through the Consolidated Statement of Operations.

HEXION SPECIALTY CHEMICALS CANADA, INC.

Notes to Consolidated Financial Statements—(Continued)

(U.S. dollars in millions)

8. Debt and Lease Obligations

Debt outstanding at December 31 follows:

	2006		2005
	Long Term	Due Within One Year	Long Term	Due Within One Year
CBA Bank, Australia, term loan, due 2008, interest at 6.4% per annum, quarterly payments, collateralized by assets of the business	$4	$1	$5	$1
Nordea Bank, Finland PLC, term loan, due 2008, variable interest at 4.2% and 2.8% at December 31, 2006 and 2005, respectively	14	—	12	—
Korea Exchange Bank, due 2007, variable interest, at 6.9% at December 31, 2006 and 2005, payable quarterly, certain property pledged as collateral	—	2	2	3
Korea Exchange Bank, revolving loans, variable interest, at 5.7% to 6.3% at December 31, 2006 and 5.6% to 6.9% at December 31, 2005, payable monthly, accounts receivable of Hexion Korea pledged as collateral	—	9	—	9
Australia, revolving facility, variable interest at December 31, 2006 and 2005, respectively, collateralized by assets of the business	—	3	—	3
Santander/Safra Bank, Brazil, revolving credit facilities, variable interest, 9.5% and 20.8% at December 31, 2006 and 2005, respectively	—	15	—	4
Other	1	—	2	3

Total debt	$19	$30	$21	$23

Senior Secured Credit Facilities of Hexion

In May 2006, Hexion amended and restated its senior secured credit facilities. The amended and restated senior secured credit facilities consist of a seven-year $1,625 term loan facility, a seven-year $50 synthetic letter of credit facility (“LOC”), and a five-year $225 revolving credit facility (collectively, the “May 2006 Senior Secured Credit Facilities”).

In November 2006, Hexion amended and restated the May 2006 Senior Secured Credit Facilities. The amended and restated credit facilities provide for a seven-year $2,000 term loan facility and a seven-year $50 synthetic letter of credit facility, with the term of these facilities beginning May 2006, and continued access to the five-year $225 revolving credit facility (collectively, the “New Senior Secured Credit Facilities”).

Hexion Canada and certain of Hexion’s European subsidiaries, which includes the United Kingdom, are eligible to participate in the New Senior Secured Credit Facilities. The European subsidiaries are able to borrow an aggregate maximum of $125, while the Canadian operating subsidiary may borrow a maximum of $50.

The interest rates for term loans to Hexion under the New Senior Secured Credit Facilities are based on, at the Hexion’s option, (a) adjusted LIBOR plus 2.00% or (b) the higher of (i) JPMorgan Chase Bank, N.A.’s (JPMCB) prime rate or (ii) the Federal Funds Rate plus 0.50%, in each case plus 0.50%. The foregoing margins are subject to reduction if certain corporate credit ratings are achieved.

HEXION SPECIALTY CHEMICALS CANADA, INC.

Notes to Consolidated Financial Statements—(Continued)

(U.S. dollars in millions)

The New Senior Secured Credit Facilities have commitment fees (other than with respect to the LOC) equal to 0.50% per year of the unused line plus a fronting fee of 0.25% of the aggregate face amount of outstanding letters of credit. The LOC has a commitment fee of 0.10% per year.

The New Senior Secured Credit Facilities of Hexion’s U.S. subsidiaries are collateralized by substantially all the assets of Hexion, including the Company, subject to certain exceptions. Cross collateral guarantees exist whereby Hexion Canada is a guarantor of the European borrowings under the New Senior Secured Credit Facilities; while the Company’s European subsidiaries guarantee against any default by Hexion Canada. The New Senior Secured Credit Facilities contain, among other provisions, restrictive covenants regarding indebtedness, payments and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and the maintenance of a certain financial ratio. Payment of borrowings under the New Senior Secured Credit Facilities may be accelerated if there is an event of default. Events of default include the failure to pay principal and interest when due, a material breach of representation or warranty, covenant defaults, events of bankruptcy and a change of control.

In addition to the New Senior Secured Credit Facilities, the Company had various international credit facilities. At December 31, 2006, under these international credit facilities the Company had total availability of $109 of which $51 was available to fund working capital needs and capital expenditures. The credit facilities have various expiration dates ranging from 2006 through 2010. While these facilities are primarily unsecured, portions of the lines are collateralized by equipment at December 31, 2006.

Aggregate maturities of total non-affiliated debt and minimum annual rentals under operating leases at December 31, 2006, for the Company are as follows:

Year	Debt	Minimum Rentals Under Operating Leases
2007	$30	$4
2008	18	4
2009	—	3
2010	1	3
2011	—	2
2012 and beyond	—	3

	$49	$19

The Company’s operating leases consist primarily of vehicle, equipment and land and buildings. Rental expense amounted to $4, $4 and $2 in 2006, 2005 and 2004, respectively.

9. Affiliated Financing

In connection with the financing of the Coatings Acquisition, the Company borrowed AUD $10, from RSM Europe B.V., an affiliated subsidiary of Hexion. As part of the financing of the Inks Acquisition, the Company borrowed an additional AUD $16 under this note from RSM Europe B.V. These notes were paid off in 2006 and had related interest expense related of $1 for the year ended December 31, 2006.

As discussed in Note 1, to finance the acquisition of certain international subsidiaries from Hexion, the Company assumed a fixed rate note of CDN$343, or approximately $295 and $294 at December 31, 2006 and 2005, respectively, payable to Hexion Nova Scotia Finance ULC (“Nova Scotia”), a subsidiary of Hexion. The

HEXION SPECIALTY CHEMICALS CANADA, INC.

Notes to Consolidated Financial Statements—(Continued)

(U.S. dollars in millions)

note has a fixed interest rate based on Nova Scotia’s cost of capital plus 100 basis points, which was 10.8% per annum at December 31, 2006, and becomes due July 15, 2014. The interest rate at December 31, 2005 was fixed at 10% per annum. Interest expense related to this note totaled $31, $29 and $11 for 2006, 2005 and 2004, respectively. In conjunction with the issuance of this note, Hexion entered into a common share forward subscription agreement with Hexion Canada requiring Hexion to subscribe to shares of Hexion Canada stock at CDN$845 per share at the principal repayment date for the loan.

To finance the Bakelite Transaction in 2005, Hexion Canada also borrowed CDN$308 from Nova Scotia. Approximately CDN$119 (or $95) was effectively repaid during 2005, via a capital contribution from Hexion to the Company, which is reflected in Shareholder’s equity. The remaining outstanding loan balance at December 31, 2006 and 2005 is CDN$189, or approximately $162 and $161, respectively. The loan becomes due July 15, 2010. The loan has a variable interest rate equal to the three-month US LIBOR rate plus 675 basis points, which was approximately 10.8% and 11.5% at December 31, 2006 and 2005, respectively. Interest expense related to this loan totaled $19 and $11 for the years ended December 31, 2006 and 2005, respectively.

The Company has additional loans due to affiliates of $47 at December 31, 2006, with a weighted average interest rate of approximately 6.0%. These affiliated borrowings were made for cash management purposes. Interest expense related to these loans was approximately $1 for the year ended December 31, 2006.

In conjunction with the Acquisition, Hexion contributed a demand note payable by the Company to a newly formed subsidiary, which was subsequently acquired by Hexion Canada; therefore the loan and related interest is eliminated subsequent to August 12, 2004. Interest expense to Hexion was $1 for the year ended December 31, 2004.

The Company had loans receivable from various affiliates of $190 and $2 at December 31, 2006 and 2005, respectively, with a weighted average interest rate of approximately 6.7%. These affiliated loans were made for cash management purposes. Interest income related to these loans was approximately $4 for the year ended December 31, 2006.

10. Guarantees, Indemnities and Warranties

Standard Guarantees / Indemnifications

In the ordinary course of business, the Company enters into a number of agreements that contain standard guarantees and indemnities where the Company may indemnify another party for, among other things, breaches of representations and warranties. These guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of assets or businesses, (ii) leases of real property, (iii) licenses of intellectual property, (iv) long-term supply agreements, (v) employee benefits services agreements and (vi) agreements with public authorities on subsidies received for designated research and development projects. These guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords or lessors in lease contracts, (iii) licensors or licensees in license agreements, (iv) vendors or customers in long-term supply agreements, (v) service providers in employee benefits services agreements and (vi) governments or agencies subsidizing research or development. In addition, the Company guarantees some of the payables of its subsidiaries to purchase raw materials in the ordinary course of business.

These parties may also be indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Additionally, in connection with the sale of assets and the divestiture of businesses, the Company may agree to indemnify the buyer with respect to liabilities related to the pre-closing

HEXION SPECIALTY CHEMICALS CANADA, INC.

Notes to Consolidated Financial Statements—(Continued)

(U.S. dollars in millions)

operations of the assets or businesses sold. Indemnities for pre-closing operations generally include tax liabilities, environmental liabilities and employee benefit liabilities that are not assumed by the buyer in the transaction.

Indemnities related to the pre-closing operations of sold assets normally do not represent additional liabilities to the Company, but simply serve to protect the buyer from potential liability associated with the Company’s existing obligations at the time of sale. As with any liability, the Company has accrued for those pre-closing obligations that it considers probable and reasonably estimable. The amounts recorded at December 31, 2006 are not significant.

While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless they are subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments to be made under these guarantees because the triggering events are not predictable. With respect to some of these guarantees, the Company maintains limited insurance coverage that mitigates any potential payments to be made.

Warranties

The Company does not make express warranties on its products, other than that they comply with the Company’s specifications; therefore, the Company does not record a warranty liability. Adjustments for product quality claims are not material and are charged against net sales.

11. Commitments and Contingencies

Environmental Matters

Because the Company’s operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials, the Company is subject to extensive environmental regulation and is exposed to the risk of claims for environmental remediation or restoration. In addition, violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

The Company has recorded liabilities of $4 at December 31, 2006 and 2005 for nine locations for all probable environmental remediation, indemnification and restoration liabilities. These amounts include estimates of unasserted claims the Company believes are probable of loss and reasonably estimable. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $3 to $9, in the aggregate, at December 31, 2006. This estimate of the range of reasonably possible costs is less certain than the estimates upon which the liabilities are based. To establish the upper end of this range, assumptions less favorable to the Company among the range of reasonably possible outcomes were used. As with any estimate, if the underlying facts or circumstances change, the final outcome could differ materially from these estimates.

At four of these locations, the Company is conducting environmental remediation and restoration under business realignment programs due to closure of the sites. Total reserves related to these sites included in Business realignment reserves were $1 and $2 at December 31, 2006 and 2005, respectively. Much of this remediation is being performed by the Company on a voluntary basis; therefore, the Company has greater control over the costs to be incurred and the timing of cash flows. The Company anticipates the amounts under these reserves will be paid within the next five years.

HEXION SPECIALTY CHEMICALS CANADA, INC.

Notes to Consolidated Financial Statements—(Continued)

(U.S. dollars in millions)

As a result of the Bakelite Transaction, the Company acquired a site in Duisburg, Germany with significant soil and groundwater contamination beneath a facility that is shared with Rütgers Chemicals AG (“Rütgers”). Rütgers is in discussions with the local authorities concerning a proposed remediation plan; however, the scope and extent of that plan and the costs of its possible implementation are not yet reasonably estimable. Rütgers has contractually agreed to indemnify the Company for this matter until 2025, subject to certain exceptions and limitations. Management believes that it is unlikely that the Company will have to take extensive actions for remediation. While it is reasonably possible some costs could be incurred related to this site, the Company has inadequate information to enable it to estimate a potential range of liability, if any.

Non-Environmental Legal Matters

The Company is involved in various product liability, commercial and employment litigation, personal injury, property damage and other legal proceedings that are considered to be in the ordinary course of business. The following legal claim is not in the ordinary course of business:

In 1992, the State of Sao Paulo Administrative Tax Bureau issued an assessment against Brazil Quimica, a wholly owned subsidiary of the Company, claiming that excise taxes were owed on certain intercompany loans made for centralized cash management purposes. These loans were characterized by the Tax Bureau as intercompany sales. Since that time, management and the Tax Bureau have held discussions and Brazil Quimica filed an administrative appeal seeking cancellation of the assessment. The Administrative Court upheld the assessment in December 2001. In 2002, Brazil Quimica filed a second appeal with the highest-level Administrative Court, again seeking cancellation of the assessment. At December 31, 2006, the amount of the assessment, including tax, penalties, monetary correction and interest, is 58 million Brazilian reais, or approximately $27. In February 2007, the administrative tribunal upheld the assessment. The Company continues to believe Brazil Quimica has a strong defense against the assessment and will appeal to the judicial level; however, pending the appeal, which could take from five to seven years, a bond or pledge of assets will be required to guarantee the assessment.

The Company has reserved $3 at December 31, 2006 and 2005, for all non-environmental legal matters for legal defense and settlement costs that it believes are probable and estimable.

12. Pension and Non-Pension Postretirement Benefit Plans

The Company sponsors defined benefit plans covering most Canadian and German employees. Depending on the plan, benefits are based on eligible compensation and/or years of credited service. Retirement benefits in other foreign locations are primarily defined contribution plans.

The Company also provides postretirement benefit plans to its Canadian employees. This plan provides the participants with supplemental benefits to the respective provincial healthcare plan in Canada.

As discussed in Note 2, the Company adopted SFAS 158 as of December 31, 2006. SFAS 158 requires, among other things, the recognition of the funded status of each defined pension benefit plan, retiree health care, other postretirement benefit plans and postemployment benefit plans on the Consolidated Balance Sheets. Each overfunded plan is recognized as an asset and each underfunded plan is recognized as a liability. The initial impact of the standard is recognized as a component of Accumulated other comprehensive loss in Shareholder’s equity.

Amortization of these amounts are included in the Consolidated Statements of Operations, and other incremental changes in these amounts not recognized in the Consolidated Statements of Operations in the year in

HEXION SPECIALTY CHEMICALS CANADA, INC.

Notes to Consolidated Financial Statements—(Continued)

(U.S. dollars in millions)

which they arise, are recognized as changes in Accumulated other comprehensive loss as they occur. Additional minimum pension liabilities (“AML”) and related intangible assets were derecognized when the new standard was adopted.

The following table summarizes the effect of required changes in Accumulated other comprehensive loss as of December 31, 2006 prior to the adoption of SFAS 158, which relate to AML as well as the impact of the initial adoption of SFAS 158.

	December 31, 2006 Prior to AML and SFAS 158 Adjustments	AML Adjustment	SFAS 158 Adjustment	December 31, 2006 Post AML and SFAS 158 Adjustments
Long-term pension obligations	$122	$—	$(18)	$104
Other long-term liabilities	4	—	9	13
Accumulated other comprehensive income	(52)	—	9	(43)

The following table presents the change in benefit obligation, change in plan assets and components of funded status for the Company’s defined benefit pension and postretirement benefit plans for the years ended December 31:

	Pension Benefits		Postretirement Benefits
	2006	2005	2006	2005
Change in Benefit Obligation
Benefit obligation at beginning of year	$110	$8	$5	$3

Service cost	2	2	—	—
Interest cost	5	3	—	1
Actuarial (gains) losses	(11)	(5)	—	1
Foreign currency exchange rate changes	12	(10)	—	—
Benefits paid	(4)	(2)	—	—
Acquisitions / divestitures	—	114	—	—

Benefit obligation at end of year	114	110	5	5

Change in Plan Assets
Fair value of plan assets at beginning of year	6	5	—	—
Actual return on plan assets	1	1	—	—
Employer contribution	4	2	—	—
Benefits paid	(4)	(2)	—	—

Fair value of plan assets at end of year	7	6	—	—

Funded status of the plan at end of year	$(107)	(104)	$(5)	(5)

Unrecognized net actuarial loss (gain)		(1)		3

Net amounts recognized		$(105)		$(2)

HEXION SPECIALTY CHEMICALS CANADA, INC.

Notes to Consolidated Financial Statements—(Continued)

(U.S. dollars in millions)

	Pension Benefits		Postretirement Benefits
	2006	2005	2006	2005
Amounts recognized in the Consolidated Balance Sheets at December 31 consist of:
Other current liabilities	$(3)	$(3)	$—	$—
Long-term pension obligations	(104)	(107)	—	—
Non-pension post-employment obligations	—	—	(5)	(2)
Accumulated other comprehensive loss (income)	(13)	5	3	—

Net amounts recognized	$(120)	$(105)	$(2)	$(2)

Amounts recognized in Accumulated other comprehensive loss at December 31 consist of:
Net actuarial (gain) loss	$(13)	$—	$3	$—
Additional minimum liability	—	5	—	—

Net amounts recognized	$(13)	$5	$3	$—

Plans with underfunded or non-funded accumulated benefit obligations at December 31:
Aggregate projected benefit obligation	$114	$110	—	—
Aggregate accumulated benefit obligation	102	102	—	—
Aggregate fair value of plan assets	7	6	—	—

The Bakelite Transaction in 2005 included two unfunded defined benefit plans in Germany, with a total projected benefit obligation at the date of acquisition of $114.

Actuarial gains during the year ended December 31, 2006 of $11 relating to the plans in Germany resulted from changes in actuarial assumptions on the German plans.

The foreign currency impact reflected in these rollforward tables are for changes in the euro versus the U.S. dollar.

Plan assets of $7 and $6 at December 31, 2006 and 2005, respectively, relate to the Company’s funded pension plans that have an accumulated benefit obligation of $9 and $9 at December 31, 2006 and 2005, respectively.

Following are the components of net pension and postretirement expense (benefit) recognized by the Company for the years ended December 31:

	Pension Benefits			Postretirement benefits
	2006	2005	2004	2006	2005	2004
Service cost	$2	$2	$—	$—	$—	$—
Interest cost on projected benefit obligation	5	3	1	1	1	—
Expected return on assets	—	—	(1)	—	—	—

Net expense (benefit)	$7	$5	$—	$1	$1	$—

HEXION SPECIALTY CHEMICALS CANADA, INC.

Notes to Consolidated Financial Statements—(Continued)

(U.S. dollars in millions)

The amounts in Accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost (benefit) during the next fiscal year are less than $1.

Determination of actuarial assumptions

The Company’s actuarial assumptions are determined separately for each plan, taking into account the demographics of the population, the target asset allocations for funded plans, regional economic trends, statutory requirements and other factors that could impact the benefit obligation and plan assets.

The discount rates selected reflect the rate at which pension obligations could be effectively settled. When selecting a discount rate, the Company considers yields on government bonds and high-grade corporate bonds, as well as annuity pricing information furnished by insurance carriers in the specific countries (for foreign plans) for instruments with durations consistent with the duration of the liabilities being measured.

The expected rates of future compensation level increases are based on salary and wage trends in the chemical and other similar industries, as well as the Company’s specific compensation targets by country. Input is obtained from the Company’s internal Human Resources group and from outside actuaries. These rates include components for wage rate inflation and merit increases.

The expected long-term rate of return on Canadian plan assets is determined based on the plan’s current and projected asset mix. To determine the expected overall long-term rate of return on assets, the Company takes into account the rates on long-term debt investments held within the portfolio, as well as expected trends in the equity markets. Peer data and historical returns are reviewed and the Company consults with its actuaries, as well as investment professionals, to confirm that the Company’s assumptions are reasonable.

The weighted average rates used to determine the benefit obligations were as follows at December 31:

	Pension Benefits		Postretirement Benefits
	2006	2005	2006	2005
Discount rate	4.6%	4.3%	5.3%	5.0%
Rate of increase in future compensation levels	2.5%	2.5%	—	—

The weighted average rates used to determine net periodic pension and postretirement expense were as follows for the years ended December 31:

	Pension Benefits			Postretirement Benefits
	2006	2005	2004	2006	2005	2004
Discount rate	4.3%	4.4%	6.0%	5.0%	6.5%	6.0%
Rate of increase in future compensation levels	2.5%	2.5%	3.0%	—	—	—
Expected long-term rate of return on plan assets	7.0%	7.0%	7.8%	—	—	—

The weighted average assumed health care cost trend rates are as follows at December 31:
Health care cost trend rate assumed for next year	—	—	—	6.9%	7.2%	7.5%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	—	—	—	4.4%	4.4%	4.4%
Year that the rate reaches the ultimate trend rate	—	—	—	2015	2015	2015

HEXION SPECIALTY CHEMICALS CANADA, INC.

Notes to Consolidated Financial Statements—(Continued)

(U.S. dollars in millions)

A one-percentage-point change in the assumed health care cost trend rates would change the projected benefit obligation for non-pension postretirement benefits by $1. The effect on service cost and interest cost would be less than $1.

Pension Investment Policies and Strategies

The Company’s investment strategy for the assets of its Canadian defined benefit pension plans is to maximize the long-term return on plan assets using a mix of equities and fixed income investments with a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and expected timing of future cash flow requirements. The investment portfolio contains a diversified blend of equity and fixed-income investments. Equity investments are also diversified across Canadian and foreign stocks, as well as growth, value and small and large capitalization investments. Investment risk and performance is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements and periodic asset and liability studies.

The Company periodically reviews its target allocation of Canadian plan assets among various asset classes. The targeted allocations are based on anticipated asset performance, discussions with investment professionals, and on the projected timing of future benefit payments.

	Actual		Target
	2006	2005	2007
Weighted average allocations of Canadian pension plan assets at December 31,
Equity securities	58%	60%	58%
Debt securities	36	35	37
Cash, short-term investments and other	6	5	5

	100%	100%	100%

Projections of Plan Contributions and Benefit Payments

The Company expects to make contributions totaling $4 to its defined benefit plans in 2007.

Estimated future plan benefit payments as of December 31, 2006 are as follows:

	Pension Benefits	Postretirement Benefits
2007	$3	$—
2008	4	—
2009	4	—
2010	4	—
2011	4	—
2012 to 2016	31	1

Defined Contribution Plans

The Company sponsors a number of defined contribution plans for its employees in various countries. Depending upon the country and plan, eligible salaried and hourly employees may contribute up to 7% of their

HEXION SPECIALTY CHEMICALS CANADA, INC.

Notes to Consolidated Financial Statements—(Continued)

(U.S. dollars in millions)

pay as basic contributions to the plans. The Company provides matching contributions of up to 100% of the basic contributions. Total charges to operations for matching contributions under these plans were $3, $2 and $2 for the years ended December 31, 2006, 2005 and 2004.

13. Shareholder’s Equity

Shareholder’s equity at December 31, 2006 and 2005 reflects the common equity of Hexion Canada with all of the common equity of its subsidiaries eliminated, except for the equity of Hexion Argentina, representing Hexion’s 12% interest, and Hexion Malaysia, representing Hexion’s 34% interest, totaling $3 and $1, respectively.

Hexion Canada has 489,866 shares of no-par common stock outstanding during all periods presented with an unlimited number of common, Preference and Class B Preference shares authorized.

In 2005, Hexion made a capital contribution to the Company of $95 relating to a partial repayment of Hexion Canada’s loan from Nova Scotia to finance the acquisition of Bakelite (See Note 9).

14. Income Taxes

Comparative analysis of Hexion Canada’s income tax expense (benefit) follows:

	2006	2005	2004
Current
Federal & provincial	$7	$(2)	$5
Foreign	24	8	2

Total	31	6	7

Deferred
Federal & provincial	—	1	—
Foreign	1	(2)	16

Total	1	(1)	16

Income tax expense	$32	$5	$23

A reconciliation of the Company’s combined differences between income taxes computed at Canadian Federal statutory tax rate of 22.12% and provisions for income taxes follows:

	2006	2005	2004
Income taxes computed at Federal statutory tax rate	$22	$3	$—
Foreign rate differentials	2	2	2
Expenses not deductible for tax	3	2	8
Unrepatriated earnings of foreign subsidiaries	1	2	14
Adjustment of prior estimates and other	5	(4)	(3)
Provincial taxes and other	(1)	—	2

Income tax expense	$32	$5	$23

The 2006 and 2005 consolidated tax expense reflects higher tax rates in foreign jurisdictions compared to the domestic rate of 22.12%.

HEXION SPECIALTY CHEMICALS CANADA, INC.

Notes to Consolidated Financial Statements—(Continued)

(U.S. dollars in millions)

Following the Acquisition in August 2004, Apollo made a determination that the unrepatriated earnings of the Company’s foreign subsidiaries are no longer considered permanently reinvested. As such, the 2004 consolidated tax expense reflects a provision of $14 for taxes associated with the unrepatriated earnings of the foreign subsidiaries.

The domestic and foreign components of the Company’s Income before income taxes are as follows:

	2006	2005	2004
Domestic	$(6)	$(7)	$6
Foreign	106	23	(4)

	$100	$16	$2

The tax effects of the Company’s significant temporary differences, and net operating loss and credit carryforwards, which comprise the deferred tax assets and liabilities at December 31, 2006 and 2005, are as follows:

	2006	2005
Assets
Accrued and other expenses	$12	$10
Net operating loss and credit carryforwards	19	13
Pension liability	14	16
Certain intangibles	3	5

Gross deferred tax assets	48	44
Valuation allowance	(24)	(20)

Net deferred tax asset	24	24

Liabilities
Property, plant, equipment and intangibles	53	43
Unrepatriated earnings of foreign subsidiaries	17	13
Other long term liabilities	3	5

Gross deferred tax liabilities	73	61

Net deferred tax liability	$49	$37

The Company’s deferred tax assets include Foreign net operating loss carryforwards. As of December 31, 2006, the Foreign net operating loss carryforwards available are $62, related primarily to the UK. These net operating loss carryforwards have an unlimited carryover and do not expire. A valuation allowance of $24 has been provided against these attributes.

The Canada Revenue Agency finalized their audit of tax years 2001-2002; the results of this audit are not material to the financial statements. Tax years 2003-2006 remain open for inspection and examination by various Canadian taxing authorities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of

Hexion Specialty Chemicals Canada, Inc.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income and comprehensive income, of shareholder’s equity and of cash flows present fairly, in all material respects, the financial position of Hexion Specialty Chemicals Canada, Inc. and its subsidiaries at December 31, 2006, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 12 to the consolidated financial statements, the Company changed the manner in which it accounts for defined benefit and other postretirement plans as of December 31, 2006.

PRICEWATERHOUSECOOPERS LLP

Columbus, Ohio

March 22, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder

of Hexion Specialty Chemicals Canada, Inc.

We have audited the accompanying consolidated balance sheet of Hexion Specialty Chemicals Canada, Inc. (a wholly-owned subsidiary of Hexion Specialty Chemicals, Inc.) and subsidiaries (the “Company”) as of December 31, 2005, and the related consolidated statements of operations, cash flows, and shareholder’s equity (deficit) for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of National Borden Chemical Germany GmbH (a subsidiary), which statements reflect total assets constituting 59% percent of consolidated total assets as of December 31, 2005, and total revenues constituting 39% percent of consolidated total revenues for the year ended December 31, 2005. Such financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for National Borden Chemical Germany GmbH, is based solely on the report of such other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Hexion Specialty Chemicals Canada, Inc. and subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Columbus, Ohio

March 16, 2006, except for the effects of

the matter described in Note 4, as to which

the date is October 16, 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Board of Directors and Shareholder of

National Borden Chemical GmbH:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholder’s equity and cash flows present fairly, in all material respects, the financial position of National Borden Chemical Germany GmbH, and its subsidiaries, at December 31, 2005 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Columbus, Ohio

March 16, 2006, except for the effect of

the matter described in Note 17, as to which

the date is October 16, 2006

ORICA ADHESIVES AND RESINS BUSINESS

(a division of Orica Limited)

COMBINED STATEMENT OF OPERATIONS

(amounts in thousands of Australian dollars unless otherwise stated)

Year Ended September 30, 2006

Net sales	113,979
Cost of goods sold	92,145

Gross margin	21,834

Distribution expense	7,328
Marketing expense	2,641
General and administration expense	2,803
Research and development expense	646

Total operating expense	13,418

Income from operations	8,416
Royalty income	522

Income before income taxes	8,938
Income tax expense	3,019

Net income	5,919

The combined statement of operations above includes the following amounts in relation to transactions with related parties (refer to note 3 for related party information):

Net sales	631
Cost of goods sold	22,665
General and administration expense	2,138

The accompanying notes are an integral part of these combined financial statements.

ORICA ADHESIVES AND RESINS BUSINESS

(a division of Orica Limited)

COMBINED BALANCE SHEET

(amounts in thousands of Australian dollars unless otherwise stated)

As at September 30, 2006

ASSETS
Current Assets:
Accounts receivable, net of allowance for doubtful accounts of $7	14,119
Accounts receivable from related parties	432
Inventories	9,165
Other debtors	955
Deferred income taxes	297

Total current assets	24,968

Property, plant and equipment, net	26,707
Intangible assets, net	1,060
Deferred income taxes	847

Total assets	53,582

LIABILITIES AND OWNER’S NET INVESTMENT
Current Liabilities:
Accounts payable	16,821
Other creditors	762
Accounts payable to related parties	290
Other current provisions	817

Total current liabilities	18,690

Non-current provisions	378
Deferred income taxes	105
Total liabilities	19,173

Owner’s net investment	34,409

Commitments and contingencies (Note 14)
Total liabilities and owner’s net investment	53,582

The accompanying notes are an integral part of these combined financial statements.

ORICA ADHESIVES AND RESINS BUSINESS

(a division of Orica Limited)

COMBINED STATEMENT OF CHANGES IN OWNER’S NET INVESTMENT AND COMPREHENSIVE INCOME

(amounts in thousands of Australian dollars unless otherwise stated)

Year Ended September 30, 2006

Owner’s Net Investment and Comprehensive Income

Balance, October 1, 2005:
Owner’s net investment	26,989
Cumulative foreign currency translation	1,249

28,238

Changes in Owner’s Net Investment and Comprehensive Income:
Net income	5,919
Foreign currency translation adjustments	(1,291)

Total Comprehensive Income	4,628
Change in Owner’s net investment (note 13)	1,444
Change in Owner’s net investment from share-based compensation	99

6,171

Balance, September 30, 2006:
Owner’s net investment	34,451
Cumulative foreign currency translation	(42)

34,409

The accompanying notes are an integral part of these combined financial statements.

ORICA ADHESIVES AND RESINS BUSINESS

(a division of Orica Limited)

Notes to the Combined Financial Statements

(amounts in thousands of Australian dollars unless otherwise stated)

Year Ended September 30, 2006

Note 1—Orica Adhesives and Resins Business, its Operations and Basis of Presentation

Orica Adhesives and Resins Business (“A&R”) is wholly owned indirectly by Orica Limited (“Orica”). A&R produces resins used in wood panel, timber, foundry and glass fiber insulation industries in Australia and New Zealand. Its resin technologies include thermoset resins produced from urea, melamine, phenol and formaldehyde. Certain A&R product formulations are used by third parties on a royalty basis.

In August, 2006, Orica announced its intention to divest A&R and that it had received an offer from Hexion Specialty Chemicals, Inc. (“Hexion”) for the purchase of the net assets of A&R (refer to note 15). These Combined Financial Statements have been prepared in anticipation of Hexion’s requirement to file certain information regarding the acquisition with the Securities and Exchange Commission of the United States of America (“SEC”).

These Combined Financial Statements of A&R, prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) as of and for the period presented include all assets, liabilities, revenues and expenses that are directly attributable to A&R as operated within Orica. Additionally, these Combined Financial Statements include charges for various expenses, including corporate administrative expenses, corporate overheads, liabilities for certain compensation plans, income taxes, derivative financial instruments and foreign currency contracts. These charges are discussed in footnotes 3, 7, 8, 9 and 11, for corporate expenses, pension expenses, income taxes, derivative financial instruments and share-based compensation, respectively. Orica management (“Management”) considers that such charges have been made on a reasonable basis, but are not necessarily indicative of the costs that would have been incurred if A&R were a stand-alone entity.

Orica uses a centralized approach to manage cash and to finance many of its global operations. The centralized cash management system utilized by Orica results in all cash receipts and cash payments being processed, managed and received/paid by Orica on A&R’s behalf. Such amounts are then reflected net as a component of Owner’s net investment and applied by A&R to the corresponding receivable or payable accounts. Accordingly, as there are no physical flows of cash between A&R and Orica or any of its affiliates, a cash flow statement has not been prepared as part of these Combined Financial Statements. Supplemental information on changes in Owner’s net investment has been included in note 13.

The Combined Statement of Operations also does not include an allocation of Orica’s interest expense. A&R’s financing requirements are represented by intercompany transactions with Orica and are reflected in Owner’s net investment on the Combined Balance Sheet. Owner’s net investment of A&R represents Orica’s residual claim on the A&R business and includes allocations from Orica, settlement of non-trading intercompany transactions with Orica, and A&R’s cumulative operating results, including other comprehensive income.

A&R has from inception operated as an integrated part of Orica and within the Orica infrastructure. The Combined Financial Statements included herein may not necessarily be indicative of A&R’s financial position, results of operations, or cash flows had A&R operated as a separate entity during the period presented or for future periods.

Note 2—Significant Accounting Policies

A summary of the significant accounting policies used in the preparation of the accompanying Combined Financial Statements is presented below.

ORICA ADHESIVES AND RESINS BUSINESS

(a division of Orica Limited)

Notes to the Combined Financial Statements—(Continued)

(amounts in thousands of Australian dollars unless otherwise stated)

Year Ended September 30, 2006

Principles of combination. The Combined Financial Statements include the combined financial information of the A&R businesses included in Orica’s wholly owned subsidiaries, Orica Australia Pty Ltd and Orica New Zealand Pty Ltd. All significant intercompany balances and transactions with combined businesses have been eliminated. However, intercompany trading balances with Orica’s non-A&R businesses and subsidiaries have not been eliminated, but are presented as balances and transactions with related parties.

Use of estimates. The preparation of these Combined Financial Statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the Combined Financial Statements, and the reported amount of revenues and expenses during the reporting periods. Some of the more significant estimates include allowance for doubtful accounts, inventory valuation allowances, depreciable lives of long-lived assets, recoverability of long-lived assets, deferred tax assets and liabilities and related valuation allowance and environmental liabilities. On an ongoing basis, management reviews its estimates based upon available information. Actual results could differ from those estimates.

Foreign currency. The functional currency has been determined to be the local currency of the A&R operations. Assets and liabilities of foreign operations are translated into Australian dollars at exchange rates on the balance sheet date. Revenues and expenses are translated into Australian dollars at the weighted average exchange rates in effect during the period, which approximates the exchange rate at transaction dates. The effects of these translation adjustments are reported within comprehensive income, a component of Owner’s net investment.

Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved, as well as the fair value adjustment of forward exchange contracts, are included in costs of goods sold in the Combined Statement of Operations. A&R incurred realized and unrealized net foreign transaction losses aggregating $212 for the fiscal year ended September 30, 2006.

Comprehensive income. In addition to net income, other comprehensive income includes charges or credits to equity that are not the result of transactions with the owner. Other comprehensive income relates to foreign currency translation adjustments from those operations with a functional currency other than the Australian dollar. Components of other comprehensive income are included within the combined statement of changes in Owner’s net investment and comprehensive income.

Owner’s net investment. Owner’s net investment represents Orica’s historical equity (balance of assets and liabilities) in A&R’s businesses and includes A&R’s cumulative net results, accumulated translation adjustments on net assets in New Zealand, charges from Orica and settlement of intercompany transactions, including income tax payable, with Orica.

Accounts receivable. Collectibility of accounts receivable is regularly reviewed and is assessed based upon Management’s knowledge of customers and compliance with credit terms. The allowance for doubtful accounts is adjusted based on such evaluation, with a corresponding expense included in operating expenses. The allowance for doubtful accounts is Management’s best estimate of the amount of probable credit losses in A&R’s existing accounts receivable balance. A&R determines the allowance based on historical write-off experience. Account balances are written-off against the allowance after reasonable means of collection have been exhausted and the potential for recovery is considered remote. Based on Management’s assessment, A&R did not incur any bad debt expense for the year ended September 30, 2006.

ORICA ADHESIVES AND RESINS BUSINESS

(a division of Orica Limited)

Notes to the Combined Financial Statements—(Continued)

(amounts in thousands of Australian dollars unless otherwise stated)

Year Ended September 30, 2006

Inventories. Inventories are carried at the lower of cost or market value. Cost is determined using the first in, first out method. In addition to direct material and direct labor costs, certain overhead and production expenses are included in the cost of inventory.

Property, plant and equipment. Property, plant and equipment are stated at historical cost net of any impairment recognized, and less accumulated depreciation. Additions and improvements that extend the useful life of an asset are capitalized; maintenance and repairs are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation are removed from the Combined Balance Sheet and the resulting gain or loss is reflected in the Combined Statement of Operations. The cost of property, plant and equipment is depreciated using the straight-line method over the following estimated useful lives of the respective assets:

Category	Depreciation Period
Buildings	25 to 40 years
Machinery and Equipment	3 to 30 years

There was no interest capitalized for the fiscal year ended September 30, 2006.

Intangible assets. Intangible assets which consist of purchased intellectual property associated with product formulations, are amortised over their respective estimated useful lives of 10 years.

Leases. A&R does not have any capital leases which meet the specific criteria noted in Statement of Financial Accounting Standards (“SFAS”) No. 13, “Accounting for Leases” (“SFAS No. 13”). All leases are accounted for as operating leases. Operating lease payments are recognized as an expense on a straight-line basis over the lease term.

Impairment of long-lived assets. In accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), A&R reviews for impairment whenever events or changes in circumstances indicate that the carrying amount of long-lived assets, including property, plant, and equipment and finite-lived intangible assets, may not be recoverable. Recoverability of assets to be held and used is measured by the comparison of the carrying amount of the assets to the undiscounted future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Estimated fair value is generally based on either an appraised value or measured by discounted estimated future cash flows. If it is determined that an impairment loss has occurred, the loss is recognized in the Combined Statement of Operations.

Asset Retirement Obligations. Asset retirement obligations are accounted for in accordance with SFAS No. 143 “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). A&R recognizes an asset retirement obligation when there is a legal obligation associated with the retirement of a tangible long-lived asset that results from an acquisition, construction, or development and (or) the normal operation of a long-lived asset. There are no material asset retirement obligations and accordingly no asset retirement obligations were recognised as at September 30, 2006.

Income taxes. During the period presented, the A&R businesses did not file separate tax returns as the A&R businesses were included in the tax grouping of other Orica entities within the respective entity’s tax jurisdiction.

ORICA ADHESIVES AND RESINS BUSINESS

(a division of Orica Limited)

Notes to the Combined Financial Statements—(Continued)

(amounts in thousands of Australian dollars unless otherwise stated)

Year Ended September 30, 2006

The income tax provision in these Combined Financial Statements is calculated using a method consistent with a separate return basis, as if A&R was a separate taxpayer. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Income tax payable is settled by Orica and is therefore included in Owners’ net investment.

Goods and services tax. Revenues, expenses, assets and liabilities other than receivables and payables, are recognised net of the amount of goods and services tax (GST), except where the amount of GST incurred is not recoverable from the relevant taxation authorities. In these circumstances, the GST is recognised as part of the cost of acquisition of the asset or as part of an item of expense. The net amount of GST recoverable from, or payable to, the relevant taxation authorities is included as a current asset or liability in the Combined Balance Sheet.

Revenue recognition. A&R recognizes revenues from sales of products when there is evidence of a sales agreement, the delivery of goods has occurred, title and risk have been transferred, the sales price is fixed or determinable, and collectibility is reasonably assured.

Estimates for returns, incentive rebates and other allowances, amounting to $549, were recorded as a reduction of revenues in the period the related revenues are recorded. These estimates are based upon historical experience and information currently available to management with respect to business and economic trends. Revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

Royalty income, arising from the use of A&R’s product formulations by third parties and calculated with reference to volumes produced, is recognized as it accrues.

Incentive programs. Customer incentives are accrued based upon quarterly volume refund obligations A&R records such discounts as a reduction of sales.

Shipping and Handling. Freight billed to customers is recorded in net sales. Shipping and handling costs, amounting to $6,609, were expensed as incurred and are included in distribution costs. Shipping costs are incurred to move products from production and storage facilities to the customers. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper and generally include costs to store, move and prepare the products for shipment.

Advertising. Advertising costs include advertising, promotion, and trade fair costs, and are expensed as incurred. Advertising costs were $12 for the fiscal year ended September 30, 2006 and are included in marketing expenses in the accompanying Combined Statement of Operations.

Research and development. Research and development costs are expensed as incurred. Research and development costs relate primarily to internal costs for salaries, direct overhead, and outside vendor fees.

ORICA ADHESIVES AND RESINS BUSINESS

(a division of Orica Limited)

Notes to the Combined Financial Statements—(Continued)

(amounts in thousands of Australian dollars unless otherwise stated)

Year Ended September 30, 2006

Pension plans. Substantially all A&R employees participate in defined benefit pension plans and defined contribution plans, as administrated and sponsored by Orica. A&R accounts for its defined benefit pension plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions” (“SFAS No. 87”) and SFAS No. 106, “Employers’ Accounting for Post-retirement Benefits Other Than Pensions” (“SFAS No. 106”), respectively. Contributions made to defined contribution plans are expensed as incurred. Employees of A&R participate in Orica’s defined benefit pension plans and the plans’ assets and liabilities are included with those related to other Orica businesses. A&R’s share of these plans is reflected in these Combined Financial Statements.

Derivative financial instruments. Orica uses forward foreign currency contracts in order to manage its exposures to movements in foreign exchange rates. These Combined Financial Statements include the contracts in relation to A&R as if the contracts had been entered into by Orica on behalf of A&R to manage exposures in relation to A&R. SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS No. 137 and SFAS No. 138 (“SFAS No. 133”), requires A&R to recognize all derivatives on the balance sheet at fair value. Derivatives that do not qualify for hedge accounting must be adjusted to fair value through earnings. During the year ended September 30, 2006 A&R did not designate any derivatives as hedges.

Concentration of credit risk. Financial instruments that potentially subject A&R to concentrations of credit risk are primarily accounts receivable and foreign exchange contracts. Three customers accounted for approximately 29%, 10% and 10% respectively of net sales for the fiscal period ended September 30, 2006. These three customers combined, represented approximately 44% of the accounts receivable balance as of September 30, 2006. No other customers represented 10% or more of total net sales for the period presented. A&R expects that a significant portion of its future revenues will continue to be generated by these customers and any substantial reduction in orders by one of these customers could have a material adverse affect on A&R’s operating results.

Other than the amounts due from these three customers, concentrations of credit risk with respect to accounts receivable are limited due to the large number of remaining customers comprising A&R’s customer base and their dispersion across different industries and geographies. The allowance for doubtful accounts remained unchanged during the year.

Environmental liabilities. A&R is subject to laws and regulations in the various countries in which it operates. Management on a periodic basis throughout the year, evaluates the liability for future environmental remediation costs. A&R accrues for environmental remediation costs, which represent management’s best estimate of probable and reasonable estimatable costs relating to environmental remediation. Estimates of the amount and timing of future costs of environmental remediation requirements are necessarily imprecise because of the continuing evolution of environmental laws and regulatory requirements. Based upon the information presently available management are not aware of any future costs which should be accrued.

Fair value disclosures. The carrying value of receivables, other debtors, prepaid expenses, and current liabilities approximates fair value because of the short maturity of these instruments.

Share-based compensation. Employees of A&R participate in share-based compensation arrangements provided by Orica to employees of Orica’s subsidiaries and divisions. A&R applies the fair value based method of accounting for share based payments described in SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), as amended. A&R applied the fair value method effective for the year ended September 30,

ORICA ADHESIVES AND RESINS BUSINESS

(a division of Orica Limited)

Notes to the Combined Financial Statements—(Continued)

(amounts in thousands of Australian dollars unless otherwise stated)

Year Ended September 30, 2006

2005. A&R applied the retrospective restatement method of adoption. A&R’s share-based compensation plans are described in Note 11 to the Combined Financial Statements. SFAS No. 123 provides a fair value based method for recognizing stock-based compensation in which compensation expense is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The fair value of stock options is estimated on the grant date, using option-pricing models. The assumptions underlying the option-pricing model are disclosed in Note 11. Total stock-based compensation expense was $99 in 2006.

Recent accounting pronouncements. Management is currently evaluating the impact the following accounting pronouncements will have upon adoption. Other recent accounting pronouncements are not expected to impact A&R.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” Under this new standard, companies must recognize a net liability or asset to report the funded status of their defined benefit pension and other post-retirement benefit plans on their balance sheets. The change in the funded status is to be recognized through comprehensive income the year in which the change occurs. In addition, companies are required to obtain the measurement of defined benefit plan assets and obligations as of the date of its fiscal year-end statement of financial position. This standard is effective for fiscal periods ending after December 15, 2006. Management does not expect the application of this accounting pronouncement to have a material impact on A&R’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” SFAS No. 157 provides a common definition for fair value under generally accepted accounting principles, establishes a framework for measuring fair value and expands disclosure requirements for fair value measurements. This standard is effective for fiscal periods beginning after 15 November 2007. Management does not expect the application of this accounting pronouncement to have a material impact on A&R’s financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109.” This Interpretation provides a threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This interpretation is effective for fiscal periods beginning after December 15, 2006. Management does not expect the application of this accounting pronouncement to have a material impact on A&R’s financial position or results of operations.

In May 2006, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). This Statement replaces APB Opinion No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal year beginning after December 15, 2006.

ORICA ADHESIVES AND RESINS BUSINESS

(a division of Orica Limited)

Notes to the Combined Financial Statements—(Continued)

(amounts in thousands of Australian dollars unless otherwise stated)

Year Ended September 30, 2006

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29” (“SFAS 153”), which clarifies that all non-monetary transactions with commercial substance shall be recorded at fair value. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2006. Management does not expect the application of this accounting pronouncement to have a material impact on A&R’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for equity instruments of the enterprise. It also addresses transactions in which an entity incurs liabilities in exchange for goods and services that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The revised statement generally requires that an entity account for those transactions using the fair-value-based method, and eliminates the intrinsic value method of accounting. SFAS No. 123R requires an entity to recognize the grant-date fair value of stock options and other equity-based compensation to employees in the Combined Statement of Operations. SFAS No. 123R also requires entities to disclose information about the nature of the share-based payment transactions granted, and the effects of those transactions on the financial statements. SFAS No. 123R is effective for A&R for periods commencing on or after October 1, 2006. Management does not expect the application of this accounting pronouncement to have a material impact on A&R’s financial position or results of operations.

Note 3—Related Parties

These Combined Financial Statements include transactions with affiliated companies. A&R entered into transactions with Orica and its subsidiaries for the sale of inventory as well as corporate services provided by Orica for the period presented.

Sales to Orica subsidiaries amounted to $631 for the fiscal year ended September 30, 2006, and are reported in net sales in the Combined Statement of Operations. Purchases from Orica subsidiaries amounted to $22,087 for the fiscal year ended September 30, 2006, and relate to purchases of goods and services and are reported in cost of goods sold and general and administration expense in the Combined Statement of Operations.

At September 30, 2006 A&R had trade receivables from Orica subsidiaries of $432. These amounts are reflected in accounts receivable from related parties in the Combined Balance Sheet. At September 30, 2006 A&R had trade payables to Orica and its subsidiaries of $290. These amounts are reflected in accounts payable to related parties in the Combined Balance Sheet. The Combined Statement of Operations does not include an allocation of interest expense/income as interest is not charged on intercompany balances between Orica subsidiaries and A&R businesses.

General and administration expenses include charges for corporate and regional costs from Orica of $2,138 for the fiscal year ended September 30, 2006. Corporate expenses include accounting, finance, human resources, legal, and certain other administrative services. Management considers that such charges, based on actual costs incurred by Orica, have been made on a reasonable basis, but may not necessarily be indicative of the costs A&R would have incurred had A&R operated as a separate entity during the period presented.

Orica Limited owns the site on which the A&R Australia business operates. The site is shared with other Orica Limited and third party manufacturing operations. A&R is charged for site services based on an allocation of shared site costs. A&R was charged $578 for the fiscal year ended September 30, 2006.

ORICA ADHESIVES AND RESINS BUSINESS

(a division of Orica Limited)

Notes to the Combined Financial Statements—(Continued)

(amounts in thousands of Australian dollars unless otherwise stated)

Year Ended September 30, 2006

Orica uses a centralized approach to cash management and financing its operations. During the period covered by these Combined Financial Statements, cash receipts were remitted to Orica on a regular basis and are reflected within Owner’s net investment on the Combined Balance Sheet. Similarly, A&R’s required disbursements were funded through Orica’s cash accounts. As a result, none of Orica’s cash, cash equivalents or liabilities pertaining to book overdrafts has been allocated to A&R in the Combined Financial Statements. There is no separate debt specific to A&R, therefore no interest is charged by Orica on intercompany accounts. No allocation of Orica’s general corporate debt has been made in the accompanying Combined Balance Sheet as all transactions with Orica are settled via Owner’s net investment.

Note 4—Inventory

The following is a summary of A&R’s inventory at September 30, 2006:

Raw materials and supplies	5,314
Work-in-process	178
Finished goods	3,673

Total inventory	9,165

Note 5—Property, plant and equipment

The following is a summary of A&R’s property, plant and equipment and accumulated depreciation at September 30, 2006:

Land	933
Buildings	9,038
Machinery and equipment	84,351
Capital work in progress	4,327

Subtotal	98,649
Less: Accumulated depreciation on buildings	(5,085)
Less: Accumulated depreciation on machinery and equipment	(66,857)

Total property, plant and equipment, net	26,707

Depreciation expense for property, plant and equipment for the year ended September 30, 2006 was $2,373 and is reported in cost of goods sold, marketing expenses, general and administration expenses and research and development expenses in the Combined Statement of Operations.

No impairment losses were recognized for property, plant and equipment during the year ended September 30, 2006.

Note 6—Intangibles

Intangible assets consist of intellectual property associated with product formulations:

Gross carrying value of intellectual property	1,406
Accumulated amortization	(346)

Total intellectual property, net	1,060

ORICA ADHESIVES AND RESINS BUSINESS

(a division of Orica Limited)

Notes to the Combined Financial Statements—(Continued)

(amounts in thousands of Australian dollars unless otherwise stated)

Year Ended September 30, 2006

Amortisation expense for the year ended September 30, 2006 was $156. No impairment losses were recognised for the year ended September 30, 2006. Expected annual amortization expense for each of the following five years is $156.

Note 7—Pension plans

As discussed in Note 1, these Combined Financial Statements include assets, liabilities, revenues and expenses that pertain directly to the A&R businesses. Pension disclosures below reflect the projected benefit obligation, as calculated by independent actuaries, attributable to A&R employees that participate in Orica’s defined benefit plans. Plan assets at fair value reported below include an allocation of assets held in Orica’s pension plans at 30 September 2006, equal to A&R’s projected benefit obligation. The allocation of plan assets is consistent with terms in the agreement to sell A&R (see Note 15) that provide for Orica to transfer an amount of assets equal to the acquired employees’ benefits to a new fund in conjunction with the proposed sale. Management considers the allocation has been made on a reasonable basis. Actuarial gains and losses are recognized immediately in the period they arise.

Substantially all employees of A&R are participants in various retirement plans sponsored by Orica. Benefits for defined benefit retirement plans are based primarily on years of service and employees’ compensation. A&R’s pension plans are operational in Australia and New Zealand.

As discussed in Note 2, these Combined Financial Statements reflect the costs for the year ending September 30, 2006 in accordance with SFAS No. 87. Orica does not separately report A&R’s pension plans. Therefore, liabilities and expense items attributable to A&R’s employees were determined using methodology consistent with those stated in SFAS No. 87. The measurement date for the pension benefit measures for the pension plan is September 30, 2006.

Orica sponsored plans for the benefit of A&R employees

•

The principal benefits are pensions or lump sum payments for members on resignation, retirement, disability or death. The benefits are provided on either a defined benefit basis or a defined contribution basis.

•

Employee contribution rates are either fixed by the rules of the plans or selected by members from time to time from a specified range of rates. A&R contributes the balance of the cost required to fund the defined benefits or, in the case of defined contribution plans, the amounts required by the rules of the plan.

•

The contributions made by Orica on behalf of A&R to defined contribution plans are in accordance with the requirements of the governing rules of such plans or are required to avoid a liability under law.

(a) Defined contribution plans. A&R contributes to several defined contribution plans on behalf of its employees. The amount recognized as an expense for the financial year ended September 30, 2006 was approximately $110 for the defined contribution plans in Australia and $17 for the defined contribution plans in New Zealand.

(b) Defined benefit plans. A&R participates in Australia and New Zealand defined benefit plans that provide benefits to employees upon retirement. Plan funding is carried out in accordance with the requirements of trust deeds and the advice of actuaries. During the year, A&R made employer contributions of $145 to defined benefit plans in Australia and $137 to defined benefit plans in New Zealand.

ORICA ADHESIVES AND RESINS BUSINESS

(a division of Orica Limited)

Notes to the Combined Financial Statements—(Continued)

(amounts in thousands of Australian dollars unless otherwise stated)

Year Ended September 30, 2006

The benefits expected to be paid from the Australian pension plan in each year 2007 – 2011 are $469, $486, $498, $489 and $486 respectively. The aggregate benefits expected to be paid in the five years from 2012 – 2016 are $2,277. The benefits expected to be paid from the New Zealand pension plan in each year 2007 – 2011 are $167, $58, $58, $93 and $93 respectively. The aggregate benefits expected to be paid in the five years from 2012 – 2016 are $440. The expected benefits are based on the same assumptions used to measure the benefit obligation at September 30, 2006 and include estimated employee service.

A&R expects to contribute $148 to the Australian pension plan and $146 to the New Zealand pension plan in 2007.

The aggregate disclosures for A&R’s defined benefit pension plan in Australia is presented as follows:

Year ended September 30, 2006
Change in benefit obligation:
Benefit obligation at beginning of year	3,408
Company service cost	173
Interest cost	187
Plan participant contributions	54
Net actuarial (gain)/loss	124
Other (expenses paid directly from the fund)	(25)

Benefit obligation at end of year	3,921

Funded Status:
Projected benefit obligation	(3,921)
Plan assets at fair value	3,921

Accrued prepaid benefit cost	—

Amounts recognized in the Consolidated Balance Sheet:
Net amount recognized	—

Components of net periodic benefit costs:
Company service cost	173
Interest cost	187
Expected return on assets	(233)
Recognition of net actuarial loss	14

Net periodic pension cost	141

Additional information:
Projected benefit obligation	3,921
Accumulated benefit obligation	2,935

Assumptions:
Weighted-average assumptions used to determine benefit obligations:
Discount rate	4.80%
Rate of compensation increase 4% plus promotional salary scale
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	4.60%
Expected long-term return on plan assets	7.00%

ORICA ADHESIVES AND RESINS BUSINESS

(a division of Orica Limited)

Notes to the Combined Financial Statements—(Continued)

(amounts in thousands of Australian dollars unless otherwise stated)

Year Ended September 30, 2006

The expected long term rate of return on assets is based on the target asset allocation of the assets backing the defined benefit section, and long term net of tax expected investment returns for each asset class.

The aggregate disclosures for A&R’s defined benefit pension plan assets in Australia is presented as follows:

Plan assets allocation of assets:
The weighted-average asset allocation at September 30, 2006 are as follows:
Equity securities	59.00%
Debt securities	21.00%
Real Estate	10.00%
Other	10.00%

Total	100.00%

The investment policies and strategies for pension benefits use target allocations for individual asset categories. The target allocations for individual asset categories for the defined benefit plan in Australia are given in the table below:

Plan assets target allocation:
The weighted-average target asset allocation at September 30, 2006 are as follows:
Equity securities	50.00%
Debt securities	25.00%
Real Estate	15.00%
Other	10.00%

Total	100.00%

The aggregate disclosures for A&R’s defined benefit pension plan in New Zealand are presented as follows:

Year ended September 30, 2006
Change in benefit obligation:
Benefit obligation at beginning of year	2,985
Company service cost	145
Interest cost	96
Plan participant contributions	10
Benefit Payments	(281)
Net actuarial (gain)/loss	(140)
Foreign currency translation adjustments	(110)

Benefit obligation at end of year	2,705

Funded Status:
Projected benefit obligation	(2,705)
Plan assets at fair value	2,705

Accrued prepaid benefit cost	—

Amounts recognized in the Consolidated Balance Sheet:
Net amount recognized	—

ORICA ADHESIVES AND RESINS BUSINESS

(a division of Orica Limited)

Notes to the Combined Financial Statements—(Continued)

(amounts in thousands of Australian dollars unless otherwise stated)

Year Ended September 30, 2006

Year ended September 30, 2006
Components of net periodic benefit (income):
Company service cost	145
Interest cost	96
Expected return on assets	(116)
Recognition of net actuarial (gain)	(564)
Contribution tax paid	67

Net periodic pension (income)	(372)

Additional information:
Projected benefit obligation	2,705
Accumulated benefit obligation	2,179

Assumptions:
Weighted-average assumptions used to determine benefit obligations:
Discount rate	5.00%
Rate of compensation increase 3.50% plus promotional salary scale
Weighted-average assumptions used to determine net periodic benefit (income) :
Discount rate	3.83%
Expected long-term return on plan assets	5.00%
Rate of compensation increase	3.50%

The expected long term rate of return on assets is based on the target asset allocation of the assets backing the defined benefit section, and long term net of tax expected investment returns for each asset class.

The aggregate disclosures for A&R’s defined benefit pension plan assets in New Zealand are presented as follows:

Plan assets allocation of assets:
The weighted-average asset allocation at September 30, 2006 are as follows:
Equity securities	59.00%
Debt securities	21.00%
Real Estate	10.00%
Other	10.00%

Total	100.00%

ORICA ADHESIVES AND RESINS BUSINESS

(a division of Orica Limited)

Notes to the Combined Financial Statements—(Continued)

(amounts in thousands of Australian dollars unless otherwise stated)

Year Ended September 30, 2006

The investment policies and strategies for pension benefits use target allocations for individual asset categories. The target allocations for individual asset categories for the defined benefit plan in New Zealand are given in the table below:

Plan assets target allocation:
The weighted-average asset allocation at September 30, 2006 are as follows:
Equity securities	50.00%
Debt securities	25.00%
Real Estate	15.00%
Other	10.00%

Total	100.00%

Note 8—Income Taxes

During the period presented, the A&R businesses did not file separate tax returns, as these businesses were included in the tax grouping of other Orica entities within the respective entity’s tax jurisdiction. The income tax provision included in these Combined Financial Statements was calculated using a method consistent with a separate return basis, as if A&R was a separate taxpayer in each jurisdiction.

A&R’s income tax expense/(benefit) consists of the following components for the year ended September 30, 2006:

Current expense/(benefit)
Australia	683
New Zealand	2,432

Total	3,115
Deferred expense/(benefit)
Australia	(292)
New Zealand	196

Total	(96)

Total income tax expense	3,019

The domestic and foreign components of A&R’s income before income taxes for the year ended September 30, 2006 is as follows:

Australia	1,005
Foreign	7,933

Total income before income taxes	8,938

ORICA ADHESIVES AND RESINS BUSINESS

(a division of Orica Limited)

Notes to the Combined Financial Statements—(Continued)

(amounts in thousands of Australian dollars unless otherwise stated)

Year Ended September 30, 2006

At September 30, 2006 an analysis of deferred tax assets and liabilities showing the tax effects of significant temporary differences is as follows:

Assets:

Intangible assets	522
Property plant and equipment	629
Current provisions	259
Non current provisions	113
Inventory	36
Other creditors	82

Total gross deferred tax asset	1,641
Less valuation allowance	(522)

Deferred tax asset	1,119

Liabilities:

Other debtors	80
Total gross deferred tax liability	80

Net deferred tax asset	1,039

A reconciliation of income tax for the year computed at the statutory rate applicable in Australia of 30% for 2006 to A&R’s income tax expense is as follows:

Amount
Income taxes computed at Australian statutory rate:	2,681
Effect of income tax rates in New Zealand	238
Increase in valuation allowance deferred tax asset	47
Non deductible share based payment expense	30
Other permanent differences	24

Income tax expense	3,019

A&R is required to assess the realization of its deferred tax assets and the need for a valuation allowance. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, Management believes it is more likely than not that A&R will realize the benefits of the net deferred tax asset. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced. Management does not believe that it is more likely than not A&R will benefit from the deferred tax asset calculated for capital gains tax (CGT) assets that will generate a capital loss at the time of a CGT event and have recognized a valuation allowance accordingly.

ORICA ADHESIVES AND RESINS BUSINESS

(a division of Orica Limited)

Notes to the Combined Financial Statements—(Continued)

(amounts in thousands of Australian dollars unless otherwise stated)

Year Ended September 30, 2006

Note 9—Derivative Financial Instruments

Strategy and objectives during the normal course of business. A&R is exposed to foreign currency risk and commodity price risk. These risks create volatility in earnings and owner’s net investment from period to period. In the past, Orica has made use of derivative instruments in various strategies to eliminate or limit a portion of A&R’s foreign currency risk. Orica does not hedge A&R’s commodity price risk. A&R is not always able to immediately pass through commodity price increases to its customers. As a result, in periods of rising commodity prices, A&R is exposed to short-term commodity price risk. Orica does not use derivative instruments for speculative purposes.

Foreign currency derivatives. A&R has forecasted transactions denominated in foreign currencies (principally New Zealand dollars). Orica seeks to economically hedge a portion of the foreign currency risk arising from foreign exchange receivables and foreign currency-denominated forecasted transactions. Foreign exchange contracts are used to fix or protect the exchange rate to be used for foreign currency-denominated transactions. Hedge accounting is not applied in the Combined Financial Statements of A&R. At September 30, 2006 the fair market value of Orica’s foreign exchange derivatives directly attributable to A&R’s foreign currency exposure was a liability of $147. At September 30, 2006, these were recorded within accounts payable in the Combined Balance Sheet. The changes in fair value of $262 were recorded in general and administration expenses in the Combined Statement of Operations.

Valuation of derivative instruments. The fair value of derivative instruments is sensitive to movements in the underlying market rates. Orica monitors the fair value of derivative instruments on a periodic basis. Foreign currency forwards are valued using forward rates observed from quoted prices in the relevant markets.

Note 10—Fair Value of Financial Instruments

The fair value of financial instruments is the estimated amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced liquidation sale. Fair values are determined from quoted market prices where available or based on other similar financial instruments.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and other accruals are considered reasonable estimates of their fair values.

The following table includes the notional amounts and fair values of A&R’s derivative financial instruments at September 30, 2006. All financial instruments mature within one year.

	Notional Amount	Fair Value
Derivatives relating to:
Foreign currency contracts	4,193	(147)

Note 11—Share-based compensation

Orica sponsors the following share options plans in which certain employees of A&R participate. As the share-based compensation plans are Orica plans, amounts have been recognized through Owner’s net investment.

ORICA ADHESIVES AND RESINS BUSINESS

(a division of Orica Limited)

Notes to the Combined Financial Statements—(Continued)

(amounts in thousands of Australian dollars unless otherwise stated)

Year Ended September 30, 2006

The information presented in this section of the notes, including information in tables, is disclosed in whole numbers Australian dollars (excepted where stated otherwise).

(a) Orica Long Term Equity Incentive Plan

The Orica Long Term Equity Incentive Plan (LTEIP) is a long term incentive component of compensation for executives who are able to influence the generation of shareholder wealth and thus have a direct impact on Orica’s performance against the relevant performance hurdles.

The LTEIP is designed to encourage executives to focus on the key performance drivers which underpin sustainable growth in shareholder value. Under the LTEIP, eligible executives are provided with an interest free, non-recourse loan from Orica for the sole purpose of acquiring shares in Orica. Executives must apply net cash dividends to repayment of the loan balance, and executives may not deal with the shares while the loan remains outstanding. LTEIP is administered by the Plan Manager, Computershare Plan Managers Pty Limited.

In order to reward good performance, part of the loan may be “forgiven” (the Forgiveness Amount) upon the achievement of specified performance conditions. The performance condition in respect of the 2004 and 2005 LTEIP offers is linked to the growth in Orica’s total shareholder return (TSR) over a three year period. TSR is, broadly, the percentage increase in Orica’s share price over the three year loan period, plus the value of dividends paid being treated as reinvested. The Forgiveness Amount is calculated by reference to a percentage of the executives’ fixed annual compensation (depending on, for example, seniority of the executive). The balance of the loan becomes repayable following the testing of the performance conditions. If the executive fails to repay the loan within the prescribed period, Orica will sell the shares on the executive’s behalf and use the proceeds to repay the outstanding loan balance, and pay any surplus to the executive.

In general, where an executive ceases employment with Orica during the loan period, the executive must repay the loan within the prescribed period, and will not be entitled to any part of the Forgiveness Amount. Where an executive is terminated for cause, Orica will sell the shares, and the executive will not be entitled to any further interest in the shares.

The LTEIP facilitates immediate share ownership by the executives and links a significant proportion of their potential compensation to Orica’s ongoing share price and returns to shareholders over a three year period. The Orica Board believes the LTEIP will promote behaviour that will achieve superior performance over the long term. Should Orica’s share price decrease, so will the long term incentive component of their compensation. Executives will therefore only derive a benefit where shareholder wealth is created over the longer term. Accordingly, the “long term incentive value” (LTI Value) to the executives is calculated having regard to the Forgiveness Amount; the interest free component of the loan; and the capital growth in Orica’s share price over the three year loan period.

In order to ensure that the performance condition is not an “all or nothing” target, 90% of the forgiveness amount will be awarded for compound TSR growth which exceeds a compound rate of 15% per annum. The percentage of the forgiveness amount increases proportionately in line with the level of TSR growth achieved, with 100% of the forgiveness amount awarded for TSR growth of 20% per annum (compound), up to a maximum of 110% of the forgiveness amount awarded for TSR growth of 25% per annum (compound) or more. No amount will be forgiven for TSR growth below the 15% threshold.

ORICA ADHESIVES AND RESINS BUSINESS

(a division of Orica Limited)

Notes to the Combined Financial Statements—(Continued)

(amounts in thousands of Australian dollars unless otherwise stated)

Year Ended September 30, 2006

Shares issued under employee incentive share plans in conjunction with non-recourse loans are accounted for as options. As a result, they are measured at fair value at the date of grant using an option valuation model which generates possible future share prices based on similar assumptions that underpin the binomial option pricing model and reflects the value (as at grant date) of options granted. The amounts receivable from employees in relation to these loans and share capital issued under these schemes are not recognised and any shares purchased on-market are recognised as a share buy-back and deducted from shareholders equity.

Following is a summary of participation in Orica LTEIP by A&R employees at September 30, 2006. No changes in the number of shares held during the year occurred for the shares granted at 22 December 2004.

Grant date	Number of shares held	Number of participants	Total loan at grant date $’000	Maximum loan waiver opportunity over full loan period $’000	Loan repayments through dividends during year $’000	Value of Options at grant date (1) $,000
23 Dec 05	14,017	4	290	73	3	89
22 Dec 04	9,311	3	185	69	4	60

	23,328		475	142	7	149

(1)	The assumptions underlying the options valuations are:

Grant date	Price of Orica Shares at grant date	Expected volatility in share price	Dividends expected on shares	Risk free interest rate	Average value per option $
23 Dec 05	$20.67	22%	4.0%	5.24%	6.49
22 Dec 04	$20.16	30%	5.0%	4.99%	6.47

The option valuation prepared by independent specialists uses methodologies consistent with assumptions that apply under an adjusted form of the binomial option pricing model and reflects the value (as at grant date) of options held at September 30, 2006. The assumptions underlying the options valuations are: (a) the exercise price of the option, (b) the life of the option (3 year), (c) the current price of the underlying securities, (d) the expected volatility of the share price, (e) the dividends expected on the shares, and (f) the risk-free interest rate for the life of the option. The share based payments expense recognised in the Combined Statement of Operations for LTEIP in 2006 was $89.

(b) Orica Executive Share Option Plan

The Executive Share Option Plan (ESOP) was introduced as part of the new executive compensation arrangements introduced during 2002 and operated between 2002 and 2004. It was the Orica Board’s intention that the plan would be used only once to reflect the particular circumstances of Orica at the time to support the introduction of its new compensation policy. ESOP is administered by the Plan Manager, Computershare Plan Managers Pty Limited.

Eligible executives, as determined by the Orica Board, who agreed to participate in the new compensation arrangements were invited to apply for options in three tranches to acquire shares in Orica at a specified exercise price subject to the achievement of a performance hurdle based on Orica’s share price. Options that vest upon achievement of the performance hurdles may be exercised from one day after the release of the annual results to 31 October of the following year subject to Orica’s guidelines for dealing in securities.

ORICA ADHESIVES AND RESINS BUSINESS

(a division of Orica Limited)

Notes to the Combined Financial Statements—(Continued)

(amounts in thousands of Australian dollars unless otherwise stated)

Year Ended September 30, 2006

The plan performance periods and hurdles reflect those put in place for the Executive Key Management Personnel under LTEIP. The second price hurdle was reached during 2005 and the third price hurdle was reached during 2006. Pursuant to the terms on which they were granted, the exercise price of outstanding ESOP options were adjusted in accordance with Australian Stock Exchange listing rule 6.22.2 to reflect the impact of the rights issue in December 2005.

The table below discloses options over ordinary shares of Orica held by A&R employees under the ESOP at September 30, 2006:

Grant date	Options issued	Options held at 30 Sep	Number of participants at 30 Sep	Exercise price $	First Tranche Exercise date (1)	Price Hurdle $	Second Tranche Exercise date (1)	Price Hurdle $	Third Tranche Exercise date (1)	Price Hurdle $	Value of Options at grant date (2) $’000
24 Apr 02	76,566	25,522	3	7.33	2004	8.00	2005	10.00	2006	12.00	142
	76,566	25,522									142

(1)	Options may be exercised from one day after the release of the Orica annual results to 31 October of the following year during specific trading periods as outlined in the Corporate Governance practices disclosure.
(2)	The assumptions underlying the options valuations are:

Grant date	Price of Orica Shares at grant date	Expected volatility in share price	Dividends expected on shares	Risk free interest rate	Value per option $
24 Apr 02	8.72	30%	5.4%	5.89%	1.86

The option valuation prepared by independent specialists uses methodologies consistent with assumptions that apply under an adjusted form of the binomial option pricing model and reflects the value (as at grant date) of options held at September 30, 2006. The assumptions underlying the options valuations are: (a) the exercise price of the option, (b) the life of the option (4.5 years), (c) the current price of the underlying securities, (d) the expected volatility of the share price, (e) the dividends expected on the shares, and (f) the risk-free interest rate for the life of the option. The share based payments expense recognised in the Combined Statement of Operations for ESOP in 2006 was $10.

Note 12—Geographical data

A&R operates in two principal geographical areas of the world, Australia and New Zealand. A&R operates in only one business segment.

The following shows the distribution of A&R’s combined net sales to external customers by geographical market based upon the location in which the sale originated for the year ended September 30, 2006:

	Australia	New Zealand	Combined
Net Sales	49,984	63,995	113,979

Results
Income before tax	1,005	7,933	8,938
Income tax expense	391	2,628	3,019
Net income	614	5,305	5,919

ORICA ADHESIVES AND RESINS BUSINESS

(a division of Orica Limited)

Notes to the Combined Financial Statements—(Continued)

(amounts in thousands of Australian dollars unless otherwise stated)

Year Ended September 30, 2006

The following shows the carrying amount of long-lived assets, comprised of property, plant, and equipment, net and intangible assets by the geographical area where the assets are located as at September 30, 2006:

	Australia	New Zealand	Combined
Geographical segment assets	26,434	27,148	53,582
Geographical segment liabilities	5,683	13,490	19,173
Net property, plant & equipment	13,732	12,975	26,707

Note 13—Owner’s net investment supplemental information

As discussed in note 1, the centralized cash management system utilized by Orica results in all cash receipts and cash payments being processed, managed and received/paid by Orica on A&R’s behalf. Such amounts are then reflected net as a component of Owner’s net investment and applied by A&R to the corresponding receivable or payable accounts. Accordingly, as there are no physical flows of cash between A&R and Orica or any of its affiliates, a cash flow statement has not been prepared as part of these combined financial statements. Supplemental information on changes in owner’s net investment is included in the table below.

Changes in Owner’s net investment provided by operating activities:
Net income	5,919
Adjustments to reconcile net income to net increase in owner’s net investment provided by operating activities:
Depreciation and amortization expense	2,529
Other non-cash adjustments	99
Movement in deferred income taxes	(96)
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(2,211)
(Increase) in accounts receivable from related parties	(30)
(Increase) in inventories	(2,618)
Increase in other debtors	170
Increase in accounts payable	2,588
Increase in accounts payable to related parties	246
Decrease in provisions	(591)
Increase in other creditors	21
Net increase in Owner’s net investment provided by operating activities	6,026

Non-cash transactions relating to investing activities:
Purchase of property, plant and equipment	(4,582)

Change in Owners net investment from operating and investing activities	1,444

Note 14—Commitments and Contingencies

Commitments

Operating Lease Commitments. A&R leases certain land, buildings, vehicles, and office equipment. Rent expense was $134 for the fiscal year ended September 30, 2006 and is reported in general and administration expenses in the Combined Statement of Operations.

ORICA ADHESIVES AND RESINS BUSINESS

(a division of Orica Limited)

Notes to the Combined Financial Statements—(Continued)

(amounts in thousands of Australian dollars unless otherwise stated)

Year Ended September 30, 2006

Future minimum lease payments under all non-cancellable operating leases as of September 30, 2006 were as follows:

Years Ending September 30	Operating Leases
2007	15
2008	15
2009	15
2010	7

Total	52

A&R does not have any finance leases as at September 30, 2006.

Warranties

A&R does not make express warranties on its products other than that such products comply with A&R’s specifications. Based on historical experience, product quality claims are not material, and are charged against costs of goods sold when incurred.

Contingent Liabilities

Customer claims and other litigation. A&R is subject to various product liabilities, commercial and employment litigation, and other legal matters that are considered to be in the ordinary course of business. For all legal matters outstanding, most of which are related to product liability, management of A&R believes that the resolution of these matters will not materially affect A&R’s financial position, results of operations, or cash flows. There are no matters pending that have not been provided for in the Combined Financial Statements.

Environmental. A&R has emitted pollutants in excess of volumes allowed by its licenses or without an appropriate license in the past. Management is currently working with the relevant authorities to remediate this situation. Currently no fines have been imposed on the business, nor is there an indication this will happen in the future. Management does not expect the A&R business to incur any remediation expense in relation to these matters. The range of loss in respect of these matters, if asserted and successful, is not expected to exceed $100.

Other contingencies. A&R businesses do not file separate tax returns since these businesses were included in the tax grouping of other Orica entities within their respective entity’s tax jurisdiction. Certain tax authorities have the right to hold an individual entity within the tax grouping liable for any and all liabilities outstanding of the group. Management of A&R believes it is remote that A&R will be held responsible for tax liabilities incurred by other Orica entities.

Note 15—Subsequent Events

Proposed acquisition of A&R. In August 2006 Orica Limited (seller) and Hexion Specialty Chemicals (buyer) entered into an agreement to sell the Orica Adhesives and Resins business, subject to approval by the Australian Competition and Consumer Commission (ACCC).

ORICA ADHESIVES AND RESINS BUSINESS

(a division of Orica Limited)

Notes to the Combined Financial Statements—(Continued)

(amounts in thousands of Australian dollars unless otherwise stated)

Year Ended September 30, 2006

In December 2006 the ACCC approved the acquisition of Orica Adhesives and Resins Business by Hexion Specialty Chemicals Pty Limited.

The Combined Financial Statements of A&R do not reflect any adjustments to the assets and liabilities that might subsequently be necessary as a result of this transaction.

Independent Auditors’ Report

The Board of Directors

Orica Limited:

We have audited the accompanying combined balance sheet of Orica Adhesives and Resins Business (a division of Orica Limited) as of September 30, 2006, and the related combined statements of operations and changes in owner’s net investment and comprehensive income for the year then ended. These combined financial statements are the responsibility of Orica Limited’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Orica Adhesives and Resins Business (a division of Orica Limited) as of September 30, 2006, and the results of its operations for the year then ended in conformity with U.S. generally accepted accounting principles.

As discussed in Note 15, Orica Limited, ultimate parent of the Orica Adhesives and Resins Business (a division of Orica Limited) (“the Division”), entered into an agreement to sell the Division subject to regulatory approval, which was subsequently granted in December 2006. The combined financial statements of the Division do not reflect any adjustments to the assets and liabilities that might subsequently be necessary as a result of this transaction.

KPMG

Melbourne, Australia

31st January 2007

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

COMBINED STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Years ended December 31,		January 1, 2004 through July 31, 2004
	2002	2003
Revenues	$651,065	$678,349	$440,151
Cost of sales	638,180	670,449	407,289

Gross profit	12,885	7,900	32,862
Selling, general and administrative expenses	68,110	60,365	38,450
Research and development expenses	26,215	29,184	9,103
Asset impairments and restructuring charges, net	7,743	412,787	71,107
Goodwill impairments	—	60,050	—

Operating loss	(89,183)	(554,486)	(85,798)
Interest expense	109	153	196
Interest on advances from Eastman	11,851	10,999	5,003
Other non-operating (income) expense, net	(1,455)	678	515

Loss before income taxes and cumulative effect of a change in accounting principle	(99,688)	(566,316)	(91,512)
Provision (benefit) for income taxes	(31,577)	(64,470)	1,299

Loss before cumulative effect of change in accounting principle	(68,111)	(501,846)	(92,811)
Cumulative effect of change in accounting principle, net of tax	(252,969)	—	—

Net loss	$(321,080)	$(501,846)	$(92,811)

The accompanying notes are an integral part of these combined financial statements

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

COMBINED BALANCE SHEET

(Dollars in thousands)

December 31, 2003
ASSETS
Current assets
Cash and cash equivalents	$14,455
Trade receivables, net of allowances of $4,448	109,673
Miscellaneous receivables	11,077
Inventories, net	102,318
Other current assets	4,799

Total current assets	242,322
Property, plant and equipment, net	130,252
Intangible assets, net	10,883
Other noncurrent assets	528

Total assets	$383,985

LIABILITIES AND OWNER’S EQUITY (DEFICIT)
Current liabilities
Accounts payable and accruals	$72,325
Interest payable to Eastman	94,222
Deferred income taxes	8,152
Total current liabilities	174,699

Deferred income taxes	1,321
Post employment obligations	7,551
Advances from Eastman	624,310
Other long-term liabilities	15,175

Total liabilities	823,056

Commitments and contingencies
Net owner’s equity (deficit)	(458,186)
Accumulated other comprehensive income	19,115

Total owner’s equity (deficit)	(439,071)

Total liabilities and owner’s equity (deficit)	$383,985

The accompanying notes are an integral part of these combined financial statements

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

COMBINED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Years ended December 31,		January 1, 2004 through July 31, 2004
	2002	2003
Operating activities
Net loss	$(321,080)	$(501,846)	$(92,811)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	41,600	24,237	4,486
Cumulative effect of change in accounting principle	252,969	—	—
Asset impairments	1,700	462,110	63,878
Deferred tax provision (benefit)	(35,141)	(66,328)	(438)
Change in assets and liabilities:
Trade receivables	(2,893)	(3,832)	(15,168)
Inventories	(6,254)	18,525	608
Trade payables and accruals	14,976	(18,162)	6,538
Interest payable to Eastman	13,781	6,946	(90,161)
Other long-term liabilities	2,063	1,033	(1,063)
Other items, net	(112)	3,445	(1,009)

Net cash used in operating activities	(38,391)	(73,872)	(125,140)

Investing activities
Capital expenditures	(49,773)	(19,715)	(10,563)
Net cash used in investing activities	(49,773)	(19,715)	(10,563)
Financing activities
Proceeds from advances from Eastman	64,248	—	—
Repayment of advances from Eastman	—	(15,669)	(98,353)
Transfers from Eastman, net	25,944	107,917	221,869

Net cash provided by financing activities	90,192	92,248	123,516

Net change in cash and equivalents	2,028	(1,339)	(12,187)
Cash and equivalents at beginning of period	13,766	15,794	14,455

Cash and equivalents at end of period	$15,794	$14,455	$2,268

Supplemental Cash Flow Information
Cash paid
Interest, net	$1,417	$4,548	$96,869
Income taxes, net	379	934	1,723
Non-cash activity:
Contribution of advance from Eastman to owner’s equity	—	—	522,576

The accompanying notes are an integral part of these combined financial statements

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

COMBINED STATEMENTS OF OWNER’S EQUITY (DEFICIT)

AND COMPREHENSIVE INCOME (LOSS)

(Dollars in thousands)

	Net Equity (Deficit)	Accumulated Other Comprehensive Income (Loss)	TOTAL	Comprehensive Income (Loss)
Balance, January 1, 2002	$230,879	$1,876	$232,755	$—
Net loss	(321,080)	—	(321,080)	(321,080)
Net transfers from Eastman	25,944	—	25,944	—
Currency translation adjustment	—	7,591	7,591	7,591

Comprehensive loss	—	—	—	(313,489)

Balance, December 31, 2002	(64,257)	9,467	(54,790)	—
Net loss	(501,846)	—	(501,846)	(501,846)
Net transfers from Eastman	107,917	—	107,917	—
Currency translation adjustment	—	9,648	9,648	9,648

Comprehensive loss	—	—	—	(492,198)

Balance, December 31, 2003	(458,186)	19,115	(439,071)
Net loss	(92,811)	—	(92,811)	(92,811)
Net transfers from Eastman	221,869	—	221,869	—
Contribution of advances from Eastman	522,576	—	522,576	—
Currency translation adjustment	—	(2,779)	(2,779)	(2,779)

Comprehensive loss	—	—	—	$(95,590)

Balance, July 31, 2004	$193,448	$16,336	$209,784

The accompanying notes are an integral part of these combined financial statements

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements

(Dollars in thousands)

1. Basis of Presentation

The accompanying combined financial statements include the Resins, Inks and Monomers business (“RIM business” or “Business”) of Eastman Chemical Company (“Eastman”), which is included in the consolidated financial statements of Eastman. On July 31, 2004, Eastman sold certain businesses and product lines of the RIM business to an investor group led by Apollo Management LP. These combined financial statements have been prepared from Eastman’s historical accounting records and are presented on a carve-out basis to include the historical financial position, results of operations and cash flows applicable to the Business. No direct relationship exists among all the operations comprising the Business. Accordingly, total equity (deficit) is presented in lieu of stockholders equity.

The accompanying combined financial statements include allocations of certain corporate services provided by Eastman’s management including finance, legal, information systems, human resources and distribution. Eastman has utilized its experience with the RIM businesses and its judgment in allocating such corporate services and other support to the periods. Costs allocated for such services for the years ended December 31, 2002 and 2003, and for the period from January 1, 2004 through July 31, 2004 were approximately:

	Years ended December 31,		January 1, through July 31,
	2002	2003	2004
Cost of sales	$30,000	$33,000	$14,000
Selling, general and administrative expenses	33,000	33,000	20,000
Research and development	13,000	14,000	4,000

Total cost and expenses allocated	$76,000	$80,000	$38,000

Allocations were made primarily based on a percentage of revenues or salaries, which management believes represents a reasonable allocation methodology. Some corporate services such as information technology are charged to the business based on usage. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the RIM business had been operating as a separate entity. It is not practicable to estimate the costs and expenses that would have resulted on a stand-alone basis.

As described in Note 7, employees working in the Business participate in various Eastman pension, health care, defined contribution and other benefit plans. The pro-rata costs related to these plans have been allocated and are included in the accompanying combined financial statements.

The Business uses a centralized approach to cash management, hedging and the financing of its operations. As a result, debt and related interest income and expense, and certain cash and cash equivalents were maintained at the corporate office and not included in the accompanying combined financial statements. The Business generally has not had borrowings except advances from Eastman. Advances from Eastman represent intercompany debt agreements between Eastman and a subsidiary that is part of the Business. See Note 14.

2. Summary of Significant Accounting Policies

Principles of Combination

The accompanying combined financial statements include the accounts of the Business after elimination of intercompany accounts and transactions.

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

The accompanying combined statements of operations, cash flows and owner’s equity (deficit) for the years ended December 31, 2002 and 2003, and for the period from January 1, 2004 through July 31, 2004, have been prepared on a carve-out basis (see Note 1).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. The most significant estimates reflected in the financial statements include environmental remediation, legal liabilities, deferred tax assets and liabilities and related valuation allowances, income tax accruals, pension and postretirement assets and liabilities, valuation allowances for accounts receivable and inventories, general insurance liabilities, asset impairments and related party transactions. Although management believes these estimates are reasonable, actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents are defined as highly liquid investments with original maturities of 90 days or less. Amounts included as cash and cash equivalents in the accompanying combined balance sheet represent cash accounts held at certain of the Business’ foreign entities.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Business maintains allowances for doubtful accounts (the “allowances”) for estimated losses resulting from the inability of its customers to make required payments. The allowances are based on the number of days an individual receivable is delinquent and management’s regular assessment of the financial condition of the Business’ customers. The Business considers that a receivable is delinquent if it is unpaid after the terms of the related invoice have expired. The Business evaluates the allowance based on a monthly assessment of the aged receivables. Write-offs are done at the time a customer receivable is deemed uncollectible.

The Business participates in an agreement that allows Eastman to sell certain domestic accounts receivable under a planned continuous sale program to a third party. The agreement permits the sale of undivided interests in domestic trade accounts receivable, which Eastman continues to service until collection. As the sale program is part of Eastman’s centralized approach to cash management, the Business’ $40 million participation is classified as trade accounts receivable in the accompanying combined balance sheet.

Inventories

Inventories are valued at the lower of cost or market. The Business determines the cost of inventories in the United States by the last-in, first-out (LIFO) method. The cost of all other inventories, including inventories outside the United States, is determined by the average cost method, which approximates the first-in, first-out (“FIFO”) method. The Business writes down its inventories for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

Property, Plant and Equipment

The Business records property, plant and equipment at cost. Maintenance and repairs are charged to earnings; replacements and betterments that extend the useful life of the asset are capitalized. When the Business retires or otherwise disposes of assets, it removes the cost of such assets and related accumulated depreciation from the accounts. The Business records any profit or loss on retirement or other disposition in earnings. Depreciation expense is calculated based on historical cost and the estimated useful lives of the assets (building and building equipment 20 to 50 years, machinery and equipment 3 to 33 years), using the straight-line method.

Impaired Assets

The Business evaluates the carrying value of long-lived assets to be held and used, including definite-lived intangible assets, when events or changes in circumstances indicate that the carrying value may not be recoverable. Such events and circumstances include, but are not limited to, significant decreases in the market value of the asset, adverse change in the extent or manner in which the asset is being used, significant changes in business climate, or current or projected cash flow losses associated with the use of the assets. The carrying value of a long-lived asset is considered impaired when the total projected undiscounted cash flows from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the projected cash flows discounted at a rate commensurate with the risk involved or by appraisal. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for disposal costs.

The Business adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. The provisions of SFAS No. 142 require that goodwill and indefinite-lived intangible assets be tested at least annually for impairment and require reporting units to be identified for the purpose of assessing potential future impairments of goodwill. The carrying value of goodwill and indefinite lived intangibles is considered impaired when their fair value, as established by appraisal or based on undiscounted future cash flows of certain related products, is less than their carrying value. The Business conducts its annual testing of goodwill and indefinite-lived intangible assets for impairment in the third quarter of each year, unless events warrant more frequent testing.

Environmental Costs

The Business accrues environmental remediation costs when it is probable that the Business has incurred a liability and the amount can be reasonably estimated. When a single amount cannot be reasonably estimated but the cost can be estimated within a range, the Business accrues the minimum amount. This undiscounted accrued amount reflects the Business’s assumptions about remediation requirements at the contaminated site, the nature of the remedy, the outcome of discussions with regulatory agencies and other potentially responsible parties at multi-party sites, and the number and financial viability of other potentially responsible parties. Changes in the estimates on which the accruals are based, unanticipated government enforcement action, or changes in health, safety, environmental, and chemical control regulations and testing requirements could result in higher or lower costs.

The Business also establishes reserves for closure/post-closure costs associated with the environmental and other assets it maintains. Environmental assets include land fills and solid waste management units. When these types of assets are constructed, a reserve is established for the future environmental costs anticipated to be

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

associated with the closure of the site based on an expected life of the environmental assets. These future expenses are charged into earnings over the estimated useful life of the assets. Currently, the Business estimates the useful life of each individual asset up to 50 years. If the Business changes its estimate of the asset retirement obligation costs or its estimate of the useful lives of these assets, the future expenses to be charged into earnings could increase or decrease.

Accruals for environmental liabilities are included in other long-term liabilities and exclude claims for recoveries from insurance companies or other third parties. Environmental costs are capitalized if they extend the life of the related property, increase its capacity, and/or mitigate or prevent future contamination. The cost of operating and maintaining environmental control facilities is charged to expense.

Litigation and Contingent Liabilities

The Business’ operations from time to time are parties to or targets of lawsuits, claims, investigations, and proceedings, including product liability, personal injury, asbestos, patent and intellectual property, commercial, contract, environmental, antitrust, health and safety, and employment matters, which are handled and defended in the ordinary course of business. The Business accrues a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When a single amount cannot be reasonably estimated but the cost can be estimated within a range, the Business accrues the minimum amount. The Business expenses legal costs, including those expected to be incurred in connection with a loss contingency, as incurred.

Revenue Recognition and Customer Incentives

The Business recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the customer is fixed or determinable, and collectibility is reasonably assured.

The Business records estimated obligations for customer programs and incentive offerings, which consist primarily of revenue or volume-based amounts that a customer must achieve over a specified period of time, as a reduction of revenue to each underlying revenue transaction as the customer progresses toward reaching goals specified in incentive agreements. These estimates are based on a combination of forecast of customer sales and actual sales volumes and revenues against established goals, the customer’s current level of purchases, Eastman’s knowledge of customer purchasing habits, and industry pricing practice. The incentive payment rate may be variable, based upon the customer reaching higher sales volume or revenue levels over a specified period of time in order to receive an agreed upon incentive payment.

Shipping and Handling Fees and Costs

Shipping and handling fees related to sales transactions are billed to customers and are recorded as sales revenue. Shipping and handling costs incurred are recorded in cost of sales.

Research and Development Costs

Research and development costs are expensed as incurred.

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

Restructuring of Operations

The Business records restructuring charges incurred in connection with consolidation of operations, exited business lines, or shutdowns of specific sites. These restructuring charges generally will be substantially completed within 12 months, are based on costs associated with site closure, legal and environmental matters, demolition, contract terminations, severance or other costs directly related to the restructuring. The Business records severance charges for involuntary employee separations when the separation is probable and reasonably estimable. The Business records severance charges for voluntary employee separations ratably over the remaining service period of those employees.

Stock-Based Compensation

The employees of the Business participated in long-term compensation plans, sponsored by Eastman. As permitted by SFAS No. 123 “Accounting for Stock-Based Compensation,” the Business continues to apply intrinsic value accounting for its stock option plans. Compensation cost for stock options, if any, is measured as the excess of the quoted market price of the stock at the date of grant over the amount an employee must pay to acquire the stock. The Business has adopted disclosure-only provisions of SFAS No. 123 and SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123.” The Business’ pro forma net loss based upon the fair value at the grant dates for awards under Eastman’s plans are disclosed below.

	Years ended December 31		January 1, 2004 through July 31, 2004
	2002	2003
Net loss as reported	$(321,080)	$(501,846)	$(92,811)
Deduct: Additional stock-based employee compensation cost, net of tax, that would have been included in net loss under fair value method	435	465	184

Pro forma net loss	$(321,515)	$(502,311)	$(92,995)

Compensated Absences

The Business accrues compensated absences and related benefits as current charges to earnings in the period earned.

Income Taxes

The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of the Business’ assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Provision has been made for income taxes on unremitted earnings of subsidiaries and affiliates, except for subsidiaries in which earnings are deemed to be permanently reinvested. The Business’ taxable income is included in Eastman’s consolidated U.S. federal income tax return. The benefit for income taxes for the Business’ has been determined using the separate return method.

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

Translation of Non-U.S. Currencies

Where cash flows are primarily denominated in the local currency, foreign combined entities of the Business use the local currency as the functional currency. The effects of those entities remeasuring transactions denominated in currencies other than the functional currency are reflected in current earnings in other (income) charges, net. The effects of translating into U.S. dollars the operations of consolidated entities that use a foreign currency as the functional currency are included in comprehensive income (loss) and accumulated other comprehensive income (loss), a component of net owner’s equity (deficit).

Other Comprehensive Income

Other comprehensive income consists of cumulative translation adjustment. Because cumulative translation adjustment is considered a component of permanently invested, unremitted earnings of subsidiaries outside the United States, no taxes are provided on such amounts.

Risks and Uncertainties

The Business had manufacturing operations in ten countries, and in each country, the business was subject to varying degrees of risks and uncertainties. Eastman insures its business and assets against insurable risks in a manner that it deems appropriate. Because of its diversity, management believes that the risk of loss from non-insurable events in any one business or country would not have a material, adverse effect on its operations as a whole. Additionally, management believes there is no material concentration of risk within any single customer or supplier, or small group of customers or suppliers, except for Eastman, whose failure or nonperformance would materially affect the Business’ results.

3. Inventories

December 31, 2003
At FIFO or average cost (approximates current cost)
Finished goods	$71,676
Raw materials and supplies	33,256

Total inventories at FIFO or average cost	104,932
LIFO reserve	(2,614)

Total inventories	$102,318

Inventories valued on the LIFO method were approximately 52% of total inventory. LIFO inventory in the Resins segment is part of Eastman’s LIFO inventory pool. Accordingly, changes in the LIFO reserve were allocated based on cost of sales. The increase (decrease) in cost of sales that resulted from the allocation of changes in the Eastman LIFO reserve to Resins was $(2,136), $974 and $2,183 for the years ended December 31, 2002 and 2003, and for the period from January 1, 2004 through July 31, 2004, respectively. The Inks segment, which had its own LIFO pool, recorded decreases in cost of sales that resulted from decrements of $2,032 and $1,579 in 2002 and for the period from January 1, 2004 through July 31, 2004, respectively.

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

4. Property Plant and Equipment

December 31, 2003
Properties at cost
Balance at beginning of year	$461,145
Capital expenditures	19,715
Currency translation adjustment	42,131
Deductions	(23,653)
Fixed asset impairments	(227,643)

Balance at end of year	$271,695

Properties
Land	$29,122
Buildings and equipment	62,271
Machinery and equipment	173,293
Construction in progress	7,009

271,695
Less: accumulated depreciation	141,443

Properties, net	$130,252

Accumulated Depreciation
Balance at beginning of year	$116,678
Provision for depreciation	17,011
Currency translation adjustment	26,179
Deductions	(18,425)

Balance at end of year	$141,443

Depreciation expense was $28,977, $17,011, and $4,070 for the years ended 2002 and 2003, and from January 1, 2004 to July 31, 2004, respectively. See Note 12 for additional information on asset impairments.

5. Goodwill and Intangible Assets

The Business adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. The provisions of SFAS No. 142 prohibit the amortization of goodwill and indefinite-lived intangible assets; require that goodwill and indefinite-lived intangible assets be tested at least annually for impairment; require reporting units to be identified for the purpose of assessing potential future impairments of goodwill; and remove the forty-year limitation on the amortization period of intangible assets that have finite lives.

In connection with the adoption of SFAS No. 142, the Business completed the impairment test for goodwill and intangible assets with indefinite useful lives. As a result of this impairment test, it was determined that the fair value of certain trademarks, as established by appraisal and based on discounted future cash flows, was less than the recorded value. Accordingly, the Business recognized goodwill impairment of $235,299 and an impairment charge for trademarks of $28,500 ($17,670 after-tax) in 2002 to reflect lower than previously expected cash flows from certain related products. This charge is reported in the Combined Statements of Operations as the cumulative effect of a change in accounting principle.

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

The changes in the carrying amount of goodwill for the year ended December 31, 2002 and 2003 are as follows:

	Resins	Inks	Total
Goodwill balance at January 1, 2002	$60,000	$235,349	$295,349
Less: goodwill impairment recognized upon adoption of SFAS No. 142	(60,000)	(175,299)	(235,299)

Goodwill balance at December 31, 2002	—	60,050	60,050
Less: goodwill impairment	—	(60,050)	(60,050)

Goodwill balance at December 31, 2003	$—	$—	$—

Following are the Business’ amortizable intangible assets and indefinite-lived intangible assets. The difference between the gross carrying amount and net carrying amount for each item presented is attributable to accumulated amortization.

	At December 31, 2003
	Gross Carrying Amount	Net Carrying Amount
Amortizable intangible assets:
Developed Technology	$25,320	$3,588
Customer lists	12,948	1,753

	$38,268	$5,341

Indefinite-lived intangible assets:
Trademarks	5,542	5,542

	$43,810	$10,883

Total intangible amortization expense was $12,623, $7,226 and $416 for the years ended December 31, 2002 and 2003 and the period from January 1, 2004 to July 31, 2004, respectively. Amortization expense for the next five years is not significant to any one year.

Additional information regarding the impairment of intangibles and goodwill is available in Note 12.

6. Accounts Payable and Accruals

At December 31, 2003
Trade creditors	$48,724
Accrued payrolls, vacation, and variable-incentive compensation	11,983
Severance	4,566
Other	7,052

Total	$72,325

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

7. Retirement Plans

The employees of the RIM business participate in defined benefit plans sponsored by Eastman. Through Eastman, the RIM business also provided post-retirement health care and life insurance benefits for employees who meet the eligibility requirements of the plans. Retirees share in the cost of these benefits based on age and years of service. Eastman charges the RIM business for the costs of the plans through an allocation based on labor costs.

The following charges are included in the accompanying combined statements of operations:

	Years ended December 31,		January 1, 2004 through July 31, 2004
	2002	2003
Pension plans	$2,119	$2,989	$2,007
Postretirement benefits	4,732	5,203	2,520

Defined Contribution Plans

The Business participates in Eastman’s defined contribution employee stock ownership plan (the “ESOP”), a qualified plan under Section 401(a) of the Internal Revenue Code, which is a component of the Eastman Investment Plan and Employee Stock Ownership Plan (“EIP/ESOP”). Eastman anticipates that it will make annual contributions for substantially all U.S. employees equal to 5% of eligible compensation to the ESOP, or for employees who have five or more prior ESOP contributions, to either the Eastman Stock Fund or other investment funds within the EIP. Employees may diversify to other investment funds within the EIP from the ESOP at anytime without restrictions. Charges for domestic contributions to the EIP/ESOP were $2,288, $2,394 and $1,379 for 2002, 2003 and for the period from January 1, 2004 through July 31, 2004, respectively.

8. Commitments

Purchase Obligations and Leases

At July 31, 2004, the Business participated in the centralized purchasing programs of Eastman for materials, supplies and energy incident to the ordinary conduct of business. Accordingly, no purchase obligations were directly related to the Business. The Business had various lease commitments for property and equipment under cancelable, non-cancelable and month-to-month operating leases totaling approximately $1,781 over a period of several years.

The obligations described above are in the following table:

Minimum Rentals Under Operating Leases
2004 Balance of Year	$302
2005	702
2006	472
2007	270
2008	22

Thereafter	13

$1,781

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

Rental expense including allocations from Eastman was $4,296, $4,430 and $1,886 for the years ended December 31, 2002 and 2003 and for the period from January 1, 2004 through July 31, 2004, respectively.

Other Guarantees

Guarantees and claims arise during the ordinary course of business from relationships with suppliers, customers and non-consolidated affiliates when the Business undertakes an obligation to guarantee the performance of others if specified triggering events occur. Non-performance under a contract could trigger an obligation of the Business. These potential claims include actions based upon alleged exposures to products, intellectual property and environmental matters, and other indemnifications. The ultimate effect on future financial results is not subject to reasonable estimation because considerable uncertainty exists as to the final outcome of these claims. However, while the ultimate liabilities resulting from such claims may be significant to results of operations in the period recognized, management does not anticipate they will have a material adverse effect on the Business’ consolidated financial position or liquidity.

Product Warranty Liability

The Business warrants to the original purchaser of its products that it will repair or replace without charge products if they fail due to a manufacturing defect. However, the Business’ historical claims experience has not been material. The estimated product warranty liability for the Business’ products as of July 31, 2004 is less than $1 million. The Business accrues for product warranties when it is probable that customers will make claims under warranties relating to products that have been sold and a reasonable estimate of the costs can be made.

9. Environmental Matters

Certain manufacturing sites generate hazardous and non-hazardous wastes, the treatment, storage, transportation, and disposal of which are regulated by various governmental agencies. In connection with the cleanup of various hazardous waste sites, the Business, along with many other entities, has been designated a potentially responsible party (“PRP”), by the U.S. Environmental Protection Agency under the Comprehensive Environmental Response, Compensation and Liability Act, which potentially subjects PRPs to joint and several liability for such cleanup costs. In addition, the Business will be required to incur costs for environmental remediation and closure and post-closure under the Federal Resource Conservation and Recovery Act. Adequate reserves for environmental contingencies have been established in accordance with the Business’ policies described in Note 2. Because of expected sharing of costs, the availability of legal defenses, and the Business’ preliminary assessment of actions that may be required, it does not believe its liability for these environmental matters, individually or in the aggregate, will be material to the Business’ consolidated financial position, results of operations or cash flows. The Business’ reserve for environmental contingencies was approximately $9,336 at December 31, 2003, representing management’s minimum or best estimate for remediation costs and other environmental cleanup issues.

10. Legal Matters

From time to time, the Business and its operations are parties to, or targets of, lawsuits, claims, investigations and proceedings, including product liability, personal injury, asbestos, patent and intellectual property, commercial, contract, environmental, antitrust, health and safety and employment matters, which are being handled and defended in the ordinary course of business. While the Business is unable to predict the

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

outcome of these matters, it does not believe, based upon currently available facts, that the ultimate resolution of any such pending matters will have a material adverse effect on its overall financial condition, results of operations or cash flows. However, adverse developments could negatively impact earnings or cash flows in a particular future period.

11. Stock Option and Compensation Plans

The employees of the RIM business participated in various long term compensation plans, sponsored by Eastman, which provided for grants to employees of nonqualified stock options, incentive stock options, tandem and freestanding stock appreciation rights (“SAR’s”), performance shares and various other stock and stock-based awards. Certain of these awards may be based on criteria relating to Eastman performance as established by the Compensation and Management Development Committee of the Board of Directors of Eastman. The Eastman Omnibus Plan provided that options could be granted through May 2, 2007, for the purchase of Eastman common stock at an option price not less than 100% of the per share fair market value on the date of the stock option’s grant. Substantially all grants awarded under Eastman’s plans have been at option prices equal to the fair market value on the date of grant. Options typically vest in equal increments on either the first two or three anniversaries of the grant date and expire ten years after grant.

The fair value of each option is estimated by the Business on the grant date using the Black-Scholes-Merton option-pricing model, which requires input of highly subjective assumptions. Some of these assumptions used for grants in 2004, 2003, and 2002, respectively, include: average expected volatility of 28.0%, 27.90% and 27.57%; average expected dividend yield of 3.80%, 5.90% and 3.71%; and average risk-free interest rates of 3.46%, 3.50% and 5.06%. An expected option term of six years for all periods was developed based on historical experience information.

Because the Business’ employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

A summary of the status of the Business’ portion of Eastman’s stock option plans is presented below:

	2002		2003		January 1 to July 31, 2004
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding at beginning of year	159,900	$51.91	241,300	$50.32	354,700	$43.79
Granted	83,700	47.55	113,400	29.90	21,800	43.66
Exercised	(500)	42.75	—	—	(26,675)	29.90
Forfeited or cancelled	(1,800)	42.75	—	—	(7,700)	59.14

Outstanding at end of year	241,300	$50.32	354,700	$43.79	342,125	$44.69

Options exercisable at year-end	121,900		187,800		249,175

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

The following table summarizes information about stock options outstanding at December 31, 2003:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/03	Weighted- Average Remaining Contractual Life		Weighted- Average Exercise Price	Number Exercisable at 12/31/03	Weighted- Average Exercise Price
$30	113,400	9.2	Years	$30	—	$—
$43-46	32,600	5.3	Years	46	32,600	46
$47-49	141,400	7.8	Years	48	87,900	49
$50-74	67,300	3.2	Years	57	67,300	57

	354,700	7.2	Years	$44	187,800	$51

12. Impairments and Restructuring Charges, Net

The following table summarizes the impairments and restructuring charges:

	Years ended December 31,		January 1, 2004 through July 31, 2004
	2002	2003
Resins:
Fixed asset impairments	$1,700	$173,630	$30,304
Intangible asset impairments	—	77,517	—
Restructuring charges	3,003	6,838	4,522
Inks:
Fixed asset impairments	—	54,013	27,574
Intangible asset impairments	—	96,900	6,000
Goodwill impairments	—	60,050	—
Restructuring charges	3,040	3,889	2,707

Total	$7,743	$472,837	$71,107

Total asset impairments and restructuring charges, net	$7,743	412,787	71,107
Total goodwill impairments	—	60,050	—

Total	$7,743	$472,837	$71,107

Asset Impairments

In the third quarter 2003, Eastman reorganized the operating structure and changed its business strategy in response to the financial performance of certain underlying product lines. Those product lines include: acrylate ester monomers; composites (unsaturated polyester resins); inks and graphic arts raw materials; liquid resins; powder resins; and textile chemicals. Prior to the third quarter, management was pursuing growth strategies aimed at significantly improving the financial performance of these product lines. However, due to the continued operating losses and deteriorating market conditions, management decided to pursue alternative strategies including restructuring, divestiture, and consolidation. This change affected both the manner in which certain assets are used and the financial outlook for these product lines, thus triggering the impairments and certain restructuring charges.

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

The 2003 fixed asset impairments charges of $227,643 primarily relate to assets associated with the above mentioned product lines, and primarily impact manufacturing sites in the North American and European regions that were part of the Lawter International, Inc. (“Lawter”), McWhorter Technologies, Inc (“McWhorter”), and Chemicke Zavody Sokolov (“Sokolov”) acquisitions. As the undiscounted future cash flows could not support the carrying value of the assets, the fixed assets were written down to fair value, as established primarily by appraisal.

The 2003 intangible asset impairments charges relate to definite-lived intangible assets of $127,417 and indefinite-lived intangible assets of approximately $47,000. The definite-lived intangible assets relate primarily to developed technology and customer lists, and the indefinite-lived intangible assets primarily relate to trademarks. These intangible assets were primarily associated with the acquisitions of Lawter and McWhorter. As the undiscounted future cash flows could not support the carrying value of the definite-lived intangible assets, these assets were written down to fair value, as established primarily by appraisal. Indefinite-lived intangible assets were written down to fair value, as established by appraisal.

In 2004, Eastman entered into an agreement to sell certain businesses and product lines of the RIM business to an investor group led by Apollo Management LP. The estimated sales proceeds for the net assets to be sold were less than their carrying value. As a result, the Business assessed the impairment under the “held in use” model and determined that the sum of undiscounted future cash flows would not support the carrying value of the assets. As such, fixed assets and intangible assets were written down to fair value and an impairment charge was recorded in the amount of $63,878.

Restructuring Charges

Restructuring charges in 2002 and 2003 of $6,043 and $10,727, respectively, consist primarily of severance charges related to actual and probable involuntary separations resulting from decisions as part of the restructuring of Eastman discussed above and the annual budgeting process. During 2003, terminations related to actual and probable involuntary separations totaled approximately 200 employees. As of the end of 2003, approximately 150 of these terminations had been incurred, with the remaining primarily relating to previously announced consolidation and restructuring activities of certain European manufacturing sites that were completed prior to July 31, 2004.

In 2004, the Business recognized $7,229 in restructuring charges which included severance charges primarily related to separations stemming from the Eastman’s voluntary termination program announced in April 2004 and additional site closure costs of $2,616 related primarily to previously announced closures of the Waterford, Ireland and Bury, UK manufacturing facilities.

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

The following table summarizes the charges and changes in estimates described above, other asset impairments and restructuring charges, the non-cash reductions attributable to asset impairments, and the cash reductions in shutdown reserves for severance costs and site closure costs paid:

	Balance at January 1, 2002	Provision/ Adjustments	Non-cash Reductions	Cash Reductions	Balance at December 31, 2002
Non-Cash Charges	$—	$1,700	$(1,700)	$—	$—
Severance costs	—	—	—		—
Site closure costs	—	6,043	—	(2,797)	3,246
Total	$—	$7,743	$(1,700)	$(2,797)	$3,246

	Balance at January 1, 2003	Provision/ Adjustments	Non-cash Reductions	Cash Reductions	Balance at December 31, 2003
Non-Cash Charges	$—	$462,110	$(462,110)	$—	$—
Severance costs	—	7,727	—	(3,161)	4,566
Site closure costs	3,246	3,000	—	(6,246)	—
Total	$3,246	$472,837	$(462,110)	$(9,407)	$4,566

	Balance at January 1, 2004	Provision/ Adjustments	Non-cash Reductions	Cash Reductions	Balance at July 31, 2004
Non-Cash Charges	$—	$63,878	$(63,878)	$—	$—
Severance costs	4,566	4,613		(8,475)	704
Site closure costs	—	2,616	—	(2,616)	—
Total	$4,566	$71,107	$(63,878)	$(11,091)	$704

13. Other Non-operating (Income) Expense, Net

	Years ended December 31,		January 1, 2004 through July 31, 2004
	2002	2003
Other income	$(674)	$(2,158)	$(707)
Foreign exchange transaction (gains) losses	(1,363)	(1,183)	681
Other expenses	582	4,019	541

Total	$(1,455)	$678	$515

14. Transactions With Related and Certain Other Parties

Related Parties

The Business has entered into transactions with Eastman. Purchases from Eastman were approximately $43,000 for 2002, $43,000 for 2003, and $27,000 for the period from January 1, 2004 through July 31, 2004. See Note 2 regarding expenses allocated to the Business from Eastman. However, these transactions are not necessarily indicative of the costs and expenses that would have resulted if the RIM business had been operating as a separate entity.

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

Advances from Eastman

Advances from Eastman are long-term notes payable supported by contractual agreements, primarily a $536,000 note from Lawter International, Inc., a subsidiary included in the RIM business. All principal was due on May 1, 2009. Interest was payable annually at an interest rate equal to the one-month LIBOR. On July 31, 2004, the outstanding principal and interest balances were settled by a contribution to owner’s equity (deficit) by Eastman.

15. Income Taxes

Components of loss before the provision (benefit) for U.S. and other income taxes follow:

	Years ended December 31,		January 1, 2004 through July 31, 2004
	2002	2003
Loss before income taxes
United States	$(91,915)	$(462,582)	$(67,107)
Outside the United States	(7,773)	(103,734)	(24,405)

Total	$(99,688)	$(566,316)	$(91,512)

Provision (benefit) for income taxes
United States
Deferred	$(33,118)	$(61,487)	$—
Non-United States
Current	3,564	1,858	1,737
Deferred	818	433	(438)
State and other
Deferred	(2,841)	(5,274)	—

Total	$(31,577)	$(64,470)	$1,299

Differences between the provision (benefit) for income taxes and income taxes computed using the U.S. federal statutory income tax rate follow:

	Years ended December 31,		January 1, 2004 through July 31, 2004
	2002	2003
Amount computed using the statutory rate	$(34,891)	$(198,211)	$(32,029)
State income taxes, net	(2,841)	(12,020)	(1,988)
Foreign rate variance	1,462	10,677	(3,585)
Goodwill impairment	—	21,018	—
Valuation allowance	5,641	113,978	39,029
Other	(948)	88	(128)

Provision (benefit) for income taxes	$(31,577)	$(64,470)	$1,299

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

The significant components of deferred tax assets and liabilities follow:

December 31, 2003
Deferred tax assets
Depreciation	$10,204
Purchase accounting	7,674
Net operating loss carry forwards	112,168
Other	6,763

Total deferred tax assets	136,809
Less valuation allowance	(113,846)

Deferred tax assets less valuation allowance	$22,963

Deferred tax liabilities
Depreciation	$13,072
Inventories	5,136
Purchase accounting adjustments	6,573
Other	7,655

Total deferred tax liabilities	$32,436

Net deferred tax liabilities	$9,473

For certain consolidated foreign subsidiaries, income and losses directly flow through to taxable income in the United States. These entities are also subject to taxation in the foreign tax jurisdictions. Net operating loss carryforwards exist to offset future taxable income in foreign tax jurisdictions and valuation allowances are provided to reduce deferred related tax assets if it is more likely than not that this benefit will not be realized. Changes in the estimated realizable amount of deferred tax assets associated with net operating losses for these entities could result in changes in the deferred tax asset valuation allowance in the foreign tax jurisdiction. At the same time, because these entities are also subject to tax in the United States, a deferred tax liability for the expected future taxable income will be established concurrently. Therefore, the impact of any reversal of valuation allowances on consolidated income tax expense will only be to the extent that there are differences between the United States statutory tax rate and the tax rate in the foreign jurisdiction.

At December 31, 2003, net operating loss carryforwards totaled $330,000. Of this total, $300,000 will expire in 3 to 20 years; $30,000 will never expire.

16. Segment Information

Using guidelines set forth in SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” the Business has identified two reportable segments based on product line information: Resins and Inks.

Resins and Monomers (“Resins”)

The Resins segment manufactures materials for the coatings, composites, acrylics, and textile industries from 11 facilities in North America and Europe.

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

Inks

The Inks segment produces a variety of specialty polymers and other ink products through 6 facilities in North America, Europe and Asia.

	Years ended December 31,		January 1, 2004 through July 31, 2004
	2002	2003
Revenues:
Resins	$454,612	$490,534	$336,059
Inks	196,453	187,815	104,092

Total	$651,065	$678,349	$440,151

Operating loss:
Resins	$(67,341)	$(314,323)	$(42,768)
Inks	(21,842)	(240,163)	(43,030)

Total	$(89,183)	$(554,486)	$(85,798)

Depreciation expense:
Resins	$21,075	$13,768	$2,428
Inks	7,902	3,243	1,642

Total	$28,977	$17,011	$4,070

Capital expenditures:
Resins	$34,731	$13,003	$7,409
Inks	15,042	6,712	3,154

Total	$49,773	$19,715	$10,563

At December 31, 2003
Assets:
Resins	$253,686
Inks	130,299

Total	$383,985

	Years ended December 31,		January 1, 2004 through July 31, 2004
	2002	2003
Geographic Information
Revenues:
United States	$361,237	$334,502	$216,854
All foreign countries	289,828	343,847	223,297

Total	$651,065	$678,349	$440,151

At December 31, 2003
Property, plant and equipment, net
Unites States	$36,813
All foreign countries	93,439

Total	$130,252

Report of Independent Auditors

To the Board of Directors and Shareholders of

Eastman Chemical Company

In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of owner’s equity (deficit) and comprehensive income (loss) and of cash flows present fairly, in all material respects, the financial position of the Resins, Inks and Monomers Business of Eastman Chemical Company (the “Business”) at December 31, 2003, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2003 and for the seven-month period ended July 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Business’ management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 2 and 5 to the combined financial statements, on January 1, 2002, the Business adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania

April 22, 2005

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Registrants Incorporated in Delaware

With respect to the registrants incorporated in Delaware, Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

•

to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

•

the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•

the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 20, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of Registrant, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of each of the registrants incorporated in Delaware under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). Each of the registrants incorporated in Delaware may, in their discretion, similarly indemnify their employees and agents. The Bylaws of each of the registrants incorporated in Delaware provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, each of the registrants incorporated in Delaware will indemnify any and all of its officers, directors, employees and agents. In addition, the Certificate of Incorporation of each of the registrants incorporated in Delaware relieves its directors from monetary damages to it or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

Hexion Nova Scotia Finance, ULC

Under applicable Nova Scotia law, a company is permitted to indemnify its officers and directors on terms acceptable to its shareholders subject only to the general common law restrictions based on public policy and restrictions residing under specific legislation of relevant jurisdictions. The Articles of Association of Hexion Nova Scotia Finance, ULC provide that directors and officers shall be indemnified in the absence of any dishonesty on their part, against all costs, losses and expenses arising in respect of any claim made against such person or civil, criminal or administrative action or proceeding to which such person is made a party by reason of such person’s position at the company. Additionally, no director, officer, former director or officer, or person who acts or acted at the company’s request, in the absence of any dishonesty of such person’s part, shall be liable for the acts, receipts, neglects or defaults of any other director, officer or such person, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Company through insufficiency or deficiency of title to any property acquired for or on behalf of the company, or through the insufficiency or deficiency of any security in or upon which any of the funds of the company are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any funds, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on the part of such person, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of such person or in relation thereto.

Hexion CI Holding Company (China) LLC

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims whatsoever. The limited liability company agreement for Hexion CI Holding Company (China) LLC, provides that the company shall, to the full extent permitted by applicable law, indemnify and hold harmless each member and each officer against liabilities incurred by it in connection with any action, suit or proceeding to which it may be made a party or otherwise involved or with which such member or such officer shall be threatened by reason of its being a member or officer or while acting as a member or officer on behalf of the company or in its interest.

Hexion Specialty Chemicals, Inc.

With respect to Hexion Specialty Chemicals, Inc., the New Jersey Business Corporation Act provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

Hexion’s Restated Certificate of Incorporation provides that every person who is or was a director or an officer of the corporation shall be indemnified by the corporation to the fullest extent allowed by law, including the indemnification permitted by New Jersey Business Corporation Act §14A:3-5(8), against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or an officer of or of serving or having served in any capacity with any other enterprise at the request of the corporation, whether or not that person is a director or an officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred. During the pendency of any such proceeding, the corporation shall, to the fullest extent permitted by law, promptly advance expenses that are incurred, from time to time, by a director or an officer in connection with the proceeding, subject to the receipt by the corporation of an undertaking as required by law.

In addition, Hexion has obtained liability insurance coverage for its directors and officers, which insures against liabilities that directors and officers may incur while acting in such capacities. These policies contain standard exclusions and endorsements.

Insurance

Each of the Registrants’ currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of this Registrant.

Item 21. Exhibits and Financial Statement Schedules

(a)	The following exhibits are attached hereto:

Exhibit Number	Description of Document

2.1**†	Transaction Agreement dated as of April 22, 2005 among RPP Holdings LLC, Resolution Performance Products Inc., Resolution Performance Products LLC, Resolution Specialty Materials Holdings LLC, Resolution Specialty Materials LLC, Lawter International Inc., BHI Acquisition Corp., BHI Merger Sub Inc., and Borden Chemical Inc. (incorporated herein by reference to Exhibit 2.1 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

2.2**†	Amended and Restated Master Sale Agreement (US) dated as of November 14, 2000 among Shell Oil Company, Resin Acquisition, LLC and Resolution Performance Products Inc. (incorporated herein by reference to Exhibit 2.1 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

Exhibit Number	Description of Document

2.3**†	Amended and Restated SPNV Resins Sale Agreement dated as of November 14, 2000 between Shell Oil Company and Resolution Performance Products Inc. (incorporated herein by reference to Exhibit 2.2 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

2.4**	Assignment and Assumption Agreement dated November 13, 2000 between Resolution Performance Products Inc. and Resolution Performance Products LLC (incorporated herein by reference to Exhibit 2.3 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

2.5**	Assignment and Assumption Agreement dated November 14, 2000 between Resin Acquisition, LLC and RPP Holdings LLC (incorporated herein by reference to Exhibit 2.4 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

3.1**	Certificate of Incorporation of Hexion U.S. Finance Corp. (incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.2**	Bylaws of Hexion U.S. Finance Corp. (incorporated herein by reference to Exhibit 3.2 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.3**	Memorandum of Association of Hexion Nova Scotia Finance, ULC (incorporated herein by reference to Exhibit 3.3 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.4**	Articles of Association of Hexion Nova Scotia Finance, ULC (incorporated herein by reference to Exhibit 3.4 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.5**	Restated Certificate of Incorporation of Hexion Specialty Chemicals, Inc. dated as of July 18, 2006 (incorporated herein by reference to Exhibit 3.5 to Amendment No. 1 of the Registrant’s Registration Statement on Form S-4 filed on August 1, 2006 (File No. 333-135482))

3.6**	Amended and Restated Bylaws of Hexion Specialty Chemicals, Inc. dated July 18, 2006 (incorporated herein by reference to Exhibit 3.6 to Amendment No. 1 of the Registrant’s Registration Statement on Form S-4 filed on August 1, 2006 (File No. 333-135482))

3.7**	Certificate of Incorporation of Borden Chemical Investments, Inc. (incorporated herein by reference to Exhibit 3.9 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.8**	Bylaws of Borden Chemical Investments, Inc. (incorporated herein by reference to Exhibit 3.10 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.9	Certificate of Conversion of Borden Chemical Foundry, LLC

3.10	Certificate of Formation of Borden Chemical Foundry, LLC

3.11	Limited Liability Company Agreement of Borden Chemical Foundry, LLC

3.12**	Certificate of Incorporation of HSC Capital Corporation (incorporated herein by reference to Exhibit 3.13 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

Exhibit Number	Description of Document
3.13**	Bylaws of HSC Capital Corporation (incorporated herein by reference to Exhibit 3.14 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.14**	Certificate of Incorporation of Lawter International Inc. (incorporated herein by reference to Exhibit 3.15 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.15**	Bylaws of Lawter International Inc. (incorporated herein by reference to Exhibit 3.16 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.16**	Certificate of Incorporation of Borden Chemical International, Inc. (incorporated herein by reference to Exhibit 3.17 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.17**	Bylaws of Borden Chemical International, Inc. (incorporated herein by reference to Exhibit 3.18 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.18**	Certificate of Incorporation of Oilfield Technology Group, Inc. (incorporated herein by reference to Exhibit 3.23 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.19**	Bylaws of Oilfield Technology Group, Inc. (incorporated herein by reference to Exhibit 3.24 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.20**	Certificate of Formation of Hexion CI Holding Company (China) LLC (incorporated herein by reference to Exhibit 3.25 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.21**	Limited Liability Company Agreement of Hexion CI Holding Company (China) LLC (incorporated herein by reference to Exhibit 3.26 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

4.1**	Form of Indenture between the Registrant and The First National Bank of Chicago, as Trustee, dated as of January 15, 1983, as supplemented by the First Supplemental Indenture dated as of March 31, 1986, and the Second Supplemental Indenture, dated as of June 26, 1996, relating to the $200,000,000 8 3/8% Sinking Fund Debentures due 2016 (incorporated herein by reference from Exhibits (4)(a) and (b) to Amendment No. 1 to Registration Statement on Form S-3, File No. 33-4381 and Exhibit (4)(iv) to the June 30, 1996, Form 10-Q).

4.2**	Form of Indenture between Borden Chemical and The Bank of New York, as Trustee, dated as of December 15, 1987, as supplemented by the First Supplemental Indenture dated as of December 15, 1987, and the Second Supplemental Indenture dated as of February 1, 1993, and the Third Supplemental Indenture dated as of June 26, 1996, (incorporated herein by reference from Exhibits (4)(a) through (d) to Borden Chemical’s Registration Statement on Form S-3, File No. 33-45770 and Exhibit (4)(iii) to the June 30, 1996, Form 10-Q filed on August 14, 1996 (File No. 001-00071)), relating to the following Debentures and Notes:

(a) The $200,000,000 9 1/5% Debentures due 2021.

(b) The $250,000,000 7 7/8% Debentures due 2023.

Exhibit Number	Description of Document
4.3**	Indenture dated as of November 3, 2006 among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, Hexion Specialty Chemicals, Inc., the guarantors named therein and Wilmington Trust Company, as Trustee, relating to: (a) the $200,000,000 Second-Priority Senior Secured Floating Rate Notes due 2014 and (b) the $625,000,000 9 3/4% Second-Priority Senior Secured Notes due 2014 (incorporated herein by reference to Exhibit 4.3 to Hexion’s Form 10-Q filed on November 14, 2006 (File No. 001-00071))

5.1	Form of Opinion of O’Melveny & Myers LLP

5.2	Form of Opinion of Connell Foley LLP

5.3	Form of Opinion of Stewart McKelvey Stirling Scales

10.1**

Amended and Restated Executive Supplemental Pension Plan, dated as of September 7, 2005 (incorporated by reference to Exhibit (10) to Registrant’s Form 8-K filed on September 12, 2005 (File No. 001-00071))

10.2**	Advisory Directors Plan (incorporated by reference to Exhibit 10(viii) to Borden Chemical’s 1989 Form 10-K Annual Report).

10.3**	Perquisite Benefits Policy (incorporated by reference to Exhibit (10)(xviii) to Borden Chemical’s December 31, 2001 Form 10-K filed on March 29, 2002 (File No. 001-00071))

10.4**	Master Asset Conveyance and Facility Support Agreement, dated as of December 20, 2002, between Borden Chemical and Borden Chemicals and Plastics Operating Limited Partnership (incorporated by reference to Exhibit (10)(xxvi) to Borden Chemical’s December 31, 2002 Form 10-K filed on March 28, 2003 (File No. 001-00071))

10.5**	Environmental Servitude Agreement, dated as of December 20, 2002, between Borden Chemical and Borden Chemicals and Plastics Operating Limited Partnership (incorporated by reference to Exhibit (10)(xxvii) to Borden Chemical’s December 31, 2002 Form 10-K filed on March 28, 2003 (File No. 001-00071))

10.6**	Stock Purchase Agreement dated as of July 5, 2004 among BHI Investment, LLC, BW Holdings LLC, Borden Holdings, Inc. Borden Chemical, Inc. Craig O. Morrison and Joseph P. Bevilaqua (incorporated by reference to Exhibit (10)(i) to Borden Chemical’s June 30, 2004 Form 10-Q filed on July 26, 2004 (File No. 001-00071))

10.7**	Amended and Restated Employment Agreement dated as of August 12, 2004 between the Company and Craig O. Morrison (incorporated by reference to Exhibit 10(i) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.8**	Amended and Restated Employment Agreement dated as of August 12, 2004 between the Company and Joseph P. Bevilaqua (incorporated by reference to Exhibit 10(ii) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.9**	Amended and Restated Employment Agreement dated as of August 12, 2004 between the Company and William H. Carter. (incorporated by reference to Exhibit 10(iii) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.10**	BHI Acquisition Corp. 2004 Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.10 to Amendment No. 9 to Hexion’s Registration Statement on Form S-1 filed on June 2, 2006 (File No. 333-124287))

10.11**	BHI Acquisition Corp. 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10(v) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

Exhibit Number	Description of Document
10.12**	Investor Rights Agreement dated as of August 12, 2004 among BHI Acquisition Corp., and The Holders that are parties thereto (incorporated by reference to Exhibit 10(vi) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.13**	Registration Rights Agreement dated as of August 12, 2004 among BHI Acquisition Corp., BHI Investment, LC, and the Management Holders party thereto (incorporated by reference to Exhibit 10(vii) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.14**	Amendment No. 1 dated as of August 11, 2004, to the Stock Purchase Agreement dated July 5, 2004 by and among BHI Investment, LLC, Borden Holdings, Inc., Borden Chemical, Inc., Craig O. Morrison and Joseph P. Bevilaqua (incorporated by reference to Exhibit 10(viii) to the Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.15**	Management Consulting Agreement dated as of August 12, 2004 between Borden Chemical, Inc. and Apollo Management V, L.P. (incorporated by reference to Exhibit 10(ix) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.16**	Share Purchase Agreement dated October 6, 2004 among RÜTGERS AG, RÜTGERS Bakelite Projekt GmbH, National Borden Chemical Germany GmbH, and Borden Chemical, Inc. (incorporated by reference to Exhibit 10(xi) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.17**	Secured Promissory Note dated August 10, 2001 from Jeffrey M. Nodland to Resolution Performance Product LLC (incorporated by reference to Exhibit 10.2 to Resolution Performance’s September 30, 2004 Form 10–Q filed on November 14, 2001 (File No. 333-57170))

10.18**	Pledge Agreement dated August 10, 2001 between Jeffrey M. Nodland and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.3 to Resolution Performance’s September 30, 2001 Form 10–Q filed on November 14, 2001 (File No. 333-57170))

10.19**	Secured Promissory Note dated June 18, 2001 from Mark S. Antonvich to Resolution Performance Products LLC (incorporated by reference to Exhibit 10.4 to Resolution Performance’s September 30, 2001 Form 10–Q filed on November 14, 2001 (File No. 333-57170))

10.20**	Pledge Agreement dated June 18, 2001 between Mark S. Antonvich to Resolution Performance Products LLC (incorporated by reference to Exhibit 10.5 to Resolution Performance’s September 30, 2001 Form 10–Q filed on November 14, 2001 (File No. 333-57170))

10.21**	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Oil Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.13 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.22**	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Internationale Research Maatschappij B.V. and Shell Epoxy Resins Research B.V (incorporated by reference to Exhibit 10.14 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170)).

10.23**	Management Consulting Agreement dated as of November 14, 2000 among Resolution Performance Products LLC and Apollo Management IV, L.P. (incorporated by reference to Exhibit 10.18 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.24**	First Amended and Restated Deer Park Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Shell Chemical Company, for itself and as agent for Shell Oil Company, and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.19 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

Exhibit Number	Description of Document
10.25**

Second Amended and Restated Norco Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2004 between Shell Chemical L.P. and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.45 to Hexion Specialty Chemicals, Inc.’s December 31, 2006 form 10-K filed on March 22, 2007 (File No. 001-00071)).

10.26**	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V. (incorporated by reference to Exhibit 10.21 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.27**	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Chemie B.V. (incorporated by reference to Exhibit 10.22 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.28**	Deer Park Ground Lease and Grant of Easements dated as of November 1, 2000 between Shell Oil Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.23 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.29**	Norco Ground Lease and Grant of Servitudes dated as of November 1, 2000 between Shell Oil Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.24 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.30**	Amended and Restated Agreement of Sub—Lease (Pernis) dated as of November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V. (incorporated by reference to Exhibit 10.25 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.31**	Resolution Performance Products Inc. 2000 Stock Option Plan (incorporated by reference to Exhibit 10.26 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.32**	Resolution Performance Products Inc. 2000 Non—Employee Directors Stock Option Plan (incorporated by reference to Exhibit 10.27 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.33**	Amended and Restated Resolution Performance Products, Inc. Restricted Unit Plan (incorporated herein by reference to Exhibit 10.34 to Amendment No. 5 to Hexion’s Registration Statement on Form S-1 filed on September 19, 2005 (File No. 333-124287))

10.34**	Amendment No. 1 dated March 15, 2002 to the Management Consulting Agreement dated November 14, 2000 between Resolution Performance Products LLC, a Delaware corporation, and Apollo Management IV, L.P., a Delaware limited partnership (incorporated by reference to Exhibit 10.1 to Resolution Performance’s March 31, 2002 Form 10–Q filed on May 8, 2002 (File No. 333-57170))

10.35**	Amendment No. 2 dated as of January 1, 2003 to the Management Consulting Agreement dated November 14, 2000, as amended, between Resolution Performance Products LLC, a Delaware limited liability company, and Apollo Management IV, L.P., a Delaware limited partnership (incorporated by reference to Exhibit No. 10.43 to Resolution Performance’s Amendment No. 1 to Registration Statement on Form S-4 filed on February 12, 2003 (File No. 333-57170))

Exhibit Number	Description of Document
10.36**	Amendment No. 3 dated February 17, 2003 to the Management Consulting Agreement dated November 14, 2000, as amended, between Resolution Performance Products LLC and Apollo Management IV, L.P., a Delaware limited partnership (incorporated by reference to Exhibit No. 10.50 to Resolution Performance’s December 31, 2002 Form 10–K filed on March 25, 2003 (File No. 333-57170))

10.37**	Employment Agreement dated as of May 10, 2004 by and between Resolution Performance Products LLC, and David S. Graziosi (incorporated by reference to Exhibit 10.3 to Resolution Performance’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2004 (File No. 333-571701))

10.38**	Letter Agreement dated December 3, 2004 between Borden Chemical, Inc. and Apollo Management V, L.P. (incorporated by reference to Exhibit 10.10 to Borden Chemical’s Registration Statement on Form S-4 filed on February 14, 2005 (File No. 333-1228626))

10.39**	Form of Non-Qualified Stock Option Agreement between BHI Acquisition Corp. and certain optionees (incorporated by reference to Exhibit 10.12 to Borden Chemical’s Registration Statement on Form S-4 filed on February 14, 2005 (File No. 333-1228626))

10.40**	Terms of employment dated November 9, 2004 between Judy A. Sonnett and Borden Chemical, Inc. (incorporated by reference to Exhibit 10.9 to Borden Chemical’s form 10-K filed on March 24, 2005 (File No. 001-00071))

10.41**	First Deed of Pledge of Shares in the capital of Resolution Holdings B.V. by Resolution Performance Products LLC in favor of General Electric Capital Corporation (incorporated by reference to Exhibit 10.6 to Resolution Performance’s Current Report on Form 8-K dated January 24, 2005 (File No. 333-571701))

10.42**	Second Deed of Pledge of Shares in the capital of Resolution Holdings B.V. by Resolution Performance Products LLC in favor of General Electric Capital Corporation (incorporated by reference to Exhibit 10.7 to Resolution Performance’s Current Report on Form 8-K dated January 24, 2005 (File No. 333-571701))

10.43**	Indemnity Agreement dated as of March 29, 2005, among Resolution Performance Products Inc., Resolution Performance Products LLC and the indemnified party, Carl S. Stutts (incorporated by reference to Exhibit 10.73 to Resolution Performance’s Annual Report on Form 10-K for the Year ended December 31, 2004 (File No. 333-571701))

10.44**	Resolution Specialty Materials Inc. 2004 Stock Option Plan (incorporated herein by reference to Exhibit 10.52 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.45**	Form of Nonqualified Stock Option Agreement for Resolution Specialty Materials Inc. 2004 Stock Option Plan (incorporated herein by reference to Exhibit 10.53 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.46**	Form of Nonqualified Stock Option Agreement for Resolution Performance Products Inc. 2000 Stock Option Plan (incorporated herein by reference to Exhibit 10.54 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.47**	Form of Nonqualified Stock Option Agreement for Resolution Performance Products Inc. 2000 Non-Employee Director Stock Option Plan (incorporated herein by reference to Exhibit 10.55 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.48**	Terms of employment dated January 21, 2005 between Sarah R. Coffin and the Company (incorporated by reference to Exhibit (10) to Borden Chemical’s Current Report on Form 8-K dated February 14, 2005 (File No. 001-00071)).

Exhibit Number	Description of Document
10.49**	Employment Agreement dated December 14, 2004 between Resolution Specialty Materials LLC and Jeffrey M. Nodland. (incorporated herein by reference to Exhibit 10.56 to Amendment No. 6 to Hexion’s Registration Statement on Form S-1 filed on November 21, 2006 (File No. 333-124287))

10.50**	Employment Agreement dated as of June 1, 2005 between Hexion Specialty Chemicals, Inc. and Marvin O. Schlanger (incorporated herein by reference to Exhibit 10.59 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.51**	Consulting Agreement dated as of June 1, 2005 between Hexion Specialty Chemicals, Inc. and Marvin O. Schlanger (incorporated herein by reference to Exhibit 10.60 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.52**	Employment Agreement dated as of June 1, 2005 between Hexion Specialty Chemicals, Inc. and Layle K. Smith (incorporated herein by reference to Exhibit 10.61 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.53**	Employment Agreement dated as of June 1, 2005 between Hexion Specialty Chemicals, Inc. and Mark S. Antonvich (incorporated herein by reference to Exhibit 10.62 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.54**	Amended and Restated Investor Rights Agreement dated as of May 31, 2005 between Hexion LLC, Hexion Specialty Chemicals, Inc. and the holders that are party thereto (incorporated herein by reference to Exhibit 10.63 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.55**	Registration Rights Agreement dated as of May 31, 2005 between Hexion Specialty Chemicals, Inc. and Hexion LLC (incorporated herein by reference to Exhibit 10.64 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.56**	Management Consulting Agreement dated as of May 31, 2005 between Resolution Specialty Materials LLC and Apollo Management IV, L.P. (incorporated herein by reference to Exhibit 10.65 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.57**	Amended and Restated Consulting Agreement dated as of May 31, 2005 between Borden Chemical, Inc. and Apollo Management V, L.P. (incorporated herein by reference to Exhibit 10.66 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.58**	Management Services Termination Agreement dated as of May 31, 2005 between Resolution Performance Products, LLC and Apollo Management IV, L.P. (incorporated herein by reference to Exhibit 10.67 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.59**	Second Amended and Restated Intercreditor Agreement dated as of May 31, 2005 among JPMorgan Chase Bank, N.A., as Intercreditor Agent, Wilmington Trust Company, as New Trustee, Hexion LLC, Hexion Specialty Chemicals, Inc., and each subsidiary of Hexion Specialty Chemicals, Inc. party thereto (incorporated herein by reference to Exhibit 10.69 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.60**	Second Amended and Restated Intercreditor Agreement dated as of May 31, 2005 among JPMorgan Chase Bank, N.A., as Collateral Agent, and acknowledged and agreed to by Hexion LLC, Hexion Specialty Chemicals, Inc., and each subsidiary of Hexion Specialty Chemicals, Inc. party thereto (incorporated herein by reference to Exhibit 10.70 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

Exhibit Number	Description of Document
10.61**	Registration Rights Agreement dated as of May 20, 2005, among Hexion Specialty Chemicals, Inc. and Credit Suisse First Boston LLC, Goldman, Sachs & Co., Lehman Brothers, Inc., Lehman Commercial Paper Inc. and J.P. Morgan Securities Inc., as Initial Purchasers (incorporated herein by reference to Exhibit 10.71 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.62**	Registration Rights Agreement dated as of May 20, 2005, among BCI US Finance Corp., Borden 2 Nova Scotia Finance ULC, as Issuers, Hexion Specialty Chemicals, Inc., and Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as Initial Purchasers (incorporated herein by reference to Exhibit 10.72 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.63**	Form Offer Letter (incorporated by reference to Exhibit 10 to Borden Chemical’s March 31, 2004 10-Q filed on May 13, 2004 (File No. 001-00071))

10.64**	Borden Chemical, Inc. 2005 Management Incentive Plan (incorporated by reference to Exhibit 10(v).1 to Borden Chemical’s December 31, 2004 10-K/A filed on August 23, 2005 (File No. 001-00071))

10.65**	Long-Term Value Creation Reward Program (incorporated herein by reference to Exhibit 10.76 to Amendment No. 5 to Hexion’s Registration Statement on Form S-1 filed on September 19, 2005 (File No. 333-124287))

10.66**	Amendment No. 1 dated as of January 25, 2006 to the Employment Agreement dated as of June 1, 2005 between Hexion Specialty Chemicals, Inc. and Marvin O. Schlanger (incorporated herein by reference to Exhibit 10.75 to Amendment No. 7 to Hexion’s Registration Statement on Form S-1 filed on April 14, 2006 (File No. 333-124287))

10.67**	Amendment No. 1 dated as of January 25, 2006 to the Consulting Agreement dated as of June 1, 2005 between Hexion Specialty Chemicals, Inc. and Marvin O. Schlanger (incorporated herein by reference to Exhibit 10.76 to Amendment No. 7 to Hexion’s Registration Statement on Form S-1 filed on April 14, 2006 (File No. 333-124287))

10.68**	RPP Nonqualified Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.77 to Amendment No. 7 to Hexion’s Registration Statement on Form S-1 filed on April 14, 2006 (File No. 333-124287))

10.69**	Amendment and Restatement Agreement dated as of May 5, 2006 among Hexion LLC, Hexion Specialty Chemicals, Inc., Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V., Hexion Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto and JP Morgan Chase Bank, N.A., as administrative agent under the Credit Agreement dated as of May 31, 2005 among Hexion LLC, Hexion Specialty Chemicals, Inc., Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V., Hexion Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto from time to time and the agents, arrangers and bookrunners party thereto (incorporated herein by reference to Exhibit 10.70 to Amendment No. 8 to Hexion’s Registration Statement on Form S-1 filed on May 15, 2006 (File No. 333-124287))

10.70**	Amended and Restated Credit Agreement dated as of May 5, 2006 among Hexion LLC, Hexion Specialty Chemicals, Inc., Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V., Hexion Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto and JP Morgan Chase Bank, N.A., as Administrative Agent, Credit Suisse, as Syndication Agent, Citicorp North America, Inc., as Documentation Agent, and Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Bookrunners (incorporated herein by reference to Exhibit 10.71 to Amendment No. 8 to Hexion’s Registration Statement on Form S-1 filed on May 15, 2006 (File No. 333-124287))

Exhibit Number	Description of Document
10.71**	Employment, Employment Separation and General Release Agreement dated May 31, 2006 between the Company and Layle K. Smith (incorporated herein by reference to Exhibit 10.72 to Amendment No. 9 to Hexion’s Registration Statement on Form S-1 filed on June 2, 2006 (File No. 333-124287))

10.72**	Hexion Specialty Chemicals, Inc. 2006 Salaried Incentive Plan (incorporated herein by reference to Exhibit 10.72 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on August 1, 2006 (File No. 333-135482))

10.73**	Intercreditor Agreement dated as of November 3, 2006 among Hexion Specialty Chemicals, Inc., Hexion LLC, the subsidiary parties thereto, Wilmington Trust Company as trustee and JPMorgan Chase Bank, N.A. as intercreditor agent (incorporated herein by reference to Exhibit 10.1 to Hexion’s Form 10-Q filed on November 14, 2006 (File No. 001-00071))

10.74**	Registration Rights Agreement dated as of November 3, 2006 among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance ULC, the Company and subsidiary parties thereto, and Credit Suisse Securities (USA) LLC and JPMorgan Securities, Inc. as initial purchasers (incorporated herein by reference to Exhibit 10.2 to Hexion’s Form 10-Q filed on November 14, 2006 (File No. 001-00071))

10.75**	Second Amended and Restated Credit Agreement dated as of November 3, 2006 among Hexion LLC, Hexion Specialty Chemicals, Inc., Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V., Hexion Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto and JP Morgan Chase Bank, N.A., as Administrative Agent, Credit Suisse, as Syndication Agent, and J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers and Joint Bookrunners (incorporated herein by reference to Exhibit 10.3 to Hexion’s Form 10-Q filed on November 14, 2006 (File No. 001-00071)).

10.76**	Business Sale Agreement dated August 23, 2006 between Orica Australia Pty Ltd and Hexion Specialty Chemicals Pty Ltd (incorporated herein by reference to Exhibit 10.1 to Hexion’s Current Report on Form 8-K dated April 17, 2006 (File No. 001-00071))

10.77**	Business Sales Agreement dated August 25, 2006 between Orica New Zealand Limited and Hexion Specialty Chemicals (N.Z.) Limited (incorporated herein by reference to Exhibit 10.2 to Hexion’s Current Report on Form 8-K dated April 17, 2006 (File No. 001-00071))

12.1	Statement regarding computation of ratios

21.1	List of Subsidiaries of the registrant

23.1	Consent of Deloitte & Touche LLP, an independent registered public accounting firm

23.2	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm

23.3	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm

23.4	Consent of KPMG, independent accountants

24.1	Powers of Attorney of the directors and officers of the registrant (included in signature pages)

25.1	Form T-1 (Wilmington Trust Company)

99.1	Letter of Transmittal

99.2	Notice of Guaranteed Delivery

99.3	Letter to Brokers

99.4	Letter to Clients

*	To be filed by amendment
**	Incorporated by reference
†	The schedules and exhibits to these agreements are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit.

(b) Financial Statement Schedules

HEXION SPECIALTY CHEMCIALS, INC.

Schedule II – Valuation and Qualifying Accounts

Column A	Column B	Column C			Column D	Column E
		Additions
Description	Balance at Beginning of Period	Charged to cost and expenses	Charged to other accounts		Deductions	Balance at End of Period
Allowance for Doubtful Accounts:
Year ended December 31, 2006	$19	$5	$—		$(3)	$21
Year ended December 31, 2005	15	4	7	(1)	(7)	19
Year ended December 31, 2004	3	1	16	(2)	(5)	15

(1)	Includes $6 Bakelite allowance from the date of acquisition, April 29, 2005.
(2)	Includes $3 Resolution Specialty allowance from August 2, 2004 and $13 Borden Chemical allowance from August 12, 2004, their respective dates of acquisition by Apollo.

To the Board of Directors

and Shareholder of Borden Chemical, Inc.:

We have audited the consolidated financial statements of Borden Chemical, Inc. (effective August 12, 2004, a wholly owned subsidiary of BHJ Acquisition Corp., which is a majority owned subsidiary of BHJ Investment, LLC; prior to August 12, 2004, a majority-owned subsidiary of Borden Holdings, Inc.) and subsidiaries as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, and have issued our report thereon dated March 19, 2004, except for Note 24 as to which the date is August 5, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption in 2002 of Statement of Financial Accounting Standards No. 142); such financial statements and report are included elsewhere in this registration statement. Our audits also included the financial statement schedule of Borden Chemical, Inc. and subsidiaries, listed in Item 21 of this registration statement. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Columbus, Ohio

March 19, 2004

BORDEN CHEMICAL, INC.

Schedule II – Valuation and Qualifying Accounts

	Balance December 31, 2000	Charged to Expense	Write-offs	Balance December 31, 2001
Allowance for doubtful accounts	$13	$5	$(1)	$17

	Balance December 31, 2001	Charged to Expense	Write-offs	Balance December 31, 2002
Allowance for doubtful accounts	$17	$(1)	$(4)	$12

	Balance December 31, 2002	Charged to Expense	Write-offs	Balance December 31, 2003
Allowance for doubtful accounts	$12	$2	$0	$14
Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually of in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on April 17, 2007.

HEXION U.S. FINANCE CORP.

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	Vice President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ CRAIG O. MORRISON Craig O. Morrison	Director and President (Principal Executive Officer)	April 17, 2007

/S/ WILLIAM H. CARTER William H. Carter	Director, Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	April 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on April 17, 2007.

HEXION NOVA SCOTIA FINANCE, ULC

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ CRAIG O. MORRISON Craig O. Morrison	Director	April 17, 2007

/S/ WILLIAM H. CARTER William H. Carter	Director and President (Principal Executive Officer, Principal Financial and Principal Accounting Officer)	April 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus Ohio, on April 17, 2007.

HEXION SPECIALTY CHEMICALS, INC.

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ CRAIG O. MORRISON Craig O. Morrison	Director, Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 17, 2007

/S/ WILLIAM H. CARTER William H. Carter	Director, Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	April 17, 2007

/S/ SCOTT M. KLEINMAN Scott M. Kleinman	Director	April 17, 2007

/S/ JOSHUA J. HARRIS Joshua J. Harris	Director	April 17, 2007

/S/ ROBERT V. SEMINARA Robert V. Seminara	Director	April 17, 2007

/S/ MARVIN O. SCHLANGER Marvin O. Schlanger	Director, Vice Chairman	April 17, 2007

/S/ JORDAN C. ZAKEN Jordan C. Zaken	Director	April 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on April 17, 2007.

BORDEN CHEMICAL INVESTMENTS, LLC

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ GEORGE F. KNIGHT George F. Knight	Vice President and Treasurer (Principal Financial and Principal Accounting Officer)	April 17, 2007

/S/ WILLIAM H. CARTER William H. Carter	Director and President (Principal Executive Officer)	April 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on April 17, 2007.

BORDEN CHEMICAL FOUNDRY, LLC

By:	/S/ SARAH R. COFFIN
	Name:	Sarah R. Coffin
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ SARAH R. COFFIN Sarah R. Coffin	Director and President (Principal Executive officer)	April 17, 2007

/S/ CRAIG O. MORRISON Craig O. Morrison	Director	April 17, 2007

/S/ WILLIAM H. CARTER William H. Carter	Director and Vice President (Principal Financial and Principal Accounting Officer)	April 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on April 17, 2007.

HSC CAPITAL CORPORATION

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ WILLIAM H. CARTER William H. Carter	Director and President (Principal Executive Officer, Principal Financial and Principal Accounting Officer)	April 17, 2007

/S/ CRAIG O. MORRISON Craig O. Morrison	Director	April 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on April 17, 2007.

LAWTER INTERNATIONAL INC.

By:	/s/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ WILLIAM H. CARTER William H. Carter	Director and President (Principal Executive Officer)	April 17, 2007

/S/ GEORGE F. KNIGHT George F. Knight	Vice President and Treasurer (Principal Financial and Principal Accounting Officer)	April 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on April 17, 2007.

BORDEN CHEMICAL INTERNATIONAL, INC.

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ WILLIAM H. CARTER William H. Carter	Director and President (Principal Executive Officer, Principal Financial and Principal Accounting Officer)	April 17, 2007

/S/ SARAH R. COFFIN Sarah R. Coffin	Director	April 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on April 17, 2007.

OILFIELD TECHNOLOGY GROUP, INC.

By:	/S/ JERRY F. BORGES
	Name:	Jerry F. Borges
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ WILLIAM H. CARTER William H. Carter	Vice President, (Principal Financial and Principal Accounting Officer)	April 17, 2007

/S/ JERRY F. BORGES Jerry F. Borges	Director and President (Principal Executive Officer)	April 17, 2007

/S/ SARAH R. COFFIN Sarah R. Coffin	Director	April 17, 2007

/S/ CRAIG O. MORRISON Craig O. Morrison	Director	April 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on April 17, 2007.

HEXION CI HOLDING COMPANY (CHINA) LLC

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature		Title	Date

/S/ WILLIAM H. CARTER William H. Carter		President (Principal Executive Officer)	April 17, 2007

/S/ GEORGE F. KNIGHT George F. Knight		Vice President and Treasurer (Principal Financial and Principal Accounting Officer)	April 17, 2007

LAWTER INTERNATIONAL INC.		Sole Managing Member	April 17, 2007

By:	/S/ ELLEN G. BERNDT
Name: Ellen G. Berndt Title: Vice President and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Document
2.1**†	Transaction Agreement dated as of April 22, 2005 among RPP Holdings LLC, Resolution Performance Products Inc., Resolution Performance Products LLC, Resolution Specialty Materials Holdings LLC, Resolution Specialty Materials LLC, Lawter International Inc., BHI Acquisition Corp., BHI Merger Sub Inc., and Borden Chemical Inc. (incorporated herein by reference to Exhibit 2.1 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

2.2**†	Amended and Restated Master Sale Agreement (US) dated as of November 14, 2000 among Shell Oil Company, Resin Acquisition, LLC and Resolution Performance Products Inc. (incorporated herein by reference to Exhibit 2.1 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

2.3**†	Amended and Restated SPNV Resins Sale Agreement dated as of November 14, 2000 between Shell Oil Company and Resolution Performance Products Inc. (incorporated herein by reference to Exhibit 2.2 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

2.4**	Assignment and Assumption Agreement dated November 13, 2000 between Resolution Performance Products Inc. and Resolution Performance Products LLC (incorporated herein by reference to Exhibit 2.3 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

2.5**	Assignment and Assumption Agreement dated November 14, 2000 between Resin Acquisition, LLC and RPP Holdings LLC (incorporated herein by reference to Exhibit 2.4 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

3.1**	Certificate of Incorporation of Hexion U.S. Finance Corp. (incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.2**	Bylaws of Hexion U.S. Finance Corp. (incorporated herein by reference to Exhibit 3.2 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.3**	Memorandum of Association of Hexion Nova Scotia Finance, ULC (incorporated herein by reference to Exhibit 3.3 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.4**	Articles of Association of Hexion Nova Scotia Finance, ULC (incorporated herein by reference to Exhibit 3.4 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.5**	Restated Certificate of Incorporation of Hexion Specialty Chemicals, Inc. dated as of July 18, 2006 (incorporated herein by reference to Exhibit 3.5 to Amendment No. 1 of the Registrant’s Registration Statement on Form S-4 filed on August 1, 2006 (File No. 333-135482))

3.6**	Amended and Restated Bylaws of Hexion Specialty Chemicals, Inc. dated July 18, 2006 (incorporated herein by reference to Exhibit 3.6 to Amendment No. 1 of the Registrant’s Registration Statement on Form S-4 filed on August 1, 2006 (File No. 333-135482))

3.7**	Certificate of Incorporation of Borden Chemical Investments, Inc. (incorporated herein by reference to Exhibit 3.9 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.8**	Bylaws of Borden Chemical Investments, Inc. (incorporated herein by reference to Exhibit 3.10 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

1

Exhibit Number	Description of Document
3.9	Certificate of Conversion of Borden Chemical Foundry, LLC

3.10	Certificate of Formation of Borden Chemical Foundry, LLC

3.11	Limited Liability Company Agreement of Borden Chemical Foundry, LLC

3.12**	Certificate of Incorporation of HSC Capital Corporation (incorporated herein by reference to Exhibit 3.13 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.13**	Bylaws of HSC Capital Corporation (incorporated herein by reference to Exhibit 3.14 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.14**	Certificate of Incorporation of Lawter International Inc. (incorporated herein by reference to Exhibit 3.15 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.15**	Bylaws of Lawter International Inc. (incorporated herein by reference to Exhibit 3.16 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.16**	Certificate of Incorporation of Borden Chemical International, Inc. (incorporated herein by reference to Exhibit 3.17 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.17**	Bylaws of Borden Chemical International, Inc. (incorporated herein by reference to Exhibit 3.18 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.18**	Certificate of Incorporation of Oilfield Technology Group, Inc. (incorporated herein by reference to Exhibit 3.23 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.19**	Bylaws of Oilfield Technology Group, Inc. (incorporated herein by reference to Exhibit 3.24 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.20**	Certificate of Formation of Hexion CI Holding Company (China) LLC (incorporated herein by reference to Exhibit 3.25 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

3.21**	Limited Liability Company Agreement of Hexion CI Holding Company (China) LLC (incorporated herein by reference to Exhibit 3.26 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on December 27, 2005 (File No. 333-122826))

4.1**	Form of Indenture between the Registrant and The First National Bank of Chicago, as Trustee, dated as of January 15, 1983, as supplemented by the First Supplemental Indenture dated as of March 31, 1986, and the Second Supplemental Indenture, dated as of June 26, 1996, relating to the $200,000,000 8 3/8% Sinking Fund Debentures due 2016 (incorporated herein by reference from Exhibits (4)(a) and (b) to Amendment No. 1 to Registration Statement on Form S-3, File No. 33-4381 and Exhibit (4)(iv) to the June 30, 1996, Form 10-Q).

2

Exhibit Number	Description of Document
4.2**	Form of Indenture between Borden Chemical and The Bank of New York, as Trustee, dated as of December 15, 1987, as supplemented by the First Supplemental Indenture dated as of December 15, 1987, and the Second Supplemental Indenture dated as of February 1, 1993, and the Third Supplemental Indenture dated as of June 26, 1996, (incorporated herein by reference from Exhibits (4)(a) through (d) to Borden Chemical’s Registration Statement on Form S-3, File No. 33-45770 and Exhibit (4)(iii) to the June 30, 1996, Form 10-Q filed on August 14, 1996 (File No. 001-00071)), relating to the following Debentures and Notes:

(a) The $200,000,000 9 1/5% Debentures due 2021.

(b) The $250,000,000 7 7/8% Debentures due 2023.

4.3**	Indenture dated as of November 3, 2006 among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance, ULC, Hexion Specialty Chemicals, Inc., the guarantors named therein and Wilmington Trust Company, as Trustee, relating to: (a) the $200,000,000 Second-Priority Senior Secured Floating Rate Notes due 2014 and (b) the $625,000,000 9 3/4% Second-Priority Senior Secured Notes due 2014 (incorporated herein by reference to Exhibit 4.3 to Hexion’s Form 10-Q filed on November 14, 2006 (File No. 001-00071))

5.1	Form of Opinion of O’Melveny & Myers LLP

5.2	Form of Opinion of Connell Foley LLP

5.3	Form of Opinion of Stewart McKelvey Stirling Scales

10.1**

Amended and Restated Executive Supplemental Pension Plan, dated as of September 7, 2005 (incorporated by reference to Exhibit (10) to Registrant’s Form 8-K filed on September 12, 2005 (File No. 001-00071))

10.2**	Advisory Directors Plan (incorporated by reference to Exhibit 10(viii) to Borden Chemical’s 1989 Form 10-K Annual Report).

10.3**	Perquisite Benefits Policy (incorporated by reference to Exhibit (10)(xviii) to Borden Chemical’s December 31, 2001 Form 10-K filed on March 29, 2002 (File No. 001-00071))

10.4**	Master Asset Conveyance and Facility Support Agreement, dated as of December 20, 2002, between Borden Chemical and Borden Chemicals and Plastics Operating Limited Partnership (incorporated by reference to Exhibit (10)(xxvi) to Borden Chemical’s December 31, 2002 Form 10-K filed on March 28, 2003 (File No. 001-00071))

10.5**	Environmental Servitude Agreement, dated as of December 20, 2002, between Borden Chemical and Borden Chemicals and Plastics Operating Limited Partnership (incorporated by reference to Exhibit (10)(xxvii) to Borden Chemical’s December 31, 2002 Form 10-K filed on March 28, 2003 (File No. 001-00071))

10.6**	Stock Purchase Agreement dated as of July 5, 2004 among BHI Investment, LLC, BW Holdings LLC, Borden Holdings, Inc. Borden Chemical, Inc. Craig O. Morrison and Joseph P. Bevilaqua (incorporated by reference to Exhibit (10)(i) to Borden Chemical’s June 30, 2004 Form 10-Q filed on July 26, 2004 (File No. 001-00071))

10.7**	Amended and Restated Employment Agreement dated as of August 12, 2004 between the Company and Craig O. Morrison (incorporated by reference to Exhibit 10(i) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.8**	Amended and Restated Employment Agreement dated as of August 12, 2004 between the Company and Joseph P. Bevilaqua (incorporated by reference to Exhibit 10(ii) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.9**	Amended and Restated Employment Agreement dated as of August 12, 2004 between the Company and William H. Carter. (incorporated by reference to Exhibit 10(iii) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

3

Exhibit Number	Description of Document
10.10**	BHI Acquisition Corp. 2004 Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.10 to Amendment No. 9 to Hexion’s Registration Statement on Form S-1 filed on June 2, 2006 (File No. 333-124287))

10.11**	BHI Acquisition Corp. 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10(v) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.12**	Investor Rights Agreement dated as of August 12, 2004 among BHI Acquisition Corp., and The Holders that are parties thereto (incorporated by reference to Exhibit 10(vi) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.13**	Registration Rights Agreement dated as of August 12, 2004 among BHI Acquisition Corp., BHI Investment, LC, and the Management Holders party thereto (incorporated by reference to Exhibit 10(vii) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.14**	Amendment No. 1 dated as of August 11, 2004, to the Stock Purchase Agreement dated July 5, 2004 by and among BHI Investment, LLC, Borden Holdings, Inc., Borden Chemical, Inc., Craig O. Morrison and Joseph P. Bevilaqua (incorporated by reference to Exhibit 10(viii) to the Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.15**	Management Consulting Agreement dated as of August 12, 2004 between Borden Chemical, Inc. and Apollo Management V, L.P. (incorporated by reference to Exhibit 10(ix) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.16**	Share Purchase Agreement dated October 6, 2004 among RÜTGERS AG, RÜTGERS Bakelite Projekt GmbH, National Borden Chemical Germany GmbH, and Borden Chemical, Inc. (incorporated by reference to Exhibit 10(xi) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.17**	Secured Promissory Note dated August 10, 2001 from Jeffrey M. Nodland to Resolution Performance Product LLC (incorporated by reference to Exhibit 10.2 to Resolution Performance’s September 30, 2004 Form 10–Q filed on November 14, 2001 (File No. 333-57170))

10.18**	Pledge Agreement dated August 10, 2001 between Jeffrey M. Nodland and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.3 to Resolution Performance’s September 30, 2001 Form 10–Q filed on November 14, 2001 (File No. 333-57170))

10.19**	Secured Promissory Note dated June 18, 2001 from Mark S. Antonvich to Resolution Performance Products LLC (incorporated by reference to Exhibit 10.4 to Resolution Performance’s September 30, 2001 Form 10–Q filed on November 14, 2001 (File No. 333-57170))

10.20**	Pledge Agreement dated June 18, 2001 between Mark S. Antonvich to Resolution Performance Products LLC (incorporated by reference to Exhibit 10.5 to Resolution Performance’s September 30, 2001 Form 10–Q filed on November 14, 2001 (File No. 333-57170))

10.21**	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Oil Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.13 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.22**	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Internationale Research Maatschappij B.V. and Shell Epoxy Resins Research B.V (incorporated by reference to Exhibit 10.14 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170)).

10.23**	Management Consulting Agreement dated as of November 14, 2000 among Resolution Performance Products LLC and Apollo Management IV, L.P. (incorporated by reference to Exhibit 10.18 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

4

Exhibit Number	Description of Document
10.24**	First Amended and Restated Deer Park Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Shell Chemical Company, for itself and as agent for Shell Oil Company, and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.19 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.25**

Second Amended and Restated Norco Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2004 between Shell Chemical L.P. and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.45 to Hexion Specialty Chemicals, Inc.’s December 31, 2006 form 10-K filed on March 22, 2007 (File No. 001-00071)).

10.26**	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V. (incorporated by reference to Exhibit 10.21 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.27**	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Chemie B.V. (incorporated by reference to Exhibit 10.22 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.28**	Deer Park Ground Lease and Grant of Easements dated as of November 1, 2000 between Shell Oil Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.23 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.29**	Norco Ground Lease and Grant of Servitudes dated as of November 1, 2000 between Shell Oil Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.24 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.30**	Amended and Restated Agreement of Sub—Lease (Pernis) dated as of November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V. (incorporated by reference to Exhibit 10.25 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.31**	Resolution Performance Products Inc. 2000 Stock Option Plan (incorporated by reference to Exhibit 10.26 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.32**	Resolution Performance Products Inc. 2000 Non—Employee Directors Stock Option Plan (incorporated by reference to Exhibit 10.27 to Resolution Performance’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.33**	Amended and Restated Resolution Performance Products, Inc. Restricted Unit Plan (incorporated herein by reference to Exhibit 10.34 to Amendment No. 5 to Hexion’s Registration Statement on Form S-1 filed on September 19, 2005 (File No. 333-124287))

10.34**	Amendment No. 1 dated March 15, 2002 to the Management Consulting Agreement dated November 14, 2000 between Resolution Performance Products LLC, a Delaware corporation, and Apollo Management IV, L.P., a Delaware limited partnership (incorporated by reference to Exhibit 10.1 to Resolution Performance’s March 31, 2002 Form 10–Q filed on May 8, 2002 (File No. 333-57170))

5

Exhibit Number	Description of Document
10.35**	Amendment No. 2 dated as of January 1, 2003 to the Management Consulting Agreement dated November 14, 2000, as amended, between Resolution Performance Products LLC, a Delaware limited liability company, and Apollo Management IV, L.P., a Delaware limited partnership (incorporated by reference to Exhibit No. 10.43 to Resolution Performance’s Amendment No. 1 to Registration Statement on Form S-4 filed on February 12, 2003 (File No. 333-57170))

10.36**	Amendment No. 3 dated February 17, 2003 to the Management Consulting Agreement dated November 14, 2000, as amended, between Resolution Performance Products LLC and Apollo Management IV, L.P., a Delaware limited partnership (incorporated by reference to Exhibit No. 10.50 to Resolution Performance’s December 31, 2002 Form 10–K filed on March 25, 2003 (File No. 333-57170))

10.37**	Employment Agreement dated as of May 10, 2004 by and between Resolution Performance Products LLC, and David S. Graziosi (incorporated by reference to Exhibit 10.3 to Resolution Performance’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2004 (file No. 333-571701))

10.38**	Letter Agreement dated December 3, 2004 between Borden Chemical, Inc. and Apollo Management V, L.P. (incorporated by reference to Exhibit 10.10 to Borden Chemical’s Registration Statement on Form S-4 filed on February 14, 2005 (File No. 333-1228626))

10.39**	Form of Non-Qualified Stock Option Agreement between BHI Acquisition Corp. and certain optionees (incorporated by reference to Exhibit 10.12 to Borden Chemical’s Registration Statement on Form S-4 filed on February 14, 2005 (File No. 333-1228626))

10.40**	Terms of employment dated November 9, 2004 between Judy A. Sonnett and Borden Chemical, Inc. (incorporated by reference to Exhibit 10.9 to Borden Chemical’s form 10-K filed on March 24, 2005 (File No. 001-00071))

10.41**	First Deed of Pledge of Shares in the capital of Resolution Holdings B.V. by Resolution Performance Products LLC in favor of General Electric Capital Corporation (incorporated by reference to Exhibit 10.6 to Resolution Performance’s Current Report on Form 8-K dated January 24, 2005 (File No. 333-571701))

10.42**	Second Deed of Pledge of Shares in the capital of Resolution Holdings B.V. by Resolution Performance Products LLC in favor of General Electric Capital Corporation (incorporated by reference to Exhibit 10.7 to Resolution Performance’s Current Report on Form 8-K dated January 24, 2005 (File No. 333-571701))

10.43**	Indemnity Agreement dated as of March 29, 2005, among Resolution Performance Products Inc., Resolution Performance Products LLC and the indemnified party, Carl S. Stutts (incorporated by reference to Exhibit 10.73 to Resolution Performance’s Annual Report on Form 10-K for the Year ended December 31, 2004 (File No. 333-571701))

10.44**	Resolution Specialty Materials Inc. 2004 Stock Option Plan (incorporated herein by reference to Exhibit 10.52 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.45**	Form of Nonqualified Stock Option Agreement for Resolution Specialty Materials Inc. 2004 Stock Option Plan (incorporated herein by reference to Exhibit 10.53 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.46**	Form of Nonqualified Stock Option Agreement for Resolution Performance Products Inc. 2000 Stock Option Plan (incorporated herein by reference to Exhibit 10.54 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.47**	Form of Nonqualified Stock Option Agreement for Resolution Performance Products Inc. 2000 Non-Employee Director Stock Option Plan (incorporated herein by reference to Exhibit 10.55 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

6

Exhibit Number	Description of Document
10.48**	Terms of employment dated January 21, 2005 between Sarah R. Coffin and the Company (incorporated by reference to Exhibit (10) to Borden Chemical’s Current Report on Form 8-K dated February 14, 2005 (File No. 001-00071)).

10.49**	Employment Agreement dated December 14, 2004 between Resolution Specialty Materials LLC and Jeffrey M. Nodland. (incorporated herein by reference to Exhibit 10.56 to Amendment No. 6 to Hexion’s Registration Statement on Form S-1 filed on November 21, 2006 (File No. 333-124287))

10.50**	Employment Agreement dated as of June 1, 2005 between Hexion Specialty Chemicals, Inc. and Marvin O. Schlanger (incorporated herein by reference to Exhibit 10.59 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.51**	Consulting Agreement dated as of June 1, 2005 between Hexion Specialty Chemicals, Inc. and Marvin O. Schlanger (incorporated herein by reference to Exhibit 10.60 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.52**	Employment Agreement dated as of June 1, 2005 between Hexion Specialty Chemicals, Inc. and Layle K. Smith (incorporated herein by reference to Exhibit 10.61 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.53**	Employment Agreement dated as of June 1, 2005 between Hexion Specialty Chemicals, Inc. and Mark S. Antonvich (incorporated herein by reference to Exhibit 10.62 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.54**	Amended and Restated Investor Rights Agreement dated as of May 31, 2005 between Hexion LLC, Hexion Specialty Chemicals, Inc. and the holders that are party thereto (incorporated herein by reference to Exhibit 10.63 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.55**	Registration Rights Agreement dated as of May 31, 2005 between Hexion Specialty Chemicals, Inc. and Hexion LLC (incorporated herein by reference to Exhibit 10.64 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.56**	Management Consulting Agreement dated as of May 31, 2005 between Resolution Specialty Materials LLC and Apollo Management IV, L.P. (incorporated herein by reference to Exhibit 10.65 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.57**	Amended and Restated Consulting Agreement dated as of May 31, 2005 between Borden Chemical, Inc. and Apollo Management V, L.P. (incorporated herein by reference to Exhibit 10.66 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.58**	Management Services Termination Agreement dated as of May 31, 2005 between Resolution Performance Products, LLC and Apollo Management IV, L.P. (incorporated herein by reference to Exhibit 10.67 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.59**	Second Amended and Restated Intercreditor Agreement dated as of May 31, 2005 among JPMorgan Chase Bank, N.A., as Intercreditor Agent, Wilmington Trust Company, as New Trustee, Hexion LLC, Hexion Specialty Chemicals, Inc., and each subsidiary of Hexion Specialty Chemicals, Inc. party thereto (incorporated herein by reference to Exhibit 10.69 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.60**	Second Amended and Restated Intercreditor Agreement dated as of May 31, 2005 among JPMorgan Chase Bank, N.A., as Collateral Agent, and acknowledged and agreed to by Hexion LLC, Hexion Specialty Chemicals, Inc., and each subsidiary of Hexion Specialty Chemicals, Inc. party thereto (incorporated herein by reference to Exhibit 10.70 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

7

Exhibit Number	Description of Document
10.61**	Registration Rights Agreement dated as of May 20, 2005, among Hexion Specialty Chemicals, Inc. and Credit Suisse First Boston LLC, Goldman, Sachs & Co., Lehman Brothers, Inc., Lehman Commercial Paper Inc. and J.P. Morgan Securities Inc., as Initial Purchasers (incorporated herein by reference to Exhibit 10.71 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.62**	Registration Rights Agreement dated as of May 20, 2005, among BCI US Finance Corp., Borden 2 Nova Scotia Finance ULC, as Issuers, Hexion Specialty Chemicals, Inc., and Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as Initial Purchasers (incorporated herein by reference to Exhibit 10.72 to Amendment No. 3 to Hexion’s Registration Statement on Form S-1 filed on July 15, 2005 (File No. 333-124287))

10.63**	Form Offer Letter (incorporated by reference to Exhibit 10 to Borden Chemical’s March 31, 2004 10-Q filed on May 13, 2004 (File No. 001-00071))

10.64**	Borden Chemical, Inc. 2005 Management Incentive Plan (incorporated by reference to Exhibit 10(v).1 to Borden Chemical’s December 31, 2004 10-K/A filed on August 23, 2005 (File No. 001-00071))

10.65**	Long-Term Value Creation Reward Program (incorporated herein by reference to Exhibit 10.76 to Amendment No. 5 to Hexion’s Registration Statement on Form S-1 filed on September 19, 2005 (File No. 333-124287))

10.66**	Amendment No. 1 dated as of January 25, 2006 to the Employment Agreement dated as of June 1, 2005 between Hexion Specialty Chemicals, Inc. and Marvin O. Schlanger (incorporated herein by reference to Exhibit 10.75 to Amendment No. 7 to Hexion’s Registration Statement on Form S-1 filed on April 14, 2006 (File No. 333-124287))

10.67**	Amendment No. 1 dated as of January 25, 2006 to the Consulting Agreement dated as of June 1, 2005 between Hexion Specialty Chemicals, Inc. and Marvin O. Schlanger (incorporated herein by reference to Exhibit 10.76 to Amendment No. 7 to Hexion’s Registration Statement on Form S-1 filed on April 14, 2006 (File No. 333-124287))

10.68**	RPP Nonqualified Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.77 to Amendment No. 7 to Hexion’s Registration Statement on Form S-1 filed on April 14, 2006 (File No. 333-124287))

10.69**	Amendment and Restatement Agreement dated as of May 5, 2006 among Hexion LLC, Hexion Specialty Chemicals, Inc., Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V., Hexion Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto and JP Morgan Chase Bank, N.A., as administrative agent under the Credit Agreement dated as of May 31, 2005 among Hexion LLC, Hexion Specialty Chemicals, Inc., Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V., Hexion Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto from time to time and the agents, arrangers and bookrunners party thereto (incorporated herein by reference to Exhibit 10.70 to Amendment No. 8 to Hexion’s Registration Statement on Form S-1 filed on May 15, 2006 (File No. 333-124287))

10.70**	Amended and Restated Credit Agreement dated as of May 5, 2006 among Hexion LLC, Hexion Specialty Chemicals, Inc., Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V., Hexion Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto and JP Morgan Chase Bank, N.A., as Administrative Agent, Credit Suisse, as Syndication Agent, Citicorp North America, Inc., as Documentation Agent, and Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Bookrunners (incorporated herein by reference to Exhibit 10.71 to Amendment No. 8 to Hexion’s Registration Statement on Form S-1 filed on May 15, 2006 (File No. 333-124287))

8

Exhibit Number	Description of Document
10.71**	Employment, Employment Separation and General Release Agreement dated May 31, 2006 between the Company and Layle K. Smith (incorporated herein by reference to Exhibit 10.72 to Amendment No. 9 to Hexion’s Registration Statement on Form S-1 filed on June 2, 2006 (File No. 333-124287))

10.72**	Hexion Specialty Chemicals, Inc. 2006 Salaried Incentive Plan (incorporated herein by reference to Exhibit 10.72 to Amendment No. 1 to Hexion’s Registration Statement on Form S-4 filed on August 1, 2006 (File No. 333-135482))

10.73**	Intercreditor Agreement dated as of November 3, 2006 among Hexion Specialty Chemicals, Inc., Hexion LLC, the subsidiary parties thereto, Wilmington Trust Company as trustee and JPMorgan Chase Bank, N.A. as intercreditor agent (incorporated herein by reference to Exhibit 10.1 to Hexion’s Form 10-Q filed on November 14, 2006 (File No. 001-00071))

10.74**	Registration Rights Agreement dated as of November 3, 2006 among Hexion U.S. Finance Corp., Hexion Nova Scotia Finance ULC, the Company and subsidiary parties thereto, and Credit Suisse Securities (USA) LLC and JPMorgan Securities, Inc. as initial purchasers (incorporated herein by reference to Exhibit 10.2 to Hexion’s Form 10-Q filed on November 14, 2006 (File No. 001-00071))

10.75**	Second Amended and Restated Credit Agreement dated as of November 3, 2006 among Hexion LLC, Hexion Specialty Chemicals, Inc., Hexion Specialty Chemicals Canada, Inc., Hexion Specialty Chemicals B.V., Hexion Specialty Chemicals UK Limited, Borden Chemical UK Limited, the lenders party thereto and JP Morgan Chase Bank, N.A., as Administrative Agent, Credit Suisse, as Syndication Agent, and J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers and Joint Bookrunners (incorporated herein by reference to Exhibit 10.3 to Hexion’s Form 10-Q filed on November 14, 2006 (File No. 001-00071))

10.76**	Business Sale Agreement dated August 23, 2006 between Orica Australia Pty Ltd and Hexion Specialty Chemicals Pty Ltd (incorporated herein by reference to Exhibit 10.1 to Hexion’s Current Report on Form 8-K dated April 17, 2006 (File No. 001-00071))

10.77**	Business Sales Agreement dated August 25, 2006 between Orica New Zealand Limited and Hexion Specialty Chemicals (N.Z.) Limited (incorporated herein by reference to Exhibit 10.2 to Hexion’s Current Report on Form 8-K dated April 17, 2006 (File No. 001-00071))

12.1	Statement regarding computation of ratios

21.1	List of Subsidiaries of the registrant

23.1	Consent of Deloitte & Touche LLP, an independent registered public accounting firm

23.2	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm

23.3	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm

23.4	Consent of KPMG, independent accountants

24.1	Powers of Attorney of the directors and officers of the registrant (included in signature pages)

25.1	Form T-1 (Wilmington Trust Company)

99.1	Letter of Transmittal

99.2	Notice of Guaranteed Delivery

99.3	Letter to Brokers

99.4	Letter to Clients

*	To be filed by amendment
**	Incorporated by reference
†	The schedules and exhibits to these agreements are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit.

9